Filed Pursuant to Rule 424(b)(3)
Registration No. 333-291928

JOINT LETTER TO
STOCKHOLDERS OF KIMBERLY-CLARK CORPORATION AND
STOCKHOLDERS OF KENVUE INC.
Dear Stockholders:
Kimberly-Clark Corporation (which we refer to as “K-C”) and Kenvue Inc. (which we refer to as “Kenvue”) have entered into a merger agreement (which, as it may be further amended from time to time, we refer to as the “merger agreement”) providing for the acquisition of Kenvue by K-C pursuant to a merger between a wholly owned subsidiary of K-C and Kenvue (which we refer to as the “first merger”), with Kenvue surviving as a direct wholly owned subsidiary of K-C (which we refer to as the “initial surviving company”), followed by a second merger between the initial surviving company and a wholly owned subsidiary of K-C (which we refer to as the “second merger” and, together with the first merger, the “mergers”).
Holders of K-C common stock (as defined below) (which we refer to as the “K-C stockholders”) as of the close of business on December 11, 2025, the record date, are invited to virtually attend a special meeting of K-C stockholders (which we refer to as the “K-C special meeting”) on January 29, 2026, at 8:00 a.m., Central Time, via live webcast at https://meetnow.global/MZG69WX (which we refer to as the “K-C special meeting website”). At the K-C special meeting, K-C stockholders will be asked to consider and vote upon (1) a proposal to approve the issuance of shares of common stock, par value $1.25 per share, of K-C (which we refer to as “K-C common stock”) in connection with the first merger (which we refer to as the “K-C issuance proposal”) and (2) a proposal to approve one or more adjournments of the K-C special meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to approve the K-C issuance proposal (which we refer to as the “K-C adjournment proposal”).
Holders of Kenvue common stock (as defined below) (which we refer to as the “Kenvue stockholders”) as of the close of business on December 11, 2025, the record date, are invited to virtually attend a special meeting of Kenvue stockholders (which we refer to as the “Kenvue special meeting”) on January 29, 2026, at 9:00 a.m., Eastern Time, via live webcast at www.virtualshareholdermeeting.com/KVUE2026SM (which we refer to as the “Kenvue special meeting website”). At the Kenvue special meeting, Kenvue stockholders will be asked to consider and vote upon: (1) a proposal to adopt the merger agreement and the transactions contemplated therein, including the mergers (which we refer to as the “Kenvue merger proposal”); (2) a non-binding, advisory proposal to approve certain compensation that may be paid or become payable to Kenvue’s named executive officers that is based on or otherwise relates to the mergers (which we refer to as the “Kenvue advisory compensation proposal”); and (3) a proposal to approve the adjournment of the Kenvue special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the Kenvue special meeting to approve the Kenvue merger proposal (which we refer to as the “Kenvue adjournment proposal”).
For Kenvue stockholders, if the first merger is completed, you will be entitled to receive, for each issued and outstanding share of common stock, par value $0.01 per share, of Kenvue (which we refer to as “Kenvue common stock”) owned by you immediately prior to the effective time of the first merger, 0.14625 shares of K-C common stock plus $3.50 in cash (which we refer to, collectively, as the “merger consideration”), as further described in the joint proxy statement/prospectus accompanying this notice. The market value of the merger consideration will fluctuate with the price of K-C common stock. Based on the closing price of K-C common stock on October 31, 2025, the last trading day before the public announcement of the signing of the merger agreement, the value of the per-share merger consideration payable to holders of Kenvue common stock upon completion of the first merger was approximately $21.01. Based on the closing price of K-C common stock on December 15, 2025, the last practicable date before the date of the joint proxy statement/prospectus accompanying this notice, the value of the per-share merger consideration payable to holders of Kenvue common stock upon completion of the first merger was approximately $18.53. K-C common stock is traded on the Nasdaq Global Select Market under the symbol “KMB,” and Kenvue common stock is traded on the New York Stock Exchange under the symbol “KVUE.”
The K-C board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers and the issuance of shares of K-C common stock in connection with the first merger, is fair to, and in the best interests of K-C and its stockholders; has unanimously declared advisable that K-C enter into the merger agreement and consummate the transactions contemplated by the merger agreement, including the mergers and the issuance of shares of K-C common stock in connection with the first merger; and unanimously recommends that K-C stockholders vote “FOR” the K-C issuance proposal and “FOR” the K-C adjournment proposal.
The Kenvue board of directors has unanimously determined that it is fair to, and in the best interests of, Kenvue and its stockholders, and declared it advisable, that Kenvue enter into the merger agreement and consummate the transactions contemplated by the merger agreement, including the mergers; has unanimously approved and declared advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the mergers; and unanimously recommends that Kenvue stockholders vote “FOR” the Kenvue merger proposal, “FOR” the Kenvue advisory compensation proposal and “FOR” the Kenvue adjournment proposal.
K-C and Kenvue will each hold a virtual special meeting of its stockholders to consider certain matters relating to the mergers, which may be attended via the K-C special meeting website and the Kenvue special meeting website, respectively. K-C and Kenvue cannot complete the first merger unless, among other things, K-C stockholders approve the issuance of shares of K-C common stock in connection with the first merger and Kenvue stockholders adopt the merger agreement and the transactions contemplated therein, including the mergers.
Your vote is very important. To ensure your representation at the relevant company’s special meeting, complete and return the applicable enclosed proxy card or submit your proxy by phone or the internet. Please vote promptly whether or not you expect to virtually attend the relevant company’s special meeting. Submitting a proxy now will not prevent you from being able to vote at the relevant company’s special meeting.
The joint proxy statement/prospectus accompanying this notice is also being delivered to Kenvue stockholders as K-C’s prospectus for its offering of shares of K-C common stock in connection with the mergers.
The obligations of K-C and Kenvue to complete the mergers are subject to the satisfaction or waiver of the conditions set forth in the merger agreement, a copy of which is included as part of the accompanying joint proxy statement/prospectus. The accompanying joint proxy statement/prospectus provides you with detailed information about the mergers. It also contains or references information about K-C and Kenvue and certain related matters. You are encouraged to read the accompanying joint proxy statement/prospectus carefully and in its entirety. In particular, you should carefully read the section entitled “Risk Factors” beginning on page 28 of the accompanying joint proxy statement/prospectus for a discussion of risks you should consider in evaluating the mergers and the issuance of shares of K-C common stock in connection with the mergers and how they will affect you.

Sincerely,	Sincerely,
Michael D. Hsu	Kirk L. Perry
Chairman of the Board and Chief Executive Officer	Chief Executive Officer and Director
Kimberly-Clark Corporation	Kenvue Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying joint proxy statement/prospectus or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
The accompanying joint proxy statement/prospectus is dated December 16, 2025 and is first being mailed to stockholders of K-C and Kenvue on or about December 16, 2025.

P.O. Box 619100
Dallas, Texas 75261-9100
NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS OF
KIMBERLY-CLARK CORPORATION
TO BE HELD VIRTUALLY VIA LIVE WEBCAST ON JANUARY 29, 2026
Dear Stockholder,
You are cordially invited to attend a virtual-only special meeting of stockholders (which we refer to as the “K-C special meeting”) of Kimberly-Clark Corporation (which we refer to as “K-C”) to be held on January 29, 2026 at 8:00 a.m., Central Time, via live webcast at https://meetnow.global/MZG69WX (which we refer to as the “K-C special meeting website”), for the following purposes:
•
to vote on a proposal to approve the issuance of shares of common stock, par value $1.25 per share, of K-C (which we refer to as “K-C common stock”), pursuant to the terms of the Agreement and Plan of Merger, dated as of November 2, 2025 (which, as it may be further amended from time to time, we refer to as the “merger agreement”), by and among Kenvue Inc. (which we refer to as “Kenvue”), K-C, Vesta Sub I, Inc., a wholly owned subsidiary of K-C, and Vesta Sub II, LLC, a wholly owned subsidiary of K-C (which we refer to as the “K-C issuance proposal”); and

•
to vote on a proposal to approve one or more adjournments of the K-C special meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to approve the K-C issuance proposal (which we refer to as the “K-C adjournment proposal” and, together with the K-C issuance proposal, the “K-C proposals”).

K-C will transact no other business at the K-C special meeting, except such business as may properly be brought before the K-C special meeting by or at the direction of the K-C board of directors (which we refer to as the “K-C board”) in accordance with the by-laws of K-C, as amended from time to time (which we refer to as the “K-C by-laws”). The record date for the K-C special meeting has been set as December 11, 2025. Only holders of K-C common stock (which we refer to as “K-C stockholders”) of record as of the close of business on such record date are entitled to notice of, and to vote at, the K-C special meeting (via the K-C special meeting website or by proxy), or any adjournment or postponement of the K-C special meeting. For additional information regarding the K-C special meeting, see the section entitled “Special Meeting of K-C Stockholders” beginning on page 43 of the joint proxy statement/prospectus accompanying this notice.
The K-C board unanimously recommends that K-C stockholders vote “FOR” the K-C issuance proposal and “FOR” the K-C adjournment proposal.
The accompanying joint proxy statement/prospectus describes the K-C proposals in more detail. Please refer to the attached document, including the merger agreement and all other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the K-C special meeting. You are encouraged to read the entire document carefully before voting. In particular, see the section entitled “The Mergers” beginning on page 57 of the joint proxy statement/prospectus accompanying this notice for a description of the transactions contemplated by the merger agreement, including the K-C issuance proposal and the K-C adjournment proposal, and the section entitled “Risk Factors” beginning on page 28 of the joint proxy statement/prospectus accompanying this notice for an explanation of the risks associated with the mergers and the other transactions contemplated by the merger agreement, including the K-C issuance proposal and the K-C adjournment proposal.
PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE K-C SPECIAL MEETING VIA THE K-C SPECIAL MEETING WEBSITE. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

If you have any questions concerning the K-C proposals, the mergers or the accompanying joint proxy statement/prospectus, would like additional copies or need help voting your shares of K-C common stock, please contact K-C’s proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor, New York, New York 10022
Banks and Brokers Call Collect: (212) 750-5833
All Others Call Toll-Free: (877) 800-5187
Your vote is very important. Approval of the K-C issuance proposal by the K-C stockholders is a condition to the mergers. The K-C issuance proposal and the K-C adjournment proposal require the affirmative vote of a majority of the shares of K-C common stock present via the K-C special meeting website or by proxy at the K-C special meeting and entitled to vote on the proposal. K-C stockholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes by phone or the internet. Follow the instructions provided on the enclosed proxy card. Abstentions will have the same effect as a vote “AGAINST” the K-C issuance proposal and the K-C adjournment proposal. If you are a holder of record, failure to submit a proxy or vote via the K-C special meeting website will have no effect on the outcome of the vote of the K-C issuance proposal or the K-C adjournment proposal. Broker non-votes will have no effect on the outcome of the vote on the K-C issuance proposal.

BY ORDER OF THE BOARD OF DIRECTORS,

Michael D. Hsu
Chairman of the Board and Chief Executive Officer
Kimberly-Clark Corporation

1 Kenvue Way
Summit, New Jersey 07901
NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS OF KENVUE INC.
TO BE HELD VIRTUALLY ON JANUARY 29, 2026
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (which we refer to as the “Kenvue special meeting”) of Kenvue Inc. (which we refer to as “Kenvue”) will be held virtually on January 29, 2026 at 9:00 a.m., Eastern Time, to consider and vote on proposals:
•
to adopt the Agreement and Plan of Merger, dated as of November 2, 2025 (which we refer to as the “merger agreement”), by and among Kimberly-Clark Corporation (which we refer to as “K-C”), Vesta Sub I, Inc. (which we refer to as “First Merger Sub”), Vesta Sub II, LLC (which we refer to as “Second Merger Sub”) and Kenvue (which we refer to as the “Kenvue merger proposal”), providing for, among other things, the business combination of Kenvue and K-C through (i) the merger of First Merger Sub with and into Kenvue (which we refer to as the “first merger”), with Kenvue surviving as a direct wholly owned subsidiary of K-C (which we refer to as the “Initial Surviving Company”), and (ii) immediately following the first merger, and as part of the same overall transaction as the first merger, the merger of the Initial Surviving Company with and into Second Merger Sub (which we refer to as the “second merger” and, together with the first merger, the “mergers”), with Second Merger Sub surviving as a direct wholly owned subsidiary of K-C;

•
to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Kenvue’s named executive officers that is based on or otherwise relates to the mergers (which we refer to as the “Kenvue advisory compensation proposal”); and

•
to approve one or more adjournments of the Kenvue special meeting to a later date or time, if necessary or appropriate, including adjournments to permit the solicitation of additional votes or proxies if there are not sufficient votes cast at the Kenvue special meeting to approve the Kenvue merger proposal (which we refer to as the “Kenvue adjournment proposal” and, together with the Kenvue merger proposal and the Kenvue advisory compensation proposal, the “Kenvue proposals”).

The Kenvue special meeting will be held in a virtual meeting format only, via live webcast, and there will not be a physical meeting location. You will be able to attend the Kenvue special meeting online and to vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/KVUE2026SM (which we refer to as the “Kenvue special meeting website”).
Kenvue stockholder approval of the Kenvue merger proposal is required to complete the mergers as contemplated by the merger agreement. Kenvue stockholders will also be asked to approve the Kenvue advisory compensation proposal and the Kenvue adjournment proposal. Kenvue will transact no other business at the Kenvue special meeting. The record date for the Kenvue special meeting has been set as December 11, 2025. Only Kenvue stockholders of record as of the close of business on such record date are entitled to receive notice and to vote at the Kenvue special meeting or any postponement or adjournment of the Kenvue special meeting. For additional information regarding the Kenvue special meeting, see the section entitled “Special Meeting of Kenvue Stockholders” beginning on page 50 of the joint proxy statement/prospectus accompanying this notice.
The Kenvue board of directors unanimously recommends that you vote “FOR” the Kenvue merger proposal, “FOR” the Kenvue advisory compensation proposal and “FOR” the Kenvue adjournment proposal.
The Kenvue proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.
PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE KENVUE SPECIAL MEETING VIA THE KENVUE SPECIAL MEETING WEBSITE. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. FOR

FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.
If you have any questions concerning the Kenvue proposals, the mergers or the accompanying joint proxy statement/prospectus, would like additional copies or need help voting your shares of Kenvue common stock, please contact Kenvue’s proxy solicitor:

D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, New York 10005
Banks and brokers, please call: (646) 845-0148
All others, please call toll-free: (800) 848-3405
Email: kenvue@dfking.com
Your vote is very important. The mergers are conditioned on the approval of the Kenvue merger proposal by the Kenvue stockholders, and the Kenvue merger proposal requires the affirmative vote of the holders of a majority of the shares of Kenvue common stock outstanding and entitled to vote on such proposal. Kenvue stockholders will also be asked to approve the Kenvue advisory compensation proposal and the Kenvue adjournment proposal at the Kenvue special meeting. Kenvue stockholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes by phone or the internet. Simply follow the instructions provided on the enclosed proxy card. Abstentions, failure to submit a proxy or vote via the Kenvue special meeting website and broker non-votes will have the same effect as a vote “AGAINST” the Kenvue merger proposal.

BY ORDER OF THE BOARD OF DIRECTORS,

Edward J. Reed
Vice President, Corporate Secretary
Kenvue Inc.

REFERENCES TO ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates by reference important business and financial information about Kimberly-Clark Corporation (which we refer to as “K-C”) and Kenvue Inc. (which we refer to as “Kenvue”) from other documents that are not included in or delivered with this joint proxy statement/prospectus, including documents that K-C and Kenvue have filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). For a listing of documents incorporated by reference herein, see the section entitled “Where You Can Find More Information.” This information is available for you to review through the SEC’s website at www.sec.gov.
You may request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference herein or other information concerning K-C or Kenvue, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and contact information of such principal executive offices are listed below.

For K-C Stockholders: Kimberly-Clark Corporation P.O. Box 619100 Dallas, Texas 75261-9100 Attention: Investor Relations stockholders@kcc.com	For Kenvue Stockholders: Kenvue Inc. 1 Kenvue Way Summit, New Jersey 07901 Attention: Investor Relations Kenvue_IR@kenvue.com

To obtain timely delivery of these documents before the K-C special meeting (as defined in the section entitled “Questions and Answers About the Mergers and the Special Meetings”), K-C stockholders must request the information no later than January 22, 2026 (which is five business days before the date of the K-C special meeting).
To obtain timely delivery of these documents before the Kenvue special meeting (as defined in the section entitled “Questions and Answers About the Mergers and the Special Meetings”), Kenvue stockholders must request the information no later than January 22, 2026 (which is five business days before the date of the Kenvue special meeting).
In addition, if you have questions about the mergers or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, contact Innisfree M&A Incorporated, the proxy solicitor for K-C, toll-free at (877) 800-5187, or for brokers and banks, collect at (212) 750-5833 or D.F. King & Co., Inc., the proxy solicitor for Kenvue, at (800) 848-3405, or for brokers and banks, at (646) 845-0148. You will not be charged for any of these documents that you request.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by K-C (File No. 333-291928), constitutes a prospectus of K-C under Section 5 of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the shares of common stock of K-C, par value $1.25 per share (which we refer to as “K-C common stock”), to be issued to Kenvue stockholders pursuant to the Agreement and Plan of Merger, dated as of November 2, 2025 (which, as it may be further amended from time to time, we refer to as the “merger agreement”), among Kenvue, K-C, Vesta Sub I, Inc. (which we refer to as “First Merger Sub”) and Vesta Sub II, LLC (which we refer to as “Second Merger Sub”).
This document also constitutes a notice of meeting and proxy statement of each of K-C and Kenvue under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”).
K-C has supplied all information contained or incorporated by reference herein relating to K-C, and Kenvue has supplied all information contained or incorporated by reference herein relating to Kenvue. K-C and Kenvue have both contributed to the information relating to the merger agreement contained in this joint proxy statement/prospectus.
Neither K-C nor Kenvue has authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference herein (including the annexes hereto) in connection with any vote, the giving or withholding of any proxy or any investment decision in connection with the merger agreement. K-C and Kenvue take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This joint proxy statement/prospectus is dated December 16, 2025, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information incorporated by reference in this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither K-C nor Kenvue assumes any obligation to update the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law. Neither the mailing of this joint proxy statement/prospectus to K-C or Kenvue stockholders nor the issuance by K-C of shares of K-C common stock pursuant to the merger agreement will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
All currency amounts referenced in this joint proxy statement/prospectus are in U.S. dollars.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGERS AND THE SPECIAL MEETINGS
The following are answers to certain questions that you may have regarding the K-C and Kenvue special meetings. K-C and Kenvue urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this document.
Q:	Why am I receiving this joint proxy statement/prospectus?
A:
You are receiving this joint proxy statement/prospectus because K-C, Kenvue, First Merger Sub and Second Merger Sub have entered into the merger agreement, pursuant to which, on the terms and subject to the conditions included in the merger agreement, K-C has agreed to acquire Kenvue by means of a merger of First Merger Sub with and into Kenvue (which we refer to as the “first merger”), with Kenvue surviving the first merger as a direct wholly owned subsidiary of K-C (which we refer to as the “initial surviving company”), immediately followed by a merger of the initial surviving company with and into Second Merger Sub (which we refer to as the “second merger” and, together with the first merger, the “mergers”), with Second Merger Sub surviving the second merger as a direct wholly owned subsidiary of K-C (which we refer to as the “final surviving company”). Your vote is required in connection with the first merger. The merger agreement, which governs the terms of the mergers, is attached to this joint proxy statement/prospectus as Annex A.

K-C. In order to consummate the first merger, holders of K-C common stock (which we refer to as the “K-C stockholders”) must approve the issuance of shares of K-C common stock pursuant to the terms of the merger agreement (which we refer to as the “K-C issuance proposal” or the “K-C stockholder approval”) in accordance with the rules of the Nasdaq Global Select Market (which we refer to as “Nasdaq”) and K-C’s organizational documents. K-C is holding a virtual special meeting of its stockholders (which we refer to as the “K-C special meeting”) to obtain that approval. Your vote is very important. We encourage you to submit a proxy to have your shares of K-C common stock voted as soon as possible.
Kenvue. In order to consummate the first merger, holders of Kenvue common stock (as defined below) (which we refer to as “Kenvue stockholders”) must adopt the merger agreement and approve the transactions contemplated therein, including the mergers (which we refer to as the “Kenvue merger proposal” or the “Kenvue stockholder approval”) in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”) and Kenvue’s organizational documents. Kenvue is holding a virtual special meeting of its stockholders (which we refer to as the “Kenvue special meeting”) to obtain these approvals. Your vote is very important. We encourage you to submit a proxy to have your shares of Kenvue common stock voted as soon as possible.
Q:	When and where will the special meetings take place?
A:
K-C. The K-C special meeting will be held virtually via live webcast on January 29, 2026, at 8:00 a.m., Central Time. K-C stockholders will be able to attend the K-C special meeting online and vote their shares electronically during the meeting by visiting https://meetnow.global/MZG69WX (which we refer to as the “K-C special meeting website”). Because the K-C special meeting is completely virtual and being conducted via live webcast, K-C stockholders will not be able to attend the meeting in person.

Kenvue. The Kenvue special meeting will be held virtually via live webcast on January 29, 2026, at 9:00 a.m., Eastern Time. The Kenvue special meeting will be held solely via live webcast and there will not be a physical meeting location. Kenvue stockholders will be able to attend the Kenvue special meeting online and vote their shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/KVUE2026SM (which we refer to as the “Kenvue special meeting website”).
Q:	What matters will be considered at the special meetings?
A:	K-C. The K-C stockholders are being asked to consider and vote on:
•	a proposal to approve the issuance of shares of K-C common stock to Kenvue stockholders in connection with the first merger; and
•
a proposal to approve one or more adjournments of the K-C special meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to approve the K-C issuance proposal.

Kenvue. The Kenvue stockholders are being asked to consider and vote on:
•	a proposal to adopt the merger agreement and approve the transactions contemplated therein, including the mergers (which we refer to as the “Kenvue merger proposal”);
•
a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Kenvue’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement (which we refer to as the “Kenvue advisory compensation proposal”); and

•
a proposal to approve the adjournment of the Kenvue special meeting to a later date or time, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes at the time of the Kenvue special meeting to approve the Kenvue merger proposal (which we refer to as the “Kenvue adjournment proposal”).

Q:	Is my vote important?
A:
Yes, your vote is very important, regardless of the number of shares that you own, and you are encouraged to submit your proxy as soon as possible. The mergers cannot be completed unless the K-C issuance proposal is approved by K-C stockholders and the Kenvue merger proposal is approved by Kenvue stockholders.

Q:	If my shares of K-C common stock or Kenvue common stock are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote those shares for me?
A:
If your shares are held through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. You must provide the record holder of your shares with instructions on how to vote your shares. Otherwise, your broker, bank or other nominee cannot vote your shares on the proposals to be considered at the K-C special meeting or the Kenvue special meeting, as applicable.

A so-called “broker non-vote” will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted.
Under the rules applicable to brokers, banks and other nominees who hold shares in “street name” for their customers, such brokers, banks and other nominees have authority to vote on “routine” and “discretionary” proposals when they have not received instructions from beneficial owners. However, brokers, banks and other nominees are generally prohibited from exercising their voting discretion with respect to non-routine and non-discretionary matters. All of the proposals currently expected to be voted on at the K-C special meeting and the Kenvue special meeting are non-routine and non-discretionary. As a result, absent specific instructions from the beneficial owner of such shares, brokers, banks and other nominees will not be permitted to vote such shares. Failure to instruct your broker, bank or other nominee on how to vote your shares will have no effect on the outcome of the K-C issuance proposal, the K-C adjournment proposal, the Kenvue advisory compensation proposal or the Kenvue adjournment proposal. Failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Kenvue merger proposal.
Q:	How do I vote if I own shares of K-C common stock through the K-C direct stock purchase and dividend reinvestment plan or the K-C employee benefit plans?
A:
If you participate in the K-C direct stock purchase and dividend reinvestment plan, you will receive a proxy form that represents the number of full shares in your plan account plus any other shares registered in your name. There are no special instructions for voting shares held in the plan; simply use the normal voting methods described in this joint proxy statement/prospectus.

We are also sending or otherwise making this joint proxy statement/prospectus and voting materials available to participants who hold K-C stock through any of the K-C employee benefit and stock purchase plans. The trustee of each plan will vote whole shares of stock attributable to each participant’s interest in the plans in accordance with the participant’s directions. If a participant gives no directions, the plan committee will direct the voting of his or her shares.
Q:	How do I vote if I own shares of Kenvue common stock through the Kenvue savings plan?
A:
To vote shares of Kenvue common stock owned through the Kenvue employee savings plan (which we refer to as the “Kenvue savings plan”), you must sign and return the proxy card or vote by the internet or telephone, as instructed in the proxy materials you received in connection with these shares in the Kenvue savings plan. Voting instructions must be received no later than 5:00 p.m., Eastern Time, on January 26, 2026, so that the trustee (who votes the shares on behalf of the participants of a Kenvue savings plan) has adequate time to tabulate the voting instructions. The trustee will vote those shares of Kenvue common stock as you instruct. If you do not provide voting instructions, the trustee will vote your shares of Kenvue common stock owned through the Kenvue savings plan in the same proportion as the shares of Kenvue common stock owned through the Kenvue savings plan by other participants for which the trustee has received proper voting instructions, if the voted shares are at 5% or above of allocated shares. If the voted shares in that plan are less than 5% of allocated shares, the trustee may vote any undirected shares in its discretion.
Q:	What K-C stockholder vote is required for the approval of the K-C issuance proposal and the K-C adjournment proposals?
A:
The K-C issuance proposal. Approval of the K-C issuance proposal requires the affirmative vote of a majority of the shares of K-C common stock present at the K-C special meeting, whether present via the K-C special meeting website or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the K-C issuance proposal, while a broker non-vote will have no effect on the outcome of the K-C issuance proposal.

The K-C adjournment proposal. Approval of the K-C adjournment proposal requires the affirmative vote of a majority of the shares of K-C common stock present at the K-C special meeting, whether present via the K-C special meeting website or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the K-C adjournment proposal, while a broker non-vote will have no effect on the outcome of the K-C adjournment proposal.
Q:	What Kenvue stockholder vote is required for the approval of the Kenvue merger proposal, the Kenvue advisory compensation proposal and the Kenvue adjournment proposal?
A:
The Kenvue merger proposal. Approval of the Kenvue merger proposal requires the affirmative vote of the holders of a majority of the shares of Kenvue common stock outstanding and entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Kenvue merger proposal. Failure to vote on the Kenvue merger proposal will have the same effect as a vote “AGAINST” the Kenvue merger proposal.

The Kenvue advisory compensation proposal. Approval of the Kenvue advisory compensation proposal requires the affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the Kenvue special meeting and entitled to vote on the proposal. Abstentions will have the effect as a vote “AGAINST” the Kenvue advisory compensation proposal, while a broker non-vote or a failure to vote will have no effect on the outcome of the Kenvue advisory compensation proposal.
The Kenvue adjournment proposal. Approval of the Kenvue adjournment proposal requires the affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the Kenvue special meeting and entitled to vote on the proposal is required to approve the Kenvue adjournment proposal. Abstentions will have the effect as a vote “AGAINST” the Kenvue adjournment proposal, while a broker non-vote or a failure to vote will have no effect on the outcome of the Kenvue adjournment proposal.
Q:	Who will count the votes?
A:
The votes at the K-C special meeting will be counted by an independent inspector of elections appointed by the K-C board. The votes at the Kenvue special meeting will be counted by an independent inspector of elections appointed by the Kenvue board.

Q:	What will Kenvue stockholders receive if the first merger is completed?
A:
As a result of the first merger, each share of Kenvue common stock, par value $0.01 per share (which we refer to as the “Kenvue common stock”), issued and outstanding immediately prior to the effective time of the first merger (other than shares of Kenvue common stock that (a) are owned by K-C or Kenvue or any wholly owned subsidiary of K-C or Kenvue (or are held in treasury by Kenvue) or (b) are held by any Kenvue stockholder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (which we refer to as “Section 262”)) will be converted into the right to receive

(i) 0.14625 shares of K-C common stock, par value $1.25 per share (which we refer to as the “K-C common stock” and the shares of K-C common stock to be issued in connection with the first merger, the “stock consideration”), plus (ii) $3.50 in cash (which we refer to as the “cash consideration” and, together with the stock consideration, the “merger consideration”). We refer to such shares of Kenvue common stock eligible to receive the merger consideration as “eligible shares.”
If you receive the stock consideration and would otherwise be entitled to receive a fractional share of K-C common stock, you will receive cash in lieu of such fractional share, and you will not be entitled to dividends, voting rights or any other rights in respect of such fractional share. For additional information regarding the merger consideration, see the sections entitled “The Mergers—Merger Consideration to Kenvue Stockholders” and “The Merger Agreement—Consideration.”
Based on the closing price of shares of K-C common stock on Nasdaq, on December 15, 2025, the most recent practicable date, the merger consideration represented approximately $18.53 in value for each share of Kenvue common stock. Because K-C will issue a fixed fraction of a share of K-C common stock in exchange for each share of Kenvue common stock, the value of the stock consideration will depend on the market price of shares of K-C common stock at the time the mergers are completed. The market price of shares of K-C common stock when Kenvue shareholders receive those shares after the mergers are completed could be greater than, less than or the same as the market price of shares of K-C common stock on the date of this joint proxy statement/prospectus or at the time of the Kenvue special meeting or any adjournment or postponement thereof.
Q:	What will holders of Kenvue equity-based awards receive if the mergers are completed?
A:
Pursuant to the merger agreement, each Kenvue stock option outstanding immediately prior to the first effective time will convert into a K-C stock option (each of which we refer to as a “Kenvue assumed stock option”) with respect to a number of shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Kenvue common stock subject to such Kenvue stock option immediately prior to the first effective time and (ii) the equity award exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Kenvue stock option immediately prior to the first effective time divided by (B) the equity award exchange ratio. Each Kenvue assumed stock option will be subject to the same terms and conditions (including with respect to vesting) that applied to the corresponding Kenvue stock option award immediately prior to the first effective time, except that, following a qualifying termination, any vested Kenvue assumed stock options will remain outstanding and exercisable until the earlier of the one-year anniversary of such qualifying termination and the expiration date for such Kenvue assumed stock option assuming no termination of employment.

Pursuant to the merger agreement, each other Kenvue equity award, including all Kenvue deferred stock unit awards (each, a “Kenvue DSU award”), time-vesting restricted stock unit awards (each, a “Kenvue RSU award”) and performance-vesting restricted stock unit awards (each, a “Kenvue PSU award”), that is outstanding as of immediately prior to the first effective time will convert into an award of K-C restricted stock units (each, an “RSU conversion award”) with respect to a number of shares (rounded to the nearest whole share) equal to the product of (A) the number of shares of Kenvue common stock subject to such Kenvue equity award immediately prior to the first effective time and (B) the equity award exchange ratio, with the same terms and conditions that applied to such Kenvue equity award immediately prior to the first effective time (including vesting and dividend equivalent rights); provided that (I) in the case of any Kenvue RSU award that is or becomes vested as of the first effective time pursuant to its terms, such Kenvue RSU award will instead be converted into the right to receive the merger consideration for each share of Kenvue common stock subject to the Kenvue RSU award; and (II) in the case of any Kenvue PSU award, the number of shares of Kenvue common stock subject to such award immediately prior to the first effective time will be based on the greater of target and actual performance through the closing of the mergers and the corresponding RSU conversion award will no longer be subject to any performance-based vesting conditions.
For additional information regarding the treatment of Kenvue equity-based awards, see the section entitled “The Merger Agreement—Treatment of Kenvue Equity-Based Awards.”
Q:	What equity stake will Kenvue stockholders hold in K-C immediately following the mergers?
A:
Based on the number of issued and outstanding shares of K-C and Kenvue common stock as of December 15, 2025, and the exchange ratio of 0.14625 shares of K-C common stock for each share of Kenvue common stock, immediately after the closing of the mergers, it is expected that K-C stockholders as of immediately prior to the mergers will own approximately 54%, and Kenvue stockholders as of immediately prior to the mergers will own approximately 46%, of the issued and outstanding shares of K-C common stock, in each case calculated based on the fully diluted market capitalizations of K-C and Kenvue as of the date of signing of the merger agreement. The exact equity stake of K-C stockholders and Kenvue stockholders in K-C immediately following the mergers (which we refer to as the “combined company”) will depend on the number of shares of K-C common stock and the number of shares of Kenvue common stock issued and outstanding immediately prior to the first effective time and the number of issued and outstanding Kenvue equity awards to be settled in shares of K-C common stock in connection with the mergers, as described in the section entitled “The Merger Agreement—Consideration.”
Q:	How do the K-C and Kenvue boards recommend that I vote?
A:
K-C. The K-C board unanimously recommends that K-C stockholders vote “FOR” the K-C issuance proposal and “FOR” the K-C adjournment proposal. For additional information regarding how the K-C board recommends that K-C stockholders vote, see the section entitled “The Mergers—Recommendation of the K-C Board of Directors and Reasons for the Mergers.”

Kenvue. The Kenvue board unanimously recommends that Kenvue stockholders vote “FOR” the Kenvue merger proposal, “FOR” the Kenvue advisory compensation proposal and “FOR” the Kenvue adjournment proposal. For additional information regarding how the Kenvue board recommends that Kenvue stockholders vote, see the section entitled “The Mergers—Recommendation of the Kenvue Board of Directors and Reasons for the Mergers.”
Q:	Do K-C and Kenvue directors and officers have interests that may differ from those of other K-C and Kenvue stockholders?
A:
Yes. In considering the recommendation of the K-C board that K-C stockholders vote to approve the K-C issuance proposal and the K-C adjournment proposal and the recommendation of the Kenvue board that Kenvue stockholders vote to approve the Kenvue merger proposal, the Kenvue advisory compensation proposal and the Kenvue adjournment proposal, K-C stockholders and Kenvue stockholders should be aware and take into account the fact that certain K-C and Kenvue directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of K-C stockholders and Kenvue stockholders generally. The K-C board of directors and the Kenvue board of directors were aware of and carefully considered these interests, among other matters, in evaluating the terms and structure and overseeing the negotiation of the mergers, in approving the merger agreement and the transactions contemplated thereby, including the mergers, and in recommending that the K-C stockholders and Kenvue stockholders adopt such proposals, respectively. For additional information, see the sections entitled “The Mergers—Interests of K-C Directors and Executive Officers in the Mergers” and “The Mergers—Interests of Kenvue Directors and Executive Officers in the Mergers.”

Q:	Why are Kenvue stockholders being asked to vote on executive officer compensation?
A:
The SEC has adopted rules that require Kenvue to seek a non-binding, advisory vote on certain compensation that may be paid or become payable to Kenvue’s named executive officers that is based on or otherwise relates to the mergers. Kenvue urges its stockholders to read the section entitled “The Mergers—Interests of Kenvue Directors and Executive Officers in the Mergers.”

Q:
What happens if the Kenvue advisory compensation proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Kenvue’s named executive officers in connection with the consummation of the mergers is not approved?

A:
Approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to Kenvue’s named executive officers in connection with the consummation of the mergers is not a condition to consummation of the mergers. The vote on the Kenvue advisory compensation proposal is a non-binding, advisory vote. If the mergers are completed, Kenvue may be obligated to pay all or a portion of this compensation to its named executive officers in connection with the consummation of the mergers or certain terminations of employment following the mergers, even if Kenvue stockholders fail to approve the Kenvue advisory compensation proposal.

Q:	Who is entitled to vote at the special meeting?
A:
K-C special meeting. The K-C board has fixed December 11, 2025 as the record date for the K-C special meeting. All holders of record of shares of K-C common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the K-C special meeting (or any postponement or adjournment of the K-C special meeting) via the K-C special meeting website or by proxy, provided that those shares remain outstanding on the date of the K-C special meeting. As of the record date, there were 331,892,847 shares of K-C common stock outstanding. Attendance at the K-C special meeting via the K-C special meeting website is not required to vote. Instructions on how to vote your shares without virtually attending the K-C special meeting are provided in this section below.
Kenvue special meeting. The Kenvue board has fixed December 11, 2025 as the record date for the Kenvue special meeting. All holders of record of shares of Kenvue common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the Kenvue special meeting (or any postponement or adjournment of the Kenvue special meeting) via the Kenvue special meeting website or by proxy, provided that those shares remain outstanding on the date of the Kenvue special meeting. As of the record date, there were 1,915,984,439 shares of Kenvue common stock outstanding. Attendance at the Kenvue special meeting via the Kenvue special meeting website is not required to vote. Instructions on how to vote your shares without virtually attending the Kenvue special meeting are provided in this section below.
Q:	How many votes do I have?
A:	K-C stockholders. Each K-C stockholder of record is entitled to one vote for each share of K-C common stock held of record by such stockholder as of the close of business on the record date.
Kenvue stockholders. Each Kenvue stockholder of record is entitled to one vote for each share of Kenvue common stock held of record by such stockholder as of the close of business on the record date.
Q:	What constitutes a quorum for each of the K-C and Kenvue special meetings?
A:
Quorum for the K-C special meeting. In order for business to be conducted at the K-C special meeting, a quorum must be present. A quorum at the K-C special meeting requires a majority of the outstanding shares of K-C common stock entitled to vote. The shares may be present in person or represented by proxy at the K-C special meeting.

Quorum for the Kenvue special meeting. In order for business to be conducted at the Kenvue special meeting, a quorum must be present. A quorum at the Kenvue special meeting requires the presence in person or by proxy of the holders of record of a majority of voting power of the outstanding Kenvue common stock entitled to vote.
Q:	What will happen to Kenvue as a result of the mergers?
A:
If the first merger is completed, First Merger Sub will merge with and into Kenvue, with Kenvue as the initial surviving company, immediately followed by the second merger, whereby the initial surviving company will merge with and into Second Merger Sub, with Second Merger Sub surviving the second merger as the final surviving company. As a result of the mergers, the separate corporate existence of First Merger Sub and Kenvue will cease, and Second Merger Sub will continue as the surviving company of the mergers and as a direct wholly owned subsidiary of K-C. Furthermore, shares of Kenvue common stock will be delisted from the New York Stock Exchange (which we refer to as “NYSE”) and will no longer be publicly traded.

Q:	I own shares of Kenvue common stock. What will happen to those shares as a result of the mergers?
A:
If the mergers are completed, each of your shares of Kenvue common stock will be converted into the right to receive 0.14625 shares of K-C common stock plus $3.50 in cash. All such shares of Kenvue common stock, when so converted, will cease to be outstanding and will automatically be canceled. Each holder of a share of Kenvue common stock that was outstanding immediately prior to the effective time of the first merger will cease to have any rights with respect to shares of Kenvue common stock, except the right to receive the merger consideration, any dividends or distributions made with respect to shares of K-C common stock with a record date after the effective time of the mergers, and any cash to be paid in lieu of any fractional shares of K-C common stock, in each case to be issued or paid upon the exchange of any book-entry shares of Kenvue common stock for merger consideration. For additional information, see the sections entitled “The Mergers — Merger Consideration to Kenvue Stockholders” and “The Merger Agreement — Effective Times; Consideration.”

Q:	Where will the K-C common stock that Kenvue stockholders receive in the mergers be publicly traded?
A:	Assuming the mergers are completed, the shares of K-C common stock that Kenvue stockholders receive in connection with the first merger will be listed and traded on Nasdaq.

Q:	What happens if the mergers are not completed?
A:
If the Kenvue merger proposal is not approved by Kenvue stockholders, if the K-C issuance proposal is not approved by K-C stockholders or if the mergers are not completed for any other reason, Kenvue stockholders will not receive any merger consideration in connection with the mergers, and their shares of Kenvue common stock will remain outstanding. Kenvue will remain an independent public company and Kenvue common stock will continue to be listed and traded on the NYSE. Additionally, if the Kenvue merger proposal is not approved by Kenvue stockholders, or if the mergers are not completed for any other reason, K-C will not issue shares of K-C common stock to Kenvue stockholders, regardless of whether the K-C issuance proposal is approved by the K-C stockholders. If the merger agreement is terminated under specified circumstances, either Kenvue or K-C (depending on the circumstances) may be required to pay the other party a termination fee. For a more detailed discussion of the termination-related fees, see “The Merger Agreement — Termination.”

Q:	What is a proxy and how can I vote my shares via the K-C special meeting website or the Kenvue special meeting website?
A:	A proxy is a legal designation of another person to vote the stock you own.
K-C. Shares of K-C common stock held directly in your name as the stockholder of record as of the close of business on December 11, 2025, the record date, may be voted at the K-C special meeting via the K-C special meeting website. Please note that attendance alone at the K-C special meeting via the K-C special meeting website will not cause the voting of your shares; you must affirmatively vote by proxy or via the K-C special meeting website. If you choose to attend the K-C special meeting and vote your shares via the K-C special meeting website, you will need the control number included on your proxy card. If you are a beneficial owner of K-C common stock but not the stockholder of record of such shares of K-C common stock, you will need to obtain a control number from your broker, bank, trustee or other nominee holder of record giving you the right to vote the shares.
Kenvue. Shares of Kenvue common stock held directly in your name as the stockholder of record as of the close of business on December 11, 2025, the record date, may be voted at the Kenvue special meeting via the Kenvue special meeting website. Please note that attendance alone at the Kenvue special meeting via the Kenvue special meeting website will not cause the voting of your shares; you must affirmatively vote by proxy or via the Kenvue special meeting website. If you choose to attend the Kenvue special meeting and vote your shares via the Kenvue special meeting website, you will need the 16-digit control number included on your proxy card. If you are a beneficial owner of Kenvue common stock but not the stockholder of record of such shares of Kenvue common stock, you will need to obtain a control number from your broker, bank, trustee or other nominee holder of record giving you the right to vote the shares.
Q:	How can I vote my shares without attending the special meetings?
A:
K-C. If you are a stockholder of record of K-C common stock as of the close of business on December 11, 2025, the record date, you can vote your proxy by phone, the internet or mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner, you may vote by submitting voting instructions to your broker, bank, trustee or other nominee, or otherwise by following instructions provided by your broker, bank, trustee or other nominee. Phone and internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank, trustee or other nominee.

Kenvue. If you are a stockholder of record of Kenvue common stock as of the close of business on December 11, 2025, the record date, you can vote your proxy by phone, the internet or mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner, you may vote by submitting voting instructions to your broker, bank, trustee or other nominee, or otherwise by following instructions provided by your broker, bank, trustee or other nominee. Phone and internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank, trustee or other nominee.
Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
K-C. If your shares of K-C common stock are registered directly in your name with K-C’s transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a broker, bank, trustee or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to you by your broker, bank, trustee or other nominee who is considered the stockholder of record with respect to those shares.

Kenvue. If your shares of Kenvue common stock are registered directly in your name with Kenvue’s transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a broker, bank, trustee or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to you by your broker, bank, trustee or other nominee who is considered the stockholder of record with respect to those shares.
Q:	Can I vote my shares at the special meeting if I am only a beneficial owner and not a stockholder of record?
A:
If you are a beneficial owner of shares of K-C common stock or Kenvue common stock, you are also invited to attend the K-C special meeting or the Kenvue special meeting, respectively. However, because you are not the K-C stockholder of record or Kenvue stockholder of record, you may not vote your shares at the K-C special meeting or the Kenvue special meeting, respectively, unless you request and obtain a “legal proxy” issued in your own name from your broker, bank, trustee or other nominee.

Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials for the K-C special meeting or the Kenvue special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares of K-C common stock or Kenvue common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction form that you receive by following the instructions set forth in each separate proxy or voting instruction form. If you fail to submit each separate proxy or voting instruction form that you receive, not all of your shares will be voted.

Q:	I hold shares of both K-C and Kenvue common stock. Do I need to vote separately for each company?
A:
Yes. You will need to separately follow the applicable procedures described in this joint proxy statement/prospectus both with respect to the voting of shares of K-C common stock and with respect to the voting of shares of Kenvue common stock in order to effectively vote the shares of common stock you hold in each company.

Q:	If a stockholder gives a proxy, how will the shares of K-C or Kenvue common stock, as applicable, covered by the proxy be voted?
A:
If you provide a proxy, regardless of whether you provide that proxy by phone, the internet or completing and returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your shares of K-C common stock or your shares of Kenvue common stock, as applicable, in the way that you indicate when providing your proxy in respect of the shares of common stock you hold in such company. When completing the phone or internet processes or the proxy card, you may specify whether your shares of K-C or Kenvue common stock, as applicable, should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the K-C special meeting or the Kenvue special meeting, as applicable.

Q:	How will my shares of K-C or Kenvue common stock, as applicable, be voted if I return a blank proxy?
A:
K-C. If you sign, date and return your proxy and do not indicate how you want your shares of K-C common stock to be voted, then your shares of K-C common stock will be voted “FOR” the K-C issuance proposal and “FOR” the K-C adjournment proposal.

Kenvue. Except as noted above with respect to shares held in a Kenvue savings plan, if you sign, date and return your proxy and do not indicate how you want your shares of Kenvue common stock to be voted, then your shares of Kenvue common stock will be voted “FOR” the Kenvue merger proposal, “FOR” the Kenvue advisory compensation proposal and “FOR” the Kenvue adjournment proposal.

Q:	Can I change my vote after I have submitted my proxy?
A:
K-C. Yes. If you are a stockholder of record of K-C common stock as of the close of business on the record date, whether you vote by phone, the internet or mail, you can change or revoke your proxy before it is voted at the K-C special meeting in one of the following ways:

•	complete, sign, date and return a new proxy card or voting instruction form with a later date;
•	vote again by phone or the internet prior to or during the K-C special meeting;
•	give written notice of your revocation to the K-C Corporate Secretary at 351 Phelps Dr., Irving, Texas 75038; or
•
attend the K-C special meeting and vote your shares via the K-C special meeting website. Please note that your attendance at the meeting via the K-C special meeting website will not alone serve to revoke your previously submitted proxy; instead, you must vote your shares via the K-C special meeting website in order to do so.

If you are a beneficial owner of K-C common stock as of the close of business on the record date, you must follow the instructions of your broker, bank, trustee or other nominee to revoke or change your voting instructions.
Kenvue. Yes. If you are a stockholder of record of Kenvue common stock as of the close of business on the record date, whether you vote by phone, the internet or mail, you can change or revoke your proxy before it is voted at the Kenvue special meeting in one of the following ways:
•	complete, sign, date and return a new proxy card or voting instruction form with a later date;
•	vote again by phone or the internet prior to or during the Kenvue special meeting;
•
attend the Kenvue special meeting and vote your shares via the Kenvue special meeting website. Please note that your attendance at the meeting via the Kenvue special meeting website will not alone serve to revoke your previously submitted proxy; instead, you must vote your shares via the Kenvue special meeting website in order to do so.

If you are a beneficial owner of Kenvue common stock as of the close of business on the record date, you must follow the instructions of your broker, bank, trustee or other nominee to revoke or change your voting instructions.
Q:	Where can I find the voting results of the special meetings?
A:
Within four business days following certification of the final voting results, K-C and Kenvue each intend to file the final voting results of its respective special meeting with the SEC in a Current Report on Form 8-K.

Q:	If I do not favor the mergers as a K-C and/or Kenvue stockholder, what are my rights?
A:
K-C stockholders. K-C stockholders may vote against the K-C issuance proposal if they do not favor the mergers. Under Delaware law, K-C stockholders are not entitled to appraisal rights in connection with the issuance of shares of K-C common stock as contemplated by the merger agreement.

Kenvue stockholders. Kenvue stockholders may vote against the Kenvue merger proposal if they do not favor the mergers. Kenvue stockholders are entitled to appraisal rights under Section 262 with respect to the Kenvue merger proposal, provided they satisfy the special criteria and conditions set forth in Section 262. Kenvue stockholders have no appraisal rights with respect to the Kenvue advisory compensation proposal or the Kenvue adjournment proposal.
Q:	Are there any risks that I should consider as a K-C and/or Kenvue stockholder in deciding how to vote?
A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 28 of this joint proxy statement/prospectus. You also should read and carefully consider the risk factors of K-C and Kenvue contained in the documents that are incorporated by reference in this joint proxy statement/prospectus.

Q:	What happens if I sell my shares before the special meetings?
A:
K-C stockholders. The record date for K-C stockholders entitled to vote at the K-C special meeting is earlier than the date of the K-C special meeting. If you transfer your shares of K-C common stock after the record date but before the K-C special meeting, you will, unless special arrangements are made, retain your right to vote at the K-C special meeting.

Kenvue stockholders. The record date for Kenvue stockholders entitled to vote at the Kenvue special meeting is earlier than the date of the Kenvue special meeting. If you transfer your shares of Kenvue common stock after the record date but before the Kenvue special meeting, you will, unless special arrangements are made, retain your right to vote at the Kenvue special meeting but will have transferred the right to receive the merger consideration to the person to whom you transferred your shares of Kenvue common stock (assuming such holder continues to hold such shares until the first effective time).
Q:	What are the material U.S. federal income tax consequences of the mergers to Kenvue stockholders?
A:
The mergers have been structured to qualify as a reorganization for U.S. federal income tax purposes. Accordingly, Kenvue stockholders generally will not recognize any gain or loss for federal income tax purposes on the exchange of their Kenvue common stock for K-C common stock in the mergers, except for any gain or loss that may result from the receipt of cash instead of a fractional share of K-C common stock and the cash consideration as described in “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 164 of this joint proxy statement/prospectus. You should be aware that the tax consequences to you of the mergers may depend upon your own situation. In addition, you may be subject to U.S. federal non-income, state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisors for a full understanding of the tax consequences to you of the mergers. For a more complete discussion of the material U.S. federal income tax consequences of the mergers, see “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 164 of this joint proxy statement/prospectus.

Q:	When are the mergers expected to be completed?
A:
K-C and Kenvue are working to complete the mergers as quickly as possible. Subject to the satisfaction or waiver of the conditions described in the section entitled “The Merger Agreement—Conditions to the Closing of the Mergers” beginning on page 160 of this joint proxy statement/prospectus, including the approval of the Kenvue merger proposal by Kenvue stockholders at the Kenvue special meeting and the approval of the K-C issuance proposal by K-C stockholders at the K-C special meeting, the transaction is expected to close in the second half of 2026. However, neither K-C nor Kenvue can predict the actual date on which the mergers will be completed, nor can the parties provide assurance that the mergers will be completed, because completion is subject to conditions beyond either party’s control. In addition, if the first merger is not completed by November 2, 2026 (unless otherwise agreed by the parties), either K-C or Kenvue may choose not to proceed with the mergers by terminating the merger agreement, provided that, under certain circumstances related to obtaining regulatory approvals, such date will be automatically extended to May 3, 2027, as described in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page 161 of this joint proxy statement/prospectus.

Q:	If I am a Kenvue stockholder, how will I receive the merger consideration to which I am entitled?
A:
If you are a holder of book-entry shares representing eligible shares of Kenvue common stock (which we refer to as “Kenvue book-entry shares”) which are held through the Depository Trust Company (which we refer to as “DTC”), the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the effective time of the first merger, the merger consideration, cash in lieu of any fractional shares of K-C common stock and any dividends and other distributions on the shares of K-C common stock issuable as merger consideration, in each case, that DTC has the right to receive.

If you are a holder of record of Kenvue book-entry shares which are not held through DTC, the exchange agent will deliver to you, as soon as practicable after the effective time of the first merger, (1) a notice advising you of the effectiveness of the first merger, (2) a statement reflecting the aggregate whole number of shares of K-C common stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement and (3) a check in the amount equal to the applicable aggregate cash consideration, the cash payable in lieu of any fractional shares of K-C common stock and dividends and other distributions on the shares of K-C common stock issuable to you as merger consideration.

No interest will be paid or accrued on any amount payable for shares of Kenvue common stock eligible to receive the merger consideration pursuant to the merger agreement.
For additional information on the exchange of Kenvue common stock for the merger consideration, see the section entitled “The Merger Agreement—Exchange and Payment Procedures.”
Q:	If I am a holder of Kenvue common stock, will the shares of K-C common stock issued in the mergers receive a dividend?
A:
After the consummation of the mergers, the shares of K-C common stock issued in connection with the mergers will carry with them the right to receive the same dividends on shares of K-C common stock as all other holders of shares of K-C common stock, for any dividend the record date of which occurs after the mergers are completed.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:
K-C. K-C has retained Innisfree M&A Incorporated (which we refer to as “Innisfree”) to assist in the solicitation process. K-C has engaged Innisfree to solicit proxies for an estimated fee of $200,000 plus an additional success fee of $300,000 if K-C stockholders approve the K-C issuance proposal, which may be supplemented by an additional fee to be mutually agreed upon in the event of a contested solicitation or public opposition to the mergers, as well as reasonable and customary documented expenses. K-C also has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Kenvue. Kenvue has retained D.F. King & Co., Inc. (which we refer to as “D.F. King”) to assist in the solicitation process. Kenvue will pay D.F. King an estimated fee of $50,000, as well as reasonable and customary documented expenses. Kenvue also has agreed to indemnify D.F. King against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).
Q:	What should I do now?
A:
You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope or submit your voting instructions by phone or the internet as soon as possible so that your shares of K-C common stock and/or Kenvue common stock will be voted in accordance with your instructions.

Q:	Who can answer my questions about the K-C and/or Kenvue special meeting or the transactions contemplated by the merger agreement?
A:
K-C stockholders. If you have any questions about the K-C special meeting or the information contained in this joint proxy statement/prospectus or desire additional copies of this joint proxy statement/prospectus or additional proxies, contact K-C’s proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor, New York, New York 10022
Banks and Brokers Call Collect: (212) 750-5833
All Others Call Toll-Free: (877) 800-5187

Kenvue stockholders. If you have questions about the Kenvue special meeting or the information contained in this joint proxy statement/prospectus, or desire additional copies of this joint proxy statement/prospectus or additional proxies, contact Kenvue’s proxy solicitor:

D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, New York 10005
Banks and brokers, please call: (646) 845-0148
All others, please call toll-free: (800) 848-3405
Email: kenvue@dfking.com
Q:	Where can I find more information about K-C, Kenvue and the mergers?
A:
You can find out more information about K-C, Kenvue and the mergers by reading this joint proxy statement/prospectus and, with respect to K-C and Kenvue, from various sources described in the section entitled “Where You Can Find More Information.”

SUMMARY
This summary highlights select information included in this joint proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this joint proxy statement/prospectus and its annexes carefully and in its entirety and the other documents to which K-C and Kenvue refer before you decide how to vote with respect to the proposals to be considered and voted on at the special meeting for your company. In addition, K-C and Kenvue incorporate by reference important business and financial information about K-C and Kenvue into this joint proxy statement/prospectus, as further described in the section entitled “Where You Can Find More Information” beginning on page 204 of this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item in this joint proxy statement/prospectus.
Information About the Companies (page 42)
Kimberly-Clark Corporation
P.O. Box 619100
Dallas, Texas 75261-9100
Phone: (972) 281-1200
K-C is a global consumer-products company engaged in the manufacture, marketing and sale of personal care and paper products worldwide. K-C’s product portfolio is anchored by a number of well-known brands across the baby care, feminine care, adult care, family care and hygiene categories, including Huggies®, Kleenex®, Scott®, Kotex®, Cottonelle®, Poise®, Depend®, Andrex®, Pull-Ups®, Goodnites®, Intimus®, Plenitud®, Sweety®, Softex®, Viva® and WypAll®. As of December 31, 2024, K-C had net sales of approximately $16.8 billion. K-C’s 2024 operating profit was approximately $2.7 billion and net income was approximately $2.2 billion. K-C common stock is listed on Nasdaq, trading under the symbol “KMB.”
For additional information about K-C and its subsidiaries, see the documents incorporated by reference in this joint proxy statement/prospectus in the section entitled “Where You Can Find More Information” beginning on page 204 of this joint proxy statement/prospectus.
Kenvue Inc.
1 Kenvue Way
Summit, New Jersey 07901
Phone: (908) 874-1200
Kenvue is a pure-play consumer health company with iconic brands including Aveeno®, BAND-AID®, Brand, Johnson’s®, Listerine®, Neutrogena®, Nicorette®, Tylenol®, and Zyrtec®. Kenvue’s portfolio includes self-care, skin health and beauty, and essential health products which are marketed across more than 165 countries worldwide. For the fiscal twelve months ended December 29, 2024, Kenvue had net sales of approximately $15.5 billion, operating income of approximately $1.8 billion and net income of approximately $1.0 billion. Kenvue common stock is listed on the New York Stock Exchange under the ticker symbol “KVUE.”
Vesta Sub I, Inc.
c/o Kimberly-Clark Corporation
P.O. Box 619100
Dallas, Texas 75261-9100
Phone: (972) 281-1200
First Merger Sub is a direct, wholly owned subsidiary of K-C. Upon the completion of the first merger, First Merger Sub will cease to exist. First Merger Sub was incorporated in Delaware on October 30, 2025 for the sole purpose of effecting the mergers.
Vesta Sub II, LLC
c/o Kimberly-Clark Corporation
P.O. Box 619100
Dallas, Texas 75261-9100
Phone: (972) 281-1200

Second Merger Sub is a direct, wholly owned subsidiary of K-C. Upon the completion of the second merger, Second Merger Sub will survive as a direct wholly owned subsidiary of K-C, except the name of Second Merger Sub will be “Kenvue LLC.” Second Merger Sub was formed in Delaware on October 30, 2025 for the sole purpose of effecting the mergers.
The Mergers and the Merger Agreement (page 57)
The terms and conditions of the mergers are contained in the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety. K-C and Kenvue encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the mergers.
The K-C board and the Kenvue board each has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Pursuant to the terms and subject to the conditions included in the merger agreement, K-C has agreed to acquire Kenvue by means of a merger of First Merger Sub, a wholly owned subsidiary of K-C, with and into Kenvue, with Kenvue surviving the merger as a wholly owned subsidiary of K-C. Immediately following the first merger, as the second step in a single integrated transaction with the first merger, Kenvue (as the initial surviving company) will merge with and into Second Merger Sub. As a result of the second merger, the separate corporate existence of Kenvue will cease, and Second Merger Sub will survive as a direct wholly owned subsidiary of K-C, except that the name of Second Merger Sub will be “Kenvue LLC.”
Merger Consideration (page 139)
If the first merger is completed, at the first effective time, each share of Kenvue common stock issued and outstanding immediately prior to the first effective time, other than canceled shares and appraisal shares (each as defined below in the section entitled “The Merger Agreement—Consideration” beginning on page 139 of this joint proxy statement/prospectus), will be converted into the right to receive, and become exchangeable for, 0.14625 validly issued, fully paid and non-assessable shares of K-C common stock subject to the provisions of the merger agreement with respect to any fractional share consideration (as described in the section entitled “The Merger Agreement—Fractional Shares” beginning on page 139 of this joint proxy statement/prospectus) plus $3.50 in cash, in each case, without interest.
Risk Factors (page 28)
The mergers and an investment in K-C common stock involve risks, some of which are related to the transactions contemplated by the merger agreement. You should carefully consider the information about these risks set forth in the section entitled “Risk Factors” beginning on page 28 of this joint proxy statement/prospectus, together with the other information included or incorporated by reference herein, particularly the risk factors contained in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed by each of K-C and Kenvue. K-C stockholders should carefully consider those risk factors before deciding how to vote with respect to the K-C issuance proposal and the K-C adjournment proposal to be considered and voted on at the K-C special meeting, and Kenvue stockholders should carefully consider those risk factors before deciding how to vote with respect to the Kenvue merger proposal, the Kenvue advisory compensation proposal and the Kenvue adjournment proposal to be considered and voted on at the Kenvue special meeting. For additional information, see “Where You Can Find More Information” beginning on page 204 of this joint proxy statement/prospectus.
Treatment of Kenvue Equity-Based Awards (page 142)
Pursuant to the merger agreement, each equity award of Kenvue granted under its equity plans that is outstanding immediately prior to the first effective time will be treated as follows:
•
Each Kenvue assumed stock option with respect to a number of shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Kenvue common stock subject to such Kenvue stock option immediately prior to the first effective time and (ii) the equity award exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Kenvue stock option immediately prior to the first effective time divided by (B) the equity award exchange ratio. Each Kenvue assumed stock option will be subject to the same terms and conditions (including with respect to vesting) that applied to the corresponding Kenvue stock option award immediately prior to the first effective time, except that, following a qualifying termination, any vested Kenvue assumed stock options will remain outstanding and exercisable until the earlier of the one-year anniversary of such qualifying termination and the expiration date for such Kenvue assumed stock option assuming no termination of employment.
•
All Kenvue deferred stock unit awards, time-vesting restricted stock unit awards and performance-vesting restricted stock unit awards that are outstanding as of immediately prior to the first effective time will convert into an award of K-C restricted stock units (each, an “RSU conversion award”) with respect to a number of shares (rounded to the nearest whole share) equal to the product of (A) the number of shares of Kenvue common stock subject to such Kenvue equity award immediately prior to the first effective time and (B) the equity award exchange ratio, with the same terms and conditions that applied to such Kenvue equity award immediately prior to the first effective time (including vesting and dividend equivalent rights); except that (I) in the case of any Kenvue RSU award that is or becomes vested as of the first effective time pursuant to its terms, such Kenvue RSU award will instead be converted into the right to receive the merger consideration for each share of Kenvue common stock subject to the Kenvue RSU award; and (II) in the case of any Kenvue PSU award, the number of shares of Kenvue common stock subject to such award immediately prior to the first effective time will be based on the greater of target and actual performance through the closing of the mergers and the corresponding RSU conversion award will no longer be subject to any performance-based vesting conditions.

Recommendation of the K-C Board of Directors and Reasons for the Mergers (page 75)
The K-C board unanimously recommends that K-C stockholders vote “FOR” the K-C issuance proposal and “FOR” the K-C adjournment proposal.
Prior to the adoption of the K-C issuance proposal by K-C stockholders, under certain circumstances, and in compliance with certain obligations contained in the merger agreement and described in the section entitled “The Merger Agreement—Covenants and Agreements—Recommendations of the K-C Board and the Kenvue Board” beginning on page 152 of this joint proxy statement/prospectus, the K-C board may effect an adverse recommendation change, including by withdrawing or withholding the foregoing recommendation, under certain circumstances, in response to a takeover proposal or an intervening event, if the K-C board complies with certain procedures in the merger agreement as more fully described in the section entitled “The Merger Agreement—Covenants and Agreements—Recommendations of the K-C Board and the Kenvue Board” beginning on page 152 of this joint proxy statement/prospectus.
For additional information on the recommendation of the K-C board, see the section entitled “The Mergers—Recommendation of the K-C Board of Directors and Reasons for the Mergers.”
Recommendation of the Kenvue Board of Directors and Reasons for the Mergers (page 97)
The Kenvue board unanimously recommends that Kenvue stockholders vote “FOR” the Kenvue merger proposal, “FOR” the Kenvue compensation advisory proposal and “FOR” the Kenvue adjournment proposal. For the factors considered by the Kenvue board in reaching this decision and additional information on the recommendation of the Kenvue board, see the section entitled “The Mergers—Recommendation of the Kenvue Board of Directors and Reasons for the Mergers” beginning on page 97 of this joint proxy statement/prospectus.
Prior to the adoption of the Kenvue merger proposal by Kenvue stockholders, under certain circumstances, and in compliance with certain obligations contained in the merger agreement and described in the section entitled “The Merger Agreement—Covenants and Agreements—Recommendations of the K-C Board and the Kenvue Board” beginning on page 152 of this joint proxy statement/prospectus, the Kenvue board may effect an adverse recommendation change, including by withdrawing or withholding the foregoing recommendation, under certain circumstances, in response to a takeover proposal or an intervening event, if the Kenvue board complies with certain procedures in the merger agreement as more fully described in the section entitled “The Merger Agreement—Covenants and Agreements—Recommendations of the K-C Board and the Kenvue Board” beginning on page 152 of this joint proxy statement/prospectus.
Opinions of Financial Advisors (pages 80 and 102)
Opinion of J.P. Morgan Securities LLC, K-C’s Financial Advisor
At the meeting of the K-C board on November 2, 2025, J.P. Morgan Securities LLC (referred to in this joint proxy statement/prospectus as “J.P. Morgan”), rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated November 2, 2025, to the K-C board, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the merger consideration to be paid by K-C in the proposed transaction was fair, from a financial point of view, to K-C.
The full text of J.P. Morgan’s written opinion, dated November 2, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. K-C stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the K-C board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed transaction, was limited to the fairness, from a financial point of view, of the merger consideration to be paid by K-C in the proposed transaction and did not address any other aspect of the proposed transaction. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed transaction to the holders of any class of securities, creditors or other constituencies of K-C or as to the underlying decision by K-C to engage in the proposed transaction. The opinion does not constitute a recommendation to any stockholder of K-C as to how such stockholder should vote with respect to the proposed transaction or any other matter.
For financial advisory services rendered in connection with the proposed transaction, J.P. Morgan is entitled to receive from K-C an aggregate fee of up to $50.0 million, $5.0 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the proposed transaction.
For more information, see the section titled “The Mergers—Opinions of K-C’s Financial Advisors—Opinion of J.P. Morgan Securities LLC” beginning on page 80 of this joint proxy statement/prospectus and the full text of the written opinion of J.P. Morgan attached as Annex B to this joint proxy statement/prospectus.
Opinion of PJT Partners, K-C’s Financial Advisor
At a meeting of the K-C board on November 2, 2025, PJT Partners rendered its oral opinion, subsequently confirmed in its written opinion, dated November 2, 2025, to the K-C board to the effect that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the merger consideration to be paid by K-C for the shares of Kenvue common stock in the transactions contemplated by the merger agreement was fair to K-C from a financial point of view.
The full text of PJT Partners’ written opinion delivered to the K-C board, dated November 2, 2025, is attached as Annex C and incorporated into this joint proxy statement/prospectus by reference in its entirety. PJT Partners’ written opinion has been provided by PJT Partners at the request of the K-C board and is subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated therein).
As compensation for its services in connection with the transactions contemplated by the merger agreement, PJT Partners is entitled to receive from K-C an aggregate fee of $57 million, $5 million of which became payable upon the delivery of PJT Partners’ opinion to the K-C board and the remainder of which is contingent and payable upon the consummation of the transactions contemplated by the merger agreement. It is also anticipated by K-C that PJT Partners will receive an additional fee of approximately $10 million in connection with its performance of capital markets advisory services to K-C, which fee shall be contingent and payable upon the consummation of the transactions contemplated by the merger agreement.
You are encouraged to read the opinion carefully in its entirety. PJT Partners provided its opinion to the K-C board, in its capacity as such, only in connection with and for purposes of its evaluation of the transactions contemplated by the merger agreement, and PJT Partners’ opinion does not constitute a recommendation as to any action the K-C board should take with respect to the transactions contemplated by the merger agreement or how any holder of K-C common stock or Kenvue common stock should vote or act with respect to the transactions contemplated by the merger agreement or any other matter. The summary of the PJT Partners opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of PJT Partners’ written opinion.

For a summary of PJT Partners’ opinion and the methodology that PJT Partners used to render its opinion, see the section of this joint proxy statement/prospectus titled “The Mergers—Opinions of K-C’s Financial Advisors—Opinion of PJT Partners” beginning on page 88 of this joint proxy statement/prospectus and the full text of the written opinion of PJT Partners attached as Annex C to this joint proxy statement/prospectus.
Opinion of Centerview Partners LLC, Kenvue’s Financial Advisor
Kenvue retained Centerview Partners LLC, which is referred to in this joint proxy statement/prospectus as “Centerview,” as a financial advisor to the Kenvue board in connection with the proposed mergers and the other transactions contemplated by the merger agreement, which are collectively referred to as the “transaction” throughout this section and the summary of Centerview’s opinion below in the section entitled “Opinion of Centerview Partners LLC.” In connection with this engagement, the Kenvue board requested that Centerview evaluate the fairness, from a financial point of view, to the holders of shares of Kenvue common stock (other than (i) each share owned by K-C or Kenvue or any wholly owned subsidiary (as defined in the merger agreement) of K-C or Kenvue (or shares of Kenvue common stock held in the treasury of Kenvue) and (ii) any appraisal shares (as defined in the merger agreement), together with any shares of Kenvue common stock held by any affiliate of K-C or Kenvue, which are collectively referred to as “excluded shares” throughout this section and the summary of Centerview’s opinion below in the section entitled “Opinions of Kenvue’s Financial Advisors—Opinion of Centerview Partners LLC”) of the merger consideration proposed to be paid to such holders pursuant to the merger agreement. On November 2, 2025, Centerview rendered to the Kenvue board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated November 2, 2025, that, as of such date and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the merger consideration proposed to be paid to the holders of shares of Kenvue common stock (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.
The full text of Centerview’s written opinion, dated November 2, 2025, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex D and is incorporated by reference herein. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Kenvue board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of shares of Kenvue common stock (other than excluded shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the transaction and does not constitute a recommendation to any stockholder of Kenvue or any other person as to how such stockholder or other person should vote with respect to the mergers or otherwise act with respect to the transaction or any other matter. In connection with Centerview’s services as a financial advisor to the Kenvue board, Kenvue has agreed to pay Centerview an aggregate fee estimated to be approximately $63 million, $5 million of which was payable upon announcement of, or execution of a definitive agreement with respect to, a transaction and approximately $58 million of which is payable contingent upon completion of the transaction.
The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.
Opinion of Goldman Sachs & Co. LLC, Kenvue’s Financial Advisor
Goldman Sachs & Co. LLC (which we refer to as “Goldman Sachs”) delivered its opinion to the Kenvue board that, as of November 2, 2025 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than K-C and its affiliates) of shares of Kenvue common stock pursuant to the merger agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated November 2, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E to this joint proxy statement/prospectus and is incorporated by reference herein. Goldman Sachs acted as financial advisor to Kenvue in connection with, and participated in certain of the negotiations leading to, the mergers and provided advisory services and its opinion for the information and assistance of the Kenvue board in connection with its consideration of the mergers. Goldman Sachs’ opinion is not a recommendation as to how any holder of Kenvue common stock or K-C common stock should vote with respect to the first merger or second merger or any other matter. Pursuant to an engagement letter between Kenvue and Goldman Sachs, Kenvue has agreed to pay Goldman Sachs a transaction fee for Goldman Sachs’ services in connection with the mergers of approximately $63 million, $5 million of which became payable at announcement of the mergers, and the remainder of which is contingent upon completion of the mergers.
Special Meeting of K-C Stockholders (page 43)
Date, Time, Place and Purpose of the K-C Special Meeting
The K-C special meeting will be held virtually via live webcast on January 29, 2026, at 8:00 a.m., Central Time. Because the K-C special meeting is completely virtual and being conducted via live webcast, K-C stockholders will not be able to attend the K-C special meeting in person. K-C stockholders will be able to attend the K-C special meeting online and vote their shares electronically during the meeting by visiting https://meetnow.global/MZG69WX.
The purpose of the K-C special meeting is to consider and vote on (i) the K-C issuance proposal and (ii) the K-C adjournment proposal. Approval of the K-C issuance proposal is a condition of the consummation of the mergers. Approval of the K-C adjournment proposal is not a condition to the consummation of the mergers.
Record Date and Outstanding Shares of K-C Common Stock
Only holders of record of issued and outstanding shares of K-C common stock as of the close of business on December 11, 2025, the record date for the K-C special meeting, are entitled to receive notice of, and to vote at, the K-C special meeting or any postponement or adjournment of the K-C special meeting.
As of the close of business on the record date, there were 331,892,847 shares of K-C common stock issued and outstanding and entitled to vote at the K-C special meeting and each share of K-C common stock is entitled to one vote.
A complete list of K-C stockholders entitled to vote at the K-C special meeting will be available for inspection at K-C’s principal place of business during regular business hours for a period of no less than 10 days before the K-C special meeting at 351 Phelps Dr., Irving, Texas 75038. The list of K-C stockholders entitled to vote at the K-C special meeting will also be made available for inspection during the K-C special meeting via the K-C special meeting website.
Quorum; Abstentions and Broker Non-Votes
A quorum of K-C stockholders is necessary for K-C to conduct business with respect to a proposal. The presence at the K-C special meeting, whether via the K-C special meeting website or by proxy, of the majority in interest of all shares of K-C common stock issued and outstanding and entitled to vote on each of the K-C issuance proposal and the K-C adjournment proposal will be necessary to establish a quorum with respect to such proposal. If you submit a properly executed proxy card, even if you vote “against” the proposal or vote to “abstain” in respect of the proposal, your shares of K-C common stock will be counted for purposes of calculating whether a quorum is present.
A broker non-vote occurs when a broker or other nominee returns a valid proxy card without voting on such proposal because they did not receive voting instructions from the street name holder and do not have discretionary authority to vote the shares on a particular proposal. Shares represented by broker non-votes will not be voted on any proposal for which the broker or other nominee has no discretionary authority to vote.
Under applicable rules, brokers or other nominees have discretionary voting power with respect to matters that are considered routine. Brokers will not be permitted to vote shares of K-C common stock at the K-C special meeting with respect to the K-C issuance proposal or the K-C adjournment proposal without receiving instructions from the beneficial owner of such shares, as they are considered non-routine.
If your properly executed proxy does not contain voting instructions, the persons named as proxies will vote your shares in accordance with the voting recommendations of the K-C board.
Methods of Voting
K-C stockholders holding shares directly as stockholders of record may vote by providing their proxies via the internet by going to the web address provided on the enclosed proxy card and following the instructions for internet voting, by phone using the toll-free phone number listed on the enclosed proxy card, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

K-C stockholders of record may vote their shares via the K-C special meeting website at the K-C special meeting or by submitting their proxies: (a) by phone; (b) by the internet; or (c) by completing, signing and returning your proxy or voting instruction card via mail.
K-C stockholders who hold their shares in “street name” by a broker, bank or other nominee should refer to the voting instruction form or other information forwarded by their broker, bank or other nominee for instructions on how to vote their shares.
Voting by Proxy
Whether you hold your shares of K-C common stock directly as the stockholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the K-C special meeting. You can vote by proxy by phone, the internet or mail by following the instructions provided in the enclosed proxy card. If your properly executed proxy does not contain voting instructions, the persons named as proxies will vote your shares in accordance with the voting recommendations of the K-C board.
Required Vote to Approve the K-C Issuance Proposal
Approval of the K-C issuance proposal requires the affirmative vote of a majority of shares of K-C common stock present at the K-C special meeting, whether present via the K-C special meeting website or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the K-C issuance proposal, while a broker non-vote will have no effect on the outcome of the vote on the K-C issuance proposal.
The K-C issuance proposal is described in the section entitled “K-C Proposals” beginning on page 49 of this joint proxy statement/prospectus.
Required Vote to Approve the K-C Adjournment Proposal
Approval of the K-C adjournment proposal requires the affirmative vote of a majority of shares of K-C common stock present at the K-C special meeting, whether present via the K-C special meeting website or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the K-C adjournment proposal, while a broker non-vote will have no effect on the outcome of the vote on the K-C adjournment proposal.
The K-C adjournment proposal is described in the section entitled “K-C Proposals” beginning on page 49 of this joint proxy statement/prospectus.
Vote of K-C’s Directors and Executive Officers
As of December 11, 2025, K-C directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 2,456,338 shares of K-C common stock, or approximately 0.74% of the total outstanding shares of K-C common stock as of December 11, 2025.
K-C currently expects that all of its directors and executive officers will vote their shares “FOR” each of the K-C proposals.
Adjournment
If a quorum is not present at the K-C special meeting, or if a quorum is present but there are not sufficient votes at the time of the K-C special meeting to approve the K-C issuance proposal, then K-C stockholders may be asked to vote on the K-C adjournment proposal and thereby adjourn the K-C special meeting to a later time and place.
At any subsequent reconvening of the K-C special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the K-C special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.
Special Meeting of Kenvue Stockholders (page 50)
Date, Time, Place and Purpose of the Kenvue Special Meeting
The Kenvue special meeting will be held virtually on January 29, 2026, at 9:00 a.m., Eastern Time. The Kenvue special meeting will be held solely via live webcast and there will not be a physical meeting location. Kenvue stockholders will be able to attend the Kenvue special meeting online and vote their shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/KVUE2026SM, which is the Kenvue special meeting website.

The purpose of the Kenvue special meeting is to consider and vote on (i) the Kenvue merger proposal, (ii) the Kenvue advisory compensation proposal and (iii) the Kenvue adjournment proposal. Approval of the Kenvue merger proposal is a condition to the obligation of Kenvue and K-C to complete the mergers. Approval of each of the Kenvue advisory compensation proposal and the Kenvue adjournment proposal are not conditions to the obligation of either Kenvue or K-C to complete the mergers.
Record Date and Outstanding Shares of Kenvue Common Stock
Only holders of record of issued and outstanding shares of Kenvue common stock as of the close of business on December 11, 2025, the record date for the Kenvue special meeting, are entitled to receive notice and to vote at the Kenvue special meeting or any postponement or adjournment of the Kenvue special meeting.
As of the close of business on the record date, there were 1,915,984,439 shares of Kenvue common stock issued and outstanding and entitled to vote at the Kenvue special meeting and no shares of Kenvue preferred stock issued and outstanding. Each share of Kenvue common stock is entitled to one vote.
A complete list of Kenvue stockholders entitled to vote at the Kenvue special meeting will be available for inspection at Kenvue’s principal place of business during regular business hours for a period of no less than 10 days before the Kenvue special meeting at 1 Kenvue Way, Summit, New Jersey 07901. The list of Kenvue stockholders entitled to vote at the Kenvue special meeting will also be made available for inspection during the Kenvue special meeting via the Kenvue special meeting website.
Quorum; Abstentions and Broker Non-Votes
In order for business to be conducted at the Kenvue special meeting, a quorum must be present. A quorum at the Kenvue special meeting requires the presence in person or by proxy of the holders of record of a majority of voting power of the outstanding Kenvue common stock entitled to vote.
If you submit a properly executed proxy card, even if you do not vote for any proposal or vote to “abstain” in respect of each proposal, your shares of Kenvue common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the Kenvue special meeting. Kenvue common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee and Kenvue common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the Kenvue special meeting for the purpose of determining the presence of a quorum.
A broker “non-vote” occurs when a bank or broker holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other “routine” items and submits votes for those matters. Kenvue does not expect any broker non-votes at the Kenvue special meeting because the rules applicable to banks, brokers and other nominees only provide banks, brokers and other nominees with discretionary authority to vote on proposals that are considered “routine,” whereas each of the proposals to be presented at the Kenvue special meeting is considered “non-routine.” As a result, no bank or broker will be permitted to vote your shares of Kenvue common stock at the special meeting without receiving instructions.
If your properly executed proxy does not contain voting instructions, the persons named as proxies will vote your shares in accordance with the voting recommendations of the Kenvue board.
Methods of Voting
If you are a registered Kenvue stockholder of record (your Kenvue shares are registered in your own name with Kenvue’s transfer agent, Computershare Trust Company, N.A.), then you can vote any one of four ways: (i) via the internet prior to the Kenvue special meeting, (ii) by telephone, (iii) by mail and (iv) via the internet during the Kenvue special meeting.
Shares Held in Street Name
If you hold your shares in a brokerage account in your broker’s name (“street name”), you will receive voting instructions provided by your broker, bank, trustee or nominee. If you would like to vote your shares at the Kenvue special meeting, you will need to obtain a valid proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting.

Voting by Proxy
Whether you hold your shares of Kenvue common stock directly as the stockholder of record or beneficially in “street name,” you may direct your vote by proxy without virtually attending the Kenvue special meeting. You can vote by proxy by telephone, the internet or mail by following the instructions provided in the enclosed proxy card.
The persons named as proxies will vote your shares in accordance with your instructions. Except as noted below with respect to shares held in a Kenvue employee savings plan (which we refer to as a “Kenvue savings plan”), if your properly executed proxy does not contain voting instructions, the persons named as proxies will vote your shares in accordance with the voting recommendations of the Kenvue board.
Kenvue Savings Plan
If you are an employee who participates in a Kenvue savings plan, you can vote the shares (if any) that are deemed to be in your account as of the record date.
To do so, you must sign and return the proxy card or vote by the internet or telephone, as instructed in the proxy materials you received in connection with these shares in the Kenvue savings plan. Voting instructions must be received no later than 5:00 p.m., Eastern Time, on January 26, 2026, so that the trustee (who votes the shares on behalf of the participants of a Kenvue savings plan) has adequate time to tabulate the voting instructions. The trustee will vote those shares you instruct. If you do not provide voting instructions, the trustee will vote your Kenvue savings plan shares in the same proportion as the Kenvue savings plan shares of other participants for which the trustee has received proper voting instructions, if the voted shares are at 5% or above of allocated shares. If the voted shares in that plan are less than 5% of allocated shares, the trustee may vote any undirected shares in its discretion.
Required Vote to Approve the Kenvue Merger Proposal
The affirmative vote of the holders of a majority of the shares of Kenvue common stock outstanding and entitled to vote on the proposal is required to approve the Kenvue merger proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Kenvue merger proposal. Failure to vote on the Kenvue merger proposal will have the same effect as a vote “AGAINST” the Kenvue merger proposal.
The Kenvue merger proposal is described in the section entitled “Kenvue Proposals” beginning on page 55 of this joint proxy statement/prospectus.
Required Vote to Approve the Kenvue Advisory Compensation Proposal
The affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the Kenvue special meeting and entitled to vote on the proposal is required to approve the Kenvue advisory compensation proposal on an advisory basis. Broker non-votes are not treated as votes either cast “FOR” or “AGAINST” the Kenvue advisory compensation proposal. Abstentions will have the effect as a vote “AGAINST” the Kenvue advisory compensation proposal. Any failure by a Kenvue stockholder to vote will have no effect on the outcome of the Kenvue advisory compensation proposal.
The Kenvue advisory compensation proposal is described in the section entitled “Kenvue Proposals” beginning on page 55 of this joint proxy statement/prospectus.
Required Vote to Approve the Kenvue Adjournment Proposal
The affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the Kenvue special meeting and entitled to vote on the proposal is required to approve the Kenvue adjournment proposal. Broker non-votes are not treated as votes either cast “FOR” or “AGAINST” the Kenvue adjournment proposal. Abstentions will have the effect as a vote “AGAINST” the Kenvue adjournment proposal. Any failure by a Kenvue stockholder to vote will have no effect on the outcome of the Kenvue adjournment proposal.
The Kenvue adjournment proposal is described in the section entitled “Kenvue Proposals” beginning on page 55 of this joint proxy statement/prospectus.
Vote of Kenvue’s Directors and Executive Officers
As of December 11, 2025, Kenvue directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 21,198,791 shares of Kenvue common stock, or approximately 1.11% of the total outstanding shares of Kenvue common stock as of December 11, 2025.

Kenvue currently expects that all of its directors and executive officers will vote their shares “FOR” the Kenvue merger proposal, “FOR” the Kenvue advisory compensation proposal and “FOR” the Kenvue adjournment proposal.
Adjournment
If a quorum is not present or if there are not sufficient votes for the approval of the Kenvue merger proposal, Kenvue expects that the Kenvue special meeting will be adjourned by the chair of the Kenvue special meeting to solicit additional proxies in accordance with the merger agreement. At any subsequent reconvening of the Kenvue special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Kenvue special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.
Board of Directors of K-C Following the Consummation of the Mergers (page 75)
Under the terms of the Merger Agreement, K-C has agreed to take all actions as may be necessary to cause, effective as of the first effective time, the K-C board to consist of three designated Kenvue directors, with the remainder of the K-C board consisting of existing members of the K-C board, as of immediately prior to the first effective time, until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal in accordance with the organizational documents of K-C.
Interests of K-C Directors and Executive Officers in the Mergers (page 127)
In considering the recommendation of the K-C board with respect to the K-C issuance proposal, K-C stockholders should be aware that the directors and executive officers of K-C have interests in the mergers that may be different from, or in addition to, the interests of K-C stockholders generally. The members of the K-C board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that K-C stockholders approve the K-C issuance proposal.
Interests of Kenvue Directors and Executive Officers in the Mergers (page 128)
In considering the recommendation of the Kenvue board with respect to the Kenvue merger proposal and the Kenvue advisory compensation proposal, Kenvue stockholders should be aware that the directors and executive officers of Kenvue have interests in the mergers that may be different from, or in addition to, the interests of Kenvue stockholders generally. The members of the Kenvue board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that Kenvue stockholders approve the Kenvue merger proposal and the Kenvue advisory compensation proposal.
Conditions to the Closing of the Mergers (page 160)
The respective obligations of each party to effect the mergers is subject to the satisfaction or waiver on or prior to the closing of the following conditions:
•	the receipt of the Kenvue stockholder approval and the K-C stockholder approval;
•	the approval for listing on Nasdaq, subject to official notice of issuance, of the shares of K-C common stock issuable as stock consideration;
•	the receipt of the required regulatory approvals;
•	the absence of any legal restraint in effect that prevents, makes illegal, enjoins or prohibits the consummation of the mergers;
•
the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of any stop order suspending the effectiveness of the registration statement, and no proceedings for such purpose having been initiated or threatened by the SEC;

•
the representations and warranties of the other party (or parties, with respect to Kenvue) contained in the merger agreement being true and correct as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt of a certificate duly executed by an executive officer of Kenvue or K-C, as applicable, to such effect); and

•
performance by the other party (or parties, with respect to Kenvue) in all material respects of all obligations required to be performed by them at or prior to the closing under the merger agreement (and the receipt of a certificate duly executed by an executive officer of Kenvue or K-C, as applicable, to such effect).

We cannot be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed.
No Solicitation (page 150)
The merger agreement generally restricts the ability of K-C or Kenvue to directly or indirectly solicit takeover proposals from third parties (including by furnishing non-public information), participate in discussions or negotiations with third parties regarding any takeover proposal, approve or recommend any takeover proposals, submit any takeover proposals for approval of their respective stockholders or enter into agreements providing for or relating to any takeover proposal. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement and described in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 150 of this joint proxy statement/prospectus, each of K-C and Kenvue is permitted to engage in negotiations with, and provide information to, third parties that have made an unsolicited takeover proposal upon the determination by the respective board, in good faith and after consultation with financial advisors and outside legal counsel, that such takeover proposal constitutes or would reasonably be expected to result in a superior proposal and that the failure to take such action would be inconsistent with the applicable directors’ fiduciary duties pursuant to applicable law.
Termination of the Merger Agreement (page 161)
The merger agreement may be terminated at any time prior to the first effective time:
•	By the mutual written consent of K-C and Kenvue.
•	By either K-C or Kenvue if:
○
the first merger has not been completed on or before November 2, 2026 (which we refer to as the “outside date”); provided that if the only conditions not satisfied by that date are those related to certain regulatory approvals or the absence of a legal restraint prohibiting the closing, the outside date will automatically be extended to May 3, 2027; provided, further, that if such failure to close on or before the outside date, as it may be extended, is the proximate result of a breach of the merger agreement, then the termination right described in this bullet is not available to such breaching party;

○
any legal restraint that enjoins or otherwise prohibits consummation of the mergers has become final and non-appealable; provided that if the imposition of such legal restraint is the proximate result of a breach of the merger agreement, then the termination right described in this bullet is not available to such breaching party;

○	the K-C stockholder approval has not been obtained at the K-C stockholders meeting; or
○	the Kenvue stockholder approval has not been obtained at the Kenvue stockholders meeting.
•	By K-C if:
○
Kenvue has breached its representations, warranties or covenants such that a closing condition would not be satisfied, and such breach is not cured within 45 days following written notice thereof (provided that K-C is not then in material breach of its own obligations under the merger agreement); or

○	prior to the Kenvue stockholder approval, the Kenvue board has made a Kenvue adverse recommendation change.
•	By Kenvue if:
○
K-C has breached its representations, warranties or covenants such that a closing condition would not be satisfied, and such breach is not cured within 45 days following written notice thereof (provided that Kenvue is not then in material breach of its own obligations under the merger agreement); or

○	prior to the K-C stockholder approval, the K-C board has made a K-C adverse recommendation change.

If the merger agreement is terminated, it will become void, without liability on the part of any party, except in the case of fraud or an intentional and material breach of the merger agreement prior to termination. Certain provisions will survive termination, including those relating to confidentiality, the effect of termination, payment of fees and expenses (including termination fees) and governing law.
Termination Fees (page 161)
If the merger agreement is terminated by either K-C or Kenvue under certain circumstances, including circumstances involving takeover proposals and changes in the recommendation of its board, K-C or Kenvue may be required to pay a termination fee to the other equal to $1.136 billion.
Kenvue Stockholders’ Appraisal Rights (page 53)
Under Delaware law, K-C stockholders are not entitled to appraisal rights in connection with the issuance of shares of K-C common stock as contemplated by the merger agreement.
If the mergers are completed, Kenvue stockholders who do not wish to accept the merger consideration are entitled to seek appraisal of their shares of Kenvue common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Kenvue common stock exclusive of any element of value arising from the accomplishment or expectation of the mergers, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Kenvue common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights.” This joint proxy statement/prospectus serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. They will instead receive an amount determined to be the “fair value” of their shares of Kenvue common stock following petition to, and an appraisal by, the Delaware Court of Chancery. Persons considering seeking appraisal should recognize that the fair value of their shares of Kenvue common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A holder of record or a beneficial owner of shares of Kenvue common stock who (i) continuously holds such shares through the first effective time, (ii) has not consented to or otherwise voted in favor of the mergers or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw their demand for appraisal of such shares and (v) in the case of a beneficial owner, a person who (a) reasonably identifies in their demand the holder of record of the shares for which the demand is made, (b) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provides an address at which such beneficial owner consents to receive notices given by Kenvue and to be set forth on the Chancery list (as defined in the section of this joint proxy statement/prospectus entitled “The Mergers—Kenvue Stockholders’ Appraisal Rights”), will be entitled to receive the fair value of their shares of Kenvue common stock exclusive of any element of value arising from the accomplishment or expectation of the mergers, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The foregoing summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this joint proxy statement/prospectus. Any person who desires to exercise their appraisal rights should review carefully Section 262 and is urged to consult their legal and financial advisors before electing or attempting to exercise such rights.
For more information, please see the section of this proxy statement entitled “The Mergers—Kenvue Stockholders’ Appraisal Rights.”

Regulatory Approvals (page 126)
U.S. Antitrust Clearance
The consummation of the mergers is subject to the receipt of antitrust clearance in the United States. Under the Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), and the rules promulgated thereunder, the mergers may not be completed until notification and report forms have been filed with the Federal Trade Commission (which we refer to as the “FTC”) and the Department of Justice (which we refer to as the “DOJ”), and the applicable waiting period (or any extensions of such waiting period) has expired or been terminated. The initial filings with respect to the mergers have not yet been made by Kenvue and K-C. For additional information regarding regulatory approvals in connection with the mergers, see the section entitled “The Mergers—Regulatory Approvals—U.S. Antitrust Clearance.”
Non-U.S. Antitrust Clearance and Regulatory Approvals
Kenvue and K-C derive revenues in other jurisdictions where merger control, foreign investment or foreign subsidies filings or clearances may be necessary or recommended, including, among others, approvals in the European Union by the European Commission under Council Regulation (EC) No. 139/2004 on the control of concentrations between undertakings and Regulation (EU) 2022/2560 of the European Parliament and of the Council of December 14, 2022 on foreign subsidies distorting the internal market. Kenvue and K-C are also making merger control filings in certain additional jurisdictions. The initial filings with respect to the mergers have not yet been made by Kenvue and K-C. The mergers cannot be consummated until the closing conditions relating to applicable filings or clearances in the required jurisdictions have been satisfied or waived. Although neither Kenvue nor K-C believes that the mergers will violate antitrust laws outside of the U.S. or other laws outside the U.S. that prohibit, restrict or regulate foreign investments or foreign subsidies, there can be no assurance that non-U.S. regulatory authorities or, under certain circumstances, private parties, will not attempt to challenge the transaction on antitrust grounds or for other reasons. For additional information regarding regulatory approvals in connection with the mergers, see the section entitled “The Mergers—Regulatory Approvals—Non-U.S. Antitrust Clearance and Regulatory Approvals” on page 126 of this joint proxy statement/prospectus.
Specific Performance; Remedies (page 162)
The parties to the merger agreement have agreed that each party is entitled to an injunction and specific performance to prevent breaches of the merger agreement and to enforce its terms, in addition to any other remedy to which such party may be entitled.
Litigation Relating to the Mergers (page 137)
Following the announcement of the merger agreement, on December 8, 2025, a purported Kenvue stockholder filed a lawsuit seeking, among other things, to enjoin the mergers. In addition, as of the date of this joint proxy statement/prospectus, Kenvue has received demand letters from purported Kenvue stockholders alleging disclosure deficiencies in the preliminary joint proxy statement/prospectus filed by K-C with the SEC on December 4, 2025.
For more information, please see the section of this joint proxy statement/prospectus entitled “The Mergers—Litigation Relating to the Mergers” beginning on page 137.
Material U.S. Federal Income Tax Consequences of the Mergers (page 164)
The mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. K-C and Kenvue intend to report the mergers, taken together, consistent with such treatment.
Assuming the mergers, taken together, are so treated, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers”) of Kenvue common stock generally will not recognize any realized loss but will recognize any realized gain as a result of the mergers equal to the lesser of (i) the excess, if any, of (A) the sum of the fair market value of K-C common stock (including any fractional share of K-C common stock deemed received and redeemed for cash, as discussed in “Material U.S. Federal Income Tax Consequences of the Mergers—Qualification of the mergers, taken together, as a ‘reorganization’”) and the amount of cash consideration (excluding the amount of any cash in lieu of a fractional share of K-C common stock) received by such U.S. holder pursuant to the first merger over (B) such U.S. holder’s adjusted tax basis in the Kenvue common stock surrendered pursuant to the first merger; and (ii) the amount of cash consideration (excluding the amount of any cash in lieu of a fractional share of K-C common stock) received by such U.S. holder pursuant to the first merger.

It is not a condition to K-C or Kenvue’s obligations to complete the transactions that the mergers, taken together, be treated as a “reorganization” within the meaning of Section 368(a) of the Code. None of the parties to the merger agreement have sought or intend to seek any ruling from the IRS regarding the qualification of the mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code. However, in connection with the effectiveness of the registration statement of which this proxy statement/prospectus is a part, Kirkland & Ellis LLP, counsel to K-C, and Cravath, Swaine & Moore LLP, counsel to Kenvue, will each deliver a legal opinion to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
For a more complete description of the U.S. federal income tax consequences of the mergers, see the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers.”
The tax consequences of the mergers are complex and will depend on the particular facts and circumstances of each holder of Kenvue common stock. Holders of Kenvue common stock are strongly urged to consult their own tax advisors to understand the tax consequences to them of the mergers.
Comparison of Stockholders’ Rights (page 188)
The rights of Kenvue stockholders who receive shares of K-C common stock in the mergers will be governed by the amended and restated K-C certificate of incorporation (which we refer to as the “K-C certificate of incorporation”) and the K-C by-laws, as amended from time to time (which we refer to as the “K-C by-laws”) rather than by Kenvue’s amended and restated certificate of incorporation (which we refer to as the “Kenvue certificate of incorporation”) and the amended and restated Kenvue bylaws (which we refer to as the “Kenvue bylaws”). As a result, Kenvue stockholders will have different rights once they become K-C stockholders due to the differences in the organizational documents of K-C and Kenvue. The key differences are described in the section entitled “Comparison of Stockholders’ Rights.”
Upon consummation of the mergers, holders of shares of Kenvue common stock will receive shares of K-C common stock. The rights of such holders who become K-C stockholders will change upon receipt of shares of K-C common stock, which rights will be governed by the DGCL, the K-C certificate of incorporation and the K-C by-laws. The differences in the rights of each such holder of Kenvue common stock receiving shares of K-C common stock in the mergers are described in detail in the section entitled “Comparison of Stockholders’ Rights” beginning on page 188 of this joint proxy statement/prospectus.
Listing of K-C Common Stock; Delisting and Deregistration of Kenvue Stock (page 136)
If the mergers are completed, the shares of K-C common stock to be issued in the mergers will be listed for trading on Nasdaq, shares of Kenvue common stock will be delisted from the NYSE and deregistered under the Exchange Act and Kenvue will no longer be required to file periodic reports with the SEC pursuant to the Exchange Act.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
Market Prices
The K-C common stock is listed on Nasdaq under the symbol “KMB.” The Kenvue common stock is listed on the NYSE under the symbol “KVUE.”
The high and low trading prices for the K-C common stock on October 31, 2025, the last trading day immediately before the public announcement of the mergers, were $120.09 and $118.15, respectively. The high and low trading prices for the Kenvue common stock on October 31, 2025, the last trading day immediately before the public announcement of the mergers, were $14.41 and $14.06, respectively.
As of December 15, 2025, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were 331,893,116 shares of K-C common stock outstanding and 1,916,011,651 shares of Kenvue common stock outstanding.
Because the exchange ratio will not be adjusted for changes in the market price of either K-C common stock or Kenvue common stock, the market value of K-C common stock that Kenvue stockholders will have the right to receive on the date the first merger is completed may vary significantly from the market value of the K-C common stock that Kenvue stockholders would receive if the first merger was completed on the date of this joint proxy statement/prospectus. As a result, you should obtain recent market prices of K-C common stock and Kenvue common stock prior to voting your shares. For additional information, see the section entitled “Risk Factors” beginning on page 28 of this joint proxy statement/prospectus.
The following table sets forth the closing sale price per share of K-C common stock as reported on Nasdaq and the closing sale price per share of Kenvue common stock as reported on the NYSE, in each case on October 31, 2025, the last trading day before the public announcement of the parties entering into the merger agreement, and on December 15, 2025, the last practicable trading day prior to the mailing of this joint proxy statement/prospectus. The table also shows the estimated implied value of the merger consideration proposed for each share of Kenvue common stock as of the same two dates. The implied value was calculated by multiplying the Nasdaq closing price of a share of K-C common stock on the relevant date by the exchange ratio of 0.14625 shares of K-C common stock plus $3.50 in cash for each share of Kenvue common stock.

	K-C Common Stock Closing Price	Kenvue Common Stock Closing Price	Exchange Ratio	Implied Per Share Value of Merger Consideration
October 31, 2025	$119.71	$14.37	0.14625	$21.01
December 15, 2025	$102.80	$17.21	0.14625	$18.53

K-C stockholders and Kenvue stockholders are encouraged to obtain current market quotations for K-C common stock and Kenvue common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference herein. No assurance can be given concerning the market price of K-C common stock before or after the effective date of the first merger. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 204 of this joint proxy statement/prospectus.
Dividends
K-C currently pays a quarterly dividend on K-C common stock. K-C last paid a quarterly dividend of $1.26 per share of K-C common stock on October 2, 2025. The terms of the merger agreement limit K-C’s ability to declare or pay additional dividends, other than its regular quarterly dividend (including increases that are consistent with past practice), prior to the consummation of the mergers.
Kenvue currently pays a quarterly dividend on Kenvue common stock. Kenvue last paid a quarterly dividend of $0.2075 per share of Kenvue common stock on November 26, 2025. The terms of the merger agreement limit Kenvue’s ability to declare or pay additional dividends, other than its regular quarterly dividend (in amounts not to exceed $0.2075 per share prior to August 1, 2026 and $0.2100 per share thereafter), prior to the consummation of the mergers.
The dividend policies of K-C or Kenvue may change at any time at the discretion of the respective company’s board and without notice to the respective company’s stockholders.

RISK FACTORS
In addition to the other information contained in or incorporated by reference herein, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward Looking Statements” beginning on page 40 of this joint proxy statement/prospectus, you should carefully consider the following risks before deciding how to vote. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference herein, particularly the risk factors contained in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed by each of K-C and Kenvue. For additional information, see “Where You Can Find More Information” beginning on page 204 of this joint proxy statement/prospectus. In addition to the risks set forth below or referenced above, new risks may emerge from time to time and it is not possible to predict all risk factors, nor can K-C or Kenvue assess the impact of all factors on the mergers and the combined company following the mergers or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements.
Risks Relating to the Mergers
The number of shares of K-C common stock issuable in the first merger in respect of one share of Kenvue common stock is fixed and will not be adjusted. Because the market price of K-C common stock may fluctuate, Kenvue’s stockholders cannot be sure of the market value of the stock consideration they will receive in exchange for their shares in connection with the first merger.
At the time the first merger is completed, each issued and outstanding eligible share of Kenvue common stock will be converted into the right to receive the merger consideration, which consists of (i) 0.14625 shares of K-C common stock and (ii) $3.50 in cash. The exchange ratio is fixed and will not be adjusted to reflect stock price changes of either Kenvue common stock or K-C common stock prior to the closing of the first merger. Accordingly, the market value of the stock consideration that Kenvue’s stockholders will receive in the first merger will vary based on the price of K-C common stock at the time Kenvue’s stockholders receive the merger consideration, and, accordingly, Kenvue’s stockholders cannot be sure of the market value of the stock component of the merger consideration they will receive upon the closing of the first merger. The market price of K-C common stock has fluctuated since the date on which K-C and Kenvue announced they had entered into the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus through the date the mergers are completed, which could occur a considerable amount of time after the date of this joint proxy statement/prospectus. Changes in the price of K-C common stock may result from a variety of factors, including general market and economic conditions, changes in K-C’s and Kenvue’s businesses, operations and prospects, changes in market assessments of the likelihood that the mergers will be completed or the value that may be generated by the mergers, changes with respect to expectations regarding the timing of the mergers and regulatory considerations. Many of these factors are beyond K-C’s and Kenvue’s control. In addition, the use of cash and incurrence of indebtedness by K-C in connection with the financing of the mergers may have an adverse impact on K-C’s liquidity, limit K-C’s flexibility in responding to other business opportunities and increase K-C’s vulnerability to adverse economic and industry conditions, each of which could adversely affect the market price of K-C common stock prior to and following closing.
K-C stockholders and Kenvue stockholders, in each case as of immediately prior to the mergers, will have reduced ownership in the combined company and less influence over management.
Based on the number of issued and outstanding shares of Kenvue common stock as of December 15, 2025, K-C anticipates issuing up to approximately 280,216,704 shares of K-C common stock pursuant to the merger agreement. The actual number of shares of K-C common stock to be issued pursuant to the merger agreement will be determined at the closing of the mergers based on the number of shares of Kenvue common stock outstanding immediately prior to the first merger. The issuance of these new shares could have the effect of depressing the market price of K-C common stock, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, K-C’s earnings per share could cause the price of K-C common stock to decline or increase at a reduced rate.
Immediately after the closing of the mergers, it is expected that K-C stockholders as of immediately prior to the mergers will own approximately 54%, and Kenvue stockholders as of immediately prior to the mergers will own approximately 46%, of the issued and outstanding shares of K-C common stock, in each case calculated based on the fully diluted market capitalizations of K-C and Kenvue as of the date of signing of the merger agreement. As a result, current K-C stockholders and current Kenvue stockholders will have less influence on the management and policies of the combined company than they currently have on the management and policies of K-C and Kenvue, respectively.

The mergers may not be completed and the merger agreement may be terminated in accordance with its terms.
The mergers are subject to a number of conditions that must be satisfied or waived prior to the closing of the mergers, which are described in the section entitled “The Merger Agreement—Conditions to the Closing of the Mergers” beginning on page 160 of this joint proxy statement/prospectus. These conditions to the consummation of the mergers may not be satisfied or waived in a timely manner or at all, and, accordingly, the mergers may be delayed or may not be completed.
In addition, if the first merger is not completed by November 2, 2026 (subject to automatic extension under certain circumstances described in the section entitled “The Merger Agreement—Termination” beginning on page 161 of this joint proxy statement/prospectus), either K-C or Kenvue may choose not to proceed with the mergers by terminating the merger agreement, and the parties can mutually decide to terminate the merger agreement at any time, before or after stockholder approval. In addition, K-C and Kenvue may elect to terminate the merger agreement in certain other circumstances as further detailed in “The Merger Agreement—Termination.”
The merger agreement limits the ability of either K-C or Kenvue to pursue alternatives to the mergers, may discourage other companies from making a favorable alternative transaction proposal and, in specified circumstances, could require either K-C or Kenvue to pay the other a termination fee.
The merger agreement contains provisions that may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of either K-C or Kenvue from considering or submitting to either K-C or Kenvue a competing proposal that might result in greater value to their respective stockholders than the mergers, or may result in a potential acquirer of K-C, or a potential competing acquirer of Kenvue, proposing to pay a lower price per share to acquire K-C or Kenvue, respectively, than it might otherwise have proposed to pay. These provisions include a general prohibition on K-C and Kenvue from soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by the K-C board or the Kenvue board, as the case may be, entering into discussions with any third party regarding any competing proposal or offer for a competing transaction. Furthermore, even if the K-C board or the Kenvue board withdraws, qualifies or modifies its recommendation with respect to the K-C issuance proposal, in the case of the K-C board, or the Kenvue merger proposal, in the case of the Kenvue board, unless the merger agreement has been terminated in accordance with its terms, each of K-C and Kenvue will still be required to submit the K-C issuance proposal, in the case of the K-C board, and the Kenvue merger proposal, in the case of the Kenvue board, to a vote by the K-C stockholders and the Kenvue stockholders, respectively. The merger agreement further provides that under specified circumstances, including after a change of recommendation by either party’s board of directors and a subsequent termination of the merger agreement by the other party in accordance with its terms, K-C or Kenvue, as applicable, may be required to pay the other party a cash termination fee of $1.136 billion. For additional information, see “The Merger Agreement—Covenants and Agreements—No Solicitation” and “The Merger Agreement—Termination” beginning on pages 150 and 161, respectively, of this joint proxy statement/prospectus.
Failure to complete the mergers, or a delay in the closing of the mergers, could negatively impact K-C’s or Kenvue’s respective businesses, results of operations, financial conditions and stock prices.
The merger agreement is subject to a number of conditions that must be fulfilled to complete the mergers. Those conditions include, among others, the approval by K-C stockholders of the K-C issuance proposal, the approval by Kenvue stockholders of the Kenvue merger proposal and certain regulatory approvals. A number of the conditions are not within the control of K-C or Kenvue and may prevent, delay or otherwise materially adversely affect the closing of the mergers. Neither K-C nor Kenvue can predict with certainty whether and when any of the required closing conditions will be satisfied or if another uncertainty may arise, and neither can assure you that it will be able to timely complete the mergers as currently contemplated under the merger agreement or at all. K-C’s and Kenvue’s respective businesses, results of operations, financial conditions or stock prices could be adversely affected, potentially in a material way, by the failure to complete the mergers, or by a delay in the closing of the mergers, and K-C or Kenvue may suffer consequences that could adversely affect their respective businesses, results of operations, financial conditions and stock prices, including the following:
•	K-C and Kenvue may not realize any or all of the potential benefits of the mergers, including any synergies that could result from combining their financial and business resources;
•
matters relating to the mergers will require substantial commitments of time and resources by K-C and Kenvue management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to K-C or Kenvue as independent companies;

•
K-C and Kenvue have each incurred and will incur further substantial expenses in connection with the mergers, including financial advisory, legal, accounting, consulting and other advisory fees, severance/retention employee benefit-related costs and other regulatory fees and other costs relating to the mergers regardless of whether the mergers are completed;

•	K-C or Kenvue may be subject to legal proceedings related to the potential delay of, or failure to complete, the mergers;
•
K-C or Kenvue may experience disruptions to their respective businesses resulting from the announcement and pendency of the mergers, including adverse changes in relationships with, or loss of, customers, business partners and employees, which may not be reversible and may continue or even intensify in the event the mergers are delayed or not completed;

•
K-C or Kenvue may experience negative reactions to the mergers, including if the mergers are not completed, from the financial markets, including negative impacts on the market prices of K-C common stock and Kenvue common stock; and

•
under the merger agreement, K-C and Kenvue are subject to certain restrictions on the conduct of their respective businesses prior to completing the mergers, which restrictions could adversely affect their ability to conduct their respective businesses as they otherwise would have done if not subject to these restrictions.

In addition to the above risks, if the merger agreement is terminated under specified circumstances, either K-C or Kenvue may be required to pay the other a termination fee of $1.136 billion. For a description of these circumstances, see “The Merger Agreement—Termination” beginning on page 161 of this joint proxy statement/prospectus.
Directors and executive officers of each of K-C and Kenvue have interests in the mergers that may be different from, or in addition to, the interests of the K-C stockholders and the Kenvue stockholders generally.
In considering the recommendation of (i) the K-C board that K-C stockholders vote in favor of the proposals on the agenda for the K-C special meeting or (ii) the Kenvue board that Kenvue stockholders vote in favor of the proposals on the agenda for the Kenvue special meeting, as applicable, K-C stockholders and Kenvue stockholders should be aware of and take into account the fact that certain K-C and Kenvue directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of K-C stockholders and Kenvue stockholders generally. The interests of K-C’s directors and executive officers include, among others, certain change-in-control severance benefits in the event of termination or constructive termination during specified time periods following the closing of the mergers, as further described in “The Mergers—Interests of K-C Directors and Executive Officers in the Mergers” beginning on page 127 of this joint proxy statement/prospectus. The interests of Kenvue’s directors and executive officers include, among others, certain change-in-control severance benefits in the event of termination or constructive termination prior to or during specified time periods following the closing of the mergers and rights to continuing indemnification and directors’ and officers’ liability insurance, as further described in “The Mergers—Interests of Kenvue Directors and Executive Officers in the Mergers” beginning on page 128 of this joint proxy statement/prospectus. The K-C board and the Kenvue board were aware of and considered, among other matters, the interests of their respective directors and officers when overseeing the negotiation of and evaluating the terms of the merger agreement and structure of the mergers and when determining their respective recommendations to their respective stockholders.
The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is based on a number of preliminary estimates and assumptions. After the mergers, the future results of the combined company may differ, possibly materially, from the unaudited pro forma condensed combined financial information presented in this joint proxy statement/prospectus.
The unaudited pro forma condensed combined financial information contained in this joint proxy statement/prospectus are presented for illustrative purposes only, is based on a variety of adjustments, assumptions and preliminary estimates and may not be an indication of the financial position or results of operations of the combined company following the mergers for several reasons. Specifically, the unaudited pro forma condensed combined financial information does not reflect the effect of any potential acquisitions, divestitures or restructurings that may occur prior to or subsequent to the closing of the mergers or integration costs, other than as described in Note 3 to the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” In addition, the unaudited pro forma condensed combined financial information has been prepared with the assumption that K-C will be identified as the acquirer under accounting principles generally accepted in the United States of America (“GAAP”) and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 167 of this joint proxy statement/prospectus. In addition, the mergers and post-mergers integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of transaction-related litigation or other claims. Unexpected delays in completing the mergers or in connection with the post-merger integration process may significantly increase the related costs and expenses incurred by the combined company. The actual financial position and results of operations of the combined company following the mergers may not be consistent with, or evident from, the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus may not prove to be accurate and may be affected by other factors, including the risk factors described in the sections entitled “Risk Factors—Risks Relating to K-C’s Business” and “Risk Factors—Risks Relating to Kenvue’s Business” below. Any potential decline in the financial condition or results of operations of the combined company may cause significant variations in the price of K-C common stock. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information.”
The opinions of K-C’s and Kenvue’s respective financial advisors will not reflect changes in circumstances between the signing of the merger agreement and the closing of the mergers.
K-C and Kenvue have received opinions from their respective financial advisors in connection with the signing of the merger agreement but have not obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus. Changes in the operations and prospects of K-C or Kenvue, general market and economic conditions and other factors that may be beyond the control of K-C or Kenvue, and on which the opinions of K-C’s and Kenvue’s financial advisors were based, may significantly alter the value of K-C or Kenvue or the prices of the shares of K-C common stock or Kenvue common stock by the time the mergers are completed. The opinions do not speak as of the time the mergers will be completed or as of any date other than the date of such opinions. Because K-C and Kenvue do not currently anticipate asking their respective financial advisors to update their opinions, the opinions will not address the fairness of the exchange ratio or the merger consideration, as applicable, from a financial point of view, at the time the mergers are completed. The K-C board’s recommendation that K-C stockholders vote in favor of the proposals on the agenda for the K-C special meeting and the Kenvue board’s recommendation that Kenvue stockholders vote in favor of the proposals on the agenda for the Kenvue special meeting, however, are made as of the date of this joint proxy statement/prospectus. For a description of the opinions that K-C and Kenvue received from their respective financial advisors, see “The Mergers—Opinions of K-C’s Financial Advisors” and “The Mergers—Opinions of Kenvue’s Financial Advisors” beginning on pages 80 and 102, respectively, of this joint proxy statement/prospectus. Copies of the opinions of each of J.P. Morgan Securities LLC and PJT Partners LP, financial advisors to K-C, are attached as Annex B and Annex C, respectively, to this joint proxy statement/prospectus, and copies of the opinions of each of Centerview Partners LLC and Goldman Sachs & Co. LLC, financial advisors to Kenvue, are attached as Annex D and Annex E, respectively, to this joint proxy statement/prospectus, and each such opinion is incorporated by reference herein in its entirety.
The forecasted financial information relating to K-C and Kenvue prepared in connection with the mergers is based on various estimates and assumptions that may not be realized, which may adversely affect the market price of the K-C common stock following the closing of the mergers.
This joint proxy statement/prospectus includes certain financial information considered by K-C and Kenvue in connection with their respective businesses. The forecasted financial information prepared by K-C or Kenvue was not prepared with a view towards public disclosure or with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants, or any other regulatory or professional body for preparation or presentation of prospective financial information. The forecasted financial information is inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of K-C and Kenvue. Important factors that may affect the actual results of K-C and Kenvue and cause the forecasted financial information to not be achieved include risks and uncertainties relating to K-C’s and Kenvue’s respective businesses, industry performance, the regulatory environment, general business and economic conditions and other factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 40 of this joint proxy statement/prospectus. In view of these uncertainties, the inclusion of forecasted financial information in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.
The forecasted financial information has been prepared by, and is the responsibility of K-C management and Kenvue management, as applicable. The independent accountants of K-C and Kenvue have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying forecasted financial information and, accordingly, the independent accountants of K-C and Kenvue do not express an opinion or any other form of assurance with respect thereto. The reports of the independent accountants of K-C and Kenvue incorporated by reference herein relate to the respective company’s previously issued financial statements. They do not extend to the forecasted financial information and should not be read to do so. In addition, the forecasted financial information reflects estimates and assumptions based on the experience of K-C and Kenvue management as of the date on which they were made, which are subject to change and do not reflect revised prospects for K-C’s and Kenvue’s respective businesses, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasted financial information was prepared. Furthermore, any forward-looking statement speaks only as of the date on which it is made, and neither K-C nor Kenvue undertakes any obligation, other than as required by applicable law, to update the forecasted financial information to reflect events or circumstances after the dates as of which the forecasted financial information were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. In addition, since such forecasted financial information covers multiple years, and the underlying information by its nature becomes less predictive with each successive year, there can be no assurance that K-C’s, Kenvue’s or the combined company’s financial condition or results of operations will be consistent with those set forth in such forecasted financial information.
Uncertainties associated with the mergers may cause a loss of management personnel and other key employees at either K-C or Kenvue, which could adversely affect the future business and operations of the combined company following the mergers.
Each of K-C and Kenvue depends on the experience and industry knowledge of its management personnel and other key employees to execute its business plans. The success of the combined company after the mergers will depend in part on its ability to retain or attract key management personnel and other key employees. During the pendency or following the closing of the mergers, K-C’s and Kenvue’s respective current and prospective employees may experience uncertainty or have concerns regarding their roles within the combined company, the timing and closing of the mergers or the operations of the combined company, any of which may have an adverse effect on K-C’s and Kenvue’s ability to retain, attract or motivate key management and other key personnel. If K-C and Kenvue are unable to retain or motivate personnel, including key management personnel, who are critical to the future operations of the combined company, then K-C, Kenvue or the combined company could face disruptions in their respective operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment, training and retention costs. In addition, the loss of key K-C or Kenvue personnel could diminish the anticipated benefits of the mergers. No assurance can be given that the combined company will be able to retain or attract key management personnel and other key employees of K-C or Kenvue to the same extent that K-C and Kenvue have previously been able to retain or attract their own employees.
The business relationships of K-C and Kenvue may be subject to disruption due to uncertainty associated with the mergers, which could have a material adverse effect on the business, financial condition, cash flows and results of operations of K-C or Kenvue pending and following the mergers.
Parties with which K-C or Kenvue does business may experience uncertainty associated with the mergers, including with respect to current or future business relationships with K-C or Kenvue following the mergers. K-C’s and Kenvue’s business relationships may be subject to disruption as customers, distributors, suppliers, vendors, landlords, joint venture participants and other third parties with whom they do business may attempt to delay or defer entering into new business relationships, negotiate changes in existing business relationships or consider entering into business relationships with parties other than K-C or Kenvue following the mergers. These disruptions could have a material and adverse effect on the business, financial condition, cash flows and results of operations of K-C or Kenvue, regardless of whether the mergers are completed, as well as a material and adverse effect on the combined company’s ability to realize the expected cost savings and other benefits of the mergers. The risk and adverse effects of any disruption could be exacerbated by a delay in closing of the mergers or termination of the merger agreement.

Consummation of the mergers may trigger change-in-control or other provisions in certain agreements to which K-C or Kenvue is a party.
The consummation of the mergers may trigger change-in-control or other provisions in certain agreements to which K-C or Kenvue or their respective subsidiaries are a party. If K-C and Kenvue are unable to obtain the counterparties’ consents or waivers of those provisions, the counterparties may exercise their rights and remedies under the applicable agreements, including in some instances potentially terminating the agreements or seeking monetary damages. Even if K-C and Kenvue are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to the combined company.
In addition, in connection with the mergers, K-C and Kenvue have agreed that the mergers will constitute a “change in control,” or term of similar import, under certain K-C compensation and benefit arrangements and Kenvue compensation and benefit arrangements, as applicable, which may result in additional payments and benefits to directors and executive officers, as further described in more detail in the sections entitled “The Mergers—Interests of K-C Directors and Executive Officers in the Mergers” and “The Mergers—Interests of Kenvue Directors and Executive Officers in the Mergers” beginning on pages 127 and 128, respectively, of this joint proxy statement/prospectus.
The need for regulatory approvals may delay the closing date or may diminish the benefits of the mergers.
K-C and Kenvue are required to obtain the approvals of certain regulatory agencies before completing the mergers, as detailed in the section entitled “The Merger Agreement—Covenants and Agreements—Efforts to Complete the Mergers; Regulatory Approvals” beginning on page 154 of this joint proxy statement/prospectus. Satisfying any requirements of these regulatory agencies may delay the closing date. The requisite regulatory approvals may not be received on a timely basis, or at all (in which case the mergers could not be completed), or may contain conditions or restrictions on closing of the mergers that cannot be satisfied. In addition, any conditions or restrictions imposed could have the effect of imposing additional costs on or limiting the revenues of the combined company following the mergers, which might have an adverse effect on the combined company following the mergers. Furthermore, it is possible that, among other things, restrictions on the combined operations of the two companies, including divestitures, may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. This may diminish the benefits of the mergers to the combined company or otherwise have an adverse effect on the combined company following the mergers.
In addition, closing of the mergers is conditioned on the approval by Nasdaq of the listing of the shares of K-C common stock to be issued in the mergers, subject to official notice of issuance. Although K-C has agreed to use its reasonable best efforts to obtain the requisite stock exchange approval, there can be no assurance that such approval will be obtained.
K-C or Kenvue may waive one or more of the closing conditions without re-soliciting stockholder approval.
K-C or Kenvue may determine to waive, in whole or in part, one or more of the conditions to closing the mergers prior to K-C or Kenvue, as the case may be, being obligated to complete the mergers. Each of K-C and Kenvue currently expects to evaluate the materiality of any waiver and its effect on its respective stockholders in light of the facts and circumstances at the time to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies is required in light of such waiver. Any determination whether to waive any condition to the mergers, to re-solicit stockholder approval or to amend or supplement this joint proxy statement/prospectus as a result of a waiver will be made by K-C or Kenvue at the time of such waiver based on the facts and circumstances as they exist at that time.
The merger agreement subjects K-C and Kenvue to restrictions on their respective business activities prior to the effective times of the mergers.
The merger agreement restricts K-C and Kenvue from entering into certain corporate transactions and taking other specified actions without the consent of the other party, and generally requires each party to continue its operations in the ordinary course, until the closing of the mergers. These restrictions could be in place for an extended period of time if the closing of the mergers is delayed and could prevent K-C or Kenvue from pursuing attractive business opportunities that may arise prior to the closing of the mergers. For a description of the restrictive covenants to which K-C and Kenvue are subject, see “The Merger Agreement—Covenants and Agreements—Conduct of Business Prior to Closing” beginning on page 145 of this joint proxy statement/prospectus.

K-C and Kenvue will incur significant costs in connection with the mergers, which may be in excess of those anticipated by K-C or Kenvue.
Each of K-C and Kenvue has incurred and expects to continue to incur a number of non-recurring costs associated with negotiating and completing the mergers and combining the operations of the two companies. These expenses have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the mergers, including, among other things, fees paid to financial, legal and accounting advisors, employee retention, severance and benefits costs, filing fees and debt restructuring costs. Many of these costs will be borne by K-C or Kenvue, as applicable, even if the mergers are not completed.
K-C and Kenvue also expect to incur transaction-related costs in connection with the formulation and implementation of integration plans, including the costs of consolidating facilities and systems and other employment-related costs. K-C and Kenvue will continue to assess the magnitude of these costs. Additional unanticipated costs may be incurred in connection with the mergers and the integration of the two companies’ businesses. Although K-C and Kenvue each expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow the benefits of combining the businesses to offset the costs of integration over time, this net benefit may not be achieved in the near term, or at all. For additional information, see “Risk Factors—Risks Relating to the Combined Company Following Consummation of the Mergers—The failure to integrate the businesses and operations of K-C and Kenvue successfully in the expected time frame may adversely affect the future results of the combined company” below.
The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition, cash flows and operating results of the combined company following the closing of the mergers.
Litigation relating to the mergers, if any, could result in an injunction preventing the closing of the mergers and/or substantial costs to K-C and Kenvue.
Securities and fiduciary lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the merger agreement. Even if such lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on K-C’s and Kenvue’s respective liquidity and financial conditions. Lawsuits that may be brought against K-C, Kenvue or their respective directors and officers could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the merger agreement already implemented and to otherwise enjoin the parties from consummating the mergers. One of the conditions to the consummation of the mergers is the absence of any law or judgment from a governmental authority that enjoins or otherwise prohibits the closing of the mergers. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting the closing of the mergers, that injunction may delay or prevent the mergers from being completed within the expected timeframe, or at all, which may adversely affect K-C’s and Kenvue’s respective businesses, financial conditions, cash flows or results of operations. In addition, either K-C or Kenvue may terminate the merger agreement if any legal restraint that enjoins or otherwise prohibits closing of the mergers has become final and non-appealable; provided that if the imposition of such legal restraint is the proximate result of a breach of the merger agreement, then this termination right is not available to such breaching party. There can be no assurance that any of the defendants would be successful in the outcome of any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the mergers are completed may adversely affect K-C’s or Kenvue’s businesses, financial conditions, cash flows or results of operations.
Risks Relating to the Combined Company Following Consummation of the Mergers
If the mergers are completed, the combined company may not perform as K-C, Kenvue or the market expects and may fail to realize the projected benefits and cost savings of the mergers, which could adversely affect the value of the K-C common stock held by K-C stockholders immediately prior to the mergers or received by Kenvue stockholders in connection with the mergers.
The success of the combined company will depend, in part, on the ability of the combined company to realize the anticipated benefits and cost savings from combining K-C’s and Kenvue’s respective businesses, including operational and other synergies that K-C and Kenvue believe the combined company will be able to achieve. The anticipated benefits and cost savings of the mergers may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that K-C and Kenvue do not currently foresee. Risks that may be associated with the combined company include, among others, the risks related to market fluctuations, failure of integration, unforeseen liabilities, employee and customer retention and increased indebtedness described in this section.
The market price of K-C common stock will continue to fluctuate after the mergers.
Upon the closing of the mergers, Kenvue stockholders who receive merger consideration will become holders of shares of K-C common stock. The market price of K-C common stock may fluctuate significantly following the closing of the mergers and holders of K-C common stock could lose some or all of the value of their investment. In addition, the stock market has experienced significant price and volume fluctuations in recent times which, if they continue to occur, could have a material adverse effect on the market for, or liquidity of, K-C common stock, regardless of the combined company’s actual operating performance.
The market price of K-C common stock after the closing of the mergers may be affected by factors different from those that historically have affected or currently affect K-C common stock or Kenvue common stock.
Upon the closing of the mergers, Kenvue stockholders who receive merger consideration will become holders of K-C common stock. K-C’s financial position after the closing of the mergers may differ from its financial position before the closing of the mergers, and the results of operations or cash flows of K-C after the closing of the mergers may be affected by factors different from those currently affecting the financial position or results of operations or cash flows of K-C and Kenvue, respectively. Accordingly, the market price and performance of K-C common stock after the closing of the mergers likely will be different from the performance of K-C common stock or Kenvue common stock in the absence of the mergers. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, K-C common stock, regardless of K-C’s actual operating performance. For a discussion of the businesses of K-C and Kenvue and of some important factors to consider in connection with those businesses, see “Risk Factors—Risks Relating to K-C’s Business” and “Risk Factors—Risks Relating to Kenvue’s Business” below.
The failure to integrate the businesses and operations of K-C and Kenvue successfully in the expected time frame may adversely affect the future results of the combined company.
K-C and Kenvue have operated and, until the closing of the mergers, will continue to operate independently. Following the closing of the mergers, their respective businesses may not be integrated successfully. It is possible that the integration process could result in the loss of key K-C employees or key Kenvue employees, the loss of customers, service providers, vendors or other business counterparties, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with and following the closing of the mergers or higher-than-expected integration costs and an overall post-closing integration process that takes longer than originally anticipated. Specifically, the following challenges, among others, must be addressed in integrating the operations of K-C and Kenvue in order to realize the anticipated benefits of the mergers:
•	combining the companies’ operations and corporate functions and the resulting difficulties associated with managing a larger, more complex, diversified business and a larger portfolio of products;
•	combining the businesses of K-C and Kenvue in a manner that permits the combined company to achieve the cost savings and operating synergies anticipated to result from the mergers;
•	integrating and managing new product lines;
•	avoiding delays in connection with the mergers or the integration process;
•	integrating personnel from the two companies and minimizing the loss of key employees;
•	identifying and eliminating redundant functions and assets;
•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls, compliance and other policies, procedures and processes;
•
maintaining existing agreements with customers, service providers, vendors and other business counterparties and avoiding delays in entering into new agreements with prospective customers, service providers, vendors and other business counterparties;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies; and
•	consolidating the companies’ operating, administrative and information technology infrastructure and financial systems.

In addition, at times, the attention of certain members of either company’s or both companies’ management and other resources may be focused on the closing of the mergers and the integration of the two businesses and as such diverted from day-to-day business operations or other opportunities that may be beneficial to either company, which may disrupt either company’s ongoing operations and the operations of the combined company.
The mergers may result in a loss of customers, distributors, service providers, suppliers, vendors, joint venture participants and other business counterparties and may result in the termination of existing contracts.
Following the mergers, some of the customers, distributors, service providers, suppliers, vendors, joint venture participants and other business counterparties of K-C or Kenvue may terminate or scale back their current or prospective business relationships with the combined company. In addition, K-C and Kenvue have contracts with customers, distributors, service providers, suppliers, vendors, joint venture participants and other business counterparties that may require K-C or Kenvue to obtain consents from these other parties in connection with the mergers, which may not be obtained on favorable terms or at all. If relationships with customers, distributors, service providers, suppliers, vendors, joint venture participants or other business counterparties are adversely affected by the mergers, or if the combined company loses the benefits of the contracts of K-C or Kenvue, the business, financial condition, cash flows or results of operations of the combined company could be materially and adversely affected.
The indebtedness of the combined company following consummation of the mergers will be substantially greater than K-C’s indebtedness on a standalone basis and greater than the combined indebtedness of K-C and Kenvue, in each case, existing prior to the announcement of the merger agreement. The indebtedness of the combined company could adversely affect its business flexibility.
As of September 30, 2025, K-C had approximately $7.3 billion of outstanding indebtedness. As of September 28, 2025, Kenvue had approximately $9.0 billion of outstanding indebtedness, consisting primarily of amounts outstanding under the Kenvue notes (as defined below), its commercial paper program and finance lease liabilities. K-C expects to incur acquisition-related debt financing of approximately $5.0 billion on a pro forma basis after giving effect to the IFP Transaction (as defined in “Notes to Unaudited Pro Forma Condensed Combined Financial Information” in this joint proxy statement/prospectus). We estimate that the pro forma indebtedness of the combined company, assuming the closing of the mergers had occurred on September 30, 2025, would have been approximately $20.5 billion after giving effect to the IFP Transaction and the repayment of the outstanding principal balance of Kenvue’s existing Senior Notes due 2026. This amount is subject to increase to $22.2 billion if the IFP Transaction closes after the closing of the mergers. K-C is reviewing the treatment of Kenvue’s existing indebtedness and may, but is not obligated to refinance, repurchase, redeem, exchange or otherwise terminate all or a portion of Kenvue’s existing indebtedness in connection with or following the consummation of the mergers. K-C and/or Kenvue may also conduct one or more exchange offers, offers to purchase and/or consent solicitations in relation to the Kenvue notes but no decisions with respect thereto have been made as of the date of this joint proxy statement/prospectus. For more information, see “The Mergers—Treatment of Kenvue Indebtedness” beginning on page 136 of this joint proxy statement/prospectus.
The combined company’s substantially increased indebtedness will reduce its flexibility to respond to changing business and economic conditions, and could have adverse effects on its financial condition, cash flows or results of operations, including by:
•	imposing additional cash requirements on the combined company in order to support interest payments, which would reduce the amount available to fund its operations and other business activities;
•	increasing the combined company’s borrowing costs and the risk of default on debt obligations of the combined company;
•	increasing the vulnerability of the combined company to adverse changes in general economic and industry conditions, economic downturns and adverse developments in its business;
•
limiting the ability of the combined company to sell assets, engage in strategic transactions, declare and pay dividends or obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes;

•	limiting the flexibility of the combined company in planning for or reacting to changes in its business and the industry in which it operates;
•
increasing the exposure of the combined company to a rise in interest rates, which would generate greater interest expense to the extent the combined company does not have applicable interest rate fluctuation hedges; and

•
reducing funds available to engage in investments in product development, capital expenditures, dividend payments, share repurchases and other activities, thereby creating competitive disadvantages for K-C relative to other companies with lower debt levels.

In connection with the debt refinancing related to the mergers, it is anticipated that K-C would seek ratings of the indebtedness of the combined company from one or more nationally recognized credit rating agencies. Such credit ratings would reflect each rating organization’s opinion of the combined company’s financial strength, operating performance and ability to meet its debt obligations. Such credit ratings will affect the cost and availability of future borrowings and, accordingly, its cost of capital. There can be no assurance that the combined company will achieve a particular rating or maintain a particular rating in the future.
In addition, the combined company’s ability to arrange additional financing or refinancing of this existing debt will depend on, among other factors, its financial condition and performance, as well as prevailing market conditions and other factors beyond its control. There can be no assurance that the combined company will be able to obtain additional financing or refinance existing debt on favorable terms or at all.
Declaration, payment and amounts of dividends, if any, distributed to K-C stockholders will be uncertain.
Although each of K-C and Kenvue has paid cash dividends on its respective shares of common stock in the past, the K-C board may determine not to declare dividends in the future or may reduce the amount of dividends paid in the future. Decisions on whether, when and in which amounts to declare and pay any future dividends will remain in the discretion of the full K-C board (as constituted following the mergers). Any dividend payment amounts will be determined by the K-C board on a quarterly basis, and it is possible that the K-C board may increase or decrease the amount of dividends paid in the future, or determine not to declare dividends in the future, at any time and for any reason. K-C and Kenvue expect that any such decisions will depend on K-C’s financial condition, results of operations, cash balances, cash requirements, future prospects, the outlook for commodity prices and other considerations that the K-C board deems relevant, including, but not limited to: whether K-C has enough cash to pay such dividends due to its cash requirements, capital spending plans, cash flows or financial position; K-C’s desire to maintain or improve the credit ratings on its debt; and applicable restrictions under Delaware law. Stockholders should be aware that they have no contractual or other legal right to dividends that have not been declared. For additional information, see “Comparative Per Share Market Price and Dividend Information” beginning on page 27 of this joint proxy statement/prospectus.
The combined company may record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.
In accordance with ASC 805, (as defined below) the mergers will be accounted for as an acquisition by K-C pursuant to the acquisition method of accounting for business combinations. Under the acquisition method of accounting, K-C will record the net tangible and identifiable intangible assets and liabilities of Kenvue and its subsidiaries as of the closing of the mergers, at their respective fair values. The reported financial condition and results of operations of K-C for periods after the closing of the mergers will reflect Kenvue balances and results after the closing of the mergers but will not be restated retroactively to reflect the historical financial position or results of operations of Kenvue and its subsidiaries for periods prior to the mergers. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 167 of this joint proxy statement/prospectus.
Under the acquisition method of accounting, the total purchase price will be allocated to Kenvue’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of the closing of the mergers, with any excess purchase price allocated to goodwill. To the extent the value of goodwill or intangibles, if any, becomes impaired in the future, the combined company may be required to recognize material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.
Shares of K-C common stock received by Kenvue stockholders as a result of the mergers will have different rights from shares of Kenvue common stock.
Upon the closing of the mergers, Kenvue stockholders will no longer be stockholders of Kenvue, and Kenvue stockholders who receive merger consideration will become holders of K-C common stock. There will be important differences between the current rights of Kenvue stockholders and the rights to which such stockholders will be entitled as K-C stockholders. For a discussion of the different rights associated with shares of K-C common stock, see “Comparison of Stockholders’ Rights” beginning on page 188 of this joint proxy statement/prospectus.
The market price of K-C common stock may decline in the future as a result of the sale of shares of K-C common stock held by former Kenvue stockholders or current K-C stockholders.
Based on the number of shares of Kenvue common stock outstanding as of December 15, 2025, K-C anticipates issuing up to approximately 280,216,704 shares of K-C common stock pursuant to the merger agreement. Following their receipt of shares of K-C common stock as merger consideration in the mergers, former Kenvue stockholders may seek to sell the shares of K-C common stock delivered to them, and the merger agreement contains no restriction on the ability of former Kenvue stockholders to sell such shares of K-C common stock following the closing of the mergers. Other K-C stockholders may also seek to sell shares of K-C common stock held by them following the closing of the mergers. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of K-C common stock, may affect the market for, and the market price of, K-C common stock in an adverse manner.
The exclusive-forum provision contained in the K-C by-laws could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with K-C or its directors, officers or other employees.
The K-C by-laws provide that, unless K-C consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of K-C, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of K-C to K-C or its stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against K-C or any director, officer or other employee of K-C arising pursuant to any provision of the DGCL, the K-C certificate of incorporation or the K-C by-laws, (iv) any action asserting a claim against K-C or any director, officer or other employee of K-C governed by the internal affairs doctrine or (v) any action asserting an “internal corporate claim” (as that term is defined in Section 115 of the DGCL), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, will be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court or a federal district court located within the State of Delaware). The enforceability of similar choice-of-forum provisions in other companies’ bylaws has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws or otherwise, a court could find the exclusive forum provision contained in the K-C by-laws to be inapplicable or unenforceable.
This exclusive-forum provision may limit the ability of a stockholder, including a former holder of Kenvue common stock who becomes a holder of K-C common stock after the mergers are completed, to bring a claim in a judicial forum of its choosing for disputes with K-C or its directors, officers or other employees, which may discourage lawsuits against K-C and its directors, officers and other employees. Alternatively, if a court were to find this exclusive-forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, K-C may incur additional costs associated with resolving such matters in other jurisdictions, which could negatively affect K-C’s business, results of operations and financial condition. In addition, stockholders who do bring a claim in a state or federal court located within the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. In addition, the court located in the State of Delaware may reach different judgments or results than would other courts, including courts where a stockholder would otherwise choose to bring the action, and such judgments or results may be more favorable to K-C than to its stockholders.
Risks Relating to K-C’s Business
In addition to the risk factors described above relating to the combined company, you should read and consider risk factors specific to K-C’s business that will also affect the combined company. These risks are described in Part I, Item 1A of K-C’s Annual Report on Form 10-K for the year ended December 31, 2024 and in other documents that are incorporated by reference herein. For the location of information incorporated by reference in this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 204 of this joint proxy statement/prospectus.
Risks Relating to Kenvue’s Business
In addition to the risk factors described above relating to the combined company, you should read and consider risk factors specific to Kenvue’s businesses that will also affect the combined company. These risks are described in Part I, Item 1A of Kenvue’s Annual Report on Form 10-K for the year ended December 29, 2024, in Part II, Item 1A of

Kenvue’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2025 and in other documents that are incorporated by reference herein. For the location of information incorporated by reference in this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 204 of this joint proxy statement/prospectus.
Risks Relating to Tax Matters
You should read the discussion under the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers” for a more complete discussion of U.S. federal income tax considerations relating to the mergers and the ownership and disposition of K-C common stock received in the first merger.
If the mergers, taken together, were to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, holders of Kenvue common stock may be required to pay additional U.S. federal income taxes.
The mergers, taken together, are intended to qualify as a “reorganization” under Section 368(a) of the Code. K-C and Kenvue intend to report the mergers, taken together, consistent with such treatment. It is not a condition to K-C or Kenvue’s obligations to complete the transactions that the mergers, taken together, so qualify. None of the parties to the merger agreement have sought or intend to seek any ruling from the IRS regarding the qualification of the mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code. Consequently, no assurance can be given that the mergers, taken together, will so qualify, that the IRS will not challenge such qualification or that a court would not sustain such a challenge. If the mergers, taken together, were to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers”) of Kenvue’s common stock generally would recognize gain or loss for U.S. federal income tax purposes upon the exchange of Kenvue common stock for K-C common stock in the first merger. This would be in addition to income with respect to the cash consideration, which generally would constitute taxable income to a U.S. holder of Kenvue’s common stock in an amount equal to the lesser of the amount of such cash and the U.S. holder’s realized gain in its K-C common stock if the mergers, taken together, qualified as a “reorganization” within the meaning of Section 368(a) of the Code.
For a more complete description of the U.S. federal income tax consequences of the mergers, see the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain matters contained in this joint proxy statement/prospectus, including projections as to the anticipated benefits of the proposed transaction, the impact of the proposed transaction on K-C’s and Kenvue’s business and future financial and operating results and prospects, the amount and timing of synergies from the proposed transaction, the terms and scope of the expected financing in connection with the proposed transaction, the aggregate amount of indebtedness of the combined company following the closing of the proposed transaction, expectations regarding cash flow generation and the post-closing capital structure, growth initiatives, innovations, marketing and other spending, net sales, anticipated currency rates and exchange risks, effective tax rate and other contingencies in connection with the proposed transaction, and the closing date for the proposed transaction, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and are based upon the current expectations and beliefs of the management of K-C and Kenvue concerning future events impacting K-C and Kenvue and are qualified by the inherent risks and uncertainties surrounding future expectations generally. There can be no assurance that these future events will occur as anticipated or that our results will be as estimated. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties, many of which are beyond K-C’s and Kenvue’s control. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. Some of these forward-looking statements can be identified by words like “anticipate,” “approximately,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “outlook,” “plan,” “potential,” “possible,” “predict,” “project,” “target,” “seek,” “should,” “will,” or “would,” the negative of these words, other terms of similar meaning or the use of future dates.
The assumptions used as a basis for the forward-looking statements include many estimates that depend on many factors outside of K-C’s or Kenvue’s control, including, but not limited to, risks and uncertainties around the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the merger agreement, the risk that the conditions to the completion of the proposed transaction (including stockholder and regulatory approvals) are not satisfied in a timely manner or at all, the possibility that competing offers or transaction proposals may be made, the risks arising from the integration of the K-C and Kenvue businesses, the uncertainty of rating agency actions, the risk that the anticipated benefits and synergies of the proposed transaction may not be realized when expected or at all and that the proposed transaction may not be completed in a timely manner or at all, the risk of unexpected costs or expenses resulting from the proposed transaction, the risk of litigation related to the proposed transaction, including resulting expense or delay, the risks related to disruption to ongoing business operations and diversion of management’s time as a result of the proposed transaction, the risk that the proposed transaction may have an adverse effect on the ability of K-C and Kenvue to retain key personnel, customers and suppliers, the risk that the credit ratings of the combined company declines following the proposed transaction, the risk that the announcement or the consummation of the proposed transaction has a negative effect on the market price of the capital stock of K-C and Kenvue or on K-C’s and Kenvue’s operating results, the risk of product liability litigation or government or regulatory action, including related to product liability claims, the risk of product efficacy or safety concerns resulting in product recalls or regulatory action, risks relating to inflation and other economic factors, such as interest rate and currency exchange rate fluctuations, government trade or similar regulatory actions (including current and potential trade and tariff actions and other constraints on trade affecting the countries where K-C or Kenvue operate and the resulting negative impacts on our supply chain, commodity costs, and consumer spending), natural disasters, acts of war, terrorism, catastrophes, pandemics, epidemics or other disease outbreaks, the prices and availability of K-C’s or Kenvue’s raw materials, manufacturing difficulties or delays or supply chain disruptions, disruptions in the capital and credit markets, counterparty defaults (including customers, suppliers and financial institutions with which K-C or Kenvue do business), impairment of goodwill and intangible assets and projections of operating results and other factors that may affect impairment testing, changes in customer preferences, severe weather conditions, regional instabilities and hostilities, potential competitive pressures on selling prices for K-C and Kenvue products, energy costs, general economic and political conditions globally and in the markets in which K-C and Kenvue do business (including the related responses of consumers, customers and suppliers on sanctions issued by the U.S., the European Union, Russia or other countries), the ability to maintain key customer relationships, competition, including technological advances, new products and intellectual property attained by competitors, challenges inherent in new product research and development, uncertainty of commercial success for new and existing products and digital capabilities, challenges to intellectual property protections (including counterfeiting), the ability of K-C and Kenvue to successfully execute business development strategy and other strategic plans, changes to applicable laws and regulations and other requirements imposed by stakeholders, as well as changes in behavior and spending patterns of consumers, could affect the realization of these estimates.

Additional information and factors concerning these risks, uncertainties and assumptions can be found in K-C’s and Kenvue’s respective filings with the SEC, including the risk factors discussed in K-C’s and Kenvue’s most recent Annual Reports on Form 10-K, as updated by their Quarterly Reports on Form 10-Q and future filings with the SEC. Forward-looking statements included herein are made only as of the date hereof and neither K-C nor Kenvue undertakes any obligation to update any forward-looking statements, or any other information in this joint proxy statement/prospectus, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent. All forward-looking statements in this joint proxy statement/prospectus are qualified in their entirety by this cautionary statement.

INFORMATION ABOUT THE COMPANIES
Kimberly-Clark Corporation
P.O. Box 619100
Dallas, Texas 75261-9100
Phone: (972) 281-1200
K-C is a global consumer-products company engaged in the manufacture, marketing and sale of personal care and paper products worldwide. K-C’s product portfolio is anchored by a number of well-known brands across the baby care, feminine care, adult care, family care and hygiene categories, including Huggies®, Kleenex®, Scott®, Kotex®, Cottonelle®, Poise®, Depend®, Andrex®, Pull-Ups®, Goodnites®, Intimus®, Plenitud®, Sweety®, Softex®, Viva® and WypAll®. As of December 31, 2024, K-C had net sales of approximately $16.8 billion. K-C’s 2024 operating profit was approximately $2.7 billion and net income was approximately $2.2 billion. K-C common stock is listed on Nasdaq, trading under the symbol “KMB.”
For additional information about K-C and its subsidiaries, see the documents incorporated by reference in this joint proxy statement/prospectus in the section entitled “Where You Can Find More Information” beginning on page 204 of this joint proxy statement/prospectus.
Kenvue Inc.
1 Kenvue Way
Summit, New Jersey 07901
Phone: (908) 874-1200
Kenvue is a pure-play consumer health company with iconic brands including Aveeno®, BAND-AID® Brand, Johnson’s®, Listerine®, Neutrogena®, Nicorette®, Tylenol®, and Zyrtec®. Kenvue’s portfolio includes self-care, skin health and beauty, and essential health products which are marketed across more than 165 countries worldwide. For the fiscal twelve months ended December 29, 2024, Kenvue had net sales of approximately $15.5 billion, operating income of approximately $1.8 billion and net income of approximately $1.0 billion. Kenvue common stock is listed on the New York Stock Exchange under the ticker symbol “KVUE.”
For additional information about Kenvue and its subsidiaries, see the documents incorporated by reference in this joint proxy statement/prospectus in the section entitled “Where You Can Find More Information” beginning on page 204 of this joint proxy statement/prospectus.
Vesta Sub I, Inc.
c/o Kimberly-Clark Corporation
P.O. Box 619100
Dallas, Texas 75261-9100
Phone: (972) 281-1200
First Merger Sub is a direct, wholly owned subsidiary of K-C. Upon the completion of the First Merger, First Merger Sub will cease to exist. First Merger Sub was incorporated in Delaware on October 30, 2025 for the sole purpose of effecting the mergers.
Vesta Sub II, LLC
c/o Kimberly-Clark Corporation
P.O. Box 619100
Dallas, Texas 75261-9100
Phone: (972) 281-1200
Second Merger Sub is a direct, wholly owned subsidiary of K-C. Upon the completion of the Second Merger, Second Merger Sub will survive as a direct wholly owned subsidiary of K-C, except the name of Second Merger Sub will be “Kenvue LLC.” Second Merger Sub was formed in Delaware on October 30, 2025 for the sole purpose of effecting the mergers.

SPECIAL MEETING OF K-C STOCKHOLDERS
Date, Time and Place
The K-C special meeting will be held virtually via live webcast on January 29, 2026, at 8:00 a.m., Central Time. Because the K-C special meeting is completely virtual and being conducted via live webcast, K-C stockholders will not be able to attend the K-C special meeting in person. To enter the K-C special meeting, stockholders, or their proxyholder, may participate, vote, and ask questions at the K-C special meeting by visiting https://meetnow.global/MZG69WX and using their control number found on their proxy card or instruction form. K-C intends to mail this joint proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote (in person virtually or by proxy) at the K-C special meeting on or about December 16, 2025.
Purpose of the K-C Special Meeting
The purpose of the K-C special meeting is to consider and vote on the following proposals:
•	a proposal to approve the issuance of shares of K-C common stock to Kenvue stockholders in connection with the first merger, which we refer to as the “K-C issuance proposal”; and
•
a proposal to approve one or more adjournments of the K-C special meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to approve the K-C issuance proposal.

K-C will transact no other business at the K-C special meeting, except such business as may properly be brought before the K-C special meeting by or at the direction of the K-C board in accordance with the K-C by-laws.
Recommendation of the K-C Board of Directors
The K-C board unanimously recommends that K-C stockholders vote “FOR” the K-C issuance proposal and “FOR” the K-C adjournment proposal.
For additional information on the recommendation of the K-C board, see the section entitled “The Mergers—Recommendation of the K-C Board of Directors and Reasons for the Mergers.”
Record Date and Outstanding Shares of K-C Common Stock
Only holders of record of issued and outstanding shares of K-C common stock as of the close of business on December 11, 2025, the record date for the K-C special meeting, are entitled to notice of, and to vote at, the K-C special meeting, whether via the K-C special meeting website or by proxy, or any adjournment or postponement of the K-C special meeting.
As of the close of business on the record date, there were 331,892,847 shares of K-C common stock issued and outstanding and entitled to vote at the K-C special meeting. K-C stockholders may cast one vote for each share of K-C common stock held by them as of the close of business on the record date.
A complete list of K-C stockholders entitled to vote at the K-C special meeting will be available for inspection at K-C’s offices in Irving, Texas during ordinary business hours for a period of no less than 10 days before the K-C special meeting. If you would like to examine the list of K-C stockholders, please contact the K-C Corporate Secretary at 351 Phelps Dr., Irving, Texas 75038. The list of K-C stockholders will also be made available for inspection upon request to the K-C Corporate Secretary, subject to the satisfactory verification of stockholder status. The list of K-C stockholders entitled to vote at the K-C special meeting will also be made available for inspection during the K-C special meeting via the K-C special meeting website at https://meetnow.global/MZG69WX.
Quorum; Abstentions, Failure to Vote and Broker Non-Votes
A quorum of K-C stockholders is necessary for K-C to conduct business with respect to a proposal. Under the K-C by-laws, the presence at the K-C special meeting, whether via the K-C special meeting website or by proxy, of the majority in interest of all shares of K-C common stock issued and outstanding and entitled to vote on each of the K-C issuance proposal and the K-C adjournment proposal will be necessary to establish a quorum with respect to such proposal. If you submit a properly executed proxy card, even if you vote “against” the proposal or vote to “abstain” in respect of the proposal, your shares of K-C common stock will be counted for purposes of calculating whether a quorum is present.

If you are a stockholder of record and you do not provide your proxy by signing and returning your proxy card or via the internet, by telephone or vote at the K-C special meeting via the K-C special meeting website, your shares will not be voted with respect to a proposal at the K-C special meeting, will not be counted as present via the K-C special meeting website or by proxy with respect to a proposal at the K-C special meeting and will not be counted as present for purposes of determining whether a quorum exists.
If your properly executed proxy does not contain voting instructions, the persons named as proxies will vote your shares in accordance with the voting recommendations of the K-C board.
Under applicable stock exchange rules, brokers, banks and other nominees do not have discretionary authority to vote on the K-C issuance proposal or the K-C adjournment proposal and will not be able to vote on the K-C issuance proposal or the K-C adjournment proposal absent instructions from the beneficial owner. Accordingly, the failure of a beneficial owner to provide voting instructions to its broker, bank, or other nominee will result in a broker non-vote, which will not be considered present and entitled to vote on the K-C issuance proposal or the K-C adjournment proposal or for the purpose of determining the presence of a quorum with respect to the vote thereon.
Executed but unvoted proxies will be voted in accordance with the recommendation of the K-C board.
Required Vote
The votes required for each K-C proposal are as follows:
•
The K-C issuance proposal. The affirmative vote of a majority of the shares of K-C common stock present at the K-C special meeting, whether present via the K-C special meeting website or by proxy, and entitled to vote on the proposal is required to approve the K-C issuance proposal. Abstentions are considered shares of K-C common stock present and entitled to vote and will have the same effect as a vote “AGAINST” the K-C issuance proposal. Any K-C stockholder who fails to submit a vote (e.g., by not submitting a proxy and not voting at the K-C special meeting via the K-C special meeting website) will not be considered present and entitled to vote; accordingly, failures to submit a vote will have no effect on the outcome of the vote on the K-C issuance proposal. The failure of a beneficial owner to provide voting instructions to its broker, bank, or other nominee will result in a broker non-vote, which will have no effect on the outcome of the vote on the K-C issuance proposal. An abstention occurs when the beneficial owner of shares, or a broker or other nominee holding shares for a beneficial owner, is present via the K-C special meeting website or by proxy, and entitled to vote at the meeting, but such person refrains from voting as to a particular proposal by expressly marking the “abstain” box on the voting instruction form or ballot.

•
The K-C adjournment proposal. The affirmative vote of a majority of the shares of K-C common stock present at the K-C special meeting, whether present via the K-C special meeting website or by proxy, and entitled to vote on the proposal is required to approve the K-C adjournment proposal. Abstentions are considered shares of K-C common stock present and entitled to vote and will have the same effect as a vote “AGAINST” the K-C adjournment proposal. Any K-C stockholder who fails to submit a vote (e.g., by not submitting a proxy and not voting at the K-C special meeting via the K-C special meeting website) will not be considered present and entitled to vote; accordingly, failures to submit a vote will have no effect on the outcome of the vote on the K-C adjournment proposal. The failure of a beneficial owner to provide voting instructions to its broker, bank, or other nominee will result in a broker non-vote, which will have no effect on the outcome of the vote on the K-C adjournment proposal. An abstention occurs when the beneficial owner of shares, or a broker or other nominee holding shares for a beneficial owner, is present via the K-C special meeting website or by proxy, and entitled to vote at the meeting, but such person refrains from voting as to a particular proposal by expressly marking the “abstain” box on the voting instruction form or ballot.

A broker non-vote occurs when a broker or other nominee returns a valid proxy card without voting on such proposal because they did not receive voting instructions from the street name holder and do not have discretionary authority to vote the shares on a particular proposal. Shares represented by broker non-votes will not be voted on any proposal for which the broker or other nominee has no discretionary authority to vote.
Under applicable rules, brokers or other nominees have discretionary voting power with respect to matters that are considered routine. Brokers will not be permitted to vote shares of K-C common stock at the K-C special meeting with respect to the K-C issuance proposal or the K-C adjournment proposal without receiving instructions from the beneficial owner of such shares, as they are considered non-routine.

The K-C issuance proposal and the K-C adjournment proposal are described in the sections entitled “K-C Proposals—The K-C Issuance Proposal” and “K-C Proposals—The K-C Adjournment Proposal,” respectively.
Methods of Voting
K-C stockholders, whether holding shares directly as stockholders of record or beneficially in “street name,” may vote by providing their proxies via the internet by going to the web address provided on the enclosed proxy card and following the instructions for internet voting, by phone using the toll-free phone number listed on the enclosed proxy card or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.
K-C stockholders of record may vote their shares via the K-C special meeting website at the K-C special meeting or by submitting their proxies:
•	by phone;
•	by the internet; or
•	by completing, signing and returning your proxy or voting instruction card via mail.
K-C stockholders who hold their shares in “street name” by a broker, bank or other nominee should refer to the voting instruction form or other information forwarded by their broker, bank or other nominee for instructions on how to vote their shares.
Voting via the K-C Special Meeting Website
Shares held directly in your name as stockholder of record may be voted at the K-C special meeting via the K-C special meeting website. If you choose to attend the K-C special meeting and vote your shares via the K-C special meeting website, you will need the control number included on your proxy card. Even if you plan to attend the K-C special meeting, the K-C board recommends that you vote your shares in advance so that your vote will be counted if you later decide not to attend the K-C special meeting.
If you are a beneficial holder, you will need to obtain a control number from your broker, bank or other nominee holder of record giving you the right to vote the shares.
For more information, see the section entitled “Special Meeting of K-C Stockholders—Attending the K-C Special Meeting Virtually” beginning on page 47 of this joint proxy statement/prospectus.
Voting by Proxy
Whether you hold your shares of K-C common stock directly as the stockholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the K-C special meeting. You can vote by proxy by phone, the internet or mail by following the instructions provided in the enclosed proxy card. If your properly executed proxy does not contain voting instructions, the persons named as proxies will vote your shares in accordance with the voting recommendations of the K-C board.
Questions About Voting
If you have any questions about how to vote or direct a vote in respect of your shares of K-C common stock, you may contact Innisfree M&A Incorporated, K-C’s proxy solicitor, toll-free at (877) 800-5187, or for brokers and banks, collect at (212) 750-5833.
Adjournments
If a quorum is not present at the K-C special meeting, or if a quorum is present but there are not sufficient votes at the time of the K-C special meeting to approve the K-C issuance proposal, then K-C stockholders may be asked to vote on the K-C adjournment proposal and thereby adjourn the K-C special meeting to a later time and place.
At any subsequent reconvening of the K-C special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the K-C special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

In addition, the merger agreement provides that K-C may, after consultation with Kenvue, adjourn, recess or postpone the K-C special meeting (i) if it is necessary to postpone or adjourn the K-C special meeting to ensure that any required supplement or amendment to the joint proxy statement/prospectus is provided to the stockholders of K-C within a reasonable amount of time in advance of the K-C special meeting, (ii) if as of the time for which the K-C special meeting is originally scheduled there are insufficient shares of K-C common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the K-C special meeting or (iii) to solicit additional proxies for the purpose of obtaining the K-C stockholder approval (including at the request of Kenvue in connection with the foregoing). However, unless otherwise agreed to by Kenvue, the K-C special meeting will not be postponed or adjourned (x) by more than 10 days or (y) in the case of (ii) above, by more than 15 days after the date on which the K-C special meeting was (or was required to be) originally scheduled (in each case not including any adjournments or postponements required by law or government order), and will not be adjourned to a date on or after the date that is three business days prior to November 2, 2026.
Revocability of Proxies
If you are a stockholder of record of K-C, whether you vote by phone, the internet or mail, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:
•	submit a new proxy card bearing a later date;
•	vote again by phone or the internet at a later time;
•	give written notice before the meeting to the K-C Corporate Secretary at the following address: 351 Phelps Dr., Irving, Texas 75038; or
•
attend the K-C special meeting and vote your shares. Please note that your attendance at the meeting via the K-C special meeting website will not alone serve to revoke your proxy; instead, you must vote your shares via the K-C special meeting website.

Proxy Solicitation Costs
The enclosed proxy card is being solicited by K-C and the K-C board. K-C bears all expenses incurred in connection with the solicitation of proxies. In addition to solicitation by mail, K-C’s directors, officers and employees may solicit proxies in person, by phone or by electronic means. These persons will not be specifically compensated for conducting such solicitation.
K-C has retained Innisfree to assist in the solicitation process. K-C has engaged Innisfree to solicit proxies for an estimated fee of $200,000 plus an additional success fee of $300,000 if K-C stockholders approve the K-C issuance proposal, which may be supplemented by an additional fee to be mutually agreed upon in the event of a contested solicitation or public opposition to the mergers, as well as reasonable and customary documented expenses. K-C also has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).
K-C will ask brokers, banks and other nominees to forward the proxy solicitation materials to the beneficial owners of shares of K-C common stock held of record by such nominee holders. K-C will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.
No Appraisal Rights
Under Delaware law, K-C stockholders are not entitled to appraisal rights in connection with the issuance of shares of K-C common stock as contemplated by the merger agreement.
Other Information
The matters to be considered at the K-C special meeting are of great importance to the K-C stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy by phone or the internet or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy by phone or the internet, you do not need to return the enclosed proxy card.

Assistance
If you need assistance in completing your proxy card or have questions regarding the K-C special meeting, contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor, New York, New York 10022
Banks and Brokers Call Collect: (212) 750-5833
All Others Call Toll-Free: (877) 800-5187
Vote of K-C’s Directors and Executive Officers
As of December 11, 2025, K-C directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 2,456,338 shares of K-C common stock, or approximately 0.74% of the total outstanding shares of K-C common stock as of December 11, 2025.
K-C currently expects that all of its directors and executive officers will vote their shares “FOR” each of the K-C proposals.
Attending the K-C Special Meeting Virtually
You are entitled to attend the K-C special meeting only if you are a stockholder of record of K-C at the close of business on the record date or you held your shares of K-C common stock beneficially in the name of a broker, bank or other nominee as of the record date, or if you hold a valid proxy for the K-C special meeting.
The K-C special meeting will be hosted virtually via live webcast at https://meetnow.global/MZG69WX. The meeting will begin promptly on January 29, 2026, at 8:00 a.m., Central Time, and online access will open 30 minutes prior to allow time to login.
To login to and attend the meeting you have two options: join as a “Stockholder” or join as a “Guest.” Joining as a “Stockholder” will enable you to vote your shares at the meeting and ask questions. To join as a “Stockholder” you will be required to have some additional information, as described below. Alternatively, you can join as a “Guest” in listen-only mode.
If you hold shares through the K-C transfer agent, Computershare, you do not need to preregister. To join the meeting as a “Stockholder,” use the annual meeting control number listed on the proxy card you previously received in the email with your voting instructions.
If you hold shares through an intermediary, such as a bank, broker or other nominee, and want to join the meeting as a stockholder, you have two options:
•
Registration at the Meeting. You may not need to pre-register with Computershare as further described below and may, instead, be able to use the control number received with your voting instruction form from your bank, broker or other intermediary. Please note, however, that this option is provided as a convenience to beneficial owners only, and there is no guarantee this option will be available to you. To attend the K-C special meeting, visit the K-C special meeting website at https://meetnow.global/MZG69WX and enter the control number received with your voting instruction form from your bank, broker or other holder of record. We encourage you to access the K-C special meeting website 15 minutes prior to the K-C special meeting start time on the meeting date, to confirm that you are able to attend the K-C special meeting without pre-registering with Computershare.

•
Registration in Advance. You may request registration in advance no later than 4:00 p.m., Central Time, on January 26, 2026 (three business days in advance of the meeting). To preregister, you must send an email to legalproxy@computershare.com and include your name, email address, mailing address and an image of a legal proxy in your name from the broker, bank or other intermediary that holds your shares. The request should be labeled “Legal Proxy.” In order to obtain a legal proxy, you should as soon as possible (1) log into the voting site listed on the voting instruction form you received and click on “Vote in person at the meeting” or (2) request one through your bank or broker. After you transmit the image of the legal proxy, you will receive an annual meeting control number from our virtual meeting provider to use when joining the meeting as a “Stockholder.” Note that once you request a legal proxy you will need the new K-C special meeting control number to vote your shares at the meeting and your original number referenced above in “Registration at the Meeting” will no longer enable you to vote.
Results of the K-C Special Meeting
Within four business days following the K-C special meeting, K-C intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four-business-day period, K-C will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four business days of the date that the final results are certified.
K-C STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE K-C PROPOSALS.

K-C PROPOSALS
The K-C Issuance Proposal
Overview
It is a condition to the consummation of the mergers that K-C stockholders approve the issuance of shares of K-C common stock in the mergers. If the mergers are completed, each Kenvue stockholder will receive, for each eligible share of Kenvue common stock that is issued and outstanding as of immediately prior to the effective time of the first merger, 0.14625 shares of K-C common stock plus $3.50 in cash, as further described in the sections entitled “The Mergers—Merger Consideration to Kenvue Stockholders” and “The Merger Agreement—Consideration.”
Under Nasdaq rules, a company is required to obtain stockholder approval prior to the issuance of shares of common stock if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the shares of common stock. If the first merger is completed pursuant to the merger agreement, K-C expects to issue up to approximately 280,216,704 shares of K-C common stock in connection with the first merger based on the number of shares of Kenvue common stock outstanding as of December 15, 2025. Accordingly, the aggregate number of shares of K-C common stock that K-C will issue in the first merger will exceed 20% of the shares of K-C common stock outstanding before such issuance, and for this reason, K-C is seeking the approval of K-C stockholders for the issuance of shares of K-C common stock pursuant to the merger agreement. In the event the K-C issuance proposal is not approved by K-C stockholders, the mergers will not be completed.
In the event the K-C issuance proposal is approved by K-C stockholders, but the merger agreement is terminated (without the first merger being completed) prior to the issuance of shares of K-C common stock pursuant to the merger agreement, K-C will not issue any shares of K-C common stock as a result of the approval of the K-C issuance proposal.
Vote Required for Approval
Approval of the K-C issuance proposal requires the affirmative vote of a majority of shares of K-C common stock present at the K-C special meeting, whether present via the K-C special meeting website or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the K-C issuance proposal, while a broker non-vote will have no effect on the outcome of the vote on the K-C issuance proposal.
Recommendation of the K-C Board
The K-C board unanimously recommends that K-C stockholders vote “FOR” the K-C issuance proposal.
The K-C Adjournment Proposal
Overview
The K-C adjournment proposal, if adopted, will allow the K-C board to adjourn the K-C special meeting, if necessary, to a later date or dates at the determination of the K-C board, including to solicit additional proxies in favor of the K-C issuance proposal if there are not sufficient votes at the time of the K-C special meeting to approve the K-C issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to K-C stockholders.
K-C is asking its stockholders to authorize the holder of any proxy solicited by the K-C board to vote in favor of any adjournment to the K-C special meeting to solicit additional proxies if there are not sufficient votes to approve the K-C issuance proposal or to ensure that any supplement to this joint proxy statement/prospectus is timely provided to K-C stockholders.
Vote Required for Approval
Approval of the K-C adjournment proposal requires the affirmative vote of a majority of shares of K-C common stock present at the K-C special meeting, whether present via the K-C special meeting website or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the K-C adjournment proposal, while a broker non-vote will have no effect on the outcome of the vote on the K-C adjournment proposal.
Recommendation of the K-C Board
The K-C board unanimously recommends that K-C stockholders vote “FOR” the K-C adjournment proposal.

SPECIAL MEETING OF KENVUE STOCKHOLDERS
Date, Time and Place
The Kenvue special meeting will be held virtually on January 29, 2026, at 9:00 a.m, Eastern Time. Kenvue stockholders will be able to attend the Kenvue special meeting online and vote their shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/KVUE2026SM, which is the Kenvue special meeting website.
Purpose of the Kenvue Special Meeting
The purpose of the Kenvue special meeting is to consider and vote on:
•	the Kenvue merger proposal;
•	the Kenvue advisory compensation proposal; and
•	the Kenvue adjournment proposal.
Kenvue will transact no other business at the Kenvue special meeting.
Recommendation of the Kenvue Board of Directors
The Kenvue board unanimously recommends that Kenvue stockholders vote:
•	“FOR” the Kenvue merger proposal;
•	“FOR” the Kenvue advisory compensation proposal; and
•	“FOR” the Kenvue adjournment proposal.
For additional information on the recommendation of the Kenvue board, see the section entitled “The Mergers—Recommendation of the Kenvue Board of Directors and Reasons for the Mergers.”
Record Date and Outstanding Shares of Kenvue Common Stock
Only holders of record of issued and outstanding shares of Kenvue common stock as of the close of business on December 11, 2025, the record date for the Kenvue special meeting, are entitled to receive notice and to vote at the Kenvue special meeting or any postponement or adjournment of the Kenvue special meeting.
As of the close of business on the record date, there were 1,915,984,439 shares of Kenvue common stock issued and outstanding and entitled to vote at the Kenvue special meeting, and no shares of Kenvue preferred stock issued and outstanding. Each share of Kenvue common stock is entitled to one vote.
A complete list of Kenvue stockholders entitled to vote at the Kenvue special meeting will be available for inspection at Kenvue’s principal place of business during regular business hours for a period of no less than 10 days before the Kenvue special meeting at 1 Kenvue Way, Summit, New Jersey 07901. The list of Kenvue stockholders entitled to vote at the Kenvue special meeting will also be made available for inspection during the Kenvue special meeting via the Kenvue special meeting website at www.virtualshareholdermeeting.com/KVUE2026SM.
Quorum; Abstentions and Broker Non-Votes
In order for business to be conducted at the Kenvue special meeting, a quorum must be present. A quorum at the Kenvue special meeting requires the presence in person or by proxy of the holders of record of a majority of voting power of the outstanding Kenvue common stock entitled to vote.
If you submit a properly executed proxy card, even if you do not vote for any proposal or vote to “abstain” in respect of each proposal, your shares of Kenvue common stock will be counted for purposes of calculating whether a quorum is present for the transaction of business at the Kenvue special meeting. Kenvue common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the bank or broker, and Kenvue common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the Kenvue special meeting for the purpose of determining the presence of a quorum.

A broker “non-vote” occurs when a bank or broker holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other “routine” items and submits votes for those matters. Kenvue does not expect any broker non-votes at the Kenvue special meeting because the rules applicable to banks, brokers and other nominees only provide banks, brokers and other nominees with discretionary authority to vote on proposals that are considered “routine,” whereas each of the proposals to be presented at the Kenvue special meeting is considered “non-routine.” As a result, no bank or broker will be permitted to vote your shares of Kenvue common stock at the special meeting without receiving instructions.
Except as noted below with respect to shares held in a Kenvue savings plan, if your properly executed proxy does not contain voting instructions, the persons named as proxies will vote your shares in accordance with the voting recommendations of the Kenvue board.
Required Vote
The affirmative vote of the holders of a majority of the shares of Kenvue common stock outstanding and entitled to vote on the proposal is required to approve the Kenvue merger proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Kenvue merger proposal. Failure to vote on the Kenvue merger proposal will have the same effect as a vote “AGAINST” the Kenvue merger proposal.
The affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the Kenvue special meeting and entitled to vote on the proposal is required to approve the Kenvue advisory compensation proposal on an advisory basis. Broker non-votes are not treated as votes either cast “FOR” or “AGAINST” the Kenvue advisory compensation proposal. Abstentions will have the effect as a vote “AGAINST” the Kenvue advisory compensation proposal. Any failure by a Kenvue stockholder to vote will have no effect on the outcome of the Kenvue advisory compensation proposal.
The affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the Kenvue special meeting and entitled to vote on the proposal is required to approve the Kenvue adjournment proposal. Broker non-votes are not treated as votes either cast “FOR” or “AGAINST” the Kenvue adjournment proposal. Abstentions will have the effect as a vote “AGAINST” the Kenvue adjournment proposal. Any failure by a Kenvue stockholder to vote will have no effect on the outcome of the Kenvue adjournment proposal.
The Kenvue merger proposal, the Kenvue advisory compensation proposal and the Kenvue adjournment proposal are described in the section entitled “Kenvue Proposals.”
Methods of Voting
If you are a registered Kenvue stockholder of record (your Kenvue shares are registered in your own name with Kenvue’s transfer agent, Computershare Trust Company, N.A.), then you can vote any one of four ways:
•	Via the Internet Prior to the Kenvue Special Meeting. You may vote by visiting www.proxyvote.com and entering the 16-digit control number found in the proxy card or voting instruction form.
•	By Telephone. You may vote by calling 1-800-690-6903, the toll-free number found in the proxy card or voting instruction form.
•
By Mail. If you received or requested printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card (if you are a stockholder or record) or voting instruction form (if you are a beneficial owner) and sending it back in the envelope provided.

•
Via the Internet During the Kenvue Special Meeting. Even if you plan to attend the Kenvue special meeting, you are encouraged to vote beforehand by internet, telephone or mail. You may also vote during the Kenvue special meeting (up until the closing of the polls) by visiting www.virtualshareholdermeeting.com/KVUE2026SM, entering the 16-digit control number found in the proxy card or voting instruction form and following the instructions available on the website.

Shares Held in Street Name
If you hold your shares in a brokerage account in your broker’s name (“street name”), you will receive voting instructions provided by your broker, bank, trustee or nominee. If you would like to vote your shares at the Kenvue special meeting, you will need to obtain a valid proxy from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting.

If you are the beneficial owner of shares held in street name, you have the right to direct your bank or broker how to vote your shares, and it is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, your bank or brokerage firm will not be permitted to vote your shares on the Kenvue proposals and your shares will be considered “broker non-votes” on the Kenvue proposals.
Voting by Proxy
Whether you hold your shares of Kenvue common stock directly as the stockholder of record or beneficially in “street name,” you may direct your vote by proxy without virtually attending the Kenvue special meeting. You can vote by proxy by telephone, the internet or mail by following the instructions provided in the enclosed proxy card.
The persons named as proxies will vote your shares in accordance with your instructions. Except as noted below with respect to shares held in a Kenvue savings plan, if your properly executed proxy does not contain voting instructions, the persons named as proxies will vote your shares in accordance with the voting recommendations of the Kenvue board.
Kenvue Savings Plan
If you are an employee who participates in a Kenvue savings plan, you can vote the shares (if any) that are deemed to be in your account as of the record date.
To do so, you must sign and return the proxy card or vote by the internet or telephone, as instructed in the proxy materials you received in connection with these shares in the Kenvue savings plan. Voting instructions must be received no later than 5:00 p.m., Eastern Time, on January 26, 2026, so that the trustee (who votes the shares on behalf of the participants of a Kenvue savings plan) has adequate time to tabulate the voting instructions. The trustee will vote those shares you instruct. If you do not provide voting instructions, the trustee will vote your Kenvue savings plan shares in the same proportion as the Kenvue savings plan shares of other participants for which the trustee has received proper voting instructions, if the voted shares are at 5% or above of allocated shares. If the voted shares in that plan are less than 5% of allocated shares, the trustee may vote any undirected shares in its discretion.
Questions About Voting
If you have any questions about how to vote or direct a vote in respect of your shares of Kenvue common stock, you may contact D.F. King & Co., Inc. (which we refer to as “D.F. King”), Kenvue’s proxy solicitor, toll-free at (800) 848-3405, or for brokers and banks, collect at (646) 845-0148.
Adjournment
In accordance with the Kenvue bylaws, whether or not a quorum is present, the chair of the Kenvue special meeting will have the power to adjourn the Kenvue special meeting from time to time for the purpose of, among other things, soliciting additional proxies. If the Kenvue special meeting is adjourned, Kenvue stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. At any subsequent reconvening of the Kenvue special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Kenvue special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.
In addition, the merger agreement provides that Kenvue may, after consultation with K-C, adjourn, recess or postpone the Kenvue special meeting (i) if it is necessary to postpone or adjourn the Kenvue special meeting to ensure that any required supplement or amendment to the joint proxy statement/prospectus is provided to the stockholders of Kenvue within a reasonable amount of time in advance of the Kenvue special meeting, (ii) if as of the time for which the Kenvue special meeting is originally scheduled there are insufficient shares of Kenvue common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Kenvue special meeting or (iii) to solicit additional proxies for the purpose of obtaining the votes necessary to approve the Kenvue merger proposal (including at the request of K-C in connection with the foregoing). However, unless otherwise agreed to by K-C, the Kenvue special meeting will not be postponed or adjourned (x) by more than 10 days or (y) in the case of (ii) above, by more than 15 days after the date on which the Kenvue special meeting was (or was required to be) originally scheduled (in each case not including any adjournments or postponements required by law or government order), and will not be adjourned to a date on or after the date that is three business days prior to November 2, 2026.

Revocability of Proxies
If you are a stockholder of record of Kenvue, whether you vote by telephone, the internet or mail, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:
•	submit a new proxy card bearing a later date;
•	vote again by telephone or the internet at a later time;
•	give written notice before the meeting to the Kenvue Corporate Secretary at 1 Kenvue Way, Summit, New Jersey 07901 stating that you are revoking your proxy; or
•
attend the Kenvue special meeting and vote your shares via the Kenvue special meeting website. Please note that your attendance at the meeting via the Kenvue special meeting website will not alone serve to revoke your proxy; instead, you must vote your shares via the Kenvue special meeting website.

Proxy Solicitation Costs
Kenvue is providing these proxy materials in connection with the solicitation by the Kenvue board of proxies to be voted at the Kenvue special meeting. Kenvue bears all expenses incurred in connection with the solicitations of proxies. Kenvue has engaged D.F. King to solicit proxies for an estimated fee of $50,000, plus expenses. In addition to the solicitation of proxies by mail and electronically, Kenvue intends to ask brokers and bank nominees to solicit proxies from their principals and will pay the brokers and bank nominees their expenses for the solicitation. Kenvue’s directors, officers and employees also may solicit proxies by mail, telephone, electronic or facsimile transmission or in person. They will not receive any additional compensation for these activities.
Kenvue will ask brokers, banks and other nominees to forward the proxy solicitation materials to the beneficial owners of shares of Kenvue common stock held of record by such nominee holders. Kenvue will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.
Appraisal Rights
If the mergers are completed, holders of shares of Kenvue common stock who do not wish to accept the merger consideration are entitled to seek appraisal of their shares of Kenvue common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Kenvue common stock exclusive of any element of value arising from the accomplishment or expectation of the mergers, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Kenvue common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights.” This joint proxy statement/prospectus serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. They will instead receive an amount determined to be the “fair value” of their shares of Kenvue common stock following petition to, and an appraisal by, the Delaware Court of Chancery. Persons considering seeking appraisal should recognize that the fair value of their shares of Kenvue common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A holder of record or a beneficial owner of shares of Kenvue common stock who (i) continuously holds such shares through the first effective time, (ii) has not consented to or otherwise voted in favor of the mergers or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw their demand for appraisal of such shares and (v) in the case of a beneficial owner, a person who (a) reasonably identifies in their demand the holder of record of the shares for which the demand is made, (b) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provides an address at which such beneficial owner consents to receive notices given by Kenvue and to be set forth on the Chancery list, will be entitled to receive the fair value of their shares of Kenvue common stock exclusive of any element of value arising from the accomplishment or expectation of the mergers, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The foregoing summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this joint proxy statement/prospectus. Any person who desires to exercise their appraisal rights should review carefully Section 262 and is urged to consult their legal and financial advisors before electing or attempting to exercise such rights.
For more information, see “The Mergers—Kenvue Stockholders’ Appraisal Rights” beginning on page 122 of this joint proxy statement/prospectus.
Other Information
The matters to be considered at the Kenvue special meeting are of great importance to the Kenvue stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy by telephone or the internet or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy by telephone or the internet, you do not need to return the enclosed proxy card.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Kenvue special meeting, contact:
D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, New York 10005
Banks and brokers, please call: (646) 845-0148
All others, please call toll-free: (800) 848-3405

Email: kenvue@dfking.com
Vote of Kenvue’s Directors and Executive Officers
As of December 11, 2025, Kenvue directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 21,198,791 shares of Kenvue common stock, or approximately 1.11% of the total outstanding shares of Kenvue common stock as of December 11, 2025.
Kenvue currently expects that all of its directors and executive officers will vote their shares “FOR” the Kenvue merger proposal, “FOR” the Kenvue advisory compensation proposal and “FOR” the Kenvue adjournment proposal.
Attending the Kenvue Special Meeting Virtually
You can attend the Kenvue special meeting by visiting www.virtualshareholdermeeting.com/KVUE2026SM, where you will be able to listen to the meeting live and vote online. Only stockholders of record of Kenvue common stock as of the close of business on the record date are entitled to receive notice of and to vote at the Kenvue special meeting and at any postponement or adjournment of the meeting.
To enter the meeting, you will need the 16-digit control number, which is included on your proxy card if you are a stockholder of record, or included with your voting instruction card and voting instructions received from your broker, bank, trustee or other holder of record if you hold your shares of Kenvue common stock in “street name.”
Results of the Kenvue Special Meeting
Kenvue expects to announce the preliminary voting results at the Kenvue special meeting. In addition, within four business days following the Kenvue special meeting, Kenvue intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four-business-day period,

Kenvue will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four business days of the date that the final results are certified.
KENVUE PROPOSALS
Kenvue Merger Proposal
It is a condition to the consummation of the mergers that Kenvue stockholders approve the Kenvue merger proposal. As a result of the first merger, each Kenvue stockholder will be entitled to receive, for each eligible share of Kenvue common stock that is issued and outstanding as of immediately prior to the effective time of the first merger, the merger consideration of (i) 0.14625 shares of K-C common stock plus (ii) $3.50 in cash, further described in the sections entitled “The Mergers—Merger Consideration to Kenvue Stockholders” and “The Merger Agreement—Consideration.”
The approval by such stockholders of the Kenvue merger proposal is required by Section 251 of the DGCL and is a condition to the consummation of the mergers.
The affirmative vote of the holders of a majority of the shares of Kenvue common stock outstanding and entitled to vote on the proposal is required to approve the Kenvue merger proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Kenvue merger proposal. Failure to vote on the Kenvue merger proposal will have the same effect as a vote “AGAINST” the Kenvue merger proposal.
The Kenvue board unanimously recommends a vote “FOR” the Kenvue merger proposal.
Kenvue Advisory Compensation Proposal
As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, Kenvue is required to provide its stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Kenvue’s named executive officers that is based on or otherwise relates to the mergers, as described in the section entitled “The Mergers—Interests of Kenvue Directors and Executive Officers in the Mergers—Quantification of Potential Payments and Benefits to Kenvue’s Named Executive Officers in Connection with the Mergers—Golden Parachute Compensation.” Accordingly, Kenvue stockholders are being provided the opportunity to cast a non-binding, advisory vote on such payments.
As a non-binding, advisory vote, the Kenvue advisory compensation proposal is not binding upon Kenvue or the Kenvue board or K-C or the K-C board, and approval of the Kenvue advisory compensation proposal is not a condition to the consummation of the mergers and is a vote separate and apart from the Kenvue merger proposal. Accordingly, Kenvue stockholders may vote to approve the Kenvue merger proposal and vote not to approve the Kenvue advisory compensation proposal and vice-versa. Because the mergers-related executive compensation to be paid in connection with the mergers is based on the terms of the merger agreement as well as the contractual arrangements with Kenvue’s named executive officers, such compensation will be payable, regardless of the outcome of this non-binding, advisory vote, if the Kenvue merger proposal is approved (subject only to the contractual conditions applicable thereto). However, Kenvue seeks the support of its stockholders and believes that stockholder support is appropriate as its executive compensation programs are designed to incentivize executives to successfully execute a transaction such as that contemplated by the mergers from its early stages until consummation. Accordingly, Kenvue stockholders are being asked to vote on the following resolution:
RESOLVED, that the stockholders of Kenvue Inc. approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of Kenvue Inc. that is based on or otherwise relates to the mergers, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Mergers—Interests of Kenvue Directors and Executive Officers in the Mergers—Quantification of Potential Payments and Benefits to Kenvue’s Named Executive Officers in Connection with the Mergers—Golden Parachute Compensation.”
The affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the Kenvue special meeting and entitled to vote on the proposal is required to approve the Kenvue advisory compensation proposal on an advisory basis. Broker non-votes are not treated as votes either cast “FOR” or

“AGAINST” the Kenvue advisory compensation proposal. Abstentions will have the effect as a vote “AGAINST” the Kenvue advisory compensation proposal. Any failure by a Kenvue stockholder to vote will have no effect on the outcome of the Kenvue advisory compensation proposal.
The Kenvue board unanimously recommends a vote “FOR” the Kenvue advisory compensation proposal.
Kenvue Adjournment Proposal
The Kenvue special meeting may be adjourned from time to time to another time or place, if the chair of the meeting determines necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Kenvue merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Kenvue stockholders.
If, at the Kenvue special meeting, (i) there are insufficient shares of Kenvue common stock represented (either in person (via the internet) or by proxy) to constitute a quorum necessary to conduct the business of such meeting, (ii) additional time is required for the filing and mailing of any supplemental or amended disclosure which Kenvue has determined is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Kenvue stockholders prior to the special meeting of Kenvue stockholders, (iii) additional time is needed to allow for solicitation of additional proxies, if and to the extent Kenvue reasonably believes the number of shares of Kenvue common stock present or represented and voting in favor of the Kenvue merger proposal is insufficient to approve such proposal or (iv) if required by law, Kenvue intends to move to adjourn the Kenvue special meeting. In accordance with the Kenvue bylaws, in the absence of a quorum, the Kenvue special meeting may also be adjourned from time to time by the chair of the Kenvue special meeting or by the holders of a majority of the voting power present in person or represented by proxy at the Kenvue special meeting and entitled to vote at the Kenvue special meeting.
The affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the Kenvue special meeting and entitled to vote on the proposal is required to approve the Kenvue adjournment proposal. Broker non-votes are not treated as votes either cast “FOR” or “AGAINST” the Kenvue adjournment proposal. Abstentions will have the effect as a vote “AGAINST” the Kenvue adjournment proposal. Any failure by a Kenvue stockholder to vote will have no effect on the outcome of the Kenvue adjournment proposal.
The Kenvue board unanimously recommends a vote “FOR” the Kenvue adjournment proposal.

THE MERGERS
This discussion of the mergers is qualified in its entirety by reference to the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and incorporated by reference herein in its entirety. You should read the entire merger agreement carefully as it is the legal document that governs the mergers.
Transaction Structure
At the first effective time (as defined below), First Merger Sub will merge with and into Kenvue. As a result of the first merger, the separate corporate existence of First Merger Sub will cease, and Kenvue will continue as the initial surviving company in the first merger and as a wholly owned subsidiary of K-C. Immediately following the consummation of the first merger, as the second step in a single integrated transaction with the first merger, Kenvue (as the initial surviving company) will merge with and into Second Merger Sub. As a result of the second merger, the separate corporate existence of Kenvue will cease, and Second Merger Sub will continue as a wholly owned subsidiary of K-C.
Parties to the Mergers
Kimberly-Clark Corporation
P.O. Box 619100
Dallas, Texas 75261-9100
Phone: (972) 281-1200
K-C is a global consumer-products company engaged in the manufacture, marketing and sale of personal care and paper products worldwide. K-C’s product portfolio is anchored by a number of well-known brands across the baby care, feminine care, adult care, family care and hygiene categories, including Huggies®, Kleenex®, Scott®, Kotex®, Cottonelle®, Poise®, Depend®, Andrex®, Pull-Ups®, Goodnites®, Intimus®, Plenitud®, Sweety®, Softex®, Viva® and WypAll®. As of December 31, 2024, K-C had net sales of approximately $16.8 billion. K-C’s 2024 operating profit was approximately $2.7 billion and net income was approximately $2.2 billion. K-C common stock is listed on Nasdaq, trading under the symbol “KMB.”
For additional information about K-C and its subsidiaries, see the documents incorporated by reference in this joint proxy statement/prospectus in the section entitled “Where You Can Find More Information” beginning on page 204 of this joint proxy statement/prospectus.
Kenvue Inc.
1 Kenvue Way
Summit, New Jersey 07901
Phone: (908) 874-1200
Kenvue is a pure-play consumer health company with iconic brands including Aveeno®, BAND-AID® Brand, Johnson’s®, Listerine®, Neutrogena®, Nicorette®, Tylenol®, and Zyrtec®. Kenvue’s portfolio includes self-care, skin health and beauty, and essential health products which are marketed across more than 165 countries worldwide. For the fiscal twelve months ended December 29, 2024, Kenvue had net sales of approximately $15.5 billion, operating income of approximately $1.8 billion and net income of approximately $1.0 billion. Kenvue common stock is listed on the New York Stock Exchange under the ticker symbol “KVUE.”
For additional information about Kenvue and its subsidiaries, see the documents incorporated by reference in this joint proxy statement/prospectus in the section entitled “Where You Can Find More Information” beginning on page 204 of this joint proxy statement/prospectus.
Vesta Sub I, Inc.
c/o Kimberly-Clark Corporation
P.O. Box 619100
Dallas, Texas 75261-9100
Phone: (972) 281-1200
First Merger Sub is a direct, wholly owned subsidiary of K-C. Upon the completion of the First Merger, First Merger Sub will cease to exist. First Merger Sub was incorporated in Delaware on October 30, 2025 for the sole purpose of effecting the mergers.

Vesta Sub II, LLC
c/o Kimberly-Clark Corporation
P.O. Box 619100
Dallas, Texas 75261-9100
Phone: (972) 281-1200
Second Merger Sub is a direct, wholly owned subsidiary of K-C. Upon the completion of the Second Merger, Second Merger Sub will survive as a direct wholly owned subsidiary of K-C, except the name of Second Merger Sub will be “Kenvue LLC.” Second Merger Sub was formed in Delaware on October 30, 2025 for the sole purpose of effecting the mergers.
Background of the Mergers
The following is a summary of the events leading up to the companies’ agreement to merge and the key meetings, negotiations, discussions and actions between K-C and Kenvue and their respective advisors that preceded the public announcement of the potential business combination. The following summary does not purport to catalogue every conversation or correspondence of, by, with or among members of the K-C board, K-C management or K-C’s advisors or other representatives, the Kenvue board, Kenvue management or Kenvue’s advisors or other representatives or any other person.
Kenvue was formed in connection with the separation of the consumer health business of Johnson & Johnson (“J&J”) into an independent publicly traded company (the “separation”). Since Kenvue’s initial public offering in May 2023, the Kenvue board and Kenvue management team have regularly reviewed Kenvue’s performance, prospects and strategies, taking into account the business, competitive, regulatory, financing and economic environment and developments in the consumer health industry, as well as engagement with Kenvue’s stockholders. In March 2024, Kenvue engaged Centerview Partners LLC (“Centerview”) as a financial advisor to assist with Kenvue’s review of the business, operations and financial condition and prospects of Kenvue and other matters, which engagement was subsequently modified and expanded. In the second quarter of 2025, the Kenvue board and Kenvue management, with the assistance of Kenvue’s financial, legal and other external advisors, began discussing potential avenues to enhance Kenvue’s long-term strategy as a standalone company and considering potential divestitures of certain brands and product lines, business combinations and other strategic transactions, and whether any of these or other potential strategic alternatives would enhance shareholder value, taking into account the potential benefits and risks of any such potential strategic alternative, and fiduciary duties with respect thereto. In April 2025, Kenvue engaged Goldman Sachs & Co. LLC (“Goldman Sachs”) to assist with potential divestitures of certain brands and product lines, which engagement was subsequently modified and expanded.
As part of K-C’s ongoing and ordinary course strategic planning process, the K-C board, together with its senior management team, regularly reviews and assesses K-C’s long-term strategic plans and goals, opportunities, overall industry trends and peer set, the competitive environment in which K-C operates and K-C’s short- and long-term performance. As part of these reviews, the K-C board, with the assistance of the senior management team and K-C’s advisors, including its financial, legal and other external advisors, considers whether various strategic actions, including business combination transactions, strategic acquisitions and divestitures, investments and other strategic transactions and opportunities, would be in the best interests of K-C and enhance value for K-C stockholders. In addition, as part of these reviews in the years leading up to the potential business combination between K-C and Kenvue, the K-C board instructed K-C senior management to identify complementary growth and high-margin opportunities for K-C across all consumer packaged goods and related segments that had the potential to enhance value for K-C stockholders. After extensive internal work and review of analyses prepared by various outside consultants, including a study on the consumer health segment to better understand the peer set (including the consumer health brands that are now part of Kenvue) and competitive environment in such segment, K-C senior management identified the consumer health and skincare segments as the primary target categories for K-C. With respect to the consumer health brands that are now part of Kenvue, K-C’s evaluation included the long-term growth potential for such product categories, consumer and macro-economic trends, the competitive environment in general, and key risk areas related to the consumer health segment along with a review of the litigation and regulatory profile related to such products. K-C’s management team updated this evaluation periodically as part of its ongoing review of strategic opportunities.
Beginning in April 2024, K-C and representatives of J.P. Morgan Securities LLC (“J.P. Morgan”) engaged in a series of preliminary discussions regarding potential strategic alternatives, including a potential business combination between K-C and Kenvue.

On May 15, 2024, K-C further discussed the idea of a potential acquisition of Kenvue with representatives of J.P. Morgan and requested analysis of the potential opportunity. Discussions and analysis regarding the opportunity continued periodically thereafter between K-C and representatives of J.P. Morgan.
Beginning in March 2025, K-C and representatives of PJT Partners LP (“PJT Partners”) engaged in a series of preliminary discussions regarding potential strategic alternatives, including a potential business combination between K-C and Kenvue.
On June 5, 2025, as part of the implementation of its long-term strategy, including its Powering Care strategy, K-C announced the entry into an agreement with affiliates of Suzano SA to form a strategic partnership that is expected to create a preeminent international tissue and professional products company and sharpen K-C’s focus on its higher-growth, higher-margin businesses. Under such agreement, K-C would own a 49% interest in the new venture, which includes substantially all the assets of K-C’s International Family Care and Professional business.
On June 17 and 18, 2025, the Kenvue board held a special meeting, with representatives of Centerview and other external advisors and members of Kenvue senior management in attendance, to discuss Kenvue’s value creation strategy, key drivers of value and the impact of these drivers on Kenvue’s historical and expected performance and potential alternatives that could accelerate value creation for Kenvue, including potential avenues to enhance Kenvue’s long-term strategy as a standalone company, potential divestitures of certain brands and product lines and a potential whole-company sale of Kenvue.
Also on June 17 and 18, 2025, at a regularly scheduled quarterly meeting of the K-C board, with members of K-C senior management, representatives of each of J.P. Morgan and PJT Partners and other external advisors in attendance, the K-C board reviewed K-C’s long-term strategy, including its Powering Care strategy, which is focused on (i) accelerating the core portfolio, (ii) continuing to focus on the adult and feminine care categories, (iii) strengthening the baby and child care category globally, (iv) strengthening the tissue business in North America, (v) K-C’s current portfolio and (vi) opportunities to elevate K-C’s growth profile by focusing on higher-margin personal care categories. Michael Hsu, Chairman and Chief Executive Officer, and Jeffrey Melucci, Chief Strategy, Business Development and Administrative Officer, together with representatives of each of J.P. Morgan, PJT Partners and other external advisors, reviewed opportunities for potential platform enhancements and discussed potential value creation opportunities based on market research conducted to date, noting K-C was best positioned to succeed in the consumer health segment based on its capabilities, including the K-C executive leadership team’s extensive experience at several companies in the consumer packaged goods industry, and the macro-economic trends affecting the segment. The K-C board further considered potential counterparties, including Kenvue, for a strategic transaction, reviewing the categories in which Kenvue operates, many of which would be new to K-C but would bring opportunities to create value through synergies, including by leveraging K-C’s ongoing transformation in its commercial capabilities. Following such discussion, the K-C board recommended, as an initial step, that K-C senior management contact the Kenvue board to express K-C’s interest in discussing a potential business combination. Such outreach occurred on July 14, 2025.
On June 30, 2025, the Kenvue board unanimously adopted resolutions (i) establishing a strategic review committee of the Kenvue board (the “committee”), composed of Richard Allison, Jr., Melanie Healey (who was appointed chair of the committee), Kirk Perry, Vasant Prabhu and Jeffrey Smith, to facilitate the efficient evaluation of potential strategic alternatives and (ii) delegating to the committee the authority to, among other things, (A) review, analyze, evaluate and determine the advisability of any potential strategic alternative with the assistance of Kenvue management and external advisors, (B) oversee Kenvue management’s preparation of materials and presentations for the Kenvue board in connection with its review, analysis and evaluation of any potential strategic alternative and (C) provide periodic reports to the Kenvue board to keep the Kenvue board informed with respect to any material developments relating to the strategic review process. From this point, until the merger agreement was executed, the committee met regularly to discuss related matters, including on the dates mentioned herein.
On June 30 and July 7, 2025, the committee held meetings with representatives of Centerview and other external advisors and members of Kenvue management in attendance to discuss preliminary perspectives on value creation pathways for Kenvue, including potential divestiture scenarios and Kenvue’s progress as compared to its current business plan. The committee requested additional information from Kenvue management and Kenvue’s advisors in support of the committee’s review of potential strategic alternatives.
On July 13, 2025, the Kenvue board held a special meeting, with representatives of Centerview, Cravath, legal counsel to Kenvue, and other external advisors and members of Kenvue management in attendance for portions of the meeting, to discuss a CEO leadership change and the public announcement to be made in connection with the CEO leadership change, preliminary second quarter 2025 financial results and the ongoing review of strategic alternatives. Following discussion, the Kenvue board unanimously adopted resolutions with respect to the leadership change.
On July 14, 2025, Kenvue issued a press release announcing (i) the appointment of current director Kirk Perry as Interim Chief Executive Officer, with Thibaut Mongon, Kenvue’s prior Chief Executive Officer, departing Kenvue and stepping down from the Kenvue board effective immediately and (ii) that the Kenvue board had previously initiated a comprehensive review of strategic alternatives and had established the committee to oversee the ongoing process.
Later that day, Mr. Perry received a call from Mr. Hsu, and, at K-C’s direction, a representative of PJT Partners contacted Larry Merlo, the Chair of the Kenvue Board, in each case, conveying K-C’s preliminary interest in exploring a potential business combination with Kenvue. No specific proposal or offer was made as part of these discussions. Mr. Perry communicated to Mr. Hsu that he would inform the Kenvue board of K-C’s preliminary interest. Mr. Merlo communicated to the representative of PJT Partners that further outreach from, or on behalf of, K-C regarding a potential business combination should be directed to a representative of Centerview.
On July 15, 2025, the committee held a meeting, with representatives of Centerview and other external advisors and members of Kenvue management in attendance, to discuss potential strategic alternatives, including potential divestitures of certain brands and product lines, as well as Kenvue management’s progress in executing the current business plan. The committee requested additional information from Kenvue management and external advisors in support of the committee’s review of potential strategic alternatives with respect to certain brands and product lines.
Subsequently, on July 15, 2025, Mr. Melucci and a representative of PJT Partners, at the K-C board’s direction, contacted Centerview regarding K-C’s preliminary interest in exploring a potential business combination with Kenvue. No specific proposal or offer was conveyed.
On July 17, 2025, Mr. Melucci and a representative of Centerview had a call to discuss K-C’s preliminary interest in exploring a potential business combination with Kenvue, including the potential synergies and valuation creation opportunities between the companies. When asked by a representative of Centerview, Mr. Melucci indicated K-C was interested in a strategic business combination with the entire Kenvue business and not interested in an acquisition of certain assets or brands, in light of the overall strategic rationale of a potential business combination. At the conclusion of the discussion, Mr. Melucci and representatives of Centerview discussed potentially connecting following each of K-C’s and Kenvue’s quarterly earnings reports to further discuss the potential for a strategic transaction. No specific proposal or offer was made as part of this discussion.
On July 24, 2025, at a special meeting of the K-C board, with members of K-C senior management and representatives of each of J.P. Morgan, PJT Partners and Kirkland, K-C’s outside legal counsel, in attendance, the K-C board, as informed by discussion with the representatives of each of J.P. Morgan, PJT Partners and Kirkland, discussed (i) the strategic rationale of a potential business combination with Kenvue, (ii) the potential opportunities to create shareholder value with Kenvue through synergies, (iii) the macro-economic trends impacting Kenvue’s categories and (iv) the potential complementary capabilities of the two companies, including through the complementarity of their respective geographic presence, brands, innovation pipeline and aligned missions, vision and culture, all of which had heightened K-C’s interest in a potential business combination. As part of the discussion of strategic rationale, the K-C board further discussed K-C’s recent portfolio pivot upon its announced exit from its International Family Care and Professional and personal protective equipment segments, reduction of its private label business and increased focus on its personal care segment, as well as ongoing industry realignment and recent Kenvue performance. Representatives of Kirkland reviewed with the K-C board its fiduciary duties in connection with the K-C board’s evaluation of the potential business combination and relevant considerations in connection with the K-C board’s decision-making process, including the high-level legal due diligence Kirkland had performed based on Kenvue’s public filings and additional due diligence that would be required if the potential business combination were to proceed. K-C senior management led the K-C board through a review of K-C standalone projections for fiscal years 2025 through 2028. K-C’s financial advisors then reviewed with the K-C board their respective preliminary and illustrative views on potential transaction structures, including considerations relating to credit ratings, ownership percentage of the combined company and potential consideration mix. The K-C board further discussed K-C management’s views on potential synergies, based on preliminary financial and operational due diligence of publicly available information, from the potential business combination, and discussed K-C’s standalone plan, and potential risks and prospects in the context of the value creation opportunities presented by a potential business combination between the parties. Following discussion, the K-C board instructed K-C senior management to continue to conduct, with assistance from representatives of each of J.P. Morgan, PJT Partners and Kirkland, its due diligence review and develop materials for engagement with Kenvue.
On July 28, 2025, the committee held a meeting with representatives of Centerview, Goldman Sachs and other external advisors and members of Kenvue management in attendance to discuss a broad range of potential strategic alternatives, the executional, organizational and structural challenges and opportunities with respect to such alternatives and the shareholder value creation anticipated to result from such alternatives. At the meeting, Kenvue’s financial advisors (i) summarized inbound inquiries received from strategic parties and financial sponsors expressing interest in acquiring particular assets or portions of Kenvue’s business and (ii) discussed with the committee their perspectives on the comparative shareholder value creation potential of (A) continuing to pursue the Kenvue standalone plan, (B) pursuing divestitures of certain brands and product lines, considering the initial financial assessment of and risks associated with various divestiture scenarios, including the relative impact of potential divestiture scenarios on the long-term financial trajectory of Kenvue and the operational challenges, disruptions and costs associated with divestiture scenarios and (C) exploring a potential whole-company business combination, including with K-C. In addition to continuing to explore divestiture alternatives, the committee directed Centerview and Goldman Sachs to contact two potential strategic counterparties (respectively, “Party A” and “Party B”) to assess whether these parties would be interested in pursuing a whole-company transaction with Kenvue and to continue to engage with K-C with respect to its stated interest in a whole-company transaction with Kenvue.
Between July 28 and August 4, 2025, Centerview and Goldman Sachs (i) conducted outreach to Party A and Party B to assess their interest in a whole-company transaction with Kenvue and (ii) continued to engage in discussions with and received additional inbound inquiries from strategic parties and financial sponsors expressing interest in acquiring particular assets or portions of Kenvue’s business.
On August 1, 2025, K-C issued a press release regarding K-C’s second quarter 2025 earnings and held its quarterly earnings call. Following K-C’s press release and earnings call, K-C’s stock price increased from $124.62 as of the close of business on July 31, 2025, to $130.64 as of the close of business on August 1, 2025.
On August 4, 2025, the Kenvue board held a special meeting with representatives of Centerview, Goldman Sachs, Cravath and members of Kenvue management in attendance. The committee updated the Kenvue board on the committee’s ongoing review and evaluation of potential strategic alternatives, and members of Kenvue management updated the Kenvue board on Kenvue management’s evaluation of potential divestitures of certain brands and product lines, including in comparison to other strategic alternatives reviewed by the committee and its advisors. A representative of Cravath discussed with the Kenvue board its fiduciary duties in connection with the ongoing review of strategic alternatives. Representatives of Centerview and Goldman Sachs updated the Kenvue board on their engagement with potential counterparties regarding various potential strategic transactions, including (i) preliminary interest received from K-C with respect to a potential whole-company business combination, (ii) inquiries received from certain strategic parties and financial sponsors expressing preliminary interest exclusively in acquiring particular assets or portions of Kenvue’s business (and not expressing interest in a whole-company transaction with Kenvue) and (iii) communications with Party A and Party B to assess their interest in a whole-company transaction, including (A) that Party A conveyed it would consider whether to engage in further discussions on a potential transaction and (B) that Party B conveyed it was not interested in exploring a potential transaction with Kenvue. The Kenvue board asked questions regarding the engagement with potential counterparties and engaged in discussion. The Kenvue board authorized Centerview and Goldman Sachs to engage with two additional potential strategic counterparties, one of which had previously contacted Centerview and Goldman Sachs to express interest in acquiring a portion of the Kenvue business, to assess whether such parties would be interested in pursuing a whole-company transaction with Kenvue as well as to continue to engage with the various counterparties that had expressed preliminary interest in acquiring particular assets or portions of Kenvue’s business. At the meeting, the Kenvue board also engaged in discussion with its financial advisors and Kenvue management on a range of potential divestiture options, Kenvue management’s standalone plan and Kenvue’s financial results for the second quarter of 2025 and financial outlook for the remainder of 2025.
Between August 4 and 11, 2025, as directed by the Kenvue board, Centerview and Goldman Sachs conducted outreach to (i) an additional potential strategic counterparty and (ii) engaged with another potential strategic counterparty who had previously contacted Centerview and Goldman Sachs, to assess each of their interest in a whole-company transaction with Kenvue, neither of which ultimately conveyed sustained interest in or submitted any proposal for a whole-company transaction with Kenvue.

During the strategic review process, Kenvue or its financial advisors continued to receive preliminary indications of interest from various third parties regarding potential acquisitions of certain assets, product lines or portions of Kenvue’s business. As part of its ongoing strategic review process, the Kenvue board, with the assistance of Kenvue management and Kenvue’s financial advisors, considered and evaluated these various preliminary indications of interest, including exploratory discussions with various potential counterparties, and, following engagement with such various potential counterparties over the course of the strategic review process, ultimately determined that further exploration of these preliminary indications of interest was unlikely to result in greater shareholder value creation as compared to pursuing a potential business combination with K-C.
On August 7, 2025, Kenvue issued a press release regarding Kenvue’s second quarter 2025 earnings and held its quarterly earnings call. Following Kenvue’s press release and earnings call, Kenvue’s stock price increased from $21.44 as of the close of business on August 6, 2025, to $21.76 as of the close of business on August 7, 2025.
On August 11, 2025, the committee held a meeting with representatives of Centerview and Goldman Sachs and members of Kenvue management in attendance. Representatives of Centerview and Goldman Sachs (i) provided an updated summary of (A) communications with potential counterparties with respect to a whole-company transaction with Kenvue and (B) inbound interest received for particular assets or portions of Kenvue’s business from multiple interested parties following Kenvue’s announcement of a strategic review process and (ii) discussed with the committee preliminary considerations with respect to a potential business combination with K-C, including K-C’s and Kenvue’s historic and current trading multiples and recent business performance and the strategic merits and value creation opportunities of a potential business combination, taking into account potential synergies and other financial and strategic considerations, including K-C’s recent portfolio pivot in connection with its formation of a strategic partnership with affiliates of Suzano SA that was announced on June 5, 2025, on which Centerview and Goldman Sachs advised K-C.
On August 13, 2025, Mr. Merlo and members of Kenvue management and K-C management, along with representatives of each of Centerview, Goldman Sachs, J.P. Morgan and PJT Partners, met to engage in discussions regarding a potential business combination, including with respect to an initial review of K-C’s portfolio, strategy, transformational capabilities, including a lean and agile operating model, differentiated strength in digital and social commerce and the strength of K-C’s executive leadership team, and historical financial performance and preliminary perspectives on near-term value creation resulting from potential synergies and longer-term value creation arising from Kenvue and K-C’s complementary capabilities and geographic offerings. K-C management discussed their appreciation for the full portfolio of Kenvue brands and explained potential areas of investment to achieve a virtuous cycle of profitable growth. At the conclusion of the discussion, the parties agreed to an additional meeting to further discuss synergy opportunities and representatives of K-C noted K-C would consider providing a preliminary, non-binding proposal with respect to a potential business combination during the week commencing August 25, 2025. No specific proposal or offer was made as part of this discussion.
Later on August 13, 2025, at a special meeting of the K-C board, with members of K-C senior management and representatives of each of J.P. Morgan, PJT Partners and Kirkland in attendance, Mr. Melucci provided an overview of the in-person meeting held earlier that day, and representatives of each of J.P. Morgan and PJT Partners shared their respective perspectives on Kenvue’s business and the potential for a transaction, including investor sentiment regarding Kenvue and how K-C’s strategic transformation could be further highlighted in future conversations with Kenvue. The K-C board then discussed the Kenvue portfolio, including the appreciation of its full portfolio of brands and the potential investments required to achieve desired financial results and drive a virtuous cycle of profitable growth. Upon discussion, the K-C board recommended engaging in a further meeting with Kenvue regarding synergies prior to potentially submitting an acquisition proposal.
On August 15, 2025, K-C executed an engagement letter with each of J.P. Morgan and PJT Partners. J.P. Morgan and PJT Partners were selected as K-C’s financial advisors based on, among other things, J.P. Morgan’s and PJT Partners’ respective qualifications, experience, reputations and familiarity with the transaction parties and the consumer health and personal-care industries.
On August 16, 2025, in order to facilitate further discussions and the sharing of non-public information to conduct due diligence, Kenvue and K-C executed a customary mutual non-disclosure agreement, which did not contain a “don’t ask, don’t waive” provision but did contain customary mutual “standstill” provisions that automatically terminate upon the entry by Kenvue or K-C, as applicable, into a qualifying definitive transaction agreement with a third party, in addition to other customary provisions. Neither Kenvue nor K-C executed non-disclosure agreements with any other party in connection with Kenvue’s announced strategic review process or any alternative business combination transaction.
On August 18, 2025, the committee held a meeting with representatives of Centerview and Goldman Sachs and members of Kenvue management in attendance. Members of Kenvue management and representatives of Centerview and Goldman Sachs (i) provided an overview of the meeting with representatives of K-C on August 13, 2025, (ii) reviewed K-C’s business, including geographic scope, key brands and organizational structure, and historical financial performance and (iii) conveyed K-C’s preliminary analysis regarding anticipated synergies that would be expected to result from a potential business combination. Representatives of Centerview and Goldman Sachs also provided an updated summary of communications with potential counterparties following Kenvue’s announcement of its strategic review process and noted that K-C indicated it would provide a preliminary, non-binding proposal with respect to a potential business combination during the week commencing August 25, 2025.
On the same day, Centerview and Goldman Sachs had a call with representatives of Party A. Party A conveyed that, following internal discussion, it was not interested in exploring a whole-company or other strategic transaction with Kenvue at that time. During the strategic review process, no party, other than K-C, submitted any offers or proposals with respect to a whole-company transaction with Kenvue.
On August 21, 2025, members of K-C management and Kenvue management and representatives of each of Centerview, Goldman Sachs, J.P. Morgan, PJT Partners and other external advisors had a call to discuss Kenvue management’s and K-C management’s respective initial perspectives on potential cost synergies and related matters with respect to a potential business combination of K-C and Kenvue.
On August 25, 2025, the committee held a meeting with representatives of Centerview and Goldman Sachs and members of Kenvue management in attendance to discuss certain considerations with respect to a potential business combination with K-C, including synergy assumptions and potential margin improvement. Representatives of Centerview and Goldman Sachs noted that K-C was expected to deliver a preliminary, non-binding proposal with respect to a potential business combination that week and provided an updated summary of (i) communications with potential counterparties with respect to a whole-company transaction, including their August 18 discussion with representatives of Party A and (ii) interest in particular assets or portions of Kenvue’s business received following Kenvue’s announcement of a strategic review process.
Also on August 25, 2025, at a special meeting of the K-C board, with members of K-C senior management and representatives of each of J.P. Morgan, PJT Partners, Kirkland and other external advisors in attendance, representatives of each of J.P. Morgan and PJT Partners reviewed with the K-C board updates on the continued engagement with Kenvue and J.P. Morgan’s and PJT Partners’ respective preliminary and illustrative financial analyses of Kenvue. The attendees also discussed K-C management’s preliminary synergy estimates from a potential business combination with Kenvue. The K-C board discussed potential offer value ranges and related negotiation and financial implications, including with respect to the potential combined company’s credit rating, and discussed the K-C standalone plan and Kenvue’s inferred standalone plan based on publicly available information, and potential risks and prospects in the context of the value creation opportunities presented by a potential business combination between the parties. After the discussion, and upon consideration of the various value creation opportunities and resulting leverage ratios of the illustrative offers, the K-C board determined to proceed with the submission of an initial proposal for a strategic transaction with Kenvue on terms consistent with those discussed at such meeting.
On August 28, 2025, representatives of K-C sent a preliminary, non-binding proposal (the “August 28 proposal”) to the Kenvue board for a potential business combination between K-C and Kenvue pursuant to which all of the shares of Kenvue common stock would be exchanged for 0.1475 shares of K-C common stock plus $6.00 in cash per share of Kenvue common stock, representing (i) an implied nominal value to Kenvue stockholders of $24.99 per share, based on K-C’s closing share price of $128.72 as of August 28, 2025 and (ii) a premium of approximately 21.6% over the $20.54 closing price of Kenvue common stock as of August 28, 2025, and reflecting a combined company ownership of approximately 46% by Kenvue stockholders on a fully diluted basis. The August 28 proposal stated that the proposed combination of K-C and Kenvue would create a global health and wellness leader with over $32 billion in revenue and able to unlock significant synergistic value through highly complementary brands, categories and geographic strengths. The August 28 proposal further stated K-C was prepared to proceed expeditiously in a targeted manner and complete customary diligence consistent with a public company transaction concurrently with the negotiation of definitive transaction documents.
On September 2, 2025, the Kenvue board held a special meeting with representatives of Centerview, Goldman Sachs and Cravath and members of Kenvue management in attendance to discuss updates relating to the ongoing strategic review process, including the August 28 proposal. Representatives of Centerview and Goldman Sachs discussed with the Kenvue board (i) the financial and other aspects of the August 28 proposal, including the impact of various assumptions on the long-term value of the stock component of the proposed consideration, (ii) their perspectives on the future and present values per share for Kenvue on a standalone basis, based on Kenvue management’s then-current standalone plan, (iii) the expected business mix and financial profile of the combined company, including value implications for Kenvue stockholders based on pro forma ownership, the impact of anticipated synergies and trading multiples on the valuation of the combined company and (iv) K-C’s assessment of the combined company that would result from the completion of a potential business combination, as conveyed in materials provided by K-C in connection with the August 28 proposal and in discussions with Kenvue management, and the Kenvue board asked questions regarding the August 28 proposal and engaged in discussion. In connection with this review, the Kenvue board considered the amount and mix of cash and stock consideration reflected in the August 28 proposal and the impact on the financial profile of the combined company and discussed potential responses to the August 28 proposal and various related timing and strategic considerations. The Kenvue board discussed with its financial advisors and Kenvue management (i) updates with respect to (A) communications with potential counterparties with respect to a whole-company transaction, which had not resulted (and subsequent to such date did not result) in any sustained interest in a whole-company transaction with Kenvue, other than K-C’s interest in a potential business combination with Kenvue and (B) interest in particular assets or portions of Kenvue’s business received following Kenvue’s announcement of a strategic review process and (ii) perspectives on the comparative shareholder value creation potential of (A) continuing to pursue the Kenvue standalone plan, (B) pursuing divestitures of certain brands and product lines and (C) pursuing a whole-company transaction, and concluded that neither continuing to pursue the Kenvue standalone plan nor pursuing divestitures of certain brands and product lines or pursuing other alternatives compared favorably to the possible value creation potential of a whole-company transaction. Following that discussion, the Kenvue board directed Kenvue management and representatives of Centerview and Goldman Sachs to request from K-C an improved proposal before September 15, ahead of a planned meeting of the Kenvue board on September 16, 2025.
On September 3, 2025, J.P. Morgan provided a relationship disclosure memorandum to K-C, which was subsequently provided to the K-C board. The K-C board concluded that none of the relationships disclosed would affect J.P. Morgan’s ability to serve as K-C’s financial advisor.
Also on September 3, 2025, representatives of Centerview and Goldman Sachs met with representatives of each of J.P. Morgan and PJT Partners, during which representatives of Centerview and Goldman Sachs requested K-C increase the August 28 proposal and re-submit a revised written proposal before September 15. Representatives of each of J.P. Morgan and PJT Partners promptly relayed this to K-C.
On September 4, 2025, PJT Partners provided a relationship disclosure memorandum to K-C, which was subsequently provided to the K-C board. The K-C board concluded that nothing disclosed would affect PJT Partners’ ability to serve as K-C’s financial advisor.
On September 5, 2025, news outlets reported that the U.S. Department of Health and Human Services (“HHS”) was expected to release a report that in utero exposure to acetaminophen (the active ingredient in Tylenol®, an over-the-counter pain medication owned by Kenvue) may be associated with an increased risk of autism spectrum disorder in children. On September 5, 2025, the closing price of Kenvue common stock was $18.62 per share, representing a decline of approximately 9.3% from a closing price of $20.54 per share as of September 4, 2025.
Beginning on September 5, 2025, representatives of K-C held multiple discussions with its legal and financial advisors to discuss implications relating to, and next steps in connection with, the September 5, 2025 news reports regarding the expected HHS report, including the increased focus on K-C’s ongoing due diligence of Kenvue’s existing litigation, regulatory risks, potential product liability liabilities and the recent declines in Kenvue’s share price. The K-C board was promptly updated with respect to such discussions.

On September 9, 2025, K-C contacted and subsequently engaged independent outside legal counsel Arnold & Porter Kaye Scholer LLP (“A&P”) to conduct regulatory due diligence regarding certain legal and U.S. Food and Drug Administration (“FDA”) regulatory matters, including matters related to acetaminophen.
Also on September 9, 2025, K-C engaged independent outside legal counsel Gibson Dunn & Crutcher LLP (“Gibson”) to assist K-C and the K-C board with respect to their due diligence investigation of Kenvue product liability matters. Gibson was engaged for their qualifications, reputation and experience with respect to litigation and products liability matters and in light of Kirkland’s ongoing representation, through a separate and walled off team of product liability litigators at Kirkland, of Kenvue and certain of its former affiliates on various product liability litigation, which was disclosed to the K-C board and management team.
Additionally on September 9, 2025, Mr. Hsu and Mr. Melucci, met with Mr. Perry and Amit Banati, Chief Financial Officer of Kenvue, to discuss the recent news surrounding Kenvue, including the allegations associated with acetaminophen and Kenvue’s response. Mr. Hsu and Mr. Melucci indicated, in light of such news reports and the need for additional time to conduct due diligence, K-C would not be submitting a revised proposal before September 15, 2025, as previously discussed.
Further on September 9, 2025, the Kenvue board held a special meeting with representatives of Centerview and Goldman Sachs and members of Kenvue management in attendance. A representative of Kenvue management provided the Kenvue board with an overview of a meeting held between members of Kenvue management and HHS relating to a potential report that in utero exposure to acetaminophen may be associated with an increased risk of autism spectrum disorder in children. In connection with this review, the Kenvue board discussed and asked questions regarding, among other things, Kenvue management’s plan related thereto, given no credible data that shows a causal link between acetaminophen use during pregnancy and autism spectrum disorder. In addition, representatives of Centerview and Goldman Sachs (i) discussed with the Kenvue board the ongoing discussions with K-C with respect to the potential business combination, including the impact on such discussions of the news reports of the potential report by HHS as well as the recent volatility in Kenvue’s stock price and (ii) noted that a representative of K-C had conveyed that, in light of such news reports, K-C would not be submitting a revised proposal by that week.
On September 10, 2025, members of Kenvue management and K-C management and representatives of each of Centerview, Goldman Sachs, J.P. Morgan and PJT Partners held a call to discuss perspectives on the news reports and the expected report by HHS regarding acetaminophen use in pregnancy. The parties discussed considerations with respect to the August 28 proposal in light of the September 5, 2025 news reports and the subsequent decline in Kenvue’s share price, including K-C’s stated need for further due diligence to evaluate the legal and regulatory risks related to Kenvue’s acetaminophen-containing products.
On September 13, 2025, Mr. Perry and Mr. Hsu had a call to discuss the August 28 proposal in light of the September 5, 2025 news reports and the subsequent decline in Kenvue’s share price. Mr. Hsu conveyed K-C’s continued interest in exploring a potential business combination and the need to conduct further due diligence of Kenvue’s business, including with respect to Kenvue’s acetaminophen-containing products and related litigation.
Prior to September 15, 2025, in light of recent market events related to Kenvue’s share price, including (i) the premium relative to Kenvue’s current share price implied by the August 28 proposal and (ii) the need for additional diligence with regard to medical safety and litigation related to acetaminophen, K-C determined, in consultation with its advisors, not to submit a revised proposal as requested by Kenvue. Subsequently, on September 15, 2025, Mr. Hsu sent a letter to Mr. Perry (i) reaffirming K-C’s continued interest in exploring a combination with Kenvue, (ii) highlighting the value creation of the August 28 proposal and (iii) conveying readiness to engage in further due diligence, including with respect to the implications arising from the release of a potential HHS report on autism spectrum disorder to strengthen K-C’s views on potential value creation levers and identify additional synergy opportunities. The letter did not discuss any proposed revised terms in respect of a potential business combination.
On September 16 and 17, 2025, the Kenvue board held a regularly scheduled meeting with representatives of Centerview, Goldman Sachs and Cravath and members of Kenvue management in attendance to discuss (i) Kenvue management’s proposed plan for Kenvue on a standalone basis, which was approved by the Kenvue board, as further described in the section of this proxy statement entitled “The Mergers—Certain Unaudited Prospective Financial Information—Kenvue Standalone Projections,” (ii) the Kenvue board’s and committee’s ongoing efforts related to the strategic review process and (iii) next steps with respect to the August 28 proposal and the potential business combination, including (A) potential areas for further negotiations with K-C in respect of a potential business combination, such as the amount and mix of stock and cash consideration, (B) the plan for completion of due diligence and timing of the announcement of the potential business combination and (C) Cravath’s preparation of an initial draft of the merger agreement. At the September 17 meeting, a representative of Cravath reviewed with the Kenvue board certain key terms and conditions of the draft merger agreement, including those that were expected to be negotiated with K-C. The Kenvue board asked questions and engaged in discussion on the various topics and, following discussion, directed Kenvue management and representatives of each of Centerview and Goldman Sachs (i) to facilitate the due diligence process with K-C and its advisors and (ii) to continue to evaluate, progress and discuss other potential strategic alternatives.
Also on September 16 and 17, 2025, at a regularly scheduled quarterly meeting of the K-C board, the K-C board and senior management discussed, among other things, updates and potential next steps regarding the potential business combination with Kenvue, including the recent volatility in the price of Kenvue common stock, resulting premium relative to Kenvue’s current share price implied by the August 28 proposal and an overview of the due diligence process with respect to litigation, regulatory and product liability risks.
On September 17, 2025, Mr. Perry called Mr. Hsu to convey that the Kenvue board authorized Kenvue management and advisors to continue due diligence efforts with K-C and its advisors, noting Kenvue’s expectation that Kenvue and K-C would have further discussions on valuation for a potential business combination following further progress on due diligence.
On September 22, 2025, the President of the United States and the Secretary of HHS held a press conference and announced certain actions they believed would address autism spectrum disorder, including launching a nationwide public service campaign related to acetaminophen. On the same day, the FDA (i) issued a news release announcing that it had initiated the process for a label change for acetaminophen to reflect, according to the FDA, evidence suggesting that the use of acetaminophen by pregnant women may be associated with an increased risk of neurological conditions such as autism spectrum disorder and attention-deficit/hyperactivity disorder in children and (ii) issued a notice to physicians regarding the use of acetaminophen during pregnancy acknowledging that a causal relationship has not been established and that acetaminophen is the safest over-the-counter alternative in pregnancy among all analgesics and antipyretics. On the same day, a third party, Informed Consent Action Network, filed a citizen petition with the FDA requesting safety-related labeling changes for the use of over-the-counter acetaminophen-containing drug products during pregnancy. On September 22, 2025, the closing price of Kenvue common stock was $16.97 per share, representing a decline of approximately 7.5% from a closing price of $18.34 per share as of September 19, 2025 (the prior business day) and a decline of approximately 17.4% from a closing price of $20.54 per share as of the date of the August 28 proposal.
Beginning on September 22, 2025, representatives of K-C held multiple discussions with its legal and financial advisors to discuss potential implications relating to, and next steps in connection with, the September 22, 2025 press conference.
On September 22, 2025, K-C, through representatives of A&P, engaged scientific advisor, Canal Row Advisors LLC (“Canal Row”), to conduct scientific due diligence on Kenvue’s over-the-counter products containing acetaminophen.
On September 24, 2025, Kenvue made available to K-C and its advisors certain due diligence information in a virtual data room.
On the same day, members of Kenvue management, members of K-C management and representatives of Cravath, Kirkland, A&P, Gibson and Canal Row, and for a portion of the meeting, representatives of each of Centerview, Goldman Sachs, J.P. Morgan and PJT Partners met in-person in New York to review and discuss (i) Kenvue’s scientific capabilities and approach to medical safety, (ii) scientific studies that have been conducted related to acetaminophen use in pregnancy, including the public health benefits of acetaminophen use during pregnancy and in young children, and the alleged association with autism spectrum disorder or attention-deficit/hyperactivity disorder, (iii) public statements from medical providers and health authorities stating that current evidence does not support claims that acetaminophen causes autism spectrum disorder, (iv) certain legal and regulatory considerations with respect to acetaminophen and related litigation and (v) ongoing talc litigation matters.
From September 24 to October 14, 2025, representatives of Kenvue and K-C, along with their respective advisors, held multiple in-person and telephonic operational, financial, synergy and other due diligence sessions. In such sessions members of Kenvue and K-C senior management, in close coordination with representatives of each of Centerview, Goldman Sachs, J.P. Morgan and PJT, reviewed substantial business and operational data for both Kenvue and K-C to identify and mutually align on potential synergies. The synergy projections are described in more detail in the section of this proxy statement entitled “The Mergers—Certain Unaudited Prospective Financial Information—Synergy Projections.” Following such discussions and through the time of execution of the merger agreement, Kenvue and K-C, with the assistance of their respective advisors, continued to engage, including as specifically described below, in mutual due diligence, including with respect to, among other things, the safety of acetaminophen, ongoing acetaminophen- and talc-related litigation involving Kenvue and any interactions with governmental agencies, including the FDA and HHS.
On September 30, 2025, K-C made available to Kenvue and its advisors certain due diligence information in a virtual data room. Subsequently, on October 5, 2025, at K-C’s direction, representatives of each of J.P. Morgan and PJT Partners uploaded to the K-C virtual data room the K-C standalone projections and other consolidated financial metrics prepared by K-C management, pro forma for the transaction involving the International Family Care and Professional segment, for fiscal years 2025 through 2028, which in connection with K-C’s long-term strategy were previously reviewed by the K-C board. The K-C standalone projections are described in more detail in the section of this proxy statement entitled “The Mergers—Certain Unaudited Prospective Financial Information.”
On October 9, 2025, at a special meeting of the K-C board, with members of K-C senior management and representatives of each of J.P. Morgan, PJT Partners and K-C’s outside legal and other external advisors in attendance for portions of the meeting, K-C senior management updated the K-C board on the status of the potential business combination with Kenvue, summarizing updates from the in-person diligence sessions in New York and recent market events, including the recent volatility in Kenvue’s stock price. The K-C board discussed Kenvue’s capabilities and its business in various geographies, noting certain areas of focus for K-C’s continued diligence. Representatives of each of J.P. Morgan and PJT Partners departed the meeting, and Grant McGee, General Counsel of K-C, together with K-C’s outside legal advisors, presented an attorney-client privileged overview of the legal due diligence conducted to date and led the directors through a discussion on Kenvue’s litigation profile both in the United States and abroad. Following the privileged discussion regarding legal due diligence, representatives of each of J.P. Morgan and PJT Partners returned to the meeting. The K-C board then discussed matters related to valuation, implied merger premia based on current stock prices, transaction structuring, transaction timing and potential future proposals. Among other things, the K-C board discussed K-C’s goals to maintain balance sheet strength and credit ratings, drive value creation and target a premium that reflects current market values while considering the long-term opportunity. The K-C board discussed Kenvue’s evolving risk profile, including the approximate 21% decline in price of Kenvue stock since the initial proposal. The K-C board then reviewed potential alternative proposals to acquire Kenvue based on the evolving risk profile and market reaction to recent events and in line with K-C’s updated framework for valuation. Following the discussion, the K-C board unanimously determined to proceed with the submission of an updated non-binding bid based on the factors discussed at the meeting.
Prior to the week of October 6, 2025, none of Kenvue, K-C or their respective advisors discussed post-transaction employment or compensation matters with respect to any Kenvue director or employee. Between October 6, 2025, and the execution of the merger agreement, Mr. Hsu and Mr. Perry met several times to discuss Mr. Perry’s potential role in the post-closing combined company, during which no specific discussion of compensation or other remuneration occurred and ultimately no agreement was reached.
On October 14, 2025, members of K-C management and Kenvue management and representatives of each of Centerview, Goldman Sachs, J.P. Morgan and PJT Partners met to discuss a potential business combination of Kenvue and K-C. At the meeting, representatives of K-C noted the recent developments with respect to acetaminophen, the decline in Kenvue’s stock price and considerations related to merger premia in light of these events. The representatives of K-C conveyed an updated proposal (the “October 14 proposal”) to representatives of Kenvue, proposing a business combination of K-C and Kenvue pursuant to which shares of Kenvue common stock would be exchanged for 0.1400 shares of K-C plus $4.00 in cash per share of Kenvue common stock, representing (i) an implied nominal value of $20.70 per share of Kenvue common stock, based on the $119.27 closing price of K-C common shares as of October 13, 2025 and (ii) a premium of approximately 27.6% over the $16.22 closing price of Kenvue common stock as of October 13, 2025, and reflecting a combined company ownership of approximately 45% by Kenvue stockholders on a fully diluted basis.
Also on October 14, 2025, representatives of K-C and Kenvue, together with their respective legal advisors, met telephonically to further discuss regulatory and litigation considerations with respect to the recent events surrounding acetaminophen and talc.

On October 15, 2025, the Kenvue board held a regularly scheduled meeting with representatives of Centerview, Goldman Sachs and Cravath and members of Kenvue management in attendance to review and discuss the October 14 proposal. Representatives of Centerview and Goldman Sachs discussed with and addressed questions from the Kenvue board regarding (i) Kenvue management’s proposed plan for Kenvue on a standalone basis, which the Kenvue board had reviewed and approved at its September 16-17 meeting, including certain adjustments made by Kenvue management, which was approved by the Kenvue board, as further described in the section of this proxy statement entitled “Certain Unaudited Prospective Financial Information—Kenvue Standalone Projections,” (ii) preliminary analyses of the October 14 proposal, including a preliminary financial summary of K-C on a standalone basis and the combined company, potential synergies and a comparison to Kenvue’s per share value on a standalone basis and (iii) other potential strategic alternatives. Members of Kenvue management presented their assessment of the progress of due diligence, potential synergies and areas of complementary expertise and capabilities that could be additive to the combined company. The Kenvue board asked questions of its financial advisors and Kenvue management and discussed the various developments since the August 28 proposal that had generated uncertainty in the market with respect to Kenvue’s business and that had an adverse impact on Kenvue’s stock price and potential terms for a potential business combination with K-C, including with respect to the amount of consideration, and possible responses to the October 14 proposal. The Kenvue board, Kenvue management and Kenvue’s financial advisors discussed perspectives on the comparative shareholder value creation potential from pursuing (i) a potential business combination with K-C, (ii) divestitures of certain brands and product lines of Kenvue, (iii) a split of Kenvue into several distinct businesses and (iv) certain strategic acquisitions, in each case, considering the impact of such alternatives on the long-term financial trajectory of Kenvue and the operational benefits and costs associated with such strategic alternatives, and concluded that pursuing a potential business combination with K-C would offer greater shareholder value creation potential compared to continuing to pursue Kenvue’s standalone plan, or pursuing various divestiture scenarios and other alternatives. Following that discussion, the Kenvue board directed management and representatives of Centerview and Goldman Sachs to engage in further discussions with K-C and its advisors to attempt to improve the terms of the October 14 proposal and to convey to K-C that the Kenvue board would consider a proposal reflecting (i) an exchange ratio that would result in Kenvue stockholders owning approximately 48% of the combined company following the closing of the potential business combination plus (ii) $4.00 in cash per share of Kenvue common stock. Prior to the meeting, the Kenvue board received customary disclosure letters from Centerview and Goldman Sachs in respect of certain relationships between Centerview and Goldman Sachs and their respective affiliates, on the one hand, and Kenvue and K-C, on the other hand. The Kenvue board concluded that nothing disclosed would affect Centerview or Goldman Sach’s ability to serve as Kenvue’s financial advisors.
On October 16, 2025, claims for personal injury and, in some cases, consequential death related to Johnson’s® Baby Powder were brought in the Business and Property Courts in Manchester (Circuit Commercial Court, KBD) against Kenvue UK Limited, among other parties. On October 16, 2025, the closing price of Kenvue common stock was $14.11 per share, representing a decline of (i) approximately 13.2% from a closing price of $16.26 per share as of October 15, 2025 and (ii) approximately 31.3% from a closing price of $20.54 per share as of the August 28 proposal, and on October 17, 2025, the last trading day of that week, the closing price of Kenvue common stock was $15.29 per share, representing a decline of (i) approximately 6.0% from a closing price of $16.26 per share as of October 15, 2025 and (ii) approximately 25.6% from a closing price of $20.54 per share as of the August 28 proposal.
Also on October 16, 2025, members of K-C management and Kenvue management met to discuss a potential business combination of Kenvue and K-C. At the meeting, representatives of Kenvue indicated the board was unwilling to transact at the value offered by the October 14 proposal and conveyed an updated proposal (the “October 16 counterproposal”) to representatives of K-C proposing a business combination of K-C and Kenvue pursuant to which shares of Kenvue common stock would be exchanged for K-C common stock at an exchange ratio that would result in Kenvue stockholders owning approximately 48% of the combined company following the closing of the potential business combination (which, based on October 15, 2025 stock prices, implied an exchange ratio of approximately 0.1586 shares) plus $4.00 in cash per share of Kenvue common stock, representing (i) an implied nominal value of $23.02 per share of Kenvue common stock, based on the $119.92 closing price of K-C common shares as of October 15, 2025 and (ii) a premium of approximately 41.6% over the $16.26 closing price of Kenvue common stock as of October 15, 2025, and reflecting a combined company ownership of approximately 48% by Kenvue stockholders on a fully diluted basis.
On the same day, representatives of each of Centerview, Goldman Sachs, J.P. Morgan and PJT Partners had meetings to discuss the consideration to be paid in a potential business combination between Kenvue and K-C, potential synergies as estimated by Kenvue’s and K-C’s management, respectively, and other financial matters with respect to the potential business combination. From this point until the merger agreement was executed, at the direction of Kenvue or K-C, as applicable, the financial advisors continued to engage in discussions on an ongoing basis from time to time regarding various financial matters with respect to the potential business combination.
On October 17, 2025, Kenvue Brands LLC submitted a comment to the docket for the citizen petition filed on September 22, 2025, which petition requested labeling changes related to use of over-the-counter acetaminophen-containing drug products during pregnancy, and opposed the labeling changes requested in the petition. Kenvue Brands LLC’s comment explained that the FDA should deny the petition, including because the requested labeling changes are not supported by the existing science, which shows no causal link between acetaminophen use in pregnancy and autism spectrum disorder.
From October 17 to October 24, 2025, Mr. Perry and Mr. Hsu had several calls during which they discussed the terms for a potential business combination and Mr. Perry conveyed that the Kenvue board was not willing to proceed with a potential business combination on the terms set forth in the October 14 proposal. Mr. Hsu indicated the K-C board was not willing to proceed with a potential business combination on the terms set forth in the October 16 counterproposal, which in light of market events represented (i) an implied nominal value of $23.26 per share of Kenvue common stock, based on the $121.44 closing price of K-C common stock as of October 17, 2025 and (ii) a premium of approximately 52.1% over the $15.29 closing price of Kenvue common stock as of October 17, 2025. Mr. Perry and Mr. Hsu agreed to continue discussions and monitor the parties’ respective share prices as the respective management and advisor teams progressed other workstreams in parallel.
On October 20, 2025, representatives of Cravath delivered an initial draft of the merger agreement for a potential business combination between Kenvue and K-C to representatives of Kirkland, which included, among other things, (i) that each party would be required to pay a termination fee equal to 2.0% of each party’s fully diluted equity value if the merger agreement was terminated under certain circumstances, (ii) that effects or developments related to products of Kenvue containing acetaminophen would not be taken into account in any determination of whether a “material adverse effect” has occurred with respect to Kenvue and (iii) a regulatory reverse termination fee.
On October 21, 2025, representatives of Kirkland and Cravath, met telephonically to discuss questions related to indemnities in connection with the separation.
Also on October 21, 2025, representatives of Cravath and Kirkland had a call to discuss certain terms contained in the initial draft of the merger agreement for a potential business combination between Kenvue and K-C and, on October 22, 2025, representatives of Kirkland delivered a revised draft of the merger agreement for the potential business combination to representatives of Cravath, which proposed, among other things, (i) that each party would be required to pay a termination fee equal to 3.0% of Kenvue’s fully diluted equity value if the merger agreement was terminated under certain circumstances, (ii) an alternative proposal as to whether certain effects or developments related to products of Kenvue containing acetaminophen could be taken into account in any determination of whether a “material adverse effect” has occurred with respect to Kenvue and (iii) a “force the vote” provision requiring each party to submit the transaction to its stockholders notwithstanding an adverse change in such party’s board of directors’ recommendation of the transaction to its stockholders.
From this point until the merger agreement was executed, the parties and their respective legal advisors exchanged revised drafts of the merger agreement and negotiated the terms of the merger agreement, including the amount of the termination fees, the scope of what could be taken into account in any determination of whether a “material adverse effect” has occurred with respect to Kenvue, governance matters and certain post-closing employee matters. For information regarding the final terms of the merger agreement, see the section entitled “Merger Agreement.” A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.
On October 22, 2025, Mr. Perry and Mr. Banati met with Mr. Hsu and Mr. Melucci to convey that, in light of the ongoing volatility of the market price of Kenvue common stock, the Kenvue board, would be willing to enter into a business combination of K-C and Kenvue pursuant to which shares of Kenvue common stock would be exchanged for 0.1475 K-C shares plus $4.00 in cash per Kenvue share, representing (i) an implied nominal value to Kenvue stockholders of $21.73 based on K-C’s closing share price of $120.21 as of October 22, 2025 and (ii) a premium of approximately 43.1% over the $15.19 closing price of Kenvue common stock as of October 22, 2025, and reflecting a combined company ownership of approximately 46% by Kenvue stockholders on a fully diluted basis. Mr. Perry further indicated the Kenvue board would propose announcing the transaction before K-C’s anticipated third quarter 2025 earnings release on October 30, 2025.

On October 24, 2025, representatives of K-C conveyed to representatives of Kenvue an updated proposal (the “October 24 proposal”), which provided for a business combination of K-C and Kenvue pursuant to which shares of Kenvue common stock would be exchanged for 0.1450 K-C shares plus $4.00 in cash per Kenvue share, representing (i) an implied nominal value to Kenvue stockholders of $21.22 based on K-C’s closing share price of $118.76 as of October 23, 2025 and (ii) a premium of approximately 40.6% over the $15.09 closing price of Kenvue common stock as of October 23, 2025, and reflecting a combined company ownership of approximately 46% by Kenvue stockholders on a fully diluted basis. Mr. Hsu indicated, due to the pace of negotiations and the outstanding work necessary to announce a business combination, that the K-C board would propose announcing the transaction before the opening of U.S. stock market trading on November 3, 2025.
Later that day, the Kenvue board held a special meeting with representatives of each of Centerview, Goldman Sachs and Cravath and members of Kenvue management in attendance to discuss the potential business combination with K-C and the October 24 proposal. Representatives of Centerview and Goldman Sachs discussed financial considerations with respect to the potential business combination. At the meeting, a representative of Cravath discussed with the Kenvue board the key outstanding issues with respect to the draft merger agreement that continued to be negotiated with K-C. The Kenvue board asked questions of its advisors and engaged in discussion on the potential business combination and the merger agreement.
On the same day, representatives of each of Kenvue, K-C, Centerview, Goldman Sachs, J.P. Morgan, PJT Partners, Cravath and Kirkland had a meeting to discuss outstanding actions relating to the potential business combination, including with respect to due diligence, the draft merger agreement, financing, expected credit ratings for the combined company, transaction communications and employee matters.
On October 26, 2025, the Kenvue board held a special meeting with representatives of each of Centerview, Goldman Sachs and Cravath and members of Kenvue management in attendance to discuss the potential business combination with K-C. At the meeting, representatives of each of Centerview and Goldman Sachs presented their respective preliminary valuation analyses of the October 24 proposal and the Kenvue board asked questions regarding such valuation analyses and engaged in discussion. The Kenvue board discussed (i) the outstanding items with respect to the potential business combination, including with respect to legal due diligence, the draft merger agreement, financing, transaction communications and employee matters and (ii) the impact of the potential business combination, and the potential execution of the merger agreement, on the timing for the announcement of Kenvue’s financial results for the third quarter of 2025.
On October 27, 2025, at a special meeting of the K-C board, with members of K-C senior management and representatives of each of J.P. Morgan, PJT Partners and K-C’s outside legal and other external advisors in attendance for portions of the meeting, representatives of each of J.P. Morgan and PJT Partners discussed with the K-C board K-C management’s estimated potential synergies resulting from a strategic transaction with Kenvue and that, following further due diligence, including through discussions with Kenvue and its advisors, K-C management’s confidence in the execution of such synergies had increased. Representatives of each of J.P. Morgan and PJT Partners then reviewed with the K-C board J.P. Morgan’s and PJT Partners’ respective preliminary and illustrative financial analyses of each of Kenvue and K-C. Such advisors then facilitated a discussion with the K-C board regarding the potential business combination’s expected value creation for each of K-C’s and Kenvue’s respective stockholders, including when using sensitivities to address different potential scenarios, including an inability to fully achieve expected synergies, the impact of litigation, regulatory or other contingent liabilities, operational challenges or macroeconomic headwinds. The K-C board also reviewed a range of potential transaction values and discussed the implied merger premium and potential K-C shareholder and market reaction in connection therewith considering the recent events and decline in Kenvue’s stock price. The K-C board reviewed and discussed the updated K-C standalone projections, which K-C senior management had updated to reflect certain changes to underlying assumptions, to extrapolate such forecasts for fiscal years 2029 and 2030 and to provide projections for unlevered free cash flow, with the K-C board, which authorized the use of the K-C standalone projections by each of PJT Partners and J.P. Morgan in connection with their respective financial analyses and opinions. The K-C board then reviewed and discussed the Kenvue standalone projections in comparison with the K-C management adjusted Kenvue projections, which incorporated updates by K-C senior management to reflect certain learnings from the diligence process, and which the K-C board authorized each of PJT Partners and J.P. Morgan to use in connection with their respective financial analyses and opinions. The K-C board next reviewed and discussed the synergy projections, which were provided by K-C management to each of J.P. Morgan and PJT Partners, and which the K-C board approved for use by each of J.P. Morgan and PJT Partners in connection with their respective financial analyses and opinions. The K-C standalone projections, the Kenvue standalone projections, the K-C management adjusted Kenvue projections and the synergy projections are described in more detail in the section of this proxy statement entitled “The Mergers—Certain Unaudited Prospective Financial Information.” Following further discussion, representatives of each of J.P. Morgan and PJT Partners further reviewed recent events affecting Kenvue, the market reaction to such events and the evolution of K-C proposals to acquire Kenvue during the course of their engagements. At this point in the meeting, representatives of each of J.P. Morgan, PJT Partners and other external advisors departed and Mr. McGee, in coordination with representatives of K-C’s outside legal advisors, led the K-C board through a privileged discussion regarding the in-depth legal due diligence analysis conducted to date, including with respect to acetaminophen and the pending UK talc risk. Representatives of Kirkland reviewed with the K-C board its fiduciary duties in connection with the K-C board’s evaluation of the transaction and relevant considerations in connection with the K-C board’s decision-making process. Representatives of Kirkland reviewed the key terms of the draft merger agreement, including, among other things, whether certain effects or developments related to products of Kenvue containing acetaminophen could be taken into account in any determination of whether a “material adverse effect” has occurred with respect to Kenvue, the proposed board composition of the combined company, required efforts to obtain required regulatory approvals and certain employee matters. Representative of Kirkland also reviewed with the K-C board the customary disclosure memoranda previously received from each of PJT Partners and J.P. Morgan, and reaffirmed nothing disclosed would affect J.P. Morgan or PJT Partners’ ability to serve as K-C’s financial advisors. In an executive session, the K-C board unanimously determined to continue to move forward with the potential business combination based on the potential range of terms discussed at the meeting.
On October 28, 2025, on behalf of the State of Texas, the Attorney General of Texas filed a petition in the District Court of Panola County, Texas, against Kenvue, Kenvue Brands LLC a subsidiary of Kenvue and J&J, alleging violations of the Texas Deceptive Trade Practices-Consumer Protection Act and the Texas Uniform Fraudulent Transfer Act relating to allegations that prenatal and early-childhood exposure to acetaminophen is associated with autism spectrum disorder and attention-deficit/hyperactivity disorder in children and seeking injunctive relief, civil penalties, disgorgement of assets and other remedies. On October 28, 2025, the closing price of Kenvue common stock was $14.51 per share, representing a decline of approximately 3.8% from a closing price of $15.08 per share as of October 27, 2025 and a decline of (i) approximately 29.4% from a closing price of $20.54 per share as of the date of the August 28 proposal and (ii) approximately 3.8% from a closing price of $15.09 per share as of October 23, 2025, the day prior to the date of the October 24 proposal.
On the same day, representatives of each of Kenvue, K-C, Centerview, Goldman Sachs, J.P. Morgan and PJT Partners had calls to discuss the recent events and resulting market reaction, as well as the plan and timing for communications with respect to the potential business combination.
On October 30, 2025, K-C issued a press release regarding K-C’s third quarter 2025 earnings and held its quarterly earnings call. Following K-C’s press release and earnings call, K-C’s stock price increased from $116.72 as of the close of business on October 29, 2025, to $120.21 as of the close of business on October 30, 2025.
Also on October 30, 2025, representatives of K-C and Kenvue, as well as representatives of Kirkland, Gibson and Cravath, met telephonically to conduct a mutual due diligence session regarding each party’s litigation portfolio.
Also on October 30, 2025, J.P. Morgan provided an updated relationship disclosure memorandum to K C, which was subsequently provided to the K-C board.
On October 31, 2025, representatives of each of K-C and J.P. Morgan met with representatives of S&P and Moody’s, in each case, subject to customary confidentiality agreements, to discuss the potential business combination, K-C’s acquisition financing strategy and the anticipated combined company balance sheet.
Also on October 31, 2025, representatives of K-C conveyed to representatives of Kenvue an updated proposal (the “October 31 proposal”), which provided for a merger of K-C and Kenvue pursuant to which all of the shares of Kenvue common stock would be exchanged for 0.1450 shares of K-C plus $3.00 in cash per share of Kenvue common stock, representing (i) an implied nominal value to Kenvue stockholders of $20.36 per share, based on K-C’s share price of $119.71 as of October 31, 2025 and (ii) a premium of approximately 41.7% over the $14.37 closing price of Kenvue common stock as of October 31, 2025, and reflecting a combined company ownership of approximately 46% by Kenvue stockholders on a fully diluted basis.
Later that day, the Kenvue board held a special meeting with representatives of Centerview, Goldman Sachs and Cravath and members of Kenvue management in attendance to discuss the October 31 proposal. Representatives of

Centerview and Goldman Sachs presented preliminary analyses of the October 31 proposal, including as compared to prior proposals received from K-C and Kenvue management’s standalone plan and the Kenvue board asked questions regarding such analyses and engaged in discussion. A representative of Cravath summarized the key terms of the merger agreement for the potential business combination with K-C and discussed with and answered questions from the Kenvue board regarding the key outstanding terms that continued to be negotiated. Following a discussion, the Kenvue board determined that continued engagement with K-C with respect to the potential business combination was warranted. The Kenvue board directed Mr. Perry to relay to Mr. Hsu a counterproposal providing for a merger of K-C and Kenvue pursuant to which all of the shares of Kenvue common stock would be exchanged for 0.14625 shares of K-C plus $3.50 in cash per Kenvue share (the “final proposal”), representing (i) an implied nominal value to Kenvue stockholders of $21.01 per share, based on K-C’s closing share price of $119.71 as of October 31, 2025 and (ii) a premium of approximately 46.2% over the $14.37 closing price of Kenvue common stock as of October 31, 2025, and reflecting a combined company ownership of approximately 46% by Kenvue stockholders on a fully diluted basis.
Following the Kenvue board meeting, Mr. Perry called Mr. Hsu to convey that the Kenvue board was not willing to proceed with the potential business combination on the pricing terms set forth in the October 31 proposal and to propose the final proposal contingent on finalizing and announcing the transaction by the morning of November 3, 2025. Subsequently, Mr. Hsu conveyed to Mr. Perry that K-C was willing to proceed with the potential business combination on the basis of the final proposal, subject to finalization of the remaining open items of the potential business combination, agreement on K-C’s position on the combined company’s board composition and whether certain effects or developments related to products of Kenvue containing acetaminophen could be taken into account in any determination of whether a “material adverse effect” has occurred with respect to Kenvue and approval by each of the Kenvue board and the K-C board.
On November 1, 2025, representatives of PJT Partners informed representatives of Kirkland that there were no updates to the information included in the relationship disclosure memorandum which PJT Partners had provided to K-C on September 4, 2025, which information was subsequently provided to the K-C board.
On the same day and through November 2, 2025, representatives of Cravath and Kirkland continued to exchange drafts of the merger agreement and financing documentation to fund the cash portion of the consideration for the potential business combination and participated on various calls to discuss outstanding terms of the merger agreement and related matters.
On November 2, 2025, at a special meeting of the K-C board, with members of K-C senior management and representatives of each of J.P. Morgan, PJT Partners and K-C’s outside legal advisors in attendance for portions of the meeting, the K-C senior management reviewed updates relating to the potential business combination with Kenvue, including the final proposal, the implied merger premium and resulting capital structure of the combined company. The K-C board discussed the impact of, among other things, the HHS position on acetaminophen use in pregnancy, ongoing and anticipated acetaminophen-related litigation, the Texas attorney general lawsuit and the UK talc lawsuit and the associated volatility in Kenvue’s stock price. Representatives of each of J.P. Morgan and PJT Partners reviewed for the K-C board the evolution of K-C’s offers to acquire Kenvue, from the August 28 proposal to the final proposal. Representatives of each of J.P. Morgan and PJT Partners then reviewed with the K-C board J.P. Morgan’s and PJT Partners’ respective financial analyses of Kenvue, K-C and the final proposal. Thereafter, (a) representatives of J.P. Morgan rendered J.P. Morgan’s oral opinion, which was subsequently confirmed by delivery of a written opinion, dated November 2, 2025, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Merger Consideration to be paid by K-C in the proposed transaction was fair, from a financial point of view, to K C, as more fully described below under “The Mergers–Opinions of K-C’s Financial Advisors–Opinion of J.P. Morgan” and (b) representatives of PJT Partners rendered PJT Partners’ oral opinion, which was subsequently confirmed by delivery of a written opinion, dated November 2, 2025, to the effect that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in PJT Partners’ written opinion), the Merger Consideration to be paid by K-C for the shares of Kenvue Common Stock in the transactions contemplated by the Merger Agreement was fair to K-C from a financial point of view, as more fully described below under “The Mergers–Opinions of K-C’s Financial Advisors–Opinion of PJT Partners.” Representatives of each of J.P. Morgan and PJT Partners departed the meeting, and Mr. McGee led a privileged discussion with the K-C board regarding Kenvue’s ongoing legal and regulatory developments and provided an updated overview of the comprehensive legal due diligence process conducted by K-C senior management, with the assistance of Gibson, A&P, Canal Row and Kirkland. Representatives of Kirkland then reviewed the proposed terms of the merger agreement, including, among other things, that three Kenvue directors would be added to the K-C board following the closing, and updates with respect to certain employment, retention and compensation matters. Representatives of each of J.P. Morgan and PJT Partners rejoined the meeting, and Nelson Urdaneta, Chief Financial Officer at K-C, provided an update on the financing contemplated in connection with the potential business combination and the positive engagement to date with the rating agencies. K-C senior management further discussed with the K-C board the planned investor relations and communication strategy in the event the potential business combination was approved and announced. After the discussion, in executive session, the K-C board unanimously determined that it was fair to, and in the best interest of, K-C and its stockholders, and advisable, that K-C enter into the merger agreement and consummate the transactions contemplated by the merger agreement, including the mergers and the issuance by K-C of K-C common stock in connection with the first merger, and recommended that the K-C stockholders approve the share issuance.
Also on November 2, 2025, the Kenvue board held a special meeting, with representatives of Centerview, Goldman Sachs and Cravath and members of Kenvue management in attendance, to consider the proposed final terms of the potential business combination. Prior to this meeting, the Kenvue board received updated customary disclosure letters from Centerview and Goldman Sachs in respect of certain relationships between Centerview and Goldman Sachs and their respective affiliates, on the one hand, and Kenvue and K-C, on the other hand. The Kenvue board concluded that nothing in the updated disclosure would affect Centerview or Goldman Sach’s ability to serve as Kenvue’s financial advisors. Representatives of Kenvue management provided an update on the due diligence that had been conducted on K-C. Representatives of Cravath (i) reviewed with the Kenvue board its fiduciary duties with respect to their evaluation of the potential business combination and (ii) reviewed the final terms of the merger agreement. Representatives of each of Centerview and Goldman Sachs reviewed their respective financial analyses with respect to the potential business combination based on the final proposal, and the Kenvue board asked questions regarding such financial analyses and engaged in discussion.
Also at the November 2, 2025 meeting of the Kenvue board, following the discussion of Centerview and Goldman Sachs’ respective financial analyses, representatives of Centerview delivered its oral opinion to the Kenvue board, subsequently confirmed in writing by delivery of its written opinion dated November 2, 2025, that, as of such date and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the merger consideration to be paid to the holders of shares of Kenvue common stock (other than (i) each share owned by K-C or Kenvue or any wholly owned subsidiary of K-C or Kenvue (or shares of Kenvue common stock held in the treasury of Kenvue), (ii) any appraisal shares (as defined in the merger agreement) and (iii) any shares of Kenvue common stock held by any affiliate of K-C or Kenvue) pursuant to the merger agreement is fair, from a financial point of view, to such holders. For more information on the opinion of Centerview see “The Mergers—Opinions of Kenvue’s Financial Advisors—Centerview Partners LLC” and Annex D.
Also at the November 2, 2025 meeting of the Kenvue board, representatives of Goldman Sachs delivered its oral opinion to the Kenvue board, which was subsequently confirmed by delivery of its written opinion, dated as of November 2, 2025, that, as of such date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than K-C and its affiliates) of shares of Kenvue common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. For more information on the opinion of Goldman Sachs see “The Mergers—Opinions of Kenvue’s Financial Advisors—Goldman Sachs & Co. LLC” and Annex E.
Following the delivery of Centerview’s and Goldman Sachs’ respective oral opinions and further discussion among the Kenvue board, after careful review and consideration of the proposed terms of the potential business combination and taking into consideration the matters discussed during that meeting and prior meetings of the Kenvue board and the matters described below under “The Mergers—Recommendation of the Kenvue Board of Directors and Reasons for the Mergers,” the Kenvue board unanimously (i) determined that it is fair to, and in the best interests of, Kenvue and its stockholders, and declared it advisable that Kenvue enter into the merger agreement and consummate the transactions contemplated thereby, (ii) approved and declared advisable the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, (iii) recommended that the holders of Kenvue common stock approve the adoption of the merger agreement and (iv) directed that the merger agreement and the first merger be submitted to such holders for adoption.

Following the meetings of the Kenvue board and K-C board, on November 2, 2025, representatives of Cravath and Kirkland finalized the merger agreement and other transaction documents, and the merger agreement and other transaction documents were executed by Kenvue and K-C.
Prior to the opening of U.S. stock market trading on November 3, 2025, Kenvue and K-C issued a joint press release announcing the transaction.
Merger Consideration to Kenvue Stockholders
As a result of the first merger, each eligible share of Kenvue common stock issued and outstanding immediately prior to the first effective time (other than shares to be canceled in accordance with the merger agreement or appraisal shares) will be converted into the right to receive 0.14625 shares of K-C common stock plus $3.50 in cash, which we refer to as the merger consideration. Following the Mergers, Kenvue common stock will be delisted from the NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded.
Kenvue stockholders that would have otherwise been entitled to receive a fractional share of K-C common stock will instead be entitled to receive, in lieu of such fractional shares of K-C common stock, an amount in cash (without interest and rounded to the nearest cent), equal to the product of (1) the amount of fractional interest in a share of K-C common stock to which such holder would be entitled under the merger agreement and (2) an amount equal to the average of the volume-weighted average price on each of the five consecutive trading days ending on (and including) the first trading day immediately prior to the closing date (as defined below). No Kenvue stockholder will be entitled by virtue of the right to receive consideration with respect to fractional shares to any dividends, voting rights or any other rights in respect of any fractional share of K-C common stock.
Description of Debt Financing
In connection with, and concurrently with entry into, the merger agreement, K-C and JPMorgan Chase Bank, N.A. (which we refer to as the “Bank”) entered into a certain bridge loan facility commitment letter, dated November 2, 2025 (which we refer to as the “debt commitment letter” and the financing described therein, as the “committed financing”), pursuant to which the Bank has agreed to provide bridge financing (which we refer to as the “bridge facility”) in an amount of $7.7 billion to K-C on the terms and subject to the conditions set forth in the debt commitment letter for the purposes of funding the cash consideration and paying fees, costs and expenses related to the transactions contemplated by the merger agreement and to repay certain existing indebtedness of Kenvue and/or its subsidiaries. The bridge facility will be available to be drawn upon in the event that K-C has not prior to or concurrently with the consummation of the mergers received proceeds from, among other things, one or more debt offerings, loan facility transactions or specified dispositions of certain property and assets, subject to certain exceptions sufficient to pay the required amounts. The obligations of the Bank to provide the debt financing in accordance with the debt commitment letter are subject to conditions customary for transactions of this type. On December 9, 2025, $3.8 billion of the bridge commitments were terminated in connection with entry into the New Revolving Credit Facility and DDTL Credit Facility (as defined below).
On December 9, 2025, K-C entered into (i) that certain Five-Year Revolving Credit Agreement by and among K-C, the Bank and the other lenders party thereto (which we refer to as the “New Revolving Credit Facility”) and (ii) that certain Delayed Draw Term Loan Credit Agreement by and among K-C, the Bank, and the other lenders party thereto (which we refer to as the “DDTL Credit Facility”). The New Revolving Credit Facility provides for a revolving credit facility of up to $4.0 billion (which may be increased by up to $1.0 billion upon obtaining additional commitments from the then-existing or new lenders and the satisfaction of certain other conditions), $2.0 billion of which is available with limited conditionality to ensure certainty of funds to pay the cash portion of the purchase price in connection with the mergers, the fees, costs and expenses incurred in connection with the transactions contemplated by the merger agreement and to repay certain existing indebtedness of Kenvue and/or its subsidiaries. The DDTL Credit Facility provides for a delayed draw term loan facility of up to $1.8 billion, which is available to pay the cash portion of the purchase price in connection with the mergers, the fees, costs and expenses incurred in connection with the transactions contemplated by the merger agreement and to repay certain existing indebtedness of Kenvue and/or its subsidiaries. K-C (x) terminated the commitments outstanding under that certain 364-Day Revolving Credit Agreement, dated as of May 30, 2025 by and among K-C, the banks party thereto and Citibank, N.A., as administrative agent and (y) reduced the commitments outstanding under that certain Five-Year Revolving Credit Agreement, dated as of June 2, 2023 by and among K-C, the banks party thereto and Citibank, N.A., as administrative agent to $1.0 billion substantially concurrently with entry into the New Revolving Credit Facility and the DDTL Credit Facility.

Closing and Effective Time of the Mergers
Unless otherwise mutually agreed to in writing between K-C and Kenvue, the consummation of the mergers will take place on the third business day immediately following the satisfaction or waiver of the conditions to the consummation of the mergers (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions in accordance with the merger agreement). For more information on the conditions to the consummation of the mergers, please see the section entitled “The Merger Agreement—Conditions to the Closing of the Mergers.” We refer to the date on which the consummation of the mergers occurs as the “closing date.”
As soon as practicable on the closing date, Kenvue and First Merger Sub will file a certificate of merger relating to the first merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and the first merger will become effective upon the due filing of such certificate of merger with the Secretary of State of the State of Delaware, or at such later time as agreed in writing by K-C and Kenvue and specified in such certificate of merger (which we refer to as the “first effective time”). Immediately following the first effective time, Kenvue and Second Merger Sub will file a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware Limited Liability Company Act, and the second merger will become effective upon the due filing of such certificate of merger with the Secretary of State of the State of Delaware, or at such later time as agreed in writing by K-C and Kenvue and specified in such certificate of merger.
Board of Directors of K-C Following the Consummation of the Mergers
Under the terms of the Merger Agreement, K-C has agreed to take all actions as may be necessary to cause, effective as of the first effective time, the K-C board to consist of three designated Kenvue directors, with the remainder of the K-C board consisting of existing members of the K-C board, as of immediately prior to the first effective time, until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal in accordance with the organizational documents of K-C.
Ownership of the Combined Company
Immediately after the closing of the mergers, it is expected that K-C stockholders as of immediately prior to the mergers will own approximately 54%, and Kenvue stockholders as of immediately prior to the mergers will own approximately 46%, of the issued and outstanding shares of K-C common stock, in each case calculated based on the fully diluted market capitalizations of K-C and Kenvue as of the date of signing of the merger agreement. The exact ownership interests of K-C stockholders and Kenvue stockholders in the combined company immediately following the mergers will depend on the number of shares of K-C common stock and the number of shares of Kenvue common stock issued and outstanding immediately prior to the first effective time and the number of issued and outstanding Kenvue equity awards to be settled in shares of K-C common stock in connection with the mergers, as provided in the section entitled “The Merger Agreement—Consideration.”
Recommendation of the K-C Board of Directors and Reasons for the Mergers
By a unanimous vote at a meeting held on November 2, 2025, the K-C board determined that the merger agreement and the transactions contemplated therein, including the issuance of shares of K-C common stock in connection with the first merger, are fair to and in the best interests of K-C and its stockholders and approved and declared advisable the merger agreement and the transactions contemplated thereby, including the issuance of shares of K-C common stock in connection with the first merger. The K-C board unanimously recommends that K-C stockholders vote “FOR” the K-C issuance proposal on the terms and subject to the conditions stated in the merger agreement.
In evaluating the mergers, the K-C board met multiple times to consider a potential transaction with Kenvue, including in executive sessions, consulted with K-C management and outside legal, financial, strategic and other advisors, and considered a number of factors, weighing both perceived benefits of the mergers as well as potential risks, uncertainties and other potentially negative factors associated with the mergers.

In the course of its deliberations, the K-C board considered a variety of factors and information that it believes supports its determinations and recommendation, including the following (which are not necessarily presented in order of relative importance):
Strategic Benefits of the Mergers:
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K-C’s belief that the mergers will bring together two complementary portfolios of iconic brands that will generate long-term value for its stockholders as the combined company engages consumers across all stages of life.

•	K-C’s belief that the combined company will display complementary strengths in innovation, selling and go-to-market capabilities to improve sales growth, consumer value and lower costs.
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K-C’s belief that Kenvue’s leading science-backed innovations and strong relationships with healthcare professionals and consumers in critical markets will accelerate the combined company’s growth and creation of diversified and robust profit pools when merged with K-C’s award-winning creative and social commercial expertise.

•
K-C’s recognition of the intrinsic value of Kenvue’s full product portfolio, and careful consideration of all risks and opportunities related thereto, including the value creation and synergy opportunities for the combined company.

•
K-C’s belief that the acquisition of Kenvue is a key step in its Powering Care strategy that will allow K-C to continue to (i) accelerate its core portfolio, (ii) focus on adult and feminine care categories, (iii) strengthen the baby and childcare category globally and (iv) elevate K-C’s growth profile.

•
K-C’s belief in the value and timing of this opportunity and the ability to create long-term value for K-C stockholders, based on, among other things, the K-C board’s thorough review of the proposed strategic transaction and other alternatives, the successful ongoing transformation of K-C, and the capabilities and strong track record of the K-C executive leadership team.

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K-C’s expectation that the combined company will have a robust balance sheet and provide the financial foundation and scale to allow for flexibility and optionality for capital deployment while committing to maintain a robust credit profile consistent with its current rating to drive strategic capital investment for long-term growth.

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K-C’s view that the combined company offers exceptional geographic complementarity across a wide range of products, which will drive global growth through the ability to benefit from each company’s respective distribution networks and customer relations and address unmet consumer needs.

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K-C’s belief that the combined company benefits from an attractive financial profile based on financial projections that it will generate 2025 annual net revenues of approximately $32 billion and approximately $7 billion of adjusted EBITDA.

•
K-C’s belief that the mergers will generate run-rate synergies of $2.1 billion in total, net of reinvestment, with the possibility of additional synergies through the acquisition of additional brands to the combined company’s portfolio of complimentary products and the development of operational efficiencies.

•	The K-C senior management team’s recommendation in support of the mergers.
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The K-C board’s knowledge of, and discussions with K-C management and its advisors regarding, each of K-C’s and Kenvue’s businesses, operations, financial condition, earnings, prospects and common stock trading multiples, taking into account Kenvue’s publicly filed information and the results of K-C’s due diligence investigation of Kenvue.

•	The current and prospective environment of the consumer health and consumer product goods industries generally in which K-C and Kenvue operate.
•
The (i) oral opinion of J.P. Morgan rendered to the K-C board on November 2, 2025, which was subsequently confirmed by delivery of a written opinion, dated November 2, 2025, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the merger consideration to be paid by K-C in the proposed transaction was fair, from a financial point of view, to K-C, as more fully described below in the section entitled “The Mergers—Opinions of K-C’s Financial Advisors—Opinion of J.P. Morgan Securities LLC” beginning on page 80 of this joint proxy statement/prospectus and (ii) the oral opinion of PJT Partners rendered to the K-C board on November 2, 2025, which was subsequently confirmed by delivery of a written opinion, dated November 2, 2025, to the effect that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the merger consideration to be paid by K-C for the shares of Kenvue common stock in the transactions contemplated by the merger agreement was fair to K-C from a financial point of view, as more fully described below in the section entitled “The Mergers—Opinions of K-C’s Financial Advisors—Opinion of PJT Partners” beginning on page 88 of this joint proxy statement/prospectus. The full text of the written opinion of J.P. Morgan, dated November 2, 2025, is attached as Annex B to this joint proxy statement/prospectus and the full text of the written opinion of PJT Partners, dated November 2, 2025, is attached as Annex C to this joint proxy statement/prospectus, each of which is incorporated herein by reference.
•	K-C’s belief that the restrictions imposed on K-C’s business and operations during the pendency of the mergers are reasonable and not unduly burdensome.
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The fact that the exchange ratio is fixed and will not fluctuate in the event that the market price of Kenvue common stock increases relative to the market price of K-C common stock between the date of the merger agreement and the consummation of the mergers.

•	The fact that the K-C stockholders will have the opportunity to vote on the K-C issuance proposal, which is a condition precedent to the mergers.
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The K-C board’s belief that, as part of K-C’s evaluation of mergers and customary due diligence exercise, including additional comprehensive legal, regulatory and scientific due diligence, K-C and the K-C board carefully considered all opportunities and risks, including, without limitation, by working closely with some of the world’s foremost scientific, regulatory, legal and other experts in connection with a detailed review and assessment of the legal and regulatory risks relating to Kenvue’s product portfolio.

Transaction Terms:
•	The board of K-C immediately following consummation of the mergers, which will include three directors from Kenvue and the remaining directors from K-C.
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K-C’s belief regarding the favorability of the exchange ratio and the cash consideration relative to its current assessment of the valuation of each company (including all opportunities and risks), the various prior proposals submitted by K-C and the synergies and other benefits of the mergers. In addition, the fact that the exchange ratio of 0.14625 shares of K-C common stock per share of Kenvue common stock was heavily negotiated in light of movement in Kenvue’s stock price in response to current events during the negotiation process, the fact that K-C stockholders will own approximately 54% of the issued and outstanding shares of K-C following consummation of the mergers (on a fully diluted basis) and that the implied nominal value of the merger consideration represented a premium of approximately 15% over the 90-day volume-weighted average price of Kenvue common stock of $18.24 as of October 31, 2025.

•
The fact that, while K-C is obligated to use its reasonable best efforts to complete the mergers, K-C is not compelled to take any actions or agree to any terms, conditions or limitations as a condition to, or in connection with, obtaining any regulatory approvals required to complete the mergers that would have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the combined company taken as a whole after giving effect to the mergers.

•
K-C’s belief that it will be able to obtain the necessary financing and that the full proceeds of the financing will be available to K-C to complete the transactions while K-C will be able to pay down the indebtedness incurred in connection with the mergers without affecting its credit rating beyond estimates presented to the K-C board.

•	The likelihood of consummation of the mergers and the K-C board’s evaluation of the likely time period necessary to close the mergers.

•	The representations, warranties, covenants and conditions contained in the merger agreement, including the following (which are not necessarily presented in order of relative importance):
•
That K-C has the ability, in specified circumstances, to provide non-public information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal, as further described in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 150 of this joint proxy statement/prospectus.

•
That the K-C board has the ability, in specified circumstances, to change its recommendation to K-C stockholders in favor of the K-C issuance proposal, as further described in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 150 of this joint proxy statement/prospectus.

•
That there are limited circumstances in which the Kenvue board may terminate the merger agreement or change its recommendation that Kenvue stockholders approve the Kenvue merger proposal, and if the merger agreement is terminated under specified circumstances, including (i) by K-C as a result of a change in recommendation of the Kenvue board, or (ii) because the transaction has failed to close by the outside date, Kenvue stockholder approval has not been obtained or Kenvue has materially breached its obligations under the merger agreement (subject to a cure period) and, in each case, within twelve months of such termination, Kenvue enters into an agreement for or consummates a Kenvue takeover proposal, then in each case, Kenvue has agreed to pay K-C a termination fee of $1.136 billion. For additional information, see the section entitled “The Merger Agreement—Termination” beginning on page 161 of this joint proxy statement/prospectus.

•
That the requirement that Kenvue must hold a stockholder vote on the approval of the Kenvue merger agreement proposal, even if the Kenvue board has withdrawn or changed its recommendation in favor of the Kenvue merger proposal, and the inability of Kenvue to terminate the merger agreement in connection with an acquisition proposal. For additional information, see the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 150 of this joint proxy statement/prospectus.

•	That the merger agreement permits K-C to continue to pay to its stockholders regular quarterly cash dividends in accordance with past practice.
In the course of its deliberations, the K-C board also considered a variety of risks, uncertainties and other potentially negative factors, including the following (which are not necessarily presented in order of relative importance):
•	The possibility that the mergers may not be completed in a timely manner or at all and the potential consequences of non-completion or delays in completion.
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The effect that the length of time from announcement of the mergers until consummation of the mergers could have on the market price of K-C common stock, K-C’s operating results and K-C’s relationship with its employees, stockholders and industry contacts and others who do business with K-C.

•
The possibility that the integration of K-C and Kenvue may not be as successful as expected and that the anticipated benefits of the mergers may not be realized in full or in part, including the risk that synergies may not be achieved or not achieved in the expected time frame.

•
The possibility that the attention of K-C’s senior management may be diverted from other strategic priorities to focus on implementing the mergers, including making arrangements for the integration of K-C’s and Kenvue’s operations, assets and employees following the mergers.

•	The possibility that the K-C stockholders may not approve the K-C issuance proposal.
•
The possibility that the Kenvue board could, under certain circumstances, consider alternative proposals and make an adverse recommendation change in response to a takeover proposal to the Kenvue stockholders.

•	The possibility that the Kenvue stockholders may not approve the Kenvue merger proposal.

•
The fact that the merger agreement imposes “no-shop” restrictions on K-C’s ability to solicit alternative transactions, which are described in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 150 of this joint proxy statement/prospectus.

•
The fact that there are limited circumstances in which the K-C board may terminate the merger agreement or change its recommendation that K-C stockholders approve the K-C issuance proposal, and if the merger agreement is terminated under specified circumstances, including (i) by Kenvue as a result of a change in recommendation of the K-C board, or (ii) because the transaction has failed to close by the outside date, K-C stockholder approval has not been obtained or K-C has materially breached its obligations under the merger agreement (subject to a cure period) and, in each case, within twelve months of such termination, K-C enters into an agreement for or consummates a K-C takeover proposal, then in each case, K-C has agreed to pay Kenvue a termination fee of $1.136 billion. For additional information, see the section entitled “The Merger Agreement—Termination” beginning on page 161 of this joint proxy statement/prospectus.

•
The potential that the no-shop and termination provisions of the merger agreement could have the effect of discouraging alternative bidders that might have been willing to submit superior proposals to K-C.

•
The requirement that K-C must hold a stockholder vote on the approval of the K-C issuance proposal, even if the K-C board has withdrawn or changed its recommendation in favor of the K-C issuance proposal, and the inability of K-C to terminate the merger agreement in connection with an acquisition proposal. For additional information, see the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 150 of this joint proxy statement/prospectus.

•	The transaction costs to be incurred by K-C in connection with the mergers.
•
The possibility that the mergers could have adverse effects on relationships with consumers and third parties with whom K-C and Kenvue do business, including under contracts that may require consents for merger transactions or transactions resulting in a change of control.

•	The possibility of lawsuits being brought against K-C, Kenvue or their respective boards in connection with the mergers.
•
The impact of the mergers on the existing debt financing arrangements of K-C and Kenvue and the risk that any refinancing that may be undertaken in connection with the mergers ultimately may not be available at all or on the terms anticipated by K-C.

•
The fact that the transactions will result in a substantial increase in K-C’s level of indebtedness, and the risk that the combined company may be more adversely affected by an economic downturn than K-C would have been on a standalone basis given such increased indebtedness.

•
The existing and potential litigation, regulatory and reputational risks (including as relates to consumer trust) that the combined company may face, including with respect to Kenvue’s product portfolio, which differs in many respects from K-C’s product portfolio, which such risks K-C and the K-C board carefully reviewed and considered, working closely with some of the world’s foremost scientific, regulatory, legal and other experts.

•
The risk that antitrust regulatory authorities may not approve the mergers (or that such approvals may not be received in a timely manner) or may impose terms and conditions on their approvals that may prevent or delay the consummation of the mergers or may adversely affect the business, operations and financial results of the combined company following the mergers.

•
The additional complexity brought by products regulated under the prescription and “over-the-counter” regulatory and compliance framework, which will contribute to additional oversight and monitoring, including with respect to product labeling, product approvals and clearances, quality control, documentation and additional tracing requirements of new products as compared to K-C’s existing portfolio of brands.

•
The restrictions on the conduct of business of K-C during the period between the signing of the merger agreement and the consummation of the mergers as set forth in the merger agreement, including the requirement that K-C must conduct its business only in the ordinary course, subject to specific exceptions, which could negatively impact K-C’s ability to pursue various business opportunities or strategic transactions.

•
The risks associated with the occurrence of events (including with respect to certain acetaminophen-related matters) that may materially and adversely affect the financial condition, properties, assets, liabilities, business or results of operations of Kenvue and its subsidiaries but that will not entitle K-C to terminate the merger agreement.

•	The potential impact on the market price of K-C common stock as a result of the issuance of the merger consideration to holders of eligible shares of Kenvue common stock.
•	The risk that certain members of K-C’s and Kenvue’s management teams might choose not to remain employed with the combined company.
•	Various other risks described in the section entitled “Risk Factors” beginning on page 28 of this joint proxy statement/prospectus.
The K-C board considered all of these factors as a whole and unanimously determined that the merger agreement and the transactions contemplated thereby, including the issuance of shares of K-C common stock in connection with the first merger, were fair to and in the best interests of K-C and its stockholders. The foregoing discussion of the information and factors considered by the K-C board in reaching its conclusions and recommendation includes the principal factors considered by the K-C board, but is not intended to be exhaustive and may not include all of the factors considered by the K-C board. In view of the wide variety of factors considered by the K-C board in connection with its evaluation of the mergers and the complexity of these matters, the K-C board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative or specific weights to the specific factors that it considered in reaching its decision. Rather, the K-C board viewed its decisions as being based on the totality of the factors and information it considered. In considering the factors described above and any other factors, each individual member of the K-C board applied his or her own personal business judgment to the process and may have viewed factors differently or given different weight or merit to different factors.
In considering the recommendation of the K-C board that the K-C stockholders vote to approve the K-C issuance proposal, K-C stockholders should be aware that the directors and executive officers of K-C have certain interests in the mergers that may be different from, or in addition to, the interests of K-C stockholders generally. The K-C board was aware of these interests and considered them when approving the merger agreement and recommending that K-C stockholders vote to approve the K-C issuance proposal, which are described in the section entitled “The Mergers—Interests of K-C Directors and Executive Officers in the Mergers” beginning on page 127 of this joint proxy statement/prospectus.
The foregoing discussion of the information and factors considered by the K-C board is forward-looking in nature and should be read in light of the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 40 of this joint proxy statement/prospectus.
Opinions of K-C’s Financial Advisors
Opinion of J.P. Morgan Securities LLC
Pursuant to an engagement letter, K-C retained J.P. Morgan as its financial advisor in connection with the proposed transaction.
At the meeting of the K-C board on November 2, 2025, J.P. Morgan rendered its oral opinion to the K-C board to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the merger consideration to be paid by K-C in the proposed transaction was fair, from a financial point of view, to K-C. J.P. Morgan confirmed its November 2, 2025 oral opinion by delivering its written opinion, dated November 2, 2025, to the K-C board that, as of such date, the merger consideration to be paid by K-C in the proposed transaction was fair, from a financial point of view, to K-C.
The full text of the written opinion of J.P. Morgan, dated November 2, 2025, which sets forth, among other things, the assumptions made, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. K-C stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the K-C board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed transaction, was limited to the fairness, from a financial point of view, of the merger consideration to be paid by K-C in the proposed transaction and did not address any other aspect of the proposed transaction. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed transaction to the holders of any class of securities, creditors or other constituencies of K-C or as to the underlying decision by K-C to engage in the proposed transaction. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. J.P. Morgan’s opinion does not constitute a recommendation to any stockholder of K-C as to how such stockholder should vote with respect to the proposed transaction or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
•	reviewed a draft dated November 1, 2025 of the merger agreement;
•	reviewed certain publicly available business and financial information concerning Kenvue and K-C and the industries in which they operate;
•
compared the proposed financial terms of the proposed transaction with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•
compared the financial and operating performance of Kenvue and K-C with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Kenvue common stock and K-C common stock and certain publicly traded securities of such other companies;

•
reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of Kenvue relating to its business, as modified by the management of K-C to reflect their views concerning Kenvue’s financial analyses and forecasts (which we refer to as the “K-C management adjusted Kenvue projections” and as summarized under the section of this joint proxy statement/prospectus titled “The Mergers—Certain Unaudited Prospective Financial Information”);

•
reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of K-C relating to its business (which we refer to as the “K-C standalone projections” and which, together with the K-C management adjusted Kenvue projections, are referred to in this section of the joint proxy statement/prospectus as the “projections”), as well as the estimated amount and timing of the cost savings and related expenses and synergies to result from the proposed transaction (which we refer to as the “synergy projections”) (as summarized under the section of this joint proxy statement/prospectus titled “The Mergers—Certain Unaudited Prospective Financial Information”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.
In addition, J.P. Morgan held discussions with certain members of the management of Kenvue and K-C with respect to certain aspects of the proposed transaction, and the past and current business operations of Kenvue and K-C, the financial condition and future prospects and operations of Kenvue and K-C, the effects of the proposed transaction on the financial condition and future prospects of K-C and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Kenvue and K-C or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with K-C, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Kenvue or K-C under any state or federal laws relating to bankruptcy, insolvency or similar matters. J.P. Morgan was not asked to undertake, and did not undertake, an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, or any settlements thereof, to which K-C, Kenvue or their respective subsidiaries were or may be parties or were or may be subject, and, at the K-C Board’s direction, J.P. Morgan’s analysis did not consider or address, nor did J.P. Morgan express any view on, any such litigation, actions, claims, other contingent liabilities or settlements, any impacts thereof or any other effects relating thereto. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the synergy projections, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of K-C as to the expected future results of operations and financial condition of Kenvue and K-C to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergy projections) or the assumptions on which they were based. J.P. Morgan also assumed that the proposed transaction and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by K-C and Kenvue in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and has relied on the assessments made by advisors to K-C with respect to such issues. J.P. Morgan further assumed that, in all respects material to its analysis, all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed transaction will be obtained without any adverse effect on Kenvue or K-C or on the contemplated benefits of the proposed transaction.
The projections and the synergy projections furnished to J.P. Morgan were prepared by K-C and Kenvue management as discussed more fully in the section titled “The Mergers—Certain Unaudited Prospective Financial Information” beginning on page 116 of this joint proxy statement/prospectus. K-C does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed transaction, and such projections and the synergy projections were not prepared with a view toward public disclosure. The projections and the synergy projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the K-C’s management, including, without limitation, factors related to general economic and industry conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of the projections and the synergy projections and other forward-looking statements, please refer to the section titled “The Mergers—Certain Unaudited Prospective Financial Information” beginning on page 116 of this joint proxy statement/prospectus.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan noted that subsequent developments may affect its opinion and that J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid by K-C in the proposed transaction and J.P. Morgan expressed no opinion as to the fairness of the merger consideration to the holders of any class of securities, creditors or other constituencies of K-C or as to the underlying decision by K-C to engage in the proposed transaction. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the proposed transaction, or any class of such persons relative to the merger consideration to be paid by K-C in the proposed transaction or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the K-C common stock or Kenvue common stock will trade at any future time.
The terms of the merger agreement, including the merger consideration, were determined through arm’s-length negotiations between K-C and Kenvue, and the decision to enter into the merger agreement was solely that of the K-C board and the Kenvue board.
J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the K-C board in its evaluation of the proposed transaction and should not be viewed as determinative of the views of the K-C board or K-C’s management with respect to the proposed transaction or the merger consideration.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the K-C board on November 2, 2025, and in the financial analyses presented to the K-C board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the K-C board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
For comparison with the analyses below, J.P. Morgan calculated an implied value of the merger consideration per share of Kenvue common stock as of October 31, 2025 (which represented the last trading day for shares of each of K-C common stock and Kenvue common stock prior to the date of delivery of J.P. Morgan’s opinion and which date is referred to herein as the “reference date”) of $21.01 (which we refer to as the “implied consideration”) by adding (i) the cash consideration of $3.50 to (ii) an implied value of the stock consideration of $17.51, calculated by multiplying the exchange ratio of 0.14625 shares of K-C common stock to be paid for each share of Kenvue common stock by the closing price of shares of K-C common stock on the reference date of $119.71.
Public Trading Multiples Analysis
Kenvue
Using publicly available information, J.P. Morgan compared selected financial data of Kenvue with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan judged to be sufficiently analogous to Kenvue (or aspects thereof). The companies selected by J.P. Morgan were the following:
•	The Procter & Gamble Company
•	Unilever PLC
•	Colgate-Palmolive Company
•	Reckitt Benckiser Group plc
•	Haleon plc
•	Beiersdorf AG
•	Church & Dwight Co., Inc.
•	The Clorox Company
These companies were selected, among other reasons, by J.P. Morgan because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, J.P. Morgan considered to be similar to those of Kenvue. However, certain of these companies may have characteristics that are materially different from those of Kenvue. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect Kenvue.
Using publicly available information, J.P. Morgan calculated, for each selected company, the multiple of the firm value (which we refer to as the “FV”) (calculated as equity value plus or minus, as applicable, net debt or net cash) to analyst consensus estimates of calendar year 2026 adjusted EBITDA (post-stock-based compensation (which we refer to as “post-SBC”)) (which we refer to as “FV/2026E Adjusted EBITDA (post-SBC)”).
Based on the results of this analysis, J.P. Morgan selected a FV/2026E Adjusted EBITDA (post-SBC) multiple reference range of 11.0x to 15.0x and applied that range to Kenvue’s estimated adjusted EBITDA (post-SBC) for calendar year 2026 provided in the K-C management adjusted Kenvue projections. This analysis indicated the following range of implied equity value for Kenvue (rounded to the nearest $0.50), which was compared to the implied consideration of $21.01.

	Implied Equity Value Per Share of Kenvue Common Stock
	Low	High
FV/2026E Adj. EBITDA (post-SBC)	$14.50	$21.50

Kimberly-Clark
Using publicly available information, J.P. Morgan compared selected financial data of K-C with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan judged to be sufficiently analogous to K-C (or aspects thereof). The companies selected by J.P. Morgan were the following:
•	The Procter & Gamble Company
•	Unilever PLC
•	Colgate-Palmolive Company

•	Reckitt Benckiser Group plc
•	Haleon plc
•	Church & Dwight Co., Inc.
•	The Clorox Company
These companies were selected, among other reasons, by J.P. Morgan because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, J.P. Morgan considered to be similar to those of K-C. However, certain of these companies may have characteristics that are materially different from those of K-C. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect K-C.
Using publicly available information, J.P. Morgan calculated, for each selected company, the FV/2026E Adjusted EBITDA (post-SBC).
Based on the results of this analysis, J.P. Morgan selected a FV/2026E Adjusted EBITDA (post-SBC) multiple reference range of 11.0x to 15.0x and applied that range to K-C’s estimated adjusted EBITDA (post-SBC) for calendar year 2026 provided in the K-C standalone projections. This analysis indicated the following range of implied equity value for K-C (rounded to the nearest $0.50), which was compared to K-C’s closing share price of $119.71 as of the reference date.

	Implied Equity Value Per Share of K-C Common Stock
	Low	High
FV/2026E Adj. EBITDA (post-SBC)	$111.50	$156.00

Transaction Multiples Analysis
Using publicly available information, J.P. Morgan examined selected public transactions with respect to the consumer-health business. Specifically, J.P. Morgan reviewed the following transactions:

Date Announced	Acquirer	Target
April 2025	KKR & Co. Inc.	Karo Pharma AB
October 2024	Clayton, Dubilier & Rice LLC	Opella Healthcare SAS (Sanofi Consumer Health Business)
June 2021	Unilever PLC	Paula’s Choice, LLC
April 2021	Nestlé S.A.	The Bountiful Company
May 2019	EQT AB, Abu Dhabi Investment Authority / Public Sector Pension	Nestlé Skin Health S.A.
December 2018	Investment Board GlaxoSmithKline plc	GlaxoSmithKline and Pfizer Inc Consumer Healthcare Joint Venture
April 2018	The Procter & Gamble Company	Merck KGaA Consumer Health Business
March 2018	GlaxoSmithKline plc	GlaxoSmithKline and Novartis AG Consumer Healthcare Joint Venture
December 2017	Nestlé S.A.	Atrium Innovations Inc.

None of the selected transactions reviewed was identical to the proposed transaction. However, the transactions selected were chosen because certain other aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed transaction. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the proposed transaction.
Using publicly available information, J.P. Morgan calculated, for each selected transaction, the multiple of the target company’s FV implied in the relevant transaction to the target company’s adjusted EBITDA (post-SBC) for the last twelve months as of the date of announcement of the applicable transaction (which we refer to as the “FV/LTM adjusted EBITDA (post-SBC) multiple”).

Based on the results of this analysis, J.P. Morgan selected a FV/LTM adjusted EBITDA (post-SBC) multiple reference range for Kenvue of 14.0x to 19.0x. J.P. Morgan then applied such reference range to Kenvue’s adjusted EBITDA (post-SBC) for the 12-month period ended December 31, 2025 provided in the K-C management adjusted Kenvue projections. The analysis indicated a range of implied per-share equity value (rounded to the nearest $0.50) for Kenvue common stock of approximately $20.00 to $28.50, as compared to the implied consideration of $21.01.
Discounted Cash Flow Analysis
Kenvue
J.P. Morgan conducted a discounted cash ﬂow analysis of Kenvue (which we refer to as the “J.P. Morgan Kenvue DCF analysis”) for the purpose of determining the fully diluted equity value per share of Kenvue common stock using the unlevered free cash ﬂows that Kenvue is expected to generate during ﬁscal years 2026 through 2030 as provided in the K-C management adjusted Kenvue projections, without taking into account the synergy projections. J.P. Morgan calculated a range of terminal values for Kenvue at the end of this period by applying a terminal growth rate ranging from 1.5% to 2.5% to estimates of the unlevered free cash flows for Kenvue at the end of fiscal year 2030, as provided in the K-C management adjusted Kenvue projections. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of December 31, 2025 using a mid-year convention for discounting and a range of discount rates from 6.5% to 7.5%, which range was chosen by J.P. Morgan based upon its analysis of the weighted average cost of capital of Kenvue. The present value of the unlevered free cash flow estimates and the range of terminal values were then adjusted by subtracting Kenvue’s net debt and unfunded pension expense as of December 31, 2025, in each case, based on the K-C management adjusted Kenvue projections and information provided by K-C management. This analysis indicated a range of implied per share equity value for Kenvue common stock (rounded to the nearest $0.50) of $18.00 to $27.50, as compared to the implied consideration of $21.01.
Kimberly-Clark
J.P. Morgan conducted a discounted cash ﬂow analysis of K-C (which we refer to as the “J.P. Morgan K-C DCF analysis”) for the purpose of determining the fully diluted equity value per share of K-C common stock using the unlevered free cash ﬂows that K-C is expected to generate during ﬁscal years 2026 through 2030 as provided in the K-C standalone projections, without taking into account the synergy projections. J.P. Morgan calculated a range of terminal values for K-C at the end of this period by applying a terminal growth rate ranging from 1.5% to 2.5% to estimates of the unlevered free cash flows for K-C at the end of fiscal year 2030, as provided in the K-C standalone projections. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of December 31, 2025 using a mid-year convention for discounting and a range of discount rates from 6.5% to 7.5%, which range was chosen by J.P. Morgan based upon its analysis of the weighted average cost of capital of K-C. The present value of the unlevered free cash flow estimates and the range of terminal values were then adjusted by subtracting K-C’s net debt and unfunded pension liability, equity method investments and non-controlling interest, in each case, as of December 31, 2025, based on the K-C standalone projections and information provided by K-C management. This analysis indicated a range of implied per share equity value for K-C common stock (rounded to the nearest $0.50) of $111.00 to $166.50, as compared to K-C’s closing share price of $119.71 as of the reference date.
Synergies Discounted Cash Flow Analysis
Cost and Growth Synergies Discounted Cash Flow Analyses
Using the unlevered free cash flows that the cost and growth synergies were expected to generate during ﬁscal years 2026 through 2030 as provided in the synergy projections, taking into account the estimated cost to achieve such synergies, J.P. Morgan performed a separate discounted cash flow analysis of the cash flows that were expected to result from the realization of cost and growth synergies in connection with the proposed transaction. J.P. Morgan calculated a range of implied terminal values for each of the projected cost and growth synergies at the end of the projection period by applying selected perpetuity growth rates of 1.5% to 2.5% to the estimated unlevered free cash flows that each of the cost and growth synergies were expected to generate at the end of fiscal year 2030, as provided in the synergy projections. The unlevered free cash flows for each of the cost and growth synergies and the range of terminal values for each of the cost and growth synergies were then discounted to present value as of December 31, 2025, using discount rates ranging from 6.5% to 7.5%, which were chosen based upon an analysis of the weighted-average cost of capital of Kenvue and K-C. This analysis indicated a range of implied equity values per share of Kenvue common stock, rounded to the nearest $0.50, of approximately $28.50 to $43.00 when giving effect to only the estimated cost synergies and based on the J.P. Morgan Kenvue DCF analysis, described above, as compared to the implied consideration of $21.01. This analysis indicated a range of implied equity values per share of Kenvue common stock, rounded to the nearest $0.50, of approximately $29.50 to $45.00 when giving effect to both the estimated cost and growth synergies and based on the J.P. Morgan Kenvue DCF analysis, described above, as compared to the implied consideration of $21.01.
Relative Value Analysis
Based upon the ranges of implied equity values for shares of common stock of each of K-C and Kenvue derived pursuant to the “Opinions of K-C’s Financial Advisors—J.P. Morgan Securities LLC—Public Trading Multiples Analysis” and “Opinions of K-C’s Financial Advisors—J. P. Morgan Securities LLC—Discounted Cash Flow Analysis” described above, J.P. Morgan calculated ranges of implied exchange ratios of a share of K-C common stock to a share of Kenvue common stock.
J.P. Morgan calculated the high end of the implied exchange ratio ranges by dividing the high value of the Kenvue implied price or equity value per share reference range for each applicable analysis (less the cash consideration of $3.50 per share of Kenvue common stock) by the low value of the K-C implied price or equity value per share reference range for each applicable analysis. J.P. Morgan calculated the low end of the implied exchange ratio range by dividing the low value of the Kenvue implied price or equity value per share reference range for each applicable analysis (less the cash consideration of $3.50 per share of Kenvue common stock) by the high value of the K-C implied price or equity value per share reference range for each applicable analysis.
This analysis implied the following ranges of exchange ratios, compared, in each case, to the exchange ratio of 0.14625x:

Comparison	Range of Implied Exchange Ratios
Public Trading Multiples Analysis FV/2026E Adj. EBITDA (post-SBC)	0.0711x – 0.1595x
Discounted Cash Flow Analysis No Synergies	0.0856x – 0.2156x

Intrinsic Value Creation Analysis
J.P. Morgan performed DCF-based analyses in order to compare the DCF-based equity value per share of K-C on a standalone basis to the DCF-based equity value per share of the combined company, giving effect to the estimated synergies and the completion of the proposed transaction, in each case from the perspective of the K-C stockholders. For purposes of these DCF-based analyses, J.P. Morgan calculated the equity value of the combined company, giving effect to the synergy projections and the completion of the proposed transaction, by adding (a) the standalone equity value of K-C based on the J.P. Morgan K-C DCF analysis (as described above) at the midpoint of the discount-rate and perpetuity-growth-rate ranges used in such DCF analysis, (b) the standalone equity value of Kenvue based on the J.P. Morgan Kenvue DCF analysis (as described above) at the midpoint of the discount-rate and perpetuity-growth-rate ranges used in such DCF analysis and (c) the present value of each of the cost and growth synergies at the midpoint of the discount-rate and perpetuity-growth-rate ranges used in such DCF analyses, net of the tax-affected transaction expenses estimated by K-C management. J.P. Morgan then subtracted the amount of cash to be paid to the Kenvue stockholders pursuant to the cash consideration. J.P. Morgan then multiplied such result by the pro forma equity ownership of the combined company by the existing K-C stockholders, after giving effect to the proposed transaction, of approximately 54%. These analyses indicated that the proposed transaction created incremental implied value for the holders of K-C common stock, representing increases in DCF-based value of approximately 26.8% when giving effect to cost synergies only and approximately 30.4% when giving effect to both cost and growth synergies, in each case in respect of a share of K-C common stock.
Miscellaneous
The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of K-C or Kenvue. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses.
Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to K-C or Kenvue. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of K-C and Kenvue. The transactions were similarly chosen by J.P. Morgan because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed transaction. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to K-C or Kenvue and the transactions compared to the proposed transaction.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. J.P. Morgan was selected to advise K-C with respect to the proposed transaction and deliver an opinion to the K-C board with respect to the proposed transaction on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with K-C, Kenvue and the industries in which they operate.
For financial advisory services rendered in connection with the proposed transaction, J.P. Morgan is entitled to receive from K-C an aggregate fee of up to $50.0 million, $5.0 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the proposed transaction. In addition, K-C has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan for certain liabilities arising out of its engagement.
During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial and investment-banking relationships with K-C for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint lead bookrunner on a credit facility in May 2025. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial and investment-banking relationships with Kenvue and/or its current or former affiliates for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on an offering of equity securities in May 2024 and as passive bookrunner on an offering of debt securities in February 2025. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Kenvue, for which it receives customary compensation or other financial benefits. During the two years preceding the date of J.P. Morgan’s opinion, the aggregate fees recognized by J.P. Morgan from Kenvue and/or its current or former affiliates were approximately $24.0 million and the aggregate fees recognized from K-C were approximately $11.0 million. J.P. Morgan anticipates that J.P Morgan and its affiliates will arrange and/or provide financing to K-C in connection with the proposed transaction for customary compensation, which, considered in the aggregate and assuming all of the transactions contemplated by the merger agreement are actually completed, is expected by J.P. Morgan to be less than the fee for financial advisory services that J.P. Morgan expects to receive from K-C in connection with the proposed transaction. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of K-C and Kenvue. In the ordinary course of their businesses, J.P. Morgan and its affiliates actively trade the debt and equity securities and other financial instruments (including derivatives, bank loans or other obligations) of K-C and Kenvue for their own accounts or for the accounts of customers and, accordingly, likely hold long or short positions in such securities or financial instruments.
Opinion of PJT Partners
PJT Partners was retained by K-C to act as its financial advisor in connection with the transactions contemplated by the merger agreement and, upon K-C’s request, to render its fairness opinion to the K-C board in connection therewith. K-C selected PJT Partners to act as its financial advisor based on PJT Partners’ qualifications, expertise and reputation, its knowledge of K-C’s industry and its knowledge and understanding of the business and affairs of K-C.
At a meeting of the K-C board on November 2, 2025, PJT Partners rendered its oral opinion, subsequently confirmed in its written opinion, dated November 2, 2025, to the K-C board to the effect that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the merger consideration to be paid by K-C for the shares of Kenvue common stock in the transactions contemplated by the merger agreement was fair to K-C from a financial point of view.
The full text of PJT Partners’ written opinion delivered to the K-C board, dated November 2, 2025, is attached as Annex C and incorporated into this joint proxy statement/prospectus by reference in its entirety. PJT Partners’ written opinion has been provided by PJT Partners at the request of the K-C board and is subject to, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated therein). You are encouraged to read the opinion carefully in its entirety. PJT Partners provided its opinion to the K-C board, in its capacity as such, only in connection with and for purposes of its evaluation of the transactions contemplated by the merger agreement, and PJT Partners’ opinion does not constitute a recommendation as to any action the K-C board should take with respect to the transactions contemplated by the merger agreement or how any holder of K-C common stock or Kenvue common stock should vote or act with respect to the transactions contemplated by the merger agreement or any other matter. The following is a summary of PJT Partners’ opinion and the methodology that PJT Partners used to render its opinion. This summary of the PJT Partners opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of PJT Partners’ written opinion.
In arriving at its opinion, PJT Partners, among other things:
•	reviewed certain publicly available information concerning the business, financial condition and operations of Kenvue and K-C;
•
reviewed certain internal information concerning the business, financial condition and operations of Kenvue and K-C prepared and furnished to PJT Partners by the management of Kenvue and K-C, respectively;

•
reviewed certain internal financial analyses, estimates and forecasts relating to K-C that were prepared by, or at the direction of, and approved for PJT Partners’ use by, the management of K-C (which we refer to as the “K-C standalone projections”) (for more detail, see the section of this joint proxy statement/prospectus titled “The Mergers—Certain Unaudited Prospective Financial Information”);

•
reviewed certain internal financial analyses, estimates and forecasts relating to Kenvue that were prepared by, or at the direction of, and approved for PJT Partners’ use by, the management of K-C (which we refer to as the “K-C management adjusted Kenvue projections” and which, together with the K-C standalone projections, are referred to in this section of the joint proxy statement/prospectus as the “projections”) (for more detail, see the section of this joint proxy statement/prospectus titled “The Mergers—Certain Unaudited Prospective Financial Information”);

•
reviewed certain transaction synergies estimated by the management of K-C to result from the transactions contemplated by the merger agreement and the estimated costs to achieve such synergies that were prepared, and approved for PJT Partners’ use, by the management of K-C (which we refer to as the “synergy projections”) (for more detail, see the section of this joint proxy statement/prospectus titled “The Mergers—Certain Unaudited Prospective Financial Information”);

•
held discussions with members of senior management of K-C and Kenvue concerning, among other things, their evaluation of the transactions contemplated by the merger agreement and K-C’s and Kenvue’s businesses, operating and regulatory environments, financial conditions, prospects and strategic objectives;

•	reviewed the potential pro forma financial impact of the transactions contemplated by the merger agreement on the financial performance of K-C;
•	compared certain publicly available financial and stock market data for Kenvue and K-C with similar information for certain other companies that PJT Partners deemed to be relevant;
•
compared the proposed financial terms of the transactions contemplated by the merger agreement with publicly available financial terms of certain other business combinations that PJT Partners deemed to be relevant;

•	reviewed the draft, dated November 1, 2025, of the merger agreement; and
•	performed such other financial studies, analyses and investigations, and considered such other matters, as PJT Partners deemed necessary or appropriate for purposes of rendering its opinion.
In preparing its opinion, with the K-C board’s consent, PJT Partners relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by PJT Partners, without independent verification thereof. PJT Partners assumed, with the K-C board’s consent, that the projections and the synergy projections and the assumptions underlying the projections and the synergy projections and all other financial analyses, estimates and forecasts provided to PJT Partners by K-C management, were reasonably prepared in accordance with industry practice and represented K-C management’s best then-currently available estimates and judgments as to the business and operations and future financial performance of K-C and Kenvue, as applicable, and the other matters covered thereby. PJT Partners relied, at the direction of K-C, on the assessments of K-C management as to K-C’s and Kenvue’s respective abilities to achieve the projections and the synergy projections, as applicable, and assumed that the projections and the synergy projections would be realized in the amounts and at the times projected. PJT Partners assumed no responsibility for and expressed no opinion as to the projections and the synergy projections, the assumptions upon which they were based or any other financial analyses, estimates and forecasts provided to PJT Partners by K-C management. PJT Partners also assumed that there were no material changes in the assets, financial conditions, results of operations, businesses or prospects of K-C or Kenvue since the respective dates of the latest financial statements made available to PJT Partners. PJT Partners also relied, with the K-C board’s consent, on K-C management’s representations and/or Projections regarding taxable income and other tax attributes of K-C and Kenvue. PJT Partners further relied, with the K-C board’s consent, upon the assurances of K-C management that they were not aware of any facts that would make the information, representations and Projections provided by them inaccurate, incomplete or misleading.
PJT Partners was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by PJT Partners, nor was PJT Partners furnished with any such verification and PJT Partners did not assume any responsibility or liability for the accuracy or completeness thereof. PJT Partners did not conduct, and was not asked to conduct, a physical inspection of any of the properties or assets of K-C or Kenvue. PJT Partners was not asked to conduct, and did not conduct, nor did it assume any responsibility for conducting, any independent evaluation or appraisal of the assets or the liabilities (contingent, derivative, off-balance sheet or otherwise) of K-C or Kenvue, nor was PJT Partners furnished with any such evaluations or appraisals, nor did PJT Partners evaluate the solvency or fair value of K-C or Kenvue (or the impact of the transactions contemplated by the merger agreement thereon) under any applicable laws. PJT Partners was not asked to undertake, and did not undertake, an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities or any settlements thereof, to which K-C, Kenvue or their respective subsidiaries were or may be parties or were or may be subject, and, at the direction of the K-C board, PJT Partners’ analysis did not consider or address, nor did PJT Partners express any view on, any such litigation, actions, claims, other contingent liabilities or settlements, any impacts thereof or any other effects relating thereto.
PJT Partners also assumed, with the K-C board’s consent, that the final executed form of the merger agreement would not differ in any material respects from the draft reviewed by PJT Partners and that the consummation of the transactions contemplated by the merger agreement would be effected in accordance with the terms and conditions of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the transactions contemplated by the merger agreement, in all respects material to PJT Partners’ analysis, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Kenvue, K-C or the contemplated benefits of the transactions contemplated by the merger agreement. At the direction of the K-C board, PJT Partners assumed that it is intended for the transactions contemplated by the merger agreement to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. PJT Partners also assumed that the representations and warranties made by K-C, Kenvue, First Merger Sub and Second Merger Sub in the merger agreement and the related agreements were and would be true and correct in all respects material to its analysis. PJT Partners did not express any opinion as to any tax or other consequences that might result from the transactions contemplated by the merger agreement, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which PJT Partners understood that K-C obtained such advice as it deemed necessary from qualified professionals. PJT Partners is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of K-C and its legal, tax and regulatory advisors with respect to such matters.
PJT Partners did not consider the relative merits of the transactions contemplated by the merger agreement as compared to any other business plan or opportunity that might be available to K-C or the effect of any other arrangement in which K-C might engage and PJT Partners’ opinion did not address the underlying decision by K-C to engage in the transactions contemplated by the merger agreement. PJT Partners’ opinion was limited to the fairness as of the date of the opinion, from a financial point of view, to K-C of the merger consideration to be paid by K-C for the shares of Kenvue common stock in the transactions contemplated by the merger agreement, and PJT Partners’ opinion did not address any other aspect or implication of the transactions contemplated by the merger agreement, the merger agreement or any other agreement or understanding entered into or to be entered into in connection with the transactions contemplated by the merger agreement or otherwise. PJT Partners further expressed no opinion or view as to the fairness of the transactions contemplated by the merger agreement to the holders of any class of securities, creditors or other constituencies of any party or as to the underlying decision by K-C to engage in the transactions contemplated by the merger agreement. PJT Partners also expressed no opinion as to the fairness (financial or otherwise) of the amount or nature of the compensation to any officers, directors or employees, or any class of such persons of any party to the transactions contemplated by the merger agreement, whether relative to the merger consideration to be paid by K-C or otherwise.
PJT Partners’ opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to PJT Partners, as of the date of its opinion. PJT Partners assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. PJT Partners expressed no opinion as to the prices or trading ranges at which the shares of Kenvue common stock or K-C common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on K-C, Kenvue or the transactions contemplated by the merger agreement or as to the impact of the transactions contemplated by the merger agreement on the solvency or viability of K-C or Kenvue, or the ability of K-C or Kenvue to pay its obligations when they come due.
The issuance of PJT Partners’ opinion was approved by a fairness committee of PJT Partners in accordance with established procedures. PJT Partners’ advisory services and opinion were provided solely to the K-C board, in its capacity as such, only in connection with and for the purposes of its evaluation of the transactions contemplated by the merger agreement, and the opinion does not constitute a recommendation as to any action the K-C board should take with respect to the transactions contemplated by the merger agreement or any aspect thereof. PJT Partners’ opinion does not constitute a recommendation to any holder of K-C common stock or Kenvue common stock as to how any stockholder should vote or act with respect to the transactions contemplated by the merger agreement or any other matter.
Summary of PJT Partners’ Financial Analyses
In connection with rendering its opinion, PJT Partners performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, PJT Partners did not ascribe a specific range of values to the shares of K-C common stock or the shares of Kenvue common stock but rather made its determination as to fairness, from a financial point of view, to K-C of the merger consideration to be paid by K-C for the shares of Kenvue common stock in the transactions contemplated by the merger agreement on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.
In arriving at its opinion, PJT Partners did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the transactions contemplated by the merger agreement. Accordingly, PJT Partners believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.
The following is a summary of the material financial analyses used by PJT Partners in preparing its opinion to the K-C board. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by PJT Partners, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, PJT Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of K-C, Kenvue or any other parties to the transactions contemplated by the merger agreement. None of K-C, Kenvue, PJT Partners or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold. The financial analyses summarized below were based on the projections and the synergy projections and other financial information prepared and furnished to PJT Partners by or on behalf of the management of K-C, used at the direction of the management of K-C and approved for PJT Partners’ use by the K-C board. The following summary does not purport to be a complete description of the financial analyses performed by PJT Partners. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed for each of K-C and Kenvue on October 31, 2025 (which represented the last trading day for shares of each of K-C common stock and Kenvue common stock prior to the date of delivery of PJT Partners’ opinion and which date is referred to herein as the “reference date”), and is not necessarily indicative of current or future market conditions. Calculations of implied equity values per share were rounded to the nearest $0.50. Fully diluted share numbers for K-C and Kenvue used below were each provided by, and used at the direction of, K-C management and approved for PJT Partners’ use by the K-C board. For comparison with the analyses below, PJT Partners calculated an implied value of the merger consideration per share of Kenvue common stock on the reference date of $21.01 by adding (i) the cash consideration of $3.50 to (ii) an implied value of the stock consideration of $17.51, which was calculated by multiplying (A) the exchange ratio of 0.14625 shares of K-C common stock to be paid for each share of Kenvue common stock by (B) the closing price of shares of K-C common stock on the reference date of $119.71.
Kenvue Financial Analyses
Selected Comparable Company Analysis – Kenvue
PJT Partners reviewed and compared specific financial, operating and public trading data relating to Kenvue with similar information for selected publicly traded consumer health and personal-care companies that PJT Partners deemed reasonably comparable to Kenvue. The selected comparable companies (which we refer to collectively as the “Kenvue peers”) were Procter & Gamble Co., Unilever PLC, Colgate-Palmolive Company, Reckitt Benckiser Group plc, Haleon plc, Church & Dwight Co., Inc. and The Clorox Company. PJT Partners reviewed and compared such data in order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied prices per share of Kenvue common stock, in each case by reference to these Kenvue peers.
As part of its selected comparable company analysis of Kenvue, PJT Partners calculated and analyzed certain ratios and multiples, including total enterprise value (calculated as the equity value based on fully diluted shares outstanding using the treasury stock method, plus debt and less cash and cash equivalents, after giving effect to certain adjustments, to the extent appropriate in PJT Partners’ professional judgment, such as non-controlling interests, pension & OPEB and investments in affiliates) (which we refer to as “TEV”) as a multiple of estimated earnings before interest, taxes, depreciation and amortization, adjusted for certain other items and after subtracting stock-based compensation (which we refer to as “adjusted EBITDA (post-SBC)”) for the fiscal year ending December 31, 2026 (such multiple, “TEV/2026E adjusted EBITDA (post-SBC)”).
All of these calculations were performed and based on publicly available financial and market data (including share prices) as of the close of trading on the reference date and consensus estimates derived from sell-side research. The results of this selected comparable company analysis are summarized below:

	Low	High
TEV/2026E Adjusted EBITDA (Post-SBC)	11.7x	15.8x

PJT Partners, based on its professional judgment, selected the Kenvue peers because PJT Partners believed their businesses and operating profiles are reasonably similar to those of Kenvue. However, because of the inherent differences between the businesses, operations and prospects of Kenvue and those of the Kenvue peers, PJT Partners believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, PJT Partners also made qualitative judgments concerning differences between the businesses, financial and operating characteristics and prospects of Kenvue and the Kenvue peers that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Kenvue and the Kenvue peers.
Accordingly, PJT Partners selected a TEV/2026E adjusted EBITDA (post-SBC) multiple range of 12.0x to 16.0x and applied such range to Kenvue’s estimated adjusted EBITDA (post-SBC) for the fiscal year ending December 31, 2026, included in the K-C management adjusted Kenvue projections, to calculate a range of implied prices per share of Kenvue common stock based on the fully diluted shares of Kenvue common stock outstanding calculated using the treasury stock method as of October 30, 2025 as well as Kenvue’s estimated net debt and unfunded pension expense as of December 31, 2025, in each case, based on the K-C management adjusted Kenvue projections and information provided by K-C management. The following summarizes the results of these calculations:

Implied prices per share of Kenvue common stock
TEV/2026E Adjusted EBITDA (Post-SBC)	$16.50 – $23.00

Selected Precedent Transaction Analysis – Kenvue
PJT Partners reviewed, to the extent publicly available, and analyzed the valuation and financial metrics relating to the following eight transactions since 2017 involving companies in the consumer health and personal-care industry, which PJT Partners, in its professional judgment, considered generally relevant for comparative purposes:

Announcement Date	Target	Acquiror
April 2025	Karo Pharma AB	KKR & Co. Inc.

October 2024	Opella Healthcare SAS	Clayton, Dubilier & Rice LLC

June 2021	Paula’s Choice, LLC	Unilever PLC

April 2021	The Bountiful Company	Nestlé S.A.
May 2019	Nestlé Skin Health S.A.	Consortium led by EQT AB, ADIA and PSP Investments

April 2018	Merck KGaA Consumer Health Business	The Procter & Gamble Company

March 2018	GlaxoSmithKline Consumer Healthcare Joint Venture with Novartis AG	GlaxoSmithKline plc

December 2017	Atrium Innovations Inc.	Nestlé S.A.

For each precedent transaction, PJT Partners reviewed the TEV of the target company in the transaction based on the consideration payable in the transaction as a multiple of the target company’s adjusted EBITDA (post-SBC), to the extent such information was available, for the last twelve months prior to announcement of the relevant transaction (such multiple, “TEV/LTM adjusted EBITDA (post-SBC)”), as summarized below:

	Low	High
TEV/LTM Adjusted EBITDA (Post-SBC)	14.0x	19.7x

Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse, and there are inherent differences in the business, operations, financial condition and prospects of Kenvue and the companies included in the selected precedent transactions analyzed by PJT Partners, which PJT Partners discussed with the K-C board. In addition, certain of the selected precedent transactions involved the purchase and sale of particular businesses or assets rather than transactions involving whole companies, and the selected precedent transactions occurred during periods in which financial, economic and market conditions were different from those in existence as of the date of PJT Partners’ opinion. Accordingly, PJT Partners believed, and discussed with the K-C board, that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the transactions contemplated by the merger agreement. PJT Partners, therefore, made qualitative judgments concerning the differences between the characteristics of the selected precedent transactions and the transactions contemplated by the merger agreement that would affect the acquisition values of the selected target companies and Kenvue.
After reviewing the analyses described above, PJT Partners selected a TEV/LTM EBITDA (post-SBC) multiple range of 14.0x to 20.0x for Kenvue and applied this range to Kenvue’s LTM adjusted EBITDA (post-SBC) for the 12-month period ended December 31, 2025, included in the K-C management adjusted Kenvue projections, to calculate a range of implied prices per share of Kenvue common stock based on the fully diluted shares of Kenvue common stock outstanding calculated using the treasury stock method as of October 30, 2025 as well as Kenvue’s estimated net debt and unfunded pension expense as of December 31, 2025, in each case, based on the K-C management adjusted Kenvue projections and information provided by K-C management. The following table presents the results of these calculations:

Implied prices per share of Kenvue common stock
LTM Adjusted EBITDA (Post-SBC)	$20.00 – $30.00

Discounted Cash Flow Analysis – Kenvue
PJT Partners performed a discounted cash flow (which we refer to as “DCF”) analysis to estimate the present value of a share of Kenvue common stock (i) on a standalone basis (which we refer to as the “standalone Kenvue DCF analysis”) and (ii) after giving effect to the estimated annual after-tax cost and growth synergies included in the synergy projections (which we refer to as the “post-synergies Kenvue DCF analysis”). A DCF analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows generated by the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
Standalone Kenvue DCF Analysis
PJT Partners calculated the estimated TEV of Kenvue using the DCF method by adding (i) Kenvue’s estimated unlevered free cash flows for the period from January 1, 2026 through the fiscal year ending December 31, 2030 included in the K-C management adjusted Kenvue projections to (ii) ranges of “terminal values” of Kenvue as of the fiscal year ending December 31, 2030, and discounted both such amounts to their present value as of December 31, 2025 using a range of selected discount rates. The unlevered free cash flows were provided by K-C management as part of the K-C management adjusted Kenvue projections.
The residual value of Kenvue at the end of the fiscal year ending December 31, 2030, or “terminal value” was estimated by applying a perpetuity growth rate range of 1.5% to 2.5%, selected by PJT Partners in its professional judgment, to Kenvue’s normalized estimated unlevered free cash flow for the fiscal year ending December 31, 2030 included in the K-C management adjusted Kenvue projections. The unlevered free cash flows and the range of terminal values were then discounted to present value as of December 31, 2025 using discount rates ranging from 6.5% to 7.5%, which were selected based on PJT Partners’ analysis of the weighted average cost of capital of Kenvue and its professional judgment, assuming mid-year discounting.

PJT Partners then calculated a range of implied equity values per share of Kenvue common stock, without giving effect to the synergy projections, by (i) subtracting Kenvue’s estimated net debt and unfunded pension expense as of December 31, 2025, in each case, based on the K-C management adjusted Kenvue projections and information provided by K-C management, from the estimated TEV derived using the DCF method and (ii) dividing such amount by the fully diluted number of shares of Kenvue common stock outstanding, calculated using the treasury-stock method, as of October 30, 2025. The following summarizes the results of these calculations:

Implied prices per share of Kenvue common stock (excluding synergies)
Discounted Cash Flow Analysis	$18.00 – $27.50

Post-Synergies Kenvue DCF Analysis
PJT Partners also estimated the present value of a share of Kenvue common stock after giving effect to the estimated annual after-tax synergies, net of costs to achieve such synergies, included in the synergy projections by using the DCF method (which we refer to as the “net synergies”). In performing this analysis, PJT Partners calculated the net synergies for the period from January 1, 2026 through the fiscal year ending December 31, 2030.
The residual value of the net synergies after the end of the fiscal year ending December 31, 2030, or the terminal value, was estimated by applying a perpetuity growth-rate range of 1.5% to 2.5%, selected by PJT Partners in its professional judgment, to the net synergies. The net synergies and range of terminal values were then discounted to present value as of December 31, 2025 using discount rates ranging from 6.5% to 7.5%, which were selected based on PJT Partners’ analysis of the weighted-average cost of capital of Kenvue and its professional judgment, assuming mid-year discounting.
Based on these present values and the standalone Kenvue DCF analysis, PJT Partners calculated a range of implied equity values per share of Kenvue common stock, giving effect to the net synergies and the synergy projections. The following summarizes the results of these calculations:

Implied prices per share of Kenvue common stock (including synergies)
Discounted Cash Flow Analysis	$29.50 – $45.00

K-C Financial Analyses
Selected Comparable Company Analysis – K-C
PJT Partners reviewed and compared specific financial, operating and public-trading data relating to K-C with similar information for selected publicly traded consumer health and personal-care companies that PJT Partners deemed reasonably comparable to K-C. The selected comparable companies (which we refer to collectively as the “K-C peers”) were Procter & Gamble Co., Unilever PLC, Colgate-Palmolive Company, Reckitt Benckiser Group plc, Haleon plc, Church & Dwight Co., Inc. and The Clorox Company. PJT Partners reviewed and compared such data in order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied prices per share of K-C common stock, in each case by reference to these K-C peers.
As part of its selected comparable company analysis of K-C, PJT Partners calculated and analyzed certain ratios and multiples, including TEV/2026E adjusted EBITDA (post-SBC).
All of these calculations were performed and based on publicly available financial data and market data (including share prices) as of the close of trading on the reference date and consensus estimates derived from sell-side research. The results of this selected comparable company analysis are summarized below:

	Low	High
TEV/2026E Adjusted EBITDA (Post-SBC)	11.7x	15.8x

PJT Partners, based on its professional judgment, selected the K-C peers because PJT Partners believed their businesses and operating profiles are reasonably similar to those of K-C. However, because of the inherent differences between the businesses, operations and prospects of K-C and those of the K-C peers, PJT Partners believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, PJT Partners also made qualitative judgments concerning differences between the businesses, financial and operating characteristics and prospects of K-C and the K-C peers that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between K-C and the K-C peers.
Accordingly, PJT Partners selected a TEV/2026E adjusted EBITDA (post-SBC) multiple range of 12.0x to 16.0x and applied such range to K-C’s estimated adjusted EBITDA (post-SBC) for the fiscal year ending December 31, 2026 included in the K-C standalone projections, to calculate a range of implied prices per share of K-C common stock based on the fully diluted shares of K-C common stock outstanding calculated using the treasury stock method as of October 30, 2025 as well as K-C’s estimated net debt, non-controlling interests, investments in associates and JVs and unfunded pension expense, in each case, as of December 31, 2025 based on the K-C standalone projections and information provided by K-C management. The following summarizes the results of these calculations:

Implied prices per share of K-C common stock
TEV/2026E Adjusted EBITDA (Post-SBC)	$122.50 – $167.00

Discounted Cash Flow Analysis – K-C
PJT Partners performed a DCF analysis to estimate the present value of a share of K-C common stock on a standalone basis. PJT Partners calculated the estimated TEV of K-C using the DCF method by adding (i) K-C’s estimated unlevered free cash flows for the period from January 1, 2026 through the fiscal year ending December 31, 2030, included in the K-C standalone projections to (ii) ranges of terminal values of K-C as of December 31, 2030, and then discounted both such amounts to their present value as of December 31, 2025 using a range of selected discount rates. The unlevered free cash flows were provided by K-C management as part of the K-C standalone projections.
The residual value of K-C at the end of the fiscal year ending December 31, 2030 or the “terminal value” was estimated by applying a perpetuity growth-rate range of 1.5% to 2.5%, selected by PJT Partners in its professional judgment, to K-C’s normalized estimated unlevered free cash flow for the fiscal year ending December 31, 2030, included in the K-C standalone projections. The unlevered free cash flows and range of terminal values were then discounted to present value as of December 31, 2025 using discount rates ranging from 6.5% to 7.5%, which were selected based on PJT Partners’ analysis of K-C’s weighted-average cost of capital and its professional judgment, assuming mid-year discounting.
PJT Partners then calculated a range of implied equity values per share of K-C common stock by (i) subtracting K-C’s estimated net debt, non-controlling interests, investments in associates and JVs and unfunded pension expense, in each case, as of December 31, 2025 based on the K-C standalone projections and information provided by K-C management, from the estimated TEV derived using the DCF method and (ii) dividing such amount by the number of fully diluted shares of K-C common stock outstanding, calculated using the treasury-stock method, as of October 30, 2025. The following summarizes the results of these calculations:

Implied prices per share of K-C common stock
Discounted Cash Flow Analysis	$111.00 – $166.50

Implied Exchange Ratio
PJT Partners calculated a range of implied exchange ratios for K-C common stock per share of Kenvue common stock based on the ranges of implied prices per share of K-C and the range of implied prices per share of Kenvue that were calculated by PJT Partners in its selected comparable company analyses of K-C and Kenvue, using TEV/2026E adjusted EBITDA (post-SBC), the standalone Kenvue DCF analysis and the standalone K-C DCF analysis. PJT Partners calculated the high end of the implied exchange ratio ranges by dividing the high value of the Kenvue implied price or equity value per share reference range for each applicable analysis (less the cash consideration of $3.50 per share of Kenvue common stock) by the low value of the K-C implied price or equity value per share reference range for each applicable analysis. PJT Partners calculated the low end of the implied exchange ratio range by dividing the low value of the Kenvue implied price or equity value per share reference range for each applicable analysis (less the cash consideration of $3.50 per share of Kenvue common stock) by the high value of the K-C implied price or equity value per share reference range for each applicable analysis. The result of this analysis was an implied exchange ratio range of (i) 0.0766–0.1586x based on the TEV/2026E adjusted EBITDA (post-SBC) selected comparable company analyses and (ii) 0.0856–0.2156x based on the standalone Kenvue DCF analysis and the standalone K-C DCF analysis, as compared, in each case, to the exchange ratio of 0.14625x.
Intrinsic Value Creation Analysis
PJT Partners performed a DCF-based “has/gets” analysis in order to compare the DCF-based equity value per share of K-C on a standalone basis to the DCF-based equity value per share of the combined company, giving effect to the net synergies and the completion of the transactions contemplated by the merger agreement, in each case, from the perspective of the K-C stockholders. For purposes of the DCF-based “has/gets” analysis, PJT Partners calculated the equity value of the combined company, giving effect to the net synergies and the completion of the transactions contemplated by the merger agreement, by adding (i) the standalone equity value of K-C based on PJT Partners’ standalone K-C DCF analysis (as described above) at the mid-point of the discount rates and perpetuity growth rates used in such DCF analysis, (ii) the standalone equity value of Kenvue based on the standalone Kenvue DCF analysis (as described above) at the mid-point of the discount rates and perpetuity growth rates used in such DCF analysis and (iii) the present value of the net synergies (as described above) net of the tax-affected transaction expenses estimated by K-C management at the mid-point of the discount rates and perpetuity growth rates used in such DCF analysis. PJT Partners then subtracted the amount of cash to be paid to the Kenvue stockholders pursuant to the cash consideration. PJT Partners then multiplied such result by the pro forma equity ownership of the combined company by the existing K-C stockholders, after giving effect to the transactions contemplated by the merger agreement, of approximately 54%. The analysis indicated that the transactions contemplated by the merger agreement created incremental implied value for the holders of K-C common stock representing an increase in DCF-based value of approximately 30.4%.
Other Information
PJT Partners also observed the additional factors described below, which were not considered part of its financial analyses in connection with rendering its opinion, but were referenced solely for informational purposes:
•
Historical Trading Prices of Kenvue Common Stock and K-C Common Stock. PJT Partners reviewed the historical trading prices of Kenvue common stock and K-C common stock during the 52-week period ended on the reference date. During such period, the intra-day price of Kenvue common stock ranged from approximately $14.02 to $25.17 per share and the intra-day price of K-C common stock ranged from approximately $116.26 to $150.45 per share. These ranges indicated a range of implied exchange ratios of K-C common stock per share of Kenvue common stock of 0.0699 to 0.1864 (as adjusted by the cash consideration of $3.50 per share of Kenvue common stock).

•
Select Broker Price Targets. PJT Partners reviewed publicly available select broker price targets for Kenvue common stock published prior to the reference date. PJT Partners noted that the range of such price targets was $15.00 to $23.00 per share of Kenvue common stock. PJT Partners also reviewed publicly available select broker price targets for K-C common stock published prior to the reference date. PJT Partners noted that the range of such price targets was $118.00 to $162.00 per share of K-C common stock. These ranges indicated a range of implied exchange ratios of K-C common stock per share of Kenvue common stock of 0.0710 to 0.1653 (as adjusted by the cash consideration of $3.50 per share of Kenvue common stock).

General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying PJT Partners’ opinion. In arriving at its fairness determination, PJT Partners considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, PJT Partners made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above-described analyses as a comparison is directly comparable to K-C or Kenvue or the transactions contemplated by the merger agreement. The terms of the merger agreement, including the merger consideration, were determined through arm’s-length negotiations between K-C and Kenvue, rather than PJT Partners, and the decision to enter into the merger agreement was solely that of the K-C board and the Kenvue board.
PJT Partners prepared these analyses for purposes of providing its opinion to the K-C board as to the fairness, from a financial point of view, as of the date of the written opinion of PJT Partners, of the merger consideration to be paid by

K-C for the shares of Kenvue common stock in the transactions contemplated by the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of K-C, Kenvue, PJT Partners or any other person assumes responsibility if future results are materially different from those forecast.
PJT Partners is an internationally recognized investment banking firm and, as part of its and its affiliates’ investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As a leading global M&A, capital raising, restructuring and liability management, and governance and shareholder practices advisor, PJT Partners and its affiliates undertake significant client coverage efforts and have advised and/or discussed potential strategic transactions with a number of participants in K-C’s sector. K-C selected PJT Partners to act as its financial advisor because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally and in the consumer health and personal-care industries specifically.
PJT Partners is acting as financial advisor to K-C in connection with the transactions contemplated by the merger agreement. As compensation for its services in connection with the transactions contemplated by the merger agreement, PJT Partners is entitled to receive from K-C an aggregate fee of $57 million, $5 million of which became payable upon the delivery of PJT Partners’ opinion to the K-C board and the remainder of which is contingent and payable upon the consummation of the transactions contemplated by the merger agreement. It is also anticipated by K-C that PJT Partners will receive an additional fee of approximately $10 million in connection with its performance of capital markets advisory services to K-C, which fee shall be contingent and payable upon the consummation of the transactions contemplated by the merger agreement. In addition, K-C has agreed to reimburse PJT Partners for out-of-pocket expenses and to indemnify PJT Partners for certain liabilities arising out of the performance of such services (including the rendering of PJT Partners’ opinion).
In the ordinary course of PJT Partners’ and its affiliates’ businesses, PJT Partners and its affiliates may provide investment banking and other financial services to K-C, Kenvue or their respective affiliates and may receive compensation for the rendering of these services. During the two years preceding the date of PJT Partners’ opinion, PJT Partners has provided, and as of the date of PJT Partners’ opinion, PJT Partners was providing, advisory services to K-C relating to its assessment of a potential product commercialization transaction unrelated to the transactions contemplated by the merger agreement, for which PJT Partners has not yet received any fees, but may receive fees in the future. PJT Partners currently expects that, if such product commercialization transaction is consummated, PJT Partners is likely to receive fees in connection with its services in an aggregate amount less than the fees payable to PJT Partners for its services in connection with the transactions contemplated by the merger agreement. PJT Partners has not advised, and has not received fees from, Kenvue during this period.
Recommendation of the Kenvue Board of Directors and Reasons for the Mergers
By unanimous vote, the Kenvue board, at a meeting held on November 2, 2025, (i) determined that it is fair to, and in the best interests of, Kenvue and its stockholders, and declared it advisable, that Kenvue enter into the merger agreement and consummate the transactions contemplated thereby, (ii) approved and declared advisable the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, (iii) recommended that the holders of Kenvue common stock approve the adoption of the merger agreement and (iv) directed that the merger agreement and the first merger be submitted to such holders for adoption. The Kenvue board unanimously recommends that Kenvue stockholders vote “FOR” the Kenvue merger proposal, “FOR” the Kenvue compensation advisory proposal and “FOR” the Kenvue adjournment proposal.

In the course of reaching its determination and recommendation, the Kenvue board met numerous times to consider a potential transaction with K-C and consulted with the committee, Kenvue management, legal counsel and financial advisors. In recommending that Kenvue stockholders vote their shares of Kenvue common stock in favor of adoption of the merger agreement, the Kenvue board also considered a number of factors, including the following factors (not necessarily in order of relative importance) that the Kenvue board viewed as being generally positive or favorable in coming to its determination and recommendation:
•
Benefits of the Combined Company. The fact that the stock portion of the merger consideration will provide Kenvue stockholders with an approximately 46% ownership stake in the combined company, which will allow Kenvue’s stockholders to participate in the anticipated increase in value of the combined company expected to result from the strategic opportunities and benefits of the business combination, including:

•
the position of the combined company as a leading global manufacturer in consumer health and wellness products with enhanced exposure to key categories positioned to benefit from secular growth trends;

•
the potential for Kenvue brands to benefit from the exceptional complementarity between the two companies across categories and geographies, including in many of Kenvue’s largest geographies and in geographies where Kenvue and K-C have an opportunity to benefit from the companies’ respective distribution networks and customer relationships, to drive profitable growth and address unmet consumer needs;

•
the opportunity to maximize both companies’ complementary strengths, including K-C’s commercial activation engine and go-to-market playbook and Kenvue’s strong science-backed innovation and healthcare professional network, to accelerate global growth;

•	the expectation that complementary research and development and manufacturing expertise of the companies will enable new innovations and accelerate category growth and improved economics;
•
the potential for the combined company to achieve a meaningfully enhanced financial profile over time, with improved growth outlook and profitability, which may allow the combined company to trade at an industry-leading valuation multiple;

•
K-C’s commitment that the combined company will maintain a robust credit profile consistent with K-C’s then-current investment grade credit rating to drive strategic capital investment for long-term growth; and

•
expected synergies to be available to the combined company following closing, including, cost synergies of approximately $1.9 billion, which are expected to be captured in the first three years following closing.

•
Premium to market price; trading multiples. The fact that the merger consideration, consisting of 0.14625 shares of K-C common stock plus $3.50 per share in cash for each share of Kenvue common stock, having an implied nominal value of $21.01 per share of Kenvue common stock, based on the closing price of K-C common stock as of October 31, 2025 (the last day of trading prior to the execution of the merger agreement), represented a premium of (A) approximately 46% over the $14.37 closing price of Kenvue common stock as of October 31, 2025 and (B) approximately 15% over the 90-day volume-weighted average price of Kenvue common stock of $18.24 as of October 31, 2025.

•
Form of the merger consideration. The fact that the cash and stock mix of consideration would deliver Kenvue stockholders a portion of the merger consideration in cash, which provides Kenvue stockholders with immediate and certain value in respect of their shares, and a majority of the merger consideration in K-C common stock, which will result in Kenvue stockholders owning approximately 46% of the combined company and provide Kenvue stockholders with the opportunity to participate in the anticipated synergies, operational efficiencies and potential for growth of the combined company or, given the anticipated liquid trading market for K-C common stock following the consummation of the mergers, the opportunity to sell all or a portion of the K-C common stock received as merger consideration following the consummation of the mergers at their discretion.

•
Fixed exchange ratio. The fact that the stock portion of the merger consideration is based on a fixed exchange ratio rather than a fixed value, which provides Kenvue stockholders the opportunity to benefit from any increase in the trading price of K-C common stock before the closing of the mergers.

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Risks relating to remaining a standalone company. The potential risks and uncertainties associated with remaining a standalone company, including consideration of (i) Kenvue’s business, operations, financial condition, earnings, prospects, competitive position and the business, competitive, regulatory, financing and economic environment, developments in the consumer health industry and recent market events surrounding Kenvue, (ii) Kenvue’s long-term strategic plan and financial forecasts as a standalone company, and the inherent uncertainty of and risks associated with achieving and executing such long-term strategic plan and (iii) Kenvue’s historical performance relative to the Kenvue standalone plan, including certain business lines that have faced and continue to face challenging operating conditions.

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Best alternative for maximizing stockholder value. The comprehensive review of strategic alternatives conducted by the Kenvue board and the committee, including (i) the public announcement on July 14, 2025 of a previously initiated review of strategic alternatives, (ii) the absence of other strategic alternatives available to Kenvue that would provide comparable or superior value to Kenvue stockholders, based in part on the fact that, at the direction of the Kenvue board and the committee, Kenvue management, with the assistance of its financial advisors, engaged in discussions with potential counterparties, including discussions with respect to a whole-company transaction following Kenvue’s announcement of the ongoing strategic review, which had not resulted in any offers or proposals from any party, other than K-C, with respect to a whole-company transaction, (iii) that the interest in acquisitions of certain brands and product lines of Kenvue were not reasonably likely to present superior value opportunities for Kenvue and its stockholders, including in light of, among other factors, that the divestiture scenarios were unlikely to materially alter the longer-term financial trajectory of Kenvue, the risks related to internal disruptions from divestitures, the potential tax leakage associated with divestitures, the complexity and resources associated with mitigating stranded costs, the implications of losing certain large brands and other risks and uncertainties associated with such divestitures, (iv) that, based on the robust process undertaken by the Kenvue board, there had not emerged, and was unlikely to be, any whole-company alternatives to the business combination and (v) the belief that the prospects of the combined company are more favorable than the standalone prospects of Kenvue.

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Receipt of fairness opinion from Centerview. The financial analyses reviewed and discussed with representatives of Centerview, as well as the oral opinion of Centerview rendered to the Kenvue board on November 2, 2025, which opinion was subsequently confirmed in writing, to the effect that, as of November 2, 2025, and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the merger consideration to be paid to the holders of shares of Kenvue common stock (other than (i) each share owned by K-C or Kenvue or any wholly owned subsidiary of K-C or Kenvue (or shares of Kenvue common stock held in the treasury of Kenvue), (ii) any appraisal shares (as defined in the merger agreement) and (iii) any shares of Kenvue common stock held by any affiliate of K-C or Kenvue) pursuant to the merger agreement is fair, from a financial point of view, to such holders, as further described below under the heading “The Mergers—Opinions of Kenvue’s Financial Advisors—Opinion of Centerview Partners LLC.”

•
Receipt of fairness opinion from Goldman Sachs. The financial analyses reviewed and discussed with representatives of Goldman Sachs, as well as the oral opinion of Goldman Sachs rendered to the Kenvue board on November 2, 2025, which opinion was subsequently confirmed in writing, to the effect that, as of November 2, 2025, and based upon and subject to the factors and assumptions set forth in such opinion, the merger consideration to be paid to the holders (other than K-C and its affiliates) of shares of Kenvue common stock pursuant to the merger agreement was fair from a financial point of view to such holders, as further described below under the heading “The Mergers—Opinions of Kenvue’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC.”

•	Combined company governance. The fact that the combined company will be overseen by an experienced board, with three members of the Kenvue board to join the K-C board at closing.
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Tax considerations. The fact that the mergers are intended to qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, with the result, if the mergers so qualify, that a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations”) of shares of Kenvue common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of any portion of the merger consideration delivered in the form of K-C common stock.

•
Terms of the merger agreement. The terms of the merger agreement, taken as a whole, which, after review and consultation with Kenvue management and Kenvue’s legal counsel, the Kenvue board concluded are reasonable, including:

•	the customary nature of the representations, warranties, and covenants of K-C and Kenvue in the merger agreement;
•
the fact that the merger agreement provides Kenvue sufficient operating flexibility to conduct its business in the ordinary course until the consummation of the mergers or termination of the merger agreement, including payments of quarterly cash dividends subject to certain restrictions;

•
the parties’ covenants to use their respective reasonable best efforts to obtain regulatory approvals, including the commitment of the parties to agree to divestitures or other remedies, subject to certain thresholds;

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the deal protection and termination provisions of the merger agreement, including Kenvue’s right to receive the termination fee of $1.136 billion, representing approximately 2.8% of Kenvue’s fully diluted transaction equity value at signing, if the merger agreement is terminated under certain circumstances;

•
the provisions of the merger agreement that permit Kenvue, in response to certain unsolicited acquisition proposals, to, under certain circumstances, furnish information or enter into discussions with third parties in connection with a competing proposal, as further described in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 150;

•
the provisions of the merger agreement allowing the Kenvue board to change its recommendation to Kenvue stockholders prior to obtaining stockholder approval of the mergers in specified circumstances relating to a superior proposal or intervening event, subject to K-C’s right to receive payment of the termination fee of $1.136 billion, and that the amount of such termination fee is comparable to termination fees in transactions of a similar size, is reasonable, would not likely deter competing bids and would not likely be required to be paid unless Kenvue entered into a more favorable transaction, as further described in the section entitled “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 150;

•
that certain specified effects or developments related to products of Kenvue containing acetaminophen would not be taken into account in any determination of whether a “material adverse effect” has occurred with respect to Kenvue, as further described in the section entitled “The Merger Agreement—Representations and Warranties” beginning on page 143; and

•
other terms and conditions of the merger agreement, and the debt financing documents, which were reviewed by the Kenvue board with Kenvue’s financial advisors and legal counsel, and the fact that such terms were the product of arm’s-length negotiations between the parties.

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Probability of consummation of the mergers. The likelihood that the mergers would be completed, including after consideration of the risks related to the satisfaction of conditions to closing, which included consideration of, among other things:

•
the likelihood of obtaining regulatory and other approvals required in connection with the mergers, including in light of the commitment of the parties to agree to divestitures or other remedies in connection with obtaining such approvals, subject to certain thresholds; and

•
the absence of a financing condition to K-C’s obligations in the merger agreement and K-C’s receipt of committed financing from JPMorgan Chase Bank, N.A. to fund the cash component of the merger consideration.

The Kenvue board also considered a number of uncertainties, risks and factors it deemed generally negative or unfavorable in making its determination, approval and related recommendation, including the following (not necessarily in order of relative importance):
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Possible failure to achieve the benefits of the combined company. The challenges inherent in the combination of two independent businesses of the size, geographical diversity and scope of K-C and Kenvue, including:

•	the possibility that the combined company might not achieve its projected financial results;

•
the possibility that the anticipated strategic and other anticipated benefits of the transaction, including the anticipated synergies and other anticipated cost savings, might not be achieved in the time frame contemplated or at all;

•	the risk that integration costs may be greater than anticipated and the possible diversion of management attention for an extended period of time; and
•	the other numerous risks and uncertainties that, if the mergers are completed, could adversely affect the combined company’s business, operations, financial results and trading price.
•
Volatility of Kenvue Common Stock price. The possibility that the market price of Kenvue common stock may not reflect Kenvue’s underlying long-term value and the risk that, while the merger consideration represented a premium of (i) approximately 46% over the $14.37 closing price of Kenvue common stock as of October 31, 2025 and (ii) approximately 15% over the 90-day volume-weighted average price of Kenvue common stock as of $18.24 as of October 31, 2025, the merger consideration may not fully reflect Kenvue’s standalone value, business fundamentals or long-term prospects.

•
Fixed exchange ratio. The fact that, although a portion of the merger consideration consists of cash, because the stock portion of the merger consideration is based on a fixed exchange ratio rather than a fixed value, Kenvue stockholders bear the risk of a decrease in the trading price of K-C common stock during the pendency of the mergers.

•
Other strategic alternatives. The possibility that, notwithstanding Kenvue’s publicly announced strategic review process and various discussions with potential counterparties, another party might be willing to offer a more attractive proposal to Kenvue’s stockholders than the business combination.

•
Risks associated with the announcement and pendency of the mergers. The potential negative effects of the announcement and pendency of the mergers, including the length of time anticipated between the execution of the merger agreement and the consummation of the mergers, and the adverse impact that such interim period could have on Kenvue and its business, including:

•	the potential distraction of its workforce and management team from day-to-day operations and from pursuing other strategic alternatives and other opportunities that could be beneficial to Kenvue;
•	the potential negative impact on Kenvue’s relationships with investors, customers, suppliers, business partners, other third parties and the communities in which Kenvue operates; and
•
the potential negative impact on Kenvue’s ability to attract, hire and retain key employees, as current and prospective employees may experience uncertainty about their future roles with Kenvue or the combined company following the mergers.

•
Risks associated with failure to consummate the mergers on a timely basis or at all. The possibility that the mergers may not be completed or that completion may be unduly delayed for reasons beyond the control of Kenvue and K-C, including the failure to receive the necessary stockholder or regulatory approvals, and the risks and costs to Kenvue from such failure to complete or delay in completion the mergers, including:

•	the trading price of Kenvue common stock may decline to the extent that the market price of the Kenvue common stock currently reflects positive market assumptions that the mergers will be consummated;
•
the costs associated with the consummation of the mergers, including the potential disruption to Kenvue’s business and distraction of its workforce and management team from day-to-day operations and from pursuing other strategic alternatives and other opportunities that could be beneficial to Kenvue, in each case without realizing any of the benefits of having the mergers completed; and

•
adverse impact and reputational harm to Kenvue’s relationships with investors, customers, suppliers, business partners, other third parties and the communities in which Kenvue operates due to the adverse perception of any failure to successfully complete the mergers.

•
Litigation related to the mergers. The risk that Kenvue or K-C may be subject to lawsuits or other challenges to the mergers, and adverse effects of these challenges, including any adverse rulings in lawsuits, may delay or prevent the mergers from being completed or that may require Kenvue or K-C to incur significant costs to address such challenges, including any costs to defend or settle any lawsuits.

•
Continuing influence. The fact that the three members of the Kenvue board expected to join the K-C board at the closing of the mergers will not constitute a majority of the K-C board following the consummation of the mergers.

•
Interim operating covenants. The restrictions on the conduct of Kenvue’s business during the period between the execution of the merger agreement and the consummation of the mergers as set forth in the merger agreement, which could delay or prevent Kenvue from undertaking non-ordinary course business opportunities that may arise, or from undertaking any other non-ordinary course action it would otherwise take with respect to the operations of Kenvue absent the pending consummation of the mergers.

•
Ability to consider competing proposals. The possibility that the (i) $1.136 billion termination fee payable by Kenvue to K-C under certain circumstances involving the termination of the merger agreement and (ii) “force the vote” provision, which prevents Kenvue from terminating the merger agreement to accept a superior proposal unless and until Kenvue’s stockholders vote against the mergers, could discourage other potential parties from making a competing offer.

•
Interests of Kenvue’s directors and executive officers. The fact that Kenvue’s directors and executive officers may have interests in the mergers that may be different from, or in addition to, those of Kenvue stockholders. For more information about such interests, see below under the heading “The Mergers—Interests of Kenvue Directors and Executive Officers in the Mergers.”

•	Other risks. Risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
The Kenvue board believed that, overall, the potential benefits of the business combination to Kenvue stockholders outweighed the risks and uncertainties of the business combination.
The foregoing discussion of factors considered by the Kenvue board in reaching its conclusions and recommendation includes the principal factors considered by the Kenvue board, but is not intended to be exhaustive and may not include all of the factors considered by the Kenvue board. In light of the variety of factors considered in connection with its evaluation of the business combination, the Kenvue board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weights to the specific factors considered in reaching its determinations and recommendation. Rather, the Kenvue board viewed its decisions as being based on the totality of the factors and information it considered. Moreover, each member of the Kenvue board applied his or her own personal business judgment to the consideration of different factors and may have given different weight to different factors. The Kenvue board based its recommendation on the totality of the information available to it, including discussions with Kenvue management and outside legal and financial advisors.
It should be noted that this explanation of the reasoning of the Kenvue board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements.”
Opinions of Kenvue’s Financial Advisors
Opinion of Centerview Partners LLC
On November 2, 2025, Centerview rendered to the Kenvue board its oral opinion, subsequently confirmed in a written opinion dated such date, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid to the holders of shares of Kenvue common stock (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders.
The full text of Centerview’s written opinion, dated November 2, 2025, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex D and is incorporated herein by reference to this joint proxy statement/prospectus. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview’s written opinion attached as Annex D to this joint proxy statement/prospectus. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Kenvue board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of shares of Kenvue common stock (other than excluded shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the transaction and does not constitute a recommendation to any stockholder of Kenvue or any other person as to how such stockholder or other person should vote with respect to the mergers or otherwise act with respect to the transaction or any other matter.
The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.
In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:
•	a draft of the merger agreement dated November 2, 2025, referred to in this summary of Centerview’s opinion as the “draft merger agreement”;
•
Annual Reports on Form 10-K of Kenvue for the fiscal years ended December 29, 2024 and December 31, 2023 and Annual Reports on Form 10-K of K-C for the fiscal years ended December 31, 2024, December 31, 2023 and December 31, 2022;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Kenvue and K-C;
•	certain publicly available research analyst reports for Kenvue and K-C;
•	certain other communications from Kenvue and K-C to their respective stockholders;
•
the “Kenvue standalone projections” and certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Kenvue, which are collectively referred to in this summary of Centerview’s opinion as the “Kenvue internal data” and summarized in the section entitled “Certain Unaudited Prospective Financial Information”;

•
certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of K-C, which are referred to in this summary of Centerview’s opinion as the “K-C internal data”;

•	the “Kenvue management adjusted K-C projections,” which are summarized in the section entitled “Certain Unaudited Prospective Financial Information”; and
•
the “cost synergy projections,” furnished to Centerview by Kenvue for purposes of Centerview’s analysis, which are summarized in the section “Certain Unaudited Prospective Financial Information—Synergy Projections.”

Centerview also participated in discussions with members of the senior management and representatives of Kenvue and K-C regarding their assessment of the Kenvue internal data (including, without limitation, the Kenvue standalone projections), the K-C internal data, the Kenvue management adjusted K-C projections and the cost synergy projections, as appropriate, and the strategic rationale for the transaction. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for Kenvue and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.
Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with Kenvue’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at Kenvue’s direction, that the Kenvue internal data (including, without limitation, the Kenvue standalone projections), the Kenvue management adjusted K-C projections and the cost synergy projections were reasonably prepared on bases reflecting the best then currently available estimates and judgments of the management of Kenvue as to the matters covered thereby and that the K-C internal data and the cost synergy projections were reasonably prepared on bases reflecting the best then currently available estimates and judgments of the management of K-C as to the matters covered thereby, and Centerview relied, at Kenvue’s direction, on the Kenvue internal data (including, without limitation, the Kenvue standalone projections), the K-C internal data, the Kenvue management adjusted K-C projections and the cost synergy projections for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to Kenvue internal data (including, without limitation, the Kenvue standalone projections), the Kenvue management adjusted K-C projections, the K-C internal data and the cost synergy projections or the assumptions on which they were based. In addition, at Kenvue’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Kenvue or K-C, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Kenvue or K-C. Centerview assumed, at Kenvue’s direction, that the final executed merger agreement would not differ in any respect material to Centerview’s analysis or opinion from the draft merger agreement reviewed by Centerview. Centerview also assumed, at Kenvue’s direction, that the transaction will be consummated on the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Kenvue or K-C, or the ability of Kenvue or K-C to pay their respective obligations when they come due, or as to the impact of the transaction, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.
Centerview’s opinion expressed no view as to, and did not address, Kenvue’s underlying business decision to proceed with or effect the transaction, or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available to Kenvue or in which Kenvue might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of the shares of Kenvue common stock (other than excluded shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transaction, including, without limitation, the structure or form of the transaction, or any other agreements or arrangements contemplated by the merger agreement or entered into in connection with or otherwise contemplated by the transaction, including, without limitation, the fairness of the transaction or any other term or aspect of the transaction to, or any consideration to be received in connection therewith by, or the impact of the transaction on, the holders of any other class of securities, creditors or other constituencies of Kenvue or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Kenvue or any party, or class of such persons in connection with the transaction, whether relative to the merger consideration to be paid to the holders of shares of Kenvue common stock (other than excluded shares) pursuant to the merger agreement or otherwise. Centerview’s opinion related in part to the relative values of Kenvue and K-C. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion. Centerview expressed no view or opinion as to what the value of the shares of K-C common stock actually will be when issued pursuant to the first merger or the prices at which the shares of Kenvue common stock or K-C common stock will trade or otherwise be transferable at any time, including following the announcement or consummation of the transaction. Centerview’s opinion does not constitute a recommendation to any stockholder of Kenvue or any other person as to how such stockholder or other person should vote with respect to the mergers or otherwise act with respect to the transaction or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Kenvue board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction. The issuance of Centerview’s opinion was approved by the fairness committee of Centerview Partners LLC.
Summary of Centerview Financial Analysis
The following is a summary of the material financial analyses prepared and reviewed with the Kenvue board in connection with Centerview’s opinion, dated November 2, 2025. The order of the financial analyses described does not represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of Kenvue or K-C. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Kenvue, K-C or any other parties to the transaction. None of Kenvue, K-C, Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Kenvue or K-C do not purport to be appraisals or reflect the prices at which Kenvue or K-C may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 31, 2025 (the last trading day before the public announcement of the transaction) and is not necessarily indicative of current market conditions.
Selected Public Comparable Companies Analysis
Centerview reviewed and compared certain financial information, ratios and multiples for Kenvue and K-C to corresponding financial information, ratios and multiples for publicly traded companies that Centerview deemed comparable, based on its experience and professional judgment, to Kenvue and K-C, which selected publicly traded companies are referred to in this summary of Centerview’s opinion as the selected comparison companies. The selected comparison companies consisted of:
•	Church & Dwight Co., Inc. (NYSE: CHD)
•	Colgate-Palmolive Company (NYSE: CL)
•	Haleon plc (LSE: HLN)
•	Reckitt Benckiser Group PLC (LSE: RKT)
•	The Clorox Company (NYSE: CLX)
•	The Procter & Gamble Company (NYSE: PG)
•	Unilever PLC (LSE: ULVR)
Although none of the selected comparison companies is directly comparable to Kenvue or K-C, these companies were selected, among other reasons, because they are publicly traded companies with certain operational and financial characteristics, which, for purposes of its analyses, Centerview considered to be similar to those of Kenvue and K-C. However, because none of the selected comparison companies is exactly the same as Kenvue or K-C, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public comparable companies analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of Kenvue, K-C and the selected comparison companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.
Using publicly available information obtained from SEC filings and other data sources and closing stock prices as of October 31, 2025, Centerview calculated, for each selected comparison company the following figures, ratios and multiples: (i) market value of common equity (determined using the treasury stock method and taking into account outstanding in-the-money options, other equity awards and other convertible securities, as applicable), (ii) enterprise value (calculated as the market value of common equity determined using the treasury stock method and taking into account outstanding in-the-money options, other equity awards, other convertible securities, equity investments and non-controlling interests, as applicable, plus debt and less cash), (iii) enterprise value as a multiple of Wall Street research analyst consensus estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar year 2026 (which is referred to as a company’s estimated 2026 EBITDA), (iv) estimated rates of revenue and EBITDA growth for the calendar year 2025 to calendar year 2027, (v) estimated EBITDA margin for calendar year 2026 (calculated as EBITDA for the relevant period divided by revenue for the same period) and (vi) net leverage ratio as a multiple of such company’s estimated 2025 EBITDA. These analyses resulted in a median multiple of enterprise value to estimated 2026 EBITDA of 13.6x, a median revenue growth percentage of 3.6%, a median EBITDA margin percentage of 24.4%, a median EBITDA growth percentage of 4.7% and a median net leverage ratio of 1.7x, in each case, for such selected comparison companies.

The results of these analyses are summarized below:

Implied Enterprise Value / Estimated 2026 EBITDA
Church & Dwight Co., Inc.	15.5x
Colgate-Palmolive Company	13.5x
Haleon plc	13.6x
Reckitt Benckiser Group PLC	12.6x
The Clorox Company	12.3x
The Procter & Gamble Company	15.8x
Unilever PLC	14.0x
Selected Comparison Company Median	13.6x
Kenvue	9.9x
K-C	11.2x

Based on its experience and professional judgment, for purposes of its analysis, for Kenvue, Centerview selected a reference range of multiples of enterprise value to estimated 2026 EBITDA of 12.0x to 14.0x (which is referred to as the “Kenvue EBITDA multiple reference range”) and for K-C, Centerview selected a reference range of multiples of enterprise value to estimated 2026 EBITDA of 11.0x to 13.0x (which is referred to as the “K-C EBITDA multiple reference range”). In selecting these reference ranges, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of Kenvue, K-C and the selected comparison companies that could affect their public trading values in order to provide a context in which to consider the results of the quantitative analysis.
Centerview applied the Kenvue EBITDA multiple reference range to Kenvue’s calendar year 2026 estimated EBITDA of $3,565 million as set forth in the Kenvue internal data to derive a range of implied enterprise values for Kenvue. Centerview subtracted from this range of implied enterprise values the face value of Kenvue’s net debt as of September 28, 2025 as set forth in the Kenvue internal data to derive a range of implied equity values for Kenvue. Centerview then divided these implied equity values by the number of fully diluted outstanding shares of Kenvue common stock as of October 30, 2025, as set forth in the Kenvue internal data, to derive a range of implied per share equity values for Kenvue. Based on the Estimated 2026 EBITDA of Kenvue, Centerview calculated a range of implied values per share of Kenvue common stock of $18.07 to $21.73.
Centerview applied the K-C EBITDA multiple reference range to K-C’s calendar year 2026 estimated EBITDA of $3,705 million as set forth in the Kenvue management adjusted K-C projections to derive a range of implied enterprise values for K-C. Centerview subtracted from this range of implied enterprise values the face value of K-C’s net debt, less K-C equity investments, plus K-C non-controlling interests, in each case, as of September 30, 2025 as set forth in the K-C internal data to derive a range of implied equity values for K-C. Centerview then divided these implied equity values by the number of fully diluted outstanding shares of K-C common stock as of October 30, 2025, as set forth in the K-C internal data, to derive a range of implied per share equity values for K-C. Based on the estimated 2026 EBITDA of K-C, Centerview calculated a range of implied values per share of K-C common stock of $119.14 to $141.25.
Adjusting for the cash consideration of $3.50 per share of Kenvue common stock to be paid to the holders of shares of Kenvue common stock (other than excluded shares) pursuant to the merger agreement, Centerview then calculated (i) the ratio of the lowest implied per share price of Kenvue common stock to the highest implied per share price of K-C common stock and (ii) the ratio of the highest implied per share price of Kenvue common stock to the lowest implied per share price of K-C common stock to derive an implied exchange ratio range of 0.10317x to 0.15301x. Centerview then compared this implied exchange ratio range to the exchange ratio of 0.14625x pursuant to the merger agreement.
Discounted Cash Flow Analysis
Centerview performed a discounted cash flow analysis of Kenvue based on the Kenvue standalone projections and of K-C based on the Kenvue management adjusted K-C projections. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

In performing a discounted cash flow analysis of Kenvue, Centerview calculated a range of illustrative equity values for Kenvue as of September 30, 2025, by (a) applying a discount rate range of 6.75% to 8.50% (reflecting Centerview’s analysis of Kenvue’s weighted average cost of capital) and the mid-year convention for discounting cash flows to (i) unlevered free cash flows of Kenvue for the fiscal quarter ending December 2025 and for the fiscal years 2026 through 2030 utilizing the Kenvue standalone projections at the direction of Kenvue and assumptions discussed with management of Kenvue and (ii) a range of illustrative terminal values for Kenvue, calculated by Centerview applying a range of exit multiples ranging from 13x to 15x, which Centerview selected based on its professional judgment, to Kenvue’s estimated EBITDA for the terminal year, as set forth in the Kenvue standalone projections and (b) deducting from the foregoing the face value of Kenvue’s net debt as of September 28, 2025, as set forth in the Kenvue internal data. Centerview then divided these implied equity values by the number of fully diluted outstanding shares of Kenvue common stock as of October 30, 2025, as set forth in the Kenvue internal data, to derive a range of implied per share equity value of Kenvue common stock of $23.34 to $28.96.
In performing a discounted cash flow analysis of K-C, Centerview calculated a range of illustrative equity values for K-C as of September 30, 2025, by (a) applying a discount rate range of 6.75% to 8.50% (reflecting Centerview’s analysis of K-C’s weighted average cost of capital) and the mid-year convention for discounting cash flows to (i) unlevered free cash flows of K-C for the fiscal quarter ending December 31, 2025 and fiscal years 2026 through 2030 utilizing the Kenvue management adjusted K-C projections at the direction of Kenvue and assumptions discussed with management of Kenvue and (ii) a range of illustrative terminal values for K-C, calculated by Centerview applying a range of exit multiples ranging from 12x to 14x, which Centerview selected based on its professional judgment, to K-C’s estimated EBITDA for the terminal year and (b) deducting from the foregoing the face value of K-C’s net debt, less K-C equity investments, plus K-C non-controlling interests, in each case, as of September 30, 2025 as set forth in the K-C internal data. Centerview then divided these implied equity values by the number of fully diluted outstanding shares of K-C common stock as of October 30, 2025, as set forth in the K-C internal data, to derive a range of implied per share equity value of K-C common stock of $136.93 to $167.83.
Adjusting for the cash consideration of $3.50 per share of Kenvue common stock to be paid to the holders of shares of Kenvue common stock (other than excluded shares) pursuant to the merger agreement, Centerview then calculated (i) the ratio of the highest implied price per share of Kenvue common stock to the lowest implied price per share of K-C common stock and (ii) the ratio of the lowest implied price per share of Kenvue common stock to the highest implied price per share of K-C common stock to derive an implied exchange ratio range of 0.11823x to 0.18592x. Centerview then compared this implied exchange ratio range to the exchange ratio of 0.14625x pursuant to the merger agreement.
Other Factors
Centerview noted for the Kenvue board certain additional factors solely for reference and informational purposes only, including, among other things, the following:
•
Historical Stock Price Trading Analysis. Centerview reviewed historical closing prices for shares of Kenvue common stock and shares of K-C common stock for the 52-week period ended October 31, 2025, which reflected an implied exchange ratio range of 0.07198x to 0.17940x on a per trading day basis (adjusted for the cash consideration of $3.50 per share of Kenvue common stock to be paid to the holders of shares of Kenvue common stock (other than excluded shares) pursuant to the merger agreement). Centerview then compared this implied exchange ratio range to the exchange ratio of 0.14625x pursuant to the merger agreement.

•
Analyst Price Targets Analysis. Centerview reviewed stock price targets for shares of Kenvue common stock and K-C common stock in Wall Street research analyst reports publicly available as of October 31, 2025, which indicated low and high stock price targets for shares of Kenvue common stock ranging from $15.00 to $24.50 per share and for K-C common stock ranging from $113.00 to $162.00 per share. Centerview then calculated (i) the ratio of such low stock price target for shares of Kenvue common stock to such high stock price target for shares of K-C common stock and (ii) the ratio of such high stock price target for shares of Kenvue common stock to such low stock price target for shares of K-C common stock to derive an implied exchange ratio range of 0.07099x to 0.18584x (adjusted for the cash consideration of $3.50 per share of Kenvue common stock to be paid to the holders of shares of Kenvue common stock (other than excluded shares) pursuant to the merger agreement). Centerview then compared this implied exchange ratio range to the exchange ratio of 0.14625x pursuant to the merger agreement.

•	Pro Forma DCF-Based “Has/Gets” Analysis. Centerview reviewed and analyzed certain financial information in order to (x) compare an implied equity value of Kenvue held by holders of shares of Kenvue common stock (other than excluded shares) of $50.6 billion, representing the midpoint of Kenvue’s discounted cash flow analysis equity value range calculated as described above, to (y) an implied equity value of the approximately 46% estimated equity ownership of the pro forma combined company to be held by the holders of shares of Kenvue common stock (other than excluded shares) of $59.3 billion. This was calculated by Centerview by (a) adding (i) an implied $58.5 billion enterprise value of Kenvue, representing the midpoint of Kenvue’s discounted cash flow analysis enterprise value range, (ii) an implied $51.7 billion enterprise value of K-C, representing the midpoint of K-C’s discounted cash flow analysis enterprise value range and (iii) the value implied by estimated run-rate cost synergy projections (less the estimated one-time costs to achieve the cost synergy projections), as set forth in the cost synergy projections, using a discounted cash flow analysis assuming a 13.5x exit multiple and a discount rate of 7.63% (which is the midpoint of the 6.75% to 8.5% range analyzed for Kenvue and K-C); (b) deducting the pro forma net debt of the pro forma combined company, less K-C equity investments, plus K-C non-controlling interests; (c) multiplying such amount resulting from (a) and (b) by the approximately 46% estimated ownership of the pro forma combined company to be held by the holders of shares of Kenvue common stock (other than excluded shares); and (d) adding the $6.8 billion in cash that is payable to holders of shares of Kenvue common stock (other than excluded shares), in the aggregate. This analysis implied, on a pro forma basis giving effect to the transaction, a 18% premium to the implied DCF standalone value of Kenvue common stock on October 31, 2025, representing approximately $8.7 billion in incremental value to holders of shares of Kenvue common stock (other than excluded shares).
•
Pro Forma Market-Based “Has/Gets” Analysis. Centerview reviewed and analyzed certain financial information, multiples and ratios in order to compare the standalone value of shares of Kenvue common stock (other than excluded shares) to the pro forma value of shares of Kenvue common stock after giving effect to the transaction, including the cost synergy projections and estimated one-time costs to achieve the cost synergy projections, from the perspective of the holders of shares of Kenvue common stock (other than excluded shares). Accordingly, Centerview estimated the market value for holders of shares of Kenvue common stock (other than excluded shares), on a pro forma basis giving effect to the transaction, including receipt of the aggregate cash consideration pursuant to the merger agreement and participation (based on pro forma ownership) in the cost synergy projections, to be approximately $42.6 billion and implied a 53% premium to the standalone value of Kenvue common stock on October 31, 2025, representing approximately $14.9 billion in incremental value to holders of Kenvue common stock.

General
The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.
Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Kenvue board in its evaluation of the transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the Kenvue board or management of Kenvue with respect to the merger consideration or as to whether the Kenvue board would have been willing to determine that different consideration was fair. The consideration for the transaction was determined through arm’s-length negotiations between Kenvue and K-C and was approved by the Kenvue board. Centerview provided advice to Kenvue during these negotiations. Centerview did not, however recommend any specific amount of consideration to Kenvue or the Kenvue board or that any specific amount of consideration constituted the only appropriate consideration for the transaction.
Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, Centerview was engaged to provide financial advisory services to Kenvue in connection with certain strategic matters, and Centerview received approximately $6 million in compensation from Kenvue for such services during such period. In the two years prior to the date of its written opinion, Centerview was engaged to provide financial advisory services unrelated to Kenvue to K-C, including in connection with K-C’s sale of a 51% controlling stake in its International Family Care & Professional segment to Suzano S.A, and Centerview received less than $5 million in compensation, but expects to receive between $15 million and $25 million in additional compensation from K-C for such services, which services are completed. Centerview may provide financial advisory or other services to or with respect to Kenvue or K-C or their respective affiliates in the future, for which Centerview may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Kenvue, K-C, or any of their respective affiliates, or any other party that may be involved in the transaction.
The Kenvue board selected Centerview as its financial advisor in connection with a transaction, including the transactions contemplated by the merger agreement, based on Centerview’s advising the Kenvue board on strategic matters for approximately the past two years and Centerview’s strong knowledge of Kenvue and the industries in which Kenvue competes. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction.
In connection with Centerview’s services as a financial advisor to the Kenvue board, Kenvue has agreed to pay Centerview an aggregate fee which, based on the information available as of the date of the execution of the merger agreement, is estimated to be approximately $63 million, $5 million of which was payable upon announcement of, or execution of a definitive agreement with respect to, a transaction and approximately $58 million of which is payable contingent upon completion of the transaction. Centerview may also receive a fee from Kenvue in the event Kenvue receives a break-up, termination or similar fee from K-C in connection with the termination or non-completion of the mergers. In addition, Kenvue has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.
Opinion of Goldman Sachs & Co. LLC
Goldman Sachs rendered its opinion to the Kenvue board that, as of November 2, 2025 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than K-C and its affiliates) of shares of Kenvue common stock pursuant to the merger agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated November 2, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E to this joint proxy statement/prospectus. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Kenvue board in connection with its consideration of the mergers. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of Kenvue common stock or K-C common stock should vote with respect to the first merger or the second merger or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the merger agreement;
•	Annual Reports on Form 10-K of Kenvue for the fiscal years ended December 29, 2024 and December 31, 2023;
•
the Registration Statement of Kenvue on Form S-1, including the prospectus contained therein, as amended, declared effective by the Securities and Exchange Commission on May 3, 2023, relating to the initial public offering of Kenvue common stock;

•	Annual Reports on Form 10-K of K-C for each of the last five fiscal years ended December 31;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Kenvue and K-C;
•	certain other communications from Kenvue and K-C to their respective stockholders;
•	certain publicly available research analyst reports for Kenvue and K-C;
•
the Kenvue standalone projections, the K-C standalone projections and the combined company projections, in each case, as approved for Goldman Sachs’ use by Kenvue and summarized in the section “Certain Unaudited Prospective Financial Information”; and

•	the cost synergy projections, as approved for Goldman Sachs’ use by Kenvue, and summarized in the section “Certain Unaudited Prospective Financial Information—Synergy Projections.”
Goldman Sachs also held discussions with members of the senior managements of Kenvue and K-C regarding their assessment of the strategic rationale for, and the potential benefits of, the mergers and the past and current business operations, financial condition and future prospects of Kenvue and K-C; reviewed the reported price and trading activity for the shares of Kenvue common stock and shares of K-C common stock; compared certain financial and stock market information for Kenvue and K-C with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering this opinion, Goldman Sachs, with Kenvue’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Kenvue’s consent that the Kenvue standalone projections, the combined company projections and the cost synergy projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Kenvue. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Kenvue or K-C or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the mergers will be obtained without any adverse effect on Kenvue or K-C or on the expected benefits of the mergers in any way meaningful to its analysis. Goldman Sachs also assumed that the mergers will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of Kenvue to engage in the mergers or the relative merits of the mergers as compared to any strategic alternatives that may be available to Kenvue; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than K-C and its affiliates) of shares of Kenvue common stock, as of the date of the opinion, of the merger consideration to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the mergers or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the mergers, including the fairness of the mergers to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Kenvue; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Kenvue, or class of such persons in connection with the mergers, whether relative to the merger consideration to be paid to the holders (other than K-C and its affiliates) of shares of Kenvue common stock pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary market and other condition as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of K-C common stock or Kenvue common stock will trade at any time or as to the potential effects of volatility in the credit, financial and stock markets on Kenvue, K-C or the mergers, or as to the impact of the mergers on the solvency or viability of Kenvue or K-C or the ability of Kenvue or K-C to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Kenvue board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 31, 2025, the last trading day before the public announcement of the mergers and is not necessarily indicative of current market conditions.

At the direction of Kenvue, Goldman Sachs used the exchange ratio of 0.14625 shares of K-C common stock per share of Kenvue common stock and $3.50 per share of Kenvue common stock, to calculate, for purposes of its analyses, an implied value for the merger consideration to be paid to the holders (other than K-C and its affiliates) of shares of Kenvue common stock pursuant to the merger agreement. Goldman Sachs calculated, for purposes of its analyses, an implied value for the merger consideration of $21.01 by adding (i) $17.51, which was obtained by multiplying 0.14625 shares of K-C common stock by $119.71, which represented the closing price per share of K-C common stock on October 31, 2025, the last trading day before the public announcement of the mergers, and (ii) the cash consideration of $3.50.
Illustrative Discounted Cash Flow Analysis
Kenvue Standalone
Using the Kenvue standalone projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Kenvue to derive a range of illustrative present values per share of Kenvue common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 6.5% to 7.5%, reflecting estimates of Kenvue’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 28, 2025 (i) estimates of unlevered free cash flow for Kenvue for the period beginning on September 29, 2025 and ending on December 31, 2025 and fiscal years 2026 through 2030 as reflected in the Kenvue standalone projections and (ii) a range of illustrative terminal values for Kenvue, which were calculated by applying perpetuity growth rates ranging from 1% to 2%, to a terminal year estimate of the unlevered free cash flow to be generated by Kenvue, as reflected in the Kenvue standalone projections (which analysis implied terminal year EBITDA exit multiples ranging from 10.7x to 15.4x). The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Kenvue standalone projections and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (which we refer to as “CAPM”), which requires certain company-specific inputs, including Kenvue’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for Kenvue, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative enterprise values for Kenvue by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Kenvue the amount of Kenvue’s total debt and debt-like items and added the amount of Kenvue’s cash and cash equivalents, in each case, as provided by and approved for Goldman Sachs’ use by the management of Kenvue, to derive a range of illustrative equity values for Kenvue. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Kenvue, as provided by and approved for Goldman Sachs’ use by the management of Kenvue, using the treasury stock method, to derive a range of illustrative present values per share ranging from $20.59 to $30.08.
Pro Forma Combined Company
Using the combined company projections and the cost synergy projections, Goldman Sachs performed an illustrative discounted cash flow analysis on K-C pro forma for the mergers (in this summary of Goldman Sachs’ opinion, the “pro forma combined company”).
Using the mid-year convention for discounting cash flows and discount rates ranging from 6.5% to 7.5%, reflecting estimates of the pro forma combined company’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2025 (i) estimates of unlevered free cash flow for the pro forma combined company for the period beginning on October 1, 2025 and ending on December 31, 2025 and calendar years 2026 through 2030 as reflected in the combined company projections and the cost synergy projections and (ii) a range of illustrative terminal values for the pro forma combined company, which were calculated by applying perpetuity growth rates ranging from 1% to 2%, to a terminal year estimate of the unlevered free cash flow to be generated by the pro forma combined company, as reflected in the combined company projections and the cost synergy projections (which analysis implied terminal year EBITDA exit multiples ranging from 10.8x to 15.6x). The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the pro forma combined company forecasts, the cost synergy projections and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including the pro forma combined company’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the pro forma combined company, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs derived ranges of illustrative enterprise values for the pro forma combined company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the pro forma combined company the amount of the pro forma combined company’s total debt and debt-like items, including noncontrolling interest, and added the amount of the pro forma combined company’s cash and cash equivalents, including investments in unconsolidated entities, in each case, as provided by Kenvue management and K-C management and approved for Goldman Sachs’ use by Kenvue management, to derive a range of illustrative equity values for the pro forma combined company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the pro forma combined company, as provided by and approved for Goldman Sachs’ use by Kenvue management using the treasury stock method. Goldman Sachs then multiplied the range of illustrative present equity values per share of K-C common stock pro forma for the mergers it derived by the exchange ratio, and added the result to the $3.50 per share of Kenvue common stock to be paid in cash to the holders (other than K-C and its affiliates) of shares of Kenvue common stock pursuant to the merger agreement. This analysis resulted in a range of illustrative present values of the merger consideration to be received per share of Kenvue common stock of $25.82 to $36.36 which compares to the range of illustrative present values per share of $20.59 to $30.08 based on the Kenvue standalone illustrative discounted cash flow analysis.
Illustrative Present Value of Future Share Price Analysis.
Kenvue Standalone
Using the Kenvue standalone projections, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Kenvue common stock. For this analysis, Goldman Sachs first calculated the implied enterprise value for Kenvue as of December 31 for each of the fiscal years 2026 through 2029, by applying a range multiples of illustrative enterprise value (which we refer to as “EV”) to next twelve month (which we refer to as “NTM”) EBITDA (which we refer to as “EV/NTM EBITDA”) of 10.0x to 14.5x to estimates of Kenvue’s NTM EBITDA at December 31 for each of the fiscal years 2026 through 2029. This illustrative range of EV/NTM EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical NTM EBITDA multiples for Kenvue and certain publicly traded companies summarized in the section below titled “Selected Public Company Comparables Analysis.”
Goldman Sachs then subtracted the amount of Kenvue’s total debt and debt-like items and added the amount of Kenvue’s cash and cash equivalents for each of the fiscal years 2026 through 2029, each as provided by, and approved for Goldman Sachs’ use by, the management of Kenvue, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for Kenvue for each of the fiscal years 2026 through 2029. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Kenvue common stock, using the treasury stock method, for each of fiscal years 2026 through 2029, calculated using information provided by and approved for Goldman Sachs’ use by the management of Kenvue, to derive a range of implied future values per share of Kenvue common stock (excluding dividends). Goldman Sachs then added the cumulative dividends per share of Kenvue common stock expected to be paid to holders of shares of Kenvue common stock through the end of each of fiscal years 2025 through 2029, using the Kenvue standalone projections. Goldman Sachs then discounted these implied future equity values per share, including the estimated dividends to be paid per share, of Kenvue common stock to October 31, 2025, using an illustrative discount rate of 7.5%, reflecting an estimate of Kenvue’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share of Kenvue common stock of $15.49 to $28.06.
Pro Forma Combined Company
Using the combined company projections and the cost synergy projections, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Kenvue common stock based on a theoretical value per share of the pro forma combined company. For this analysis, Goldman Sachs first calculated the implied enterprise value for the pro forma combined company as of December 31 for each of the fiscal years 2026 through 2029, by applying a range of illustrative EV/NTM EBITDA multiples of 10.6x to 14.5x to estimates of the pro forma combined company’s NTM EBITDA as of December 31 for each of the fiscal years 2026 through 2029. This illustrative range of EV/NTM EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical EV/NTM EBITDA multiples for Kenvue, K-C and certain publicly traded companies summarized below in the section entitled “Selected Public Company Comparables Analysis.”

Goldman Sachs then subtracted the amount of the pro forma combined company’s total debt and debt-like items, including noncontrolling interest, and added the amount of the pro forma combined company’s cash and cash equivalents, including investments in unconsolidated entities, for each of the fiscal years 2026 through 2029, in each case, as provided by the managements of Kenvue and K-C and approved for Goldman Sachs’ use by the management of Kenvue, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for the pro forma combined company for each of the fiscal years 2026 through 2029. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of the pro forma combined company, using the treasury stock method, for each of the fiscal years 2026 through 2029, calculated using information provided by and approved for Goldman Sachs’ use by the management of Kenvue, to derive a range of implied future values per share of the pro forma combined company (excluding dividends). Goldman Sachs then added the cumulative dividends per share of the pro forma combined company expected to be paid to holders of shares of the pro forma combined company through the end of each of fiscal years 2025 to 2029, as provided by the managements of Kenvue and K-C and approved for Goldman Sachs’ use by the management of Kenvue. Goldman Sachs then discounted these implied future equity values per share, including the estimated dividends to be paid per share, of the pro forma combined company to October 31, 2025, using an illustrative discount rate of 7.5%, reflecting an estimate of the pro forma combined company’s cost of equity. Goldman Sachs derived such discount rate by application of CAPM, which requires certain company-specific inputs, including a beta for the pro forma combined company, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then multiplied the range of illustrative present equity values it derived for the shares of the pro forma combined company by the exchange ratio, and added the result to the $3.50 per share of Kenvue common stock to be paid in cash to the holders (other than K-C and its affiliates) of Kenvue common stock pursuant to the merger agreement.
This analysis resulted in a range of illustrative present values for the merger consideration to be paid per share of Kenvue common stock of $22.41 to $33.99 which compares to the range of implied present values per share of $15.49 to $28.06 based on the Kenvue standalone illustrative present value of future share price analysis.
Premia Paid Analysis.
Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for transactions with a mix of cash and stock consideration announced from January 1, 2006 through October 2025 involving a public company based in the United States as the target where the disclosed enterprise values for the transaction were greater than $5 billion and target stockholder ownership of the combined company as a result of the transaction was between 40% and 50%. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transactions. This analysis indicated a median premium of 19% across the period. This analysis also indicated a 25th percentile premium of 8% and 75th percentile premium of 28% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 8% to 28% to the undisturbed closing price per share of Kenvue common stock of $14.37 as of October 31, 2025 and calculated a range of implied equity values per share of Kenvue common stock of $15.52 to $18.39 which compares to the implied value per share for the merger consideration of $21.01.
Selected Public Company Comparables Analysis.
Goldman Sachs reviewed and compared certain financial information for Kenvue and K-C to corresponding financial information, ratios and public market multiples for the similar publicly traded companies listed below, which are collectively referred to in this section of the joint proxy statement/prospectus as the “selected companies.”
•	The Procter & Gamble Company
•	Church & Dwight Co., Inc.
•	Unilever PLC
•	Haleon plc
•	Colgate-Palmolive Company
•	Reckitt Benckiser Group PLC
•	The Clorox Company
•	Beiersdorf AG

•	Prestige Consumer Healthcare Inc.
Although none of the selected companies is directly comparable to Kenvue or K-C, the selected companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Kenvue and K-C.
Goldman Sachs also calculated and compared various financial multiples and ratios, in each case based on financial and trading data as of October 31, 2025, using information Goldman Sachs obtained from public filings, Wall Street consensus estimates, the Kenvue standalone projections and the Kenvue management adjusted K-C projections. With respect to Kenvue, K-C and the selected companies, Goldman Sachs calculated multiples of enterprise value to estimated NTM EBITDA.
The results of these calculations are summarized as follows:

Selected Companies
Multiple	Range	Median*	Kenvue†	Kenvue	K-C	Kenvue and K-C
EV/NTM EBITDA	10.4x-15.9x	14.6x	12.6x	10.0x	11.2x	10.6x

*	Since IPO.
†	Average since IPO.
Blended average multiple of Kenvue and K-C.
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Kenvue or K-C or the contemplated mergers.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Kenvue board as to the fairness from a financial point of view of the merger consideration to be paid to the holders (other than K-C and its affiliates) of shares of Kenvue common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Kenvue, K-C, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted.
The merger consideration was determined through arm’s-length negotiations between Kenvue and K-C and was approved by the Kenvue board. Goldman Sachs provided advice to Kenvue during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Kenvue or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the mergers.
As described in the section titled “The Mergers—Recommendation of the Kenvue Board of Directors and Reasons for the Mergers,” Goldman Sachs’ opinion to the Kenvue board was one of many factors taken into consideration by the Kenvue board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex E to this joint proxy statement/prospectus.
Goldman Sachs and its affiliates (which we refer to, collectively, as “Goldman Sachs affiliated entities”) are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs affiliated entities and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Kenvue, K-C, any of their respective affiliates and third parties, (collectively, “relevant entities”) or any currency or commodity that may be involved in the mergers. Goldman Sachs Investment Banking has existing lending relationships with Kenvue and K-C, or majority-owned subsidiaries thereof. Goldman Sachs acted as a financial advisor to the Kenvue board in connection with, and have participated in certain of the negotiations leading to, the mergers.
Goldman Sachs and/or its affiliates have provided certain financial advisory and/or underwriting services to Kenvue and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as (i) a dealer in connection with a commercial paper issuance since March 2023, (ii) a lead book-running manager in connection with the offering of shares of Kenvue common stock in May 2024 and (iii) a book-running manager in connection with a public offering of Kenvue’s notes in May 2025. During the two-year period ended November 2, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Kenvue and/or its affiliates of approximately $19 million. Goldman Sachs and/or its affiliates also have provided certain financial advisory and/or underwriting services to K-C and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as a financial adviser in connection with K-C’s pending divestiture of its International Family Care and Professional segment, announced June 2025 and as a lender under K-C’s existing revolving credit facility and is a lender under the New Revolving Credit Facility. During the two-year period ended November 2, 2025, Goldman Sachs has not recognized any compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to K-C and/or its affiliates. As of November 2, 2025, Goldman Sachs Investment Banking was not (x) mandated by K-C and/or its relevant entities to provide financial advisory and/or underwriting services, except for the pending divestiture of its International Family Care and Professional segment, disclosed above or (y) soliciting K-C and/or its relevant entities to work on financial advisory and/or underwriting matters for any such persons on which it has not been mandated. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Kenvue, K-C and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.
As of November 2, 2025, Goldman Sachs affiliated entities had (i) no direct GS Principal Investment (as defined below) in Kenvue and/or its affiliates, (ii) no direct GS Principal Investment in K-C and/or its related entities (as defined below).
On the public side of Goldman Sachs’ informational wall (which we refer to as the “public side”) and in the ordinary course of its various business activities, Goldman Sachs affiliated entities may also own equity securities in the relevant parties, and/or their respective affiliates arising from engaging in market making, trade execution, clearing, custody, margin lending and other similar financing transactions, securities lending and related activities (including by acting as agent for third parties executing their mergers or as principal supplying liquidity to market participants, and any related hedging, other risk management or inventory management) (which we refer to, collectively, as “market making activities”), which positions change frequently. Regulatory, informational and operational barriers separate the public side from Goldman Sachs Investment Banking.
For purposes of this section of the proxy statement, (x) Goldman Sachs relied on its books and records to (i) unless otherwise indicated, calculate all amounts and (ii) determine whether an entity is an affiliate, portfolio company, subsidiary or majority-owned subsidiary of another entity, and (y) the following terms have the definitions set forth below:
Goldman Sachs Principal Investments (which we refer to as “GS Principal Investments”) (including any associated commitments) are (i) direct balance sheet investments in equity interests or equity securities held by Goldman Sachs affiliated entities for its own account or (ii) direct investments in equity interests held by a fund managed by a Goldman Sachs affiliated entity which fund is primarily for the benefit of Goldman Sachs affiliated entities and/or its current and former employees and not third-party clients. GS Principal Investments do not include equity interests arising from market making activities, equity derivatives, convertible debt instruments, or warrants or equity kickers received in connection with senior secured loans, mezzanine loans, warehouse loans, preferred equity with a fixed rate of return or other similar types of financing transactions (which may also be subject to hedging or other risk-mitigating instruments). GS Principal Investments also do not include investments by funds managed by Goldman Sachs affiliated entities which funds are almost entirely for the benefit of third-party clients (which we refer to as “GS

Client Funds”), which funds can co-invest alongside, and/or make Investments in, the relevant entities or their respective related entities. As investment managers for GS Client Funds, Goldman Sachs affiliated entities are required to fulfill a fiduciary responsibility to GS Client Funds in making decisions to purchase, sell, hold or vote on, or take any other action with respect to, any financial instrument.
Related entities are, as applicable, a person or entity’s subsidiaries, affiliates, portfolio companies and/or funds managed thereby.
The Kenvue board selected Goldman Sachs as a financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the mergers. Pursuant to a letter agreement dated November 1, 2025, Kenvue engaged Goldman Sachs to act as a financial advisor in connection with the contemplated mergers. The engagement letter between Kenvue and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of the execution of the merger agreement, at approximately $63 million, $5 million of which became payable at announcement of the mergers, and the remainder of which is contingent upon completion of the mergers. Goldman Sachs may also receive a fee from Kenvue in the event Kenvue receives a break-up, termination or similar fee from K-C in connection with the termination or non-completion of the mergers. In addition, Kenvue has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Certain Unaudited Prospective Financial Information
Neither K-C nor Kenvue, as a matter of course, makes public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. In connection with the mergers, the following unaudited prospective financial information was prepared: (i) certain unaudited prospective financial information with respect to K-C on a standalone basis for K-C’s fiscal years 2025 through 2030, prepared by K-C management, which we refer to as the “K-C standalone projections”; (ii) certain unaudited prospective financial information with respect to Kenvue on a standalone basis for Kenvue’s fiscal years 2025 through 2030, prepared by Kenvue management, which we refer to as the “Kenvue standalone projections”; (iii) certain unaudited prospective financial information with respect to Kenvue on a standalone basis for Kenvue’s fiscal years 2025 through 2030, prepared by Kenvue management and as adjusted by K-C management, which we refer to as the “K-C management adjusted Kenvue projections”; (iv) certain unaudited prospective financial information with respect to K-C on a standalone basis for K-C’s fiscal years 2025 through 2030, prepared by K-C management and as adjusted by Kenvue management, which we refer to as the “Kenvue management adjusted K-C projections”; (v) certain estimates of cost synergies and growth synergies expected to be realized following the completion of the mergers for fiscal years 2026 through 2030, prepared by K-C management and Kenvue management, which we refer to as the “synergy projections”; and (vi) certain unaudited prospective financial information with respect to the combined company for the fourth quarter of 2025 and fiscal years 2026 through 2030, prepared by Kenvue management, which we refer to as the “combined company projections.” We refer to the K-C standalone projections, the Kenvue standalone projections, the K-C management adjusted Kenvue projections, the Kenvue management adjusted K-C projections, the synergy projections and the combined company projections as the “forecasted financial information.” The K-C standalone projections, the K-C management adjusted Kenvue projections and the synergy projections were provided by K-C management to the K-C board for the purposes of considering, analyzing and evaluating the mergers and to each of PJT Partners and J.P. Morgan, and the K-C board approved for each of PJT Partners and J.P. Morgan’s use, and directed each of PJT Partners and J.P. Morgan to use, the K-C standalone projections, the K-C management adjusted Kenvue projections and the synergy projections, in each case, in connection with their respective financial analyses and opinions, as described in the section entitled “The Mergers—Opinions of K-C’s Financial Advisors.” The Kenvue standalone projections, the Kenvue management adjusted K-C projections, the synergy projections and the combined company projections were provided by Kenvue management to the Kenvue board for the purposes of considering, analyzing and evaluating the mergers and to Goldman Sachs and Centerview, and the Kenvue board directed each of Goldman Sachs and Centerview to use the Kenvue standalone projections, the Kenvue management adjusted K-C projections, the cost synergy projections (as defined below) and the combined company projections, as applicable, in connection with its financial analysis and opinion, as described in the section entitled “The Mergers—Opinions of Kenvue’s Financial Advisors.”
The K-C standalone projections, the Kenvue standalone projections, the K-C management adjusted Kenvue projections and the Kenvue management adjusted K-C projections were prepared treating K-C and Kenvue, respectively, on a standalone basis, without giving effect to the mergers, and exclude: (i) any impact of the negotiation or execution of the merger agreement or the mergers; (ii) the expenses that have already been and will be incurred in connection with completing the mergers; (iii) the potential synergies that may be achieved by the combined company as a result of the mergers; (iv) the effect of any restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals; (v) the effect of any business, operations or strategic decisions or actions that have been or will be taken as a result of the merger agreement having been executed or in anticipation of completing the mergers; (vi) certain potential or actual litigation and regulatory actions to which K-C or Kenvue may be parties or may be subject; and (vii) the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed but that were instead altered, accelerated, postponed or not taken in anticipation of the mergers.
The forecasted financial information is not included in this joint proxy statement/prospectus to influence any decision on whether to vote for the merger agreement proposal or the K-C issuance proposal, as applicable, but rather is included in this joint proxy statement/prospectus to give stockholders access to certain non-public information that was provided to the K-C board and K-C’s financial advisors and to the Kenvue board and Kenvue’s financial advisors, as applicable. The inclusion of the forecasted financial information should not be regarded as an indication that the K-C board, K-C, the Kenvue board, Kenvue or their respective members of management or financial advisors or any other recipient of this information considered, or now considers, them to be necessarily predictive of actual future results, and they should not be relied on as such. There can be no assurance that the projected results will be realized or that actual results of K-C, Kenvue, or the combined company will not be materially lower or higher than estimated, whether or not the mergers are completed. The forecasted financial information is based solely on information available to K-C management and Kenvue management, as applicable, at the time of their preparation and have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this joint proxy statement/prospectus. K-C may in the future report results of operations or periods included in the K-C standalone projections that will be completed following the preparation of the K-C standalone projections. Kenvue may in the future report results of operations for periods included in the Kenvue standalone projections that will be completed following the preparation of the Kenvue standalone projections. Stockholders and investors are urged to refer to K-C’s and Kenvue’s periodic filings with the SEC for information on K-C’s and Kenvue’s respective actual historical results.
The forecasted financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, but, in the view of K-C management or Kenvue management, as applicable, was reasonably prepared in good faith on a basis reflecting the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of K-C management’s or Kenvue management’s, as applicable, knowledge and belief, the expected future financial performance of K-C and Kenvue, as applicable, and, in the case of the synergy projections, the combined company. However, this information is not fact and should not be relied upon as being necessarily predictive of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the forecasted financial information. Although K-C management and Kenvue management believe there is a reasonable basis for their respective forecasted financial information, K-C and Kenvue caution that actual future results could be materially different from the forecasted financial information.
The forecasted financial information included in this document has been prepared by, and is the responsibility of, K-C management and Kenvue management. Neither K-C’s nor Kenvue’s respective independent registered public accounting firm, nor any other independent accountants, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the forecasted financial information and, accordingly, each of K-C’s and Kenvue’s respective independent registered public accounting firm, does not express an opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The report of K-C’s independent registered public accounting firm contained in the K-C Annual Report on Form 10-K for the year ended December 31, 2024 and in the K-C Current Report on Form 8-K, dated December 4, 2025, which are incorporated by reference into this joint proxy statement/prospectus, relate to historical financial information of K-C, and such reports do not extend to the forecasted financial information and should not be read to do so. The report of Kenvue’s independent registered public accounting firm contained in the Kenvue Annual Report on Form 10-K for the year ended December 29, 2024, which is incorporated by reference into this joint proxy statement/prospectus, relates to Kenvue’s previously issued financial statements. It does not extend to the forecasted financial information and should not be read to do so.

The forecasted financial information is subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the forecasted financial information is based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by K-C management and Kenvue management, as applicable, as of the date of their preparation. These estimates and assumptions may prove to be affected by any number of factors, including the impact of the announcement, pendency and consummation of the mergers, general economic conditions and political or regulatory conditions or developments globally or in the markets or industries in which K-C and Kenvue do business, the risk of litigation or government or regulatory action, disruptions in the capital and credit markets and other risks and uncertainties described or incorporated by reference in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/prospectus, all of which are difficult to predict and many of which are beyond the control of K-C and Kenvue and will be beyond the control of the combined company following the completion of the mergers. The forecasted financial information also reflects assumptions as to certain business decisions that are subject to change. There can be no assurance that the forecasted financial information will be realized, and actual results will likely differ, and may differ materially, from those shown. Generally, the further out the period to which the forecasted financial information relate, the less predictive the information becomes.
The forecasted financial information includes non-GAAP financial measures for each of K-C and Kenvue. Please see the tables below for a description of how K-C and Kenvue define these non-GAAP financial measures for purposes of the forecasted financial information in this section. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, and non-GAAP financial measures used by K-C and Kenvue may not be comparable to similarly titled measures used by other companies. The SEC rules that would otherwise require a reconciliation of a non-GAAP financial measure to a financial measure calculated and presented in accordance with GAAP do not apply to non-GAAP financial measures included in disclosure of financial projections provided to a board of directors or a financial advisor in connection with a proposed business combination such as the mergers if the disclosure is included in a document such as this joint proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures were not relied upon by the K-C board, the Kenvue board or their respective members of management or financial advisors in connection with their respective evaluation of the mergers. Accordingly, no reconciliation of the non-GAAP financial measures included in the forecasted financial information to the relevant GAAP financial measures is provided in this joint proxy statement/prospectus.
None of K-C, Kenvue, the combined company or their respective affiliates, officers, directors, advisors or other representatives can provide any assurance that actual results will not differ from the forecasted financial information, and, except as required by applicable law, none of K-C, Kenvue, the combined company or their respective affiliates, officers, directors, advisors or other representatives undertakes any obligation to update, or otherwise revise or reconcile, the forecasted financial information to reflect circumstances existing after the date the forecasted financial information was generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the forecasted financial information are shown to be inappropriate. None of K-C, Kenvue, the combined company or their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any K-C stockholder, Kenvue stockholder or any other person regarding K-C’s or Kenvue’s respective ultimate performance compared to the information contained in the forecasted financial information or that forecasted results will be achieved. K-C has made no representation to Kenvue, in the merger agreement or otherwise, concerning the K-C standalone projections, the K-C management adjusted Kenvue projections or the synergy projections. Kenvue has made no representation to K-C, in the merger agreement or otherwise, concerning the Kenvue standalone projections, the Kenvue management adjusted K-C projections or the synergy projections.
K-C Standalone Projections
The K-C standalone projections were initially prepared by K-C management and provided to the K-C board on July 24, 2025. K-C management made certain adjustments to the K-C standalone projections and adjusted and extrapolated such forecasts, and K-C management provided to the K-C board such adjusted and extrapolated projections on October 27, 2025, which K-C management provided to each of PJT Partners and J.P. Morgan and which were approved by the K-C board for use by each of PJT Partners and J.P. Morgan and which the K-C board directed each of PJT Partners and J.P. Morgan to use, in each case, in connection with their respective financial analyses and opinions. The K-C standalone projections were based on numerous estimates, expectations, beliefs, opinions and assumptions with respect to K-C’s business, including its results of operations and financial condition, customer requirements and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, all of which are difficult to predict and many of which are beyond K-C’s control and may not be realized. K-C management believes that the estimates and expectations, beliefs, opinions and assumptions used as a basis for the K-C standalone projections were reasonable based on the information available to K-C management at the time prepared. However, the K-C standalone projections are not a guarantee of actual future performance. The future financial results of K-C’s business may differ materially from those expressed in the K-C standalone projections due to various factors, including factors that are beyond K-C’s ability to control or predict.
The following table presents a summary of the unaudited prospective financial information of K-C on a standalone basis prepared by K-C management for K-C’s fiscal years 2025 through 2030, which information is referred to as the “K-C standalone projections.”

(in millions)	2025E	2026E	2027E	2028E	2029E	2030E
Revenue	$16,486	$16,988	$17,427	$17,931	$18,459	$19,013
Adjusted EBITDA(1)	$3,393	$3,705	$4,003	$4,325	$4,452	$4,586
Unlevered Free Cash Flow(2)	$1,041	$1,331	$1,933	$2,299	$2,389	$2,494

(1)
We use “Adjusted EBITDA” to refer to K-C’s earnings before interest, taxes, depreciation, and amortization, further adjusted for restructuring expenses. Adjusted EBITDA is a non-GAAP financial measure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP, and no reconciliation is provided to the most directly comparable financial measure calculated and presented in accordance with GAAP for any of the periods presented.

(2)
We use “Unlevered Free Cash Flow” to refer to Adjusted EBITDA as defined above, minus capital expenditures, minus change in net working capital, minus after-tax restructuring costs, minus taxes. Unlevered Free Cash Flow is a non-GAAP financial measure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP, and no reconciliation is provided to the most directly comparable financial measure calculated and presented in accordance with GAAP for any of the periods presented.

Kenvue Standalone Projections
The Kenvue standalone projections were prepared in September 2025 and were provided to and approved by the Kenvue board on September 16, 2025. Kenvue management made certain adjustments to the Kenvue standalone projections which were provided to and approved by the Kenvue board for use by Centerview and Goldman Sachs on October 15, 2025. The Kenvue standalone projections were based on numerous estimates, expectations, beliefs, opinions and assumptions with respect to Kenvue’s business, including its results of operations and financial condition, customer requirements and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Kenvue’s control and may not be realized. Kenvue management believes that the estimates and expectations, beliefs, opinions and assumptions used as a basis for the Kenvue standalone projections were reasonable based on the information available to Kenvue management at the time prepared. However, the Kenvue standalone projections are not a guarantee of actual future performance. The future financial results of Kenvue’s business may differ materially from those expressed in the Kenvue standalone projections due to various factors, including factors that are beyond Kenvue’s ability to control or predict.
The following table presents a summary of the unaudited prospective financial information of Kenvue on a standalone basis prepared by Kenvue management for Kenvue’s fiscal years 2025 through 2030, which information is referred to as the “Kenvue standalone projections.”

(in millions)	Q42025E	2026E	2027E	2028E	2029E	2030E
Revenue	$3,800	$15,448	$15,913	$16,500	$17,154	$17,847
Adjusted EBITDA(1)	$709	$3,565	$3,852	$4,198	$4,576	$4,911
Unlevered Free Cash Flow(2)	$587	$2,114	$2,515	$2,815	$3,103	$3,256

(1)
We use “Adjusted EBITDA” to refer to Kenvue’s U.S. GAAP Net income adjusted for interest, provision for taxes on operating profit, and depreciation and amortization, further adjusted for restructuring expenses and operating model optimization initiatives, costs incurred in connection with Kenvue’s establishment as a standalone public company, conversion of stock-based awards, stock-based awards granted to individuals employed by Kenvue as of October 2, 2023 impairment charges and the impact of the deferred transfer of certain assets and liabilities from Johnson & Johnson in certain jurisdictions. Adjusted EBITDA is a non-GAAP financial measure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP, and no reconciliation is provided to the most directly comparable financial measure calculated and presented in accordance with GAAP for any of the periods presented.

(2)
We use “Unlevered Free Cash Flow” to refer to Adjusted EBITDA as defined above minus taxes on operating profit, minus capital expenditures, plus (or minus) decrease (increase) in net working capital, minus after-tax restructuring costs. Unlevered Free Cash Flow is a non-GAAP financial measure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP, and no reconciliation is provided to the most directly comparable financial measure calculated and presented in accordance with GAAP for any of the periods presented.

K-C Management Adjusted Kenvue Projections
K-C management was provided, in connection with its due diligence review of Kenvue, the Kenvue standalone projections, as described above. K-C management made certain adjustments to the Kenvue standalone projections to reflect (i) K-C management’s independent assessment of the business, including revenue growth, profitability, and other key assumptions and (ii) an estimate of incremental operating costs K-C management would expect to incur that were not included in the Kenvue standalone projections. Such adjustments were made based on K-C management’s judgment and experience, its analysis of the Kenvue business and discussions between K-C management and Kenvue management. K-C management provided the K-C management adjusted Kenvue projections to the K-C board on October 27, 2025, which were provided by K-C management to each of PJT Partners and J.P. Morgan and which were approved by the K-C board for use by each of PJT Partners and J.P. Morgan and which the K-C board directed each of PJT Partners and J.P. Morgan to use, in each case, in connection with their respective financial analyses and opinions. The K-C management adjusted Kenvue projections were based upon numerous estimates and expectations, beliefs, opinions and assumptions with respect to Kenvue, including its results of operations and financial condition, customer requirements and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, all of which are difficult to predict and many of which are beyond K-C’s control and may not be realized. K-C management believes that the estimates and expectations, beliefs, opinions and assumptions used as a basis for the K-C management adjusted Kenvue projections were reasonable based on the information available to K-C management at the time the adjustments were made. However, the K-C management adjusted Kenvue projections are not a guarantee of actual future performance.
The future financial results of Kenvue may differ materially from those expressed in the K-C management adjusted Kenvue projections due to various factors, including factors that are beyond K-C’s ability to control or predict. Certain of the key assumptions (relative to those used in the Kenvue standalone projections) made by K-C’s management in connection with the preparation of the K-C management adjusted Kenvue projections include, without limitation, a longer period of time required to reach certain revenue growth milestones given the turnaround required in certain segments. Moreover, K-C management assumed (i) incremental investment as a percentage of sales will be needed above those amounts in the Kenvue standalone projections over the five-year period in both brand marketing and research and development and (ii) a longer period of time to implement cost savings initiatives.
The following table presents a summary of the unaudited prospective financial information of Kenvue on a standalone basis prepared by Kenvue management for Kenvue’s fiscal years 2025 through 2030, as adjusted by K-C management, which information is referred to as the “K-C management adjusted Kenvue projections.”

(in millions)	2025E	2026E	2027E	2028E	2029E	2030E
Revenue	$15,144	$15,329	$15,678	$16,133	$16,694	$17,291
Adjusted EBITDA(1)	$3,331	$3,260	$3,414	$3,547	$3,816	$4,077
Unlevered Free Cash Flow(2)	$1,777	$1,885	$2,186	$2,326	$2,533	$2,633

(1)
We use “Adjusted EBITDA” to refer to Kenvue’s earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is a non-GAAP financial measure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP, and no reconciliation is provided to the most directly comparable financial measure calculated and presented in accordance with GAAP for any of the periods presented.

(2)
We use “Unlevered Free Cash Flow” to refer to Adjusted EBITDA as defined above, minus capital expenditures, minus change in net working capital, minus after-tax restructuring costs, minus taxes. Unlevered Free Cash Flow is a non-GAAP financial measure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP and no reconciliation is provided to the most directly comparable financial measure calculated and presented in accordance with GAAP for any of the periods presented.

Kenvue Management Adjusted K-C Projections
Kenvue management was provided, in connection with its due diligence review of K-C, the K-C standalone projections for calendar years 2025 through 2028, as described above. Based on its due diligence review of K-C and views of the industry, Kenvue prepared projections for K-C’s revenue, adjusted EBITDA, unlevered free cash flow and certain other items for calendar years 2029 and 2030. For the period of 2025 to 2030, Kenvue management made certain assumptions and adjustments including for, among other things, reduced anticipated capital expenditures and corresponding depreciation in calendar years 2029 and 2030 (as compared to calendar years 2025 to 2028) consistent with historic K-C trends and peers (including Kenvue), expected cash taxes paid in calendar years 2025 to 2030, which were lower than expected income statement tax expense based on previous guidance from K-C, and adjustments for potential operational efficiencies and related margin expansion for K-C in 2029 and 2030. Such assumptions and adjustments were made based on Kenvue management’s judgment and experience, its analysis of the K-C business and discussions between K-C management and Kenvue management. The Kenvue management adjusted K-C projections were based upon numerous estimates and expectations, beliefs, opinions and assumptions with respect to K-C, including its results of operations and financial condition, customer requirements and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Kenvue’s control and may not be realized. Kenvue management believes that the estimates and expectations, beliefs, opinions and assumptions used as a basis for the Kenvue management adjusted K-C projections were reasonable based on the information available to Kenvue management at the time the adjustments were made. However, the Kenvue management adjusted K-C projections are not a guarantee of actual future performance.
The future financial results of K-C may differ materially from those expressed in the Kenvue management adjusted K-C projections due to various factors, including factors that are beyond K-C’s ability to control or predict or Kenvue’s ability to predict. Certain of the key assumptions made by Kenvue’s management in connection with the preparation of the Kenvue management adjusted K-C projections include, without limitation, market demand for K-C products consistent with historic trends, K-C’s pursuit of operational initiatives and margin expansion opportunities, year over year revenue growth and capital expenditures consistent with historic trends.
The following table presents a summary of the unaudited prospective financial information of K-C on a standalone basis prepared by K-C management, for K-C’s fiscal years 2025 through 2030, as adjusted by Kenvue management, which information is referred to as the “Kenvue management adjusted K-C projections.”

(in millions)	Q42025E	2026E	2027E	2028E	2029E	2030E
Revenue	$4,119	$16,988	$17,427	$17,931	$18,469	$19,023
Adjusted EBITDA(1)	$743	$3,705	$4,003	$4,325	$4,509	$4,693
Unlevered Free Cash Flow(2)	$209	$1,641	$2,221	$2,544	$2,877	$3,227

(1)
We use “Adjusted EBITDA” to refer to K-C’s earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP, and no reconciliation is provided to the most directly comparable financial measure calculated and presented in accordance with GAAP for any of the periods presented.

(2)
We use “Unlevered Free Cash Flow” to refer to Adjusted EBITDA as defined above, minus capital expenditures, minus change in net working capital, minus restructuring costs, minus taxes on operating profit. Unlevered Free Cash Flow is a non-GAAP financial measure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP, and no reconciliation is provided to the most directly comparable financial measure calculated and presented in accordance with GAAP for any of the periods presented.

Synergy Projections
K-C and Kenvue management prepared certain estimates of cost synergies expected to be realized following the completion of the mergers for fiscal years 2026 through 2030 (which we refer to as the “cost synergy projections”), which were provided to and approved by the Kenvue board for use by Centerview and Goldman Sachs in connection with their respective analyses described in the section entitled “The Mergers—Opinions of Kenvue’s Financial Advisors” and which were provided by K-C management to each of J.P. Morgan and PJT Partners and which on October 27, 2025 the K-C board approved for use by each of J.P. Morgan and PJT Partners and directed each of J.P. Morgan and PJT Partners to use, in each case, in connection with their respective financial analyses and opinions described in “The Mergers—Opinions of K-C’s Financial Advisors.” K-C management prepared certain estimates of growth synergies expected to be realized following the completion of the mergers for fiscal years 2026 through 2030 (which we refer to as the “growth synergy projections,” and, collectively with the cost synergy projections, the “synergy projections”), which were provided by K-C management to each of J.P. Morgan and PJT Partners and which on October 27, 2025 the K-C board approved for use by each of J.P. Morgan and PJT Partners and directed each of J.P. Morgan and PJT Partners to use, in each case, in connection with their respective financial analyses and opinions described in “The Mergers—Opinions of K-C’s Financial Advisors.” The synergy projections were derived in part from analysis of K-C and Kenvue, as applicable, based on K-C and Kenvue management’s respective due diligence review. The synergy projections were based upon numerous estimates and expectations, beliefs, opinions and assumptions with respect to the combined company, including its cost and operating structure, results of operations and financial condition, customer requirements and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, all of which are difficult to predict and many of which are beyond K-C’s and Kenvue’s control and may not be realized. K-C and Kenvue management, as applicable, believe that the estimates and expectations, beliefs, opinions and assumptions used as a basis for the synergy projections were reasonable based on the information available to K-C and Kenvue management at the time prepared. However, the synergy projections are not a guarantee of actual future performance or ability to achieve the estimated synergies. The future financial consequences of the mergers may differ materially from those expressed in the synergy projections due to various factors, including factors that are beyond K-C’s or Kenvue’s ability to control or predict. Important factors that may affect K-C’s or the combined company’s actual ability to achieve these estimated synergies are further described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” Information regarding the uncertainties associated with realizing these estimated synergies in connection with the mergers is also described in the section entitled “Risk Factors.”
The synergy projections (i) assume the consummation of the mergers not later than the second half of 2026 and are not necessarily indicative of current market conditions or values or future performance, and (ii) are not, and should not be regarded as, a representation that any of the results or expectations contained in, or forming a part of, the synergy projections will be achieved.
The following table presents certain summarized unaudited prospective financial information which reflects the synergy projections, composed of the cost synergy projections and the growth synergy projections:

(in millions)	2026E	2027E	2028E	2029E	2030E
EBITDA(1) from Cost Synergies	$757	$1,514	$1,893	$1,893	$1,893
EBITDA(1) from Growth Synergies	$54	$108	$162	$216	$216

(1)
We use “EBITDA” to refer to the combined company’s earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure. EBITDA from cost synergies does not include cost to achieve synergies estimated at 65% of run rate cost synergies during each of 2026E and 2027E. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP, and no reconciliation is provided to the most directly comparable financial measure calculated and presented in accordance with GAAP for any of the periods presented.

Combined Company Projections
The following table presents certain projected amounts of unlevered free cash flow for the combined company that were included in the combined company projections, prepared by Kenvue management, and which Kenvue management authorized Goldman Sachs to use in connection with its analyses described in “The Mergers—Opinions of Kenvue’s Financial Advisors—Goldman Sachs & Co. LLC”:

(in millions)	Q42025E	2026E	2027E	2028E	2029E	2030E
Unlevered Free Cash Flow(1)	$793	$3,395	$4,949	$6,791	$7,412	$7,915

(1)
We use “Unlevered Free Cash Flow” to refer to the Unlevered Free Cash Flow projections included in the Kenvue standalone projections, plus the Unlevered Free Cash Flow projections included in the Kenvue management adjusted K-C projections, plus the cost synergy projections, minus costs of approximately $1,230 in each of 2026E and 2027E to achieve the cost synergy projections, minus taxes on operating profit. See footnote (2) to the table in “The Mergers—Certain Unaudited Prospective Financial Information—Kenvue Standalone Projections” and footnote (2) to the table in “The Mergers—Certain Unaudited Prospective Financial Information—Kenvue Management Adjusted K-C Projections,” above. Unlevered Free Cash Flow is a non-GAAP financial measure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP, and no reconciliation is provided to the most directly comparable financial measure calculated and presented in accordance with GAAP for any of the periods presented.

The combined company projections do not reflect adjustments necessary to conform K-C’s accounting policies to Kenvue’s accounting policies. There may be differences between the accounting policies of K-C and Kenvue that, when conformed, could have a material impact on the combined company projections.
Kenvue Stockholders’ Appraisal Rights
If the mergers are completed, holders of shares of Kenvue common stock who do not wish to accept the merger consideration are entitled to seek appraisal of their shares of Kenvue common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive payment in cash for the fair value of their shares of Kenvue common stock exclusive of any element of value arising from the accomplishment or expectation of the mergers, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” of your shares of Kenvue common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights.” This joint proxy statement/prospectus serves as a notice of such appraisal rights pursuant to Section 262.
Persons who exercise appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. They will instead receive an amount determined to be the “fair value” of their shares of Kenvue common stock following petition to, and an appraisal by, the Delaware Court of Chancery. Persons considering seeking appraisal should recognize that the fair value of their shares of Kenvue common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this joint proxy statement/prospectus. Any person who desires to exercise their appraisal rights should review carefully Section 262 and is urged to consult their legal and financial advisors before electing or attempting to exercise such rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. A person who loses their appraisal rights will be entitled to receive the merger consideration under the merger agreement.
A holder of record or a beneficial owner of shares of Kenvue common stock who (i) continuously holds such shares through the first effective time, (ii) has not consented to or otherwise voted in favor of the mergers or otherwise withdrawn, lost or waived appraisal rights, (iii) strictly complies with the procedures under Section 262, (iv) does not thereafter withdraw their demand for appraisal of such shares and (v) in the case of a beneficial owner, a person who (a) reasonably identifies in their demand the holder of record of the shares for which the demand is made, (b) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provides an address at which such beneficial owner consents to receive notices given by Kenvue and to be set forth on the Chancery list (as defined below), will be entitled to receive the fair value of their shares of Kenvue common stock exclusive of any element of value arising from the accomplishment or expectation of the mergers, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.
Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. Such notice must include either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This joint proxy statement/prospectus constitutes Kenvue’s notice to its stockholders that appraisal rights are available in connection with the mergers, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.
If you elect to demand appraisal of your shares of Kenvue common stock, you must satisfy each of the following conditions: you must deliver to Kenvue a written demand for appraisal of your shares of Kenvue common stock before the taking of the vote on the mergers, which demand must reasonably inform Kenvue of the identity of the holder of record of shares of Kenvue common stock who intends to demand appraisal of their shares of Kenvue common stock and, for beneficial owners only, such demand must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and must provide an address at which such beneficial owner consents to receive notices given by the

Company and to be set forth on the Chancery list; you must not vote or submit a proxy in favor of the Kenvue merger proposal; you must hold your shares of Kenvue common stock continuously through the first effective time; and you must comply with the other applicable requirements of Section 262.
A Kenvue stockholder who elects to exercise appraisal rights must mail their written demand for appraisal to the following address:
Kenvue Inc.
1 Kenvue Way
Summit, NJ 07901
Attention: Corporate Secretary
A record holder who holds shares of Kenvue common stock as a nominee for others, such as a broker, fiduciary, depositary or other nominee, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the demand must set forth the number of shares of Kenvue common stock covered by such demand. Where the number of shares of Kenvue common stock is not expressly stated, the demand will be presumed to cover all shares of Kenvue common stock outstanding in the name of such record owner.
Within 10 days after the first effective time, the final surviving company must give written notice that the mergers have become effective to each of (i) each Kenvue stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement and (ii) any beneficial owner who has demanded appraisal under Section 262. At any time within sixty 60 days after the first effective time, any person who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the merger consideration specified by the merger agreement for that person’s shares of Kenvue common stock by delivering to the final surviving company a written withdrawal of the demand for appraisal.
Within 120 days after the first effective time, but not thereafter, the final surviving company or any person who has properly and timely demanded appraisal and otherwise complied with Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the final surviving company in the case of a petition filed by a person, demanding a determination of the fair value of the shares of Kenvue common stock held by all persons that have demanded appraisal. There is no present intent on the part of Kenvue or the final surviving company to file an appraisal petition, and persons seeking to exercise appraisal rights should assume that Kenvue and the final surviving company will not file such a petition or initiate any negotiations with respect to the fair value of shares of Kenvue common stock. Accordingly, persons who desire to have their shares of Kenvue common stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If, within 120 days after the first effective time, no petition has been filed as provided above, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the merger consideration under the merger agreement.
In addition, within 120 days after the first effective time, any person who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the final surviving company a statement setting forth the aggregate number of shares of Kenvue common stock not voted in favor of the Kenvue merger proposal and with respect to which demands for appraisal were received by the final surviving company and the aggregate number of holders of such shares. Such statement must be given within 10 days after the written request therefor has been received by the final surviving company or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.
Upon the filing of a petition by a person, service of a copy of such petition must be made upon the final surviving company. The final surviving company will be required to, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their shares of Kenvue common stock and with whom the final surviving company has not reached agreements as to the value of such shares (which we refer to as the “Chancery list”). The Register in Chancery, if so ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the final surviving company and to all such persons set forth on the Chancery list.
If a petition for an appraisal is timely filed by a person, at the hearing on such petition, the Delaware Court of Chancery will determine which persons have complied with Section 262 and have become entitled to appraisal rights provided thereby. The Delaware Court of Chancery may require the persons who have demanded an appraisal of their shares of Kenvue common stock and who hold shares represented by certificates to submit their certificates of shares of Kenvue common stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such person. If immediately before the first merger, the shares of the class or series of stock of Kenvue were listed on a national securities exchange, the Delaware Court of Chancery will dismiss the appraisal proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (ii) the value of the consideration provided in the mergers for such total number of shares exceeds $1,000,000.
Upon application by the final surviving company or any person entitled to participate in the appraisal proceedings, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the Chancery list may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.
Where proceedings are not dismissed, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceedings the Delaware Court of Chancery will determine the fair value of shares of Kenvue common stock taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the mergers, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the first effective time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the first effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the final surviving company may pay to each person entitled to appraisal an amount in cash, in which case interest will accrue after such payment only on the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares of Kenvue common stock as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid by the final surviving company as part of the pre-judgment payment to the person.
When the fair value of the shares of Kenvue common stock is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the persons entitled to receive the same.
Although Kenvue believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and persons should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, the final surviving company does not anticipate offering more than the merger consideration to any person exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant shares of Company common stock is less than the merger consideration.
In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting person’s exclusive remedy.
The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each person is responsible for their own attorneys’ and expert witness fees, although, upon application of a person whose name appears on the Chancery list who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ and expert witness fees, be charged pro rata against the value of all shares of Kenvue common stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court of Chancery are subject to appellate review by the Delaware Supreme Court.
Any person who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any shares of Kenvue common stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to Kenvue stockholders of record at a date prior to the effective time.
No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under Section 262(j) of the DGCL; provided, however, that the foregoing will not affect the right of any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the first effective time. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the first effective time, all rights to appraisal will cease and any person that previously demanded appraisal will become entitled only to the merger consideration under the merger agreement.
To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.
Regulatory Approvals
Neither Kenvue nor K-C is aware of any material governmental approvals or actions that are required for consummation of the mergers other than as described below. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought. For additional information regarding regulatory approvals in connection with the mergers, see the section entitled “The Merger Agreement—Covenants and Agreements—Efforts to Complete the Mergers; Regulatory Approvals.”
U.S. Antitrust Clearance
The consummation of the mergers is subject to the receipt of antitrust clearance in the United States. Under the HSR Act and the rules promulgated thereunder, the mergers may not be completed until notification and report forms have been filed with the FTC and the DOJ, and the applicable waiting period (or any extensions of such waiting period) has expired or been terminated. For additional information regarding regulatory approvals in connection with the mergers, see the section entitled “The Merger Agreement—Covenants and Agreements—Efforts to Complete the Mergers; Regulatory Approvals.”
As soon as reasonably practicable, the initial filings with respect to the mergers will be made by Kenvue and K-C with the FTC and the DOJ. Most transactions notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective notification and report forms. If the Antitrust Division of the DOJ or the FTC issues a request for additional information and documentary material (a “second request”) prior to the expiration of this initial 30-calendar-day waiting period, the transaction cannot close until the parties observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless such second waiting period is terminated earlier.
Non-U.S. Antitrust Clearance and Regulatory Approvals
Kenvue and K-C derive revenues in other jurisdictions where merger control, foreign investment or foreign subsidies filings or clearances may be necessary or recommended, including, among others, approvals in the European Union by the European Commission under Council Regulation (EC) No. 139/2004 on the control of concentrations between undertakings and Regulation (EU) 2022/2560 of the European Parliament and of the Council of December 14, 2022 on foreign subsidies distorting the internal market. The mergers cannot be consummated until the closing conditions relating to applicable filings or clearances in the required jurisdictions have been satisfied or waived.

Kenvue and K-C are in the process of submitting notifications to the European Commission of the transaction pursuant to Council Regulation (EC) No. 139/2004 on the control of concentrations between undertakings and Regulation (EU) 2022/2560 of the European Parliament and of the Council of December 14, 2022 on foreign subsidies distorting the internal market.
As of December 3, 2025, Kenvue and K-C are in the process of submitting notifications to certain additional jurisdictions.
Securities and Exchange Commission
In connection with the issuance of K-C common stock to Kenvue stockholders, K-C has filed a registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part. Each of K-C and Kenvue have agreed to use their reasonable best efforts to have the registration statement declared effective under the Securities Act as promptly as practicable after filing.
Nasdaq
The consummation of the mergers is subject to approval for listing of the K-C common stock issuable in the mergers on Nasdaq, subject to official notice of issuance.
Interests of K-C Directors and Executive Officers in the Mergers
In considering the recommendation of the K-C board with respect to the K-C proposals, K-C stockholders should be aware that the executive officers of K-C have interests in the merger that may be different from, or in addition to, the interests of K-C stockholders generally. The members of the K-C board were aware of and considered these interests, among other matters, in evaluating, negotiating and approving the merger agreement and in determining to recommend that K-C stockholders approve the K-C issuance proposal.
Change of Control Payments and Benefits
Executive Severance Program. Pursuant to the merger agreement, the board of K-C took such necessary action to provide that the closing of the mergers will constitute a “change of control” under the Executive Severance Program, as described in more detail below, which is applicable when an executive officer is terminated following a change of control.
Each of K-C’s executive officers have entered into agreements under the Executive Severance Program. The agreements provide that, in the event of a “qualified termination of employment” (as described below), the participant will receive a cash payment in an amount equal to the sum of:
•	Two times the sum of annual base salary and the current target annual incentive award;
•	The value of any forfeited awards, based on the closing price of K-C common stock at the date of the participant’s separation from service, of restricted stock and time-vested restricted share units;
•
The value of the target number of any forfeited performance-based restricted share units multiplied by the average payout percentage for performance-based restricted share awards for the prior three years;

•	The value of any entitlements under any incentive compensation or bonus plan as though all amounts vested or matured;
•
The value of the employer match and an assumed target level profit sharing contribution the executive officer would have received if he or she had remained employed an additional two years under K-C’s 401(k) and Profit Sharing Plan and K-C’s Supplemental Retirement 401(k) and Profit Sharing Plan; and

•	The cost of two years of COBRA premiums for medical and dental coverage.
In addition, nonqualified stock options will vest and be exercisable within the earlier of five years from the participant’s termination or the remaining term of the option.
A “qualified termination of employment” is a separation of service within two years following a change of control of K-C (as defined in the individual agreements) either involuntarily without cause or by the participant with good reason (each as defined in the individual agreements). In addition, any involuntary separation of service without cause within one year before a change of control will also be determined to be a qualified termination of employment if it is in connection with, or in anticipation of, a change of control.

Each executive officer’s agreement under the Executive Severance Program provides that the executive will retain in confidence any confidential information known to the executive concerning K-C and K-C’s business so long as such information is not publicly disclosed.
Equity Plans. In the event of a qualified termination of employment (as described below) of a participant in the K-C 2021 Equity Participation Plan or the K-C 2011 Equity Participation Plan (collectively, the “equity plans”) in connection with a change of control, including K-C’s executive officers, all of the participant’s awards not subject to performance goals would become fully vested. Any awards subject to performance goals will vest at the average performance-based restricted share unit payout for awards for the three fiscal years prior to the date of the change of control or the participant’s termination, whichever is higher. A “qualified termination of employment” is a termination of the participant’s employment within two years following a change of control of K-C (as defined in the Equity Plans), unless the termination is by reason of death or disability or unless the termination is by K-C for cause or by the participant without good reason.
A description of the estimated potential payments due to K-C’s named executive officers upon a termination of employment, both prior to and in connection with a change in control that occurs after the closing of the mergers, is set forth in K-C’s definitive proxy statement on Schedule 14A for the annual meeting of stockholders on May 1, 2025 (filed with the SEC on March 10, 2025) under the heading “Potential Payments on Termination or Change of Control.”
Departure of Zackery Hicks. On November 6, 2025, K-C announced that Zackery Hicks, K-C’s Chief Digital and Technology Officer, will depart the Corporation effective March 31, 2026 to pursue other opportunities. Mr. Hicks will receive certain compensation and benefits consistent with K-C’s Severance Pay Plan, not K-C’s Executive Severance Program, and will not receive any change of control or similar compensation due to the consummation of the mergers in connection with his departure.
Interests of Kenvue Directors and Executive Officers in the Mergers
In considering the recommendation of the Kenvue board with respect to the Kenvue proposals, Kenvue stockholders should be aware that the directors and executive officers of Kenvue have financial interests in the mergers that may be different from, or in addition to, the interests of Kenvue stockholders generally. The members of the Kenvue board were aware of and considered these interests, among other matters, in evaluating, negotiating and approving the Merger Agreement and in determining to recommend that Kenvue stockholders approve the Kenvue merger proposal. Such interests are described in more detail below.
Kenvue’s executive officers for purposes of the discussion below are
•	Kirk L. Perry (Chief Executive Officer);
•	Amit Banati (Chief Financial Officer);
•	Luani Alvarado (Chief People Officer);
•	Anindya Dasgupta (Group President, Asia Pacific);
•	Carlos de Jesus (Group President, North America);
•	Russell Dyer (Chief Corporate Affairs Officer);
•	Jonathan Halvorson (Chief Digital & Marketing Officer);
•	Carlton Lawson (Group President, Europe, Middle East, Africa & Latin America);
•	Matthew Orlando (General Counsel);
•	Meredith (Meri) Stevens (Chief Operations Officer);
•	Caroline Tillett (Chief Scientific Officer); and
•	Michael Wondrasch (Chief Technology & Data Officer).
In accordance with SEC rules, this discussion also covers former directors and executive officers of Kenvue who served in such capacity at any time since January 1, 2024, which consist of (i) Thibaut Mongon (former Chief Executive Officer), Paul Ruh (former Chief Financial Officer), Charmaine England (former Chief Growth Officer), Jan Meurer

(former Group President, North America), Bernardo Tavares (former Chief Technology & Data Officer) and Ellie Bing Xie (former Group President, Asia Pacific) (collectively, the “former officers”) and (ii) Peter Fasolo, Tamara Franklin and Joseph Wolk (each, a former non-employee director, and collectively, the “former directors”).
Treatment of Kenvue Equity-Based Awards
For information regarding beneficial ownership of shares of Kenvue common stock, which generally excludes the Kenvue equity awards described below, by each of Kenvue’s directors and named executive officers and all of such directors and executive officers as a group, please see the section entitled “Share Ownership of Certain Beneficial Owners and Management/Directors of Kenvue” beginning on page 197 of this joint proxy statement/prospectus. Each of Kenvue’s directors and executive officers and each of the former directors and former officers will be entitled to receive, for each share of Kenvue common stock he or she holds, the same per-share merger consideration in the same manner as other Kenvue stockholders.
As described further in the section entitled “The Merger Agreement—Treatment of Kenvue Equity-Based Awards” beginning on page 142 of this joint proxy statement/prospectus, pursuant to the merger agreement, each Kenvue equity award that is outstanding immediately prior to the first effective time, including those held by Kenvue’s directors and executive officers, will convert into an equity award with respect to K-C common stock, generally on the same terms and conditions, including vesting terms, other than performance vesting terms, which will be deemed satisfied at the greater of target and actual performance. In the event of a holder’s termination without cause or for good reason on or within two years following the first effective time, such holder, including any executive officer, will vest in all then outstanding and unvested converted Kenvue equity awards.

The following table sets forth, by type of Kenvue equity award, for each Kenvue director and each Kenvue executive officer, as well as the former directors as a group and the former officers as a group, an estimate of the aggregate value of such Kenvue equity awards that may be held by each such individual or group at the first effective time. The amounts set forth in the table below have been determined based on the number of Kenvue equity awards held by each such individual or group as of November 24, 2025, the latest practicable date to determine such amounts before the filing of this joint proxy statement/prospectus, and assuming that (i) the price per share of Kenvue common stock is $16.34, which is the five-day average closing price of Kenvue common stock following the first public announcement of the mergers on November 3, 2025, as required by SEC rules, (ii) all Kenvue PSUs have their performance criteria satisfied at the target levels, (iii) the first effective time occurs on September 30, 2026, which is the assumed closing date only for purposes of this compensation-related disclosure and (iv) the individuals included in the tables below do not receive any additional grants of Kenvue equity awards or forfeit any Kenvue equity awards prior to September 30, 2026, however, the values in the table below do reflect the expected vesting of Kenvue equity awards prior to such date.

	Kenvue DSUs(1) ($)	Vested Kenvue Stock Options(2) ($)	Unvested Kenvue Stock Options(2) ($)	Unvested Kenvue RSUs ($)	Unvested Kenvue PSUs(3) ($)	Total ($)
Non-Employee Directors
Larry J. Merlo	653,759	—	—	—	—	653,759
Richard E. Allison, Jr.	556,296	—	—	—	—	556,296
Seemantini Godbole	420,264	—	—	—	—	420,264
Melanie L. Healey	420,265	—	—	—	—	420,265
Sarah Hofstetter	196,827	—	—	—	—	196,827
Betsy D. Holden	420,264	—	—	—	—	420,264
Erica Mann	154,533	—	—	—	—	154,533
Kathleen M. Pawlus	235,201	—	—	—	—	235,201
Vasant M. Prabhu	420,265	—	—	—	—	420,265
Michael E. Sneed	420,264	—	—	—	—	420,264
Jeffrey C. Smith	196,827	—	—	—	—	196,827
Former Directors(4)	250,969	—	—	—	—	250,969

Executive Officers
Kirk L. Perry(5)	229,435	—	—	—	—	229,435
Amit Banati(5)	—	—	—	2,156,731	1,115,564	3,272,295
Luani Alvarado	—	264,346	—	243,642	1,707,410	2,215,398
Anindya Dasgupta	—	—	—	518,207	609,694	1,217,901
Carlos de Jesus(5)	—	—	—	—	—	—
Russell Dyer	—	—	—	114,369	594,187	708,556
Jonathan Halvorson(5)	—	—	—	—	—	—
Carlton Lawson	—	—	—	349,212	2,446,452	2,795,664
Matthew Orlando	—	30,803	—	335,391	2,537,735	2,923,929
Meredith (Meri) Stevens	—	—	—	318,298	2,330,013	2,648,311
Caroline Tillett	—	—	—	204,993	1,511,084	1,716,077
Michael Wondrasch	—	—	—	3,092,737	—	3,092,737
Former Officers(6)	—	39,897	—	789,088	4,002,199	4,831,184

(1)	All Kenvue DSUs are vested at grant, as provided for under the terms of Kenvue’s director compensation program.
(2)	Excludes any Kenvue stock options for which the exercise price is equal to or greater than the assumed stock price of $16.34.
(3)
Reflects achievement of target performance. Kenvue PSUs will have their performance conditions deemed satisfied at the first effective time at the greater of target and actual performance. The maximum possible payout level, assuming actual performance is at the maximum level, would result in twice the amounts reported in this column.

(4)	Reflects Kenvue DSUs held by former directors as a group.
(5)
Because this table does not include awards granted, or expected to be granted, following November 24, 2025, the amounts in the table do not include (i) a grant of Kenvue RSUs with a grant date value of $2,500,000 to be made to Mr. Banati if the closing of the acquisition of Kellanova by Mars, Inc. occurs on or prior to August 13, 2026 pursuant to the terms of his offer letter, (ii) grants of sign-on Kenvue RSUs with a grant date value of $875,000 and sign-on Kenvue stock options with a grant date value of $1,500,000, each to be made to Mr. de Jesus in the fourth quarter of 2025 pursuant to the terms of his offer letter or (iii) a grant of sign-on Kenvue RSUs with a grant date value of $600,000 to be made to Mr. Halvorson in the fourth quarter of 2025 pursuant to the terms of his offer letter. In addition, although the table does not reflect any value for Mr. Perry, other than in respect of Kenvue DSUs he received as a non-employee director, because his Kenvue RSUs are expected to vest prior to the assumed closing date and his Kenvue stock options have an exercise price greater than $16.34, Mr. Perry, as well as each of the other executive officers, is expected to receive a grant of Kenvue RSUs in early 2026 as part of Kenvue’s annual equity grant process.
(6)	Reflects Kenvue equity awards held by former officers as a group.
Mr. Perry’s Offer Letter
Concurrently with the signing of the merger agreement, Mr. Perry and Kenvue Brands LLC, a subsidiary of Kenvue, executed an offer letter to provide for Mr. Perry’s appointment as Kenvue’s Chief Executive Officer on a permanent basis and setting forth certain compensation terms in connection with such role. In particular, since Mr. Hsu will be Chairman and Chief Executive Officer of the combined company following the first effective time, Mr. Perry and Kenvue agreed that it would not be appropriate for Mr. Perry to become a participant in the severance plan (as defined below) when it was known that his employment would be terminated at the first effective time.
In lieu of such participation, Mr. Perry’s offer letter provides that (i) he will be eligible to receive a transaction bonus of up to $4,000,000, subject to Mr. Perry’s continued employment through the first effective time and with the final amount determined based on Mr. Perry’s performance, and (ii) if his employment is terminated without “cause” or for “good reason” (each, as defined in Mr. Perry’s offer letter) prior to December 31, 2026, he will receive the salary he would have received through the remainder of 2026 and receive his 2026 bonus based on actual performance. In the event the first effective time occurs on September 30, 2026, and assuming Mr. Perry’s transaction bonus is earned in full and his 2026 bonus is paid at target, the total of the foregoing payments would amount to $6,700,000, which is significantly less than the over $11 million in cash severance that Mr. Perry would receive, without regard to his performance, if he were made a participant in Kenvue’s severance plan. In the event of his termination without cause or for good reason prior to the first effective time, Mr. Perry would also receive the full amount of the transaction bonus and continued vesting of his outstanding equity awards, which would then vest in full upon the first effective time.
The offer letter also provides for the settlement of Mr. Perry’s interim Chief Executive Officer compensation arrangements, including Mr. Perry’s prior performance bonus, which may be up to $1,500,000, and will be determined and paid prior to December 31, 2025.
Mr. Banati’s Offer Letter
On May 5, 2025, Mr. Banati and Kenvue Brands LLC executed an offer letter to provide for Mr. Banati’s appointment as Kenvue’s Chief Financial Officer. Pursuant to the offer letter, in order to replace certain compensation that Mr. Banati would forfeit in connection with joining Kenvue, Mr. Banati received a sign-on cash bonus of $2,500,000 and is eligible to receive an additional cash bonus of $4,000,000 contingent on the closing of the acquisition of Kellanova by Mars, Inc. on or prior to August 13, 2026 (which we refer to as the “Kellanova contingent bonus”). In general, if Mr. Banati’s employment terminates and such termination is not a “qualifying termination” (as defined in Mr. Banati’s offer letter), then any such cash bonuses received by Mr. Banati would be repayable (i) in full if such termination occurs during Mr. Banati’s first year of employment with Kenvue and (ii) 50% if such termination occurs during Mr. Banati’s second year of employment with Kenvue. However, in the event of a change of control of Kenvue, which the mergers would qualify as, any repayment requirement will be waived. Mr. Banati will also remain eligible to receive the Kellanova contingent bonus if his employment is terminated in a qualifying termination, including in connection with the mergers.
In addition, Mr. Banati’s offer letter provides that if the acquisition of Kellanova by Mars, Inc. closes on or prior to August 13, 2026, then Mr. Banati will also receive a grant of Kenvue RSUs with a value of $2,500,000. Mr. Banati will also remain eligible to receive the grant of Kenvue RSUs following a qualifying termination. Kenvue and, after the second effective time, the combined company, also has discretion to pay the equity award in cash if it is determined that it is unable to, or impractical to, grant Mr. Banati RSUs.
Executive Severance Pay Plan
Each executive officer other than Mr. Perry participates in the Executive Severance Pay Plan of Kenvue Inc. and U.S. Affiliated Companies, which will be amended and restated effective upon the first effective time (which we refer to as the “severance plan”). The amendment and restatement of the severance plan generally prevents the combined company from amending or terminating the plan, or removing participants from the plan, for a two-year period following the first effective time. The amendment and restatement of the severance plan also explicitly adds Messrs. Dasgupta and Lawson as participants to the severance plan, each of whom had been previously treated as if they were participants in the plan for purposes of determining potential severance entitlements. The amendment and restatement of the severance plan does not increase severance payments or benefits, other than to add for all participants, including the participating executive officers, a customary pro rata target bonus.
The severance plan provides for the following severance payments and benefits in the event an executive officer’s employment is terminated without cause or for good reason (each, as defined in the severance plan) (each, a “qualifying termination”) within two years following the first effective time and if the executive executes and does not revoke a general release of claims:
•	cash severance, payable in a lump sum, equal to two times the sum of the executive officer’s base salary and target bonus amount.
•	a pro-rated target bonus;
•	full vesting of converted Kenvue equity awards;
•	52 weeks of continued health insurance coverage; and
•	outplacement benefits.
The value of the severance payments and benefits that the named executive officer participants in the severance plan would receive is set forth in the section entitled “The Mergers—Interests of Kenvue Directors and Executive Officers in the Mergers—Quantification of Potential Payments and Benefits to Kenvue’s Named Executive Officers in Connection with the Mergers.” In the case of the executive officers who are not named executive officers, the aggregate value of the severance payments and benefits that such executive officers would receive, based on the assumptions used for valuing such payments and benefits to the named executive officers in the section entitled “The Mergers—Interests of Kenvue Directors and Executive Officers in the Mergers—Quantification of Potential Payments and Benefits to Kenvue’s Named Executive Officers in Connection with the Mergers,” including the assumption that a qualifying termination occurs immediately following the first effective time (but not including the value of the accelerated vesting of Kenvue equity awards, which are quantified in the section entitled “The Mergers—Interests of Kenvue Directors and Executive Officers in the Mergers—Treatment of Kenvue Equity-Based Awards” above), would be $22,710,957.
Retention Bonuses
Following the entry into the merger agreement, in order to recognize the additional effort that would be required of certain Kenvue executives in connection with the transactions contemplated by the merger agreement, and to help ensure that Kenvue and, after the first effective time, the combined company would have the benefit of the continued services of such executives, Kenvue, with the consent of K-C, provided each of Messrs. Dasgupta, Dyer and Orlando and Ms. Tillett with a cash retention bonus of $2 million in the case of Mr. Dasgupta, $1.5 million in the case of Mr. Dyer and $1.75 million in the case of each of Mr. Orlando and Ms. Tillett. Each of the retention bonuses is generally payable in two equal installments, with the first installment payable upon the first effective time and the second installment payable on the date that is six months following the first effective time, provided that in the case of Ms. Tillett, a portion of the first tranche of her retention bonus will be immediately payable, subject to clawback in the event Ms. Tillett would have forfeited such portion pursuant to the terms of the retention bonus prior to the first effective time. Payment of either installment is subject to the applicable executive’s continued employment through the applicable retention date, provided that if the executive’s employment is earlier terminated under circumstances that would entitle him or her to severance, he or she will receive any then-unpaid portion of the retention bonus. If the merger agreement is terminated, each of the executives will receive 50% of his or her retention bonus and will forfeit the remainder.
Incremental Chairman Fee
Following Kenvue’s initial public offering, Mr. Merlo, in his capacity as Chairman of the Kenvue Board, has consistently expended additional time and effort, in excess of the typical expectations for his role to assist Kenvue through its first years as a public company. These additional contributions continued through Kenvue’s recent strategic review, and then in the process and negotiations that led to the entry into the merger agreement, in which Mr. Merlo played a key role.
In order to appropriately recognize Mr. Merlo’s time and effort, which went above and beyond the expectations of a typical chairman, as well as the additional contributions expected of Mr. Merlo prior to the first effective time, the

Kenvue board determined to award Mr. Merlo an additional, one-time, cash retainer of $1,000,000, with 50% of the retainer payable prior to the end of 2025 and with the additional 50% payable upon the first effective time.
Kenvue Officers, Membership on the Combined Company Board and Arrangements with K-C
As described in the section entitled “The Mergers—Board of Directors of K-C Following the Consummation of the Mergers” beginning on page 75 of this joint proxy statement/prospectus, the merger agreement provides that as of the first effective time, the K-C board will include three designated Kenvue directors, with the remainder consisting of existing members of the K-C board. As of the date of this joint proxy statement/prospectus, the specific Kenvue directors who are expected to join the K-C board have not been determined.
Other than as described above, as of the date of this joint proxy statement/prospectus, none of Kenvue’s directors or executive officers has entered into any agreement, arrangement or understanding with K-C regarding employment or other services, or providing for any compensation or benefits, following the first effective time, and the mergers are not conditioned upon any such agreement, arrangement or understanding being entered into.
Continuing Employee Benefits
The merger agreement provides for certain customary protections regarding the compensation and benefits of continuing employees, including the executive officers, during their employment with the combined company following the first effective time. The relevant provisions are described in more detail in the section entitled “The Merger Agreement—Employee Matters” beginning on page 155 of this joint proxy statement/prospectus.
Treatment of Annual Bonuses
The merger agreement provides for certain protections for annual bonuses for the year in which the first effective time occurs, including for the executive officers. The relevant provisions are described in more detail in the section entitled “The Merger Agreement—Employee Matters” beginning on page 155 of this joint proxy statement/prospectus.
Section 280G Mitigation Actions
Kenvue is conducting an ongoing analysis of the potential impact of Section 280G of the Code (which we refer to as “Section 280G”) in connection with the mergers. Although the ultimate impact of Section 280G is contingent on numerous factors, including K-C’s stock price at the first effective time and the date on which the first effective time occurs, as a result of recent changes in Kenvue’s executive officers and other senior positions resulting in individuals with lower-than-normal compensation history (which lowers the threshold to trigger Section 280G), Kenvue has identified five executive officers who it expects could trigger the adverse tax consequences imposed by Section 280G. These consequences consist of a 20% excise tax on any impacted payments, payable by the individual, and the inability of the combined company to claim the benefit of a tax deduction with respect to such payments. As a result, it is in the interests of Kenvue’s executive officers, Kenvue, the combined company and their respective stockholders to minimize the impact of Section 280G in connection with the mergers.
Therefore, in order to preserve the retentive value of the impacted individuals’ equity awards and other compensation, as well as the ability of the combined company to potentially claim a tax deduction in respect of such payments, Kenvue, in consultation with K-C, approved certain customary actions to mitigate the impact of Section 280G for the five impacted individuals. These actions consist of: (i) for Mr. Perry, the acceleration of time-vesting restricted stock unit awards scheduled to vest in July 2026; (ii) for each of Messrs. Dyer, Orlando and Wondrasch and Ms. Tillett, the payment of 75% of his or her expected 2025 bonus in December 2025, subject to a true-up at the time bonuses are normally paid; (iii) for each of Messrs. Dyer and Orlando and Ms. Tillett, the acceleration of Kenvue RSUs scheduled to vest through March 31, 2026 (June 3, 2026 in the case of Mr. Dyer); (iv) for Mr. Wondrasch, the payment in December 2025 of a sign-on cash award in the amount of $500,000 scheduled to be paid in February 2026; and (v) for Ms. Tillett, payment in December 2025 of a portion of the first tranche of her retention bonus that is scheduled to be paid at the first effective time, with the amount to be only that determined to be reasonably necessary to eliminate the potential for Ms. Tillett to be subject to the adverse tax consequences of Section 280G. All of the foregoing amounts are subject to repayment by the applicable executive if it is determined that the executive would not have subsequently earned the applicable amount, whether as a result of a failure to achieve a required level of performance or to remain continuously employed. In addition, the above actions are contingent on the applicable executive agreeing to an 18-month, post-termination non-compete covenant.

If, even after taking certain prescribed steps (which include the actions described above), to mitigate the impact of Section 280G, it is ultimately determined that certain individuals would still be subject to the adverse tax consequences of Section 280G, Kenvue may, after consultation with K-C, provide such individuals with additional compensation to offset the impact of Section 280G, provided such additional compensation does not exceed $25 million in the aggregate. This additional compensation may be provided to any employee who is subject to Section 280G, including the executive officers, but as noted above, its allocation is contingent on Kenvue taking certain steps to mitigate the impact of Section 280G. At this time, no such amounts have been allocated, any such permitted allocations would be subject to the approval of the Compensation and Human Capital Committee of the Kenvue board, and the intent is that such amounts would only be allocated if all other reasonable mitigation strategies, including those described above, prove to be insufficient and the Compensation and Human Capital Committee of the Kenvue board determines that the individual is unfairly impacted by Section 280G and providing such additional compensation is important for their proper retention and incentivization. At this time, based on a preliminary analysis, no named executive officer is expected to receive any such additional compensation.
Director and Officer Indemnification
Pursuant to the terms of the merger agreement, members of the Kenvue board and executive officers of Kenvue will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the mergers. For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification, please see the section of this proxy statement entitled “The Merger Agreement—Covenants and Agreements—Indemnification, Exculpation and Insurance” beginning on page 156 of this joint proxy statement/prospectus.
Quantification of Potential Payments and Benefits to Kenvue’s Named Executive Officers in Connection with the Mergers
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of Kenvue’s named executive officers that is based on or otherwise relates to the merger and that will or may become payable to the named executive officers at either the consummation of the mergers or upon a qualifying termination of employment upon or following the consummation of the mergers. The table below sets forth, for the purposes of this merger-related compensation disclosure, the amount of payments and benefits that each named executive officer would receive at the first effective time based on the following assumptions: (i) the first effective time occurs on September 30, 2026, which is the assumed closing date only for purposes of this compensation-related disclosure; (ii) each named executive officer experiences a termination of employment at the first effective time that qualifies for the receipt of severance payments or benefits under the Severance Plan (or, for Mr. Perry, the terms of Mr. Perry’s offer letter); (iii) each named executive officer’s base salary rate and annual target bonus remains unchanged from that in effect as of November 24, 2025; (iv) the number of unvested Kenvue equity awards held by each named executive officer is determined as of November 24, 2025, the latest practicable date to determine such amounts before the filing of this joint proxy statement/prospectus, less any awards expected to vest in the ordinary course prior to September 30, 2026, and assuming no additional grants or forfeitures of Kenvue equity awards prior to September 30, 2026; (v) the price per share of Kenvue common stock is $16.34, which is the five-day average closing price of Kenvue common stock following the first public announcement of the mergers on November 3, 2025, as required by SEC rules; and (vi) all Kenvue PSUs and bonus amounts have their performance criteria satisfied at the target levels.
The calculations in the table do not include amounts that Kenvue’s named executive officers were already entitled to receive or were vested in as of the date of this joint proxy statement/prospectus. Moreover, as a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
For the purposes of this disclosure, “double-trigger” refers to payments that require two conditions, which are the consummation of the mergers and a qualifying termination of employment. “Single-trigger” refers to payments or benefits that solely arise as a result of the consummation of the mergers.
Eligibility for the severance benefits delineated in the table below for Mr. Banati, Mr. Lawson and Ms. Stevens is contingent upon the applicable named executive officer’s execution of, and compliance with, a release of claims in favor of Kenvue. Payment in respect of the equity awards delineated in the table below is contingent upon continued compliance with any applicable restrictive covenant agreements.

Golden Parachute Compensation

Name(1)	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Kirk L. Perry	6,700,000	—	42,835	6,742,835
Amit Banati	4,770,000	3,272,295	42,835	8,085,130
Carlton Lawson	4,344,491	2,795,664	23,850	7,164,005
Meredith (Meri) Stevens	2,912,000	2,648,311	33,302	5,593,613

(1)
In connection with their terminations of employment with Kenvue, each of Messrs. Mongon and Ruh and Ms. Bing Xie retained a portion of their Kenvue equity awards, which continue to vest in accordance with their terms. Based on the assumptions above, the estimated value of such Kenvue equity awards is $3,971,580 in the aggregate. This value excludes any Kenvue stock options for which the exercise price is equal to or greater than the assumed stock price of $16.34. Such individuals will not receive any other cash severance or enhanced benefits in connection with the mergers as a result of their status as a former executive officer of Kenvue.

(2)
For Mr. Perry, represents a lump sum payment of his remaining base salary for 2026 and 2026 bonus payable under the terms of Mr. Perry’s offer letter and for Messrs. Banati and Lawson and Ms. Stevens, represents potential cash severance payments payable in a lump sum pursuant to the Severance Plan, which amounts are set forth in the table below. Such amounts are “double-trigger” payments. For Mr. Perry, his amount also includes $4,000,000 transaction bonus, which is a “single-trigger” payment. under the terms of Mr. Perry’s offer letter, which is a “single-trigger” payment.

	Base Salary Component(a) ($)	Target Bonus Component(b) ($)	Annual Bonus(c) ($)	Total ($)
Kirk L. Perry	337,500	—	2,362,500	2,700,000
Amit Banati	1,800,000	1,980,000	990,000	4,770,000
Carlton Lawson	1,639,430	1,803,374	901,687	4,344,491
Meredith (Meri) Stevens	1,280,000	1,088,000	544,000	2,912,000

(a)
For Mr. Perry, base salary component is equal to the salary Mr. Perry would have received for the remainder of 2026, and for all other named executive officers, it is equal to two times the named executive officer’s base salary.

(b)	For named executive officers other than Mr. Perry, target bonus component is equal to two times the named executive officer’s target annual incentive.
(c)
Mr. Perry is entitled to his bonus for the year of termination pursuant to his offer letter. For all other named executive officers, the terms of the merger agreement and the severance plan together provide that the named executive officer would receive the greater of a full-year bonus based on actual performance for the year of closing or a pro-rata target bonus for the year of termination. Based on the assumptions outlined above, each named executive officer would receive their full year bonus based on actual performance (assumed to be target).

(3)
Represents the estimated value of unvested Kenvue equity awards that would accelerate and vest upon a change in control and qualifying termination. Amounts reflected are “double-trigger” payments. Excludes any Kenvue stock options for which the exercise price is equal to or greater than the assumed stock price of $16.34.

	Unvested Kenvue Stock Options(a) ($)(b)	Unvested Kenvue RSUs(b) ($)	Unvested Kenvue PSUs(c) ($)	Total ($)
Kirk L. Perry(d)	—	—	—	—
Amit Banati	—	2,156,731	1,115,564	3,272,295
Carlton Lawson	—	349,212	2,446,452	2,795,664
Meredith (Meri) Stevens	—	318,298	2,330,013	2,648,311

(a)	Represents the value of unvested Kenvue stock options that will accelerate and vest upon a qualifying termination following the first effective time.
(b)	Represents the value of unvested Kenvue RSUs that will accelerate and vest upon a qualifying termination following the first effective time.
(c)
Represents the value of unvested Kenvue PSUs that will accelerate and vest upon a qualifying termination following the first effective time. Reflects achievement of target performance. Kenvue PSUs will have their performance conditions deemed satisfied at the first effective time at the greater of target and actual performance. The maximum possible payout level, assuming actual performance is at the maximum level, would result in twice the amounts reported in this column.

(d)	This table does not reflect any value for Mr. Perry because it does not include future grants. Mr. Perry is expected to receive an annual long-term incentive grant in 2026.
(4)
Represents the value of benefits continuation payments and outplacement benefits under the severance plan. Mr. Lawson is not located in the United States and therefore would not receive such payments. These benefits are “double-trigger” benefits.

Indemnification and Insurance
Under the merger agreement, each present and former director and officer of Kenvue or any of its subsidiaries or who acts as a fiduciary under any employee benefit plan is entitled to continued indemnification and insurance coverage through the combined company for acts or omissions occurring before or at the consummation of the mergers. For a more detailed description, see the section entitled “The Merger Agreement—Covenants and Agreements—Indemnification, Exculpation and Insurance” beginning on page 156 of this joint proxy statement/prospectus.
Listing of K-C Common Stock; Delisting and Deregistration of Kenvue Stock
If the mergers are completed, the shares of K-C common stock to be issued in the mergers will be listed for trading on Nasdaq, shares of Kenvue common stock will be delisted from the NYSE and deregistered under the Exchange Act and Kenvue will no longer be required to file periodic reports with the SEC pursuant to the Exchange Act.
Accounting Treatment of the Mergers
K-C and Kenvue prepare their respective financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The mergers will be accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) under GAAP. Under this method of accounting, the identifiable assets acquired and liabilities assumed in the business combination are recognized and measured at their estimated fair values as of the acquisition date. The excess of the fair value of the purchase consideration to be transferred by K-C over the estimated fair value of the identifiable assets acquired and liabilities assumed, if any, will be recognized as goodwill.
K-C will be the acquirer for financial accounting purposes and Kenvue will be treated as the acquiree based on consideration of facts and circumstances at the time of preparation of this joint proxy statement/prospectus including, but not limited to, the following:
•	the acquisition will be effected by the issuance of cash consideration and stock consideration by K-C;
•
after the closing of the mergers, it is expected that K-C stockholders as of immediately prior to the mergers will own approximately 54%, and Kenvue stockholders as of immediately prior to the mergers will own approximately 46%, of the issued and outstanding shares of K-C common stock;

•
the K-C board currently consists of 13 members. As of the effective time of the mergers, the K-C board will consist of three designees of Kenvue, with the remainder consisting of existing members of the K-C board as of immediately prior to the first effective time; and

•	K-C’s senior management team is expected to continue holding key management positions in the combined company.
The financial condition and results of operations of K-C will include Kenvue’s balances and results after completion of the mergers.
Treatment of Kenvue Indebtedness
As of September 28, 2025, Kenvue had approximately $8.97 billion of outstanding indebtedness, consisting primarily of amounts outstanding under its 5.350% Senior Notes due 2026, 5.050% Senior Notes due 2028, 5.000% Senior Notes due 2030, 4.850% Senior Notes due 2032, 4.900% Senior Notes due 2033, 5.100% Senior Notes due 2043, 5.050% Senior Notes due 2053 and 5.200% Senior Notes due 2063, which we collectively refer to as the “Kenvue notes,” its commercial paper program and finance lease liabilities. K-C is reviewing the treatment of Kenvue’s existing indebtedness and may, but is not obligated to, refinance, repurchase, redeem, exchange or otherwise terminate all or portion of Kenvue’s existing indebtedness in connection with or following the consummation of the mergers. K-C and Kenvue may also conduct one or more exchange offers, offers to purchase and/or consent solicitations in relation to the Kenvue notes. The terms and timing of any such exchange offers, offers to purchase and/or consent solicitations has not been determined as of the date of this joint proxy statement/prospectus. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any debt securities of K-C or Kenvue. It does not constitute a prospectus or prospectus equivalent document for any such securities. No offering of any debt securities of K-C or Kenvue shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.

K-C and Kenvue expect Kenvue’s revolving credit facility, which we refer to as the “Kenvue credit facility,” to be terminated in connection with consummation of the mergers. Kenvue expects that its existing 5.35% Senior Notes due 2026 will be paid off by Kenvue prior to the closing of the mergers. This joint proxy statement/prospectus does not constitute a notice of termination, repayment or prepayment under the Kenvue credit facility.
For a description of Kenvue’s existing indebtedness, please refer to Kenvue’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2025, filed with the SEC on November 3, 2025, which is incorporated by reference into this joint proxy statement/prospectus.
Litigation Relating to the Mergers
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the merger agreement. The outcome of any litigation is uncertain, and any such lawsuits could prevent or delay the consummation of the mergers and result in significant costs. Any such actions could create uncertainty relating to the mergers and could be costly and distracting to K-C and Kenvue management.
Following the announcement of the merger agreement, on December 8, 2025, a purported Kenvue stockholder filed a lawsuit in the United States District Court for the Eastern District of Wisconsin styled Steinbrecher v. Kenvue Inc. et al., Case No. 25-cv-1923. The complaint asserts a claim against Kenvue and the Kenvue board under Section 14(a) of the Exchange Act, Rule 14a-9 promulgated thereunder and Section 20(a) of the Exchange Act. All of the claims are based on alleged material omissions or misstatements in the preliminary joint proxy statement/prospectus filed by K-C with the SEC on December 4, 2025. The plaintiff seeks to enjoin the mergers unless and until the alleged material omissions and misstatements are remediated, rescission of the merger agreement and rescissory damages, compensatory damages, attorneys’ fees and other litigation costs. Kenvue believes the lawsuit is without merit and intends to vigorously defend against it.
In addition, as of the date of this joint proxy statement/prospectus, Kenvue has received demand letters from purported stockholders of Kenvue alleging material omissions or misstatements in the preliminary joint proxy statement/prospectus filed by K-C with the SEC on December 4, 2025 and demanding that Kenvue file corrective disclosures prior to the special meeting of Kenvue stockholders. Kenvue believes that the allegations asserted in the demand letters are without merit.
It is possible that additional, similar complaints may be filed, that the complaint described above may be amended or that additional demand letters will be received by Kenvue or K-C. If this occurs, Kenvue and K-C do not intend to announce the filing or receipt of each additional, similar complaint or demand letter or any amended complaint unless required by law.

THE MERGER AGREEMENT
Explanatory Note Regarding the Merger Agreement
The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete, may not contain all of the information about the merger agreement that is or may be important to you and is qualified in its entirety by reference to the full merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. K-C and Kenvue strongly recommend that you read the merger agreement carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus.
The merger agreement is included with this joint proxy statement/prospectus only to provide you with information regarding the terms of the merger agreement and not to provide you with any other factual information regarding K-C, Kenvue, First Merger Sub, Second Merger Sub or their respective subsidiaries, affiliates or businesses. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:
•	have been made only for purposes of the merger agreement;
•	have been qualified by certain documents filed with the SEC by K-C on or after January 1, 2024, and by Kenvue on or after December 30, 2023, and, in each case, through October 31, 2025;
•	have been qualified by confidential disclosures that were made among the parties to the merger agreement;
•	are subject to materiality qualifications contained in the merger agreement that may differ from what may be viewed as material by investors;
•	are subject to knowledge qualifiers contained in the merger agreement, which qualifiers are tied to the actual knowledge of certain persons;
•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement; and
•	have been included in the merger agreement for the purpose of allocating risk among the parties to the merger agreement, rather than establishing matters as facts.
You should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or conditions of K-C, Kenvue, First Merger Sub, Second Merger Sub or any of their respective subsidiaries, affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may have changed (and may continue to change) after the date of the merger agreement, which subsequent information may or may not be fully reflected in the public disclosures of K-C or Kenvue. In addition, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of K-C, Kenvue, First Merger Sub, Second Merger Sub or any of their respective subsidiaries or affiliates because the parties may take certain actions that are either expressly permitted in the disclosure letters delivered by each of K-C and Kenvue in connection with the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without notice to the public. Accordingly, the representations, warranties, covenants and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 204 of this joint proxy statement/prospectus.
Structure
On the terms and subject to the conditions set forth in the merger agreement, and in accordance with the DGCL, at the first effective time (as defined below), First Merger Sub will be merged with and into Kenvue, with Kenvue surviving as a direct wholly owned subsidiary of K-C (which we refer to as the “initial surviving company”). Immediately following the consummation of the first merger, as part of the same overall transaction as the first merger, on the terms and subject to the conditions set forth in the merger agreement, and in accordance with the DGCL and the DLLCA, at the second effective time (as defined below), the initial surviving company will be merged with and into Second Merger Sub, with Second Merger Sub surviving as a direct wholly owned subsidiary of K-C. As a result of the mergers, the separate corporate existence of First Merger Sub and Kenvue will cease.

Effective Times
The first merger will become effective concurrently upon the due filing of the certificate of merger relating to the first merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL or at such later time as K-C and Kenvue may agree and specify on the certificate of merger (which we refer to as the “first effective time”).
The second merger will become effective concurrently upon the due filing of the certificate of merger relating to the second merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the DLLCA or at such later time as K-C and Kenvue may agree and specify on the certificate of merger (which we refer to as the “second effective time”).
At the first effective time, the certificate of incorporation in the form attached to the merger agreement will be the certificate of incorporation of the initial surviving company, and the bylaws of First Merger Sub as in effect immediately prior to the first effective time will be the bylaws of the initial surviving company (except that references to the name of First Merger Sub will be replaced by references to the name of Kenvue), in each case until thereafter changed or amended as provided therein or by applicable law.
At the second effective time, the certificate of formation in the form attached to the merger agreement will be the certificate of formation of the final surviving company, except that the name of the final surviving company will be “Kenvue LLC,” and the limited liability company agreement of Second Merger Sub as in effect immediately prior to the second effective time will be the limited liability company agreement of the final surviving company (except that references to the name of Second Merger Sub will be replaced by references to the name of Kenvue LLC), in each case until thereafter changed or amended as provided therein or by applicable law.
K-C and Kenvue currently expect the mergers to close in the second half of 2026, subject to the receipt of the K-C stockholder approval, the Kenvue stockholder approval, regulatory approvals and satisfaction or waiver of other customary closing conditions, as described in the section entitled “The Merger Agreement—Conditions to the Closing of the Mergers” below. For additional information, please see “The Mergers—Regulatory Approvals” beginning on page 126 of this joint proxy statement/prospectus.
Closing
The closing of the mergers (which we refer to as the “closing”) will take place on the third business day following the satisfaction or (to the extent permitted by law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), as described in the section entitled “The Merger Agreement—Conditions to the Closing of the Mergers” below, or at such other place, time and date as may be agreed in writing between K-C and Kenvue.
Consideration
At the first effective time, each share of Kenvue common stock issued and outstanding immediately prior to the first effective time (other than canceled shares and appraisal shares (each, as defined below)) will be converted into the right to receive, and become exchangeable for, 0.14625 validly issued, fully paid and non-assessable shares of K-C common stock subject to the provisions of the merger agreement with respect to any fractional share consideration, described in the section entitled “The Merger Agreement—Fractional Shares” below (which we refer to as the “stock consideration”), plus $3.50 in cash, in each case, without interest.
For purposes of the merger agreement, “canceled shares” means each share of Kenvue common stock that is owned by K-C or Kenvue or any wholly owned subsidiary of K-C or Kenvue (or are held in treasury by Kenvue) immediately prior to the first effective time. At the first effective time, canceled shares will no longer be outstanding and will automatically be canceled and will cease to exist, and no consideration will be delivered in exchange for such canceled shares.
Fractional Shares
No fractional shares of K-C common stock will be issued as stock consideration upon the conversion of shares of Kenvue common stock pursuant to the merger agreement. In lieu of any such fractional shares, each holder of record of certificates or book-entry shares (each, as defined below) who would otherwise be entitled to such fractional shares will be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of K-C common stock to which such holder would otherwise be entitled and (ii) an amount equal to the average of the volume-weighted average price per share of K-C common stock as reported by Bloomberg L.P. on each of the five consecutive days on which shares of K-C common stock are traded on Nasdaq, ending on (and including) the first such trading day immediately prior to the first effective time (which we refer to as the “fractional share consideration”). No Kenvue stockholder who would otherwise be entitled to such fractional shares will be entitled to any dividends, voting rights or any other rights in respect of any fractional share of K-C common stock. The payment of the fractional share consideration is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the aforementioned exchange.
Appraisal Rights
Shares of Kenvue common stock that are outstanding immediately prior to the first effective time and that are held by any stockholder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 (such shares, “appraisal shares”) will not be converted into or be exchangeable for the right to receive the merger consideration as provided in the merger agreement, but instead will be canceled and will represent the right to receive only those rights provided under Section 262; provided, however, that if any such stockholder fails to perfect or otherwise effectively waives, withdraws or loses the right to appraisal under Section 262, then the right of such stockholder to receive those rights provided under Section 262 will cease and such appraisal shares will be deemed to have been converted as of the first effective time into, and will represent only the right to receive, the merger consideration as provided in the merger agreement, without interest.
Kenvue has agreed to give K-C prompt notice of any demands or notices received by Kenvue for appraisal of any shares of Kenvue common stock. Further, K-C has the right to participate in all negotiations and actions with respect to such demands or notices. Prior to the first effective time, Kenvue will not, without the prior written consent of K-C, make any payment with respect to any such demands or notices or settle or offer or agree to settle any such demands, or agree to do any of the foregoing. Following the first effective time, any portion of the merger consideration made available to the exchange agent to pay for shares of Kenvue common stock for which appraisal rights have been perfected will be returned to K-C upon demand.
Exchange and Payment Procedures
Exchange Agent
Prior to the first effective time, K-C will designate a bank or trust company reasonably acceptable to Kenvue to act as exchange agent (which we refer to as the “exchange agent”) for the payment of the merger consideration, including any fractional share consideration and any dividends or other distributions to which Kenvue stockholders become entitled pursuant to the merger agreement (which we refer to as “unpaid dividends”), in each case in accordance with the merger agreement, pursuant to which K-C will enter into an agreement with the exchange agent in a form reasonably acceptable to Kenvue prior to closing. At or prior to the first effective time, K-C will deposit or cause to be deposited with the exchange agent for exchange in accordance with the merger agreement (i) a number of shares of K-C common stock equal to the sum of the aggregate stock consideration (excluding the fractional share consideration) issuable pursuant to the merger agreement and (ii) an amount of cash sufficient to pay the cash consideration and the fractional share consideration. In addition, K-C will deposit or cause to be deposited with the exchange agent, as necessary from time to time after the first effective time, any unpaid dividends to which the holders of shares of Kenvue common stock may be entitled pursuant to the merger agreement (together with the shares of K-C common stock and any cash deposited with the exchange agent as described in this paragraph, the “exchange fund”).
Payment Procedures for Certificates
As promptly as practicable after the first effective time (but in no event more than three business days thereafter), K-C will cause the exchange agent to mail to each person who was, at the first effective time, a holder of record of a certificate (each, a “certificate”) that immediately prior to the first effective time represented any shares of Kenvue common stock (other than certificates representing canceled shares or appraisal shares): (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the certificates to the exchange agent.
Upon delivery of a letter of transmittal as contemplated by the merger agreement, duly completed and validly executed in accordance with such letter’s instructions (and such other documents as reasonably required by the exchange agent), together with surrender of a certificate to the exchange agent (or an affidavit of loss in lieu of a certificate as described in the section entitled “The Merger Agreement—Exchange and Payment Procedures—Lost, Stolen or Destroyed Certificates” below), the holder of record of such certificate will be entitled to receive in exchange therefor the merger consideration (including any fractional share consideration) and any unpaid dividends, in each case to be issued or paid in accordance with the merger agreement, for each share of Kenvue common stock formerly represented by such surrendered certificate, and the certificate so surrendered will be canceled. Until surrendered as contemplated by the merger agreement, each certificate (other than certificates representing canceled shares or appraisal shares) will be deemed at any time after the first effective time to represent only the right to receive the merger consideration (including any fractional share consideration) and any unpaid dividends, in each case to be issued or paid in accordance with the merger agreement.
Payment Procedures for Book-Entry Shares
The persons who were, at the first effective time, holders of non-certificated shares of Kenvue common stock held in book-entry form (which we refer to as “book-entry shares”) (other than canceled shares and appraisal shares) will not be required to take any action with respect to the exchange of their book-entry shares for the merger consideration:
•
With respect to book-entry shares not held through DTC, as promptly as practicable after the first effective time, K-C will cause the exchange agent to deliver to the holder of record of such book-entry shares a statement reflecting the number of shares of K-C common stock issued to such holder as stock consideration in the name of such holder and, by check or wire transfer, the amount of the cash consideration and any fractional share consideration (if applicable) and any unpaid dividends (if applicable), in each case that such holder has the right to receive pursuant to the merger agreement, as well as appropriate materials advising the holder of the completion of the closing.

•
With respect to book-entry shares held through DTC, K-C and Kenvue will cooperate to establish procedures with the exchange agent and DTC to ensure that the exchange agent will transmit to DTC or its nominees as soon as practicable after the first effective time, upon surrender of book-entry shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the merger consideration, including any fractional share consideration and any unpaid dividends, in each case to be issued or paid in accordance with the merger agreement.

•
With respect to book-entry shares, payment of the merger consideration (including any fractional share consideration) and any unpaid dividends will only be made to the person in whose name such book-entry shares are registered in the stock transfer books of Kenvue as of the first effective time.

Transfer Books; No Further Ownership Rights
At the first effective time, the transfer books of Kenvue will be closed and thereafter there will be no further registration of transfers on the transfer books of the initial surviving company of the equity interests of Kenvue that were outstanding immediately prior to the first effective time. From and after the first effective time, the holders of shares of Kenvue common stock outstanding immediately prior to the first effective time will cease to have any rights with respect to such shares, except as otherwise provided for in the merger agreement or by applicable law. Subject to the treatment of unclaimed merger consideration described in the last sentence in the section entitled “The Merger Agreement—Exchange and Payment Procedures—Termination of Exchange Fund” below, if, at any time after the first effective time, certificates or book-entry shares are presented to the combined company, the initial surviving company or the final surviving company for any reason, they will be canceled and exchanged as provided in the merger agreement.
Lost, Stolen or Destroyed Certificates
A holder of a certificate that has been lost, stolen or destroyed will have to make an affidavit of that fact and, if required by the combined company or the exchange agent, post a bond, in such reasonable amount as the combined company may direct, as indemnity against any claim that may be made against it with respect to such certificate, upon which the exchange agent or, if the exchange fund has terminated, the combined company will pay, in exchange for such lost, stolen or destroyed certificate, the merger consideration (including any fractional share consideration) and any unpaid dividends, in each case to be issued or paid in accordance with the merger agreement, for each share of Kenvue common stock formerly represented by such certificate.

Termination of Exchange Fund
At any time following 180 days after the first effective time, the combined company will be entitled to require the exchange agent to deliver to it any portion of the exchange fund that has not been disbursed to holders of certificates or book-entry shares and thereafter such holders will be entitled to look only to the combined company for, and the combined company will remain liable for, payment of their claims for the merger consideration (including any fractional share consideration) and any unpaid dividends that such holder has the right to receive in accordance with the merger agreement. Notwithstanding the foregoing, any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any governmental authority will become, to the extent permitted by applicable law, the property of the combined company or its designee, free and clear of all claims or interest of any person previously entitled thereto.
No Liability
Notwithstanding any provision of the merger agreement to the contrary, none of the parties, the combined company, the initial surviving company, the final surviving company or the exchange agent will be liable to any person for the merger consideration (including any fractional share consideration) and any unpaid dividends, in each case to be issued or paid in accordance with the merger agreement, properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar law.
Withholding Rights
Each of K-C, Kenvue, First Merger Sub, Second Merger Sub, the initial surviving company, the final surviving company and the exchange agent (without duplication) will be entitled to deduct and withhold, or to cause the applicable withholding agent to deduct and withhold, from the consideration otherwise payable pursuant to the merger agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable tax law. Amounts so withheld and paid over to the appropriate taxing authority will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made. If a portion of the shares of K-C common stock otherwise deliverable to a person is deducted and withheld in accordance with the merger agreement, the applicable withholding agent will be treated as having sold such shares of K-C common stock on behalf of such person for an amount of cash equal to the fair market value thereof at the time of the required withholding and paid such cash proceeds to the applicable taxing authority.
Treatment of Kenvue Equity-Based Awards
Pursuant to the merger agreement, each equity award of Kenvue granted under its equity plans that is outstanding immediately prior to the first effective time will be treated as follows:
•
Each Kenvue stock option outstanding immediately prior to the first effective time will convert into a K-C stock option (each, a “Kenvue assumed stock option”) with respect to a number of shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Kenvue common stock subject to such Kenvue stock option immediately prior to the first effective time and (ii) the equity award exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Kenvue stock option immediately prior to the first effective time divided by (B) the equity award exchange ratio. Each Kenvue assumed stock option will be subject to the same terms and conditions (including with respect to vesting) that applied to the corresponding Kenvue stock option award immediately prior to the first effective time, except that, following a qualifying termination, any vested Kenvue assumed stock options will remain outstanding and exercisable until the earlier of the one-year anniversary of such qualifying termination and the expiration date for such Kenvue assumed stock option assuming no termination of employment.

•
All equity awards, including all Kenvue deferred stock unit awards, time-vesting restricted stock unit awards and performance-vesting restricted stock unit awards that are outstanding as of immediately prior to the first effective time will convert into an award of K-C restricted stock units (each, an “RSU conversion award”) with respect to a number of shares (rounded to the nearest whole share) equal to the product of (A) the number of shares of Kenvue common stock subject to such Kenvue equity award immediately prior to the first effective time and (B) the equity award exchange ratio, with the same terms and conditions that applied to such Kenvue equity award immediately prior to the first effective time (including vesting and dividend equivalent rights); except that (I) in the case of any Kenvue RSU award that is or becomes vested as of the first effective time pursuant to its terms, such Kenvue RSU award will instead be converted into the right to receive the merger consideration for each share of Kenvue common stock subject to the Kenvue RSU award; and (II) in the case of any Kenvue PSU award, the number of shares of Kenvue common stock subject to such award immediately prior to the first effective time will be based on the greater of target and actual performance through the closing and the corresponding RSU conversion award will no longer be subject to any performance-based vesting conditions.
As soon as practicable after the first effective time, the combined company will take all corporate action necessary to (i) reserve for issuance a sufficient number of shares of K-C common stock for issuance with respect to the Kenvue assumed stock options and RSU conversion awards and (ii) cause the registration of the shares of K-C common stock issuable with respect to the Kenvue assumed stock options and RSU conversion awards to become effective as part of a registration statement and will maintain the effectiveness of such registration statement for so long as the Kenvue assumed stock options and RSU conversion awards remain outstanding.
In addition, as soon as reasonably practicable after the first effective time (but no later than ten business days after the first effective time), the combined company will, or will cause one of its affiliates to, (i) pay through the payroll of the combined company or one or more of its affiliates the cash consideration payable in respect of any Kenvue RSU awards that are or become vested at the first effective time, with such amounts to be paid net of any applicable withholding taxes deductible solely with respect to such cash consideration, and (ii) deliver the stock consideration payable in respect of any Kenvue RSU awards that are or become vested at the first effective time to the administrator of the Kenvue stock plans for further distribution to the former holders of such Kenvue RSU awards, with such stock consideration to be delivered on a “net settlement basis” to account for any applicable withholding taxes incurred solely with respect to such stock consideration.
Representations and Warranties
The merger agreement contains representations and warranties that K-C, First Merger Sub and Second Merger Sub, on the one hand, and Kenvue, on the other hand, have made to one another, which are qualified in many cases by knowledge, materiality or material adverse effect standards and by (i) certain exceptions and qualifications set forth in the merger agreement, (ii) confidential disclosures that were made among the parties to the merger agreement and (iii) certain documents filed with the SEC by K-C on or after January 1, 2024 and by Kenvue on or after December 30, 2023 and, in each case, through October 31, 2025.
For purposes of the merger agreement, a “material adverse effect” means, with respect to K-C or Kenvue, as applicable, any effect, change, event, circumstance, condition, development or occurrence that, individually or in the aggregate, has a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole; however, none of the following will constitute a material adverse effect or be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur:
(a)	changes in general conditions in the industries in which such person and its subsidiaries operate;
(b)
changes in general economic or political conditions, including conditions in the securities, credit, financial or other capital markets, in each case in the United States or any other jurisdiction in which such person or any of its subsidiaries operate;

(c)	changes after the date of the merger agreement in law or in GAAP, or in the interpretation or enforcement of the foregoing;
(d)
the public announcement of the merger agreement or the public announcement, pendency or consummation of the mergers, including the impact thereof on the relationships, contractual or otherwise, of such person or any of its subsidiaries with employees, labor unions, customers, suppliers or partners (however, this clause (d) will not apply to any representation or warranty to the extent the purpose thereof is to address consequences resulting from the public announcement of the merger agreement or the public announcement, pendency or consummation of the mergers);

(e)	acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism (including cyberattacks), or any escalation or worsening thereof;
(f)	earthquakes, fires, floods, hurricanes, tornadoes or other natural disasters;
(g)	any epidemic, pandemic, or other public health event or worsening thereof;

(h)	any change in such person’s credit ratings;
(i)	any decline in the market price, or change in trading volume, of any securities of such person;
(j)	any failure to meet any internal or published projections, forecasts, budgets or financial or operating predictions in respect of revenue, earnings, cash flow or cash position;
(k)
the imposition or modification of any tariffs, trade restrictions or other duties, including those arising from changes in trade policies or international relations, and the effects of any trade wars; or

(l)
with respect to Kenvue, any effect, change, event, circumstance, condition, development or occurrence relating to any products of Kenvue or any Kenvue subsidiary containing acetaminophen, in each case solely to the extent related to allegations of autism spectrum disorder or attention deficit hyperactivity disorder from the use of such products by pregnant women or children;

provided, that the underlying facts or occurrences giving rise or contributing to such change, decline or failure in clauses (h), (i) and (j) may be deemed to constitute a material adverse effect or be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded hereunder; provided, further, that any effect, change, event, circumstance, condition, development or occurrence referred to in clauses (a), (b), (c), (e), (f), (g) or (k) may be deemed to constitute a material adverse effect, or be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur, to the extent such effect, change, event, circumstance, condition, development or occurrence has a disproportionate adverse effect on such person and its subsidiaries (without giving effect to the mergers), taken as a whole, as compared to other participants in the industry in which they operate (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur).
The merger agreement contains representations and warranties made by each of Kenvue, K-C, First Merger Sub and Second Merger Sub relating to a number of matters, including the following:
•	organization, standing and power;
•	capital structure;
•	subsidiaries;
•	authority; execution and delivery; enforceability;
•	no conflicts; consents;
•	SEC documents;
•	information supplied;
•	absence of certain changes or events;
•	taxes;
•	employee benefits matters;
•	labor matters;
•	litigation; undisclosed liabilities;
•	compliance with applicable laws; permits;
•	anti-corruption; sanctions; anti-money laundering;
•	environmental matters;
•	material contracts;
•	real and personal properties;
•	customers and suppliers;
•	intellectual property;
•	information technology systems;
•	data security and privacy;

•	affiliate transactions;
•	insurance;
•	brokers’ fees and expenses; and
•	opinions of financial advisors.
In addition to the above, the merger agreement contains representations and warranties made by Kenvue relating to healthcare regulatory matters and made by K-C, First Merger Sub and Second Merger Sub relating to available funds and the businesses and operations of First Merger Sub and Second Merger Sub.
None of the representations, warranties or agreements contained in the merger agreement or in any certificate, document or instrument delivered pursuant to the merger agreement will survive the first effective time, except for covenants and agreements which contemplate performance after the first effective time or otherwise expressly by their terms survive the first effective time. For more information, see “The Merger Agreement—Explanatory Note Regarding the Merger Agreement” above.
Covenants and Agreements
Conduct of Business Prior to Closing
Each of K-C and Kenvue has agreed to certain covenants in the merger agreement restricting the conduct of its and its subsidiaries’ businesses between the date of the merger agreement and the first effective time or, if applicable, the date on which the merger agreement is validly terminated. In general, except as required by applicable law or judgment or as expressly contemplated or permitted by the merger agreement, from the date of the merger agreement to the first effective time, each of K-C and Kenvue will, and will cause its respective subsidiaries to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to (i) preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and key employees and (ii) maintain its assets and properties in good working order and condition, ordinary wear and tear excepted.
In addition, and without limiting the generality of the preceding paragraph, except for certain matters set forth in the disclosure letter delivered by Kenvue in connection with the merger agreement or as otherwise expressly permitted or expressly contemplated by the merger agreement, required by applicable law or judgement, or with the prior written consent of K-C (which may not be unreasonably withheld, conditioned or delayed), Kenvue will not, and will not permit any Kenvue subsidiary to, do any of the following:
•
declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, voting securities or other equity, ownership or voting interests, other than dividends and distributions by a direct or indirect wholly owned Kenvue subsidiary to Kenvue or any other wholly owned Kenvue subsidiary, except for quarterly dividends with regular declaration, record and payment dates consistent with past practice, in amounts not to exceed $0.2075 per share prior to August 1, 2026 and $0.2100 per share thereafter;

•
split, combine, subdivide or reclassify any of its capital stock, voting securities or other equity, ownership or voting interests, or securities convertible into or exchangeable for capital stock, voting securities or other equity, ownership or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity, ownership or voting interests;

•
repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity interests of Kenvue or any Kenvue subsidiary, other than (i) the acquisition by Kenvue of shares of Kenvue common stock in connection with the surrender of shares of Kenvue common stock by holders of Kenvue stock options in order to pay the exercise price thereof, (ii) the withholding of shares of Kenvue common stock to satisfy tax obligations with respect to the exercise of Kenvue stock options and the vesting and settlement of Kenvue RSUs or Kenvue PSUs and (iii) the acquisition by Kenvue of Kenvue stock options, Kenvue RSUs or Kenvue PSUs in connection with the forfeiture of such awards or rights;

•	amend Kenvue’s amended and restated certificate of incorporation or Kenvue’s bylaws or amend the organizational documents of any Kenvue subsidiary, except, in each case, as may be required by law;
•
issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any equity interests of Kenvue or any Kenvue subsidiary (other than (i) the issuance of Kenvue common stock (a) upon the exercise of

Kenvue stock options, the vesting and settlement of Kenvue RSUs or Kenvue PSUs or the settlement of Kenvue DSUs, in each case outstanding at the close of business on the date of the merger agreement, and as required by the applicable Kenvue benefit plan as in effect as of the date of the merger agreement or (b) as otherwise permitted by the merger agreement; or (ii) any transactions between a direct or indirect wholly owned Kenvue subsidiary to K-C or any other wholly owned Kenvue subsidiary);
•
except as required by any Kenvue benefit pan or any collective bargaining agreement as in effect as of the date of the merger agreement (i)(a) grant to any executive officer of Kenvue or any employee whose annual base compensation is $500,000 or greater (each, a “Kenvue senior executive”) any increase in compensation or other benefits or (b) grant to any current or former director, officer, employee or other individual service provider of Kenvue or any Kenvue subsidiary who is not a Kenvue senior executive any increase in compensation or other benefits, except, in the case of this clause (b), increases made in the ordinary course of business; (ii) take any action to accelerate the vesting, payment or funding (through a grantor trust or otherwise) of compensation or benefits under any Kenvue benefit plan (including any equity-based awards); (iii) change any actuarial or other assumptions used to calculate funding obligations with respect to any Kenvue benefit plan, the manner in which contributions to such plans are made or the basis on which such contributions are determined; (iv) grant to any person any equity or equity-based award (including any Kenvue equity award), severance, retention, change in control, termination, deferred or transaction compensation or benefits or any increase therein; (v) hire any individual who would become a Kenvue senior executive; (vi) terminate the employment of any Kenvue senior executive, other than for cause (as determined by Kenvue in its reasonable discretion); or (vii) establish, adopt, amend or terminate any material Kenvue benefit plan (or any other benefit or compensation plan, program, policy, agreement or arrangement that would constitute a material Kenvue benefit plan if in effect on the date hereof) (other than (a) new standard form employment agreements or offer letters entered into in the ordinary course of business with employees who are not Kenvue senior executives or (b) any ordinary course annual renewal that does not result in a material enhancement of the compensation or benefits due, or other material obligations or liabilities arising, under the applicable Kenvue benefit plan (or such other plan, program, policy, agreement or arrangement that would constitute a material Kenvue benefit plan if in effect on the date hereof)) or amend the terms of any outstanding equity-based awards;

•	in each case other than in the ordinary course of business, enter into, amend or terminate any collective bargaining agreement;
•	make any material change in financial accounting methods, principles or practices, except insofar as may be required by GAAP (or any interpretation thereof);
•
directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets other than (i) purchases of supplies, raw materials, equipment and inventory in the ordinary course of business, (ii) short-term investments of cash in marketable securities in the ordinary course of business, (iii) transactions between a direct or indirect wholly owned Kenvue subsidiary to Kenvue or any other wholly owned Kenvue subsidiary and (iv) if the aggregate amount of the consideration paid or transferred by Kenvue and the Kenvue subsidiaries in connection with any such transaction is less than $25,000,000 individually or $75,000,000 in the aggregate;

•
sell, lease (as lessor), license, mortgage, sell and leaseback or subject to any lien (other than certain permitted liens), or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business or transactions between a direct or indirect wholly owned Kenvue subsidiary to Kenvue or any other wholly owned Kenvue subsidiary and excluding intellectual property), or any interests therein, with a fair market value in excess of $25,000,000 individually or $75,000,000 in the aggregate, except for liens used to secure indebtedness permitted to be incurred under the merger agreement;

•
incur certain types of indebtedness for borrowed money (including deposits or advances of any kind and as evidenced by bonds (including performance or surety bonds, debentures, notes or similar instruments)), other than (i) borrowings under the Kenvue credit facility in accordance with the terms thereof in the ordinary course of business; (ii) replacements of existing indebtedness that has matured, or is scheduled to mature, after the date of the merger agreement and within twelve months of the final stated maturity thereof (which we refer to as the “Kenvue refinanced indebtedness”) on prevailing market terms or on terms substantially consistent with or more beneficial to Kenvue and the Kenvue subsidiaries, taken as a whole, than the indebtedness being replaced (a “permitted Kenvue interim refinancing”); provided that no permitted Kenvue interim refinancing shall increase the principal amount of such Kenvue refinanced indebtedness in excess of the aggregate outstanding principal amount so refinanced (plus unpaid accrued interest and premium (including tender premium) thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Kenvue refinanced indebtedness); (iii) among Kenvue and its wholly owned subsidiaries; (iv) commercial paper issued in the ordinary course of business; and (v) performance or surety bonds issued in the ordinary course of business;
•	forgive any loans to directors of Kenvue or any Kenvue subsidiary, or officers elected by the Kenvue board;
•
make, or agree or commit to make, any loans, advances (other than for ordinary course business expenses) or capital expenditures, except in an amount not in excess of 105% of the capital expenditure budget in the annual operating plan set forth in the disclosure letter delivered by Kenvue in connection with the merger agreement;

•
enter into, amend, waive or, with respect to the Separation Agreement, dated as of May 3, 2023, by and between J&J and Kenvue, fail to properly exercise any material rights under, or terminate any Kenvue material contract other than (i) in the ordinary course of business consistent with past practice or (ii) as expressly permitted by the merger agreement; provided that, other than in respect of renewals of such contract in the ordinary course of business consistent with past practice, the exception in the foregoing clause (i) will not apply to certain specified contracts;

•
waive, release, assign, settle, pay, discharge, satisfy or compromise any pending or threatened legal action, in each case, other than (i) in the ordinary course of business and (ii) waivers, releases, assignments, settlements or compromises that solely create obligations of Kenvue or any of its subsidiaries for the payment of monetary damages (excluding releases of claims, confidentiality and other de minimis obligations customarily included in monetary settlements) not in excess of $25,000,000 individually and $100,000,000 in the aggregate for all such actions during the period from the date of the merger agreement to the closing, in each case, unless involving any admission of wrongdoing or injunctive or other equitable relief;

•
cancel any material indebtedness of a third-party to Kenvue or any Kenvue subsidiary or waive any claims or rights of substantial value, in each case, other than (i) in the ordinary course of business or (ii) in connection with certain specified settlements;

•
(i) sell, assign, transfer, grant, license (other than non-exclusive licenses granted in the ordinary course of business), encumber or dispose of any material Kenvue intellectual property, or (ii) abandon, fail to renew, maintain or pursue application for any material Kenvue-registered intellectual property (other than the lapse or expiration of Kenvue registered intellectual property at the end of the applicable statutory term);

•
(i) make (in a manner inconsistent with past practice), change or revoke any material tax election, (ii) adopt or change any material method of tax accounting or change any tax accounting period, (iii) file any material amended tax return, (iv) settle or compromise any tax audit or proceeding relating to taxes that involves a material amount of taxes, (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law) with respect to any material tax or (vi) enter into, amend or terminate an advance pricing agreement with a governmental authority;

•
merge or consolidate with any other entity, or restructure, recapitalize, reorganize or completely or partially liquidate other than (i) certain transactions permitted under the merger agreement, (ii) mergers or consolidations of a Kenvue subsidiary in which such subsidiary is the surviving entity in connection with an acquisition not otherwise prohibited by the merger agreement and (iii) mergers among, or the restructuring, reorganization or liquidation of, any wholly owned Kenvue subsidiary that would not and would not reasonably be expected to prevent or materially impair or delay the consummation of the mergers;

•	implement or announce any mass layoff, reduction in force, plant closing or other termination event requiring notice under the WARN Act;
•
enter into any new line of business other than any line of business that is reasonably ancillary to or a reasonably foreseeable extension of any line of business engaged in by Kenvue or its subsidiaries as of the date of the merger agreement; or

•	agree, resolve or commit to do any of the foregoing actions.

In addition, and without limiting the generality of the first paragraph of this subsection, except for certain matters set forth in the disclosure letter delivered by K-C in connection with the merger agreement or as otherwise expressly permitted or expressly contemplated by the merger agreement, required by applicable law or judgment, or with the prior written consent of Kenvue (which may not be unreasonably withheld, conditioned or delayed), K-C will not, and will not permit any K-C subsidiary to, do any of the following:
•
declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, voting securities or other equity, ownership or voting interests, other than dividends and distributions by a direct or indirect wholly owned K-C subsidiary to K-C or any other wholly owned K-C subsidiary, except for quarterly dividends with regular declaration, record and payment dates and in amounts and subject to periodic increases, in each case, consistent with past practice;

•
split, combine, subdivide or reclassify any of its capital stock, voting securities or other equity, ownership or voting interests, or securities convertible into or exchangeable for capital stock, voting securities or other equity, ownership or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity, ownership or voting interests;

•
repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity interests of K-C or any K-C subsidiary, other than (i) the acquisition by K-C of shares of K-C common stock in connection with the surrender of shares of K-C common stock by holders of K-C stock options in order to pay the exercise price thereof, (ii) the withholding of shares of K-C common stock to satisfy tax obligations with respect to the exercise of K-C stock options and the vesting and settlement of K-C restricted stock units (which we refer to as “K-C RSUs”) or K-C performance stock units (which we refer to as “K-C PSUs”) and (iii) the acquisition by K-C of K-C stock options, K-C RSUs or K-C PSUs in connection with the forfeiture of such awards or rights;

•
amend K-C’s amended and restated certificate of incorporation or K-C’s bylaws or amend the charter or organizational documents of any subsidiary of K-C, except, in each case, as may be required by law;

•
issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any equity interests of K-C or any K-C subsidiary (other than (i) the issuance of K-C common stock (a) upon the exercise of K-C stock options, the grant, vesting and settlement of K-C RSUs or K-C PSUs or other awards pursuant to the K-C stock plans or (b) as otherwise permitted by the merger agreement; or (ii) the issuance of equity interests of any direct or indirect wholly owned K-C subsidiary to K-C or to any wholly owned K-C subsidiary);

•
except as required by any K-C benefit plan or any collective bargaining agreement as in effect as of the date of the merger agreement or in the ordinary course of business consistent with past practice (i) take any action to accelerate the vesting, payment or funding (through a grantor trust or otherwise) of compensation or benefits under any K-C benefit plan (including any equity-based awards), (ii) change any actuarial or other assumptions used to calculate funding obligations with respect to any K-C benefit plan, the manner in which contributions to such plans are made or the basis on which such contributions are determined, in the case of this clause (ii), unless such action would not be expected to have a material impact on the combined company, (iii) grant to any person any equity or equity-based award (including any K-C equity award), severance, retention, change in control, termination or transaction compensation or benefits or any increase therein or (iv) increase compensation or benefits of employees in a manner that would reasonably be expected to adversely impact the expected harmonization of compensation and benefits of employees of Kenvue and the Kenvue subsidiaries and employees of K-C and the K-C subsidiaries following the closing;

•	make any material change in financial accounting methods, principles or practices, except insofar as may be required by GAAP (or any interpretation thereof);
•
directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets other than (i) purchases of supplies, raw materials, equipment and inventory in the ordinary course of business, (ii) short-term investments of cash in marketable securities in the ordinary course of business, (iii) transactions between a direct or indirect wholly owned K-C subsidiary to K-C or any other wholly owned K-C subsidiary and (iv) if the aggregate amount of the consideration paid or transferred by K-C and the K-C subsidiaries in connection with any such transaction is less than $25,000,000 individually or $75,000,000 in the aggregate;
•
sell, lease (as lessor), license, mortgage, sell and leaseback or subject to any lien (other than a certain permitted liens), or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business or transactions between a direct or indirect wholly owned K-C subsidiary to K-C or any other wholly owned K-C subsidiary and excluding intellectual property), or any interests therein, with a fair market value in excess of $25,000,000 individually or $75,000,000 in the aggregate, except for liens used to secure indebtedness permitted to be incurred under the merger agreement;

•
incur certain types of indebtedness for borrowed money (including deposits or advances of any kind and as evidenced by bonds (including performance or surety bonds, debentures, notes or similar instruments)), other than (i) borrowings under the K-C credit facilities in accordance with the terms thereof in the ordinary course of business; (ii) replacements of existing indebtedness that has matured, or is scheduled to mature, after the date of the merger agreement and within twelve months of the final stated maturity thereof (which we refer to as the “K-C refinanced indebtedness”) on prevailing market terms or on terms substantially consistent with or more beneficial to K-C and the K-C subsidiaries, taken as a whole, than the indebtedness being replaced (a “permitted K-C interim refinancing”); provided that no permitted K-C interim refinancing will increase the principal amount of such K-C refinanced indebtedness in excess of the aggregate outstanding principal amount so refinanced (plus unpaid accrued interest and premium (including tender premium) thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such K-C refinanced indebtedness); (iii) among K-C and its wholly owned subsidiaries; (iv) commercial paper issued in the ordinary course of business; (v) performance or surety bonds issued in the ordinary course of business; (vi) indebtedness incurred to pay the amount required to be paid under the merger agreement; and (vii) indebtedness in connection with the financing of the mergers pursuant to the merger agreement;

•	forgive any loans to directors of K-C or any K-C subsidiary, or officers elected by the K-C board;
•
waive, release, assign, settle, pay, discharge, satisfy or compromise any pending or threatened legal action, in each case, other than (i) in the ordinary course of business and (ii) waivers, releases, assignments, settlements or compromises that solely create obligations of K-C or any of its subsidiaries for the payment of monetary damages (excluding releases of claims, confidentiality and other de minimis obligations customarily included in monetary settlements) not in excess of $25,000,000 individually and $100,000,000 in the aggregate for all such legal actions during the period from the date of the merger agreement to the closing, in each case, unless involving any admission of wrongdoing or injunctive or other equitable relief;

•
(i) sell, assign, transfer, grant, license (other than non-exclusive licenses granted in the ordinary course of business), encumber or dispose of any material K-C intellectual property or (ii) abandon, fail to renew, maintain or pursue application for any material K-C-registered intellectual property (other than the lapse or expiration of K-C registered intellectual property at the end of the applicable statutory term);

•
(i) make (in a manner inconsistent with past practice), change or revoke any material tax election, (ii) adopt or change any material method of tax accounting or change any tax accounting period, (iii) file any material amended tax return, (iv) settle or compromise any tax audit or proceeding relating to taxes that involves a material amount of taxes, (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law) with respect to any material tax or (vi) enter into, amend or terminate an advance pricing agreement with a governmental authority;

•
merge or consolidate with any other entity, or restructure, recapitalize or reorganize or completely or partially liquidate other than (i) certain transactions permitted under the merger agreement, (ii) mergers or consolidations of a K-C subsidiary in which such subsidiary is the surviving entity in connection with an acquisition not otherwise prohibited by the merger agreement and (iii) mergers among, or the restructuring, reorganization or liquidation of, any wholly owned K-C subsidiary that would not and would not reasonably be expected to prevent or materially impair or delay the consummation of the mergers; or

•	agree, resolve or commit to do any of the foregoing actions.

No Solicitation
Except as otherwise permitted by the merger agreement, from the date of the merger agreement until the first effective time or, if earlier, the termination of the merger agreement in accordance with its terms, each of K-C and Kenvue has agreed that it will not, nor will it authorize or permit any of its affiliates, and will use its reasonable best efforts to cause any of its or their respective directors, officers or employees or any of its or their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “representatives”) not to, directly or indirectly:
•
initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, with respect to K-C, a K-C takeover proposal or, with respect to Kenvue, a Kenvue takeover proposal (each, as defined below);

•
engage or otherwise participate in any discussions or negotiations relating to, with respect to K-C, a K-C takeover proposal or, with respect to Kenvue, a Kenvue takeover proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to a K-C takeover proposal or a Kenvue takeover proposal, as applicable (other than to state that the terms of the merger agreement prohibit such discussions or negotiations, or discussions solely to clarify the terms of a K-C takeover proposal or a Kenvue takeover proposal, as applicable);

•
furnish any information to any person in connection with, in the case of K-C, a K-C takeover proposal or, in the case of Kenvue, a Kenvue takeover proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to a K-C takeover proposal or a Kenvue takeover proposal, as applicable; or

•
otherwise cooperate in any way with any person (whether or not a person making a K-C takeover proposal or a Kenvue takeover proposal) with respect to K-C, with respect to a K-C takeover proposal or, with respect to Kenvue, a Kenvue takeover proposal, or any inquiry or proposal that would reasonably be expected to lead to a K-C takeover proposal or a Kenvue takeover proposal, as applicable.

Each of K-C and Kenvue has also agreed to, and will cause its affiliates and its and their respective representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to any K-C takeover proposal or any Kenvue takeover proposal, as applicable, or any inquiry or proposal that would reasonably be expected to lead to a K-C takeover proposal or a Kenvue takeover proposal, as applicable, request the prompt return or destruction of all confidential information previously furnished to any such person or its representatives and immediately terminate all physical and electronic data room access previously granted to any such person or its representatives.
Notwithstanding the foregoing restrictions, (i) at any time prior to obtaining the K-C stockholder approval, in response to a written K-C takeover proposal made after the date of the merger agreement that the K-C board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to result in a superior K-C proposal (as defined below), and which K-C takeover proposal did not result from a breach of K-C’s non-solicitation obligations under the merger agreement, K-C and its representatives at the request of K-C may, and (ii) at any time prior to obtaining the Kenvue stockholder approval, in response to a written Kenvue takeover proposal made after the date of the merger agreement that the Kenvue board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to result in a superior Kenvue proposal, and which Kenvue takeover proposal did not result from a breach of Kenvue’s non-solicitation obligations under the merger agreement, Kenvue and its representatives at the request of Kenvue may, in the case of clauses (i) and (ii), subject to compliance with the merger agreement:
•
furnish information with respect to K-C and its subsidiaries to the person or group of persons making such K-C takeover proposal or Kenvue and its subsidiaries to the person or group of persons making such Kenvue takeover proposal; provided that all such information has previously been provided to K-C or Kenvue, as applicable, prior to or substantially concurrently with the time it is provided to such person or group of persons, pursuant to a customary confidentiality agreement not less restrictive of such person or group of persons than the confidentiality agreement between K-C and Kenvue, except that such confidentiality agreement (i) need not include any “standstill” or similar obligations, but only to the extent that Kenvue (in the case of a K-C takeover proposal) or K-C (in the case of a Kenvue takeover proposal) is, concurrently with the entry into such confidentiality agreement, released from any “standstill” or similar obligations in the confidentiality agreement between K-C and Kenvue, (ii) may not prohibit K-C or Kenvue from complying with their respective non-solicitation obligations set forth in the merger agreement or contain terms that would restrict in any manner K-C’s or Kenvue’s ability to complete the mergers and (iii) may not include any provision providing for an exclusive right to negotiate with K-C (in the case of a K-C takeover proposal) or Kenvue (in the case of a Kenvue takeover proposal) prior to the valid termination of the merger agreement; and
•
participate in discussions regarding the terms of such K-C takeover proposal or Kenvue takeover proposal, as applicable, and the negotiation of such terms with, and only with, the person or group of persons making such K-C takeover proposal or Kenvue takeover proposal, as applicable.

Each of K-C and Kenvue has also agreed to (i) promptly, and in any event within twenty-four hours of receipt (or within forty-eight hours if received by any external representatives), advise the other party of any K-C takeover proposal, Kenvue takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a K-C takeover proposal or a Kenvue takeover proposal, as applicable, the material terms and conditions of any such proposal (including any changes thereto) and the identity of the person or group of persons making such proposal and provide to the other party copies of any correspondence or other written materials that describe any of the terms or conditions of any such proposal; (ii) keep the other party informed in all material respects and on a reasonably current basis of the status and details (including any change to the terms thereof) of any K-C takeover proposal or Kenvue takeover proposal; and (iii) provide to the other party as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material (including all proposals, counterproposals and drafts of agreements) exchanged between, in the case of a K-C takeover proposal, K-C or any of its subsidiaries, on the one hand, and the person or group of persons making any such proposal, on the other hand or, in the case of a Kenvue takeover proposal, between Kenvue or any of its subsidiaries, on the one hand, and the person or group of persons making any such proposal, on the other hand, in either case that describes any of the terms or conditions of any such proposal.
Nothing in the merger agreement prohibits either K-C or Kenvue from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or making a customary “stop, look and listen” communication to their respective stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act.
For purposes of the merger agreement:
•
“K-C takeover proposal” means a bona fide proposal or offer (whether or not in writing) from any person or group of persons (other than Kenvue or any of its subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of K-C and its subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the K-C board or any duly authorized committee thereof), or of assets to which 20% or more of K-C’s revenues or earnings on a consolidated basis are attributable, including in each case through the acquisition of one or more subsidiaries of K-C owning such assets, (ii) acquisition of 20% or more of the aggregate voting power of the capital stock of K-C (or options, rights, or warrants to purchase, or securities convertible into, such interests), (iii) tender offer or exchange offer that if consummated would result in any person or group of persons (other than Kenvue or any of its subsidiaries) beneficially owning 20% or more of any class of equity interests of K-C or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, spin-off, joint venture or similar transaction involving K-C pursuant to which any person or group of persons (or their equityholders) (other than Kenvue or any of its subsidiaries) would acquire, directly or indirectly, 20% or more of the consolidated assets of K-C and its subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the K-C board or any duly authorized committee thereof), or assets to which 20% or more of K-C’s net revenues or earnings on a consolidated basis are attributable or 20% or more of the aggregate voting power of the capital stock of K-C or of the surviving entity in a merger, consolidation, share exchange or other business combination involving K-C or the resulting direct or indirect parent of K-C or such surviving entity;

•
“Kenvue takeover proposal” means a bona fide proposal or offer (whether or not in writing) from any person or group of persons (other than K-C or any of its subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of Kenvue and its subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the K-C board or any duly authorized committee thereof), or of assets to which 20% or more of Kenvue’s revenues or earnings on a consolidated basis are attributable, including in each case through the acquisition of one or more subsidiaries of Kenvue owning such assets, (ii) acquisition of 20% or more of the aggregate voting power of the capital stock of Kenvue (or options, rights, or warrants to purchase, or securities convertible into, such interests), (iii) tender offer or exchange offer that if consummated would result in any person or group of persons (other than K-C or any of its subsidiaries) beneficially owning 20% or more of any class of equity interests of Kenvue or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, spin-off, joint venture or similar transaction involving Kenvue pursuant to which any person or group of persons (or their equityholders) (other than K-C or any of its subsidiaries) would acquire, directly or indirectly, 20% or more of the consolidated assets of Kenvue and its subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the K-C board or any duly authorized committee thereof), or assets to which 20% or more of Kenvue’s net revenues or earnings on a consolidated basis are attributable or 20% or more of the aggregate voting power of the capital stock of Kenvue or of the surviving entity in a merger, consolidation, share exchange or other business combination involving Kenvue or the resulting direct or indirect parent of Kenvue or such surviving entity;
•
“superior K-C proposal” means a bona fide written K-C takeover proposal, made after the date of the merger agreement and that did not result from a breach of K-C’s non-solicitation obligations under the merger agreement, that would result in any person or group of persons (or their equityholders) (other than Kenvue or any of its affiliates) becoming, directly or indirectly, the beneficial owner of all or substantially all of the consolidated assets of K-C and its subsidiaries or more than 50% of the aggregate voting power of the capital stock of K-C, that the K-C board has determined in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (i) is reasonably likely to be complete in accordance with its terms (taking into account all legal, financial, regulatory and timing aspects of the proposal and the person or group of persons making the proposal) and (ii) if completed, would result in a transaction more favorable to the stockholders of K-C from a financial point of view than the mergers (after taking into account all of the terms and conditions of, and the likelihood of completion of, such offer and of the merger agreement (including any proposed changes to the terms of the merger agreement or the mergers pursuant to the merger agreement and the time likely to be required to consummate such K-C takeover proposal)); and

•
“superior Kenvue proposal” means a bona fide written Kenvue takeover proposal, made after the date of the merger agreement and that did not result from a breach of Kenvue’s non-solicitation obligations under the merger agreement, that would result in any person or group of persons (or their equityholders) (other than K-C or any of its affiliates) becoming, directly or indirectly, the beneficial owner of all or substantially all of the consolidated assets of Kenvue and its subsidiaries or more than 50% of the aggregate voting power of the capital stock of Kenvue, that the Kenvue board has determined in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (i) is reasonably likely to be completed in accordance with its terms (taking into account all legal, financial, regulatory and timing aspects of the proposal and the person or group of persons making the proposal) and (ii) if completed, would result in a transaction more favorable to the stockholders of Kenvue from a financial point of view than the mergers (after taking into account all of the terms and conditions of, and the likelihood of completion of, such offer and of the merger agreement (including any proposed changes to the terms of the merger agreement or the mergers pursuant to the merger agreement and the time likely to be required to consummate such Kenvue takeover proposal)).

Recommendations of the K-C Board and the Kenvue Board
Each of K-C and Kenvue has agreed to call a meeting of its stockholders for the purpose of voting on the proposals presented in this joint proxy statement/prospectus and to use reasonable best efforts to cause such meetings to occur as soon as reasonably practicable following the date after which the registration statement of which this joint proxy statement/prospectus is a part is declared effective. In addition, the K-C board has agreed to recommend to K-C stockholders that they vote to approve the K-C issuance proposal (which we refer to as the “K-C recommendation”), and the Kenvue board has agreed to recommend to Kenvue stockholders that they vote to approve the Kenvue merger proposal (which we refer to as the “Kenvue recommendation”) and, in each case, to include such recommendation in this joint proxy statement/prospectus.
Except as set forth below, in accordance with the merger agreement, neither the K-C board nor any committee thereof will take any of the following actions with respect to the K-C recommendation (such actions, a “K-C adverse recommendation change”), and neither the Kenvue board nor any committee thereof will take any of the following actions with respect to the Kenvue recommendation (such actions, a “Kenvue adverse recommendation change”): (i) withdraw, qualify or modify in any manner adverse to the other party, or propose publicly to withdraw, qualify or modify in any manner adverse to the other party, or otherwise make any statement inconsistent with, the K-C recommendation or the Kenvue recommendation, as applicable; (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, a K-C takeover proposal or a Kenvue takeover proposal, as applicable; or (iii) fail to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a K-C takeover proposal or a Kenvue takeover proposal, as applicable, within ten business days after the commencement of such tender offer or exchange offer. Furthermore, K-C and Kenvue have agreed that neither the K-C board nor the Kenvue board will approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow K-C or Kenvue or any of their respective affiliates, as the case may be, to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting or related to a K-C takeover proposal or a Kenvue takeover proposal (other than a permitted confidentiality agreement), as applicable.
Notwithstanding the foregoing restrictions, at any time prior to obtaining the K-C stockholder approval, but not after, the K-C board may make a K-C adverse recommendation change in response to a superior K-C proposal or a K-C intervening event (as defined below), and, at any time prior to obtaining the Kenvue stockholder approval, but not after, the Kenvue board may make a Kenvue adverse recommendation change in response to a superior Kenvue proposal or a Kenvue intervening event (as defined below), in each case only if:
•
with respect to a K-C adverse recommendation change, the K-C board or, with respect to a Kenvue adverse recommendation change, the Kenvue board determines in good faith, in each case, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure to do so would be inconsistent with its fiduciary duties under applicable law;

•	the party seeking to change its recommendation first delivers to the other party a written notice advising that it intends to take such action and specifying the reasons therefor;
•
to the extent the other party wishes to negotiate, the party seeking to change its recommendation negotiates with and causes its representatives to negotiate with the other party for a period of five business days following receipt of such notice in order to enable the other party to propose revisions to the terms of the merger agreement or the mergers such that it would cause such takeover proposal to no longer constitute a superior K-C proposal or a superior Kenvue proposal, as applicable, or for the intervening event to no longer warrant a change in recommendation; provided that in the event of any change to the financial or other material terms of any such takeover proposal, K-C or Kenvue, as applicable, will be required to deliver to the other party a new notice as described above and provide an additional notice period of three business days; and

•
following such notice period, and after considering the results of any such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by the other party, the board of directors of the party wishing to change its recommendation determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such takeover proposal continues to constitute a superior K-C proposal or a superior Kenvue proposal, as applicable, or that the intervening event remains in effect and, in either case, the failure to make a change in recommendation would be inconsistent with such party’s fiduciary duties under applicable law.

For purposes of the merger agreement:
•
“K-C intervening event” means any material event or development or material change in circumstances with respect to K-C and its subsidiaries, taken as a whole, that (i) was not known to, or reasonably foreseeable (with respect to magnitude or material consequences) by, the K-C board as of, or prior to, the date of the merger agreement and (ii) does not involve or relate to the receipt, existence or terms of any K-C takeover proposal (or any proposal, offer or inquiry that would reasonably be expected to lead to a K-C takeover proposal or direct and indirect consequence thereof); provided that (a) in no event will any action that is taken by K-C or Kenvue to the extent required by the affirmative covenants set forth in the merger agreement, and the consequences of any such action, constitute a K-C intervening event, (b) in no event will any change in the market price, trading volume or ratings of any securities or indebtedness of K-C or any of its subsidiaries or the fact that, in and of itself, K-C or any of its subsidiaries meets or exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period constitute a K-C intervening event (provided, however, that the underlying causes of any such change or event may be considered in determining whether a K-C intervening event has occurred),

(c) in no event will the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the closing constitute a K-C intervening event and (d) in no event will any changes in general economic, financial or geopolitical conditions, or changes in conditions in the global, international or U.S. economy of financial markets generally constitute a K-C intervening event; and
•
“Kenvue intervening event” means any material event or development or material change in circumstances with respect to Kenvue and its subsidiaries, taken as a whole, that (i) was not known to, or reasonably foreseeable (with respect to magnitude or material consequences) by, the Kenvue board as of, or prior to, the date of the merger agreement and (ii) does not involve or relate to the receipt, existence or terms of any Kenvue takeover proposal (or any proposal, offer or inquiry that would reasonably be expected to lead to a Kenvue takeover proposal or direct and indirect consequence thereof); provided that (a) in no event will any action that is taken by K-C or Kenvue to the extent required by the affirmative covenants set forth in the merger agreement, and the consequences of any such action, constitute a Kenvue intervening event, (b) in no event will any change in the market price, trading volume or ratings of any securities or indebtedness of Kenvue or any of its subsidiaries or the fact that, in and of itself, Kenvue or any of its subsidiaries meets or exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period constitute a Kenvue intervening event (provided, however, that the underlying causes of any such change or event may be considered in determining whether a Kenvue intervening event has occurred), (c) in no event will the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the closing constitute a Kenvue intervening event and (d) in no event will any changes in general economic, financial or geopolitical conditions, or changes in conditions in the global, international or U.S. economy of financial markets generally constitute a Kenvue intervening event.

Notwithstanding any recommendation change by the K-C board or the Kenvue board, unless the merger agreement has been terminated in accordance with its terms, K-C is required to convene a meeting of its stockholders and to submit the K-C issuance proposal to a vote of such stockholders, and Kenvue is required to convene a meeting of its stockholders and to submit the Kenvue merger proposal to a vote of such stockholders.
Efforts to Complete the Mergers; Regulatory Approvals
Each of K-C and Kenvue has agreed to cooperate with each other and use, and will cause their respective subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under the merger agreement and applicable law and judgments to cause the conditions to the closing to be satisfied and to consummate and make effective the mergers prior to the outside date (as defined below). This includes preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as soon as reasonably practicable after the date of the merger agreement the notifications, filings and other information required to be filed in connection with the required regulatory approvals) and to obtain prior to the outside date all consents, authorizations and regulatory approvals necessary or advisable to be obtained from any governmental authority in order to consummate the mergers (in each case, as mutually agreed by the parties, taking into account the advice of antitrust counsel of each party) and by executing and delivering all documentation and instruments (including of transfer, acknowledgement, notification or assumption) reasonably necessary or customary in connection with the consummation of the mergers. In furtherance and not in limitation of the covenants contained in the merger agreement, each of the parties will use its reasonable best efforts to resolve prior to the outside date such objections, if any, as may be asserted by any governmental authority in connection with any antitrust law or any foreign investment law with respect to the mergers and effect the dissolution of any legal restraint that would have the effect of preventing the consummation of the mergers (including by defending any lawsuits or other legal proceedings by governmental authorities, whether judicial or administrative, challenging the merger agreement or the mergers). For purposes of the merger agreement, “required regulatory approvals” means the expiration or termination of the applicable waiting period under the HSR Act, and certain additional regulatory authorizations, consents, clearances, orders or approvals deemed by the parties necessary or advisable to obtain.
K-C and Kenvue will jointly develop, consult and cooperate with one another with respect to strategy, decisions and communications with respect to obtaining any regulatory approvals under, and for dealing with any governmental authority with respect to, (i) the HSR Act (and for dealing with any governmental authority with respect to the HSR Act) and (ii) the defense strategy for dealing with any inquiry, hearing, investigation, negotiation or legal action challenging or preventing, or threatening to challenge or prevent, the merger agreement or the consummation of the mergers under the laws of the United States. K-C will exclusively control the strategy and decisions with respect to any remedial actions (as defined below, and such right to control with respect to remedial actions, the “remedy strategy right”), the strategy, decisions and communications with respect to obtaining any regulatory approvals under the antitrust laws or foreign investment laws of any jurisdiction other than the United States and the defense strategy for dealing with any legal actions challenging or preventing, or threatening to challenge or prevent, the merger agreement or the consummation of the mergers under the laws of any jurisdiction other than the United States, subject in each case to consultation in good faith with Kenvue and its representatives.
In furtherance and not in limitation of the foregoing, K-C and Kenvue have agreed to take all actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other antitrust law and resolve any objections asserted with respect to the mergers under the Federal Trade Commission Act or any foreign investment law or any other applicable law raised by a governmental authority in order to prevent the entry of, or to have vacated, lifted or reversed or overturned, any legal restraint that would prevent, prohibit, restrict or delay past the outside date the consummation of the mergers, including (i) defending through litigation any claim asserted in court or administrative or other tribunal by any person (including any governmental authority) in order to avoid the entry of, or to have vacated or terminated, any legal restraint that would prevent the closing prior to the outside date and (ii) taking the following actions, in each case, except as would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the combined company, taken as a whole (each such action, a “remedial action”):
•	executing settlements, undertakings, consent decrees, stipulations or other agreements with any governmental authority or with any other person;
•
selling, divesting or otherwise conveying or holding separate particular assets or categories of assets or businesses of K-C, Kenvue or their respective subsidiaries contemporaneously with or subsequent to the first effective time;

•	terminating existing relationships, contractual rights or obligations of K-C, Kenvue or their respective subsidiaries;
•	creating any relationship, contractual right or obligation of K-C, Kenvue or their respective subsidiaries; or
•
effectuating any other change or restructuring of K-C, Kenvue or their respective subsidiaries (and, in each case, entering into agreements or stipulating to the entry of any judgment by, or filing appropriate applications with, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental authority in connection with any of the foregoing and by consenting to such action by K-C, Kenvue or their respective subsidiaries);

provided that, for purposes of the remedy strategy right, remedial actions do not include recalling, relabeling or changing the label of, replacing, reformulating, reprocessing, reworking, withdrawing, suspending, ceasing the development, manufacture, distribution, sale or commercialization of, or requiring additional clinical study of, any products of Kenvue or any of its subsidiaries or K-C or any of its subsidiaries, as applicable, or any permits related thereto. Nothing in the merger agreement will require K-C or Kenvue to take any action with respect to its business or operations unless the effectiveness of such action is conditioned upon the closing.
In addition, neither party, nor their respective subsidiaries, may enter into any transaction that would reasonably be expected to prevent or materially delay obtaining any required regulatory approvals for the mergers.
Employee Matters
For a period of one year following the first effective time, each employee of Kenvue who continues employment with the combined company (each, a “continuing employee”) will be provided with (i) a base salary or base wage rate that is no less favorable than their pre-closing base salary or base wage rate, (ii) target annual cash bonus opportunities no less favorable than their pre-closing opportunities (subject to the adjustment of performance targets or metrics in the ordinary course), (iii) long-term incentive compensation awards with an annual target long-term incentive grant value substantially comparable to the annual target long-term incentive grant value of, and with the terms substantially consistent with, the long-term incentive awards provided to similarly situated employees of K-C and (iv) other employee benefits (excluding defined benefit pensions, equity awards, post-employment medical or welfare benefits, nonqualified deferred compensation, severance, and change of control, transaction retention, extraordinary bonus or other one-time awards) that are substantially comparable in the aggregate to (a) prior to harmonization of K-C and

Kenvue benefit plans, those provided to such continuing employee immediately prior to the closing and (b) following harmonization of K-C and Kenvue benefit plans, those provided to similarly situated employees of the combined company (other than other continuing employees).
With respect to any medical, dental or other welfare benefits that are provided under benefit plans to continuing employees, the combined company will use commercially reasonable efforts to cause (i) any pre-existing condition exclusions or waiting periods to be waived under the benefit plans provided for continuing employees except to the extent such conditions or exclusions were applicable to such continuing employees prior to the first effective time and, (ii) with respect to the plan year during which the first effective time occurs, any expenses incurred by a continuing employee under the applicable K-C or Kenvue benefit plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket requirements to be taken into account for purposes of satisfying such requirements under such benefit plans applicable to such continuing employee following the closing.
From and after the closing, the combined company will use commercially reasonable efforts to provide credit to continuing employees for their service recognized by K-C and any of its subsidiaries or Kenvue and any of its subsidiaries, as applicable, as of the first effective time for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off and severance entitlements to the same extent as such service was credited under the benefit plans applicable to such continuing employee prior to the closing, except under certain benefit plans or where it would result in a duplication of benefits.
The provisions or the merger agreement described above do not apply to employees covered by a collective bargaining or similar agreement, whose terms of employment will be governed by that agreement. These provisions do not create any third-party beneficiary rights for any employee and do not limit K-C’s right to amend or terminate any benefit plan or terminate the employment of any employee.
For a period of one year following the first effective time, the combined company will provide both continuing K-C and continuing Kenvue employees, other than those who are executive officers, who incur a qualifying termination with severance compensation and benefits at least as favorable as the greater of (i) those made available to such employee immediately prior to the first effective time and (ii) those made available to similarly situated employees of the other company immediately prior to the first effective time but, in each case, excluding the accelerated vesting of equity or other incentive compensation.
The combined company will continue each Kenvue short-term incentive compensation plan or program (e.g., annual bonus plan or program) that is in progress when the first effective time occurs. Bonuses under such plans and programs for the performance period in which the first effective time occurs will be determined based on actual performance through the first effective time, as determined by Kenvue’s board, plus actual performance for the remainder of the performance period, as determined by the combined company’s board. Earned bonuses will be paid at the normal time, subject to the bonus recipient’s continued employment, but any Kenvue employee who incurs a qualifying termination will remain entitled to a full year’s bonus.
Prior to the first effective time, Kenvue and K-C will reasonably cooperate in good faith to determine whether Kenvue’s 401(k) plan should be terminated effective as of immediately prior to the effective time.
Indemnification, Exculpation and Insurance
From and after the first effective time, the combined company will cause the final surviving company to (i) indemnify and hold harmless, to the fullest extent permissible by applicable law, each former and present director or officer of Kenvue or any of its respective subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request of Kenvue or any of its respective subsidiaries (each, together with such person’s heirs, executors or administrators, an “indemnified party”) against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any legal action, whether civil, criminal, administrative or investigative, with respect to matters existing or occurring at or prior to the first effective time (including the merger agreement and the mergers), arising out of or pertaining to the fact that the indemnified party is or was an officer or director of Kenvue or any of its subsidiaries or is or was serving at the request of Kenvue or any of its subsidiaries as a director or officer of another person, whether asserted or claimed prior to, at or after the first effective time as provided in their respective organizational documents as in effect on the date of the merger agreement and (ii) assume (in the case of the final surviving company, in the mergers without any further action) all obligations of Kenvue and such subsidiaries to the indemnified parties in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the first effective time as provided in their respective organizational documents as in effect on the date of the merger agreement. For a period of six years from the first effective time, the combined company will not amend, release or otherwise modify (or permit to be amended, released or otherwise modified) any such provisions or the indemnification, exculpation or advancement of expenses provisions of the amended and restated certificate of incorporation of Kenvue, the amended and restated certificate of incorporation of K-C or any of its subsidiaries’ (including the final surviving company’s) organizational documents in effect immediately prior to the first effective time in any manner that would adversely affect the rights thereunder of any individual who immediately before the first effective time was an indemnified party; provided, however, that all rights to indemnification in respect of any legal action pending or asserted or any claim made within such period will continue until the disposition of such legal action or resolution of such claim. In addition, from and after the first effective time, the combined company will, and will cause the final surviving company to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including fees and expenses of legal counsel) of any indemnified party under the merger agreement as incurred to the fullest extent permitted under applicable law.
None of the combined company, the final surviving company or any of its subsidiaries will settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to certain acts or omissions specified in the merger agreement (each, a “claim”) for which indemnification could be sought by an indemnified party under the merger agreement, unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability arising out of such claim or such indemnified party otherwise consents in writing to such settlement, compromise or consent. In addition, each of the combined company, the final surviving company, its subsidiaries and the indemnified parties will cooperate in the defense of any claim and will provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
For a period of six years from the first effective time, the combined company will cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date of the merger agreement by Kenvue and its subsidiaries from a carrier with comparable or better credit ratings to Kenvue’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Kenvue with respect to claims arising from facts, events, acts or omissions that occurred on or before the first effective time (including the merger agreement and the mergers). In lieu of the foregoing, Kenvue may in its discretion purchase, and K-C may in its discretion purchase if Kenvue declines to do so, a “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policy covering the six-year period from and after the first effective time from a carrier with comparable or better credit ratings to Kenvue’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Kenvue, with respect to claims arising from facts, events, acts or omissions that occurred on or before the first effective time.
In the event that the combined company, the final surviving company or any of their respective successors or assigns (i) consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, the combined company or the final surviving company will cause proper provision to be made so that the successors and assigns of the combined company or the final surviving company, as the case may be, assume the indemnification, exculpation and insurance obligations set forth in the merger agreement.
The indemnification, exculpation and insurance provisions of the merger agreement (i) will survive consummation of the mergers, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the indemnified parties), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
Financing
K-C will, and will cause its subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the committed financing on the terms and conditions set forth in the debt commitment letter, including using their respective reasonable best efforts to (i) maintain in effect the debt commitment letter until the mergers are consummated and (ii) unless K-C has reduced the commitments under the debt commitment letter to zero in accordance with the provision of the merger agreement described in the immediately preceding clause (i):
•
negotiate definitive agreements with respect to the facilities contemplated by the debt commitment letter on the terms and conditions set forth therein (including any “market flex” provisions applicable to the financing) (or on terms that will not materially delay or prevent the closing or make the funding with respect to the committed financing less likely to occur);

•	satisfy or cause to be waived on a timely basis all conditions applicable to K-C set forth in the debt commitment letter or such definitive agreements that are within its control;
•	upon the satisfaction or waiver of such conditions, complete the committed financing at the closing; and
•	enforce its rights under the debt commitment letter and such definitive agreements.
K-C will not, without the prior written consent of Kenvue, amend, modify, supplement, waive (or otherwise grant consent under) the debt commitment letter or any definitive agreements in respect of the committed financing or replace all or any portion of the commitments in respect of the financing, to the extent such amendment, modification, supplement, replacement or waiver would reasonably be expected to (such amendments, modifications, supplements, waivers or consents, a “prohibited modification”):
•
reduce the amount of the committed financing to an amount that would result in K-C having insufficient funds, when added with cash and marketable securities of K-C and any then-available committed financing, to pay the required amounts;

•
(i) impose new or additional conditions precedent to the initial funding of the committed financing other than as contemplated by the debt commitment letter (as in effect on the date of the merger agreement) or (ii) otherwise modify the conditions precedent to the initial funding of the committed financing (as in effect on the date of the merger agreement) in a manner reasonably expected to delay, prevent or impede the funding of the committed financing (or satisfaction of the conditions precedent to the committed financing) on the closing date or make such funding materially less likely to occur;

•	delay in any material respect the closing date; or
•	adversely affect the ability of K-C to enforce its rights against the other parties to the debt commitment letter;
provided, however, that K-C may amend, modify, supplement or waive any provision of the debt commitment letter to (i) add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the debt commitment letter as of the date of the merger agreement, in each case, as contemplated by the debt commitment letter on the date of the merger agreement, (ii) reduce or terminate the commitments thereunder as a result of the consummation of an alternative financing which generates, taken together with other sources of funds immediately available to K-C, the required amounts and (iii) in any manner that does not result in a prohibited modification.
If the committed financing in an aggregate principal amount (together with cash and marketable securities on hand or other sources of funds immediately available to K-C) at least equal to required amounts becomes unavailable on the terms and conditions contemplated by the debt commitment letter, and such unavailable amount is necessary to pay the required amounts (such event, an “original financing failure”), K-C will promptly notify Kenvue in writing of the original financing failure and K-C will use its reasonable best efforts to obtain, as promptly as reasonably practicable, alternative financing from alternative sources that does not include conditions to obtaining the financing that are more onerous to K-C, taken as a whole, than those contained in the debt commitment letter and in an amount at least equal to the aggregate principal amount of the committed financing or such unavailable portion thereof, as the case may be (which we refer to as the “alternate financing”) that is necessary to pay the required amounts, and to obtain new financing commitment letter(s) with respect to such alternate financing, which will replace the existing debt commitment letter; provided that any such alternate financing will not obligate Kenvue prior to the closing as a surety, guarantor or indemnitor or to extend credit to any person.

K-C will keep Kenvue informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the financing, including, for the avoidance of doubt, notifying Kenvue of any reduction in the aggregate principal amount of the committed financing in connection with K-C obtaining other financing in lieu thereof as contemplated by the debt commitment letter and permitted hereby and thereby. K-C will give Kenvue prompt notice of:
•	any material breach or material default by any party to the debt commitment letter, or any definitive agreements related to the committed financing, in each case, of which K-C becomes aware;
•
the receipt of any written notice or other written communication, in each case received from any financing source with respect to any (i) material breach of K-C’s obligations under the debt commitment letter or definitive agreements related to the committed financing, or default, termination or repudiation by any party to the debt commitment letter or definitive agreements related to the committed financing or (ii) material dispute between or among any parties to the debt commitment letter or definitive agreements related to the committed financing or any provisions of the debt commitment letter, in each case with respect to the obligation to fund the amount of the committed financing to be funded at closing; and

•
if for any reason K-C has determined in good faith that it will not be able to obtain all or any portion of the committed financing on the terms contemplated by the debt commitment letter in an amount sufficient, when added with cash and marketable securities of K-C, to pay the required amounts.

Subject to the terms of and as more fully set forth in the merger agreement, Kenvue will, and will cause each of its subsidiaries to, use their reasonable best efforts to cause the appropriate representatives of Kenvue and its subsidiaries to (or in certain instances, to take or cause to be taken (without any “reasonable best efforts” or other qualifier)) provide such customary cooperation as is reasonably requested by K-C, any K-C subsidiary or any of its or their respective representatives in connection with the arrangement and completion of the committed financing or any other financing in lieu thereof.
The closing of the mergers is not conditioned on K-C obtaining any debt financing, including the committed financing, or any alternative financing, and any failure of K-C to secure financing will not constitute a breach under the merger agreement.
Treatment of Kenvue Indebtedness
Prior to the closing, Kenvue will deliver to K-C a payoff letter in respect of the Kenvue credit facility as of the closing to allow for the payoff, discharge and termination in full on the closing date of all indebtedness under the Kenvue credit facility.
In addition, prior to the closing, K-C or its subsidiaries may or, upon the reasonable request of K-C, Kenvue or its subsidiaries will (i) commence one or more offers to purchase any or all of the outstanding Kenvue notes for cash, or one or more offers to exchange any or all of the outstanding Kenvue notes for securities issued by K-C or its affiliates, and/or (ii) solicit the consent of the holders of any series of Kenvue notes regarding proposed amendments to the indenture governing such series of Kenvue notes regarding proposed amendments to the indenture governing such series of Kenvue notes (collectively, the “Kenvue note offers and consent solicitations”); provided, that the closing of any such transaction will not be consummated until, and will be conditioned upon the occurrence of, the closing and, to the extent any such transaction includes a consent fee or other consideration offered to holders, it will be funded by K-C or its subsidiaries. If requested by K-C or its subsidiaries, in lieu of or in addition to K-C commencing Kenvue note offers and consent solicitations for the Kenvue notes, Kenvue will issue (or cause to be issued) one or more conditional notices of optional redemption for all or a portion of the outstanding aggregate principal amount of the Kenvue notes and take any other actions reasonably requested by K-C to facilitate the satisfaction and discharge of the Kenvue notes pursuant to the satisfaction and discharge and other applicable provisions of the Kenvue indenture; provided, that any such redemption and satisfaction and discharge will not be effective unless and until the closing has occurred and K-C or any of its subsidiary has provided Kenvue or the trustee or agent under the indentures governing the applicable Kenvue notes sufficient funds to pay in full the amount required with respect to the Kenvue notes for such redemption and satisfaction and discharge (which we refer to as the “Kenvue note redemptions”). Kenvue has agreed to use reasonable best efforts to provide all reasonable and customary cooperation as may be reasonably requested by K-C in connection with the Kenvue note offers and consent solicitations and the Kenvue note redemptions.

Dividends
Each of K-C and Kenvue will coordinate with the other in respect of the designation of the record dates and payment dates for their respective quarterly cash dividends, so that holders of shares of Kenvue common stock do not (i) receive dividends on both shares of Kenvue common stock received in the mergers and K-C common stock in respect of any calendar quarter or (ii) fail to receive a dividend on either shares of K-C common stock received in the mergers or Kenvue common stock in respect of any calendar quarter (in the case of this clause (ii), unless K-C determines not to pay a dividend on any shares of K-C common stock in respect of such quarter).
Other Agreements
The merger agreement also contains certain other covenants and agreements (subject to certain exceptions and qualifications described in the merger agreement), including covenants and agreements relating to, among other things:
•	the preparation and filing of this joint proxy statement/prospectus;
•	certain restrictions on the ability of K-C or Kenvue to postpone or adjourn its respective special meeting of stockholders without the other party’s consent;
•	access to information, confidentiality and integration planning;
•	cooperation between K-C and Kenvue in connection with certain litigation relating to the mergers;
•	Kenvue taking steps to ensure that dispositions of Kenvue common stock by its officers and directors are exempt under Rule 16b-3 of the Exchange Act;
•	consultation between K-C and Kenvue in connection with public announcements regarding the mergers;
•	cooperation to cause the delisting of Kenvue common from NYSE as promptly as practicable after the first effective time;
•	K-C taking certain actions to cause three members of the Kenvue board to be named to the K-C board effective as of the first effective time;
•	cooperation on certain tax matters; and
•	taking actions to eliminate or minimize the effects of any antitakeover statutes.
Conditions to the Closing of the Mergers
The respective obligations of each party to effect the mergers is subject to the satisfaction or waiver on or prior to the closing of the following conditions:
•	the receipt of the Kenvue stockholder approval and the K-C stockholder approval;
•	the approval for listing on Nasdaq, subject to official notice of issuance, of the shares of K-C common stock as stock consideration;
•	the receipt of the required regulatory approvals;
•	the absence of any legal restraint in effect that prevents, makes illegal, delays, enjoins or prohibits the consummation of the mergers;
•
the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of any stop order suspending the effectiveness of the registration statement, and no proceedings for such purpose having been initiated or threatened by the SEC;

•
the representations and warranties of the other party (or parties, with respect to Kenvue) contained in the merger agreement being true and correct as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt of a certificate duly executed by an executive officer of Kenvue or K-C, as applicable, to such effect); and

•
performance by K-C or Kenvue, as applicable, in all material respects of all obligations required to be performed by them at or prior to the closing under the merger agreement (and the receipt of a certificate duly executed by an executive officer of Kenvue or K-C, as applicable, to such effect).

Termination
Termination Rights
The merger agreement may be terminated at any time prior to the first effective time, whether before or after the receipt of the K-C stockholder approval or the Kenvue stockholder approval:
•	by the mutual written consent of K-C and Kenvue.
•	by either K-C or Kenvue if:
○
the first merger has not been completed on or before November 2, 2026; provided that if the only conditions not satisfied by that date are those related to certain regulatory approvals or the absence of a legal restraint prohibiting the closing, the outside date will automatically be extended to May 3, 2027; provided, further, that if such failure to close on or before the outside date, as it may be extended, is the proximate result of a breach of the merger agreement, then this termination right is not available to such breaching party;

○
any legal restraint that enjoins or otherwise prohibits consummation of the mergers has become final and non-appealable (provided that if the imposition of such legal restraint is the proximate result of a breach of the merger agreement, then this termination right is not available to such breaching party);

○	the K-C stockholder approval has not been obtained at the K-C stockholders meeting; or
○	the Kenvue stockholder approval has not been obtained at the Kenvue stockholders meeting.
•	by K-C if:
○
Kenvue has breached its representations, warranties or covenants such that a closing condition would not be satisfied, and such breach is not cured within 45 days following written notice thereof (provided that K-C is not then in material breach of its own obligations under the merger agreement); or

○	prior to the Kenvue stockholder approval, the Kenvue board has made a Kenvue adverse recommendation change.
•	by Kenvue if:
○
K-C has breached its representations, warranties or covenants such that a closing condition would not be satisfied, and such breach is not cured within 45 days following written notice thereof (provided that Kenvue is not then in material breach of its own obligations under the merger agreement); or

○	prior to the K-C stockholder approval, the K-C board has made a K-C adverse recommendation change.
If the merger agreement is terminated, it will become void, without liability on the part of any party, except in the case of fraud or an intentional and material breach of the merger agreement prior to termination. Certain provisions will survive termination, including those relating to confidentiality, the effect of termination, payment of termination fees and expenses and governing law.
Termination Fees; Expenses
Generally, each party is required to pay its own fees and expenses.
In addition, upon termination of the merger agreement under specified circumstances, certain fees will become payable by either K-C to Kenvue or Kenvue to K-C.
K-C will pay to Kenvue a termination fee of $1.136 billion if:
•	Kenvue terminates the merger agreement because the K-C board made a K-C adverse recommendation change; or
•
the merger agreement is terminated (i) by either party due to the passing of the outside date, (ii) by either party after a failure to obtain the K-C stockholder approval or (iii) by Kenvue due to a terminable breach of the merger agreement by K-C, and in each case (a) a K-C takeover proposal was made or publicly announced after the date of the merger agreement and prior to such termination and (b) within twelve months of such termination, K-C enters into a definitive agreement for or completes a K-C takeover proposal. For purposes of this paragraph, all references to “20%” in the definition of “K-C takeover proposal” are deemed to be “50%.”

Kenvue will pay to K-C a termination fee of $1.136 billion if:
•	K-C terminates the merger agreement because the Kenvue board made a Kenvue adverse recommendation change; or
•
the merger agreement is terminated (i) by either party due to the passing of the outside date, (ii) by either party after a failure to obtain the Kenvue stockholder approval or (iii) by K-C due to a terminable breach of the merger agreement by Kenvue, and in each case (a) a Kenvue takeover proposal was made or publicly announced after the date of the merger agreement and prior to such termination and (b) within twelve months of such termination, Kenvue enters into a definitive agreement for or completes a Kenvue takeover proposal. For purposes of this paragraph, all references to “20%” in the definition of “Kenvue takeover proposal” are deemed to be “50%.”

If a party fails to promptly pay any fee due, the defaulting party will also pay the costs and expenses (including legal fees) incurred by the other party in connection with any action taken to collect payment that results in a judgment in its favor, as well as interest on the amount of such payment from the date such payment was required to be made until the date paid.
Specific Performance; Remedies
The parties have agreed that irreparable damage would occur if the merger agreement is not performed in accordance with its terms or is otherwise breached, and that monetary damages would not be an adequate remedy. Accordingly, the parties have agreed that each party is entitled to an injunction and specific performance to prevent breaches of the merger agreement and to enforce its terms, in addition to any other remedy to which such party may be entitled at law or in equity.
Except in the case of fraud or a material, willful breach of the merger agreement, if a termination fee becomes payable, the payment of such fee will be the sole and exclusive remedy of the receiving party and its subsidiaries and representatives against the paying party and its affiliates for any loss, liability of damages suffered as a result of the failure of the mergers to be consummated or the termination of the merger agreement. In no event will either party be required to pay its respective termination fee on more than one occasion. While a party may pursue both a grant of specific performance in addition to the applicable termination fee, a party is not permitted or entitled to receive both a grant of specific performance that results in the closing and any money damages, including all or any portion of the applicable termination fee.
Third-Party Beneficiaries
The merger agreement is not intended to confer upon any person other than the parties to the merger agreement any rights or remedies, except for: (i) if the first effective time occurs, the right of Kenvue stockholders to receive the merger consideration as described in the section entitled “The Merger Agreement—Consideration” above; (ii) if the first effective time occurs, the rights of the indemnified parties described in the section entitled “The Merger Agreement—Covenants and Agreements—Indemnification, Exculpation and Insurance” above; and (iii) following the valid termination of the merger agreement as described in the section entitled “The Merger Agreement—Termination—Termination Rights” above, subject to the provisions of the merger agreement, the right of Kenvue or K-C, as a representative of their respective holders of shares of Kenvue common stock or K-C common stock (who are third-party beneficiaries under the merger agreement solely to the extent necessary for the provision in the merger agreement described by this clause (iii) to be enforceable), to pursue any damages in their respective sole and absolute discretion (including damages based on loss of the economic benefit of the mergers to Kenvue or the holders of shares of Kenvue common stock or K-C or the holders of shares of K-C common stock, as applicable).
Amendments; Waivers
The merger agreement may be amended by mutual written agreement of the parties at any time before the first effective time. After the K-C stockholder approval or the Kenvue stockholder approval has been obtained, as the case may be, no amendment may be made that requires further approval by such stockholders under applicable law without such approval being obtained. A party may waive any inaccuracy in the representations or compliance with any covenant of the other party, provided such waiver is in writing.

Governing Law; Jurisdiction; Waiver of Jury Trial
The merger agreement is governed by, and construed in accordance with, the laws of the State of Delaware.
Any claim or action arising out of the merger agreement or the mergers will be heard exclusively in the Court of Chancery of the State of Delaware (or, if it lacks jurisdiction, another state or federal court within Delaware). Notwithstanding the foregoing, any action against any of the financing sources in connection with the debt financing will be exclusively governed by the laws of the State of New York and heard exclusively in the state or federal courts in the Borough of Manhattan, New York.
Each party has irrevocably waived any right it may have to a trial by jury in any action or proceeding arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS
The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the mergers, taken together, to U.S. holders (as defined below) of Kenvue common stock. This discussion is based on the Code, the regulations promulgated thereunder (which we refer to as the “Treasury Regulations”), judicial authority and administrative rulings, all as of the date of this joint proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. No ruling has been sought from the Internal Revenue Service (which we refer to as the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position.
This discussion is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. holder as a result of the mergers. This discussion does not take into account the individual facts and circumstances of any particular U.S. holder that may affect the U.S. federal income tax consequences to a U.S. holder and is not intended to be, and should not be construed as, legal or tax advice with respect to any U.S. holder. In addition, this discussion does not address any U.S. state or local or any non-U.S. tax considerations, any U.S. federal estate, gift, generation skipping or alternative minimum tax considerations, the 3.8% Medicare tax on net investment income, or any U.S. federal tax consequences other than U.S. federal income tax consequences of the mergers.
This discussion assumes that U.S. holders of Kenvue common stock hold their Kenvue common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the consequences to U.S. holders subject to special tax rules, such as:
•	banks, thrifts, mutual funds, financial institutions, underwriters or insurance companies;
•	real estate investment trusts and regulated investment companies;
•	tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts;
•	U.S. expatriates and former citizens or residents of the United States;
•	entities or arrangements that are treated as partnerships for U.S. federal income tax purposes and investors in such entities;
•	dealers or traders in securities, commodities or currencies;
•	grantor trusts;
•	S corporations;
•	U.S. holders subject to any alternative minimum tax;
•	U.S. holders who exercise dissenters’ or appraisal rights;
•	U.S. holders whose “functional currency” is not the U.S. dollar;
•	U.S. holders who received Kenvue common stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; and
•	U.S. holders who own Kenvue common stock as part of a straddle, synthetic security, wash sale, hedge, conversion transaction or other integrated investment.
U.S. holders that are subject to special provisions under the Code, including U.S. holders described immediately above, should consult their tax advisors regarding the tax consequences of the mergers.
As used in this discussion, a “U.S. holder” means a beneficial owner of Kenvue common stock who is for U.S. federal income tax purposes:
•	a citizen or resident of the United States;
•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•
a trust that (a) is subject to the primary jurisdiction of a court within the United States and the control of one or more U.S. persons with respect to all its substantial decisions, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income, regardless of source.
If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Kenvue common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the mergers.
U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGERS TO THEIR PARTICULAR SITUATION, INCLUDING, WITHOUT LIMITATION, THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE MERGERS.
Qualification of the mergers, taken together, as a “reorganization”
The parties intend for the mergers, taken together, to be treated as a “reorganization” under Section 368(a) of the Code. The obligation of K-C and Kenvue to consummate the mergers is not conditioned upon the receipt of an opinion from counsel, nor have the parties applied for a ruling from the IRS, that the mergers, taken together, would be so treated. However, in connection with the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, Kirkland & Ellis LLP, counsel to K-C, and Cravath, Swaine & Moore LLP, counsel to Kenvue, will each deliver a legal opinion to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based upon and rely on, among other things, various facts, assumptions, representations and warranties and covenants, including those contained in the merger agreement and in the officers’ certificates provided by K-C (on behalf of itself, Vesta Sub I and Vesta Sub II) and Kenvue. If any of these facts, assumptions, representations and warranties and covenants underlying the tax opinions described above is or becomes incorrect, incomplete or inaccurate or is violated, the validity of such tax opinions may be affected and the U.S. federal income tax consequences of the mergers could differ materially from those described below. An opinion of counsel represents such counsel’s judgment but is not binding on the IRS or any court, and the IRS or a court may disagree with the conclusion in an opinion of counsel. Accordingly, there can be no assurance that the IRS would not assert that the mergers, taken together, fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain such position.
Provided that the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the mergers to U.S. holders generally are as follows:
(1)
A U.S. holder that exchanges all its Kenvue common stock for the merger consideration generally will not recognize any realized loss but will recognize any realized gain as a result of the mergers equal to the lesser of (i) the excess, if any, of (a) the sum of the fair market value of the K-C common stock (including any fractional share of K-C common stock deemed received and redeemed for cash, as discussed below) and the amount of cash consideration (excluding the amount of any cash in lieu of a fractional share of K-C common stock) received by such U.S. holder pursuant to the first merger, over (b) such U.S. holder’s adjusted tax basis in its Kenvue common stock surrendered pursuant to the first merger and (ii) the amount of cash consideration (excluding the amount of any cash in lieu of a fractional share of K-C common stock) received by such U.S. holder pursuant to the first merger.

(2)
A U.S. holder’s aggregate tax basis in the K-C common stock received in the first merger (including any fractional share of K-C common stock deemed received and redeemed for cash) generally will equal such U.S. holder’s aggregate adjusted tax basis in the Kenvue common stock surrendered in the first merger, less the amount of cash consideration (excluding the amount of any cash in lieu of a fractional share of K-C common stock) received pursuant to the first merger, plus any gain recognized as a result of the first merger (other than any gain recognized in respect of cash received in lieu of a fractional share of K-C common stock).

(3)
The holding period of the K-C common stock received by a U.S. holder in the first merger (including any fractional share of K-C common stock deemed received and redeemed for cash) will include such U.S. holder’s holding period for the Kenvue common stock surrendered in the first merger.

Subject to the discussion below in the section entitled “Material U.S. Federal Income Tax Consequences of The Mergers—Possible dividend treatment,” any gain recognized as a result of the mergers generally will be capital gain, and will be long-term capital gain if, as of the effective date of the first merger, such U.S. holder’s holding period for such Kenvue common stock surrendered pursuant to the first merger is greater than one year. For U.S. holders that are non-corporate holders, long-term capital gains generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.
If a U.S. holder holds different blocks of Kenvue common stock (generally, Kenvue common stock acquired on different dates or at different prices), such U.S. holder must determine the basis and holding period in the K-C common stock received in the mergers separately for each identifiable block (that is, stock of the same class acquired at the same time for the same price) of Kenvue common stock surrendered in the first merger. Each U.S. holder should consult its tax advisor with respect to the determination of the gain recognized and the tax bases and/or holding periods of the particular shares of K-C common stock received in the mergers.
Cash received in lieu of a fractional share of K-C common stock
A U.S. holder that receives cash in lieu of a fractional share of K-C common stock generally will be treated as having received the fractional share pursuant to the first merger, and then as having sold to K-C that fractional share of K-C common stock in exchange for cash. As a result, such U.S. holder of Kenvue common stock generally will recognize gain or loss equal to the difference, if any, between the amount of cash received and the tax basis allocated to such fractional share of K-C common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the mergers, such U.S. holder’s holding period for the Kenvue common stock surrendered pursuant to the first merger is greater than one year. For U.S. holders that are non-corporate holders, long-term capital gains generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.
Possible dividend treatment
In some cases, a U.S. holder’s recognized gain could be treated as a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder could have dividend income up to the amount of the cash consideration received in the first merger, depending on the “earnings and profits” of Kenvue (as determined for U.S. federal income tax purposes), as applicable. Because the possibility of dividend treatment depends upon various factors, including the particular circumstances of a U.S. holder and the application of certain constructive ownership rules, U.S. holders should consult their tax advisors regarding the potential tax consequences of the mergers and the receipt of the merger consideration to them in their particular circumstances.
Information withholding and backup withholding tax
The receipt of the merger consideration in exchange for Kenvue common stock pursuant to the first merger may be subject, under certain circumstances, to information reporting and backup withholding at a rate of 24%. To avoid backup withholding, a U.S. holder should timely complete and return an IRS Form W-9, certifying that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding. Certain types of U.S. holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. Any amounts withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if any, provided that the U.S. holder timely furnishes the required information to the IRS.
THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS GENERAL IN NATURE AND MAY NOT BE APPLICABLE TO A U.S. HOLDER DEPENDING UPON SUCH U.S. HOLDER’S PARTICULAR SITUATION. A U.S. HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THE U.S. HOLDER OF THE MERGERS AND OF THE OWNERSHIP AND DISPOSITION OF K-C COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as the terms defined elsewhere in this joint proxy statement/prospectus.
Introduction
On November 2, 2025, K-C entered into a merger agreement with Kenvue, First Merger Sub, and Second Merger Sub. The merger agreement provided for, among other things, the acquisition of Kenvue by K-C pursuant to (i) the merger of First Merger Sub with and into Kenvue, with Kenvue surviving as a direct wholly owned subsidiary of K-C, and (ii) immediately following the first merger, and as part of the same overall transaction as the first merger, the initial surviving company merging with and into Second Merger Sub, with Second Merger Sub surviving as a direct, wholly owned subsidiary of K-C.
The unaudited pro forma condensed combined financial information presents the pro forma effects of the accounting for the mergers and other transactions described below (which we refer to, collectively, as the “Transactions”). This includes pro forma adjustments intended to illustrate the estimated effects of the Debt Financing (as defined below) (which we refer to as the “Financing Adjustments”) and the mergers and other related transactions (the “Transaction Accounting Adjustments”) (which we refer to, collectively, as the “Adjustments”).
In the accompanying unaudited pro forma condensed combined financial information, the historical consolidated financial statements of K-C and Kenvue have been adjusted to depict the accounting for the Transactions in accordance with GAAP. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. All adjustments are preliminary and subject to change.
The unaudited pro forma condensed combined financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information. The unaudited pro forma condensed combined balance sheet is presented as if the Transactions had occurred on September 30, 2025, and the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2025, and the year ended December 31, 2024, are presented to give effect to the Transactions as if they occurred on January 1, 2024.
Description of the Transactions
Under the terms of the merger agreement, each share of Kenvue common stock, $0.01 par value per share, issued and outstanding immediately prior to the first effective time (other than canceled shares and appraisal shares) shall be converted into the right to receive, and become exchangeable for, 0.14625 issued, fully paid and non-assessable shares of K-C common stock, subject to cash in lieu of any fractional shares, plus $3.50 in cash, in each case, without interest. Upon closing of the mergers, current K-C stockholders are expected to own approximately 54% and current Kenvue stockholders are expected to own approximately 46% of the combined company on a fully diluted basis.
The merger agreement provides that:
•
Each Kenvue stock option outstanding immediately prior to the first effective time will convert into a K-C stock option with respect to a number of shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Kenvue common stock subject to such Kenvue stock option immediately prior to the first effective time and (ii) the equity award exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Kenvue stock option immediately prior to the first effective time divided by (B) the equity award exchange ratio. Each Kenvue assumed stock option will be subject to the same terms and conditions (including with respect to vesting) that applied to the corresponding Kenvue stock option award immediately prior to the first effective time, except that, following a qualifying termination, any vested Kenvue assumed stock options will remain outstanding and exercisable until the earlier of the one-year anniversary of such qualifying termination and the expiration date for such Kenvue assumed stock option assuming no termination of employment.

•
Each other Kenvue equity award, including all Kenvue deferred stock unit awards, time-vesting restricted stock unit awards and performance-vesting restricted stock unit awards, that is outstanding as of immediately prior to the first effective time will convert into an award of K-C restricted stock units with respect to a number of shares (rounded to the nearest whole share) equal to the product of (A) the number of shares of Kenvue common stock subject to such Kenvue equity award immediately prior to the first effective time and (B) the equity award exchange ratio, with the same terms and conditions that applied to such Kenvue equity award immediately prior to the first effective time (including vesting and dividend equivalent rights); provided that (I) in the case of any Kenvue RSU award that is or becomes vested as of the first effective time pursuant to its terms, such Kenvue RSU award will instead be converted into the right to receive the merger consideration for each share of Kenvue common stock subject to the Kenvue RSU award; and (II) in the case of any Kenvue PSU award, the number of shares of Kenvue common stock subject to such award immediately prior to the first effective time will be based on the greater of target and actual performance through the closing of the mergers and the corresponding RSU conversion award will no longer be subject to any performance-based vesting conditions.
The mergers are expected to close in the second half of 2026, subject to the receipt of Kenvue and K-C stockholder approvals, regulatory approvals and satisfaction of other customary closing conditions.
Accounting for the Transactions
The mergers will be accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805, with K-C as the accounting acquirer. Under this method of accounting, all assets acquired and liabilities assumed are recognized and measured at their estimated fair values as of the acquisition date. The excess of purchase consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.
In connection with the merger agreement, K-C and JPMorgan Chase Bank, N.A. (which we refer to as the “Lender”) executed a bridge loan facility commitment letter (which we refer to as the “Debt Commitment Letter”), dated November 2, 2025, pursuant to which the Lender has committed to provide bridge financing, comprised of a $3.9 billion syndicated bridge facility and a $3.8 billion non-syndicated bridge facility (which we refer to, together, as the “Bridge Facility”). On December 9, 2025, K-C terminated the $3.8 billion non-syndicated bridge facility as a result of entering into (x) the DDTL Credit Facility, which provides K-C with the ability to borrow up to $1.8 billion at the closing date, subject to satisfaction of customary closing conditions for similar facilities and (y) the New Revolving Credit Facility, which provides K-C with the ability to borrow up to $4.0 billion (which may be increased by up to $1.0 billion upon obtaining additional commitments from the then-existing or new lenders and the satisfaction of certain other conditions), $2.0 billion of which is available with limited conditionality to ensure certainty of funds for the purposes set forth in the immediately succeeding sentence, subject to the satisfaction of customary closing conditions for similar facilities. These facilities are available for the purpose of financing a portion of the cash consideration and fees and expenses related to the transactions contemplated by the merger agreement and are collectively referred to as the “Debt Financing.”
K-C intends to fund the transactions contemplated by the merger agreement with a combination of available cash and proceeds from long-term permanent financing; however, terms of such permanent financing are not yet known nor determinable. Accordingly, for purposes of the unaudited pro forma condensed combined financial information, K-C assumed the draw down of the DDTL Credit Facility and Bridge Facility.
The unaudited pro forma condensed combined financial information assumes that the cash portion of the merger consideration and transaction costs will be funded through a combination of K-C’s cash on hand as of September 30, 2025, proceeds from the Debt Financing as described above, and proceeds from the sale of a majority stake of K-C’s International Family Care and Professional business (which we refer to as the “IFP Business”).
The unaudited pro forma condensed combined financial information and related notes are provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the Transactions been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. It is likely that the actual adjustments upon the completion of the Transactions will differ from the pro forma adjustments, and it is possible the differences may be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2025
(In millions)

	As of September 30, 2025	As of September 28, 2025
	Kimberly-Clark Corporation (Pro Forma Historical - Note 3)	Kenvue Inc. (Adjusted - Note 2)	Transaction Accounting Adjustments		Financing Adjustments		Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$2,316	$1,139	$(6,705)	4a	$ 4,989	5a	$675
			(259)	4f
			(50)	4g
			(4)	4h
			(751)	4i
Accounts receivable, net	1,972	2,788	—		—		4,760
Inventories	1,541	1,794	1,057	4d	—		4,392
Other current assets	570	311	—		—		881
Total current assets	6,399	6,032	(6,712)		4,989		10,708
Property, Plant and Equipment, Net	6,530	2,092	970	4b	—		9,592
Investments in Equity Companies	2,021	—	—		—		2,021
Goodwill	1,833	9,441	3,808	4m	—		15,082
Other Intangible Assets, Net	78	8,716	25,903	4c	—		34,697
Other Assets	996	967	(201)	4l	—		1,762
TOTAL ASSETS	$ 17,857	$ 27,248	$23,768		$ 4,989		$ 73,862
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt payable within one year	$834	$1,913	$(750)	4i	$4,989	5a	$6,986
Trade accounts payable	3,227	2,445	—		—		5,672
Accrued expenses and other current liabilities	1,873	1,798	(1)	4i	—		3,670
Dividends payable	415	—	—		—		415
Total Current Liabilities	6,349	6,156	(751)		4,989		16,743
Long-Term Debt	6,470	7,060	1	4j	—		13,481
			(50)	4k
Non-current Employee Benefits	616	373	—		—		989
Deferred Income Taxes	413	2,425	5,316	4l	—		8,154
Other Liabilities	653	600	—		—		1,253
Redeemable Preferred Securities of Subsidiaries	37	—	—		—		37
Stockholders' equity
Kimberly-Clark Corporation
Preferred stock	—	—	—		—		—
Common stock	473	19	350	4a	—		823
			(19)	4e
Additional paid-in capital	829	16,320	29,773	4a	—		30,602
			(16,320)	4e
Common stock held in treasury, at cost	(5,992)	(439)	439	4e	—		(5,992)
Retained earnings	11,371	(136)	136	4e	—		11,134
			(259)	4f
			(50)	4g
			(4)	4h
			76	4l
Accumulated other comprehensive income (loss)	(3,498)	(5,130)	5,130	4e	—		(3,498)
Total Kimberly-Clark Corporation Stockholders' Equity	3,183	10,634	19,252		—		33,069
Noncontrolling Interests	136	—	—		—		136
Total Stockholders' Equity	3,319	10,634	19,252		—		33,205
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 17,857	$ 27,248	$23,768		$4,989		$ 73,862

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the nine months ended September 30, 2025
(In millions, except per share amounts)

	For the nine months ended September 30, 2025	For the nine months ended September 28, 2025
	Kimberly-Clark Corporation (Pro Forma Historical - Note 3)	Kenvue Inc. (Adjusted - Note 2)	Transaction Accounting Adjustments		Financing Adjustments		Pro Forma Combined
Net Sales	$ 12,367	$ 11,344	$—		$—		$23,711
Cost of products sold	7,909	4,856	(5)	4aa	—		12,760
Gross Profit	4,458	6,488	5		—		10,951
Marketing, research and general expenses	2,573	4,590	58	4bb	—		7,217
			(4)	4ff
Impairment of intangible assets	—	—	—		—		—
Other (income) and expense, net	41	45	—		—		86
Operating Profit	1,844	1,853	(49)		—		3,648
Nonoperating expense	(50)	—	—		—		(50)
Interest income	18	40	—		—		58
Interest expense	(196)	(321)	30	4hh	(184)	5aa	(674)
			(3)	4ii
Income from Continuing Operations Before Income Taxes and Equity Interests	1,616	1,572	(22)		(184)		2,982
(Provision) benefit for income taxes	(495)	(432)	6	4jj	45	5bb	(876)
Income from Continuing Operations Before Equity Interests	1,121	1,140	(16)		(139)		2,106
Share of net income of equity companies	275	—	—		—		275
Income from Continuing Operations	1,396	1,140	(16)		(139)		2,381
Net income attributable to noncontrolling interests	(17)	—	—		—		(17)
Net Income Attributable to Kimberly-Clark Corporation	$1,379	$1,140	$ (16)		$ (139)		$2,364
Net income from continuing operations per share (Note 6):
Basic	$4.15	$0.59	—		—		$3.86
Diluted	$4.14	$0.59	—		—		$3.84
Shares used in computing per share amounts:
Basic	331.9	1,917	—		—		612.1
Diluted	333.2	1,925	—		—		615.7

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the year ended December 31, 2024
(In millions, except per share amounts)

	For the year ended December 31, 2024	For the year ended December 29, 2024
	Kimberly-Clark Corporation (Pro Forma Historical - Note 3)	Kenvue Inc. (Adjusted - Note 2)	Transaction Accounting Adjustments		Financing Adjustments		Pro Forma Combined
Net Sales	$16,805	$15,455	$—		$—		$32,260
Cost of products sold	10,516	6,732	(12)	4aa	—		18,293
			1,057	4cc
Gross Profit	6,289	8,723	(1,045)		—		13,967
Marketing, research and general expenses	3,930	6,278	66	4bb	—		10,636
			259	4dd
			100	4ee
			(1)	4ff
			4	4gg
Impairment of intangible assets	97	578	—		—		675
Other (income) and expense, net	(438)	74	—		—		(364)
Operating Profit	2,700	1,793	(1,473)		—		3,020
Nonoperating expense	(60)	—	—		—		(60)
Interest income	48	53	—		—		101
Interest expense	(270)	(431)	40	4hh	(245)	5aa	(909)
			(3)	4ii
Income from Continuing Operations Before Income Taxes and Equity Interests	2,418	1,415	(1,436)		(245)		2,152
(Provision) benefit for income taxes	(442)	(385)	329	4jj	60	5bb	(438)
Income from Continuing Operations Before Equity Interests	1,976	1,030	(1,107)		(185)		1,714
Share of net income of equity companies	405	—	—		—		405
Income from Continuing Operations	2,381	1,030	(1,107)		(185)		2,119
Net income attributable to noncontrolling interests	(33)	—	—		—		(33)
Net Income Attributable to Kimberly-Clark Corporation	$2,348	$1,030	$(1,107)		$(185)		$2,086
Net income from continuing operations per share (Note 6):
Basic	$7.00	$0.54	—		—		$3.39
Diluted	$6.97	$0.54	—		—		$3.37
Shares used in computing per share amounts:
Basic	335.6	1,915	—		—		615.8
Diluted	337.0	1,923	—		—		618.8

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1. Notes to Unaudited Pro Forma Condensed Combined Financial Information
Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information. Certain transaction accounting adjustments have been computed in order to show the effects of the Transactions on the condensed combined historical financial information of K-C and Kenvue. These adjustments are preliminary and based upon the estimated fair value of merger consideration, hereafter referred to as “purchase consideration” within the context of the unaudited pro forma condensed combined financial information, and management’s estimates of fair value of the assets acquired and liabilities assumed.
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with K-C as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical financial statements of K-C and Kenvue. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their estimated fair values as of the acquisition date, while transaction costs associated with the business combination are expensed as incurred. The excess of purchase consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with:
•	the accompanying notes to the unaudited pro forma condensed combined financial information;
•
the separate historical audited consolidated financial statements of K-C as of and for the year ended December 31, 2024, included in K-C’s Current Report on Form 8-K filed with the SEC on December 4, 2025, and incorporated by reference in this joint proxy statement/prospectus;

•
the separate historical unaudited condensed consolidated financial statements of K-C as of and for the nine months ended September 30, 2025, included in K-C’s Quarterly Report on Form 10-Q filed with the SEC on October 30, 2025, and incorporated by reference in this joint proxy statement/prospectus;

•
the separate historical audited consolidated financial statements of Kenvue as of and for the year ended December 29, 2024, included in Kenvue’s Annual Report on Form 10-K filed with the SEC on February 24, 2025, and incorporated by reference in this joint proxy statement/prospectus;

•
the separate historical unaudited condensed consolidated financial statements of Kenvue as of and for the nine months ended September 28, 2025, included in Kenvue’s Quarterly Report on Form 10-Q filed with the SEC on November 3, 2025, and incorporated by reference in this joint proxy statement/prospectus;

Following the Transactions, Kenvue will adopt K-C’s fiscal calendar. Accordingly, the unaudited pro forma condensed combined balance sheet is presented as if the Transactions had occurred on September 30, 2025, and the unaudited pro forma condensed combined statements of income for the year ended December 31, 2024, and the nine months ended September 30, 2025, give effect to the Transactions as if they occurred on January 1, 2024. The unaudited pro forma condensed combined statements of income are only presented through net income from continuing operations, and therefore net income from discontinued operations is not presented.
The unaudited pro forma condensed combined financial information is provided for informational purposes only and may not be indicative of the operating results that would have occurred if the Transactions had been completed as of the dates set forth above, nor is it indicative of the future results of K-C following the Transactions. In determining the preliminary estimate of fair values of assets acquired and liabilities assumed of Kenvue, K-C used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The allocation of the aggregate purchase consideration depends upon certain estimates and assumptions, all of which are preliminary. As of the date of this joint proxy statement/prospectus, K-C has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of Kenvue’s assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets, property, plant & equipment, inventory, and debt. Accordingly, apart from the aforementioned items, certain Kenvue assets and liabilities are presented at their respective carrying amounts and should therefore be treated as preliminary. A final determination of the fair value of Kenvue’s assets and liabilities will be based on Kenvue’s actual assets and liabilities as of the closing date, and therefore, cannot be made prior to the consummation of the mergers. The final determination of fair values of assets acquired and liabilities assumed relating to the mergers could differ materially from the preliminary allocation of aggregate purchase consideration.
The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies, or cost savings that may result from the integration costs that may be incurred. The pro forma adjustments represent K-C’s best estimates and are based upon currently available information and certain assumptions that K-C believes are reasonable under the circumstances. There are no material transactions between K-C and Kenvue during the periods presented.
Note 2. Accounting Policies and Reclassifications
During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary review of Kenvue’s financial information to identify differences in accounting policies compared to those of K-C and differences in financial statement presentation compared to the presentation of K-C. With the information currently available, other than the reclassification adjustments described herein, K-C is not aware of any other differences that would have a material impact on the unaudited pro forma condensed combined financial information. However, K-C will continue to perform its detailed review of Kenvue’s accounting policies. Upon completion of that review, differences may be identified between the accounting policies of K-C and Kenvue that, when conformed could have a material impact on the unaudited pro forma condensed combined financial information.
The following items represent certain reclassification adjustments to conform Kenvue’s historical consolidated balance sheet presentation to K-C’s historical consolidated balance sheet presentation, which have no impact on net assets:
Condensed Consolidated Balance Sheet
As of September 28, 2025
(In millions, except par value)

K-C	Kenvue	Kenvue Inc. (Historical)	Reclassification Adjustments	Notes	Kenvue Inc. (Adjusted)
ASSETS
Current Assets
Cash and cash equivalents	Cash and cash equivalents	$1,139			$1,139
Accounts receivable, net	Trade receivables, net	2,416	372	(2a)	2,788
Inventories	Inventories	1,794			1,794
	Prepaid expenses and other receivables	531	(531)	(2a), (2b)	—
Other current assets	Other current assets	152	159	(2b)	311
	Total Current Assets	6,032	—		6,032
Property, Plant and Equipment, Net	Property, plant, and equipment, net	2,092			2,092
Investments in Equity Companies					—
Goodwill	Goodwill	9,441			9,441
Other Intangible Assets, Net	Intangible assets, net	8,716			8,716
	Deferred taxes on income	237	(237)	(2c)	—
Other Assets	Other assets	730	237	(2c)	967
	Total Assets	$27,248	$—		$27,248
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year			$1,913	(2d)	$1,913
Trade accounts payable	Accounts payable	2,445			2,445
Accrued expenses and other current liabilities			1,798	(2e)	1,798
Dividends payable					—
	Loans and notes payable	1,913	(1,913)	(2d)	—
	Accrued liabilities	958	(958)	(2e)	—

K-C	Kenvue	Kenvue Inc. (Historical)	Reclassification Adjustments	Notes	Kenvue Inc. (Adjusted)
	Accrued rebates, returns, and promotions	737	(737)	(2e)	—
	Accrued taxes on income	103	(103)	(2e)	—
Total Current Liabilities	Total Current Liabilities	6,156	—		6,156
Long-Term Debt	Long-term debt	7,060			7,060
Non-current Employee Benefits			373	(2f)	373
Deferred Income Taxes	Deferred taxes on income	2,425			2,425
	Employee-related obligations	373	(373)	(2f)	—
Other Liabilities	Other liabilities	600			600
	Total liabilities(1)	16,614	(16,614)		—
Stockholders' Equity
Kimberly-Clark Corporation
Preferred stock - no par value	Preferred stock, $ 0.01 par value	—			—
Common stock - $1.25 par value	Common stock, $ 0.01 par value	19			19
Additional paid-in capital	Additional paid-in capital	16,320			16,320
Common stock held in treasury, at cost	Treasury stock, at cost	(439)			(439)
Retained earnings			(136)	(2g)	(136)
	Accumulated deficit	(136)	136	(2g)	—
Accumulated other comprehensive income (loss)	Accumulated other comprehensive loss	(5,130)			(5,130)
Total Kimberly-Clark Corporation Stockholders' Equity	Total stockholders’ equity	10,634	—		10,634
Noncontrolling Interests					—
Total Stockholders' Equity		10,634	—		10,634
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	Total Liabilties and Stockholders’ Equity	$27,248	$—		$27,248

(1)
Kenvue historically presents Total liabilities, whereas K-C does not historically present Total liabilities. Kenvue Inc. (Historical) is presented consistent with Kenvue’s historical presentation. The Reclassification Adjustments column removes the subtotal for Total liabilities for purposes of Kenvue Inc. (Adjusted) column presenting amounts consistent with K-C’s presentation.

(2a)	Reclassification of receivables from “Prepaid expenses and other receivables” to “Accounts receivable, net.”
(2b)	Reclassification of “Prepaid expenses and other receivables,” excluding amounts classified as “Accounts receivable, net” to “Other current assets.”
(2c)	Reclassification of “Deferred Taxes on Income” to “Other Assets.”
(2d)	Reclassification of “Loans and notes payable” to “Debt payable within one year.”
(2e)	Reclassification of “Accrued liabilities,” “Accrued rebates, returns, and promotions” and “Accrued taxes on income” to “Accrued expenses and other current liabilities.”
(2f)	Reclassification of “Employee-related obligations” to “Non-current Employee Benefits.”
(2g)	Reclassification of “Accumulated deficit” to “Retained earnings.”

The following items represent certain reclassification adjustments to conform Kenvue’s historical consolidated statement of income presentation to K-C’s historical consolidated statement of income presentation, which have no impact on net income:
Condensed Consolidated Statement of Income
For the nine months ended September 28, 2025
(In millions)

K-C	Kenvue	Kenvue Inc. (Historical)	Reclassification Adjustments	Notes	Kenvue Inc. (Adjusted)
Net Sales	Net sales	$11,344			$11,344
Cost of products sold	Cost of sales	4,689	360	(2h)	4,856
			(193)	(2i)
Gross Profit	Gross Profit	6,655	(167)		6,488
Marketing, research and general expenses			4,590	(2i), (2j), (2k)	4,590
	Selling, general, and administrative expenses	4,553	(4,553)	(2h), (2j)	—
	Restructuring expenses	204	(204)	(2k)	—
Impairment of intangible assets	Impairment charges	—			—
Other (income) and expense, net			45	(2l), (2m)	45
	Other operating expense, net	19	(19)	(2l)	—
Operating Profit	Operating Income	1,879	(26)		1,853
Nonoperating expense
	Other expense (income), net(1)	26	(26)	(2m)	—
Interest income			(40)	(2n)	40
Interest expense	Interest expense, net(1)	281	40	(2n)	(321)
Income from Continuing Operations Before Income Taxes and Equity Interests	Income before taxes	1,572	—		1,572
Provision for income taxes	Provision for taxes(1)	432			(432)
Income from Continuing Operations Before Equity Interests		1,140	—		1,140
Share of net income of equity companies					—
Income from Continuing Operations		1,140	—		1,140
Net income attributable to noncontrolling interests					—
Net Income Attributable to Kimberly-Clark Corporation	Net income	$1,140	$—		$1,140

(1)
Kenvue historically presents its expense amounts after Operating Income as positive, whereas K-C historically presents its expense amounts after Operating Profit as negative. Kenvue Inc. (Historical) and Reclassification Adjustments columns are presented consistent with Kenvue’s historical presentation, whereas final Kenvue Inc. (Adjusted) column presents amounts consistent with K-C’s presentation.

(2h)	Reclassification of shipping and handling costs from “Selling, general, and administrative expenses” to “Cost of products sold.”
(2i)	Reclassification of amortization expense from “Cost of sales” to “Marketing, research, and general expenses.”
(2j)	Reclassification of “Selling, general, and administrative expenses,” excluding shipping and handling costs, to “Marketing, research, and general expenses.”
(2k)	Reclassification of “Restructuring expenses” to “Marketing, research and general expenses.”
(2l)	Reclassification of “Other operating expense, net” to “Other (income) and expense, net.”
(2m)	Reclassification of “Other expense (income), net” to “Other (income) and expense, net.”
(2n)	Reclassification of Interest income from “Interest expense, net” to “Interest income.”

Condensed Consolidated Statement of Income
For the year ended December 29, 2024
(In millions)

K-C	Kenvue	Kenvue Inc. (Historical)	Reclassification Adjustments	Notes	Kenvue Inc. (Adjusted)
Net Sales	Net sales	$15,455			$15,455
Cost of products sold	Cost of sales	6,496	505	(2o)	6,732
			(269)	(2p)
Gross Profit	Gross Profit	8,959	(236)		8,723
Marketing, research and general expenses			6,278	(2p), (2q), (2r)	6,278
	Selling, general, and administrative expenses	6,329	(6,329)	(2o), (2q)	—
	Restructuring expenses	185	(185)	(2r)	—
Impairment of intangible assets	Impairment charges	578			578
Other (income) and expense, net			74	(2s), (2t)	74
	Other operating expense, net	26	(26)	(2s)	—
Operating Profit	Operating Income	1,841	(48)		1,793
Nonoperating expense
	Other expense (income), net(1)	48	(48)	(2t)	—
Interest income			(53)	(2u)	53
Interest expense	Interest expense, net(1)	378	53	(2u)	(431)
Income from Continuing Operations Before Income Taxes and Equity Interests	Income before taxes	1,415	—		1,415
Provision for income taxes	Provision for taxes(1)	385			(385)
Income from Continuing Operations Before Equity Interests		1,030	—		1,030
Share of net income of equity companies					—
Income from Continuing Operations		1,030	—		1,030
Net income attributable to noncontrolling interests					—
Net Income Attributable to Kimberly-Clark Corporation	Net income	$1,030	$—		$1,030

(1)
Kenvue’s historically presents its expense amounts after Operating Income as positive, whereas K-C historically presents its expense amounts after Operating Profit as negative. Kenvue Inc. (Historical) and Reclassification Adjustments columns are presented consistent with Kenvue’s historical presentation, whereas final Kenvue Inc. (Adjusted) column presents amounts consistent with K-C’s presentation.

(2o)	Reclassification of shipping and handling costs from “Selling, general, and administrative expenses” to “Cost of product sold.”
(2p)	Reclassification of amortization expense from “Cost of sales” to “Marketing, research, and general expenses.”
(2q)	Reclassification of “Selling, general, and administrative expenses,” excluding shipping and handling costs, to “Marketing, research, and general expenses.”
(2r)	Reclassification of “Restructuring expenses” to “Marketing, research, and general expenses.”
(2s)	Reclassification of “Other operating expense, net” to “Other (income) and expense, net.”
(2t)	Reclassification of “Other expense (income), net” to “Other (income) and expense, net.”
(2u)	Reclassification of Interest income from “Interest expense, net” to “Interest income.”

Note 3. Sale of IFP Business
On June 5, 2025, K-C announced that it had entered into an Equity and Asset Purchase Agreement (which we refer to as the “EAPA”) with International Holding B.V., a wholly-owned subsidiary of Suzano (which we refer to as “Buyer”), to facilitate the sale of K-C’s IFP Business. Pursuant to the EAPA, among other things, K-C will effectuate a reorganization through the transfer of substantially all assets, liabilities, and equity interests of the IFP Business to Kimberly-Clark IFP NewCo B.V., an indirect wholly owned subsidiary of K-C (which we refer to as the “Joint Venture”). At the time of closing, which is expected to take place in mid-2026 and will only take place following the satisfaction of consultation requirements and customary closing conditions, including obtaining required regulatory approvals, Buyer will acquire a 51% interest in the Joint Venture for a purchase price of approximately $1.7 billion, and K-C will retain a 49% equity interest (which we refer to as the “IFP Transaction”).
The IFP Transaction represents a strategic shift in K-C’s operations and has been classified as discontinued operations in K-C’s historical consolidated balance sheet and statements of income, in accordance with ASC 205-20 –Discontinued Operations. The historical condensed consolidated balance sheet and statements of income have been adjusted to reflect the disposal of the IFP Business and the retained interest in the equity method investment as if the IFP Transaction had been completed at an earlier date, as indicated above. As the pro forma condensed combined statements of income are only presented through net income from continuing operations, net income from discontinued operations, including the gain on sale of the IFP Business, is not presented. The adjustments below are reflected to exclude the results of the IFP Business from continuing operations and present the estimated net share of the equity method investment following the IFP Transaction.
The following represents adjustments to K-C’s historical consolidated balance sheet as of September 30, 2025:
Condensed Consolidated Balance Sheet

As of September 30, 2025

(In millions, except par value)

	Kimberly-Clark Corporation (Historical)	IFP Transaction Adjustment	Notes	Kimberly-Clark Corporation (Pro Forma Historical)
ASSETS
Current Assets
Cash and cash equivalents	$617	$1,699	(3b)	$2,316
Accounts receivable, net	1,972			1,972
Inventories	1,541			1,541
Other current assets	570			570
Current assets of discontinued operations	774	(774)	(3a)	—
Total Current Assets	5,474	925		6,399
Property, Plant and Equipment, Net	6,530			6,530
Investments in Equity Companies	355	1,666	(3b)	2,021
Goodwill	1,833			1,833
Other Intangible Assets, Net	78			78
Other Assets	996			996
Non-current Assets of Discontinued Operations	1,622	(1,622)	(3a)	—
TOTAL ASSETS	$16,888	$969		$17,857

	Kimberly-Clark Corporation (Historical)	IFP Transaction Adjustment	Notes	Kimberly-Clark Corporation (Pro Forma Historical)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$834			$834
Trade accounts payable	3,227			3,227
Accrued expenses and other current liabilities	1,873			1,873
Dividends payable	415			415
Current liabilities of discontinued operations	728	(728)	(3a)	—
Total Current Liabilities	7,077	(728)		6,349
Long-Term Debt	6,470			6,470
Non-current Employee Benefits	616			616
Deferred Income Taxes	413			413
Other Liabilities	653			653
Non-current Liabilities of Discontinued Operations	154	(154)	(3a)	—
Redeemable Preferred Securities of Subsidiaries	37			37
Stockholders' Equity
Kimberly-Clark Corporation
Preferred stock - no par value	—			—
Common stock - $1.25 par value	473			473
Additional paid-in capital	829			829
Common stock held in treasury, at cost	(5,992)			(5,992)
Retained earnings	9,520	1,851	(3b)	11,371
Accumulated other comprehensive income (loss)	(3,498)			(3,498)
Total Kimberly-Clark Corporation Stockholders' Equity	1,332	1,851		3,183
Noncontrolling Interests	136			136
Total Stockholders' Equity	1,468	1,851		3,319
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,888	$969		$17,857

(3a)
Represents the adjustment for removal of assets and liabilities of the IFP Business, which are reflected as current and non-current assets and liabilities of discontinued operations in K-C’s historical consolidated balance sheet.

(3b)
Represents the adjustment for the preliminary gain on disposal of the IFP Business which was calculated based on the estimated cash proceeds, net of transaction costs, of approximately $1.7 billion from the sale of the controlling equity interest of 51% and the preliminary estimated fair value of K-C’s retained 49% non-controlling equity interest in the Joint Venture, less the carrying value of the net assets of discontinued operations. Additionally, in conjunction with the disposal of the IFP Business, K-C will undertake various pre-sale restructuring steps that could result in additional tax expense. An estimate of the tax expense is not readily determinable until additional information is obtained including an updated valuation of the disposal assets, analysis of the various jurisdictional tax rules, completion of the final structuring steps, among other things.

The amounts stated above are preliminary and are subject to change upon completion of the IFP transaction.

The following represents adjustments to the historical consolidated statements of income for the nine months ended September 30, 2025, and the year ended December 31, 2024:
Condensed Consolidated Statement of Income
For the nine months ended September 30, 2025
(In millions, except for per share amounts)

	Kimberly-Clark Corporation (Historical)	IFP Transaction Adjustment	Notes	Kimberly-Clark Corporation (Pro Forma Historical)
Net Sales	$12,367			$12,367
Cost of products sold	7,909			7,909
Gross Profit	4,458	—		4,458
Marketing, research and general expenses	2,573			2,573
Impairment of intangible assets	—			—
Other (income) and expense, net	41			41
Operating Profit	1,844	—		1,844
Nonoperating expense	(50)			(50)
Interest income	18			18
Interest expense	(196)			(196)
Income from Continuing Operations Before Income Taxes and Equity Interests	1,616	—		1,616
Provision for income taxes	(495)			(495)
Income from Continuing Operations Before Equity Interests	1,121	—		1,121
Share of net income of equity companies	137	138	(3c)	275
Income from Continuing Operations	1,258	138		1,396
Net income attributable to noncontrolling interests	(17)			(17)
Net Income Attributable to Kimberly-Clark Corporation	$1,241	$138		$1,379
Net income per share:
Basic	$3.74			$4.15
Diluted	$3.73			$4.14
Shares used in computing per share amounts:
Basic	331.9			331.9
Diluted	333.2			333.2

Condensed Consolidated Statement of Income
For the year ended December 31, 2024
(In millions, except for per share amounts)

	Kimberly-Clark Corporation (Historical)	IFP Transaction Adjustment	Notes	Kimberly-Clark Corporation (Pro Forma Historical)
Net Sales	$16,805			$16,805
Cost of products sold	10,516			10,516
Gross Profit	6,289	—		6,289
Marketing, research and general expenses	3,930			3,930
Impairment of intangible assets	97			97
Other (income) and expense, net	(438)			(438)
Operating Profit	2,700	—		2,700
Nonoperating expense	(60)			(60)
Interest income	48			48
Interest expense	(270)			(270)
Income from Continuing Operations Before Income Taxes and Equity Interests	2,418	—		2,418
Provision for income taxes	(442)			(442)
Income from Continuing Operations Before Equity Interests	1,976	—		1,976
Share of net income of equity companies	216	189	(3c)	405
Income from Continuing Operations	2,192	189		2,381
Net income attributable to noncontrolling interests	(33)			(33)
Net Income Attributable to Kimberly-Clark Corporation	$2,159	$189		$2,348
Net income per share:
Basic	$6.43			$7.00
Diluted	$6.41			$6.97
Shares used in computing per share amounts:
Basic	335.6			335.6
Diluted	337.0			337.0

(3c)
Represents adjustments to the historical consolidated statements of income to recognize K-C’s proportional share of net income of the Joint Venture for the nine months ended September 30, 2025, and for the year ended December 31, 2024, respectively. These estimated adjustments are subject to change, which may result from finalizing the determination of any basis differences between the fair value of the equity method investment and the historical carrying value of the net assets of the IFP Business. However, any potential basis difference adjustments are not expected to materially affect the unaudited pro forma condensed combined statements of income.

All amounts are preliminary and subject to change upon finalization of IFP Transaction.

Note 4. Transaction Accounting Adjustments
Calculation of Purchase Consideration and Preliminary Purchase Price Allocation
The unaudited pro forma condensed combined financial information reflects preliminary estimated purchase consideration of $36.8 billion. The fair value of the purchase consideration expected to be transferred on the closing date includes the value of the estimated cash consideration, the estimated fair value of K-C common stock to be transferred, and the estimated fair value of assumed Kenvue equity awards attributable to pre-combination services. The calculation of estimated purchase consideration is as follows:
Consideration Transferred

(In millions)	As of September 30, 2025
Estimated cash consideration(1)	$6,705
Estimated fair value of K-C common stock to be issued(2)	29,072
Estimated fair value of replaced equity awards attributable to pre-combination service(3)	1,051
Total estimated purchase consideration	$36,828
Total cash consideration	$6,705
Total equity consideration	30,123
Total estimated purchase consideration	$36,828

(1)
Represents the estimated cash consideration to be paid, consisting of approximately $6.7 billion calculated as a product of 1,915.8 million outstanding shares of Kenvue common stock and cash consideration of $3.50 per share. The number of shares of Kenvue’s common stock is as of October 30, 2025, the amount within the merger agreement.

(2)
Represents the estimated fair value of approximately 280.2 million shares of K-C common stock estimated to be issued, calculated using the per share price of K-C common stock as of November 20, 2025. The fair value of K-C’s common stock to be issued is $103.76 per share. As outlined in the merger agreement, each share of Kenvue’s common stock to be settled at closing will be exchanged for 0.14625 shares of K-C common stock.

(3)
Represents the estimated aggregate fair value of Kenvue’s stock options, Kenvue RSU awards, Kenvue PSU awards and Kenvue DSU awards, collectively referred to as “Kenvue’s equity awards,” attributable to pre-combination services.

The actual value of K-C’s common stock to be issued will depend on the per share price of K-C’s common stock at the closing date of the mergers, and therefore, the actual purchase consideration will fluctuate with the market price of K-C common stock until the mergers are completed. The following table shows the effect of changes in K-C’s stock price and the resulting impact on the estimated purchase consideration, with the same impact to goodwill:

Change in Stock Price	Stock Price	Change in Purchase Consideration	Estimated Purchase Consideration
(In millions, except stock price)
Increase of 10%	$114.14	$2,992	$39,820
Decrease of 10%	$93.38	$(2,992)	$33,836

Preliminary Purchase Price Allocation
Under the acquisition method of accounting, Kenvue’s identifiable assets acquired and liabilities assumed by K-C will be recorded at the estimated acquisition date fair values. The excess purchase price over the estimated fair value of identifiable assets and liabilities, if any, is recorded as goodwill. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and are prepared to illustrate the estimated effect of the mergers. The final determination of the purchase price allocation will be completed as soon as practicable after the completion of the mergers and will be based on the fair values of the assets acquired and liabilities assumed as of the closing date.
The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial information. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed.

The following table sets forth a preliminary allocation of the estimated purchase consideration to Kenvue’s identifiable tangible and intangible assets expected to be acquired and liabilities expected to be assumed by K-C, as if the mergers has been completed on September 30, 2025.

(In millions)	Fair value
Cash and cash equivalents	$388
Accounts receivable, net	2,788
Inventories	2,851
Other current assets	311
Property, Plant, and Equipment, Net	3,062
Other Intangible Assets, Net	34,619
Other Assets	752
Total Assets	44,771
Debt payable within one year	1,163
Trade accounts payable	2,445
Accrued expenses and other current liabilities	1,797
Long-Term Debt	7,011
Deferred Income Taxes	7,803
Non-current Employee Benefits	373
Other Liabilities	600
Total Liabilities	21,192
Net assets acquired (a)	23,579
Estimated purchase consideration (b)	36,828
Estimated goodwill (b) - (a)	$13,249

Goodwill represents the excess of the preliminary estimated purchase consideration over the estimated fair value of the underlying net assets acquired. Goodwill will not be amortized but instead will be reviewed for impairment annually, or more frequently if facts and circumstances warrant a review. Goodwill is attributable to the assembled workforce of Kenvue, planned growth in certain markets, and synergies expected to be achieved from the combined operations of K-C and Kenvue. A majority of the goodwill recognized in the mergers is not expected to be deductible for tax purposes.
The adjustments included in the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2025, are as follows:
(4a)
Represents the total purchase consideration of $36.8 billion, consisting of (i) cash consideration comprising $6.7 billion, and (ii) equity consideration comprising (a) issuance of approximately 280.2 million shares of K-C common stock with an estimated fair value of $29.1 billion, and (b) issuance of K-C’s equity awards with an estimated fair value of $1.0 billion attributable to pre-combination services.

(4b)
Represents the adjustment to reflect the fair value of property, plant and equipment acquired in the mergers. Preliminary property, plant and equipment fair values in the unaudited pro forma condensed combined financial information are provided in the table below. The estimated fair values of real and personal property were determined using the cost approach. The depreciation expense related to these assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of income, as further described in Note (4aa).

(In millions)	Approximate Fair Value	Estimated Useful Life (in years)
Machinery and equipment	$1,194	9
Buildings and building equipment	801	26
Software	116	4
Construction in progress	553	N/A
Land	363	N/A

(In millions)	Approximate Fair Value	Estimated Useful Life (in years)
Leasehold improvements	35	11
Total	3,062
Eliminate historical Kenvue property, plant and equipment carrying value	2,092
Total property, plant and equipment pro forma adjustment	$970

(4c)
Represents the adjustment to reflect the fair value of intangible assets acquired in the mergers. Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information are provided in the table below. The estimated fair values of brands and customer relationships were determined using the multi-period excess earnings method (which we refer to as “MPEEM”) under the income approach. The amortization related to these identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of income, as further described in Note (4bb). The identifiable intangible assets and related amortization are based on management’s estimates after consideration of similar transactions.

(In millions)	Approximate Fair Value	Estimated Useful Life (in years)
Definite-lived intangible assets:
Brands	$1,352	10
Customer relationships	2,992	15
Indefinite-lived intangible assets:
Brands	30,275	N/A
Total	34,619
Eliminate historical Kenvue intangible assets carrying value	8,716
Total identifiable intangible assets pro forma adjustment	$25,903

(4d)	Represents the adjustment to reflect the fair value of Kenvue’s inventory acquired utilizing a combination of market and cost approaches.
(4e)	Represents the elimination of Kenvue’s historical equity balances.
(4f)	Represents nonrecurring transaction-related expenses of $259.0 million incurred by K-C, including legal, accounting and regulatory fees directly associated with the mergers paid at the closing date.
(4g)	Represents retention bonuses for certain employees and executives of K-C and Kenvue of $50.0 million that are expected to be paid at the closing date.
(4h)
Represents the payment of one-time cash transaction bonus to a Kenvue executive in connection with the closing of the mergers. Additionally, certain Kenvue employees may be eligible for incremental compensation pursuant to double trigger change in control provisions, which require both a change in control and a subsequent qualifying event. These payments could be triggered after the closing date. This adjustment does not include amounts related to incremental compensation to other Kenvue employees as timing of payments is not known and the amounts are not currently estimable.

(4i)
Represents the repayment of outstanding principal balance by Kenvue and accrued interest related to Kenvue’s existing 5.35% Senior Notes due 2026, which has a contractual maturity date prior to the closing of the mergers. This adjustment is preliminary, and subject to change as additional information becomes available to finalize the accounting treatment.

(4j)	Represents the elimination of $1.0 million of unamortized debt issuance costs associated with Kenvue’s existing 5.35% Senior Notes due 2026, as described above.
(4k)
Represents the estimated fair value adjustment to the carrying amount of Kenvue’s existing Senior Notes (excluding 5.35% Senior Notes due 2026) which will be assumed in connection with the mergers. The fair value was estimated based upon quoted market prices in active markets, as presented in Kenvue’s financial statements. The values are subject to change as additional information becomes available.

(In millions)	As of September 30, 2025
Carrying value of Senior Notes (excluding 5.35% Senior Notes due 2026)	$6,938
Fair market value of Senior Notes (excluding 5.35% Senior Notes due 2026)	6,888
Total Step-down adjustment in assumed debt	$50

(4l)
Represents the estimated increase of $5.3 billion to net deferred tax liabilities and $201.0 million net decrease to deferred tax assets related to temporary differences driven primarily from the fair valuation of Kenvue’s intangible assets. The net deferred tax adjustments are inclusive of offsets of $790.0 million to eliminate Kenvue’s historical deferred tax liability related to tax-deductible goodwill, and $14.0 million increase to deferred tax assets and $62.0 million decrease to deferred tax liabilities related to deductible transaction-related expenses. Deferred taxes are established using statutory tax rates based on the applicable jurisdictions. The effective tax rate of the combined company following the transaction could be significantly different (either higher or lower) depending on the post-transaction activities, including legal entity restructuring and the geographical mix of earnings. The estimated deferred tax adjustments are preliminary and are subject to change based upon the final determination of the fair value of assets and liabilities, changes in judgment regarding realizability of deferred tax assets as a result of the combination, deductibility of transaction-related costs pending completion of an analysis, fair value adjustments related to Kenvue equity awards attributable to pre-combination services and other assumptions that will need to be finalized in conjunction with the consummation of the merger. These changes in estimates could be material.

(4m)	Represents the adjustment to goodwill based on the preliminary purchase price allocation, as described above.

(In millions)	Amounts
Goodwill resulting from the mergers	$13,249
Less: Elimination of Kenvue’s historical Goodwill	(9,441)
Pro forma adjustment	$3,808

The adjustments included in the Unaudited Pro Forma Condensed Combined Statements of Income for the nine months ended September 30, 2025, and for the year ended December 31, 2024 are as follows:
(4aa)
Represents a net decrease in depreciation expense on a straight-line basis of $5.0 million for the nine months ended September 30, 2025, and $12.0 million for the year ended December 31, 2024. The decrease is based on the preliminary step-up in the fair value of property, plant, and equipment and the related estimated useful lives assigned. Although the step-up in fair value of the assets would generate additional depreciation expense, the useful lives of property, plant, and equipment assigned results in a decrease in depreciation expense for the pro forma periods presented relative to the historical amounts. A 10% change in the valuation of property, plant and equipment would cause a corresponding increase or decrease in the depreciation expense of approximately $14.7 million for the nine months ended September 30, 2025, and $19.6 million for the year ended December 31, 2024, respectively.

(In millions)	Useful Life	Fair value	Depreciation expense for the nine months ended September 30, 2025	Depreciation expense for the year ended December 31, 2024
Machinery and equipment	9	$1,194	$100	$133
Buildings and building equipment	26	801	23	31
Software	4	116	22	29
Construction in progress	N/A	553	—	—
Land	N/A	363	—	—
Leasehold improvements	11	35	2	3
Total property, plant and equipment acquired		$3,062	$147	$196
Less: Historical depreciation expense			152	208
Pro forma adjustments for reversal of depreciation expense			$(5)	$(12)

(4bb)
Represents a net increase in amortization expense on a straight-line basis of $58.0 million for the nine months ended September 30, 2025, and $66.0 million for the year ended December 31, 2024. The increase is based on the preliminary step-up in the fair value of intangible assets and the related estimated useful lives assigned. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $25.1 million for the nine months ended September 30, 2025, and $33.5 million for the year ended December 31, 2024, respectively.

(In millions)	Useful Life	Fair Value	Amortization expense for the nine months ended September 30, 2025	Amortization expense for the year ended December 31, 2024
Definite-lived intangible assets:
Brands	10	$1,352	$102	$136
Customer relationships	15	2,992	149	199
Indefinite-lived intangible assets:
Brands	N/A	30,275	—	—
Total identifiable intangible assets		$34,619	$251	$335
Less: Historical amortization expense			193	269
Pro forma adjustment for incremental amortization expense			$58	$66

(4cc)
For the year ended December 31, 2024, represents the increase to the cost of products sold by the amount related to the inventory fair value step up, which is further described in Note (4d) and expected to be sold within one year.

(4dd)
For the year ended December 31, 2024, represents estimated nonrecurring transaction-related expenses of $259.0 million incurred by K-C, including legal, accounting and regulatory fees directly associated with the mergers. These nonrecurring expenses are not anticipated to affect the unaudited pro forma condensed combined statement of income beyond twelve months after the closing date.

(4ee)
Represents the payment of retention bonuses for a total of $100.0 million. Of this amount, $50.0 million is expected to paid at the closing date. An additional $50.0 million of the total retention bonuses are subject to ongoing service by employees of K-C and Kenvue and are due no earlier than six months from the closing date.

(4ff)
Represents the adjustment to record the stock-based compensation expense for the post-combination portion of the Kenvue equity awards that are expected to be replaced by K-C at the closing of the mergers.

(In millions)	For the nine months ended September 30, 2025	For the year ended December 31, 2024
Post-combination stock-based compensation expense	$102	$253
Less: Historical stock-based compensation expense	106	254
Pro forma adjustment for reversal in stock-based compensation expense	$(4)	$(1)

(4gg)
Represents the payment of one-time cash transaction bonus to a Kenvue executive in connection with the closing of the mergers. Additionally, certain Kenvue employees may be eligible for incremental compensation pursuant to double trigger change in control provisions, which require both a change in control and a subsequent qualifying event. These payments could be triggered after the closing date. This adjustment does not include amounts related to incremental compensation to other Kenvue employees as timing of payments is not known and the amounts are not currently estimable.

(4hh)	Represents the reversal of Kenvue’s historical interest expense associated with Kenvue’s existing 5.35% Senior Notes due 2026, which will be paid off by Kenvue prior to the closing of the mergers.
(4ii)
Reflects the adjustment to record interest expense for accretion of the preliminary fair value of the Kenvue’s existing Senior Notes (excluding 5.35% Senior Notes due 2026) assumed in connection with the mergers.

(4jj)
Represents estimated income tax impact of $6.0 million and $329.0 million related to the transaction accounting adjustments for the nine months ended September 30, 2025, and for the year ended December 31, 2024, respectively. Tax-related adjustments are based upon an estimated blended statutory income tax rate of 23%. The estimated blended statutory tax rate used for the unaudited pro forma condensed combined financial information will likely vary from the actual effective tax rates in periods as of and subsequent to the completion of the mergers depending on post-Transaction activities, including legal entity restructuring, repatriation decisions, deductibility of transaction-related costs, changes in recognition and measurement of Kenvue’s uncertain tax positions and realizability of deferred tax assets, geographical mix of earnings, among other things.

Note 5. Financing Adjustments
The adjustments included in the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2025, are as follows:
(5a)
Represents the adjustment for the Debt Financing net of issuance costs. For purposes of the unaudited pro forma condensed combined financial information, K-C assumed the draw down of the DDTL Credit Facility and use of the Bridge Facility in the amounts of $1.8 billion and $3.2 billion, respectively. K-C estimated total cash required of $7.3 billion at transaction close, inclusive of cash consideration, payment of transaction costs, and cash needs of the combined company. Of that amount, approximately $617.0 million was sourced from cash on balance sheet for K-C, and an additional $1.7 billion is expected from proceeds from the IFP Transaction. The remaining cash is expected to be sourced from the Debt Financing. This presentation is preliminary and subject to change as additional information becomes available to finalize the accounting treatment.

(In millions)	Debt payable within one year	Long-Term Debt	Total
Proceeds from the DDTL Credit Facility	$1,800	$—	$1,800
Proceeds from the Bridge Facility	3,200	—	3,200
Payment of financing costs	(11)	—	(11)
Pro forma adjustment for Debt	$4,989	$—	$4,989

The adjustments included in the Unaudited Pro Forma Condensed Combined Statements of Income for the nine months ended September 30, 2025, and for the year ended December 31, 2024, and are as follows:
(5aa)
Represents the interest and amortization expense of $184.0 million and $245.0 million for the nine months ended September 30, 2025, and for the year ended December 31, 2024, respectively related to the Debt Financing.

(In millions)	For the nine months ended September 30, 2025	For the year ended December 31, 2024
Interest expense related to the Bridge Facility(1)	$120	$159
Interest expense related to the DDTL Credit Facility(1)	64	86
Pro forma adjustment for interest expense	$184	$245

(1)
Represents the additional interest expense and amortization of debt issuance costs on the Bridge Facility and the DDTL Credit Facility, calculated using the effective interest rate method, with an interest rate of 4.6%. As the contractual term of the Debt Financing is one year, the unaudited condensed combined pro forma financial information assumes extension of these facilities through both statement of income periods.

A sensitivity analysis on interest expense for the nine months ended September 30, 2025, and for the year ended December 31, 2024, has been performed to assess the effect of a hypothetical change of 12.5 basis points on the interest rate. The following table shows the impact of the hypothetical change in interest expense for the borrowings under the Debt Financing:
DDTL Credit Facility

(In millions)	For the nine months ended September 30, 2025	For the year ended December 31, 2024
Increase of 0.125%	$2	$2
Decrease of 0.125%	$(2)	$(2)

Bridge Facility

(In millions)	For the nine months ended September 30, 2025	For the year ended December 31, 2024
Increase of 0.125%	$3	$4
Decrease of 0.125%	$(3)	$(4)

(5bb)
Represents estimated income tax impact of $45.0 million and $60.0 million related to the financing adjustments for the nine months ended September 30, 2025, and for the year ended December 31, 2024, respectively. Tax-related adjustments are based upon an estimated blended statutory income tax rate of 24.6%. The estimated blended statutory tax rate used for the unaudited pro forma condensed combined financial information will likely vary from the actual effective tax rates in periods as of and subsequent to the completion of the mergers depending on post-Transaction activities, including legal entity restructuring, repatriation decisions, deductibility of transaction-related costs, changes in recognition and measurement of Kenvue’s uncertain tax positions and realizability of deferred tax assets, geographical mix of earnings, among other things.

Note 6. Earnings Per Share
The following tables set forth the computation of pro forma basic and diluted earnings per share for the nine months ended September 30, 2025, and for the year ended December 31, 2024.

(In millions, except per share amounts)	For the nine months ended September 30, 2025	For the year ended December 31, 2024
Numerator (basic and diluted):
Pro forma net income attributable to common shares	2,364	2,086
Denominator:
Weighted-average number of common shares outstanding - basic	612.1	615.8
Weighted-average number of common shares outstanding - diluted	615.7	618.8
Pro forma earnings per share:
Basic	$3.86	$3.39
Diluted	$3.84	$3.37
Denominator for Basic:
Historical weighted-average number of common shares outstanding	331.9	335.6
Shares of K-C common stock issued as consideration transferred	280.2	280.2
Total weighted average common shares outstanding (basic)	612.1	615.8
Denominator for Diluted:
Historical weighted-average number of common shares outstanding	333.2	337.0
Shares of K-C common stock issued as consideration transferred	280.2	280.2
Replacement awards for Kenvue's equity awards	2.3	1.6
Total weighted average common shares outstanding (diluted)	615.7	618.8

COMPARISON OF STOCKHOLDERS’ RIGHTS
This section describes the material differences between the rights of holders of shares of Kenvue common stock and the rights of holders of shares of K-C common stock. Kenvue and K-C are each incorporated under the laws of the State of Delaware and, accordingly, the rights of Kenvue stockholders and K-C stockholders are both governed by the laws of the State of Delaware. The differences between the rights of Kenvue stockholders and K-C stockholders primarily result from differences between the organizational documents of Kenvue and K-C. As a result of the mergers, holders of shares of Kenvue common stock that receive merger consideration in respect of their shares of Kenvue common stock will become holders of shares of K-C common stock. As a result, following the mergers, the rights of Kenvue stockholders who become K-C stockholders in the mergers will continue to be governed by the laws of the State of Delaware and will also then be governed by the K-C certificate of incorporation and the K-C by-laws.
This section does not include a complete description of all differences between the rights of Kenvue stockholders and K-C stockholders, nor does it include a complete description of the specific rights referred to below. Furthermore, the description of some of the differences in these rights in this section is not intended to indicate that other differences that may be equally important do not exist. All Kenvue stockholders and K-C stockholders are urged to read carefully the relevant provisions of the DGCL, as well as each company’s organizational documents. This summary is qualified in its entirety by reference to the full text of each of the Kenvue certificate of incorporation, the Kenvue bylaws, the Kenvue corporate governance policies, the K-C certificate of incorporation, the K-C by-laws and the K-C corporate governance policies. For information on how to obtain a copy of these documents, see the section entitled “Where You Can Find More Information” beginning on page 204 of this joint proxy statement/prospectus.

K-C Stockholders	Kenvue Stockholders

Authorized Capital Stock

The authorized capital stock of K-C consists of (1) 1,200,000,000 shares of common stock, $1.25 par value per share, and (2) 20,000,000 shares of preferred stock, without par value.	The authorized capital stock of Kenvue consists of (1) 12,500,000,000 shares of common stock, par value $0.01 per share, and (2) 750,000,000 shares of preferred stock, par value $0.01 per share.

The K-C board is authorized to issue preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting such series and consideration, dividend rate and preference, if any, voting rights, and any and all other preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series. Unless required by applicable law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of K-C common stock.

The Kenvue board is authorized to issue preferred stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of the common stock.

As of December 11, 2025, the record date for the K-C special meeting, there were (1) 331,892,847 outstanding shares of K-C common stock and (2) no outstanding shares of preferred stock of K-C.
As of December 11, 2025, the record date for the Kenvue special meeting, there were (1) 1,915,984,439 outstanding shares of Kenvue common stock and (2) no outstanding shares of preferred stock of Kenvue.

Voting Rights

Each holder of shares of K-C common stock is entitled to one vote for each share of K-C common stock held by the stockholder on the record date for any action, on all matters on which the K-C stockholders are entitled to vote. K-C’s stockholders do not have cumulative voting rights.

Each holder of shares of Kenvue common stock is entitled to one vote for each share of Kenvue common stock on all matters on which the Kenvue stockholders are entitled to vote. Kenvue’s stockholders do not have cumulative voting rights.

K-C Stockholders	Kenvue Stockholders
Quorum and Adjournment

The K-C by-laws provide that, at any meeting of the stockholders, a quorum consists of the holders of a majority of the voting power of the issued and outstanding shares of capital stock of K-C entitled to vote, present in person or represented by proxy, except as required by applicable law.

The Kenvue bylaws provide that, except as otherwise provided by law, a majority in voting power of the capital stock of Kenvue entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum.

The K-C by-laws provide that any meeting of stockholders may be adjourned or recessed by the chairman of the meeting from time to time for any reason, and, in the event of lack of a quorum, notice need not be given if the chairman of the meeting or a majority of the voting power of the shares of capital stock, present in person or represented by proxy, adjourns or recesses the meeting from time to time by announcement at such meeting until a quorum is obtained.

The Kenvue bylaws provide that any annual or special meeting of stockholders may adjourn from time to time to reconvene at the same or some other place and, if a quorum is not present, the chair of the meeting or the holders of a majority of the voting power present in person or represented by proxy at the meeting and entitled to vote at the meeting may adjourn the meeting to another time and/or place from time to time until a quorum is present in person or represented by proxy.

Number of Directors and Composition of Board of Directors

The K-C certificate of incorporation provides that the number of directors constituting the K-C board will be authorized from time to time exclusively by the affirmative vote of the majority of the entire board of directors of K-C. The K-C board currently consists of 13 members. As of the effective time of the mergers, the K-C board will consist of three designees of Kenvue, with the remainder consisting of existing members of the K-C board as of immediately prior to the first effective time, as described in the section entitled “The Mergers—Board of Directors of K-C Following the Consummation of the Mergers” beginning on page 75 of this joint proxy statement/prospectus.

The Kenvue certificate of incorporation provides that the Kenvue board will consist of not fewer than five nor more than 18 directors, with the exact number of directors to be determined from time to time exclusively by the Kenvue board. The Kenvue board currently consists of 12 directors.

The K-C by-laws require that a majority of the K-C board is composed of “independent” directors and the K-C corporate governance policies provide such independence standards consistent with the rules and regulations of the SEC and the listing standards of Nasdaq.

The Kenvue board has adopted corporate governance policies that provide the goal of at least a majority of the Kenvue board being composed of “independent” directors, not only as that term may be defined legally or mandated by the NYSE, but also without the appearance of any conflict in serving as a director.

Election of Directors

The K-C by-laws provide that each director will be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present; provided, however, that the directors will be elected by a plurality of shares represented in person or by proxy at such meeting and entitled to vote on the election of directors if the number of nominees exceeds the number of directors to be elected.

The Kenvue certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock then outstanding, a director will be elected to the Kenvue board at an annual meeting at which a quorum is present by a majority of the votes cast with respect to that director’s election; provided, however, that, if the number of director nominees exceeds the number of directors to be elected, then directors will be elected by a plurality of the votes cast at such meeting.

K-C Stockholders	Kenvue Stockholders
The K-C by-laws provide that each director nominee who does not receive sufficient votes “for” to be elected in accordance with the K-C by-laws will promptly tender his or her resignation to the K-C board. In such event, the Nominating and Corporate Governance Committee of the K-C board will make a recommendation to the K-C board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The K-C board will then determine whether to accept such director’s resignation, taking into account the recommendation of the Nominating and Corporate Governance Committee, and publicly disclose its decision regarding the tendered resignation within 90 days from the date of the certification of the election results.

The Kenvue board has adopted a policy that requires an incumbent director receiving more votes “against” their re-election than “for” their re-election in an uncontested election of directors at Kenvue’s annual meeting of stockholders to promptly tender an offer of their resignation. In such event, the Nominating, Governance & Sustainability Committee of the Kenvue board will recommend to the Kenvue board whether to accept the resignation, and the independent members of the Kenvue board will decide the action to take with respect to the offer of resignation within 90 days following the certification of the stockholder vote. The Kenvue board’s decision to accept the director’s resignation will be disclosed in a Form 8-K furnished by Kenvue to the SEC within four business days of the decision. If the Kenvue board has decided to turn down the tendered resignation, or to pursue any additional action, then it will publicly disclose its reasons for doing so.

Filling Vacancies on the Board of Directors

The K-C certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock or any other class of capital stock (besides the common stock) then outstanding, vacancies on the K-C board for any reason may be filled only by a majority of the remaining directors then in office, although less than a quorum.

The Kenvue certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock then outstanding, vacancies on the Kenvue board by any reason will be filled solely by a resolution of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than directors elected by the holders of any series of preferred stock then outstanding), and will not be filled in any other manner.

Removal of Directors

The K-C certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock or any other class of capital stock (other than common stock) then outstanding, any director or the entire board of directors may be removed from office at any time prior to the expiration of his, her or their term of office, with or without cause, by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of K-C then entitled to vote generally in the election of directors, voting together as a single class.

The Kenvue certificate of incorporation provides that, subject to the rights of the holders of any preferred stock then outstanding, Kenvue’s stockholders may remove directors from office with or without cause by vote of the holders of at least a majority of the shares of capital stock of Kenvue then outstanding and entitled to vote in the election of directors.

Director Nominations by Stockholders and Stockholder Proposals

The K-C by-laws allow stockholders to propose business to be brought before an annual meeting and allow stockholders who are record holders of K-C stock entitled to vote at such meeting and intend to appear at the meeting to nominate candidate(s) named in their notice for election to the K-C board at such meeting, provided that certain conditions described in the K-C by-laws with respect to eligibility, form of notice and timeliness are satisfied.

The Kenvue bylaws allow a stockholder of record entitled to vote at a meeting of stockholders to propose business to be brought before such meeting and to nominate eligible persons for election to the Kenvue board at such meeting, provided that certain conditions described in the Kenvue bylaws with respect to eligibility, form of notice and timeliness are satisfied.

K-C Stockholders	Kenvue Stockholders
For more information, see the section entitled “Future Stockholder Proposals” beginning on page 202 of this joint proxy statement/prospectus.	For more information, see the section entitled “Future Stockholder Proposals” beginning on page 202 of this joint proxy statement/prospectus.

Proxy Access

The K-C by-laws contain proxy access provisions that allow eligible stockholders to nominate candidates for election to the K-C board. Such nominations, however, may only be brought by a stockholder who has given timely notice in proper written form to K-C’s Corporate Secretary prior to the meeting. For more information on timely notice, see the section entitled “Future Stockholder Proposals” beginning on page 202 of this joint proxy statement/prospectus.

The Kenvue bylaws contain provisions that allow eligible stockholders to nominate candidates for election to the Kenvue board. Such nominations, however, may only be brought by a stockholder who has given timely notice in proper written form to Kenvue’s Corporate Secretary prior to the meeting. For more information on timely notice, see the section entitled “Future Stockholder Proposals” beginning on page 202 of this joint proxy statement/prospectus.

Action by Stockholders

The K-C by-laws provide that all questions presented to the stockholders (other than the election of directors) at a meeting at which a quorum is present will be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or by proxy and entitled to vote thereon, unless otherwise provided by the K-C certificate of incorporation, the K-C by-laws, the rules or regulations of any stock exchange applicable to K-C, or applicable law or pursuant to any regulation applicable to K-C or its securities.

The Kenvue bylaws provide that at all meetings of the stockholders at which a quorum has been established, all matters other than the election of directors will be determined by the affirmative vote of the majority of voting power of capital stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter, unless by express provisions of an applicable law, the rules of any stock exchange upon which Kenvue’s securities are listed, any regulation applicable to Kenvue or its securities, the Kenvue certificate of incorporation or the Kenvue bylaws require a minimum or different vote, in which case such express provision will govern and control the vote required on such matter.

The K-C by-laws do not permit stockholders to act by written consent without a meeting.	The Kenvue certificate of incorporation does not permit stockholders to act by written consent without a meeting.

Certificate of Incorporation Amendments

Under the DGCL, amendments to the K-C certificate of incorporation generally must be approved by the K-C board and by a majority of the outstanding stock entitled to vote on the amendment, and, if applicable, by a majority of the outstanding stock of each class or series entitled to vote on the amendment as a class or series.

Under the DGCL, amendments to the Kenvue certificate of incorporation generally must be approved by the Kenvue board and by a majority of the outstanding stock entitled to vote on the amendment, and, if applicable, by a majority of the outstanding stock of each class or series entitled to vote on the amendment as a class or series.

Bylaw Amendments

The K-C certificate of incorporation provides that the K-C board has concurrent power with the stockholders to make, alter, amend, change, add to or repeal the K-C by-laws.
The Kenvue certificate of incorporation and Kenvue bylaws provide that, subject to the rights of holders of any series of preferred stock then outstanding, and not in limitation of the powers conferred by law, the Kenvue bylaws may only be amended by the Kenvue board or by the affirmative vote of the then majority of the voting power of outstanding shares entitled to vote thereon, voting together as a single class at a meeting of Kenvue stockholders called for that purpose.

K-C Stockholders	Kenvue Stockholders
The K-C by-laws provide that the bylaws may be altered, amended or repealed by the K-C board or by the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or by proxy and entitled to vote thereon, subject to the K-C certificate of incorporation.

Special Meetings of Stockholders

The K-C certificate of incorporation provides that a special meeting of the K-C stockholders may be called only by (1) the K-C board pursuant to a resolution adopted by the affirmative majority of the entire board of directors, (2) the chair of the K-C board, (3) K-C’s chief executive officer or (4) the chair of the K-C board or K-C’s Corporate Secretary at the written request of the stockholder(s) owning not less than 15 percent in voting power of the issued and outstanding shares of capital stock entitled to vote on any business proposed to be considered at such special meeting, in accordance with the K-C by-laws.

The Kenvue certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock then outstanding, special meetings of stockholders may be called only by (1) the chair of the Kenvue board, (2) pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Kenvue board would have if there were no vacancies or (3) Kenvue’s chief executive officer. Stockholders may not call special stockholder meetings.

Notice of Meetings of Stockholders

Under the K-C by-laws, written notice stating the place day, hour and, for special meetings of stockholders, the purpose or purposes thereof, shall, except when otherwise required by law, be mailed at least 10, but not more than 60 days before such meeting to each stockholder of record entitled to vote thereat.

Under the Kenvue bylaws, written notice containing the place (if any), date and time of the meeting of the stockholders, the means of remote communications (if any) by which stockholders and proxyholders not physically present may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given to the stockholders entitled to vote not less than 10 nor more than 60 days before the date of the meeting.

Proxies

The K-C by-laws provide that every K-C stockholder having the right to vote is entitled to vote in person or by proxy.
The Kenvue bylaws provide that any Kenvue stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy will be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Exclusive Forum

The K-C by-laws include exclusive forum provisions, pursuant to which, unless K-C consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain actions is the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have

The Kenvue certificate of incorporation includes exclusive forum provisions, pursuant to which, unless Kenvue otherwise consents in writing, the sole and exclusive forum for (1) any derivative action or proceeding brought on Kenvue’s behalf, (2) any action asserting a claim of breach of

K-C Stockholders	Kenvue Stockholders
jurisdiction, another state court or a federal court located within the State of Delaware). These actions include: (1) any derivative action or proceeding brought on behalf of K-C; (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of K-C to K-C or K-C stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; (3) any action asserting a claim arising pursuant to any provision of the DGCL, the K-C certificate of incorporation or the K-C by-laws; (4) any action asserting a claim governed by the internal affairs doctrine or (5) any action asserting an internal corporate claim as defined in Section 115 of the DGCL.

a fiduciary duty owed by any of Kenvue’s directors, officers, employees or stockholders to Kenvue or Kenvue’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the Kenvue certificate of incorporation or the Kenvue bylaws or pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim governed by the internal affairs doctrine, will, in each case, be the Court of Chancery of the State of Delaware or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware. This provision would not apply to claims brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which there is exclusive federal or concurrent federal and state jurisdiction.

Limitation of Liability of Directors and Officers

The DGCL permits corporations to include provisions in their certificate of incorporation eliminating or limiting monetary damages for a director and for certain executive officers for breaches of fiduciary duties, provided that a corporation may not eliminate liability for a director’s or officer’s breach of the duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or in the case of a director, for unlawful dividends, stock purchases or redemptions; or for any transaction from which the director or officer derived an improper personal benefit; or in the case of an officer, in any action by or in the right of the corporation (i.e., any derivative action).

K-C Stockholders	Kenvue Stockholders

The K-C certificate of incorporation provides that no director or officer of K-C will be personally liable to K-C or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer of K-C, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as described above.

Kenvue’s certificate of incorporation provides that, to the fullest extent permitted by law, no director or officer of Kenvue will be personally liable to Kenvue or its stockholders for monetary damages arising from a breach of fiduciary duty as a director or officer, respectively.

Indemnification of Directors and Officers

The K-C by-laws provide that it shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is a party or witness, or is threatened to be made a party or witness, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of K-C) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of K-C, or is or was serving at the request of K-C as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), against all liability, loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she

The Kenvue certificate of incorporation and the Kenvue bylaws provide that Kenvue will, to the fullest extent authorized or permitted by law, indemnify and advance expenses to any person made party or threatened to be made party to or otherwise involved (including involvement, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or officer of Kenvue, or has or had agreed to become a director of Kenvue, or, while a director or officer of Kenvue, is or was serving at the request of Kenvue as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, against

K-C Stockholders	Kenvue Stockholders
reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

all expense, liability and loss (including attorneys’ fees, judgments, fines, and any other penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. Kenvue may also, by action of the Kenvue board, provide indemnification and advancement to employees and agents of Kenvue.

The K-C by-laws permit K-C to purchase and maintain insurance on behalf of any person who is or was a director or officer of K-C, or is or was serving at the request of K-C as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans) against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this by-law.

The Kenvue bylaws permit Kenvue to maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of Kenvue or who is or was serving at the request of Kenvue as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise against any expense, liability or loss asserted against them and incurred by them in any such capacity, or arising out of their status as such, whether or not Kenvue would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

Certain Business Combinations

K-C has not opted out of Section 203 of the DGCL, which provides that a corporation may not engage in certain business combinations, including mergers, sales and leases of assets, issuances of securities and other similar transactions, with any stockholder that owns 15% or more of the outstanding voting stock of a corporation (which we refer to as an “interested stockholder”) for three years following the date such stockholder became an interested stockholder unless one of the following exceptions applies: (1) the K-C board approved the business combination or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder; (2) upon consummation of the transaction that resulted in the person becoming an interested stockholder such person owned at least 85% of the outstanding voting stock of the corporation, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans; or (3) the transaction is approved by the K-C board and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An “interested stockholder” also includes the affiliates and associates of a 15% or more owner and any affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock within the preceding three-year period (subject to certain exceptions).

Kenvue has not opted out of Section 203 of the DGCL, which provides that a corporation may not engage in certain business combinations, including mergers, sales and leases of assets, issuances of securities and other similar transactions, with any stockholder that owns 15% or more of the outstanding voting stock of a corporation (which we refer to as an “interested stockholder”) for three years following the date such stockholder became an interested stockholder unless one of the following exceptions applies: (1) the Kenvue board approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder; (2) upon consummation of the transaction which resulted in the person becoming an interested stockholder such person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans; or (3) the transaction is approved by the Kenvue board and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder. An “interested stockholder” also includes the affiliates and associates of a 15% or more owner and any affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock at any time within the preceding three-year period (subject to certain exceptions).

Stockholder Rights Plan

K-C does not currently have a stockholder rights plan.	Kenvue does not currently have a stockholder rights plan.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT/DIRECTORS OF K-C
Security Ownership of Directors and Executive Officers
The table below reports, as of November 24, 2025, information known to K-C regarding the beneficial ownership of K-C common stock by each director and named executive officer of K-C and by all directors and executive officers of K-C as a group. Unless otherwise indicated, the persons below have sole voting and investment power with respect to the shares of K-C common stock showed as beneficially owned by them.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including securities that such he, she or it has the right to acquire within 60 days.
The beneficial ownership of K-C common stock is based on 331,858,421 shares of K-C common stock issued and outstanding as of October 30, 2025.
Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Kimberly-Clark Corporation, P.O. Box 619100, Dallas, Texas 75261-9100.

Name	Number of Shares of Common Stock Beneficially Owned(1)(2)(3)(4)	Percent of Class
Sylvia M. Burwell	5,765	*
John W. Culver	8,498	*
Zackery Hicks	121,267(5)	*
Michael D. Hsu	1,290,500(5)(6)	*
Mae C. Jemison, M.D.	63,164	*
Deeptha Khanna	3,680	*
S. Todd Maclin	12,533	*
Deirdre A. Mahlan	6,664	*
Sherilyn S. McCoy	12,817	*
Jeffrey Melucci	186,123(5)	*
Christa S. Quarles	16,483	*
Jaime A. Ramirez	6,639	*
Joseph Romanelli	1,778	*
Dunia A. Shive	11,490	*
Mark T. Smucker	11,150(7)	*
Russell Torres	271,043(5)	*
Nelson Urdaneta	126,228(5)	*
All directors and executive officers as a group (25 individuals)	2,456,338(5)(8)	*

*	Represents less than 1% of the outstanding K-C common stock.
(1)
Except as otherwise noted, the directors, nominees and named executive officers, and the directors, nominees and executive officers as a group, have sole voting and investment power with respect to the shares listed.

(2)	As of the date of this joint proxy statement/prospectus, none of the executive officers or directors have pledged any shares of our common stock.
(3)
Share amounts include unvested restricted share units granted to the following named executive officers under the Equity Plans. See “The Mergers—Interests of K-C Directors and Executive Officers in the Mergers” for additional information regarding these grants.

(4)
For each director who is not an officer or employee of K-C, share amounts include restricted share units granted under K-C’s Outside Directors’ Compensation Plan. These awards are restricted and may not be transferred or sold until the Outside Director retires from or otherwise terminates service on the K-C board. See K-C’s definitive proxy statement on Schedule 14A for the annual meeting of stockholders on May 1, 2025 (filed with the SEC on March 10, 2025) for additional information.

(5)	Includes shares of common stock held by the trustee of the K-C 401(k) Profit Sharing Plan for the benefit of, and that are attributable to, the accounts in the plans of, the named executive officers.
(6)	Includes 21,991 shares held by a family trust for the benefit of Mr. Hsu’s family members. Mr. Hsu’s spouse is trustee of the trust. Mr. Hsu shares voting control over the shares held by the trust.
(7)
Includes 827 shares held by a family trust for the benefit of Mr. Smucker’s family members. Mr. Smucker is trustee of the trust. Mr. Smucker has sole voting and investment control over the shares held by the trust.

(8)	Voting and investment power with respect to 21,991 of the shares is shared.

The table below reports, as of November 24, 2025, information known to K-C regarding the beneficial ownership of K-C common stock by holders of more than five percent of K-C common stock as of the dates reported by such holders. Unless otherwise noted, all ownership information is based upon filings made by such persons with the SEC.

Name	Number of Shares of Common Stock Beneficially Owned	Percent of Class
The Vanguard Group	40,426,736(1)	12.2%
BlackRock, Inc.	25,127,582(2)	7.6%
State Street Corporation	18,321,389(3)	5.4%

(1)
According to Amendment No. 12 to Schedule 13G, dated July 29, 2025, filed with the SEC by the Vanguard Group (100 Vanguard Blvd., Malvern, Pennsylvania 19355), it has shared voting power over 409,441 shares, sole dispositive power over 38,779,063 shares and shared dispositive power over 1,647,673 shares.

(2)
According to Amendment No. 15 to Schedule 13G, dated April 24, 2025, filed with the SEC by BlackRock, Inc. (P.O. Box 619100 DFW Airport Station, Dallas, Texas 75261-9100), it has sole voting power over 22,982,586 shares and sole dispositive power over 25,127,582 shares.

(3)
According to Amendment No. 3 to Schedule 13G, dated January 29, 2024, filed with the SEC by State Street Corporation (State Street Financial Center, 1 Congress Street, Suite 1, Boston, Massachusetts 02111), it has shared voting power over 11,857,594 shares and shared dispositive power over 18,292,732 shares.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT/DIRECTORS OF KENVUE
The following table sets forth, as of November 24, 2025, the number of shares and percentage of Kenvue common stock beneficially owned by:
•	each of Kenvue’s directors and named executive officers;
•	all directors and executive officers of Kenvue as a group; and
•	each person or group known by Kenvue to beneficially own more than 5% of Kenvue common stock.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if such person possesses sole or shared voting or investment power over that security, including options, warrants and other conversion, exchange or purchase rights that are currently exercisable or exercisable within 60 days. Except as indicated by the footnotes below, Kenvue believes, based on the information furnished to Kenvue, that the persons and entities named in the table below have sole voting and investment power with respect to all Kenvue common stock that such person beneficially owns.
Applicable percentage ownership is based on approximately 1,915,904,828 shares of Kenvue common stock outstanding as of November 24, 2025.
Unless otherwise noted below, the address of each beneficial owner listed in the table below is 1 Kenvue Way, Summit, NJ 07901.

Name of Beneficial Owner	Common Stock(1)	Deferred Share Units(2)	Common Stock Underlying Options or RSUs(3)(4)	Total Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
Kirk L. Perry	—	14,041	117,150(5)	14,041	*
Amit Banati	113	—	—	113	*
Carlton Lawson	56,316	—	17,073	73,389	*
Meredith (Meri) Stevens	64,441	—	32,911	97,352	*
Larry J. Merlo	—	40,010	—	40,010	*
Richard E. Allison, Jr.	25,598	34,045	—	59,643	*
Seemantini Godbole	—	25,720	—	25,720	*
Melanie L. Healey	151	25,720	—	25,871	*
Sarah Hofstetter	—	12,046	—	12,046	*
Betsy D. Holden	—	25,720	—	25,720	*
Erica L. Mann	—	9,457	—	9,457	*
Kathleen M. Pawlus	—	14,394	—	14,394	*
Vasant Prabhu	—	25,720	—	25,720	*
Jeffrey C. Smith	20,929,938	12,046	—	20,941,984(6)	1.09%
Michael E. Sneed	10,787	25,720	—	36,507	*
Thibaut Mongon(7)	216,469	—	71,886	288,356	*
Paul Ruh(7)	56,199	—	18,098	74,297	*
Ellie Bing Xie(7)	48,011	—	15,043	63,054	*
All directors and executive officers as a group (22 persons)	21,211,976	264,639	307,726(5)	21,604,732	1.13%
The Vanguard Group				233,245,730(8)	12.17%
BlackRock, Inc.				129,017,456(9)	6.73%
State Street Corporation				127,221,948(10)	6.64%
T. Rowe Price Associates, Inc.				115,533,086(11)	6.03%

*	Denotes less than 1%.
(1)
The shares described as owned are shares of Kenvue common stock directly or indirectly owned by each listed person and by members of his or her household, and are held individually, jointly or pursuant to a trust arrangement.

(2)	Includes Kenvue DSUs credited to non-employee directors under Kenvue’s Amended and Restated Deferred Fee Plan for Directors.

(3)	Includes shares underlying options exercisable on November 24, 2025 and options that become exercisable within 60 days thereafter.
(4)	Includes shares underlying RSUs that vest within 60 days of November 24, 2025.
(5)
Includes Kenvue RSUs that are being accelerated in order to mitigate the adverse tax consequences of Section 280G, as described in more detail in the section entitled “The Mergers—Interests of Kenvue Directors and Executive Officers in the Mergers—Section 280G Mitigation Actions” beginning on page 133 of this joint proxy statement/prospectus.

(6)
Includes (i) 12,046 Kenvue DSUs and (ii) 20,929,938 shares of Kenvue common stock held by certain managed accounts and private investment funds (collectively, the “Starboard Accounts”) to which Starboard Value LP (which we refer to as “Starboard”) serves as the investment manager or manager and may be deemed to beneficially own such securities. Jeffrey C. Smith is a managing member, Chief Executive Officer and Chief Investment Officer of Starboard and disclaims beneficial ownership to the securities held in the Starboard Accounts except to the extent of his pecuniary interest therein. Starboard’s principal business address is 777 Third Avenue, New York, New York 10017.

(7)
Mr. Mongon ceased to serve as an executive officer of Kenvue on July 14, 2025. Mr. Ruh ceased to serve as an executive officer of Kenvue on May 8, 2025. Ms. Xie ceased to service as an executive officer of Kenvue on July 14, 2025. Holdings listed for Mr. Mongon, Mr. Ruh and Ms. Xie are as of their respective final date of employment with Kenvue.

(8)
Based on information contained in a Schedule 13G/A filed with the SEC on July 29, 2025, by The Vanguard Group (100 Vanguard Blvd., Malvern, Pennsylvania 19355). The filing indicated that as of June 30, 2025, The Vanguard Group had sole voting power for zero shares, shared voting power for 2,284,446 shares, sole dispositive power for 223,757,686 shares and shared dispositive power for 9,488,044 shares.

(9)
Based on information contained in a Schedule 13G/A filed with the SEC on October 24, 2024, by BlackRock, Inc. (50 Hudson Yards, New York, NY 10001). The filing indicated that as of September 30, 2024, BlackRock, Inc. had sole voting power for 116,191,551 shares, shared voting power for zero shares, sole dispositive power for 129,017,456 shares and shared dispositive power for zero shares.

(10)
Based on information contained in a Schedule 13G/A filed with the SEC on October 16, 2024, by State Street Corporation (1 Congress Street, Suite 1, Boston, Massachusetts 02114). The filing indicated that as of September 30, 2024, State Street Corporation had sole voting power for zero shares, shared voting power for 92,894,278 shares, sole dispositive power for zero shares and shared dispositive power for 127,213,940 shares.

(11)
Based on information contained in a Schedule 13G/A filed with the SEC on November 14, 2025, by T. Rowe Price Associates, Inc. (1307 Point Street, Baltimore, Maryland 21231). The filing indicated that as of September 30, 2025, T. Rowe Price Associates, Inc. had sole voting power for 110,837,001 shares, shared voting power for zero shares, sole dispositive power for 115,243,402 shares and shared dispositive power for zero shares.

VALIDITY OF COMMON STOCK
The validity of the shares of K-C common stock offered hereby will be passed upon for K-C by Kirkland & Ellis LLP.

EXPERTS
Kimberly-Clark Corporation
The consolidated financial statements of Kimberly-Clark Corporation and subsidiaries (which, for purposes of this section entitled “Experts,” we refer to as “Kimberly-Clark”) as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, appearing in the Current Report on Form 8-K filed on December 4, 2025, of Kimberly-Clark incorporated by reference in this joint proxy statement/prospectus and the effectiveness of Kimberly-Clark's internal control over financial reporting as of December 31, 2024, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.
Kenvue Inc.
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) of Kenvue Inc. incorporated in this joint proxy statement/prospectus by reference to Kenvue Inc.’s Annual Report on Form 10-K for the year ended December 29, 2024, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

HOUSEHOLDING OF PROXY MATERIALS
K-C
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding K-C stock but who share the same address, K-C has adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of this joint proxy statement/prospectus until such time as one or more of these stockholders notifies K-C that they want to receive separate copies. In addition, the broker, bank or other nominee for any stockholder who is a beneficial owner of K-C stock may deliver only one copy of this joint proxy statement/prospectus to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the K-C stockholders. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus or other proxy materials, please request a duplicate set by email at stockholders@kcc.com, or by mail at P.O. Box 619100, Dallas, Texas 75261-9100.
Kenvue
Kenvue has adopted a practice approved by the SEC called “householding.” This means that Kenvue stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this joint proxy statement/prospectus unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees, and the environmental impact. Each Kenvue stockholder who participates in householding will continue to be able to access or receive a separate proxy card. Kenvue stockholders may revoke their consent to future householding mailings or enroll in householding by contacting Broadridge at 1-866-540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you would like to receive a separate joint proxy statement/prospectus, please send an email to chair@kenvue.com.

FUTURE STOCKHOLDER PROPOSALS
K-C Stockholder Proposals
K-C will hold an annual meeting of stockholders in 2026 (which we refer to as the “K-C 2026 annual meeting”) regardless of whether the merger has been completed.
Stockholders who wished to present proposals for inclusion in the proxy statement for the K-C 2026 annual meeting were required to submit their proposals to: Corporate Secretary, Kimberly-Clark Corporation, P.O. Box 619100, Dallas, Texas 75261-9100 so that they were received at that address no later than November 10, 2025. Such proposals also needed to comply with the SEC’s rules and regulations, namely Rule 14a-8 under the Exchange Act, regarding the inclusion of stockholder proposals in K-C-sponsored proxy materials.
Under the K-C certificate of incorporation and the K-C by-laws, a stockholder who wishes to nominate a candidate for election to the K-C board who is not intended to be included in the K-C proxy statement for the K-C 2026 annual meeting is required to give timely written notice to K-C’s Corporate Secretary. To be timely, the K-C certificate of incorporation and the K-C by-laws require advance written notice provided to K-C’s Corporate Secretary, and received by K-C, not less than 75 days nor more than 100 days prior to the K-C 2026 annual meeting (unless K-C provides less than 75 days’ notice of the annual meeting date, in which case the notice must be received within 10 days after the meeting date is announced). Any notice of a director nomination must comply with the requirements of the K-C by-laws and any applicable law. The deadline for a stockholder to provide notice to K-C’s Corporate Secretary under SEC Rule 14a-19 of the stockholder’s intent to solicit proxies in support of candidates submitted under the K-C certificate of incorporation and the K-C by-laws is March 2, 2026, unless the 2026 annual meeting is held earlier than April 1, 2026 or later than May 31, 2026, in which case the notice must be provided by the later of 60 days prior to the 2026 annual meeting of stockholders or 10 days after the meeting date is announced.
Under the K-C certificate of incorporation and the K-C by-laws, a stockholder who wishes to present a proposal at the 2026 Annual Meeting of Stockholders, other than a matter brought under SEC Rule 14a-8 or a director nomination, must timely submit written notice of the proposal to K-C’s Corporate Secretary. To be timely, the K-C certificate of incorporation and the K-C by-laws require advance written notice of stockholder proposals be delivered to K-C’s Corporate Secretary not less than 75 days nor more than 100 days prior to the first anniversary of the preceding year’s annual meeting (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date). This notice must be received between January 21, 2026 and February 15, 2026, unless the K-C 2026 annual meeting is held earlier than April 1, 2026 or later than June 30, 2026, in which case the notice must be received at least 75 days, but not more than 100 days, before the K-C 2026 annual meeting (unless K-C provides less than 75 days’ notice of the annual meeting date, in which case the notice must be received within 10 days after the meeting date is announced). Any notice of a proposal must comply with the requirements of the K-C by-laws and any applicable law.
You may contact K-C’s Corporate Secretary at Kimberly-Clark Corporation, P.O. Box 619100, Dallas, Texas 75261-9100 for a copy of the relevant provisions of the K-C certificate of incorporation and the K-C by-laws regarding the requirements for making stockholder proposals and nominating director candidates. You can also visit K-C’s website and download copies of the K-C certificate of incorporation and the K-C by-laws.
Kenvue Stockholder Proposals
Pursuant to the Kenvue bylaws, at the Kenvue annual meeting of its stockholders in 2026 (which we refer to as the “Kenvue 2026 annual meeting”), Kenvue stockholders of record may present proposals that are proper subjects for consideration at an annual meeting and/or nominate persons to serve on the Kenvue Board at such annual meeting.
Stockholders who wish to nominate persons for election as directors at the Kenvue 2026 annual meeting must submit a timely written notice complying with the Kenvue bylaws to the Corporate Secretary at Kenvue Inc., 1 Kenvue Way, Summit, New Jersey 07901. To be timely, the stockholder’s written notice for nominees to be included in the proxy statement for the Kenvue 2026 annual meeting must be received between November 10, 2025 and December 10, 2025, unless the Kenvue 2026 annual meeting is not scheduled to be held between April 22, 2026 and June 21, 2026, in which case due by the 10th day following the day the date of the Kenvue 2026 annual meeting is announced, with any additional information required by Rule 14a-19 of the Exchange Act due by March 23, 2026. In addition, stockholder nominations must comply with the other requirements of Article II, Section 11(b) the Kenvue bylaws and Rule 14a-19 of the Exchange Act.

A proposal to be acted upon at the Kenvue 2026 annual meeting will be acted upon only: (1) if the proposal is to be included in the proxy statement, pursuant to Rule 14a-8 under the Exchange Act, the proposal is received by Kenvue’s Corporate Secretary on or before December 10, 2025, and the proposal meets the requirements of the applicable rules of the SEC and the requirements of the Kenvue bylaws; (2) if the proposal is not to be included in the proxy statement, pursuant to the Kenvue bylaws, the proposal is submitted in writing to Kenvue’s Corporate Secretary no earlier than November 10, 2025 and no later than December 10, 2025, unless the Kenvue 2026 annual meeting is not scheduled to be held between April 22, 2026 and June 21, 2026, in which case due by the 10th day following the day the date of the Kenvue 2026 annual meeting is announced and such proposal is, under Delaware law, an appropriate subject for stockholder action or (3) if the proposal concerns the nomination of directors, pursuant to the requirements described in the preceding paragraph.

WHERE YOU CAN FIND MORE INFORMATION
Both K-C and Kenvue file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. K-C’s and Kenvue’s SEC filings are available to the public at the internet website maintained by the SEC at www.sec.gov. You will also be able to obtain many of these documents, free of charge, from K-C by accessing K-C’s website at http://kimberly-clark.com under the “Investor” link and then the “SEC Filings” link or from Kenvue at https://kenvue.com under the “Investors” link and then under the heading “Financials & reports.” Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.
K-C has filed a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. Statements contained in this document as to the contents of any contract or other document referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to or incorporated by reference into the registration statement. These documents contain important information about the companies and their financial condition.
The SEC allows K-C and Kenvue to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about the companies, and you should read this document together with any other documents incorporated by reference in this document.
This document incorporates by reference the following documents that have previously been filed with the SEC by K-C:
•
Annual Report on Form 10-K for the year ended December 31, 2024 (filed with the SEC on February 13, 2025) (which we refer to as the “2024 10-K”) (the financial statements in the 2024 10-K have been superseded by the financial statements included in the Current Report on Form 8-K filed on December 4, 2025, which have been retrospectively revised to reflect discontinued operations. The auditors have not reissued their opinion on the financial statements included in the 2024 10-K);

•
Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025 and September 30, 2025 (filed with the SEC on April 22, 2025, August 1, 2025 and October 30, 2025, respectively);

•
The portions of the Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders on May 1, 2025 (filed with the SEC on March 10, 2025) that are incorporated by reference into Part III of the 2024 10-K;

•
Current Reports on Form 8-K filed with the SEC on January 28, 2025, May 2, 2025, May 6, 2025, May 19, 2025, June 5, 2025, November 3, 2025, November 7, 2025 and December 4, 2025 (excluding any information furnished pursuant to Item 2.02 or Item 7.01);

•
The description of K-C common stock contained in K-C’s Registration Statement on Form 8-A filed on June 28, 1988, as amended by the Form 8-A filed with the SEC on June 13, 1995, July 12, 1995, March 17, 1997 and May 29, 2025 and any other amendment or report filed for the purpose of updating such description;

•	Amended and Restated Certificate of Incorporation of Kimberly-Clark Corporation, dated May 2, 2024 (filed as Exhibit 3(a) to K-C’s Current Report on Form 8-K filed with the SEC on May 2, 2024); and
•	By-Laws of Kimberly-Clark Corporation, as amended through April 29, 2021 (filed as Exhibit 3(b) to K-C’s Current Report on Form 8-K filed with the SEC on April 29, 2021).

This document also incorporates by reference the following documents that have previously been filed with the SEC by Kenvue (other than, in each case, documents or information deemed to have been furnished and not filed for purposes of the Exchange Act):
•	Annual Report on Form 10-K for the year ended December 29, 2024 (filed with the SEC on February 24, 2025);
•
Quarterly Reports on Form 10-Q for the quarterly periods ended March 30, 2025, June 29, 2025 and September 28, 2025 (filed with the SEC on May 8, 2025, August 7, 2025 and November 3, 2025, respectively);

•
The portions of the Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders on May 22, 2025 (filed with the SEC on April 9, 2025) that are incorporated by reference into Part III of the Annual Report on Form 10-K for the fiscal year ended December 29, 2024;

•	Current Reports on Form 8-K filed with the SEC on March 5, 2025, May 8, 2025, May 21, 2025, May 22, 2025, May 27, 2025, June 24, 2025, July 14, 2025 and November 3, 2025 (Film No. 251442071);
•	Description of Securities filed as Exhibit 4.4 to the Annual Report on Form 10-K for the period ended December 31, 2023 filed by Kenvue Inc. with the SEC on March 1, 2024;
•
Amended and Restated Certificate of Incorporation of Kenvue Inc., effective as of May 3, 2023 (filed as Exhibit 3.1 to the Current Report on Form 8-K filed by Kenvue Inc. with the SEC on May 8, 2023); and

•	Amended and Restated By-Laws of Kenvue Inc., effective as of May 3, 2023 (filed as Exhibit 3.2 to the Current Report on Form 8-K filed by Kenvue Inc. with the SEC on May 8, 2023).
In addition, K-C and Kenvue are incorporating by reference (1) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial filing of and prior to the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and (2) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this joint proxy statement/prospectus and prior to the date of the respective special meetings of the K-C stockholders and the Kenvue stockholders, provided, however, that K-C and Kenvue are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed with the SEC.
You may request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference herein or certain other information concerning K-C or Kenvue, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and contact information of such principal executive offices are listed below.

For K-C Stockholders:	For Kenvue Stockholders:

Kimberly-Clark Corporation P.O. Box 619100 Dallas, Texas 75261-9100 Attention: Investor Relations stockholders@kcc.com	Kenvue Inc. 1 Kenvue Way Summit, New Jersey 07901 Attention: Investor Relations Kenvue_IR@kenvue.com

To obtain timely delivery of these documents before the K-C special meeting, K-C stockholders must request the information no later than January 22, 2026 (which is five business days before the date of the K-C special meeting).
To obtain timely delivery of these documents before the Kenvue special meeting, Kenvue stockholders must request the information no later than January 22, 2026 (which is five business days before the date of the Kenvue special meeting).

Neither K-C nor Kenvue has authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference herein in connection with any vote, the giving or withholding of any proxy or any investment decision in connection with the merger agreement. K-C and Kenvue take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This joint proxy statement/prospectus is dated December 16, 2025. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this joint proxy statement/prospectus to K-C stockholders or Kenvue stockholders nor the issuance of K-C common stock in the merger will create any implication to the contrary.
If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

Annex A

Execution Version
AGREEMENT AND PLAN OF MERGER

By and Among

KENVUE INC.,

KIMBERLY-CLARK CORPORATION,

VESTA SUB I, INC.

and

VESTA SUB II, LLC

Dated as of November 2, 2025

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 2, 2025, is entered into by and among Kenvue Inc., a Delaware corporation (“Kenvue”), Kimberly-Clark Corporation, a Delaware corporation (“Kimberly-Clark”), Vesta Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Kimberly-Clark (“First Merger Sub”), and Vesta Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Kimberly-Clark (“Second Merger Sub” and, collectively with Kimberly-Clark and First Merger Sub, the “Kimberly-Clark Parties”, and each, a “Kimberly-Clark Party”).
WHEREAS, Kimberly-Clark has incorporated or organized First Merger Sub and Second Merger Sub (as applicable) for the purpose of effecting the transactions contemplated by this Agreement;
WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), (a) First Merger Sub will be merged with and into Kenvue (the “First Merger”), with Kenvue surviving as a direct wholly owned subsidiary of Kimberly-Clark (the “Initial Surviving Company”), and (b) immediately following the First Merger, and as part of the same overall transaction as the First Merger, the Initial Surviving Company will be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving as a direct wholly owned subsidiary of Kimberly-Clark (the “Final Surviving Company”);
WHEREAS, the Board of Directors of Kenvue (the “Kenvue Board”) has unanimously (a) determined that it is fair to, and in the best interests of, Kenvue and its stockholders, and declared it advisable, that Kenvue enter into this Agreement and consummate the Mergers and the other transactions contemplated hereby (collectively, the “Transactions”), (b) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Mergers, (c) adopted resolutions recommending that Kenvue’s stockholders adopt this Agreement and (d) directed that this Agreement and the First Merger be submitted to Kenvue’s stockholders for adoption;
WHEREAS, the Board of Directors of Kimberly-Clark (the “Kimberly-Clark Board”) has unanimously (a) determined that it is fair to, and in the best interests of, Kimberly-Clark and its stockholders, and declared it advisable, that Kimberly-Clark enter into this Agreement and consummate the Mergers, the Share Issuance and the other Transactions, (b) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Mergers and the Share Issuance, (c) adopted resolutions recommending that Kimberly-Clark’s stockholders approve the Share Issuance and (d) directed that the Share Issuance be submitted to Kimberly-Clark’s stockholders for approval;
WHEREAS, the Board of Directors of First Merger Sub has unanimously (a) determined that it is in the best interests of First Merger Sub and its sole stockholder, and declared it advisable, that First Merger Sub enter into this Agreement and consummate the First Merger, (b) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the First Merger and (c) adopted resolutions recommending that the sole stockholder of First Merger Sub adopt this Agreement and directed that this Agreement and the First Merger be submitted to the sole stockholder of First Merger Sub for adoption;
WHEREAS, Kimberly-Clark, as the sole member of Second Merger Sub, has approved and declared advisable this Agreement, the Second Merger and the other Transactions and adopted this Agreement; and
WHEREAS, for U.S. federal income tax purposes, the parties intend that (a) the First Merger and the Second Merger be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (as defined herein), (b) Kimberly-Clark, First Merger Sub, Second Merger Sub and Kenvue each be a party to the reorganization within the meaning of Section 368(b) of the Code and (c) this Agreement will constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code (clauses (a) through (c), collectively, the “Intended Tax Treatment”).
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein and intending to be legally bound, the parties agree as follows:
ARTICLE I

Definitions; Interpretation
Section 1.01 Definitions. For purposes of this Agreement:
“Action” means any proceeding, suit, claim, charge, complaint, audit, investigation, arbitration or action, whether legal, administrative or otherwise, by or before any Governmental Authority.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Antitrust Laws” means the HSR Act and all other applicable competition, merger control, antitrust or similar Laws and all other applicable Laws that are designed or intended to prohibit, restrict, review or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Benefit Plan” means any compensation, employment, individual consulting, individual independent contractor, salary, bonus, commission, vacation, deferred compensation, incentive compensation, stock purchase, equity or equity-based, phantom equity, severance pay, termination pay, death benefit, disability benefit, hospitalization, medical, dental, vision, health and welfare, life insurance, cafeteria or flexible benefits, supplemental unemployment benefit, or profit-sharing, pension, retirement, change of control, transaction bonus, retention, perquisite, relocation plan, policy, practice, program, agreement, arrangement or contract and each other “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA and whether written or unwritten.
“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“cGMP” means the minimum standards relating to current good manufacturing practices, including the quality oversight, design, manufacturing, development, processing, storing, packaging, repackaging, testing, packing, labeling, relabeling, commercial and clinical distribution, transportation, handling, and holding of medical and other FDA- or similar Governmental Authority-regulated products, including the Products of Kenvue, as promulgated, enforced or endorsed by any Governmental Authority.
“Code” means the Internal Revenue Code of 1986.
“Collective Bargaining Agreement” means any collective bargaining, works council or other trade or labor union Contract or labor, employee association or similar arrangement (including all addenda, side letters, memoranda of undertakings, amendments and similar ancillary agreements thereto).
“Consent” means any consent, approval, clearance, waiver, Permit or order.
“Contract” means any agreement, arrangement, contract, lease, sublease, license, indenture, note, bond, mortgage, commitment, concession, franchise or other obligation that is legally binding.
“Data Privacy Laws” means any Laws concerning the privacy, processing, data protection or security of Personal Data.
“Debt Commitment Letter” means the commitment letter dated November 2, 2025, among Kimberly-Clark and JPMorgan Chase Bank, N.A., together with all attachments thereto and the fee letters referred to therein.
“Environmental Claim” means any administrative, regulatory or judicial Actions, Judgments, demands, directives, liens or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (a) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (b) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.
“Environmental Laws” means all applicable federal, national, state, provincial, local and foreign Laws, Judgments, or Permits issued, promulgated or entered into by or with any Governmental Authority, relating to pollution or to the protection of natural resources, endangered or threatened species, the climate, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or human health and safety (as related to exposure to hazardous or toxic substances in the environment or workplace), including all Laws relating to the production, use or registration of chemicals (such as Regulation (EC) No 1907/2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals) or to providing notice to workers, consumers or the public regarding the use or presence of hazardous, toxic or carcinogenic materials (such as California’s Safe Drinking Water and Toxic Enforcement Act of 1986, commonly known as Proposition 65).
“Equity Award Exchange Ratio” means a fraction (a) the numerator of which is the sum of the Cash Consideration and an amount equal to the product of (i) the Exchange Ratio and (ii) the Kimberly-Clark Closing Price and (b) the denominator of which is the Kimberly-Clark Closing Price.
“Equity Interests” mean, with respect to any Person, any (a) shares of capital stock and any other voting securities in such Person, (b) other equity, ownership or voting interests in such Person, (c) securities convertible into or exchangeable for capital stock, voting securities or other equity, ownership or voting interests, in each case in such Person, (d) stock appreciation rights, performance shares, “phantom” stock rights and any other rights that (i) give the holder thereof any economic or voting interest of a nature that would accrue to the holders of capital stock in such Person or (ii) are linked in any way to the value of such Person, the price of any shares of capital stock or other voting securities in such Person or any dividends or other distributions declared or paid on any shares of capital stock or other voting securities in such Person and (e) options, warrants, calls, subscriptions or other rights (contingent or otherwise) to acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Exchange Act” means the Securities Exchange Act of 1934.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.).
“FDA” means the United States Food and Drug Administration.
“Financing” means any debt financing, whether in the form of debt securities, a credit or loan facility or otherwise, obtained or proposed to be obtained by Kimberly-Clark or any Kimberly-Clark Subsidiary in connection with the Transactions, including the debt financing contemplated by the Debt Commitment Letter or any other debt financing the proceeds of which are intended to be used to finance the payment, in whole or in part, of the Cash Consideration or any of the other amounts payable by Kimberly-Clark or any Kimberly-Clark Subsidiary under this Agreement or in connection with the Transactions, including any debt refinancing.
“Financing Documents” means the Debt Commitment Letter, any other commitment letter, engagement letter, underwriting agreement, purchase agreement, placement agreement, credit agreement or indenture or any other agreement or document, in each case entered into by any Financing Source, on the one hand, and Kimberly-Clark or any Kimberly-Clark Subsidiary, on the other, in connection with any Financing.
“Financing Related Parties” means the Financing Sources, their respective Affiliates and the respective partners, managers, members, trustees, officers, directors, employees, controlling persons, agents and other Representatives of any of the foregoing, and their respective successors and permitted assigns.
“Financing Sources” means the Persons (other than Kimberly-Clark or any Kimberly-Clark Subsidiary) party from time to time to the Debt Commitment Letter or any other Financing Document, including any such Persons becoming party thereto pursuant to any joinder documentation, and each other Person that has committed or agreed to provide, arrange, syndicate, underwrite, purchase or place any Financing, or has otherwise entered into any agreement with Kimberly-Clark or any Kimberly-Clark Subsidiary in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative agent, trustee or a similar representative in respect of, all or any part of the Financing, and their respective successors and permitted assigns.
“Foreign Investment Laws” means all applicable foreign investment Laws, foreign subsidiary regulations and all other applicable Laws, in each case that are designed or intended to prohibit, restrict, review or regulate foreign investment or the effects of subsidies granted by Governmental Authorities.
“fraud” means, with respect to any Person, an actual, intentional and knowing common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence), by such Person in the making of the representations and warranties in this Agreement or any certificate executed and delivered by such Person pursuant to the terms of this Agreement.

“GAAP” means generally accepted accounting principles in the United States.
“GCP” means ethical and scientific quality standards for designing, conducting, performing, monitoring, auditing, analyzing, recording and reporting trials that involve the participation of human subjects, as promulgated, enforced, or endorsed by any Governmental Authority.
“GLP” means a set of rules and criteria for a quality system, standards, practices, and procedures concerned with the organizational process and the conditions under which non-clinical health and safety studies are planned, performed, monitored, recorded, reported and archived, as promulgated, enforced, or endorsed by any Governmental Authority.
“Government Official” means any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, and includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Authority, or for or on behalf of any such public international organization.
“Governmental Authority” means any federal, national, state, provincial, local or transnational (in each case whether domestic or foreign) government, court, administrative agency or commission, judicial body or tribunal, arbitrator or arbitration panel, self-regulatory agency (including Nasdaq and NYSE) or other governmental or regulatory authority or instrumentality.
“Hazardous Materials” means any petroleum or petroleum products, explosive or radioactive materials or wastes, asbestos, per- and poly-fluorinated substances, polychlorinated biphenyls and hazardous or toxic materials and any other material, substance or waste that is regulated or may result in liability under any Environmental Law.
“Healthcare Laws” means all applicable Law relating to the procurement, development, research, manufacture, production, packaging, labeling, sterilization, distribution, importation, exportation, handling, quality, safety surveillance, reporting of adverse events and product complaints, recall, reprocessing, commercialization, sale, or promotion of medical and other FDA- or similar Governmental Authority-regulated products, including the Products of Kenvue, the regulation, provision, management or administration of, ordering or arranging for, or payment or reimbursement for, any healthcare items or services, and standards for establishments involved in any such activities, including: the Federal Food, Drug, and Cosmetic Act (21 C.F.R. § 301 et seq.), the U.S. Public Health Service Act (42 U.S.C. § 201 et seq.), and all rules, regulations, product monographs and guidance promulgated thereunder; cGMP, GCP and GLP; the Federal Trade Commission Act (15 U.S.C. §§ 41 et seq.) and all rules, regulations and guidance promulgated thereunder; licensure Laws relating to the regulation, provision or administration of, or payment for, the manufacture, distribution, storage, holding, dispensing and possession of medical and other FDA- or similar Governmental Authority-regulated products; state pharmacy Laws; the False Claims Act (31 U.S.C. §§ 3729-3733); the Exclusion Law, 42 U.S.C. § 1320a-7; the Civil Monetary Penalties Law (42 U.S.C. § 1320 a-7a); the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); the False Claim Law (42 U.S.C. § 1320a-7b(a)); the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); HIPAA; and any applicable Law with respect to healthcare related fraud and abuse, false claims, self-referral, anti-kickback and licensing.
“Healthcare Program” shall mean any U.S. federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA and state health care programs (as defined therein), and any health insurance program for the benefit of federal employees, including those under Chapter 89 of Title V, United States Code.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, including the Standards for Privacy of Individually Identifiable Health Information (45 CFR Part 160 and Part 164, Subparts A, D and E), the Transactions and Code Set Standards (45 CFR Part 162), and the Security Standards for the Protection of Electronic Protected Health Information (45 CFR Part 164, Subparts A and C), the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009) as set forth at 42 USC §§ 17931 et seq., and their implementing regulations.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person: (a) for borrowed money (including deposits or advances of any kind to such Person); (b) evidenced by bonds, including performance or surety bonds, debentures, notes or similar instruments; (c) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (d) pursuant to securitization or factoring programs or arrangements; (e) to maintain or cause to be maintained the financing or financial position of others; (f) net cash payment obligations under swaps, options, derivatives or other hedging Contracts that will be payable upon termination thereof (assuming termination on the date of determination); (g) letters of credit, bank guarantees or other similar Contracts entered into by or on behalf of such Person to the extent they have been drawn upon; or (h) pursuant to guarantees or arrangements having the economic effect of a guarantee of any obligations of the type described in the foregoing clauses of any other Person.
“Intellectual Property” means any of the following existing under the Laws of the United States or any other jurisdiction: (a) patents (including all reissues, reexaminations, supplemental examinations, substitutions, renewals and extensions thereof) and patent applications (including provisional non-provisional applications, continuations, divisionals and continuations-in-part); (b) registered and unregistered trademarks, service marks, trade names and other similar indicia or source or origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, together with the goodwill symbolized by any of the foregoing; (c) registered and unregistered copyrights, applications for registration of copyright and other equivalent rights in works of authorship; (d) internet domain names; (e) trade secrets, know-how, processes, formulae, recipes, methods, techniques, procedures, algorithms, specifications, inventions, ideas, marketing materials, customer and supplier lists, and other rights in proprietary information, in each case, to the extent qualifying as a trade secret under applicable Law (“Trade Secrets”); (f) rights in Software; and (g) all other intellectual property, proprietary, industrial and similar rights, and any registrations, applications for registration and renewals therefor.
“IT Systems” means computers, software, databases, firmware, middleware, servers, workstations, networks, systems, routers, hubs, switches, data communications lines and all other information technology equipment and associated documentation.
“Johnson & Johnson” means Johnson & Johnson, a New Jersey corporation.
“Johnson & Johnson TMA” means that certain Tax Matters Agreement, dated May 3, 2023, by and between Kenvue and Johnson & Johnson.
“Judgment” means any judgment, order, writ, ruling, determination, injunction, decree, award, stipulation or settlement (in each case whether civil, administrative or criminal) of or with any Governmental Authority.

“Kenvue Benefit Plan” means each Benefit Plan sponsored, maintained, contributed to, or required to be contributed to, by Kenvue or any Kenvue Subsidiary or with respect to which Kenvue or any Kenvue Subsidiary has any liability (whether actual or contingent), including each Benefit Plan providing compensation or benefits to any current or former director, officer, employee, consultant or other individual service provider, in all cases, excluding plans, programs or arrangements sponsored by any Governmental Authority.
“Kenvue Common Stock” means the common stock of Kenvue, par value $0.01 per share.
“Kenvue Credit Facility” means that certain Credit Agreement, dated as of March 6, 2023, among Kenvue, the subsidiaries of Kenvue party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified, or refinanced or replaced, in a manner not prohibited hereby from time to time).
“Kenvue Deferred Fee Plan” means Kenvue’s Amended and Restated Deferred Fee Plan for Directors, as amended from time to time.
“Kenvue Designee” shall mean an individual who (a) is serving as a director on the Kenvue Board of as of the date of this Agreement and as of the Closing and (b) is designated by Kenvue and approved by Kimberly-Clark (such approval not to be unreasonably withheld, conditioned or delayed).
“Kenvue DSU” means each deferred stock unit with respect to shares of Kenvue Common Stock granted under the Kenvue Stock Plan, the Kenvue Deferred Fee Plan or otherwise to any non-employee member of the Kenvue Board.
“Kenvue Equity Awards” means, collectively, the Kenvue Stock Options, the Kenvue RSUs, the Kenvue PSUs, the Kenvue DSUs and any other equity or equity-related awards under the Kenvue Stock Plan or Kenvue Deferred Fee Plan.
“Kenvue ERISA Affiliate” means any entity which, at any relevant time, is considered a single employer with Kenvue under Section 414 of the Code or Section 4001 of ERISA.
“Kenvue Executive Severance Plan” means the Executive Severance Pay Plan of Kenvue and U.S. Affiliated Companies, amended effective as of July 7, 2025, as may be amended or otherwise modified from time to time.
“Kenvue Intellectual Property” means all Intellectual Property owned or purported to be owned by Kenvue or a Kenvue Subsidiary.
“Kenvue Leased Real Property” means each real property leased, subleased, licensed or similarly occupied by Kenvue or a Kenvue Subsidiary that is greater than 200,000 square feet.
“Kenvue Material Adverse Effect” means a Material Adverse Effect with respect to Kenvue.
“Kenvue Notes” means, collectively, (a) the 5.350% Senior Notes due 2026 issued by Kenvue pursuant to that certain First Supplemental Indenture, dated as of March 22, 2023 (as amended or supplemented, the “Kenvue First Supplemental Indenture”), by and between Kenvue, as issuer, and Deutsche Bank Trust Company Americas, as trustee, to the Indenture, dated as of March 22, 2023, by and between Kenvue, as issuer, and Deutsche Bank Trust Company Americas, as trustee (as amended or supplemented, the “Kenvue Indenture”), (b) the 5.050% Senior Notes due 2028 issued by Kenvue pursuant to the Kenvue First Supplemental Indenture, (c) the 5.000% Senior Notes due 2030 issued by Kenvue pursuant to the Kenvue First Supplemental Indenture, (d) the 4.850% Senior Notes due 2032 issued by Kenvue pursuant to that certain Second Supplemental Indenture, dated as of May 22, 2025, by and between Kenvue, as issuer, and Deutsche Bank Trust Company Americas, as trustee, to the Kenvue Indenture, (e) the 4.900% Senior Notes due 2033 issued by Kenvue pursuant to the Kenvue First Supplemental Indenture, (f) the 5.100% Senior Notes due 2043 issued by Kenvue pursuant to the Kenvue First Supplemental Indenture, (g) the 5.050% Senior Notes due 2053 issued by Kenvue pursuant to the Kenvue First Supplemental Indenture and (h) the 5.200% Senior Notes due 2063 issued by Kenvue pursuant to the Kenvue First Supplemental Indenture.
“Kenvue Owned Real Property” means each material real property owned in fee simple (or its jurisdictional equivalent) by Kenvue or a Kenvue Subsidiary.
“Kenvue PSU” means each restricted stock unit with respect to shares of Kenvue Common Stock granted under the Kenvue Stock Plan or otherwise that is subject to performance-based vesting conditions.
“Kenvue Real Property” means the Kenvue Owned Real Property and the Kenvue Leased Real Property.
“Kenvue Real Property Leases” means the leases, subleases and licenses under which Kenvue or a Kenvue Subsidiary leases, subleases or licenses any Kenvue Leased Real Property, including any amendments, extensions, assignments, guaranties and other material agreements with respect thereto.
“Kenvue Registered Intellectual Property” means each patent, patent application, registered trademark, trademark registration application, internet domain name, registered copyright and copyright registration application, in each case, constituting Kenvue Intellectual Property.
“Kenvue RSU” means each restricted stock unit with respect to shares of Kenvue Common Stock granted under the Kenvue Stock Plan or otherwise that is not a Kenvue PSU or a Kenvue DSU.
“Kenvue Stock Option” means each option to purchase shares of Kenvue Common Stock granted under the Kenvue Stock Plan or otherwise.
“Kenvue Stock Plan” means Kenvue’s Long-Term Incentive Plan, as amended from time to time.
“Kenvue Subsidiaries” means each of the Subsidiaries of Kenvue.
“Kenvue Termination Fee” means $1,136,000,000.
“Kimberly-Clark Benefit Plan” means each Benefit Plan sponsored, maintained, contributed to, or required to be contributed to, by Kimberly-Clark or any Kimberly-Clark Subsidiary or with respect to which Kimberly-Clark or any Kimberly-Clark Subsidiary has any liability (whether actual or contingent), including each Benefit Plan providing compensation or benefits to any current or former director, officer, employee, consultant or other individual service provider, in all cases, excluding plans, programs or arrangements sponsored by any Governmental Authority.
“Kimberly-Clark Closing Price” means the closing price of Kimberly-Clark Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on the Trading Day immediately prior to the date of the First Effective Time.
“Kimberly-Clark Common Stock” means the common stock of Kimberly-Clark, par value $1.25.
“Kimberly-Clark Credit Facilities” means (a) that certain Five-Year Revolving Credit Agreement, dated as of June 2, 2023, among Kimberly-Clark, the banks party thereto, Citibank, N.A., as a bank and as administrative agent for the banks, and JPMorgan Chase Bank, N.A., as syndication agent and (b) that certain 364-Day Revolving Credit Agreement, dated as of May 30, 2025, among Kimberly-Clark, the banks party thereto, Citibank, N.A, as a bank and as administrative agent for the banks, and JPMorgan Chase Bank, N.A., as syndication agent (each as amended, restated, amended and restated, supplemented or otherwise modified, or refinanced or replaced, in a manner not prohibited hereby from time to time).
“Kimberly-Clark Equity Awards” means, collectively, the Kimberly-Clark Stock Options, the Kimberly-Clark RSUs, the Kimberly-Clark PSUs and any other equity or equity-related awards under the Kimberly-Clark Stock Plans.
“Kimberly-Clark ERISA Affiliate” means any entity which, at any relevant time, is considered a single employer with Kimberly-Clark under Section 414 of the Code or Section 4001 of ERISA.
“Kimberly-Clark Executive Severance Agreement” means any Executive Severance Agreement, regardless of tier, between Kimberly-Clark, on the one hand, and any individual executive of Kimberly-Clark, on the other hand.
“Kimberly-Clark Intellectual Property” means all Intellectual Property owned or purported to be owned by Kimberly-Clark or a Kimberly-Clark Subsidiary.
“Kimberly-Clark Leased Real Property” means each real property leased, subleased, licensed or similarly occupied by Kimberly-Clark or a Kimberly-Clark Subsidiary that is greater than 200,000 square feet.
“Kimberly-Clark Material Adverse Effect” means a Material Adverse Effect with respect to Kimberly-Clark.
“Kimberly-Clark Owned Real Property” means each material real property owned in fee simple (or its jurisdictional equivalent) by Kimberly-Clark or a Kimberly-Clark Subsidiary.
“Kimberly-Clark PSU” means each restricted stock unit with respect to shares of Kimberly-Clark Common Stock granted under any Kimberly-Clark Stock Plan or otherwise that is subject to performance-based vesting conditions.
“Kimberly-Clark Real Property” means the Kimberly-Clark Owned Real Property and the Kimberly-Clark Leased Real Property.
“Kimberly-Clark Real Property Leases” means the leases, subleases and licenses under which Kimberly-Clark or a Kimberly-Clark Subsidiary leases, subleases or licenses any Kimberly-Clark Leased Real Property, including any amendments, extensions, assignments, guaranties and other material agreements with respect thereto.
“Kimberly-Clark Registered Intellectual Property” means each patent, patent application, registered trademark, trademark registration application, internet domain name, registered copyright and copyright registration application, in each case, constituting Kimberly-Clark Intellectual Property.
“Kimberly-Clark RSU” means each restricted stock unit with respect to shares of Kimberly-Clark Common Stock granted under any Kimberly-Clark Stock Plan or otherwise that is not a Kimberly-Clark PSU.
“Kimberly-Clark Stock Option” means each option to purchase shares of Kimberly-Clark Common Stock granted under any Kimberly-Clark Stock Plan or otherwise.
“Kimberly-Clark Stock Plans” means Kimberly-Clark’s 2011 Equity Participation Plan, Kimberly-Clark’s 2021 Outside Directors’ Compensation Plan and Kimberly-Clark’s 2021 Equity Participation Plan, each as amended from time to time.
“Kimberly-Clark Subsidiaries” means each of the Subsidiaries of Kimberly-Clark.
“Kimberly-Clark Termination Fee” means $1,136,000,000.
“Knowledge” means, with respect to any matter in question, the actual knowledge of (a) in the case of Kimberly-Clark, the individuals set forth in Section 1.01(a) of the Kimberly-Clark Disclosure Letter and (b) in the case of Kenvue, the individuals set forth in Section 1.01(a) of the Kenvue Disclosure Letter.
“Law” means any applicable federal, national, state, provincial, local or transnational (in each case, whether domestic or foreign) statute, law (including common law) or ordinance, or rule, code, directive, binding guidance or regulation of any Governmental Authority.
“Legal Restraint” means any Law or Judgment (in each case, whether temporary, preliminary or permanent) enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction.
“Lien” means any mortgage, deed of trust, lien, pledge, charge, claim, hypothecation, option, right of first offer or refusal, security interest, lease, license, easement, right-of-way, title retention agreement or other similar encumbrance.
“Material Adverse Effect” means, with respect to any Person, any effect, change, event, circumstance, condition, development or occurrence that, individually or in the aggregate, has a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes in general conditions in the industries in which such Person and its Subsidiaries operate, (b) changes in general economic or political conditions, including conditions in the securities, credit, financial or other capital markets, in each case in the United States or any other jurisdiction in which such Person or any of its Subsidiaries operate, (c) changes after the date of this Agreement in Law or in GAAP, or in the interpretation or enforcement of the foregoing, (d) the public announcement of this Agreement or the public announcement, pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners (provided, however, that this clause (d) shall not apply to any representation or warranty to the extent the purpose thereof is to address consequences resulting from the public announcement of this Agreement or the public announcement, pendency or consummation of the Transactions), (e) acts of war (whether or not declared), military activity, sabotage, civil disobedience or terrorism (including cyberattacks), or any escalation or worsening thereof, (f) earthquakes, fires, floods, hurricanes, tornadoes or other natural disasters, (g) any epidemic, pandemic, or other public health event or worsening thereof, (h) any change in such Person’s credit ratings, (i) any decline in the market price, or change in trading volume, of any securities of such Person, (j) any failure to meet any internal or published projections, forecasts, budgets or financial or operating predictions in respect of revenue, earnings, cash flow or cash position, (k) the imposition or modification of any tariffs, trade restrictions or other duties, including those arising from changes in trade policies or international relations, and the effects of any trade wars or (l) with respect to Kenvue, any effect, change, event, circumstance, condition, development or occurrence relating to any Products of Kenvue or any Kenvue Subsidiary containing acetaminophen, in each case solely to the extent related to allegations of autism spectrum disorder or attention deficit hyperactivity disorder from the use of such Products by pregnant women or children; provided that, for the avoidance of doubt, this clause (l) does not cover the matters set forth on Section 1.01(b) of the Kenvue Disclosure Letter; provided that the underlying facts or occurrences giving rise or contributing to such change, decline or failure in clauses (h), (i) and (j) may be deemed to constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded hereunder; provided, further, that any effect, change, event, circumstance, condition, development or occurrence referred to in clauses (a), (b), (c), (e), (f), (g) or (k) may be deemed to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur, to the extent such effect, change, event, circumstance, condition, development or occurrence has a disproportionate adverse effect on such Person and its Subsidiaries (without giving effect to the Mergers), taken as a whole, as compared to other participants in the industry in which they operate (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur).
“Nasdaq” means the Nasdaq Global Select Market.
“NYSE” means the New York Stock Exchange.
“Open Source Software” means Software licensed, distributed or made available pursuant to any license that is, or is substantially similar to a license (a) identified as an open source license by the Open Source Initiative (www.opensource.org), or (b) considered “free” or “open source software” by the Free Software Foundation (www.fsf.org), including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License and BSD Licenses.
“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and by-laws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof and (c) with respect to any other Person the organizational, constituent or governing documents or instruments of such Person.
“party” or “parties” means a party or the parties to this Agreement, except as the context may otherwise require.
“Permit” means any license, franchise, permit, variance, certificate, approval, exemption (including from the requirement to obtain a marketing authorization on the basis of being in compliance with an applicable over-the-counter drug product monograph), registration (including establishment registration), authorization (including marketing authorizations), consent, certification, listing, authorization or registration from any Governmental Authority.
“Permitted Liens” means: (a) Liens for Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) zoning, entitlement and other land use Laws of any Governmental Authority that are not presently violated by the current use of the real property subject thereto; (d) easements, declarations, covenants, rights-of-way, encroachments, leases, restrictions, minor title defects and other similar non-monetary encumbrances that do not, and would not reasonably be expected to, materially impair the current use of any real property affected thereby; (e) deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (f) deposits to secure the performance of bids, tenders, trade contracts (other than contracts for indebtedness for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and (g) non-exclusive licenses of Intellectual Property rights granted in the ordinary course of business.
“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Authority or other entity.
“Personal Data” means (a) any information that directly or indirectly identifies a natural person or (b) any information considered “personally identifiable information”, “personal information”, “personal data” or other comparable term under applicable Data Privacy Laws.
“Privacy Legal Requirements” means all applicable (a) Data Privacy Laws, (b) obligations under Contracts that relate to the Processing of Personal Data and (c) publicly posted policies of Kimberly-Clark and the Kimberly-Clark Subsidiaries or Kenvue and the Kenvue Subsidiaries, as applicable, regarding the Processing of Personal Data.
“Processing” means any operation performed on Personal Data or that relevant Privacy Legal Requirements include in the definition of processing, processes or process, including the collection, creation, receipt, access, use, handling, recording, compilation, analysis, organizing, monitoring, maintenance, retention, storage, holding, hosting, transmission, transfer, protection, disclosure, amendment, distribution, erasure, destruction or disposal of Personal Data.
“Products” means the products or services developed, manufactured, marketed, promoted, offered, performed, licensed, sold, distributed or otherwise made commercially available by Kimberly-Clark or any Kimberly-Clark Subsidiary or Kenvue or any Kenvue Subsidiary, as applicable.
“Regulatory Approvals” means those Consents, registrations, declarations, notices, filings or Judgments with, to or of any Governmental Authority (including the fulfillment of any conditions required by such Governmental Authority to be fulfilled prior to the consummation of the Mergers in connection with such Consents, registrations, declarations, notices, filings or Judgments), and the expiration or termination of all waiting periods (including any extension thereof and any commitments by the parties not to close before a certain date under a timing agreement provided to any Governmental Authority in accordance with Section 7.03(b)), in each case, in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions.
“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface or subsurface strata).
“Required Financial Information” means (a) audited consolidated balance sheets and related consolidated statements of operations, of comprehensive income, of stockholders’ equity and of cash flows of Kenvue and the Kenvue Subsidiaries for the three most recently completed fiscal years ended at least 60 days before the Closing Date and (b) unaudited condensed consolidated balance sheets and related condensed consolidated statements of operations, of comprehensive income, of stockholders’ equity and of cash flows of Kenvue and the Kenvue Subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days before the Closing Date (and the corresponding periods for the prior fiscal year).

“Required Regulatory Approvals” means those Regulatory Approvals set forth in Section 1.01(c) of the Kenvue Disclosure Letter.
“Sanctions Regulations” means the relevant sanctions Laws where Kenvue or Kimberly-Clark, as applicable, does business or is otherwise subject to jurisdiction, including U.S. sanctions Laws and regulations administered by the Department of the Treasury’s Office of Foreign Assets Control.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Share Issuance” means the issuance by Kimberly-Clark of Kimberly-Clark Common Stock in connection with the First Merger.
“Software” means any computer software, including, for the avoidance of doubt, (a) computer programs, applications, files, user interfaces, application programming interfaces, diagnostics, software development tools and kits, templates, menus, analytics and tracking tools, compilers, libraries, version control systems and operating systems, including all software implementations of algorithms, models and methodologies for any of the foregoing, whether in source code, object code or other form, and (b) user documentation, including user manuals and training materials, relating to any of the foregoing.
“Subsidiary” means, with respect to any Person, any entity of which (a) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) voting power to elect at least a majority of the board of directors, board of managers or others performing similar functions with respect to such entity is held, directly or indirectly, by such Person or (c) more than 50 percent of any class of shares or capital stock or of the outstanding Equity Interests are owned, directly or indirectly, by such Person.
“Tax Opinion Counsel” means each of Kirkland & Ellis LLP and Cravath, Swaine & Moore LLP, or other tax counsel (or “Big 4” accounting firm) of nationally recognized standing that is reasonably acceptable to Kenvue and Kimberly-Clark.
“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed, required to be filed or permitted to be filed with any Governmental Authority with respect to Taxes (in each case, including attachments thereto).
“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Authority, in each case, in the nature of a tax, together with all interest, penalties and additions imposed by a Governmental Authority with respect to such amounts.
“Termination Fee” means the Kimberly-Clark Termination Fee or the Kenvue Termination Fee, as applicable.
“Trade Control Regulations” means the relevant, import/customs and export control Laws where Kenvue or Kimberly-Clark, as applicable, does business or is otherwise subject to jurisdiction, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and the U.S. customs regulations at 19 C.F.R. Chapter 1, the Foreign Trade Regulations (15 C.F.R. Part 30) and all applicable import regulations maintained by the Bureau of Alcohol, Tobacco, Firearms, and Explosives, including 27 C.F.R. Parts 447–479 and Part 555.
“Trading Day” means a day on which shares of Kimberly-Clark Common Stock are traded on Nasdaq.
“VWAP Price” means, for any Trading Day, the volume weighted average price per share of Kimberly-Clark Common Stock on Nasdaq for such Trading Day, as reported by Bloomberg, L.P. under the heading “Bloomberg VWAP” on Bloomberg page “KMB US Equity” (or its equivalent successor if such page is not available) or, if not reported thereby, in another authoritative source mutually selected in writing by Kenvue and Kimberly-Clark.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar laws.
“Willful Breach” means a material breach of this Agreement that is the consequence of an intentional act or failure to act of a party with the knowledge that such act or failure to act would, or would reasonably be expected to, constitute a material breach of this Agreement.
Section 1.02 Other Defined Terms. The following terms are defined in the Section of this Agreement set forth across from such term below:

Term	Section
Agreement	Preamble
Alternate Financing	Section 7.07(b)
Appraisal Shares	Section 3.03(a)
Bankruptcy and Equity Exception	Section 4.04(a)(i)
Bonus Eligible Employee	Section 7.04(i)
Book-Entry Share	Section 3.01(a)(iv)
Cash Consideration	Section 3.01(a)(iii)
Centerview	Section 4.25
Certificate	Section 3.01(a)(iv)
Certificates of Merger	Section 2.03(b)
Claim	Section 7.06(b)
Closing	Section 2.02
Closing Date	Section 2.02
Closing-Year Bonus	Section 7.04(i)
Combined Company	Section 2.01(b)
Committed Financing	Section 5.24
Confidentiality Agreement	Section 7.02(c)
Consent Solicitations	Section 7.07(j)
Continuation Period	Section 7.04(a)
Continuing Employee	Section 7.04(a)
Debt Offer Documents	Section 7.07(j)
DGCL	Recitals
DLLCA	Recitals
DTC	Section 3.02(c)(ii)

Term	Section
Exchange Agent	Section 3.02(a)
Exchange Fund	Section 3.02(a)
Exchange Ratio	Section 3.01(a)(iii)
Filed Kimberly-Clark SEC Documents	Article V
Filed Kenvue SEC Documents	Article IV
Final Surviving Company	Recitals
Financing Related Action	Section 10.10(a)
First Certificate of Merger	Section 2.03(a)
First Effective Time	Section 2.03(a)
First Merger	Recitals
First Merger Sub	Preamble
First Merger Sub Common Stock	Section 3.01(a)(i)
First Merger Sub Sole Stockholder Approval	Section 5.04(a)
Form S-4	Section 4.05(b)
Fractional Share Consideration	Section 3.01(a)(iv)
Goldman Sachs	Section 4.25
Indemnified Party	Section 7.06(a)(i)
Initial Surviving Company	Recitals
Intended Tax Treatment	Recitals
J.P. Morgan	Section 5.25
Joint Proxy Statement	Section 7.01(a)
Kenvue	Preamble
Kenvue Adverse Recommendation Change	Section 6.03(c)
Kenvue Assumed Stock Option	Section 7.05(a)(i)
Kenvue Board	Recitals
Kenvue By-Laws	Section 4.01
Kenvue Capitalization Date	Section 4.02(a)
Kenvue Charter	Section 4.01
Kenvue Compensation Committee	Section 7.04(i)
Kenvue DERs	Section 7.05(a)(ii)(A)
Kenvue Disclosure Letter	Article IV
Kenvue DSU Award	Section 7.05(a)(iv)
Kenvue Financial Advisors	Section 4.25
Kenvue Intervening Event	Section 6.03(g)
Kenvue IT Systems	Section 4.20(a)
Kenvue Leases	Section 4.17(d)
Kenvue Material Contract	Section 4.16(a)
Kenvue Note Offers and Consent Solicitations	Section 7.07(j)
Kenvue Notice	Section 6.03(d)
Kenvue Notice Period	Section 6.03(d)
Kenvue Preferred Stock	Section 4.02(a)
Kenvue Properties	Section 4.17(d)
Kenvue PSU Award	Section 7.05(a)(iii)
Kenvue Recommendation	Section 4.04(a)(i)
Kenvue Refinanced Indebtedness	Section 6.01(a)(ix)
Kenvue RSU Award	Section 7.05(a)(ii)
Kenvue SEC Documents	Section 4.06(a)
Kenvue Senior Executive	Section 6.01(a)(iv)
Kenvue Source Code	Section 4.19(e)
Kenvue Stockholder Approval	Section 4.04(a)(i)
Kenvue Stockholders Meeting	Section 4.04(a)(i)
Kenvue Supplemental Indenture	Section 7.07(j)
Kenvue Takeover Proposal	Section 6.03(g)
Kenvue Takeover Proposal Materials	Section 6.03(e)
Kenvue Title IV Plan	Section 4.10(f)
Kenvue Top Customer	Section 4.18(a)
Kenvue Top Supplier	Section 4.18(a)
Kimberly-Clark	Preamble
Kimberly-Clark Adverse Recommendation Change	Section 6.02(c)
Kimberly-Clark Board	Recitals
Kimberly-Clark By-Laws	Section 5.01
Kimberly-Clark Capitalization Date	Section 5.02(a)
Kimberly-Clark Charter	Section 5.01
Kimberly-Clark Continuing Employee	Section 7.04(h)
Kimberly-Clark Disclosure Letter	Article V
Kimberly-Clark Financial Advisors	Section 5.25
Kimberly-Clark Intervening Event	Section 6.02(g)
Kimberly-Clark IT Systems	Section 5.20(a)
Kimberly-Clark Leases	Section 5.17(d)
Kimberly-Clark Material Contract	Section 5.16(a)
Kimberly-Clark Notice	Section 6.02(d)
Kimberly-Clark Notice Period	Section 6.02(d)
Kimberly-Clark Parties	Preamble
Kimberly-Clark Party	Preamble

Term	Section
Kimberly-Clark Preferred Stock	Section 5.02(a)
Kimberly-Clark Properties	Section 5.17(d)
Kimberly-Clark Recommendation	Section 5.04(a)
Kimberly-Clark Refinanced Indebtedness	Section 6.01(b)(viii)
Kimberly-Clark SEC Documents	Section 5.06(a)
Kimberly-Clark Source Code	Section 5.19(e)
Kimberly-Clark Stockholder Approval	Section 5.04(a)
Kimberly-Clark Stockholders Meeting	Section 5.04(a)
Kimberly-Clark Takeover Proposal	Section 6.02(g)
Kimberly-Clark Takeover Proposal Materials	Section 6.02(e)
Kimberly-Clark Title IV Plan	Section 5.10(f)
Kimberly-Clark Top Customer	Section 5.18(a)
Kimberly-Clark Top Supplier	Section 5.18(a)
Merger Consideration	Section 3.01(a)(iii)
Mergers	Recitals
New Commitment Letter(s)	Section 7.07(b)
Offers to Exchange	Section 7.07(j)
Offers to Purchase	Section 7.07(j)
Original Financing Failure	Section 7.07(b)
Outside Date	Section 9.01(b)(i)
Permitted Kenvue Interim Refinancing	Section 6.01(a)(ix)
Permitted Kimberly-Clark Interim Refinancing	Section 6.01(b)(viii)
PJT Partners	Section 5.25
Prohibited Modification	Section 7.07(a)
Qualifying Termination	Section 7.04(h)
Remedial Action	Section 7.03(c)
Remedy Strategy Right	Section 7.03(b)
Representatives	Section 6.02(a)
Required Amounts	Section 5.24
RSU Conversion Award	Section 7.05(a)(ii)(B)
Second Certificate of Merger	Section 2.03(b)
Second Effective Time	Section 2.03(b)
Second Merger	Recitals
Second Merger Sub	Preamble
Second Merger Sub Sole Member Approval	Section 5.04(a)
Secretary of State	Section 2.03(a)
Separation Agreement	Section 4.16(a)(xi)
Sole Equityholder Approvals	Section 5.04(a)
Stock Consideration	Section 3.01(a)(iii)
Superior Kenvue Proposal	Section 6.03(g)
Superior Kimberly-Clark Proposal	Section 6.02(g)
Takeover Statute	Section 4.04(b)
Tax Opinion	Section 7.17(b)
Transactions	Recitals
Transition and Development Committee	Section 7.02(d)
Unpaid Dividends	Section 3.01(a)(iv)
Section 1.03 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The words “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Other than for purposes of Section 5.28, the words “made available to Kenvue” and words of similar import refer to documents (a) posted to the Intralinks virtual data room or provided pursuant to “clean team” arrangements, in each case, by or on behalf of Kimberly-Clark prior to 2:00 p.m., New York City time, on November 2, 2025 or (b) included in the Filed Kimberly-Clark SEC Documents. Other than for purposes of Section 4.27, the words “made available to Kimberly-Clark” and words of similar import refer to documents (i) posted to the Datasite virtual data room or provided pursuant to “clean team” arrangements, in each case, by or on behalf of Kenvue prior to 2:00 p.m., New York City time, on November 2, 2025, or (ii) included in the Filed Kenvue SEC Documents. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless otherwise specifically indicated, any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws, and all rules and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States of America. References to a Person are also to its permitted assigns and successors. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

The Mergers
Section 2.01 The Mergers.
(a) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the First Effective Time, First Merger Sub shall be merged with and into Kenvue, whereupon the separate corporate existence of First Merger Sub shall cease, and Kenvue shall continue as the Initial Surviving Company.
(b) Immediately following the consummation of the First Merger, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, at the Second Effective Time, the Initial Surviving Company shall be merged with and into Second Merger Sub, whereupon the separate corporate existence of the Initial Surviving Company shall cease and Second Merger Sub shall continue as the Final Surviving Company as a wholly owned subsidiary of Kimberly-Clark (Kimberly-Clark, with respect to the period from and after the First Effective Time, being sometimes referred to herein as the “Combined Company”). References herein to “Kenvue” with respect to the period from and after the Second Effective Time shall be deemed to be references to the Final Surviving Company.
(c) In connection with the Mergers and prior to the First Effective Time, Kimberly-Clark shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Kimberly-Clark Common Stock to permit the issuance of shares of Kimberly-Clark Common Stock to the holders of shares of Kenvue Common Stock as of the First Effective Time in accordance with the terms of this Agreement.
Section 2.02 Closing. The closing (the “Closing”) of the Mergers shall take place remotely by exchange of documents and signatures (or their electronic counterparts) on the third Business Day following the day on which the last to be satisfied or (to the extent permitted by Law) waived by the party or parties entitled to the benefits thereof of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) shall have been satisfied or (to the extent permitted by Law) waived in accordance with this Agreement, or at such other place, time and date as shall be agreed in writing between Kimberly-Clark and Kenvue. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
Section 2.03 Effective Times.
(a) Subject to the provisions of this Agreement, Kenvue and First Merger Sub shall, as soon as practicable on the Closing Date, file with the Secretary of State of the State of Delaware (the “Secretary of State”) the certificate of merger relating to the First Merger (the “First Certificate of Merger”) and otherwise in such form as is required by the relevant provisions of the DGCL and make all other filings, recordings or publications required under the DGCL in connection with the First Merger. The First Merger shall become effective concurrently upon the due filing of the First Certificate of Merger with the Secretary of State or at such later time as Kimberly-Clark and Kenvue shall agree and specify in the First Certificate of Merger (the “First Effective Time”).
(b) Immediately following the First Effective Time, subject to the provisions of this Agreement, the Initial Surviving Company and Second Merger Sub shall file with the Secretary of State the certificate of merger relating to the Second Merger (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) and otherwise in such form as is required by the relevant provisions of the DGCL and DLLCA make all other filings, recordings or publications required under the DGCL and DLLCA in connection with the Second Merger. The Second Merger shall become effective concurrently upon the due filing of the Second Certificate of Merger with the Secretary of State or at such later time as Kimberly-Clark and Kenvue shall agree and specify in the Second Certificate of Merger (the “Second Effective Time”).
Section 2.04 Effects. The Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA, as applicable.
Section 2.05 Organizational Documents of the Surviving Companies.
(a) At the First Effective Time, the certificate of incorporation in the form attached hereto as Exhibit A shall be the certificate of incorporation of the Initial Surviving Company until thereafter changed or amended as provided therein or by applicable Law (and subject to Section 7.06). At the First Effective Time, the by-laws of First Merger Sub as in effect immediately prior to the First Effective Time shall be the by-laws of the Initial Surviving Company (except that references to the name of First Merger Sub shall be replaced by references to the name of Kenvue) until thereafter changed or amended as provided therein or by applicable Law (and subject to Section 7.06).
(b) At the Second Effective Time, the certificate of formation in the form attached hereto as Exhibit B shall be the certificate of formation of the Final Surviving Company until thereafter changed or amended as provided therein or by applicable Law (and subject to Section 7.06), except that the name of the Final Surviving Company shall be “Kenvue LLC”. At the Second Effective Time, the limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time shall be the limited liability company agreement of the Final Surviving Company (except that references to the name of Second Merger Sub shall be replaced by references to the name of Kenvue) until thereafter changed or amended as provided therein or by applicable Law (and subject to Section 7.06).
Section 2.06 Directors and Officers of the Surviving Companies.
(a) The parties shall take any and all actions necessary so that (i) the directors of First Merger Sub immediately prior to the First Effective Time shall, from and after the First Effective Time, be the directors of the Initial Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (ii) the officers of First Merger Sub immediately prior to the First Effective Time shall be the officers of the Initial Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified, as the case may be, in each case in accordance with the Organizational Documents of the Initial Surviving Company.
(b) The parties shall take any and all actions necessary so that the officers of the Initial Surviving Company immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the officers of the Final Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified, as the case may be, in each case in accordance with the Organizational Documents of the Final Surviving Company.

ARTICLE III

Effect on the Capital Stock of the Constituent Entities; Exchange of Certificates
Section 3.01 Effect on Capital Stock of the Mergers.
(a) Effect on Capital Stock of the First Merger. At the First Effective Time, by virtue of the First Merger and without any action on the part of Kenvue, the Kimberly-Clark Parties or the holders of any shares of Kenvue Common Stock or First Merger Sub Common Stock:
(i) Conversion of First Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of First Merger Sub (the “First Merger Sub Common Stock”) issued and outstanding immediately prior to the First Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Initial Surviving Company and shall constitute the only outstanding shares of capital stock of the Initial Surviving Company. From and after the First Effective Time, all certificates formerly representing shares of First Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Initial Surviving Company into which they were converted in accordance with the immediately preceding sentence.
(ii) Cancellation of Certain Shares. Each share of Kenvue Common Stock that is owned by Kimberly-Clark or Kenvue or any wholly owned Subsidiary of Kimberly-Clark or Kenvue (or are held in treasury by Kenvue) immediately prior to the First Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(iii) Conversion of Kenvue Common Stock. Each share of Kenvue Common Stock issued and outstanding immediately prior to the First Effective Time (other than (x) shares to be canceled in accordance with Section 3.01(a)(ii) and (y) Appraisal Shares) shall be converted into the right to receive, and become exchangeable for, 0.14625 validly issued, fully paid and non-assessable shares (the “Exchange Ratio”) of Kimberly-Clark Common Stock subject to Section 3.02(d) with respect to any Fractional Share Consideration (the “Stock Consideration”) plus $3.50 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”), in each case, without interest.
(iv) Kenvue Common Stock. At the First Effective Time, all such shares of Kenvue Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (each, a “Certificate”) that immediately prior to the First Effective Time represented any such shares of Kenvue Common Stock or non-certificated shares of Kenvue Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, (i) the Merger Consideration (including any cash in lieu of fractional shares of Kenvue Common Stock to be paid pursuant to Section 3.02(d) (the “Fractional Share Consideration”)) and (ii) any dividends or other distributions to which holders become entitled pursuant to Section 3.02(e) (“Unpaid Dividends”), in each case in accordance with this Article III.
(v) Changes to Stock. If at any time between the date of this Agreement and the First Effective Time, any change in outstanding Kenvue Common Stock or Kimberly-Clark Common Stock shall occur by reason of any reclassification, recapitalization, stock split, subdivision or combination, consolidation, split-up, exchange or readjustment of shares or any stock dividend or stock distribution thereon with a record date or ex-dividend date during such period, or any similar extraordinary transaction or event (including any merger, consolidation, share exchange, business combination or similar transaction as a result of which Kenvue Common Stock or Kimberly-Clark Common Stock will be converted or exchanged), the Merger Consideration, the Exchange Ratio and other similarly dependent items, as the case may be, shall be appropriately and equitably adjusted to provide to Kimberly-Clark and the holders of Kenvue Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that this sentence shall not be construed to permit Kenvue, Kimberly-Clark or First Merger Sub to take any action with respect to its securities that is prohibited or restricted by the terms of this Agreement.
(b) Effect on Capital Stock of the Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Kenvue, the Kimberly-Clark Parties or the holders of any shares of the common stock of the Initial Surviving Company or any units of Second Merger Sub, (i) each share of common stock, par value $0.01 per share, of the Initial Surviving Company issued and outstanding immediately prior to the Second Effective Time shall automatically be canceled and shall cease to exist without any conversion thereof or payment therefor and (ii) each unit of Second Merger Sub issued and outstanding immediately prior to the Second Effective Time shall remain issued and outstanding and shall represent validly issued, fully paid and nonassessable units of the Final Surviving Company (except as such non-assessability may be limited by the DLLCA), which shall constitute the only outstanding units of the Final Surviving Company immediately following the Second Effective Time.
Section 3.02 Exchange of Certificates and Book-Entry Shares.
(a) Exchange Agent. Prior to the First Effective Time, Kimberly-Clark shall designate a bank or trust company reasonably acceptable to Kenvue to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration, including any Fractional Share Consideration and any Unpaid Dividends, in each case in accordance with this Article III and, in connection therewith, prior to the Closing Date shall enter into an agreement with the Exchange Agent in a form reasonably acceptable to Kenvue. At or prior to the First Effective Time, Kimberly-Clark shall deposit or cause to be deposited with the Exchange Agent for exchange in accordance with this Article III (i) a number of shares of Kimberly-Clark Common Stock equal to the sum of the aggregate Stock Consideration (excluding the Fractional Share Consideration) issuable pursuant to Section 3.01(a)(iii) and (ii) an amount of cash sufficient to pay the Cash Consideration and the Fractional Share Consideration. In addition, Kimberly-Clark shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the First Effective Time, any Unpaid Dividends to which the holders of Certificates or Book-Entry Shares may be entitled pursuant to Section 3.02(e) (the shares of Kimberly-Clark Common Stock and any cash deposited with the Exchange Agent pursuant to this Section 3.02(a) being hereinafter referred to as the “Exchange Fund”).
(b) Payment Procedures for Certificates.
(i) As promptly as practicable after the First Effective Time (but in no event more than three Business Days thereafter), Kimberly-Clark shall cause the Exchange Agent to mail to each Person who was, at the First Effective Time, a holder of record of Certificates (other than (A) Certificates representing a share of Kenvue Common Stock to be canceled in accordance with Section 3.01(a) and (B) Appraisal Shares, which shall be treated in accordance with Section 3.03) (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the

Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 3.02(g)) to the Exchange Agent, and which shall be in such form and shall have such other provisions as Kimberly-Clark and Kenvue may reasonably agree) and (y) instructions for use in effecting the surrender of the Certificates to the Exchange Agent.
(ii) With respect to Certificates, upon delivery of a letter of transmittal as contemplated in subsection (i) of this Section 3.02(b), duly completed and validly executed in accordance with such letter’s instructions (and such other documents as reasonably required by the Exchange Agent), together with surrender of a Certificate to the Exchange Agent (or an affidavit of loss in lieu of a Certificate as provided in Section 3.02(g)), the holder of record of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this Article III, for each share of Kenvue Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 3.02, each Certificate (other than (A) Certificates representing a share of Kenvue Common Stock to be canceled in accordance with Section 3.01(a) and (B) Appraisal Shares, which shall be treated in accordance with Section 3.03) shall be deemed at any time after the First Effective Time to represent only the right to receive the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this Article III.
(iii) With respect to Certificates, if payment of the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this Article III, is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, Kimberly-Clark may cause the Exchange Agent to pay or issue the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends to such Person only if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Exchange Agent that any applicable stock transfer or similar Taxes have been paid or are not applicable.
(c) Payment Procedures for Book-Entry Shares.
(i) The Persons who were, at the First Effective Time, holders of Book-Entry Shares (other than (A) shares of Kenvue Common Stock to be canceled in accordance with Section 3.01(a) and (B) Appraisal Shares, which shall be treated in accordance with Section 3.03) shall not be required to take any action with respect to the exchange of their Book-Entry Shares for the Merger Consideration.
(ii) With respect to Book-Entry Shares not held through the Depository Trust Company (“DTC”), as promptly as practicable after the First Effective Time, Kimberly-Clark shall cause the Exchange Agent to deliver to the holder of record of such Book-Entry Shares (A) a statement reflecting the number of shares of Kimberly-Clark Common Stock issued to such holder as Stock Consideration in the name of such holder and (B) by check or wire transfer, the amount of the Cash Consideration, any Fractional Share Consideration (if applicable) and any Unpaid Dividends (if applicable), in each case that such holder has the right to receive pursuant to this Article III, as well as appropriate materials advising the holder of the completion of the Closing.
(iii) With respect to Book-Entry Shares held through DTC, Kenvue and Kimberly-Clark shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as practicable after the First Effective Time, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this Article III.
(iv) With respect to Book-Entry Shares, payment of the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this Article III, shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of Kenvue as of the First Effective Time.
(d) Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Kimberly-Clark Common Stock will be issued as Stock Consideration upon the conversion of shares of Kenvue Common Stock pursuant to Section 3.01(a)(iii). In lieu of any such fractional shares, each holder of record of Certificates or Book-Entry Shares who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Kimberly-Clark Common Stock to which such holder would, but for this Section 3.02(d), be entitled under Section 3.01(a)(iii) and (ii) an amount equal to the average of the VWAP Price on each of the five consecutive Trading Days ending on (and including) the first Trading Day immediately prior to the Closing Date. No holder of shares of Kenvue Common Stock shall be entitled by virtue of the right to receive the Fractional Share Consideration to any dividends, voting rights or any other rights in respect of any fractional share of Kimberly-Clark Common Stock. The payment of the Fractional Share Consideration is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.
(e) Distributions with Respect to Un-surrendered Shares. All shares of Kimberly-Clark Common Stock to be issued as Merger Consideration shall be deemed issued and outstanding as of the First Effective Time. Whenever a dividend or other distribution is declared by Kimberly-Clark in respect of the Kimberly-Clark Common Stock, the record date for which is at or after the First Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Kimberly-Clark Common Stock to be issued as Stock Consideration pursuant to this Agreement. No dividends or other distributions in respect of shares of Kimberly-Clark Common Stock shall be paid to any holder of any un-surrendered Certificate (including in respect of any Book-Entry Shares held by such holder) or any Book-Entry Shares until the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.02(g)) or Book-Entry Share, as applicable, is surrendered for exchange in accordance with this Article III. Subject to applicable Law, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Kimberly-Clark Common Stock issued in exchange for the Certificates (and any Book-Entry Shares held by such holder) or the Book-Entry Shares, as applicable, in accordance with this Article III, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the First Effective Time theretofore payable with respect to such whole shares of Kimberly-Clark Common Stock and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Kimberly-Clark Common Stock with a record date after the First Effective Time and prior to surrender, but with a payment date subsequent to surrender. Each holder of Book-Entry

Shares of Kimberly-Clark Common Stock shall be entitled to vote after the First Effective Time at any meeting of Kimberly-Clark stockholders with a record date at or after the First Effective Time the number of whole shares of Kimberly-Clark Common Stock into which the shares represented by such Book-Entry Shares of Kimberly-Clark Common Stock have been exchanged pursuant to this Article III, regardless of whether such holder has exchanged any Certificates also held by such holder.
(f) Transfer Books; No Further Ownership Rights. The Merger Consideration issued or paid in respect of the Kenvue Common Stock in accordance with the terms of this Article III shall be deemed to have been issued or paid in full satisfaction of all ownership rights in such Equity Interests, and at the First Effective Time, the transfer books of Kenvue shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Initial Surviving Company of the Equity Interests in Kenvue that were outstanding immediately prior to the First Effective Time. From and after the First Effective Time, the holders of shares of Kenvue Common Stock outstanding immediately prior to the First Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 3.02(h), if, at any time after the First Effective Time, Certificates or Book-Entry Shares are presented to the Combined Company, the Initial Surviving Company or the Final Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article III.
(g) Lost, Stolen or Destroyed Certificates. Subject to Section 3.02(j), if any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Combined Company or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Combined Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or, if the Exchange Fund has terminated, the Combined Company will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this Article III, for each share of Kenvue Common Stock formerly represented by such Certificate.
(h) Termination of Exchange Fund. At any time following 180 days after the First Effective Time, the Combined Company shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which has not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look only to the Combined Company for, and the Combined Company shall remain liable for, payment of their claims for the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends that such holder has the right to receive in accordance with this Article III. Notwithstanding the foregoing, any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Combined Company or its designee, free and clear of all claims or interest of any Person previously entitled thereto.
(i) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund as directed by the Combined Company. Any interest and other income resulting from such investments shall be paid to the Combined Company. The Combined Company shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make all payments of Cash Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Exchange Agent shall diminish the rights of any holder of shares of Kenvue Common Stock to receive the Cash Consideration as provided herein.
(j) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties, the Combined Company, the Initial Surviving Company, the Final Surviving Company or the Exchange Agent shall be liable to any Person for the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this Article III, properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.
(k) Withholding Rights. Each of Kimberly-Clark, Kenvue, First Merger Sub, Second Merger Sub, the Initial Surviving Company, the Final Surviving Company and the Exchange Agent (without duplication) shall be entitled to deduct and withhold, or to cause the applicable withholding agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. If a portion of the shares of Kimberly-Clark Common Stock otherwise deliverable to a Person is deducted and withheld hereunder, the applicable withholding agent shall be treated as having sold such shares of Kimberly-Clark Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of the required withholding and paid such cash proceeds to the applicable taxing authority.
Section 3.03 Appraisal Rights. (a) Notwithstanding anything in this Agreement to the contrary, shares of Kenvue Common Stock that are outstanding immediately prior to the First Effective Time and that are held by any stockholder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (such shares, “Appraisal Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration as provided in Section 3.01(a)(iii), but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided, however, that if any such stockholder shall fail to perfect or otherwise shall effectively waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such stockholder to receive those rights provided under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the First Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 3.01(a)(iii), without interest thereon.
(b) Kenvue shall give prompt notice to Kimberly-Clark of any demands or notices received by Kenvue for appraisal of any shares of Kenvue Common Stock, and Kimberly-Clark shall have the right to participate in all negotiations and Actions with respect to such demands or notices. Prior to the First Effective Time, Kenvue shall not, without the prior written consent of Kimberly-Clark make any payment with respect to any such demands or notices or settle or offer or agree to settle any such demands, or agree to do any of the foregoing. Following the First Effective Time, any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.02 to pay for shares of Kenvue Common Stock for which appraisal rights have been perfected shall be returned to Kimberly-Clark upon demand.

ARTICLE IV

Representations and Warranties of Kenvue
Kenvue hereby represents and warrants to the Kimberly-Clark Parties that the statements contained in this Article IV are true and correct except as set forth in (a) the publicly available Kenvue SEC Documents filed on or after December 30, 2023 and at least one Business Day prior to the date of this Agreement (the “Filed Kenvue SEC Documents”) (excluding any disclosures in any “Risk Factors” section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, in each case, other than statements of historical fact included therein and including, for the avoidance of doubt, all exhibits thereto and information incorporated therein), or (b) the corresponding sections or subsections of the disclosure letter delivered by Kenvue to Kimberly-Clark at or before the time of entering into this Agreement (the “Kenvue Disclosure Letter”) (it being understood and agreed that any disclosure set forth in one section or subsection of the Kenvue Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to qualify (i) the section or subsection of this Agreement to which it corresponds in number and (ii) each other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other section or subsection).
Section 4.01 Organization, Standing and Power. Kenvue and each Kenvue Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of Kenvue Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect. Kenvue and each Kenvue Subsidiary (a) has all requisite power and authority to own, lease or operate its properties and assets and to carry on its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or license, in each case, except where the failure to be so qualified or licensed, or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect. Prior to the date of this Agreement, Kenvue has made available to Kimberly-Clark true and complete copies of the amended and restated certificate of incorporation of Kenvue in effect as of the date of this Agreement (as may be further amended from time to time, the “Kenvue Charter”) and the amended and restated by-laws of Kenvue in effect as of the date of this Agreement (as may be further amended from time to time, the “Kenvue By-Laws”).
Section 4.02 Capital Structure.
(a) As of the date of this Agreement, the authorized capital stock of Kenvue consists of 12,500,000,000 shares of Kenvue Common Stock and 750,000,000 shares of preferred stock, par value $0.01 (“Kenvue Preferred Stock”). At the close of business on October 30, 2025 (the “Kenvue Capitalization Date”), (i) 1,915,802,170 shares of Kenvue Common Stock were issued and outstanding, (ii) no shares of Kenvue Preferred Stock were issued or outstanding and (iii) 167,602,808 shares of Kenvue Common Stock were reserved for issuance under the Kenvue Stock Plans, of which (A) 64,692,092 shares of Kenvue Common Stock were issuable upon the exercise of outstanding Kenvue Stock Options (whether or not presently exercisable), (B) 10,140,122 shares of Kenvue Common Stock were subject to outstanding Kenvue RSUs, (C) 2,897,296 and 5,794,592 shares of Kenvue Common Stock were subject to outstanding Kenvue PSUs (at target and maximum performance levels, respectively) and (D) 279,998 shares of Kenvue Common Stock were subject to outstanding Kenvue DSUs. Except as set forth in this Section 4.02, at the close of business on Kenvue Capitalization Date, no Equity Interests of Kenvue were authorized, issued, reserved for issuance or outstanding.
(b) From the close of business on the Kenvue Capitalization Date to the date of this Agreement, there have been no issuances by Kenvue of any Equity Interest of Kenvue, other than the issuance of Kenvue Common Stock upon the exercise of Kenvue Stock Options, the vesting and settlement of Kenvue RSUs or Kenvue PSUs or the settlement of Kenvue DSUs, in each case, outstanding at the close of business on the Kenvue Capitalization Date and in accordance with their respective terms and the terms of Kenvue Benefit Plans in effect at such time. All outstanding shares of Kenvue Common Stock are, and, at the time of issuance, all such shares issued in accordance with the terms of Kenvue Stock Plans will be, (i) duly authorized, validly issued, fully paid and nonassessable, (ii) free and clear of any Lien (except Liens on transfer imposed under applicable securities Laws) and (iii) not subject to or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Kenvue Charter, the Kenvue By-Laws or any Contract to which Kenvue is subject or party to or otherwise bound.
(c) Except as set forth in this Section 4.02, as of the date of this Agreement, there are no:
(i) preemptive or other outstanding rights that obligate Kenvue to issue, deliver or sell, or give any Person a right to subscribe for or acquire from Kenvue, any Equity Interests of Kenvue (except for Kenvue Stock Options, Kenvue RSUs, Kenvue DSUs or Kenvue PSUs, in each case in accordance with their respective terms and conditions in effect as of the date of this Agreement);
(ii) outstanding obligations of Kenvue to directly or indirectly amend, redeem, repurchase or otherwise acquire any Equity Interests of Kenvue, except for (A) the acquisition by Kenvue of shares of Kenvue Common Stock in connection with the surrender of shares of Kenvue Common Stock by holders of Kenvue Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Kenvue Common Stock to satisfy Tax obligations with respect to Kenvue Stock Options, Kenvue RSUs or Kenvue PSUs and (C) the acquisition by Kenvue of Kenvue Stock Options, Kenvue RSUs or Kenvue PSUs in connection with the forfeiture of such awards or rights, in the case of each of clauses (A) through (C) in accordance with the terms and conditions of the applicable award agreements and the Kenvue Benefit Plans in effect as of the date of this Agreement;
(iii) Contracts, to which Kenvue is subject or party to or otherwise bound, with respect to the voting, transfer or registration of any Equity Interests of Kenvue or with respect to the election, designation or nomination of any director of Kenvue;
(iv) bonds, debentures, notes or other Indebtedness of Kenvue the holders of which have the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which stockholders of Kenvue may vote; or
(v) “poison pill” or similar equityholder rights plan in effect to which Kenvue is subject or party to or otherwise bound.
Section 4.03 Kenvue Subsidiaries. All outstanding shares of capital stock, voting securities or other equity, ownership or voting interests in each Kenvue Subsidiary: (a) have been duly authorized, validly issued, fully paid and nonassessable; and (b) are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the DLLCA or equivalent Law of its jurisdiction of organization, the Organizational Documents of such Subsidiary or any Contract to which Kenvue or any Kenvue Subsidiary are, or, to the Knowledge of Kenvue, a stockholder of such Subsidiary is, subject, party to or otherwise bound.
Section 4.04 Authority; Execution and Delivery; Enforceability.
(a) Kenvue has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, in the case of the First Merger, to the receipt of the Kenvue Stockholder Approval. The Kenvue Board has unanimously (i) determined that it is fair to, and in the best interests of, Kenvue and its stockholders, and declared it advisable, that Kenvue enter into this Agreement and consummate the Transactions, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Mergers, (iii) adopted resolutions recommending that Kenvue’s stockholders adopt this Agreement (the “Kenvue Recommendation”) and (iv) directed that this Agreement and the First Merger be submitted to Kenvue’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (the “Kenvue Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the shares outstanding of Kenvue Common Stock entitled to vote thereon (the “Kenvue Stockholder Approval”), no other corporate proceedings (other than obtaining the approvals and making the filings contemplated by Section 4.05(b)(iii)) on the part of Kenvue are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by Kenvue and, assuming the due authorization, execution and delivery by the Kimberly-Clark Parties, constitutes a valid and binding agreement of Kenvue, enforceable against Kenvue in accordance with its terms, in each case except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”).
(b) The Kenvue Board has taken all necessary actions so that no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulations (each, a “Takeover Statute”) is applicable to the Transactions.
Section 4.05 No Conflicts; Consents.
(a) The execution and delivery by Kenvue of this Agreement does not, and the performance by Kenvue of its obligations hereunder and the consummation of the Transactions will not, (i) assuming that the Kenvue Stockholder Approval is obtained, conflict with, or result in any violation of any provision of, (A) the Kenvue Charter or the Kenvue By-Laws or (B) the comparable Organizational Documents of any Kenvue Subsidiary, (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon, any of the properties or assets of Kenvue or any Kenvue Subsidiary under, any provision of any Kenvue Material Contract to which Kenvue or any Kenvue Subsidiary is a party or by which any of their respective properties or assets are bound or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 4.05(b), any Judgment or any Law, in each case applicable to Kenvue or any Kenvue Subsidiary or their respective properties or assets (assuming that the Kenvue Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kenvue Material Adverse Effect or would not reasonably be expected to prevent or materially impair the ability of Kenvue to consummate the Transactions.
(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Authority is required to be obtained or made by or with respect to Kenvue or any Kenvue Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Transactions, other than (i) (A) the filing with the SEC of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the registration statement on Form S-4 in connection with the issuance by Kimberly-Clark of the Stock Consideration, in which the Joint Proxy Statement will be included as a prospectus (the “Form S-4”), and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions, (ii) compliance with and filings under the HSR Act, other Antitrust Laws and Foreign Investment Laws, (iii) the filing of the Certificates of Merger with the Secretary of State and the submission of appropriate documents with the relevant authorities of other jurisdictions in which Kenvue and Kimberly-Clark, or their respective Subsidiaries, are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Kimberly-Clark Common Stock to be issued in connection with the Transactions, (v) such filings with and approvals of NYSE or Nasdaq as may be required to permit the consummation of the Mergers and the listing of the shares of Kimberly-Clark Common Stock to be issued as Merger Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kenvue Material Adverse Effect or would not reasonably be expected to prevent or materially impair the ability of Kenvue to consummate the Transactions.
Section 4.06 SEC Documents.
(a) Kenvue has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and other documents (including exhibits thereto and information incorporated therein) required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since December 30, 2023 (such documents filed with or furnished to the SEC since such date, including those filed with or furnished to the SEC subsequent to the date of this Agreement (but excluding the Joint Proxy Statement and the Form S-4, each as may be amended or supplemented), in each case as may be amended or supplemented, the “Kenvue SEC Documents”).
(b) Each Kenvue SEC Document, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. Each Kenvue SEC Document, as of the time of its filing (or, if amended or supplemented prior to the date of this Agreement, then at the time of such amendment or supplement), did not, and any Kenvue SEC Document filed with or furnished to the SEC subsequent to the date of this Agreement will not at the time of its filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading.
(c) Kenvue is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NYSE.

(d) Kenvue maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all information required to be disclosed by Kenvue in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Kenvue’s filings with the SEC under the Exchange Act. Kenvue maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. As of the date hereof, neither Kenvue nor, to Kenvue’s Knowledge, Kenvue’s independent registered public accounting firm has identified or been made aware of (i) any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Kenvue’s internal controls over financial reporting that would reasonably be expected to adversely affect Kenvue’s ability to record, process, summarize and report financial data, in each case, which has not been subsequently remediated or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Kenvue’s internal controls over financial reporting.
(e) Each of the consolidated balance sheets included in or incorporated by reference into Kenvue SEC Documents (including the related notes and schedules) fairly presents or, in the case of Kenvue SEC Documents filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of Kenvue and the Kenvue Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows included in or incorporated by reference into Kenvue SEC Documents (including any related notes and schedules) fairly presents, or, in the case of Kenvue SEC Documents filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Kenvue and the Kenvue Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.
(f) No Kenvue Subsidiary is required to file periodic reports with the SEC pursuant to the Exchange Act.
Section 4.07 Information Supplied. None of the information supplied or to be supplied by Kenvue for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading or (b) the Joint Proxy Statement will, at the date it is first distributed to each of Kenvue’s stockholders and Kimberly-Clark’s stockholders or at the time of each of Kenvue Stockholders Meeting and Kimberly-Clark Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by Kenvue with respect to statements made or incorporated by reference therein based on information supplied by any Kimberly-Clark Party for inclusion or incorporation by reference therein.
Section 4.08 Absence of Certain Changes or Events.
(a) Since June 29, 2025, there has not occurred any effect, change, event, circumstance, condition, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Kenvue Material Adverse Effect.
(b) From June 29, 2025 to the date of this Agreement, except for the execution and performance of this Agreement, Kenvue and the Kenvue Subsidiaries have carried on and conducted their respective businesses in all material respects in the ordinary course of business.
(c) From June 29, 2025 to the date of this Agreement, except for the execution and performance of this Agreement, Kenvue and the Kenvue Subsidiaries have not taken any action that, if taken after the date of this Agreement, would require the consent of Kimberly-Clark pursuant to the terms of Section 6.01(a)(vi), (vii), (xiii), (xvi), (xvii), (xix), and, solely to the extent related to the foregoing, (xx).
Section 4.09 Taxes.
(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect:
(i) Kenvue and each Kenvue Subsidiary (A) have duly and timely (taking into account valid extensions) filed all Tax Returns required to be filed by any of them and all such filed Tax Returns are true and complete, (B) have paid all Taxes that are required to be paid (whether or not shown on any Tax Return), (C) have withheld and paid over to the appropriate taxing authority all Taxes that Kenvue or any Kenvue Subsidiary was obligated to withhold from amounts owing to any employee, creditor or third party and (D) have complied with all information reporting and record retention requirements with respect to the foregoing matters;
(ii) no deficiency with respect to Taxes has been proposed, asserted or assessed, in each case, in writing, against Kenvue or any Kenvue Subsidiary that has not been either fully paid or adequately reserved in accordance with GAAP in the balance sheets included in the Filed Kenvue SEC Documents;
(iii) neither Kenvue nor any Kenvue Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that remains in effect other than, in each case, any such extension in the ordinary course of business or any such extension for a period of no longer than six months;
(iv) there are no pending or, to the Knowledge of Kenvue, threatened audits, examinations, investigations or other proceedings in respect of Taxes of Kenvue or any Kenvue Subsidiary;
(v) none of Kenvue or any Kenvue Subsidiary (A) is or has been a member of an affiliated, consolidated or unitary group for Tax purposes (other than (1) a group the common parent of which is or was Kenvue or any of its Subsidiaries, or (2) prior to August 23, 2023, the common parent of which was Johnson & Johnson), (B) is a party to any Tax allocation, sharing, indemnity or reimbursement agreement or arrangement (other than (1) any customary Tax indemnification provisions in ordinary course commercial agreements that are not primarily related to Taxes, (2) agreements exclusively between or among Kenvue and its wholly owned Subsidiaries or (3) the Johnson & Johnson TMA) or has any liability for Taxes of any Person (other than Kenvue or any of its current or former wholly owned Subsidiaries or, for taxable periods ending on or prior to August 23, 2023, Johnson & Johnson or any of its current or former wholly owned Subsidiaries) by reason of

Contract, assumption, operation of Law, Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or transferee or successor liability or (C) will be bound in any taxable period ending after the Closing by a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law);
(vi) there are no Liens for Taxes upon any property or assets of Kenvue or any Kenvue Subsidiary, except for Permitted Liens; and
(vii) no unresolved claim has been made in writing by any Governmental Authority in a jurisdiction where Kenvue or any Kenvue Subsidiary has not filed a Tax Return that Kenvue or the applicable Kenvue Subsidiary is or may be subject to Tax by such jurisdiction.
(b) Neither Kenvue nor any Kenvue Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).
(c) Within the past two years, neither Kenvue nor any Kenvue Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-deferral (in whole or in part) under Section 355 of the Code. The transactions contemplated by this Agreement are not part of a plan (as described in Treasury Regulations Section 1.355-7(b)) in connection with any prior distribution of stock qualifying or intended to qualify for tax-deferral under Section 355 of the Code with respect to which Kenvue or any Kenvue Subsidiary was a party.
(d) As of the date of this Agreement, neither Kenvue nor any Kenvue Subsidiary has taken any action, agreed to take any action or knows of any fact that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment. Kenvue is making the foregoing representation and warranty after consultation with its Tax advisors and with full knowledge of the terms of this Agreement.
Section 4.10 Benefits Matters.
(a) Section 4.10(a) of the Kenvue Disclosure Letter sets forth a list of each material Kenvue Benefit Plan as of the date of this Agreement (other than individual agreements that do not materially deviate from the forms made available to Kimberly-Clark prior to the execution of this Agreement and that have been disclosed in Section 4.10(a) of the Kenvue Disclosure Letter). Prior to the execution of this Agreement, Kenvue has made available all plan documents and all amendments thereto with respect to each Kenvue Benefit Plan required to be set forth on Section 4.10(a) of the Kenvue Disclosure Letter.
(b) All Kenvue Benefit Plans are in compliance with applicable Laws (including, if applicable, ERISA and the Code), except as would not reasonably be likely to result in any liability to Kenvue or the Kenvue Subsidiaries, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.
(c) Each Kenvue Benefit Plan that is subject to and that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion letter from the Internal Revenue Service and, to the Knowledge of Kenvue, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.
(d) Kenvue and the Kenvue Subsidiaries are in compliance with all Laws relating to the Kenvue Benefit Plans and the provision of compensation and benefits, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect. Neither Kenvue nor any Kenvue Subsidiary has received notice of, and, to the Knowledge of Kenvue, there are no pending material Actions (except for routine claims for benefits) or termination proceedings with respect to any Kenvue Benefit Plan and, to the Knowledge of Kenvue, no facts exist which would reasonably be expected to give rise to any such Action or termination proceeding, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.
(e) No Kenvue Benefit Plan is, and neither Kenvue nor any Kenvue ERISA Affiliate has ever contributed to, or been obligated to contribute to a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA). None of Kenvue, any Kenvue Subsidiary or any Kenvue ERISA Affiliate has, since May 8, 2023, withdrawn in a complete or partial withdrawal from any “multiemployer plan” or incurred any liability under Sections 4202 or 4204 of ERISA. No Kenvue Benefit Plan is (i) a “multiple employer plan” (as defined in 29 C.F.R. Section 4001.02) or a plan subject to Section 413(c) of the Code, (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state Law) or (iii) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code) or other funded arrangement for the provision of welfare benefits.
(f) Section 4.10(f) of the Kenvue Disclosure Letter sets forth each Kenvue Benefit Plan that is subject to Section 302, 303 or Title IV of ERISA or Section 412, 430 or 4971 of the Code (each, a “Kenvue Title IV Plan”). With respect to each Kenvue Title IV Plan (i) the minimum funding standards under Section 302 of ERISA and Section 412 of the Code have been satisfied in all material respects and no waiver of any minimum funding standard or extension of any amortization period has been requested or granted, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) none of Kenvue, any Kenvue Subsidiary or any Kenvue ERISA Affiliate has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (iv) all premiums to the PBGC have been timely paid in full, (v) no liability under Title IV or Section 302 of ERISA (other than for premiums to the PBGC) has been or, to the knowledge of Kenvue, is expected to be incurred by Kenvue or any Kenvue ERISA Affiliate that has not been satisfied in full and (vi) the PBGC has not instituted or threatened in writing to institute proceedings to terminate any such Kenvue Title IV Plan. No Lien in favor of any Kenvue Benefit Plan or the PBGC has arisen pursuant to ERISA or the Code.
(g) All contributions required to be made by Kenvue or any Kenvue Subsidiary under each Kenvue Benefit Plan have been timely made and all obligations in respect of each Kenvue Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Filed Kenvue SEC Documents, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.
(h) Neither Kenvue nor any Kenvue Subsidiary has any obligations for material retiree health or life benefits under any of Kenvue Benefit Plans or any Collective Bargaining Agreement, except as required by Section 4980B of the Code, Section 601 of ERISA or other applicable Law.
(i) Neither Kenvue nor any Kenvue Subsidiary has incurred or reasonably expects to incur (whether or not assessed) any penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(j) All Kenvue Benefit Plans that are maintained outside of the United States that provide benefits in respect of any current or former employee of Kenvue or any Kenvue Subsidiary who is primarily based outside of the United States (i) have been maintained in accordance with all applicable Laws, (ii) if they are intended to qualify for special Tax treatment, meet all the requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, in the case of each of clauses (i) through (iii) except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.
(k) None of the execution and delivery of this Agreement, the obtaining of stockholder approval of this Agreement or the consummation of the Transactions could (whether alone or in connection with any other event) (i) result in any compensatory payment (whether in the form of cash, property or the vesting of property) or benefit becoming due, or increase the amount of any such payment or benefit, to any current or former director, officer, employee, consultant or other individual service provider of Kenvue or any Kenvue Subsidiary (or any dependent or beneficiary thereof); (ii) result in the acceleration of the time of payment, funding (through a grantor trust or otherwise), forgiveness of debt, vesting or exercisability of any payment, right or benefit to any current or former director, officer, employee, consultant or other individual service provider of Kenvue or any Kenvue Subsidiary (or any dependent or beneficiary thereof); (iii) limit Kenvue’s or any Kenvue Subsidiary’s right to amend, modify or terminate any Kenvue Benefit Plan or related trust; or (iv) result in the payment of any amount (whether in cash, in property or in the form of benefits) by Kenvue or any Kenvue Subsidiary that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
(l) Neither Kenvue nor any Kenvue Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred, including pursuant to Sections 409A, 280G or 4999 of the Code.
(m) Each Kenvue Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.
(n) The terms of the Kenvue Stock Plan, the Kenvue Deferred Fee Plan and the underlying award agreements permit the treatment described in Section 7.05.
Section 4.11 Labor Matters.
(a) From December 30, 2023 to the date of this Agreement, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect, neither Kenvue nor any Kenvue Subsidiary (i) has been the subject of any unfair labor practice, labor dispute (other than routine individual grievances), labor arbitration or other Action seeking to compel Kenvue or any Kenvue Subsidiary to bargain with any labor union or labor organization; or (ii) has been subject to or threatened with any strikes, walkouts, work stoppages, slow-downs or lockouts. From December 30, 2023 to the date of this Agreement, no union organizing efforts have occurred or, to the Knowledge of Kenvue, been threatened with respect to persons employed by Kenvue or any Kenvue Subsidiary.
(b) Section 4.11(b)(i) of the Kenvue Disclosure Letter sets forth all material Collective Bargaining Agreements in effect that are applicable to or affecting U.S. employees to which Kenvue or any Kenvue Subsidiary is party to or bound by, and Section 4.11(b)(ii) of the Kenvue Disclosure Letter sets forth a list and description of each non-U.S. jurisdiction in which Kenvue or any Kenvue Subsidiary is party to or bound by any material Collective Bargaining Agreements, or in which any non-U.S. employees are otherwise represented by any union, labor organization, works council or other employee representative with respect to their employment with Kenvue or any Kenvue Subsidiary. True and complete copies of all such Collective Bargaining Agreements that are applicable to or affecting U.S. employees have been made available to Kimberly-Clark prior to the execution of this Agreement. Kenvue and each Kenvue Subsidiary have satisfied, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect, all pre-signing legal requirements under applicable Law or Contract (if any) under any Collective Bargaining Agreement which Kenvue or any Kenvue Subsidiary are party to or bound by to provide notice or information to, bargain with, enter into any consultation procedure with, or obtain consent from, any union, labor organization, works council or other employee representative, which is representing any employee of Kenvue or any Kenvue Subsidiary, or any applicable labor tribunal, in each case, in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.
(c) Kenvue and each Kenvue Subsidiary is, and has been since December 30, 2023, in compliance with all applicable Laws and Judgments governing employment, labor and employment practices, including all contractual commitments and all such Laws relating to wages, hours, worker classification (including classification of independent contractors and exempt and non-exempt employees), contractors, leasing of employees, co-employment of individuals, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), collective bargaining, discrimination, harassment, retaliation, civil rights, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee leave issues, employee trainings and notices, COVID-19, affirmative action, unemployment insurance, safety and health and workers’ compensation except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.
(d) Neither Kenvue nor any of the Kenvue Subsidiaries is a party to a settlement agreement with a director, officer, or employee with a title of Vice President or above that involves allegations relating to sexual harassment, unlawful discrimination or other similar misconduct made by any current or former employee or independent contractor of Kenvue or a Kenvue Subsidiary against such individual, in each case, entered into since December 30, 2023. To the Knowledge of Kenvue, since December 30, 2023, no allegations of sexual harassment, unlawful discrimination or other similar misconduct have been made in writing against any director, officer, or employee with a title of Vice President or above by any employee or independent contractor of Kenvue or a Kenvue Subsidiary against such individual.
Section 4.12 Litigation; Undisclosed Liabilities.
(a) There is no, and since December 30, 2023, there has been no, Judgment outstanding against or, to the Knowledge of Kenvue, investigation by any Governmental Authority involving Kenvue or any Kenvue Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Kenvue Material Adverse Effect. There are no Actions (other than investigations) pending or, to the Knowledge of Kenvue, threatened against Kenvue or any Kenvue Subsidiary, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.
(b) There are no obligations or liabilities of Kenvue or any of the Kenvue Subsidiaries, whether or not accrued, contingent or otherwise, other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of Kenvue as of June 29, 2025 and the notes thereto set forth in Kenvue’s quarterly report on Form 10-Q for the quarterly period ended June 29, 2025; (ii) liabilities or obligations incurred in the ordinary course of business since June 29, 2025; (iii) liabilities or obligations arising out of this Agreement or the Transactions (and which do not arise out of a breach by Kenvue of any representation or warranty in this Agreement); and (iv) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.
(c) There is no, and since December 30, 2023, there have been no, internal investigations conducted by Kenvue Board (or any committee thereof), any compliance officer of Kenvue or any auditor or legal counsel at the request of any of the foregoing concerning any alleged improper, wrongful or fraudulent financial, accounting or tax matter or practice, or any conflict of interest, illegal activity, fraudulent or deceptive conduct or malfeasance issues, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.
Section 4.13 Compliance with Applicable Laws; Permits.
(a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kenvue Material Adverse Effect, (i) Kenvue and the Kenvue Subsidiaries are, and since December 30, 2023, have been, in compliance with all applicable Laws and Judgments and (ii) there is no, and since December 30, 2023, there has been no, Action pending or, to the Knowledge of Kenvue, threatened alleging that Kenvue or a Kenvue Subsidiary is not in compliance with any applicable Law or Judgment.
(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect, (i) Kenvue and the Kenvue Subsidiaries hold all valid Permits necessary to conduct their respective businesses, (ii) the operation of the business of Kenvue and each Kenvue Subsidiary as currently conducted is not, and has not been since December 30, 2023, in default or violation of, nor are Kenvue or any Kenvue Subsidiary in default or violation under, any Permits and, to the Knowledge of Kenvue, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any Permit and (iii) all Permits necessary to conduct the respective businesses of Kenvue and the Kenvue Subsidiaries are in full force and effect.
Section 4.14 Anti-Corruption; Sanctions; Anti-Money Laundering.
(a) Except as, individually or in the aggregate, would not reasonably be expected to be material to Kenvue and the Kenvue Subsidiaries, taken as a whole, Kenvue, the Kenvue Subsidiaries and, to the Knowledge of Kenvue, their respective officers, directors, employees and agents are in compliance with, and since May 8, 2023, have complied with: (i) the provisions of the FCPA applicable to Kenvue, the Kenvue Subsidiaries and such officers, directors, employees and agents, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which Kenvue and the Kenvue Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving Kenvue or any Kenvue Subsidiary. Except as, individually or in the aggregate, would not reasonably be expected to be material to Kenvue and the Kenvue Subsidiaries, taken as a whole, since May 8, 2023, to the Knowledge of Kenvue, Kenvue, the Kenvue Subsidiaries and their respective officers, directors, employees and agents have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage, in each case in violation of the FCPA or any Laws described in clause (ii) of the preceding sentence.
(b) Kenvue and the Kenvue Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which Kenvue and the Kenvue Subsidiaries operate.
(c) Neither Kenvue nor any Kenvue Subsidiary, nor, to the Knowledge of Kenvue, any director, manager, employee or agent of Kenvue or any Kenvue Subsidiary (in his or her capacity as a director, manager, employee or agent of Kenvue or any Kenvue Subsidiary), is, or since May 8, 2023, has been, subject to any actual, pending or, to the Knowledge of Kenvue, threatened Action, or, has made any voluntary disclosures to any Governmental Authority, involving Kenvue or any Kenvue Subsidiary relating to the FCPA or any other anti-bribery, anti-corruption or anti-money laundering Laws, except for such Actions and voluntary disclosures that, individually or in the aggregate, would not reasonably be expected to be material to Kenvue and the Kenvue Subsidiaries, taken as a whole.
(d) (i) Without limiting the generality of the foregoing, Kenvue and each Kenvue Subsidiary is in compliance in all respects with, and (x) since May 8, 2023, has complied in all respects with, Trade Control Regulations, and (y) since May 8, 2023, has complied in all respects with, Sanctions Regulations, except for such non-compliance that, individually or in the aggregate, would not reasonably be expected to be material to Kenvue and the Kenvue Subsidiaries, taken as a whole. Kenvue and the Kenvue Subsidiaries also have instituted and maintain policies and procedures designed to ensure compliance with the Trade Control Regulations and Sanctions Regulations in each jurisdiction in which Kenvue and the Kenvue Subsidiaries operate.
(ii) Except as, individually or in the aggregate, would not reasonably be expected to be material to Kenvue and the Kenvue Subsidiaries, taken as a whole, neither Kenvue nor any Kenvue Subsidiary, nor, to the Knowledge of Kenvue, any director, manager, employee or agent of Kenvue or any Kenvue Subsidiary (in his or her capacity as a director, manager, employee or agent of Kenvue or any Kenvue Subsidiary), (A) is, or has been, subject to any actual, pending or, to the Knowledge of Kenvue, threatened, Action, or has made any voluntary disclosures to any Governmental Authority, involving Kenvue or any Kenvue Subsidiary relating to (x) Trade Control Regulations, since May 8, 2023 and (y) Sanctions Regulations, since May 8, 2023, or (B) makes, or since May 8, 2023, has made, any sales to, or engages, or has engaged, in business activities with or for the benefit of, any Persons or jurisdictions that are the subject or target of any Sanctions Regulations, in each case under this clause (B), in violation thereof.
Section 4.15 Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kenvue Material Adverse Effect:
(a) Kenvue and the Kenvue Subsidiaries are and, since December 30, 2023, have been, in compliance with all Environmental Laws, and neither Kenvue nor any Kenvue Subsidiary has received, since December 30, 2023 (or earlier to the extent unresolved or outstanding), any (i) written notice or communication from a Governmental Authority or other Person that alleges that Kenvue or any Kenvue Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law or (ii) written request for information pursuant to any Environmental Law;

(b) Kenvue and the Kenvue Subsidiaries have obtained and maintained, and since December 30, 2023, have been in compliance with, all Permits required pursuant to any Environmental Law for their respective operations and all such Permits are valid and in full force and effect and will not be subject to modification or revocation as a result of the Transactions;
(c) Since December 30, 2023 (or earlier to the extent unresolved or outstanding), there have been no Environmental Claims pending or, to the Knowledge of Kenvue, threatened in writing against Kenvue or any Kenvue Subsidiary;
(d) there is no legally binding Judgment by or with any Governmental Authority pursuant to Environmental Law under which Kenvue or any Kenvue Subsidiary has any outstanding obligations;
(e) there has been no Release of, and Kenvue and Kenvue Subsidiaries have not used, treated, stored, handled, transported, arranged for the disposal of, manufactured, distributed or sold any products containing, owned or operated any properties or facilities contaminated in the environment by, or exposed any Person to, any Hazardous Material, in each case, that would reasonably be expected to form the basis of any Environmental Claim against, or obligation to conduct or fund any cleanup or remedial activities pursuant to Environmental Law on the part of Kenvue or any Kenvue Subsidiary; and
(f) neither Kenvue nor any Kenvue Subsidiary has retained or assumed, or provided an indemnity with respect to, either contractually or by operation of Law, any liabilities or obligations that have formed or would be reasonably expected to form the basis of any Environmental Claim against, or obligation to conduct or fund any cleanup or remedial activities related to Hazardous Materials pursuant to Environmental Law on the part of, Kenvue or any Kenvue Subsidiary.
Section 4.16 Contracts.
(a) Section 4.16 of the Kenvue Disclosure Letter sets forth a list as of the date of this Agreement of each Kenvue Material Contract. For purposes of this Agreement, “Kenvue Material Contract” means any Contract (including amendments, supplements and side letters thereto) to which either Kenvue or any Kenvue Subsidiary is a party or by which any of their respective properties or assets are bound, other than any Kenvue Benefit Plan and Contracts only among Kenvue and its wholly owned Subsidiaries, that:
(i) is required to be filed by Kenvue as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
(ii) relates to the formation, creation, operation, governance, management or control of any partnership or joint venture, in each case, material to Kenvue and the Kenvue Subsidiaries, taken as a whole, other than with respect to any partnership or joint venture that is wholly owned by Kenvue or any wholly owned Kenvue Subsidiary;
(iii) involves the settlement of any Action or threatened Action (or series of related Actions) which (i) will involve payments by Kenvue and/or any Kenvue Subsidiaries after the date hereof in excess of $25,000,000 or (ii) will impose, or imposed, materially burdensome monitoring or reporting obligations on Kenvue or any Kenvue Subsidiaries or material restrictions on Kenvue or any Kenvue Subsidiaries (or, following the First Effective Time, on Kimberly-Clark or any Kimberly-Clark Subsidiaries, including the Combined Company);
(iv) (x) pursuant to which Kenvue or any Kenvue Subsidiary grants or is granted a license, a covenant not to sue, or a consent to use, or (y) that materially and adversely affects their ability to enforce, use, or license, in each case, any Intellectual Property that is material to Kenvue and the Kenvue Subsidiaries, taken as a whole, other than (A) non-exclusive licenses for “off-the-shelf” commercially available software, (B) any other non-exclusive licenses for Intellectual Property that are available on standard terms and generally commercially available, (C) Intellectual Property assignment and confidentiality agreements entered into with employees and independent contractors of Kenvue or any Kenvue Subsidiary, and (D) Contracts containing non-exclusive licenses of Intellectual Property that are incidental to the primary purpose of the applicable Contract;
(v) provides for Indebtedness of the type described in clauses (a) or (b) of the definition thereof of Kenvue or any Kenvue Subsidiary, or any guarantees by Kenvue or any Kenvue Subsidiary of any such Indebtedness, in each case, having an outstanding or committed amount in excess of $100,000,000, whether secured or unsecured, other than Indebtedness solely between or among any of Kenvue and any of its wholly owned Subsidiaries;
(vi) is with any Governmental Authority that is a Kenvue Top Customer;
(vii) is with a Kenvue Top Customer or Kenvue Top Supplier;
(viii) provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business), business (whether by merger, sale of stock, sale of assets or otherwise) or real property, in each case, (A) with any outstanding “earn-out”, indemnification or deferred or contingent payment obligations that exceed or would reasonably be expected to exceed $25,000,000 or (B) at a purchase or sale price that exceeds or would reasonably be expected to exceed $40,000,000;
(ix) is with any (A) executive officer or director of Kenvue (other than employment-related Contracts), (B) “affiliate” (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or (C) “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or affiliate;
(x) is with a Kenvue Top Customer or Kenvue Top Supplier that contains provisions that (A) grant a “most favored nation” or most favored customer pricing to any Person, (B) prohibit in any material respect Kenvue or any Kenvue Subsidiary from competing in or conducting any line of business or (C) grant a right of exclusivity to any Person that prevents Kenvue or any Kenvue Subsidiary from entering any geographic territory, in each case other than (1) Contracts that can be terminated (including such restrictive provisions) by Kenvue or any Kenvue Subsidiary on less than 180 days’ notice without payment by Kenvue or any Kenvue Subsidiary of any material penalty and (2) license agreements for Intellectual Property limiting Kenvue’s and the Kenvue Subsidiaries’ use of such Intellectual Property to specified fields of use; or
(xi) is entered into by Kenvue or any Kenvue Subsidiaries, on the one hand, with Johnson & Johnson or any Affiliates of Johnson & Johnson, on the other hand, with respect to the separation of the business, operations and activities that constitute the Kenvue business, as further described in the Separation Agreement, by and between Johnson & Johnson and Kenvue, dated as of May 3, 2023 (the “Separation Agreement”) (other than immaterial Contracts, including as set forth in Section 4.16(a)(xi) of the Kenvue Disclosure Letter), or is otherwise a material Contract entered into by Kenvue or any Kenvue Subsidiaries, on the one hand, with Johnson & Johnson or any Affiliates of Johnson & Johnson, on the other hand.
(b) True and complete copies of each Kenvue Material Contract in effect as of the date of this Agreement have been made available to Kimberly-Clark prior to the date of this Agreement.
(c) Each Kenvue Material Contract is, subject to the Bankruptcy and Equity Exception, valid and binding on Kenvue or any Kenvue Subsidiary, as the case may be and, to the Knowledge of Kenvue, each other party thereto, and is in full force and effect (and the rights of Kenvue under the Separation Agreement have, since December 30, 2023, been timely exercised in accordance with the terms thereof), except for such failures to be valid and binding, to be in full force and effect or to be timely exercised as, individually or in the aggregate, have not had and would not reasonably be expected to have a Kenvue Material Adverse Effect. Neither Kenvue nor any Kenvue Subsidiary nor, to the Knowledge of Kenvue, any other party is in breach of or in default under any Kenvue Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder, in each case except for such breaches and defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Kenvue Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect, as of the date of this Agreement, neither Kenvue nor any Kenvue Subsidiary has received written notice alleging a breach of or default under any Kenvue Material Contract or of an intent to terminate or amend the terms and conditions of such Kenvue Material Contract.
Section 4.17 Real and Personal Properties.
(a) Kenvue or a Kenvue Subsidiary, as applicable, has good and marketable title to each Kenvue Owned Real Property, free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.
(b) Kenvue or a Kenvue Subsidiary, as applicable, has a good and valid leasehold, subleasehold or licensee interest in each Kenvue Leased Real Property, free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect. With respect to the Kenvue Real Property Leases, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Kenvue Material Adverse Effect, (i) Kenvue and each of its Subsidiaries are not in default or in breach of any Kenvue Real Property Lease, and neither Kenvue nor any of its Subsidiaries has received any written notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default and (ii) neither Kenvue nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Kenvue Real Property Lease or any interest therein.
(c) Kenvue or a Kenvue Subsidiary, as applicable, is in exclusive possession of each Kenvue Real Property and no third party has a right to use or occupy all or any portion of any Kenvue Real Property, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect. The Kenvue Real Property is, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Kenvue and the Kenvue Subsidiaries as presently conducted, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect. With respect to the Kenvue Real Property, (i) there are no outstanding options or rights of first refusal or offer for the benefit of a third party to purchase or lease all or any portion of any Kenvue Real Property, and (ii) there are no existing, pending, or threatened condemnation, eminent domain or other similar proceedings affecting all or any portion of any Kenvue Real Property, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.
(d) Kenvue and each Kenvue Subsidiary has good and valid title to, or valid license or leasehold interests in, all its respective personal properties and assets (the “Kenvue Properties”), free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect. The Kenvue Properties are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Kenvue and the Kenvue Subsidiaries as presently conducted, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect. Kenvue and each Kenvue Subsidiary has complied with the terms of all leases, subleases and licenses entitling it to use Kenvue Properties (the “Kenvue Leases”), and all Kenvue Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.
(e) This Section 4.17 does not relate to Intellectual Property matters, which are the subject of Section 4.19.
Section 4.18 Customers and Suppliers.
(a) Section 4.18 of the Kenvue Disclosure Letter sets forth a list of (i) the top twenty customers or distributors of Kenvue and the Kenvue Subsidiaries, taken as a whole, measured by aggregate payments made by such customer during the fiscal year ended December 29, 2024 (each, a “Kenvue Top Customer”) and (ii) the top ten suppliers, manufacturers or service providers of Kenvue and the Kenvue Subsidiaries, taken as a whole (other than any wholly owned Kenvue Subsidiary), measured by aggregate payments made by Kenvue or any Kenvue Subsidiary during the fiscal year ended December 29, 2024 (each, a “Kenvue Top Supplier”).
(b) Since June 29, 2025 through the date of this Agreement, none of Kenvue or any Kenvue Subsidiary has received from any Kenvue Top Customer or Kenvue Top Supplier written communications terminating, not renewing or materially reducing (or stating the intent to terminate, not renew or materially reduce) or alleging a material breach of the terms of any Contracts with such Kenvue Top Customer or Kenvue Top Supplier, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect.

Section 4.19 Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect:
(a) Kenvue or a Kenvue Subsidiary, as applicable, solely owns all right, title and interest in and to the Kenvue Intellectual Property, free and clear of all Liens other than Permitted Liens. All Kenvue Registered Intellectual Property is subsisting and, to the Knowledge of Kenvue, valid and enforceable.
(b) Kenvue and the Kenvue Subsidiaries own, or have valid licenses or rights to use, all Intellectual Property that is necessary for the operation of the business of Kenvue and each Kenvue Subsidiary as currently operated, and such ownership or right to use such Intellectual Property will not be adversely affected by the execution and delivery of this Agreement, the obtaining of the Kenvue Stockholder Approval or the consummation of the Transactions.
(c) Neither Kenvue nor any Kenvue Subsidiary has, since December 30, 2023, (i) made any written claim to any Person alleging that such Person has infringed, misappropriated or otherwise violated any Kenvue Intellectual Property, or (ii) received any written claim from any Person alleging that Kenvue or any Kenvue Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of such Person and, to the Knowledge of Kenvue, no claims are threatened against Kenvue or any Kenvue Subsidiary (x) alleging that Kenvue or any Kenvue Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of any Person or (y) challenging the ownership, validity or enforceability of any Kenvue Registered Intellectual Property (or, to the Knowledge of Kenvue, any other Kenvue Intellectual Property). To the Knowledge of Kenvue, (i) Kenvue, the Kenvue Subsidiaries and the conduct of their businesses are not infringing, misappropriating or otherwise violating, and, since December 30, 2023, have not been infringing, misappropriating or otherwise violating the Intellectual Property of any Person and (ii) no Person has, since December 30, 2023, infringed, misappropriated or otherwise violated any Kenvue Intellectual Property.
(d) Kenvue and the Kenvue Subsidiaries have taken commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets included in the Kenvue Intellectual Property (and, to the Knowledge of Kenvue, other confidential information of Kenvue or the Kenvue Subsidiaries), and neither Kenvue nor any Kenvue Subsidiary has disclosed, delivered or licensed any Trade Secrets included in the Kenvue Intellectual Property to any third party, other than subject to valid, written nondisclosure or confidentiality obligations, which have not been breached by Kenvue or any Kenvue Subsidiary or, to the Knowledge of Kenvue, any other party thereto. To the Knowledge of Kenvue, there has been no unauthorized disclosure of any such Trade Secrets or other confidential information of Kenvue or the Kenvue Subsidiaries to any Person.
(e) Kenvue and the Kenvue Subsidiaries do not incorporate or dynamically link any Open Source Software into the Products of, or Software owned by, Kenvue or any Kenvue Subsidiary in a manner that (i) requires the disclosure or delivery to any Person of source code owned by Kenvue or any Kenvue Subsidiary that embodies material Kenvue Intellectual Property, or of any source code for their respective Products (collectively, “Kenvue Source Code”), (ii) requires derivative works based on Kenvue Source Code to be made publicly available under the same license, (iii) allows for reverse engineering, reverse assembly or disassembly of Software that incorporates or is dynamically linked to Kenvue Source Code, or (iv) prohibits or limits the receipt of consideration in connection with sublicensing or distributing Software that incorporates or is dynamically linked to Kenvue Source Code. Kenvue and each Kenvue Subsidiary has complied with the terms and conditions of all licenses, including attribution and notice requirements, for the Open Source Software used by it, in the operation of its businesses as currently conducted or in its Products. Kenvue and the Kenvue Subsidiaries are in sole possession of Kenvue Source Code, except for any Open Source Software.
(f) Each current or former employee or independent contractor of Kenvue and each Kenvue Subsidiary who, either alone or with others, is or has been involved in the creation, development, invention, or reduction to practice of any material Intellectual Property for or on behalf of Kenvue or any Kenvue Subsidiary has entered into a valid and enforceable written agreement with Kenvue or such Kenvue Subsidiary, as applicable, that (x) obliges such employee or independent contractor to disclose such Intellectual Property to Kenvue or such Kenvue Subsidiary, and (y) assigns all right, title and interest in and to such Intellectual Property to Kenvue or such Kenvue Subsidiary, to the extent Kenvue or such Kenvue Subsidiary is not the owner of such Intellectual Property by operation of law. No current or former employee or independent contractor of Kenvue or any Kenvue Subsidiary owns any rights in or to any Kenvue Intellectual Property.
Section 4.20 IT Systems. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect:
(a) Kenvue and the Kenvue Subsidiaries have implemented and maintained commercially reasonable security and other measures designed to protect the Software in any Products of Kenvue or any Kenvue Subsidiary and the IT Systems used in connection with the operation of the business of Kenvue and each Kenvue Subsidiary as currently conducted (the “Kenvue IT Systems”) from viruses and unauthorized access, use, modification, disclosure or other misuse and have in place commercially reasonable disaster recovery and security plans, and procedures relating to the Software included in the Products of Kenvue or any Kenvue Subsidiary and the Kenvue IT Systems, in each case, consistent with industry standards and in compliance with applicable Privacy Legal Requirements. To Kenvue’s Knowledge, since December 30, 2023, (i) there has been no unauthorized access to or unauthorized use of, the Software in any Products of Kenvue or any Kenvue Subsidiary or the Kenvue IT Systems (ii) misuse or loss of or damage to the Kenvue IT Systems and (iii) the Software included in the Products of Kenvue or any Kenvue Subsidiary and the Kenvue IT Systems have not malfunctioned or failed.
(b) The Kenvue IT Systems and the Software included in the Products of Kenvue or any Kenvue Subsidiary operate and perform in accordance with their documentation and functional specifications. The Kenvue IT Systems are reasonably sufficient for the operation of the business of Kenvue and the Kenvue Subsidiaries as currently conducted. To the Knowledge of Kenvue, none of the Kenvue IT Systems or the Software included in the Products of Kenvue or any Kenvue Subsidiary contain any material vulnerability, defect, virus, “trojan horse”, worm or other code, software routine or instructions, in each case designed, intended or reasonably expected to result in or permit unauthorized access to or to disable, erase or otherwise harm the Kenvue IT Systems, the Software included in the Products of Kenvue or any Kenvue Subsidiary or Personal Data Processed by Kenvue or any Kenvue Subsidiary.

Section 4.21 Data Security and Privacy. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect:
(a) Since December 30, 2023, (i) Kenvue and the Kenvue Subsidiaries have complied with all Privacy Legal Requirements and (ii) neither Kenvue nor any Kenvue Subsidiary has (A) been subject to any Action regarding its Processing of any Personal Data and there are no such Actions pending or, to the Knowledge of Kenvue, threatened in writing related to any violation of applicable Privacy Legal Requirements or (B) notified, or been legally required to notify, any Person in connection with a breach, loss or disclosure of, or unauthorized access to, any Personal Data Processed by Kenvue or any Kenvue Subsidiary.
(b) To the Knowledge of Kenvue, the consummation and performance of this Agreement and the Transactions will not breach or otherwise cause any violation of any Privacy Legal Requirements that would result in any material constraint on the Processing of Personal Data for the operation of the business of Kenvue and each Kenvue Subsidiary as currently operated.
Section 4.22 Healthcare Regulatory.
(a) Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Kenvue Material Adverse Effect, Kenvue and the Kenvue Subsidiaries are, and since December 30, 2023, have been, in compliance with all Healthcare Laws. Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Kenvue Material Adverse Effect, since December 30, 2023, none of Kenvue or any Kenvue Subsidiaries has received any written notification from any Governmental Authority alleging any non-compliance with Healthcare Law, including any adverse inspectional finding, penalty, fine, sanction, assessment, written request for corrective or remedial action, warning letter, untitled letter, notice of violation letter, or Form FDA-483. Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Kenvue Material Adverse Effect, since December 30, 2023, neither Kenvue nor any Kenvue Subsidiary has filed or otherwise provided any notice or communication to any Governmental Authority or other person regarding any actual or alleged violation of, or actual failure to comply with any provision of any Healthcare Law applicable to such entity and, to the Knowledge of Kenvue, no such self-disclosure to any Governmental Authority is or was required.
(b) Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Kenvue Material Adverse Effect, Kenvue and the Kenvue Subsidiaries each holds, and since December 30, 2023, has held, and is, and since December 30, 2023, has been, in compliance with all material Kenvue Permits required under any Healthcare Law and all such Kenvue Permits are in full force and effect. Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Kenvue Material Adverse Effect, since December 30, 2023, none of Kenvue or any Kenvue Subsidiaries has received notice from any Governmental Authority of any actual or possible revocation, withdrawal, suspension, cancellation, termination, variation or modification of any such Kenvue Permit held by such entity that remains unresolved as of the date hereof.
(c) Since December 30, 2023, Kenvue and each of the Kenvue Subsidiaries have made with the FDA, and any other Governmental Authority performing functions similar to those performed by the FDA, all required material filings, declarations, listings, registrations, reports, notices, and submissions, including adverse event reports and annual reports. All such filings, declarations, listings, registrations, reports, notices, and submissions were true, accurate and complete in all material respects and in material compliance with all applicable Laws, including Healthcare Laws and Kenvue Permits when filed (and, to the extent required to be updated, when updated), and, as of the date hereof, no material deficiencies have been asserted by any applicable Governmental Authority with respect to any such filings, declarations, listing, registrations, reports, notices, or submissions.
(d) Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Kenvue Material Adverse Effect, none of Kenvue, any of the Kenvue Subsidiaries or, to the Knowledge of Kenvue, any of their respective officers, employees or agents, has been, (i) excluded, suspended or debarred from participation in any Healthcare Program, (ii) debarred or disqualified as a clinical investigator by the FDA or any similar Governmental Authority, (iii) listed on U.S. General Services Administration’s Suspension & Debarment Division’s suspension or debarment list, (iv) engaged in any activities that are prohibited by or are cause for civil or criminal penalties or mandatory or permissive debarment, disqualification, or exclusion under any Healthcare Law, or (v) subject to a governmental inquiry or Action that would reasonably be expected to result in such debarment, disqualification, suspension or exclusion.
(e) Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Kenvue Material Adverse Effect, since December 30, 2023, none of Kenvue, any the Kenvue Subsidiaries or, to the Knowledge of Kenvue, any of their respective officers, employees or agents has (i) made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or (iii) made, or failed to make, a statement or disclosure to the FDA or any other Governmental Authority, in each such case, related to any Product of Kenvue or the business of Kenvue or any Kenvue Subsidiaries, that, at the time such statement or disclosure was made, or such disclosure or statement was not made, could provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any Governmental Authority to invoke any similar policy or that could otherwise constitute noncompliance with any applicable Law.
(f) Except as, individually or in the aggregate, would not reasonably be expected to be material to Kenvue and each of the Kenvue Subsidiaries, taken as a whole, since December 30, 2023, none of Kenvue or any of its Subsidiaries, any of their respective directors, officers managing employees or, to the Knowledge of Kenvue, any of their independent contractors or agents, have knowingly and willfully offered or paid any remuneration (including any kickback, bribe, rebate, payoff, influence payment or inducement) directly or indirectly, overtly or covertly, in cash or in kind, to any person to induce such person (i) to refer an individual to a person for the furnishing or arranging for the furnishing of any item or service in violation of any Healthcare Law; or (ii) to purchase, lease, order, arrange for or recommend purchasing, leasing or ordering any good, facility, service or item in violation of any Healthcare Law.
(g) None of Kenvue or an Kenvue Subsidiary has submitted or currently submits claims for its respective Products to Medicare, Medicaid or any other Healthcare Program.

(h) Since December 30, 2023, (i) neither Kenvue nor any Kenvue Subsidiary has been, and presently is not, subject to HIPAA as a “covered entity” or “business associate” (each as defined in HIPAA), and (ii) to Kenvue’s Knowledge, neither Kenvue nor any Kenvue Subsidiary, nor any of their directors, officers, managers or employees, acting on behalf of Kenvue or any Kenvue Subsidiary, has used, disclosed, created, received, maintained, accessed or transmitted “protected health information” (as defined in and subject to HIPAA) to conduct the business of Kenvue or any Kenvue Subsidiary.
(i) Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Kenvue Material Adverse Effect, all Products of Kenvue conform (including with respect to standards for quality and workmanship) with all applicable Laws, and express and implied warranties.
(j) Since December 30, 2023, none of Kenvue or any Kenvue Subsidiaries has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal, replacement, or suspension, restriction or cessation of sale concerning any Product of Kenvue, except as, individually or in the aggregate, has not and would not reasonably be expected to have a Kenvue Material Adverse Effect.
Section 4.23 Affiliate Transactions. Except for (i) employment-related Contracts filed or incorporated by reference as an exhibit to the Filed Kenvue SEC Documents or (ii) any Kenvue Benefit Plans, as of the date of this Agreement, there are no Contracts between Kenvue or any Kenvue Subsidiary, on the one hand, and any (x) present executive officer or director of Kenvue, (y) Person that, to the Knowledge of Kenvue, is the record or beneficial owner of more than 5% of the shares of Kenvue Common Stock as of the date of this Agreement or (z) to the Knowledge of Kenvue, any affiliate of any such executive officer, director or owner (other than Kenvue or any Kenvue Subsidiary), on the other hand.
Section 4.24 Insurance. Kenvue and each Kenvue Subsidiary maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect, (a) each insurance policy of Kenvue or any Kenvue Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy was purported to be in effect and (b) neither Kenvue nor any Kenvue Subsidiary is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. There is no claim by Kenvue or any Kenvue Subsidiary pending under any such policies that (i) to the Knowledge of Kenvue, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business or (ii) if not paid would have or reasonably be expected to have, individually or in the aggregate with all other such claims, a Kenvue Material Adverse Effect.
Section 4.25 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Centerview Partners LLC (“Centerview”) and Goldman Sachs & Co. LLC (“Goldman Sachs” and, together with Centerview, the “Kenvue Financial Advisors”), the fees and expenses of which will be paid by Kenvue, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Kenvue. The aggregate amount of, or the means to calculate, as of the Closing, such fees and expenses have been disclosed to Kimberly-Clark on or prior to the date hereof.
Section 4.26 Opinions of Financial Advisor. The Kenvue Board has received (a) an opinion from Centerview to the effect that, as of the date of such opinion, based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration to be received by the holders of Kenvue Common Stock (other than (i) each share of Kenvue Common Stock that is owned by Kimberly-Clark or Kenvue or any wholly owned Subsidiary of Kimberly-Clark or Kenvue (or shares of Kenvue Common Stock held in the treasury of Kenvue) and (ii) any Appraisal Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders and (b) an opinion from Goldman Sachs to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration to be received by the holders (other than Kimberly-Clark and its Affiliates) of Kenvue Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. Promptly after the execution of this Agreement, Kenvue will furnish to Kimberly-Clark, solely for informational purposes, a true and complete copy of the written opinions of the Kenvue Financial Advisors.
Section 4.27 No Other Representations or Warranties.
(a) Except for the representations and warranties contained in Article V or in any certificate executed and delivered pursuant to the terms of this Agreement, Kenvue acknowledges and agrees that none of Kimberly-Clark or any other Person on behalf of Kimberly-Clark makes any other express or implied representation or warranty with respect to (i) Kimberly-Clark or any of its Affiliates or their businesses, operations, assets, liabilities, condition (financial or otherwise) or otherwise or (ii) any other information provided to Kenvue or its Affiliates or Representatives, including any information, documents, presentations, projections, estimates, forecasts or other material, made available to Kenvue or its Affiliates or Representatives in any format, in each case in connection with the Transactions. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Article V or in any certificate executed and delivered pursuant to the terms of this Agreement, Kenvue acknowledges and agrees that, in connection with the Transactions, neither Kimberly-Clark nor any other Person will have or be subject to any liability or obligation to Kenvue or any Affiliate or Representative of Kenvue resulting from the distribution or failure to distribute to Kenvue, or the use by Kenvue of, any such information made available to Kenvue or any other Person on behalf of Kenvue in any format in connection with the Transactions.
(b) Kenvue acknowledges and agrees that (i) neither Kenvue nor any Person on behalf of Kenvue is relying on any representation or warranty of the Kimberly-Clark Parties or any of their respective Affiliates except for those expressly set forth in Article V or in any certificate executed and delivered pursuant to the terms of this Agreement and (ii) no person has been authorized by the Kimberly-Clark Parties or any of their respective Affiliates to make any representation or warranty relating to the Kimberly-Clark Parties or any of their respective Affiliates or their respective businesses or otherwise in connection with the Transactions, and if made, such representation or warranty has not been and shall not be relied upon by Kenvue or any Person on behalf of Kenvue.

ARTICLE V

Representations and Warranties of the Kimberly-Clark Parties
Each Kimberly-Clark Party hereby represents and warrants to Kenvue that the statements contained in this Article V are true and correct except as set forth in (a) the publicly available Kimberly-Clark SEC Documents filed on or after January 1, 2024 and at least one Business Day prior to the date of this Agreement (the “Filed Kimberly-Clark SEC Documents”) (excluding any disclosures in any “Risk Factors” section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, in each case, other than statements of historical fact included therein and including, for the avoidance of doubt, all exhibits thereto and information incorporated therein), or (b) the corresponding sections or subsections of the disclosure letter delivered by Kimberly-Clark to Kenvue at or before the time of entering into this Agreement (the “Kimberly-Clark Disclosure Letter”) (it being understood and agreed that any disclosure set forth in one section or subsection of the Kimberly-Clark Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to qualify (i) the section or subsection of this Agreement to which it corresponds in number and (ii) each other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other section or subsection).
Section 5.01 Organization, Standing and Power. Kimberly-Clark and each Kimberly-Clark Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of Kimberly-Clark Subsidiaries (other than any Kimberly-Clark Party), where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect. Kimberly-Clark and each Kimberly-Clark Subsidiary (a) has all requisite power and authority to own, lease or operate its properties and assets and to carry on its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or license, in each case, except where the failure to be so qualified or licensed, or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect. Prior to the date of this Agreement, Kimberly-Clark has made available to Kenvue true and complete copies of (i) the amended and restated certificate of incorporation of Kimberly-Clark in effect as of the date of this Agreement (as may be further amended from time to time, the “Kimberly-Clark Charter”) and the by-laws of Kimberly-Clark in effect as of the date of this Agreement (as may be further amended from time to time, the “Kimberly-Clark By-Laws”), (ii) the certificate of incorporation and by-laws of First Merger Sub as in effect as of the date of this Agreement and (iii) the certificate of formation and limited liability company agreement of Second Merger Sub as in effect as of the date of this Agreement.
Section 5.02 Capital Structure.
(a) As of the date of this Agreement, the authorized capital stock of Kimberly-Clark consists of 1,200,000,000 shares of Kimberly-Clark Common Stock and 20,000,000 shares of preferred stock, without par value (“Kimberly-Clark Preferred Stock”). At the close of business on October 30, 2025 (the “Kimberly-Clark Capitalization Date”), (i) 331,858,421 shares of Kimberly-Clark Common Stock were issued and outstanding, (ii) no shares of Kimberly-Clark Preferred Stock were issued or outstanding and (iii) 4,994,144 shares of Kimberly-Clark Common Stock were reserved for issuance under the Kimberly-Clark Stock Plans, of which (A) 2,577,789 shares of Kimberly-Clark Common Stock were issuable upon the exercise of outstanding Kimberly-Clark Stock Options (whether or not presently exercisable), (B) 1,631,225 shares of Kimberly-Clark Common Stock were subject to outstanding Kimberly-Clark RSUs and (C) 785,130 and 1,570,260 shares of Kimberly-Clark Common Stock were subject to outstanding Kimberly-Clark PSUs (at target and maximum performance levels, respectively). Except as set forth in this Section 5.02, at the close of business on Kimberly-Clark Capitalization Date, no Equity Interests of Kimberly-Clark were authorized, issued, reserved for issuance or outstanding.
(b) From the close of business on the Kimberly-Clark Capitalization Date to the date of this Agreement, there have been no issuances by Kimberly-Clark of any Equity Interest of Kimberly-Clark, other than the issuance of Kimberly-Clark Common Stock upon the exercise of Kimberly-Clark Stock Options, the vesting and settlement of Kimberly-Clark RSUs or Kimberly-Clark PSUs, in each case outstanding at the close of business on the Kimberly-Clark Capitalization Date and in accordance with their respective terms and the terms of Kimberly-Clark Benefit Plans in effect at such time. All outstanding shares of Kimberly-Clark Common Stock are, and, at the time of issuance, all such shares issued in accordance with the terms of Kimberly-Clark Stock Plans will be, (i) duly authorized, validly issued, fully paid and nonassessable, (ii) free and clear of any Lien (except Liens on transfer imposed under applicable securities Laws) and (iii) not subject to or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Kimberly-Clark Charter, the Kimberly-Clark By-Laws or any Contract to which Kimberly-Clark is subject or party to or otherwise bound.
(c) Except as set forth in this Section 5.02, as of the date of this Agreement, there are no:
(i) preemptive or other outstanding rights that obligate Kimberly-Clark to issue, deliver or sell, or give any Person a right to subscribe for or acquire from Kimberly-Clark, any Equity Interests of Kimberly-Clark (except for Kimberly-Clark Stock Options, Kimberly-Clark RSUs or Kimberly-Clark PSUs, in each case in accordance with their respective terms and conditions in effect as of the date of this Agreement);
(ii) outstanding obligations of Kimberly-Clark to directly or indirectly amend, redeem, repurchase or otherwise acquire any Equity Interests of Kimberly-Clark, except for (A) the acquisition by Kimberly-Clark of shares of Kimberly-Clark Common Stock in connection with the surrender of shares of Kimberly-Clark Common Stock by holders of Kimberly-Clark Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Kimberly-Clark Common Stock to satisfy Tax obligations with respect to Kimberly-Clark Stock Options, Kimberly-Clark RSUs or Kimberly-Clark PSUs and (C) the acquisition by Kimberly-Clark of Kimberly-Clark Stock Options, Kimberly-Clark RSUs or Kimberly-Clark PSUs in connection with the forfeiture of such awards or rights, in the case of each of clauses (A) through (C) in accordance with the terms and conditions of the applicable award agreements and the Kimberly-Clark Benefit Plans in effect as of the date of this Agreement;
(iii) Contracts, to which Kimberly-Clark is subject or party to or otherwise bound, with respect to the voting, transfer or registration of any Equity Interests of Kimberly-Clark or with respect to the election, designation or nomination of any director of Kimberly-Clark;

(iv) bonds, debentures, notes or other Indebtedness of Kimberly-Clark the holders of which have the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which stockholders of Kimberly-Clark may vote; or
(v) “poison pill” or similar equityholder rights plan in effect to which Kimberly-Clark is subject or party to or otherwise bound.
(d) The authorized capital stock of First Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued and outstanding and free and clear of any Lien. All of the issued and outstanding shares of First Merger Sub Common Stock are, and at the First Effective Time will be, owned, directly or indirectly, by Kimberly-Clark, and there are no other Equity Interests of First Merger Sub.
(e) All of the outstanding units of Second Merger Sub are, and at the Second Effective Time will be, owned, directly or indirectly, by Kimberly-Clark and there are no other Equity Interests of Second Merger Sub.
Section 5.03 Kimberly-Clark Subsidiaries. All outstanding shares of capital stock, voting securities or other equity, ownership or voting interests in each Kimberly-Clark Subsidiary: (a) have been duly authorized, validly issued, fully paid and nonassessable; and (b) are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the DLLCA or equivalent Law of its jurisdiction of organization, the Organizational Documents of such Subsidiary or any Contract to which Kimberly-Clark or any Kimberly-Clark Subsidiary are, or, to the Knowledge of Kimberly-Clark, a stockholder of such Subsidiary is, subject, party to or otherwise bound.
Section 5.04 Authority; Execution and Delivery; Enforceability.
(a) Each Kimberly-Clark Party has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, (x) in the case of the Share Issuance, to the receipt of the Kimberly-Clark Stockholder Approval, (y) in the case of the First Merger, to the receipt of the First Merger Sub Sole Stockholder Approval and (z) in the case of the Second Merger, to the receipt of the Second Merger Sub Sole Member Approval. The Kimberly-Clark Board has unanimously (i) determined that it is fair to, and in the best interests of, Kimberly-Clark and its stockholders, and declared it advisable, that Kimberly-Clark enter into this Agreement and consummate the Mergers, the Share Issuance and the other Transactions, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Mergers and the Share Issuance, (iii) adopted resolutions recommending that Kimberly-Clark’s stockholders approve the Share Issuance (the “Kimberly-Clark Recommendation”) and (iv) directed that the Share Issuance be submitted to Kimberly-Clark’s stockholders for approval at a duly held meeting of such stockholders for such purpose (the “Kimberly-Clark Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Board of Directors of First Merger Sub has unanimously (A) determined that it is in the best interests of First Merger Sub and its sole stockholder, and declared it advisable, that First Merger Sub enter into this Agreement and consummate the First Merger, (B) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the First Merger and (C) adopted resolutions recommending that the sole stockholder of First Merger Sub adopt this Agreement and directed that this Agreement and the First Merger be submitted to the sole stockholder of First Merger Sub for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Kimberly-Clark, as the sole member of Second Merger Sub, has approved and declared advisable this Agreement, the Second Merger and the other Transactions. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for (x) the approval of the Share Issuance by a majority of votes cast in person or by proxy at the Kimberly-Clark Stockholders Meeting, as required by Nasdaq Rules 5635(a) and 5635(e) (the “Kimberly-Clark Stockholder Approval”), (y) the approval of this Agreement and the First Merger by Kimberly-Clark in its capacity as the sole stockholder of each of First Merger Sub (the “First Merger Sub Sole Stockholder Approval”) and (z) the approval of this Agreement and the Second Merger by Kimberly-Clark in its capacity as the sole member of Second Merger Sub (the “Second Merger Sub Sole Member Approval” and, collectively with the First Merger Sub Sole Stockholder Approval, the “Sole Equityholder Approvals”), no other corporate or limited liability company proceedings (other than obtaining the approvals and making the filings contemplated by Section 5.05(b)(iii)) on the part of any Kimberly-Clark Party are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Kimberly-Clark Parties and, assuming the due authorization, execution and delivery by Kenvue, constitutes a valid and binding agreement of the Kimberly-Clark Parties, enforceable against each Kimberly-Clark Party in accordance with its terms, in each case subject to the Bankruptcy and Equity Exception.
(b) The Kimberly-Clark Board has taken all necessary actions so that no Takeover Statute is applicable to the Transactions.
Section 5.05 No Conflicts; Consents.
(a) The execution and delivery by each Kimberly-Clark Party of this Agreement does not, and the performance by each Kimberly-Clark Party of its obligations hereunder and the consummation of the Transactions will not, (i) assuming that the Kimberly-Clark Stockholder Approval and the Sole Equityholder Approvals are obtained, conflict with, or result in any violation of any provision of, (A) the Kimberly-Clark Charter, the Kimberly-Clark By-Laws, the certificate of incorporation or by-laws of First Merger Sub or the certificate of formation or limited liability company agreement of Second Merger Sub or (B) the comparable Organizational Documents of any other Kimberly-Clark Subsidiary, (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon, any of the properties or assets of a Kimberly-Clark Party or any other Kimberly-Clark Subsidiary under, any provision of any Kimberly-Clark Material Contract to which a Kimberly-Clark Party or any other Kimberly-Clark Subsidiary is a party or by which any of their respective properties or assets are bound or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 5.05(b), any Judgment or any Law, in each case applicable to a Kimberly-Clark Party or any other Kimberly-Clark Subsidiary or their respective properties or assets (assuming that the Kimberly-Clark Stockholder Approval and the Sole Equityholder Approvals are obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect or would not reasonably be expected to prevent or materially impair the ability of any Kimberly-Clark Party to consummate the Transactions.
(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Authority is required to be obtained or made by or with respect to Kimberly-Clark or any Kimberly-Clark Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Transactions, other than (i) (A) the filing with the SEC of the

Joint Proxy Statement in definitive form, (B) the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the Form S-4 and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions, (ii) compliance with and filings under the HSR Act, other Antitrust Laws and Foreign Investment Laws, (iii) the filing of the Certificates of Merger with the Secretary of State and the submission of appropriate documents with the relevant authorities of other jurisdictions in which Kenvue and Kimberly-Clark, or their respective Subsidiaries, are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Kenvue Common Stock to be issued in connection with the Transactions, (v) such filings with and approvals of NYSE or Nasdaq as may be required to permit the consummation of the Mergers and the listing of the shares of Kimberly-Clark Common Stock to be issued as Merger Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect or would not reasonably be expected to prevent or materially impair the ability of any Kimberly-Clark Party to consummate the Transactions.
Section 5.06 SEC Documents.
(a) Kimberly-Clark has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and other documents (including exhibits thereto and information incorporated therein) required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2024 (such documents filed with or furnished to the SEC since such date, including those filed with or furnished to the SEC subsequent to the date of this Agreement (but excluding the Joint Proxy Statement and the Form S-4, each as may be amended or supplemented), in each case as may be amended or supplemented, the “Kimberly-Clark SEC Documents”).
(b) Each Kimberly-Clark SEC Document, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. Each Kimberly-Clark SEC Document, as of the time of its filing (or, if amended or supplemented prior to the date of this Agreement, then at the time of such amendment or supplement), did not, and any Kimberly-Clark SEC Document filed with or furnished to the SEC subsequent to the date of this Agreement will not at the time of its filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading.
(c) Kimberly-Clark is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.
(d) Kimberly-Clark maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all information required to be disclosed by Kimberly-Clark in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Kimberly-Clark’s filings with the SEC under the Exchange Act. Kimberly-Clark maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. As of the date hereof, neither Kimberly-Clark nor, to Kimberly-Clark’s Knowledge, Kimberly-Clark’s independent registered public accounting firm has identified or been made aware of (i) any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Kimberly-Clark’s internal controls over financial reporting that would reasonably be expected to adversely affect Kimberly-Clark’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Kimberly-Clark’s internal controls over financial reporting.
(e) Each of the consolidated balance sheets included in or incorporated by reference into Kimberly-Clark SEC Documents (including the related notes and schedules) fairly presents or, in the case of Kimberly-Clark SEC Documents filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of Kimberly-Clark and the Kimberly-Clark Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of income, comprehensive income, stockholders’ equity and cash flows included in or incorporated by reference into Kimberly-Clark SEC Documents (including any related notes and schedules) fairly presents, or, in the case of Kimberly-Clark SEC Documents filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Kimberly-Clark and the Kimberly-Clark Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.
(f) No Kimberly-Clark Subsidiary is required to file periodic reports with the SEC pursuant to the Exchange Act.
Section 5.07 Information Supplied. None of the information supplied or to be supplied by the Kimberly-Clark Parties for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading or (b) the Joint Proxy Statement will, at the date it is first distributed to each of Kenvue’s stockholders and Kimberly-Clark’s stockholders or at the time of each of Kenvue Stockholders Meeting and Kimberly-Clark Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by Kimberly-Clark with respect to statements made or incorporated by reference therein based on information supplied by Kenvue for inclusion or incorporation by reference therein.
Section 5.08 Absence of Certain Changes or Events.
(a) Since June 30, 2025, there has not occurred any effect, change, event, circumstance, condition, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Kimberly-Clark Material Adverse Effect.

(b) From June 30, 2025 to the date of this Agreement, except for the execution and performance of this Agreement, Kimberly-Clark and the Kimberly-Clark Subsidiaries have carried on and conducted their respective businesses in all material respects in the ordinary course of business.
(c) From June 30, 2025 to the date of this Agreement, except for the execution and performance of this Agreement, Kimberly-Clark and the Kimberly-Clark Subsidiaries have not taken any action that, if taken after the date of this Agreement, would require the consent of Kenvue pursuant to the terms of Section 6.01(b)(v), (vi), (x), (xii), (xiii), and, solely to the extent related to the foregoing, (xiv).
Section 5.09 Taxes.
(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect:
(i) Kimberly-Clark and each Kimberly-Clark Subsidiary (A) have duly and timely (taking into account valid extensions) filed all Tax Returns required to be filed by any of them and all such filed Tax Returns are true and complete, (B) have paid all Taxes that are required to be paid (whether or not shown on any Tax Return), (C) have withheld and paid over to the appropriate taxing authority all Taxes that Kimberly-Clark or any Kimberly-Clark Subsidiary was obligated to withhold from amounts owing to any employee, creditor or third party and (D) have complied with all information reporting and record retention requirements with respect to the foregoing matters;
(ii) no deficiency with respect to Taxes has been proposed, asserted or assessed, in each case, in writing, against Kimberly-Clark or any Kimberly-Clark Subsidiary that has not been either fully paid or adequately reserved in accordance with GAAP in the balance sheets included in the Filed Kimberly-Clark SEC Documents;
(iii) neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that remains in effect other than, in each case, any such extension in the ordinary course of business or any such extension for a period of no longer than six months;
(iv) there are no pending or, to the Knowledge of Kimberly-Clark, threatened audits, examinations, investigations or other proceedings in respect of Taxes of Kimberly-Clark or any Kimberly-Clark Subsidiary;
(v) none of Kimberly-Clark or any Kimberly-Clark Subsidiary (A) is or has been a member of an affiliated, consolidated or unitary group for Tax purposes (other than a group the common parent of which is or was Kimberly-Clark or any of its Subsidiaries), (B) is a party to any Tax allocation, sharing, indemnity or reimbursement agreement or arrangement (other than (1) any customary Tax indemnification provisions in ordinary course commercial agreements that are not primarily related to Taxes or (2) agreements exclusively between or among Kimberly-Clark and its wholly owned Subsidiaries) or has any liability for Taxes of any Person (other than Kimberly-Clark or any of its current or former wholly owned Subsidiaries) by reason of Contract, assumption, operation of Law, Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or transferee or successor liability or (C) will be bound in any taxable period ending after the Closing by a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law);
(vi) there are no Liens for Taxes upon any property or assets of Kimberly-Clark or any Kimberly-Clark Subsidiary, except for Permitted Liens; and
(vii) no unresolved claim has been made in writing by any Governmental Authority in a jurisdiction where Kimberly-Clark or any Kimberly-Clark Subsidiary has not filed a Tax Return that Kimberly-Clark or the applicable Kimberly-Clark Subsidiary is or may be subject to Tax by such jurisdiction.
(b) Neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).
(c) Within the past two years, neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-deferral (in whole or in part) under Section 355 of the Code.
(d) As of the date of this Agreement, neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has taken any action, agreed to take any action or knows of any fact that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment. Kimberly-Clark is making the foregoing representation and warranty after consultation with its Tax advisors and with full knowledge of the terms of this Agreement.
Section 5.10 Benefits Matters.
(a) Section 5.10(a) of the Kimberly-Clark Disclosure Letter sets forth a list of each material Kimberly-Clark Benefit Plan as of the date of this Agreement (other than individual agreements that do not materially deviate from the forms made available to Kenvue prior to the execution of this Agreement and that have been disclosed in Section 5.10(a) of the Kimberly-Clark Disclosure Letter). Prior to the execution of this Agreement, Kimberly-Clark has made available all plan documents and all amendments thereto with respect to each Kimberly-Clark Benefit Plan required to be set forth on Section 5.10(a) of the Kimberly-Clark Disclosure Letter.
(b) All Kimberly-Clark Benefit Plans are in compliance with applicable Laws (including, if applicable, ERISA and the Code), except as would not reasonably be likely to result in any liability to Kimberly-Clark or the Kimberly-Clark Subsidiaries, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.
(c) Each Kimberly-Clark Benefit Plan that is subject to and that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion letter from the Internal Revenue Service and, to the Knowledge of Kimberly-Clark, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.
(d) Kimberly-Clark and the Kimberly-Clark Subsidiaries are in compliance with all Laws relating to the Kimberly-Clark Benefit Plans and the provision of compensation and benefits, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect. Neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has received notice of, and, to the

Knowledge of Kimberly-Clark, there are no pending material Actions (except for routine claims for benefits) or termination proceedings with respect to any Kimberly-Clark Benefit Plan and, to the Knowledge of Kimberly-Clark, no facts exist which would reasonably be expected to give rise to any such Action or termination proceeding, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.
(e) No Kimberly-Clark Benefit Plan is, and neither Kimberly-Clark nor any Kimberly-Clark ERISA Affiliate has ever contributed to, or been obligated to contribute to a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA). None of Kimberly-Clark, any Kimberly-Clark Subsidiary or any Kimberly-Clark ERISA Affiliate has, since May 8, 2023, withdrawn in a complete or partial withdrawal from any “multiemployer plan” or incurred any liability under Sections 4202 or 4204 of ERISA. No Kimberly-Clark Benefit Plan is (i) a “multiple employer plan” (as defined in 29 C.F.R. Section 4001.02) or a plan subject to Section 413(c) of the Code, (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state Law) or (iii) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code) or other funded arrangement for the provision of welfare benefits.
(f) Section 5.10(f) of the Kimberly-Clark Disclosure Letter sets forth each Kimberly-Clark Benefit Plan that is subject to Section 302, 303 or Title IV of ERISA or Section 412, 430 or 4971 of the Code (each, a “Kimberly-Clark Title IV Plan”). With respect to each Kimberly-Clark Title IV Plan (i) the minimum funding standards under Section 302 of ERISA and Section 412 of the Code have been satisfied in all material respects and no waiver of any minimum funding standard or extension of any amortization period has been requested or granted, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) none of Kimberly-Clark, any Kimberly-Clark Subsidiary or any Kimberly-Clark ERISA Affiliate has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (iv) all premiums to the PBGC have been timely paid in full, (v) no liability under Title IV or Section 302 of ERISA (other than for premiums to the PBGC) has been or, to the knowledge of Kimberly-Clark, is expected to be incurred by Kimberly-Clark or any Kimberly-Clark ERISA Affiliate that has not been satisfied in full and (vi) the PBGC has not instituted or threatened in writing to institute proceedings to terminate any such Kimberly-Clark Title IV Plan. No Lien in favor of any Kimberly-Clark Benefit Plan or the PBGC has arisen pursuant to ERISA or the Code.
(g) All contributions required to be made by Kimberly-Clark or any Kimberly-Clark Subsidiary under each Kimberly-Clark Benefit Plan have been timely made and all obligations in respect of each Kimberly-Clark Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Filed Kimberly-Clark SEC Documents, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.
(h) Neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has any obligations for material retiree health or life benefits under any of Kimberly-Clark Benefit Plans or any Collective Bargaining Agreement, except as required by Section 4980B of the Code, Section 601 of ERISA or other applicable Law.
(i) Neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has incurred or reasonably expects to incur (whether or not assessed) any penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(j) All Kimberly-Clark Benefit Plans that are maintained outside of the United States that provide benefits in respect of any current or former employee of Kimberly-Clark or any Kimberly-Clark Subsidiary who is primarily based outside of the United States (i) have been maintained in accordance with all applicable Laws, (ii) if they are intended to qualify for special Tax treatment, meet all the requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, in the case of each of clauses (i) through (iii) except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.
(k) None of the execution and delivery of this Agreement, the obtaining of stockholder approval of this Agreement or the consummation of the Transactions could (whether alone or in connection with any other event) (i) result in any compensatory payment (whether in the form of cash, property or the vesting of property) or benefit becoming due, or increase the amount of any such payment or benefit, to any current or former director, officer, employee, consultant or other individual service provider of Kimberly-Clark or any Kimberly-Clark Subsidiary (or any dependent or beneficiary thereof); (ii) result in the acceleration of the time of payment, funding (through a grantor trust or otherwise), forgiveness of debt, vesting or exercisability of any payment, right or benefit to any current or former director, officer, employee, consultant or other individual service provider of Kimberly-Clark or any Kimberly-Clark Subsidiary (or any dependent or beneficiary thereof); (iii) limit Kimberly-Clark’s or any Kimberly-Clark Subsidiary’s right to amend, modify or terminate any Kimberly-Clark Benefit Plan or related trust; or (iv) result in the payment of any amount (whether in cash, in property or in the form of benefits) by Kimberly-Clark or any Kimberly-Clark Subsidiary that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
(l) Neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred, including pursuant to Sections 409A, 280G or 4999 of the Code.
(m) Each Kimberly-Clark Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.
Section 5.11 Labor Matters.
(a) From January 1, 2024 to the date of this Agreement, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect, neither Kimberly-Clark nor any Kimberly-Clark Subsidiary (i) has been the subject of any unfair labor practice, labor dispute (other than routine individual grievances), labor arbitration or other Action seeking to compel Kimberly-Clark or any Kimberly-Clark Subsidiary to bargain with any labor union or labor organization; or (ii) has been subject to or threatened with any strikes, walkouts, work stoppages, slow-downs or lockouts. From January 1, 2024 to the date of this Agreement, no union organizing efforts have occurred or, to the Knowledge of Kimberly-Clark, been threatened with respect to persons employed by Kimberly-Clark or any Kimberly-Clark Subsidiary.
(b) Section 5.11(b)(i) of the Kimberly-Clark Disclosure Letter sets forth all material Collective Bargaining Agreements in effect that are applicable to or affecting U.S. employees to which Kimberly-Clark or any Kimberly-Clark Subsidiary is party to or bound by, and

Section 5.11(b)(ii) of the Kimberly-Clark Disclosure Letter sets forth a list and description of each non-U.S. jurisdiction in which Kimberly-Clark or any Kimberly-Clark Subsidiary is party to or bound by any material Collective Bargaining Agreements, or in which any non-U.S. employees are otherwise represented by any union, labor organization, works council or other employee representative with respect to their employment with Kimberly-Clark or any Kimberly-Clark Subsidiary. True and complete copies of all such Collective Bargaining Agreements that are applicable to or affecting U.S. employees have been made available to Kenvue prior to the execution of this Agreement. Kimberly-Clark and each Kimberly-Clark Subsidiary have satisfied, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect, all pre-signing legal requirements under applicable Law or Contract (if any) under any Collective Bargaining Agreement which Kimberly-Clark or any Kimberly-Clark Subsidiary are party to or bound by to provide notice or information to, bargain with, enter into any consultation procedure with, or obtain consent from, any union, labor organization, works council or other employee representative, which is representing any employee of Kimberly-Clark or any Kimberly-Clark Subsidiary, or any applicable labor tribunal, in each case, in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.
(c) Kimberly-Clark and each Kimberly-Clark Subsidiary is, and has been since January 1, 2024, in compliance with all applicable Laws and Judgments governing employment, labor and employment practices, including all contractual commitments and all such Laws relating to wages, hours, worker classification (including classification of independent contractors and exempt and non-exempt employees), contractors, leasing of employees, co-employment of individuals, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), collective bargaining, discrimination, harassment, retaliation, civil rights, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee leave issues, employee trainings and notices, COVID-19, affirmative action, unemployment insurance, safety and health and workers’ compensation except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.
(d) Neither Kimberly-Clark nor any of the Kimberly-Clark Subsidiaries is a party to a settlement agreement with a director, officer, or employee with a title of Vice President or above that involves allegations relating to sexual harassment, unlawful discrimination or other similar misconduct made by any current or former employee or independent contractor of Kimberly-Clark or a Kimberly-Clark Subsidiary against such individual, in each case entered into since January 1, 2024. To the Knowledge of Kimberly-Clark, since January 1, 2024, no allegations of sexual harassment, unlawful discrimination or other similar misconduct have been made in writing against any director, officer, or employee with a title of Vice President or above by any employee or independent contractor of Kimberly-Clark or a Kimberly-Clark Subsidiary against such individual.
Section 5.12 Litigation; Undisclosed Liabilities.
(a) There is no, and since January 1, 2024, there has been no, Judgment outstanding against or, to the Knowledge of Kimberly-Clark, investigation by any Governmental Authority involving Kimberly-Clark or any Kimberly-Clark Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Kimberly-Clark Material Adverse Effect. There are no Actions (other than investigations) pending or, to the Knowledge of Kimberly-Clark, threatened against Kimberly-Clark or any Kimberly-Clark Subsidiary, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.
(b) There are no obligations or liabilities of Kimberly-Clark or any of the Kimberly-Clark Subsidiaries, whether or not accrued, contingent or otherwise, other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of Kimberly-Clark as of June 30, 2025 and the notes thereto set forth in Kimberly-Clark’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2025; (ii) liabilities or obligations incurred in the ordinary course of business since June 30, 2025; (iii) liabilities or obligations arising out of this Agreement or the Transactions (and which do not arise out of a breach by Kimberly-Clark of any representation or warranty in this Agreement); and (iv) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.
(c) There is no, and since January 1, 2024, there have been no, internal investigations conducted by Kimberly-Clark Board (or any committee thereof), any compliance officer of Kimberly-Clark or any auditor or legal counsel at the request of any of the foregoing concerning any alleged improper, wrongful or fraudulent financial, accounting or tax matter or practice, or any conflict of interest, illegal activity, fraudulent or deceptive conduct or malfeasance issues, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.
Section 5.13 Compliance with Applicable Laws; Permits; Recalls.
(a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect, (i) Kimberly-Clark and the Kimberly-Clark Subsidiaries are, and since January 1, 2024, have been, in compliance with all applicable Laws and Judgments and (ii) there is no, and since January 1, 2024, there has been no, Action pending or, to the Knowledge of Kimberly-Clark, threatened alleging that Kimberly-Clark or a Kimberly-Clark Subsidiary is not in compliance with any applicable Law or Judgment.
(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect, (i) Kimberly-Clark and the Kimberly-Clark Subsidiaries hold all valid Permits necessary to conduct their respective businesses, (ii) the operation of the business of Kimberly-Clark and each Kimberly-Clark Subsidiary as currently conducted is not, and has not been since January 1, 2024, in default or violation of, nor are Kimberly-Clark or any Kimberly-Clark Subsidiary in default or violation under, any Permits and, to the Knowledge of Kimberly-Clark, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any Permit and (iii) all Permits necessary to conduct the respective businesses of Kimberly-Clark and the Kimberly-Clark Subsidiaries are in full force and effect. Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect, since January 1, 2024, none of Kimberly-Clark or any Kimberly-Clark Subsidiaries has received notice from any Governmental Authority of any actual or possible revocation, withdrawal, suspension, cancellation, termination, variation or modification of any Permit held by Kimberly-Clark or any Kimberly-Clark Subsidiaries that remains unresolved as of the date hereof.

(c) Since January 1, 2024, none of Kimberly-Clark or any Kimberly-Clark Subsidiaries has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal, replacement, or suspension, restriction or cessation of sale concerning any Product of Kimberly-Clark, except as, individually or in the aggregate, has not and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.
Section 5.14 Anti-Corruption; Sanctions; Anti-Money Laundering.
(a) Except as, individually or in the aggregate, would not reasonably be expected to be material to Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole, Kimberly-Clark, the Kimberly-Clark Subsidiaries and, to the Knowledge of Kimberly-Clark, their respective officers, directors, employees and agents are in compliance with, and since May 8, 2023, have complied with: (i) the provisions of the FCPA applicable to Kimberly-Clark, the Kimberly-Clark Subsidiaries and such officers, directors, employees and agents, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which Kimberly-Clark and the Kimberly-Clark Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving Kimberly-Clark or any Kimberly-Clark Subsidiary. Except as, individually or in the aggregate, would not reasonably be expected to be material to Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole, since May 8, 2023, to the Knowledge of Kimberly-Clark, Kimberly-Clark, the Kimberly-Clark Subsidiaries and their respective officers, directors, employees and agents have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage, in each case, in violation of the FCPA or any Laws described in clause (ii) of the preceding sentence.
(b) Kimberly-Clark and the Kimberly-Clark Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which Kimberly-Clark and the Kimberly-Clark Subsidiaries operate.
(c) Neither Kimberly-Clark nor any Kimberly-Clark Subsidiary, nor, to the Knowledge of Kimberly-Clark, any director, manager, employee or agent of Kimberly-Clark or any Kimberly-Clark Subsidiary (in his or her capacity as a director, manager, employee or agent of Kimberly-Clark or any Kimberly-Clark Subsidiary), is, or since May 8, 2023, has been, subject to any actual, pending or, to the Knowledge of Kimberly-Clark, threatened Action, or, has made any voluntary disclosures to any Governmental Authority, involving Kimberly-Clark or any Kimberly-Clark Subsidiary relating to the FCPA or any other anti-bribery, anti-corruption or anti-money laundering Laws, except for such Actions and voluntary disclosures that, individually or in the aggregate, would not reasonably be expected to be material to Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole.
(d) (i) Without limiting the generality of the foregoing, Kimberly-Clark and each Kimberly-Clark Subsidiary is in compliance in all respects with, and (x) since May 8, 2023, has complied in all respects with, Trade Control Regulations and (y) since May 8, 2023, has complied in all respects with Sanctions Regulations, except for such non-compliance that, individually or in the aggregate, would not reasonably be expected to be material to Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole. Kimberly-Clark and the Kimberly-Clark Subsidiaries also have instituted and maintain policies and procedures designed to ensure compliance with the Trade Control Regulations and Sanctions Regulations in each jurisdiction in which Kimberly-Clark and the Kimberly-Clark Subsidiaries operate.
(ii) Except as, individually or in the aggregate, would not reasonably be expected to be material to Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole, neither Kimberly-Clark nor any Kimberly-Clark Subsidiary, nor, to the Knowledge of Kimberly-Clark, any director, manager, employee or agent of Kimberly-Clark or any Kimberly-Clark Subsidiary (in his or her capacity as a director, manager, employee or agent of Kimberly-Clark or any Kimberly-Clark Subsidiary), (A) is, or has been, subject to any actual, pending or, to the Knowledge of Kimberly-Clark, threatened, Action, or has made any voluntary disclosures to any Governmental Authority, involving Kimberly-Clark or any Kimberly-Clark Subsidiary relating to (x) Trade Control Regulations, since May 8, 2023 and (y) Sanctions Regulations, since May 8, 2023, or (B) makes, or since May 8, 2023, has made, any sales to, or engages, or has engaged, in business activities with or for the benefit of, any Persons or jurisdictions that are the subject or target of any Sanctions Regulations, in each case, under this clause (B), in violation thereof.
Section 5.15 Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect:
(a) Kimberly-Clark and the Kimberly-Clark Subsidiaries are and, since January 1, 2024, have been, in compliance with all Environmental Laws, and neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has received, since January 1, 2024, any (i) written notice or communication from a Governmental Authority or other Person that alleges that Kimberly-Clark or any Kimberly-Clark Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law or (ii) written request for information pursuant to any Environmental Law;
(b) Kimberly-Clark and the Kimberly-Clark Subsidiaries have obtained and maintained, and since January 1, 2024, have been in compliance with, all Permits required pursuant to any Environmental Law for their respective operations and all such Permits are valid and in full force and effect and will not be subject to modification or revocation as a result of the Transactions;
(c) Since January 1, 2024, there have been no Environmental Claims pending or, to the Knowledge of Kimberly-Clark, threatened in writing against Kimberly-Clark or any Kimberly-Clark Subsidiary;
(d) there is no legally binding Judgment by or with any Governmental Authority pursuant to Environmental Law under which Kimberly-Clark or any Kimberly-Clark Subsidiary has any outstanding obligations;
(e) there has been no Release of, and Kimberly-Clark and Kimberly-Clark Subsidiaries have not used, treated, stored, handled, transported, arranged for the disposal of, manufactured, distributed or sold any products containing, owned or operated any properties or facilities contaminated in the environment by, or exposed any Person to, any Hazardous Material, in each case, that would reasonably be expected to form the basis of any Environmental Claim against, or obligation to conduct or fund any cleanup or remedial activities pursuant to Environmental Law on the part of Kimberly-Clark or any Kimberly-Clark Subsidiary; and

(f) neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has retained or assumed, or provided an indemnity with respect to, either contractually or by operation of Law, any liabilities or obligations that have formed or would be reasonably expected to form the basis of any Environmental Claim against, or obligation to conduct or fund any cleanup or remedial activities related to Hazardous Materials pursuant to Environmental Law on the part of, Kimberly-Clark or any Kimberly-Clark Subsidiary.
Section 5.16 Contracts.
(a) Section 5.16 of the Kimberly-Clark Disclosure Letter sets forth a list as of the date of this Agreement of each Kimberly-Clark Material Contract. For purposes of this Agreement, “Kimberly-Clark Material Contract” means any Contract (including amendments, supplements and side letters thereto) to which either Kimberly-Clark or any Kimberly-Clark Subsidiary is a party or by which any of their respective properties or assets are bound, other than any Kimberly-Clark Benefit Plan and Contracts only among Kimberly-Clark and its wholly owned Subsidiaries, that:
(i) is required to be filed by Kimberly-Clark as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
(ii) relates to the formation, creation, operation, governance, management or control of any partnership or joint venture, in each case, material to Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole, other than with respect to any partnership or joint venture that is wholly owned by Kimberly-Clark or any wholly owned Kimberly-Clark Subsidiary;
(iii) involves the settlement of any Action or threatened Action (or series of related Actions) which (A) will involve payments by Kimberly-Clark and/or any Kimberly-Clark Subsidiaries after the date hereof in excess of $25,000,000 or (B) will impose, or imposed, materially burdensome monitoring or reporting obligations on Kimberly-Clark or any Kimberly-Clark Subsidiaries or material restrictions on Kimberly-Clark or any Kimberly-Clark Subsidiaries (or, following the First Effective Time, on Kimberly-Clark or any Kimberly-Clark Subsidiaries, including the Combined Company);
(iv) (x) pursuant to which Kimberly-Clark or any Kimberly-Clark Subsidiary grants or is granted a license, a covenant not to sue, or a consent to use, or (y) that materially and adversely affects their ability to enforce, use, or license, in each case, any Intellectual Property that is material to Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole, other than (A) non-exclusive licenses for “off-the-shelf” commercially available software, (B) any other non-exclusive licenses for Intellectual Property that are available on standard terms and generally commercially available, (C) Intellectual Property assignment and confidentiality agreements entered into with employees and independent contractors of Kimberly-Clark or any Kimberly-Clark Subsidiary, and (D) Contracts containing non-exclusive licenses of Intellectual Property that are incidental to the primary purpose of the applicable Contract;
(v) provides for Indebtedness of the type described in clauses (a) or (b) of the definition thereof of Kimberly-Clark or any Kimberly-Clark Subsidiary, or any guarantees by Kimberly-Clark or any Kimberly-Clark Subsidiary of any such Indebtedness, in each case, having an outstanding or committed amount in excess of $100,000,000, whether secured or unsecured, other than Indebtedness solely between or among any of Kimberly-Clark and any of its wholly owned Subsidiaries;
(vi) is with any Governmental Authority that is a Kimberly-Clark Top Customer;
(vii) is with a Kimberly-Clark Top Customer or Kimberly-Clark Top Supplier;
(viii) provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business), business (whether by merger, sale of stock, sale of assets or otherwise) or real property, in each case, (A) with any outstanding “earn-out”, indemnification or deferred or contingent payment obligations that exceed or would reasonably be expected to exceed $25,000,000 or (B) at a purchase or sale price that exceeds or would reasonably be expected to exceed $40,000,000;
(ix) is with any (A) executive officer or director of Kimberly-Clark (other than employment-related Contracts), (B) “affiliate” (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or (C) “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or affiliate; or
(x) is with a Kimberly-Clark Top Customer or Kimberly-Clark Top Supplier that contains provisions that (A) grant a “most favored nation” or most favored customer pricing to any Person, (B) prohibit in any material respect Kimberly-Clark or any Kimberly-Clark Subsidiary from competing in or conducting any line of business or (C) grant a right of exclusivity to any Person that prevents Kimberly-Clark or any Kimberly-Clark Subsidiary from entering any geographic territory, in each case other than (1) Contracts that can be terminated (including such restrictive provisions) by Kimberly-Clark or any Kimberly-Clark Subsidiary on less than 180 days’ notice without payment by Kimberly-Clark or any Kimberly-Clark Subsidiary of any material penalty and (2) license agreements for Intellectual Property limiting Kimberly-Clark’s and the Kimberly-Clark Subsidiaries’ use of such Intellectual Property to specified fields of use.
(b) True and complete copies of each Kimberly-Clark Material Contract in effect as of the date of this Agreement have been made available to Kenvue prior to the date of this Agreement.
(c) Each Kimberly-Clark Material Contract is, subject to the Bankruptcy and Equity Exception, valid and binding on Kimberly-Clark or any Kimberly-Clark Subsidiary, as the case may be and, to the Knowledge of Kimberly-Clark, each other party thereto, and is in full force and effect, except for such failures to be valid and binding, to be in full force and effect as, individually or in the aggregate, have not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect. Neither Kimberly-Clark nor any Kimberly-Clark Subsidiary nor, to the Knowledge of Kimberly-Clark, any other party is in breach of or in default under any Kimberly-Clark Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder, in each case except for such breaches and defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect, as of the date of this Agreement, neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has received written notice alleging a breach of or default under any Kimberly-Clark Material Contract or of an intent to terminate or amend the terms and conditions of such Kimberly-Clark Material Contract.

Section 5.17 Real and Personal Properties.
(a) Kimberly-Clark or a Kimberly-Clark Subsidiary, as applicable, has good and marketable title to each Kimberly-Clark Owned Real Property, free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.
(b) Kimberly-Clark or a Kimberly-Clark Subsidiary, as applicable, has a good and valid leasehold, subleasehold or licensee interest in each Kimberly-Clark Leased Real Property, free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect. With respect to the Kimberly-Clark Real Property Leases, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Kimberly-Clark Material Adverse Effect, (i) Kimberly-Clark and each of its Subsidiaries are not in default or in breach of any Kimberly-Clark Real Property Lease, and neither Kimberly-Clark nor any of its Subsidiaries has received any written notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default and (ii) neither Kimberly-Clark nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Kimberly-Clark Real Property Lease or any interest therein.
(c) Kimberly-Clark or a Kimberly-Clark Subsidiary, as applicable, is in exclusive possession of each Kimberly-Clark Real Property and no third party has a right to use or occupy all or any portion of any Kimberly-Clark Real Property, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect. The Kimberly-Clark Real Property is, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Kimberly-Clark and the Kimberly-Clark Subsidiaries as presently conducted, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect. With respect to the Kimberly-Clark Real Property, (i) there are no outstanding options or rights of first refusal or offer for the benefit of a third party to purchase or lease all or any portion of any Kimberly-Clark Real Property, and (ii) there are no existing, pending, or threatened condemnation, eminent domain or other similar proceedings affecting all or any portion of any Kimberly-Clark Real Property, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.
(d) Kimberly-Clark and each Kimberly-Clark Subsidiary has good and valid title to, or valid license or leasehold interests in, all its respective personal properties and assets (the “Kimberly-Clark Properties”), free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect. The Kimberly-Clark Properties are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Kimberly-Clark and the Kimberly-Clark Subsidiaries as presently conducted, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect. Kimberly-Clark and each Kimberly-Clark Subsidiary has complied with the terms of all leases, subleases and licenses entitling it to use Kimberly-Clark Properties (the “Kimberly-Clark Leases”), and all Kimberly-Clark Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.
(e) This Section 5.17 does not relate to Intellectual Property matters, which are the subject of Section 5.19.
Section 5.18 Customers and Suppliers.
(a) Section 5.18 of the Kimberly-Clark Disclosure Letter sets forth a list of (i) the top twenty customers or distributors of Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole, measured by aggregate payments made by such customer during the fiscal year ended December 31, 2024 (each, a “Kimberly-Clark Top Customer”) and (ii) the top ten suppliers, manufacturers or service providers of Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole (other than any wholly owned Kimberly-Clark Subsidiary), measured by aggregate payments made by Kimberly-Clark or any Kimberly-Clark Subsidiary during the fiscal year ended December 31, 2024 (each, a “Kimberly-Clark Top Supplier”).
(b) Since June 30, 2025 through the date of this Agreement, none of Kimberly-Clark or any Kimberly-Clark Subsidiary has received from any Kimberly-Clark Top Customer or Kimberly-Clark Top Supplier written communications terminating, not renewing or materially reducing (or stating the intent to terminate, not renew or materially reduce) or alleging a material breach of the terms of any Contracts with such Kimberly-Clark Top Customer or Kimberly-Clark Top Supplier, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect.
Section 5.19 Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect:
(a) Kimberly-Clark or a Kimberly-Clark Subsidiary, as applicable, solely owns all right, title and interest in and to the Kimberly-Clark Intellectual Property, free and clear of all Liens other than Permitted Liens. All Kimberly-Clark Registered Intellectual Property is subsisting and, to the Knowledge of Kimberly-Clark, valid and enforceable.
(b) Kimberly-Clark and the Kimberly-Clark Subsidiaries own, or have valid licenses or rights to use, all Intellectual Property that is necessary for the operation of the business of Kimberly-Clark and each Kimberly-Clark Subsidiary as currently operated, and such ownership or right to use such Intellectual Property will not be adversely affected by the execution and delivery of this Agreement, the obtaining of the Kimberly-Clark Stockholder Approval or the consummation of the Transactions.
(c) Neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has, since January 1, 2024, (i) made any written claim to any Person alleging that such Person has infringed, misappropriated or otherwise violated any Kimberly-Clark Intellectual Property, or (ii) received any written claim from any Person alleging that Kimberly-Clark or any Kimberly-Clark Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of such Person and, to the Knowledge of Kimberly-Clark, no claims are threatened against Kimberly-Clark or any Kimberly-Clark Subsidiary (x) alleging that Kimberly-Clark or any Kimberly-Clark Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of any Person or (y) challenging the ownership, validity or enforceability of any Kimberly-Clark Registered Intellectual Property (or, to the Knowledge of Kimberly-Clark, any other Kimberly-Clark Intellectual Property). To the Knowledge of Kimberly-

Clark, (i) Kimberly-Clark, the Kimberly-Clark Subsidiaries and the conduct of their businesses are not infringing, misappropriating or otherwise violating, and, since January 1, 2024, have not been infringing, misappropriating or otherwise violating the Intellectual Property of any Person and (ii) no Person has, since January 1, 2024, infringed, misappropriated or otherwise violated any Kimberly-Clark Intellectual Property.
(d) Kimberly-Clark and the Kimberly-Clark Subsidiaries have taken commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets included in the Kimberly-Clark Intellectual Property (and, to the Knowledge of Kimberly-Clark, other confidential information of Kimberly-Clark or the Kimberly-Clark Subsidiaries) and neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has disclosed, delivered or licensed any Trade Secrets included in the Kimberly-Clark Intellectual Property to any third party, other than subject to valid, written nondisclosure or confidentiality obligations, which have not been breached by Kimberly-Clark or any Kimberly-Clark Subsidiary or, to the Knowledge of Kimberly-Clark, any other party thereto. To the Knowledge of Kimberly-Clark, there has been no unauthorized disclosure of any such Trade Secrets or other confidential information of Kimberly-Clark or the Kimberly-Clark Subsidiaries to any Person.
(e) Kimberly-Clark and the Kimberly-Clark Subsidiaries do not incorporate or dynamically link any Open Source Software into the Products of, or Software owned by, Kimberly-Clark or any Kimberly-Clark Subsidiary in a manner that (i) requires the disclosure or delivery to any Person of source code owned by Kimberly-Clark or any Kimberly-Clark Subsidiary that embodies material Kimberly-Clark Intellectual Property or of any source code for their respective Products (collectively, “Kimberly-Clark Source Code”), (ii) requires derivative works based on Kimberly-Clark Source Code to be made publicly available under the same license, (iii) allows for reverse engineering, reverse assembly or disassembly of Software that incorporates or is dynamically linked to Kimberly-Clark Source Code, or (iv) prohibits or limits the receipt of consideration in connection with sublicensing or distributing Software that incorporates or is dynamically linked to Kimberly-Clark Source Code. Kimberly-Clark and each Kimberly-Clark Subsidiary has complied with the terms and conditions of all licenses, including attribution and notice requirements, for the Open Source Software used by it, in the operation of its businesses as currently conducted or in its Products. Kimberly-Clark and the Kimberly-Clark Subsidiaries are in sole possession of Kimberly-Clark Source Code, except for any Open Source Software.
(f) Each current or former employee or independent contractor of Kimberly-Clark and each Kimberly-Clark Subsidiary who, either alone or with others, is or has been involved in the creation, development, invention, or reduction to practice of any material Intellectual Property for or on behalf of Kimberly-Clark or any Kimberly-Clark Subsidiary has entered into a valid and enforceable written agreement with Kimberly-Clark or such Kimberly-Clark Subsidiary, as applicable, that (x) obliges such employee or independent contractor to disclose such Intellectual Property to Kimberly-Clark or such Kimberly-Clark Subsidiary, and (y) assigns all right, title and interest in and to such Intellectual Property to Kimberly-Clark or such Kimberly-Clark Subsidiary, to the extent Kimberly-Clark or such Kimberly-Clark Subsidiary is not the owner of such Intellectual Property by operation of law. No current or former employee or independent contractor of Kimberly-Clark or any Kimberly-Clark Subsidiary owns any rights in or to any Kimberly-Clark Intellectual Property.
Section 5.20 IT Systems. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect:
(a) Kimberly-Clark and the Kimberly-Clark Subsidiaries have implemented and maintained commercially reasonable security and other measures designed to protect the Software in any Products of Kimberly-Clark or any Kimberly-Clark Subsidiary and the IT Systems used in connection with the operation of the business of Kimberly-Clark and each Kimberly-Clark Subsidiary as currently conducted (the “Kimberly-Clark IT Systems”) from viruses and unauthorized access, use, modification, disclosure or other misuse and have in place commercially reasonable disaster recovery and security plans, and procedures relating to the Software included in the Products of Kimberly-Clark or any Kimberly-Clark Subsidiary and the Kimberly-Clark IT Systems, in each case, consistent with industry standards and in compliance with applicable Privacy Legal Requirements. To Kimberly-Clark’s Knowledge, since January 1, 2024, (i) there has been no unauthorized access to, or unauthorized use of, the Software in any Products of Kimberly-Clark or any Kimberly-Clark Subsidiary, or the Kimberly-Clark IT Systems and (ii) misuse or loss of or damage to the Kimberly-Clark IT Systems and (iii) the Software included in the Products of Kimberly-Clark or any Kimberly-Clark Subsidiary and the Kimberly-Clark IT Systems have not malfunctioned or failed.
(b) The Kimberly-Clark IT Systems and the Software included in the Products of Kimberly-Clark or any Kimberly-Clark Subsidiary operate and perform in accordance with their documentation and functional specifications. The Kimberly-Clark IT Systems are reasonably sufficient for the operation of the business of Kimberly-Clark and the Kimberly-Clark Subsidiaries as currently conducted. To the Knowledge of Kimberly-Clark, none of the Kimberly-Clark IT Systems or the Software included in the Products of Kimberly-Clark or any Kimberly-Clark Subsidiary contain any material vulnerability, defect, virus, “trojan horse”, worm or other code, software routine or instructions, in each case designed, intended or reasonably expected to result in or permit unauthorized access to or to disable, erase or otherwise harm the Kimberly-Clark IT Systems, the Software included in the Products of Kimberly-Clark or any Kimberly-Clark Subsidiary or Personal Data Processed by Kimberly-Clark or any Kimberly-Clark Subsidiary.
Section 5.21 Data Security and Privacy. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect:
(a) Since January 1, 2024, (i) Kimberly-Clark and the Kimberly-Clark Subsidiaries have complied with all Privacy Legal Requirements and (ii) neither Kimberly-Clark nor any Kimberly-Clark Subsidiary has (A) been subject to any Action regarding its Processing of any Personal Data and there are no such Actions pending or, to the Knowledge of Kimberly-Clark, threatened in writing related to any violation of applicable Privacy Legal Requirements or (B) notified, or been legally required to notify, any Person in connection with a breach, loss or disclosure of, or unauthorized access to, any Personal Data Processed by Kimberly-Clark or any Kimberly-Clark Subsidiary.
(b) To the Knowledge of Kimberly-Clark, the consummation and performance of this Agreement and the Transactions will not breach or otherwise cause any violation of any Privacy Legal Requirements that would result in any material constraint on the Processing of Personal Data for the operation of the business of Kimberly-Clark and each Kimberly-Clark Subsidiary as currently operated.
Section 5.22 Affiliate Transactions. Except for (i) employment-related Contracts filed or incorporated by reference as an exhibit to the Filed Kimberly-Clark SEC Documents or (ii) any Kimberly-Clark Benefit Plans, as of the date of this Agreement, there are no Contracts between

Kimberly-Clark or any Kimberly-Clark Subsidiary, on the one hand, and any (x) present executive officer or director of Kimberly-Clark, (y) Person that, to the Knowledge of Kimberly-Clark, is the record or beneficial owner of more than 5% of the shares of Kimberly-Clark Common Stock as of the date of this Agreement or (z) to the Knowledge of Kimberly-Clark, any affiliate of any such executive officer, director or owner (other than Kimberly-Clark or any Kimberly-Clark Subsidiary), on the other hand.
Section 5.23 Insurance. Kimberly-Clark and each Kimberly-Clark Subsidiary maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect, (a) each insurance policy of Kimberly-Clark or any Kimberly-Clark Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy was purported to be in effect and (b) neither Kimberly-Clark nor any Kimberly-Clark Subsidiary is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. There is no claim by Kimberly-Clark or any Kimberly-Clark Subsidiary pending under any such policies that (i) to the Knowledge of Kimberly-Clark, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business or (ii) if not paid would have or reasonably be expected to have, individually or in the aggregate with all other such claims, a Kimberly-Clark Material Adverse Effect.
Section 5.24 Available Funds. Kimberly-Clark has delivered to Kenvue a complete and correct copy (subject, in the case of any related fee letters, to redaction solely of fee and other economic provisions that are customarily redacted in connection with transactions of this type) of the executed Debt Commitment Letter and any related fee letters, pursuant to which the Financing Sources party thereto have agreed, subject to the terms and conditions therein, to provide with the Financing as described therein (the “Committed Financing”). There are no side letters or other Contracts related to the Committed Financing to which Kimberly-Clark or any Kimberly-Clark Subsidiary is a party that could adversely affect the availability of, or reduce the aggregate principal amount of, the Committed Financing such that Kimberly-Clark would not have on the Closing Date, taken together with other sources of funds immediately available to Kimberly-Clark, the Required Amounts. As of the date of this Agreement, the Debt Commitment Letter has not been amended, supplemented or otherwise modified, and the commitments contained in the Debt Commitment Letter have not been withdrawn, modified or rescinded in any respect. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Kimberly-Clark and, to the Knowledge of Kimberly-Clark, the other parties thereto, in each case, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (x) constitute a default or breach on the part of Kimberly-Clark or, to the Knowledge of Kimberly-Clark, any other party thereto under any term or condition of the Debt Commitment Letter, (y) result in any of the conditions to the funding of the Committed Financing not being satisfied prior to the Closing Date or (z) otherwise result in the Committed Financing not being available in accordance with the terms of the Debt Commitment Letter on the Closing Date. There are no conditions relating to the funding of the full amount of the Committed Financing, other than as set forth in the Debt Commitment Letter. As of the date of this Agreement, assuming the satisfaction of the conditions contained in Section 8.01 and Section 8.02, no Kimberly-Clark Party has reason to believe that any of the conditions relating to the funding of the full amount of the Committed Financing will not be satisfied on or prior to the Closing Date. Kimberly-Clark has fully paid, or caused to be paid, any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or prior to the date of this Agreement. Assuming the satisfaction of the conditions contained in Section 8.01 and Section 8.02 and that the Committed Financing is funded in accordance with the Debt Commitment Letter (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letter and any related fee letters), Kimberly-Clark will have on the Closing Date funds sufficient to (i) pay the aggregate Cash Consideration and the other payments under Article III, (ii) pay any and all fees and expenses required to be paid at Closing by any Kimberly-Clark Party in connection with the Transactions and the Financing and (iii) satisfy all of the other payment obligations of the Kimberly-Clark Parties contemplated hereunder that are required to be satisfied in connection with Closing (the “Required Amounts”). In no event shall the receipt or availability of any funds or financing by any Kimberly-Clark Party or any of their respective Subsidiaries or any other financing transaction be a condition to any of the obligations of the Kimberly-Clark Parties hereunder.
Section 5.25 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (“J.P. Morgan”) and PJT Partners LP (“PJT Partners” and, together with J.P. Morgan, the “Kimberly-Clark Financial Advisors”), the fees and expenses of which will be paid by Kimberly-Clark, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Kimberly-Clark. The aggregate amount of, or the means to calculate, as of the Closing, such fees and expenses have been disclosed to Kenvue on or prior to the date hereof.
Section 5.26 Opinions of Financial Advisor. The Kimberly-Clark Board has received (a) an opinion from J.P. Morgan to the effect that, as of the date of such opinion, and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration to be paid by Kimberly-Clark in the Mergers is fair, from a financial point of view, to Kimberly-Clark and (b) an opinion from PJT Partners to the effect that, as of the date of such opinion, and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration to be paid by Kimberly-Clark in the Mergers is fair, from a financial point of view, to Kimberly-Clark. Promptly after the execution of this Agreement, Kimberly-Clark will furnish to Kenvue, solely for informational purposes, a true and complete copy of the written opinion of each of the Kimberly-Clark Financial Advisors.
Section 5.27 First Merger Sub and Second Merger Sub. Since its date of incorporation or formation, as applicable, neither First Merger Sub nor Second Merger Sub has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Each of First Merger Sub and Second Merger Sub has no, and prior to the First Effective Time (in the case of First Merger Sub) and the Second Effective Time (in the case of Second Merger Sub), will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.
Section 5.28 No Other Representations or Warranties.
(a) Except for the representations and warranties contained in Article IV or in any certificate executed and delivered pursuant to the terms of this Agreement, Kimberly-Clark acknowledges and agrees that none of Kenvue or any other Person on behalf of Kenvue makes any other express or implied representation or warranty with respect to (i) Kenvue or any of its Affiliates or their businesses, operations, assets, liabilities, condition (financial or otherwise) or otherwise or (ii) any other information provided to Kimberly-Clark or its Affiliates or Representatives, including any information, documents, presentations, projections, estimates, forecasts or other material, made available to Kimberly-Clark or its Affiliates or

Representatives in any format, in each case in connection with the Transactions. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Article IV or in any certificate executed and delivered pursuant to the terms of this Agreement, Kimberly-Clark acknowledges and agrees that, in connection with the Transactions, neither Kenvue nor any other Person will have or be subject to any liability or obligation to Kimberly-Clark or any Affiliate or Representative of Kimberly-Clark resulting from the distribution or failure to distribute to Kimberly-Clark, or the use by Kimberly-Clark of, any such information made available to Kimberly-Clark or any other Person on behalf of Kimberly-Clark in any format in connection with the Transactions.
(b) Kimberly-Clark acknowledges and agrees that (i) neither Kimberly-Clark nor any Person on behalf of Kimberly-Clark is relying on any representation or warranty of Kenvue or any of its Affiliates except for those expressly set forth in Article IV or in any certificate executed and delivered pursuant to the terms of this Agreement and (ii) no person has been authorized by Kenvue or any of its Affiliates to make any representation or warranty relating to Kenvue or any of its Affiliates or their respective businesses or otherwise in connection with the Transactions, and if made, such representation or warranty has not been and shall not be relied upon by Kimberly-Clark or any Person on behalf of Kimberly-Clark.
ARTICLE VI

Covenants Relating to Conduct of Business
Section 6.01 Conduct of Business.
(a) Conduct of Business by Kenvue. Except for (x) matters set forth in Section 6.01(a) of the Kenvue Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement, (y) as required by applicable Law or Judgment or (z) with the prior written consent of Kimberly-Clark (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the First Effective Time, Kenvue shall, and shall cause each Kenvue Subsidiary to (I) conduct its business in the ordinary course in all material respects and (II) use commercially reasonable efforts to (A) preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and key employees and (B) maintain its assets and properties in good working order and condition, ordinary wear and tear excepted; provided that no action by Kenvue or any Kenvue Subsidiary with respect to matters specifically addressed by clauses (a)(i) through (a)(xx) of this Section 6.01 shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant clause. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 6.01(a) of the Kenvue Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or Judgment or with the prior written consent of Kimberly-Clark (which shall not be unreasonably withheld, conditioned or delayed), Kenvue shall not, and shall not permit any Kenvue Subsidiary to, do any of the following:
(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, voting securities or other equity, ownership or voting interests, other than dividends and distributions by a direct or indirect wholly owned Kenvue Subsidiary to Kenvue or any other wholly owned Kenvue Subsidiary, except for quarterly dividends with regular declaration, record and payment dates consistent with past practice, in amounts not to exceed $0.2075 per share prior to August 1, 2026 and $0.2100 per share thereafter, (B) split, combine, subdivide or reclassify any of its capital stock, voting securities or other equity, ownership or voting interests, or securities convertible into or exchangeable for capital stock, voting securities or other equity, ownership or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity, ownership or voting interests, or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Interests of Kenvue or any Kenvue Subsidiary, other than (1) the acquisition by Kenvue of shares of Kenvue Common Stock in connection with the surrender of shares of Kenvue Common Stock by holders of Kenvue Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Kenvue Common Stock to satisfy Tax obligations with respect to the exercise of Kenvue Stock Options and the vesting and settlement of Kenvue RSUs or Kenvue PSUs and (3) the acquisition by Kenvue of Kenvue Stock Options, Kenvue RSUs or Kenvue PSUs in connection with the forfeiture of such awards or rights;
(ii) (A) amend the Kenvue Charter or the Kenvue By-Laws or (B) amend the Organizational Documents of any Kenvue Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law;
(iii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any Equity Interests of Kenvue or any Kenvue Subsidiary (other than (A) the issuance of Kenvue Common Stock (1) upon the exercise of Kenvue Stock Options, the vesting and settlement of Kenvue RSUs or Kenvue PSUs or the settlement of Kenvue DSUs, in each case outstanding at the close of business on the date of this Agreement, and as required by the applicable Kenvue Benefit Plan as in effect as of the date of this Agreement or (2) as otherwise permitted by this Agreement or (B) any transactions between a direct or indirect wholly owned Kenvue Subsidiary to Kimberly-Clark or any other wholly owned Kenvue Subsidiary);
(iv) except as required by any Kenvue Benefit Plan or any Collective Bargaining Agreement as in effect as of the date of this Agreement (A)(1) grant to any executive officer of Kenvue or any employee whose annual base compensation is $500,000 or greater (each, a “Kenvue Senior Executive”) any increase in compensation or other benefits or (2) grant to any current or former director, officer, employee or other individual service provider of Kenvue or any Kenvue Subsidiary who is not a Kenvue Senior Executive any increase in compensation or other benefits, except, in the case of this clause (2), increases made in the ordinary course of business, (B) take any action to accelerate the vesting, payment or funding (through a grantor trust or otherwise) of compensation or benefits under any Kenvue Benefit Plan (including any equity-based awards), (C) change any actuarial or other assumptions used to calculate funding obligations with respect to any Kenvue Benefit Plan, the manner in which contributions to such plans are made or the basis on which such contributions are determined, (D) grant to any person any equity or equity-based award (including any Kenvue Equity Award), severance, retention, change in control, termination, deferred or transaction compensation or benefits or any increase therein, (E) hire any individual who would become a Kenvue Senior Executive, (F) terminate the employment of any Kenvue Senior Executive, other than for cause (as determined by Kenvue in its reasonable discretion), or (G) establish, adopt, amend or terminate any material Kenvue Benefit Plan (or any other benefit or compensation plan, program, policy, agreement or arrangement that would constitute a material Kenvue Benefit Plan if in effect on the date hereof) (other than (1) new standard form employment agreements or offer letters entered into in the ordinary course of business with employees who are not Kenvue Senior Executives or (2) any ordinary course annual renewal that does not result in a material enhancement of the compensation or benefits due, or other material obligations or liabilities arising, under the applicable Kenvue Benefit Plan (or such other plan, program, policy, agreement or arrangement that would constitute a material Kenvue Benefit Plan if in effect on the date hereof)) or amend the terms of any outstanding equity-based awards;
(v) in each case other than in the ordinary course of business, enter into, amend or terminate any Collective Bargaining Agreement;
(vi) make any material change in financial accounting methods, principles or practices, except insofar as may be required by GAAP (or any interpretation thereof);
(vii) directly or indirectly acquire or agree to acquire in any transaction any Equity Interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets other than (A) purchases of supplies, raw materials, equipment and inventory in the ordinary course of business, (B) short-term investments of cash in marketable securities in the ordinary course of business, (C) transactions between a direct or indirect wholly owned Kenvue Subsidiary to Kenvue or any other wholly owned Kenvue Subsidiary and (D) if the aggregate amount of the consideration paid or transferred by Kenvue and the Kenvue Subsidiaries in connection with any such transaction is less than $25,000,000 individually or $75,000,000 in the aggregate;
(viii) sell, lease (as lessor), license, mortgage, sell and leaseback or subject to any Lien (other than a Permitted Lien), or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business or transactions between a direct or indirect wholly owned Kenvue Subsidiary to Kenvue or any other wholly owned Kenvue Subsidiary and excluding Intellectual Property, which is the subject of Section 6.01(a)(xv)), or any interests therein, with a fair market value in excess of $25,000,000 individually or $75,000,000 in the aggregate, except for Liens used to secure Indebtedness permitted to be incurred under Section 6.01(a)(ix);
(ix) incur any Indebtedness of the type described in clauses (a) or (b) of the definition thereof, other than (A) borrowings under the Kenvue Credit Facility in accordance with the terms thereof in the ordinary course of business; (B) replacements of existing Indebtedness that has matured, or is scheduled to mature, after the date of this Agreement and within twelve-months of the final stated maturity thereof (the “Kenvue Refinanced Indebtedness”) on prevailing market terms or on terms substantially consistent with or more beneficial to Kenvue and the Kenvue Subsidiaries, taken as a whole, than the Indebtedness being replaced (a “Permitted Kenvue Interim Refinancing”); provided that no Permitted Kenvue Interim Refinancing shall increase the principal amount of such Kenvue Refinanced Indebtedness in excess of the aggregate outstanding principal amount so refinanced (plus unpaid accrued interest and premium (including tender premium) thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Kenvue Refinanced Indebtedness); (C) among Kenvue and its wholly owned Kenvue Subsidiaries; (D) commercial paper issued in the ordinary course of business; and (E) performance or surety bonds issued in the ordinary course of business;
(x) forgive any loans to directors of Kenvue or any Kenvue Subsidiary, or officers elected by the Kenvue Board;
(xi) make, or agree or commit to make, any loans, advances (other than for ordinary course business expenses) or capital expenditures, except in an amount not excess of 105% of the capital expenditure budget in the annual operating plan set forth in Section 6.01(a)(xi) of the Kenvue Disclosure Letter;
(xii) enter into, amend, waive or, with respect to the Separation Agreement, fail to properly exercise any material rights under, or terminate any Kenvue Material Contract other than (A) in the ordinary course of business consistent with past practice or (B) as expressly permitted by any other clause of this Section 6.01(a); provided that other than in respect of renewals of such Contract in the ordinary course of business consistent with past practice, the exception in the foregoing clause (A) shall not apply to any Contract of the type set forth in Section 4.16(a)(v), Section 4.16(a)(ix) or Section 4.16(a)(xi);
(xiii) waive, release, assign, settle, pay, discharge, satisfy or compromise any pending or threatened Action, in each case, other than (A) in the ordinary course of business and (B) waivers, releases, assignments, settlements or compromises that solely create obligations of Kenvue or any of the Kenvue Subsidiaries for the payment of monetary damages (excluding releases of claims, confidentiality and other de minimis obligations customarily included in monetary settlements) not in excess of $25,000,000 individually and $100,000,000 in the aggregate for all such Actions during the period from the date of this Agreement to the Closing Date, in each case of clauses (A) and (B), unless involving any admission of wrongdoing or injunctive or other equitable relief;
(xiv) cancel any material Indebtedness of a third party to Kenvue or any Kenvue Subsidiary or waive any claims or rights of substantial value, in each case, other than (A) in the ordinary course of business or (B) in connection with any settlement permitted by Section 6.01(a)(xiii);
(xv) (A) sell, assign, transfer, grant, license (other than non-exclusive licenses granted in the ordinary course of business), encumber or dispose of any material Kenvue Intellectual Property, or (B) abandon, fail to renew, maintain or pursue application for any material Kenvue Registered Intellectual Property (other than the lapse or expiration of Kenvue Registered Intellectual Property at the end of the applicable statutory term);
(xvi) (A) make (in a manner inconsistent with past practice), change or revoke any material Tax election, (B) adopt or change any material method of Tax accounting or change any Tax accounting period, (C) file any material amended Tax Return, (D) settle or compromise any Tax audit or proceeding relating to Taxes that involves a material amount of Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any material Tax or (F) enter into, amend or terminate an advance pricing agreement with a Governmental Authority;
(xvii) merge or consolidate with any other Person, or restructure, recapitalize, reorganize or completely or partially liquidate other than (A) transactions of the type contemplated by Section 6.01(a)(vii) or Section 6.01(a)(viii) which are permitted thereby, (B) mergers or consolidations of a Kenvue Subsidiary in which such Subsidiary is the surviving entity in connection with an acquisition not otherwise prohibited by this Agreement and (C) mergers among, or the restructuring, reorganization or liquidation of, any wholly owned Kenvue Subsidiary that would not and would not reasonably be expected to prevent or materially impair or delay the consummation of the Transactions;

(xviii) implement or announce any mass layoff, reduction in force, plant closing or other termination event requiring notice under the WARN Act;
(xix) enter into any new line of business other than any line of business that is reasonably ancillary to or a reasonably foreseeable extension of any line of business engaged in by Kenvue or the Kenvue Subsidiaries as of the date of this Agreement; or
(xx) agree, resolve or commit to do any of the foregoing actions.
(b) Conduct of Business by Kimberly-Clark. Except for (x) matters set forth in Section 6.01(b) of the Kimberly-Clark Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement, (y) as required by applicable Law or Judgment or (z) with the prior written consent of Kenvue (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the First Effective Time, Kimberly-Clark shall, and shall cause each Kimberly-Clark Subsidiary to (I) conduct its business in the ordinary course in all material respects and (II) use commercially reasonable efforts to (A) preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and key employees and (B) maintain its assets and properties in good working order and condition, ordinary wear and tear excepted; provided that no action by Kimberly-Clark or any Kimberly-Clark Subsidiary with respect to matters specifically addressed by clauses (b)(i) through (b)(xiv) of this Section 6.01 shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant clause. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 6.01(b) of the Kimberly-Clark Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or Judgment or with the prior written consent of Kenvue (which shall not be unreasonably withheld, conditioned or delayed), Kimberly-Clark shall not, and shall not permit any Kimberly-Clark Subsidiary to, do any of the following:
(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, voting securities or other equity, ownership or voting interests, other than dividends and distributions by a direct or indirect wholly owned Kimberly-Clark Subsidiary to Kimberly-Clark or any other wholly owned Kimberly-Clark Subsidiary, except for quarterly dividends with regular declaration, record and payment dates and in amounts and subject to periodic increases, in each case, consistent with past practice, (B) split, combine, subdivide or reclassify any of its capital stock, voting securities or other equity, ownership or voting interests, or securities convertible into or exchangeable for capital stock, voting securities or other equity, ownership or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity, ownership or voting interests, or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Interests of Kimberly-Clark or any Kimberly-Clark Subsidiary, other than (1) the acquisition by Kimberly-Clark of shares of Kimberly-Clark Common Stock in connection with the surrender of shares of Kimberly-Clark Common Stock by holders of Kimberly-Clark Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Kimberly-Clark Common Stock to satisfy Tax obligations with respect to the exercise of Kimberly-Clark Stock Options and the vesting and settlement of Kimberly-Clark RSUs or Kimberly-Clark PSUs and (3) the acquisition by Kimberly-Clark of Kimberly-Clark Stock Options, Kimberly-Clark RSUs or Kimberly-Clark PSUs in connection with the forfeiture of such awards or rights;
(ii) (A) amend the Kimberly-Clark Charter or the Kimberly-Clark By-Laws or (B) amend the Organizational Documents of any Kimberly-Clark Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law;
(iii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any Equity Interests of Kimberly-Clark or any Kimberly-Clark Subsidiary (other than (A) the issuance of Kimberly-Clark Common Stock (1) upon the exercise of Kimberly-Clark Stock Options, the grant, vesting and settlement of Kimberly-Clark RSUs or Kimberly-Clark PSUs or other awards pursuant to the Kimberly-Clark Stock Plans or (2) as otherwise permitted by this Agreement or (B) the issuance of Equity Interests of any direct or indirect wholly owned Kimberly-Clark Subsidiary to Kimberly-Clark or to any wholly owned Kimberly-Clark Subsidiary);
(iv) except as required by any Kimberly-Clark Benefit Plan or any Collective Bargaining Agreement as in effect as of the date of this Agreement or in the ordinary course of business consistent with past practice (A) take any action to accelerate the vesting, payment or funding (through a grantor trust or otherwise) of compensation or benefits under any Kimberly-Clark Benefit Plan (including any equity-based awards), (B) change any actuarial or other assumptions used to calculate funding obligations with respect to any Kimberly-Clark Benefit Plan, the manner in which contributions to such plans are made or the basis on which such contributions are determined, in the case of this clause (B), unless such action would not be expected to have a material impact on the Combined Company, (C) grant to any person any equity or equity-based award (including any Kimberly-Clark Equity Award), severance, retention, change in control, termination or transaction compensation or benefits or any increase therein or (D) increase compensation or benefits of employees in a manner that would reasonably be expected to adversely impact the expected harmonization of compensation and benefits of employees of Kenvue and the Kenvue Subsidiaries and employees of Kimberly-Clark and the Kimberly-Clark Subsidiaries following the Closing;
(v) make any material change in financial accounting methods, principles or practices, except insofar as may be required by GAAP (or any interpretation thereof);
(vi) directly or indirectly acquire or agree to acquire in any transaction any Equity Interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets other than (A) purchases of supplies, raw materials, equipment and inventory in the ordinary course of business, (B) short-term investments of cash in marketable securities in the ordinary course of business, (C) transactions between a direct or indirect wholly owned Kimberly-Clark Subsidiary to Kimberly-Clark or any other wholly owned Kimberly-Clark Subsidiary and (D) if the aggregate amount of the consideration paid or transferred by Kimberly-Clark and the Kimberly-Clark Subsidiaries in connection with any such transaction is less than $25,000,000 individually or $75,000,000 in the aggregate;
(vii) sell, lease (as lessor), license, mortgage, sell and leaseback or subject to any Lien (other than a Permitted Lien), or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business or transactions between a direct or indirect wholly owned Kimberly-Clark Subsidiary to Kimberly-Clark or any other wholly owned Kimberly-Clark Subsidiary and excluding Intellectual Property, which is the subject of Section 6.01(b)(xi)), or any interests therein, with a fair market value in excess of $25,000,000 individually or $75,000,000 in the aggregate, except for Liens used to secure Indebtedness permitted to be incurred under Section 6.01(b)(viii);

(viii) incur any Indebtedness of the type described in clauses (a) or (b) of the definition thereof, other than (A) borrowings under the Kimberly-Clark Credit Facilities in accordance with the terms thereof in the ordinary course of business; (B) replacements of existing Indebtedness that has matured, or is scheduled to mature, after the date of this Agreement and within twelve-months of the final stated maturity thereof (the “Kimberly-Clark Refinanced Indebtedness”) on prevailing market terms or on terms substantially consistent with or more beneficial to Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole, than the Indebtedness being replaced (a “Permitted Kimberly-Clark Interim Refinancing”); provided that no Permitted Kimberly-Clark Interim Refinancing shall increase the principal amount of such Kimberly-Clark Refinanced Indebtedness in excess of the aggregate outstanding principal amount so refinanced (plus unpaid accrued interest and premium (including tender premium) thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Kimberly-Clark Refinanced Indebtedness); (C) among Kimberly-Clark and its wholly owned Kimberly-Clark Subsidiaries; (D) commercial paper issued in the ordinary course of business; (E) performance or surety bonds issued in the ordinary course of business; (F) Indebtedness incurred to pay the Required Amount; and (G) Indebtedness in connection with the Financing pursuant to and in accordance with Section 7.07;
(ix) forgive any loans to directors of Kimberly-Clark or any Kimberly-Clark Subsidiary, or officers elected by the Kimberly-Clark Board;
(x) waive, release, assign, settle, pay, discharge, satisfy or compromise any pending or threatened Action, in each case, other than (A) in the ordinary course of business and (B) waivers, releases, assignments, settlements or compromises that solely create obligations of Kimberly-Clark or any of the Kimberly-Clark Subsidiaries for the payment of monetary damages (excluding releases of claims, confidentiality and other de minimis obligations customarily included in monetary settlements) not in excess of $25,000,000 individually and $100,000,000 in the aggregate for all such Actions during the period from the date of this Agreement to the Closing Date, in each case of clauses (A) and (B), unless involving any admission of wrongdoing or injunctive or other equitable relief;
(xi) (A) sell, assign, transfer, grant, license (other than non-exclusive licenses granted in the ordinary course of business), encumber or dispose of any material Kimberly-Clark Intellectual Property, or (B) abandon, fail to renew, maintain or pursue application for any material Kimberly-Clark Registered Intellectual Property (other than the lapse or expiration of Kimberly-Clark Registered Intellectual Property at the end of the applicable statutory term);
(xii) (A) make (in a manner inconsistent with past practice), change or revoke any material Tax election, (B) adopt or change any material method of Tax accounting or change any Tax accounting period, (C) file any material amended Tax Return, (D) settle or compromise any Tax audit or proceeding relating to Taxes that involves a material amount of Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any material Tax or (F) enter into, amend or terminate an advance pricing agreement with a Governmental Authority;
(xiii) merge or consolidate with any other Person, or restructure, recapitalize or reorganize or completely or partially liquidate other than (A) transactions of the type contemplated by Section 6.01(b)(vi) or Section 6.01(b)(vii) which are permitted thereby, (B) mergers or consolidations of a Kimberly-Clark Subsidiary in which such Subsidiary is the surviving entity in connection with an acquisition not otherwise prohibited by this Agreement and (C) mergers among, or the restructuring, reorganization or liquidation of, any wholly owned Kimberly-Clark Subsidiary that would not and would not reasonably be expected to prevent or materially impair or delay the consummation of the Transactions; or
(xiv) agree, resolve or commit to do any of the foregoing actions.
(c) Control of Operations. Nothing contained in this Agreement shall give Kenvue or Kimberly-Clark, directly or indirectly, the right to control or direct the other party’s operations prior to the First Effective Time in violation of applicable Law. Prior to the First Effective Time, each of Kimberly-Clark, First Merger Sub or Second Merger Sub and Kenvue shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its respective Subsidiaries’ operations.
Section 6.02 No Solicitation by Kimberly-Clark; Kimberly-Clark Recommendation.
(a) Except as otherwise permitted by this Agreement, from the date of this Agreement until the First Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, Kimberly-Clark shall not, nor shall it authorize or permit any of its Affiliates, and shall use its reasonable best efforts to cause any of its or their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) not to, directly or indirectly:
(i) initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Kimberly-Clark Takeover Proposal;
(ii) engage or otherwise participate in any discussions or negotiations relating to a Kimberly-Clark Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Kimberly-Clark Takeover Proposal (other than to state that the terms of this Agreement prohibit such discussions or negotiations, or discussions solely to clarify the terms of a Kimberly-Clark Takeover Proposal);
(iii) furnish any information to any Person in connection with a Kimberly-Clark Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Kimberly-Clark Takeover Proposal; or
(iv) otherwise cooperate in any way with any Person (whether or not a Person making a Kimberly-Clark Takeover Proposal) with respect to a Kimberly-Clark Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Kimberly-Clark Takeover Proposal.
Kimberly-Clark shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to a Kimberly-Clark Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Kimberly-Clark Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.
(b) Notwithstanding the foregoing, at any time prior to obtaining the Kimberly-Clark Stockholder Approval, in response to a written Kimberly-Clark Takeover Proposal made after the date of this Agreement that the Kimberly-Clark Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to result in a Superior Kimberly-Clark Proposal, and which Kimberly-Clark Takeover Proposal did not result from a breach of Section 6.02(a), Kimberly-Clark and its Representatives at the request of Kimberly-Clark may, subject to compliance with Section 6.02(e):
(i) furnish information with respect to Kimberly-Clark and the Kimberly-Clark Subsidiaries to the Person or group of Persons making such Kimberly-Clark Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Kenvue or is provided to Kenvue prior to or substantially concurrently with the time it is provided to such Person or group of Persons) pursuant to a customary confidentiality agreement not less restrictive of such Person or group of Persons than the Confidentiality Agreement (except that such confidentiality agreement (A) need not include any “standstill” or similar obligations, but only to the extent that Kenvue is, concurrently with the entry by Kimberly-Clark or the Kimberly-Clark Subsidiaries into such confidentiality agreement, released from any “standstill” or similar obligations in the Confidentiality Agreement, (B) shall not prohibit Kimberly-Clark from complying with this Section 6.02 or contain terms that would restrict in any manner Kimberly-Clark’s ability to consummate the Transactions and (C) shall not include any provision providing for an exclusive right to negotiate with Kimberly-Clark prior to the valid termination of this Agreement); and
(ii) participate in discussions regarding the terms of such Kimberly-Clark Takeover Proposal and the negotiation of such terms with, and only with, the Person or group of Persons making such Kimberly-Clark Takeover Proposal (and its or their Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in Section 6.02(a) and this Section 6.02(b) by any Affiliates of Kimberly-Clark or any of its or their Representatives shall constitute a breach of Section 6.02(a) and this Section 6.02(b) by Kimberly-Clark.
(c) Except as set forth below, neither the Kimberly-Clark Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Kenvue), or propose publicly to withdraw (or qualify or modify in any manner adverse to Kenvue), or otherwise make any statement inconsistent with, the Kimberly-Clark Recommendation, (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, a Kimberly-Clark Takeover Proposal or (C) fail to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Kimberly-Clark Takeover Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of Kimberly-Clark) within ten Business Days after the commencement of such tender offer or exchange offer (any action in this clause (i) being referred to as a “Kimberly-Clark Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Kimberly-Clark or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other Contract (other than a confidentiality agreement referred to in Section 6.02(b)(i)) constituting or related to a Kimberly-Clark Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Kimberly-Clark Stockholder Approval, but not after, the Kimberly-Clark Board may, subject to compliance with the terms of this Section 6.02 (including Section 6.02(d)), make a Kimberly-Clark Adverse Recommendation Change in response to (x) a Kimberly-Clark Takeover Proposal received after the execution of this Agreement that did not result from a breach of Section 6.02(a) (and has not then been withdrawn) if the Kimberly-Clark Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such Kimberly-Clark Takeover Proposal constitutes a Superior Kimberly-Clark Proposal or (y) a Kimberly-Clark Intervening Event, in the case of the foregoing clause (x) or (y), if the Kimberly-Clark Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law.
(d) The Kimberly-Clark Board and any committee thereof shall not, and shall cause Kimberly-Clark not to, make a Kimberly-Clark Adverse Recommendation Change pursuant to Section 6.02(c) unless (i) Kimberly-Clark first delivers to Kenvue a written notice (a “Kimberly-Clark Notice”) (which notice itself shall not constitute a Kimberly-Clark Adverse Recommendation Change) advising Kenvue that the Kimberly-Clark Board intends to take such action and specifying the reasons therefor, including (x) in the case of a proposed Kimberly-Clark Adverse Recommendation Change in response to a Superior Kimberly-Clark Proposal, the material terms and conditions of such Superior Kimberly-Clark Proposal, the identity of the Person or group of Persons making such Superior Kimberly-Clark Proposal and copies of any Kimberly-Clark Takeover Proposal Materials in respect of such Superior Kimberly-Clark Proposal, or (y) in the case of a proposed Kimberly-Clark Adverse Recommendation Change in response to a Kimberly-Clark Intervening Event, a description of such Kimberly-Clark Intervening Event in reasonable detail, (ii) to the extent Kenvue wishes to negotiate, Kimberly-Clark has negotiated with, and has caused its Representatives to negotiate with, Kenvue in good faith during the five Business Days following receipt by Kenvue of the Kimberly-Clark Notice (the “Kimberly-Clark Notice Period”) in order to enable Kenvue to propose revisions to the terms of this Agreement or the Transactions such that it would cause such Kimberly-Clark Takeover Proposal to no longer constitute a Superior Kimberly-Clark Proposal or for such Kimberly-Clark Intervening Event to no longer warrant a Kimberly-Clark Adverse Recommendation Change and (iii) following the Kimberly-Clark Notice Period, and after considering the results of any such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Kenvue, the Kimberly-Clark Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that (A) in the case of a Kimberly-Clark Adverse Recommendation Change in connection with a Kimberly-Clark Takeover Proposal, (1) such Kimberly-Clark Takeover Proposal continues to constitute a Superior Kimberly-Clark Proposal and (2) the failure to make a Kimberly-Clark Adverse Recommendation Change as a result thereof would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any amendment to any financial or other material term of the Kimberly-Clark Takeover Proposal that was previously the subject of the Kimberly-Clark Notice shall require a new Kimberly-Clark Notice pursuant to clause (i) of this provision, but with respect to any such subsequent Kimberly-Clark Notice the Kimberly-Clark Notice Period shall be deemed to be three Business Days rather than five Business Days) or (B) in the case of a Kimberly-Clark Adverse Recommendation Change in response to a Kimberly-Clark Intervening Event, (1) such Kimberly-Clark Intervening Event remains in effect and (2) the failure to make a Kimberly-Clark Adverse Recommendation Change as a result thereof would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any material changes to the circumstances surrounding such Kimberly-Clark Intervening Event that were previously the subject of the Kimberly-Clark Notice shall require a new Kimberly-Clark Notice pursuant to clause (i) of this provision, but with respect to any such subsequent Kimberly-Clark Notice the Kimberly-Clark Notice Period shall be deemed to be three Business Days rather than five Business Days).
(e) In addition to the obligations of Kimberly-Clark set forth above, Kimberly-Clark shall promptly, and in any event within twenty-four hours of the receipt thereof by Kimberly-Clark, any of its Affiliates or any of their respective Representatives (or within forty-eight hours of such receipt by any external Representatives), advise Kenvue orally and in writing of any Kimberly-Clark Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Kimberly-Clark Takeover Proposal, the material terms and conditions of any such Kimberly-Clark Takeover Proposal (including any changes thereto) and the identity of the Person or group of Persons making any such Kimberly-Clark Takeover Proposal and provide to Kenvue copies of any Kimberly-Clark Takeover Proposal Materials. Kimberly-Clark shall (i) keep Kenvue informed in all material respects and on a reasonably current basis of the status and details (including any change to the terms thereof) of any Kimberly-Clark Takeover Proposal and (ii) provide to Kenvue as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material (including all proposals, counterproposals and drafts of agreements) exchanged between Kimberly-Clark or any Kimberly-Clark Subsidiary, on the one hand, and the Person or group of Persons making any such Kimberly-Clark Takeover Proposal, on the other hand, that describes any of the terms or conditions of any Kimberly-Clark Takeover Proposal (such correspondence and other written materials, “Kimberly-Clark Takeover Proposal Materials”).
(f) Nothing contained in this Section 6.02 shall prohibit Kimberly-Clark from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or making a customary “stop, look and listen” communication to the stockholders of Kimberly-Clark pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that in no event shall Kimberly-Clark or the Kimberly-Clark Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.02(c).
(g) For purposes of this Agreement:
“Kimberly-Clark Intervening Event” means any material event or development or material change in circumstances with respect to Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole, that (i) was not known to, or reasonably foreseeable (with respect to magnitude or material consequences) by, the Kimberly-Clark Board as of, or prior to, the date of this Agreement and (ii) does not involve or relate to the receipt, existence or terms of any Kimberly-Clark Takeover Proposal (or any proposal, offer or inquiry that would reasonably be expected to lead to a Kimberly-Clark Takeover Proposal or direct and indirect consequence thereof); provided that (w) in no event shall any action that is taken by Kenvue or Kimberly-Clark to the extent required by the affirmative covenants set forth in Section 7.03, and the consequences of any such action, constitute a Kimberly-Clark Intervening Event; (x) in no event shall any change in the market price, trading volume or ratings of any securities or Indebtedness of Kimberly-Clark or any Kimberly-Clark Subsidiary, or the fact that, in and of itself, Kimberly-Clark or any Kimberly-Clark Subsidiary meets or exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period constitute a Kimberly-Clark Intervening Event; provided, however, that the underlying causes of any such change or event may be considered in determining whether a Kimberly-Clark Intervening Event has occurred; (y) in no event does the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Closing in connection with the transactions contemplated by this Agreement constitute a Kimberly-Clark Intervening Event; and (z) in no event do changes in general economic, financial or geopolitical conditions, or changes in conditions in the global, international or U.S. economy of financial markets generally constitute a Kimberly-Clark Intervening Event.
“Kimberly-Clark Takeover Proposal” means a bona fide proposal or offer (whether or not in writing) from any Person or group of Persons (other than Kenvue or any Kenvue Subsidiary) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Kimberly-Clark Board or any duly authorized committee thereof), or of assets to which 20% or more of Kimberly-Clark’s revenues or earnings on a consolidated basis are attributable, including in each case through the acquisition of one or more Kimberly-Clark Subsidiaries owning such assets, (ii) acquisition of 20% or more of the aggregate voting power of the capital stock of Kimberly-Clark (or options, rights, or warrants to purchase, or securities convertible into, such interests), (iii) tender offer or exchange offer that if consummated would result in any Person or group of Persons (other than Kenvue or any of the Kenvue Subsidiaries) beneficially owning 20% or more of any class of Equity Interests of Kimberly-Clark or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, spin-off, joint venture or similar transaction involving Kimberly-Clark pursuant to which any Person or group of Persons (or their equityholders) (other than Kenvue or any of the Kenvue Subsidiaries) would acquire, directly or indirectly, 20% or more of the consolidated assets of Kimberly-Clark and the Kimberly-Clark Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in by the Kimberly-Clark Board or any duly authorized committee thereof), or assets to which 20% or more of Kimberly-Clark’s net revenues or earnings on a consolidated basis are attributable or 20% or more of the aggregate voting power of the capital stock of Kimberly-Clark or of the surviving entity in a merger, consolidation, share exchange or other business combination involving Kimberly-Clark or the resulting direct or indirect parent of Kimberly-Clark or such surviving entity; provided, however, that this Agreement and the Transactions shall not be deemed a Kimberly-Clark Takeover Proposal.
“Superior Kimberly-Clark Proposal” means a bona fide written Kimberly-Clark Takeover Proposal, made after the date of this Agreement and that did not result from a breach of Section 6.02(a), that would result in any Person or group of Persons (or their equityholders) (other than Kenvue or any of its Affiliates) becoming, directly or indirectly, the beneficial owner of all or substantially all of the consolidated assets of Kimberly-Clark and the Kimberly-Clark Subsidiaries or more than 50% of the aggregate voting power of the capital stock of Kimberly-Clark, that the Kimberly-Clark Board has determined in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (i) is reasonably likely to be consummated in accordance with its terms (taking into account all legal, financial, regulatory and timing aspects of the proposal and the Person or group of Persons making the proposal) and (ii) if consummated, would result in a transaction more favorable to the stockholders of Kimberly-Clark from a financial point of view than the Transactions (after taking into account all of the terms and conditions of, and the likelihood of completion of, such offer and of this Agreement (including any proposed changes to the terms of this Agreement or the Transactions pursuant to Section 6.02(d) and the time likely to be required to consummate such Kimberly-Clark Takeover Proposal)).
Section 6.03 No Solicitation by Kenvue; Kenvue Recommendation.
(a) Except as otherwise permitted by this Agreement, from the date of this Agreement until the First Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, Kenvue shall not, nor shall it authorize or permit any of its Affiliates, and shall use its reasonable best efforts to cause any of its or their respective Representatives not to, directly or indirectly:
(i) initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Kenvue Takeover Proposal;
(ii) engage or otherwise participate in any discussions or negotiations relating to a Kenvue Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Kenvue Takeover Proposal (other than to state that the terms of this Agreement prohibit such discussions or negotiations, or discussions solely to clarify the terms of a Kenvue Takeover Proposal);

(iii) furnish any information to any Person in connection with a Kenvue Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Kenvue Takeover Proposal; or
(iv) otherwise cooperate in any way with any Person (whether or not a Person making a Kenvue Takeover Proposal) with respect to a Kenvue Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Kenvue Takeover Proposal.
Kenvue shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to a Kenvue Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Kenvue Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.
(b) Notwithstanding the foregoing, at any time prior to obtaining the Kenvue Stockholder Approval, in response to a written Kenvue Takeover Proposal made after the date of this Agreement that the Kenvue Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to result in a Superior Kenvue Proposal, and which Kenvue Takeover Proposal did not result from a breach of Section 6.03(a), Kenvue and its Representatives at the request of Kenvue may, subject to compliance with Section 6.03(e):
(i) furnish information with respect to Kenvue and the Kenvue Subsidiaries to the Person or group of Persons making such Kenvue Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Kimberly-Clark or is provided to Kimberly-Clark prior to or substantially concurrently with the time it is provided to such Person or group of Persons) pursuant to a customary confidentiality agreement not less restrictive of such Person or group of Persons than the Confidentiality Agreement (except that such confidentiality agreement (A) need not include any “standstill” or similar obligations, but only to the extent that Kimberly-Clark is, concurrently with the entry by Kenvue or the Kenvue Subsidiaries into such confidentiality agreement, released from any “standstill” or similar obligations in the Confidentiality Agreement, (B) shall not prohibit Kenvue from complying with this Section 6.03 or contain terms that would restrict in any manner Kenvue’s ability to consummate the Transactions and (C) shall not include any provision providing for an exclusive right to negotiate with Kenvue prior to the valid termination of this Agreement); and
(ii) participate in discussions regarding the terms of such Kenvue Takeover Proposal and the negotiation of such terms with, and only with, the Person or group of Persons making such Kenvue Takeover Proposal (and its or their Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in Section 6.03(a) and this Section 6.03(b) by any Affiliates of Kenvue or any of its or their Representatives shall constitute a breach of Section 6.03(a) and this Section 6.03(b) by Kenvue.
(c) Except as set forth below, neither the Kenvue Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Kimberly-Clark), or propose publicly to withdraw (or qualify or modify in any manner adverse to Kimberly-Clark), or otherwise make any statement inconsistent with, the Kenvue Recommendation, (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, a Kenvue Takeover Proposal or (C) fail to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Kenvue Takeover Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of Kenvue) within ten Business Days after the commencement of such tender offer or exchange offer (any action in this clause (i) being referred to as a “Kenvue Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Kenvue or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other Contract (other than a confidentiality agreement referred to in Section 6.03(b)(i)) constituting or related to a Kenvue Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Kenvue Stockholder Approval, but not after, the Kenvue Board may, subject to compliance with the terms of this Section 6.03 (including Section 6.03(d)), make a Kenvue Adverse Recommendation Change in response to (x) a Kenvue Takeover Proposal received after the execution of this Agreement that did not result from a breach of Section 6.03(a) (and has not then been withdrawn) if the Kenvue Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such Kenvue Takeover Proposal constitutes a Superior Kenvue Proposal or (y) a Kenvue Intervening Event, in the case of the foregoing clause (x) or (y), if the Kenvue Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law.
(d) The Kenvue Board and any committee thereof shall not, and shall cause Kenvue not to, make a Kenvue Adverse Recommendation Change pursuant to Section 6.03(c) unless (i) Kenvue first delivers to Kimberly-Clark a written notice (a “Kenvue Notice”) (which notice itself shall not constitute a Kenvue Adverse Recommendation Change) advising Kimberly-Clark that the Kenvue Board intends to take such action and specifying the reasons therefor, including (x) in the case of a proposed Kenvue Adverse Recommendation Change in response to a Superior Kenvue Proposal, the material terms and conditions of such Superior Kenvue Proposal, the identity of the Person or group of Persons making such Superior Kenvue Proposal and copies of any Kenvue Takeover Proposal Materials in respect of such Superior Kenvue Proposal, or (y) in the case of a proposed Kenvue Adverse Recommendation Change in response to a Kenvue Intervening Event, a description of such Kenvue Intervening Event in reasonable detail, (ii) to the extent Kimberly-Clark wishes to negotiate, Kenvue has negotiated with, and has caused its Representatives to negotiate with, Kimberly-Clark in good faith during the five Business Days following receipt by Kimberly-Clark of the Kenvue Notice (the “Kenvue Notice Period”) in order to enable Kimberly-Clark to propose revisions to the terms of this Agreement or the Transactions such that it would cause such Kenvue Takeover Proposal to no longer constitute a Superior Kenvue Proposal or for such Kenvue Intervening Event to no longer warrant a Kenvue Adverse Recommendation Change and (iii) following the Kenvue Notice Period, and after considering the results of any such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Kimberly-Clark, the Kenvue Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that (A) in the case of a Kenvue Adverse Recommendation Change in connection with a Kenvue Takeover Proposal, (1) such Kenvue Takeover Proposal continues to constitute a Superior Kenvue Proposal and (2) the failure to make a Kimberly-Clark Adverse Recommendation Change as a result thereof would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any amendment to any financial or other material term of the Kenvue Takeover Proposal that was previously the subject of the Kenvue Notice shall require a new Kenvue Notice pursuant to clause (i) of this provision, but with respect to any such subsequent Kenvue Notice the Kenvue Notice Period shall be deemed to be three Business Days rather than five Business Days) or (B) in the case of a Kenvue Adverse Recommendation Change in response to a Kenvue Intervening Event, (1) such Kenvue Intervening Event remains in effect and (2) the failure to make a Kenvue Adverse Recommendation Change as a result thereof would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any material changes to the circumstances surrounding such Kenvue Intervening Event that were previously the subject of the Kenvue Notice shall require a new Kenvue Notice pursuant to clause (i) of this provision, but with respect to any such subsequent Kenvue Notice the Kenvue Notice Period shall be deemed to be three Business Days rather than five Business Days).
(e) In addition to the obligations of Kenvue set forth above, Kenvue shall promptly, and in any event within twenty-four hours of the receipt thereof by Kenvue, any of its Affiliates or any of their respective Representatives (or within forty-eight hours of such receipt by any external Representatives), advise Kimberly-Clark orally and in writing of any Kenvue Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Kenvue Takeover Proposal, the material terms and conditions of any such Kenvue Takeover Proposal (including any changes thereto) and the identity of the Person or group of Persons making any such Kenvue Takeover Proposal and provide to Kimberly-Clark copies of any Kenvue Takeover Proposal Materials. Kenvue shall (i) keep Kimberly-Clark informed in all material respects and on a reasonably current basis of the status and details (including any change to the terms thereof) of any Kenvue Takeover Proposal and (ii) provide to Kimberly-Clark as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material (including all proposals, counterproposals and drafts of agreements) exchanged between Kenvue or any Kenvue Subsidiary, on the one hand, and the Person or group of Persons making any such Kenvue Takeover Proposal, on the other hand, that describes any of the terms or conditions of any Kenvue Takeover Proposal (such correspondence and other written materials, “Kenvue Takeover Proposal Materials”).
(f) Nothing contained in this Section 6.03 shall prohibit Kenvue from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or making a customary “stop, look and listen” communication to the stockholders of Kenvue pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that in no event shall Kenvue or the Kenvue Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.03(c).
(g) For purposes of this Agreement:
“Kenvue Intervening Event” means any material event or development or material change in circumstances with respect to Kenvue and the Kenvue Subsidiaries, taken as a whole, that (i) was not known to, or reasonably foreseeable (with respect to magnitude or material consequences) by, the Kenvue Board as of, or prior to, the date of this Agreement and (ii) does not involve or relate to the receipt, existence or terms of any Kenvue Takeover Proposal (or any proposal, offer or inquiry that would reasonably be expected to lead to a Kenvue Takeover Proposal or direct and indirect consequence thereof); provided that (w) in no event shall any action that is taken by Kimberly-Clark or Kenvue to the extent required by the affirmative covenants set forth in Section 7.03, and the consequences of any such action, constitute a Kenvue Intervening Event; (x) in no event shall any change in the market price, trading volume or ratings of any securities or Indebtedness of Kenvue or any Kenvue Subsidiary, or the fact that, in and of itself, Kenvue or any Kenvue Subsidiary meets or exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period constitute a Kenvue Intervening Event; provided, however, that the underlying causes of any such change or event may be considered in determining whether a Kenvue Intervening Event has occurred; (y) in no event does the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Closing in connection with the transactions contemplated by this Agreement constitute a Kenvue Intervening Event; and (z) in no event do changes in general economic, financial or geopolitical conditions, or changes in conditions in the global, international or U.S. economy of financial markets generally constitute a Kenvue Intervening Event.
“Kenvue Takeover Proposal” means a bona fide proposal or offer (whether or not in writing) from any Person or group of Persons (other than Kimberly-Clark or any Kimberly-Clark Subsidiary) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of Kenvue and the Kenvue Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Kenvue Board or any duly authorized committee thereof), or of assets to which 20% or more of Kenvue’s revenues or earnings on a consolidated basis are attributable, including in each case through the acquisition of one or more Kenvue Subsidiaries owning such assets, (ii) acquisition of 20% or more of the aggregate voting power of the capital stock of Kenvue (or options, rights, or warrants to purchase, or securities convertible into, such interests), (iii) tender offer or exchange offer that if consummated would result in any Person or group of Persons (other than Kimberly-Clark or any of the Kimberly-Clark Subsidiaries) beneficially owning 20% or more of any class of Equity Interests of Kenvue or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, spin-off, joint venture or similar transaction involving Kenvue pursuant to which any Person or group of Persons (or their equityholders) (other than Kimberly-Clark or any of the Kimberly-Clark Subsidiaries) would acquire, directly or indirectly, 20% or more of the consolidated assets of Kenvue and the Kenvue Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in by the Kenvue Board or any duly authorized committee thereof), or assets to which 20% or more of Kenvue’s net revenues or earnings on a consolidated basis are attributable or 20% or more of the aggregate voting power of the capital stock of Kenvue or of the surviving entity in a merger, consolidation, share exchange or other business combination involving Kenvue or the resulting direct or indirect parent of Kenvue or such surviving entity; provided, however, that this Agreement and the Transactions shall not be deemed a Kenvue Takeover Proposal.
“Superior Kenvue Proposal” means a bona fide written Kenvue Takeover Proposal, made after the date of this Agreement and that did not result from a breach of Section 6.03(a), that would result in any Person or group of Persons (or their equityholders) (other than Kimberly-Clark or any of its Affiliates) becoming, directly or indirectly, the beneficial owner of all or substantially all of the consolidated assets of Kenvue and the Kenvue Subsidiaries or more than 50% of the aggregate voting power of the capital stock of Kenvue, that the Kenvue Board has determined in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (i) is reasonably likely to be consummated in accordance with its terms (taking into account all legal, financial, regulatory and timing aspects of the proposal and the Person or group of Persons making the proposal) and (ii) if consummated, would result in a transaction more favorable to the stockholders of Kenvue from a financial point of view than the Transactions (after taking into account all of the terms and conditions of, and the likelihood of completion of, such offer and of this Agreement (including any proposed changes to the terms of this Agreement or the Transactions pursuant to Section 6.03(d) and the time likely to be required to consummate such Kenvue Takeover Proposal)).

ARTICLE VII

Additional Agreements
Section 7.01 Preparation of the Form S-4 and the Joint Proxy Statement; Kimberly-Clark Stockholders Meeting and Kenvue Stockholders Meeting.
(a) As promptly as reasonably practicable following the date of this Agreement, Kenvue and Kimberly-Clark shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the stockholders of Kenvue relating to the Kenvue Stockholders Meeting and the stockholders of Kimberly-Clark relating to the Kimberly-Clark Stockholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and Kenvue and Kimberly-Clark shall jointly prepare, and Kimberly-Clark shall cause to be filed with the SEC, the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Kenvue and Kimberly-Clark shall use its reasonable best efforts to cause the Joint Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing. As promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act, each of Kenvue and Kimberly-Clark shall distribute the Joint Proxy Statement to its respective stockholders. Each of Kenvue and Kimberly-Clark shall furnish all information concerning itself and its Affiliates to the other party, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of Kenvue and Kimberly-Clark shall promptly notify the other parties upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement or for additional information and shall provide the other parties with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Form S-4, the Transactions and (ii) all orders of the SEC relating to the Form S-4. Each of Kenvue and Kimberly-Clark shall use its respective reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or filing or distributing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC or the staff of the SEC with respect thereto, each of Kenvue and Kimberly-Clark (A) shall provide the other party a reasonable opportunity to review and comment on such document or response, including the proposed final version of such document or response (unless, in the case of responding to comments from the SEC or the staff of the SEC, pursuant to a telephone call initiated by the SEC), (B) shall include in such document or response all comments reasonably proposed by the other party and (C) shall not file or distribute such document or respond to the SEC prior to receiving the approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed; provided that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the Transactions or the combined entity. Each of Kenvue and Kimberly-Clark shall advise the other parties, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of Kenvue and Kimberly-Clark shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Kenvue and Kimberly-Clark shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Transactions.
(b) If prior to the First Effective Time, any event occurs with respect to Kenvue or any Kenvue Subsidiary, or any change occurs with respect to other information supplied by Kenvue for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Kenvue shall promptly notify Kimberly-Clark of such event, and Kenvue and Kimberly-Clark shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the stockholders of Kenvue and the stockholders of Kimberly-Clark. Nothing in this Section 7.01(b) shall limit the obligations of any party under Section 7.01(a).
(c) If prior to the First Effective Time, any event occurs with respect to Kimberly-Clark or any Kimberly-Clark Subsidiary, or any change occurs with respect to other information supplied by Kimberly-Clark for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Kimberly-Clark shall promptly notify Kenvue of such event, and Kenvue and Kimberly-Clark shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the stockholders of Kenvue and the stockholders of Kimberly-Clark. Nothing in this Section 7.01(c) shall limit the obligations of any party under Section 7.01(a).
(d) Kimberly-Clark shall, in accordance with applicable Law and the Kimberly-Clark Charter and Kimberly-Clark By-Laws, convene and hold the Kimberly-Clark Stockholders Meeting as soon as reasonably practicable following the date after which the Form S-4 is declared effective. Without the prior written consent of Kenvue, the Kimberly-Clark Stockholders Meeting shall be for the sole purpose of seeking the Kimberly-Clark Stockholder Approval. Kimberly-Clark shall solicit the Kimberly-Clark Stockholder Approval and, subject to Section 6.02(c), shall, through the Kimberly-Clark Board, recommend to its stockholders that they give the Kimberly-Clark Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Kimberly-Clark Board shall have made a Kimberly-Clark Adverse Recommendation Change as permitted by Section 6.02(c). Except as expressly contemplated by the immediately preceding sentence, Kimberly-Clark agrees that its obligations pursuant to this Section 7.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Kimberly-Clark of a Kimberly-Clark Takeover Proposal or by the making of any Kimberly-Clark Adverse Recommendation Change by the Kimberly-Clark Board. Notwithstanding the foregoing provisions of this Section 7.01(d), Kimberly-Clark may, after consultation with Kenvue, adjourn, recess or postpone the Kimberly-Clark Stockholders Meeting (i) if it is necessary to postpone or adjourn the Kimberly-Clark Stockholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the stockholders of Kimberly-Clark within a reasonable amount of time in advance of the Kimberly-Clark Stockholders Meeting, (ii) if as of the time for which the

Kimberly-Clark Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient shares of Kimberly-Clark Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Kimberly-Clark Stockholders Meeting or (iii) to solicit additional proxies for the purpose of obtaining the Kimberly-Clark Stockholder Approval (including at the request of Kenvue in connection with the foregoing); provided that, without the prior written consent of Kenvue (such consent not to be unreasonably withheld, conditioned or delayed), the Kimberly-Clark Stockholders Meeting will not be postponed or adjourned (x) by more than 10 days or (y) with respect to the foregoing clause (ii), by more than 15 days after the date on which the Kimberly-Clark Stockholders Meeting was (or was required to be) originally scheduled, in each case excluding any adjournments or postponements required by applicable Law or Judgment; provided, further, that the Kimberly-Clark Stockholders Meeting shall not be postponed or adjourned to a date that is on or after the date that is three Business Days prior to the Outside Date. For the avoidance of doubt, notwithstanding any Kimberly-Clark Adverse Recommendation Change, Kimberly-Clark shall submit this Agreement to its stockholders for approval at the Kimberly-Clark Stockholders Meeting unless this Agreement is terminated in accordance with Article IX prior to the Kimberly-Clark Stockholders Meeting.
(e) Kenvue shall, in accordance with applicable Law and the Kenvue Charter and Kenvue By-Laws, convene and hold the Kenvue Stockholders Meeting as soon as reasonably practicable following the date after which the Form S-4 is declared effective. Without the prior written consent of Kimberly-Clark, the Kenvue Stockholders Meeting shall be for the sole purpose of seeking the Kenvue Stockholder Approval. Kenvue shall solicit the Kenvue Stockholder Approval and, subject to Section 6.03(c), shall, through the Kenvue Board, recommend to its stockholders that they give the Kenvue Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Kenvue Board shall have made a Kenvue Adverse Recommendation Change as permitted by Section 6.03(c). Except as expressly contemplated by the immediately preceding sentence, Kenvue agrees that its obligations pursuant to this Section 7.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Kenvue of any Kenvue Takeover Proposal or by the making of any Kenvue Adverse Recommendation Change by the Kenvue Board. Notwithstanding the foregoing provisions of this Section 7.01(e), Kenvue may, after consultation with Kimberly-Clark, adjourn, recess or postpone the Kenvue Stockholders Meeting (i) if it is necessary to postpone or adjourn the Kenvue Stockholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the stockholders of Kenvue within a reasonable amount of time in advance of the Kenvue Stockholders Meeting, (ii) if as of the time for which the Kenvue Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient shares of Kenvue Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Kenvue Stockholders Meeting or (iii) to solicit additional proxies for the purpose of obtaining the Kenvue Stockholder Approval (including at the request of Kimberly-Clark in connection with the foregoing); provided that, without the prior written consent of Kimberly-Clark (such consent not to be unreasonably withheld, conditioned or delayed), the Kenvue Stockholders Meeting will not be postponed or adjourned (x) by more than 10 days or (y) with respect to the foregoing clause (ii), by more than 15 days after the date on which the Kenvue Stockholders Meeting was (or was required to be) originally scheduled, in each case excluding any adjournments or postponements required by applicable Law or Judgment; provided, further, that the Kenvue Stockholders Meeting shall not be postponed or adjourned to a date that is on or after the date that is three Business Days prior to the Outside Date. For the avoidance of doubt, notwithstanding any Kenvue Adverse Recommendation Change, Kenvue shall submit this Agreement to its stockholders for approval at the Kenvue Stockholders Meeting unless this Agreement is terminated in accordance with Article IX prior to the Kenvue Stockholders Meeting.
(f) Each of Kenvue and Kimberly-Clark shall consult with the other in connection with setting a preliminary record date for each of the Kenvue Stockholders Meeting and the Kimberly-Clark Stockholders Meeting and shall commence broker searches pursuant to Section 14a-13 of the Exchange Act in connection therewith. Each of Kenvue and Kimberly-Clark shall use their reasonable best efforts to hold the Kenvue Stockholders Meeting and the Kimberly-Clark Stockholders Meeting on the same day and at the same time.
(g) Immediately following the execution and delivery of this Agreement by each of the parties, Kimberly-Clark as the sole stockholder of First Merger Sub shall execute a written consent adopting this Agreement in accordance with the relevant provisions of the DGCL.
(h) Immediately following the execution and delivery of this Agreement by each of the parties, Kimberly-Clark as the sole member of Second Merger Sub shall execute a written consent adopting this Agreement in accordance with the relevant provisions of the DGCL and the DLLCA.
Section 7.02 Access to Information; Confidentiality; Integration Planning.
(a) Kimberly-Clark Books and Records. Subject to applicable Law, Kimberly-Clark shall, and shall cause each Kimberly-Clark Subsidiary to, afford to Kenvue and to Kenvue’s Representatives reasonable access during normal business hours, upon reasonable advance notice, during the period from the date of this Agreement until the First Effective Time, to all their respective properties, assets, books, Contracts, commitments, personnel and records (other than to the extent relating to the negotiation and execution of this Agreement or, except as expressly provided in Section 6.02, to a Kimberly-Clark Takeover Proposal) and, during such period, Kimberly-Clark shall, and shall cause each of the Kimberly-Clark Subsidiaries to, furnish promptly to Kenvue (i) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Kenvue may reasonably request, in each case, in connection with the Transactions (including with respect to litigation and regulatory matters, and for operational and integration planning, including in respect of the integration planning matters set forth on Section 7.02(d) of the Kimberly-Clark Disclosure Letter); provided that (x) such access shall not include any invasive investigation, sampling or testing of any environmental media or building materials at any properties or facilities of Kimberly-Clark and (y) Kenvue and Kenvue’s Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Kimberly-Clark; provided, further, however, that Kimberly-Clark may withhold any document or information the disclosure of which would violate any Contract, Law or Judgment to which Kimberly-Clark or such Kimberly-Clark Subsidiary is a party or subject or the disclosure of which would be reasonably likely to risk a loss of legal privilege; provided that Kimberly-Clark shall use commercially reasonable efforts to find a suitable alternative to disclose information in such a way that such disclosure does not result in any of such aforementioned harms. All requests for information made pursuant to this Section 7.02(a) shall be directed to the executive officer or other Person designated by Kimberly-Clark.
(b) Kenvue Books and Records. Subject to applicable Law, Kenvue shall, and shall cause each Kenvue Subsidiary to, afford to Kimberly-Clark and to Kimberly-Clark’s Representatives reasonable access during normal business hours, upon reasonable advance notice, during the period from the date of this Agreement until the First Effective Time, to all their respective properties, assets, books, Contracts, commitments, personnel and records (other than to the extent relating to the negotiation and execution of this Agreement or, except as expressly provided in Section 6.03, to a Kenvue Takeover Proposal) and, during such period, (i) Kenvue shall, and shall cause each of the Kenvue Subsidiaries to, furnish promptly to Kimberly-Clark (A) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (B) all other information concerning its business, properties and personnel as Kimberly-Clark may reasonably request, in each case, in connection with the Transactions (including with respect to litigation and regulatory matters, and for operational and integration planning, including in respect of the integration planning matters set forth on Section 7.02(d) of the Kimberly-Clark Disclosure Letter) and (ii) without limiting the foregoing, Kenvue shall keep Kimberly-Clark promptly updated with respect to, shall provide Kimberly-Clark with copies of notices or other communications (or a written summary, in the event of oral communication(s)) sent by (or on behalf of) Kenvue or any of its Subsidiaries to or received by (or on behalf of) Kenvue or any of its Subsidiaries from, as the case may be, (x) any Governmental Authority, or (y) any other Person (solely to the extent such notice or communication is material), in each case of clauses (x) and (y), with respect to, and shall consult in advance with respect to any material determinations and shall consider in good faith the views and input of Kimberly-Clark, in each case, with respect to the litigation matters disclosed in (or which Kenvue reasonably expects to disclose in) Kenvue’s periodic reports filed (or to be filed) with the SEC pursuant to the Exchange Act (and any related litigation matters) and any material regulatory engagements in respect of such matters; provided that (x) such access shall not include any invasive investigation, sampling or testing of any environmental media or building materials at any properties or facilities of Kimberly-Clark and (y) Kimberly-Clark and Kimberly-Clark’s Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Kenvue; provided, further, however, that Kenvue may withhold any document or information the disclosure of which would violate any Contract, Law or Judgment to which Kenvue or such Kenvue Subsidiary is a party or subject or the disclosure of which would be reasonably likely to risk a loss of legal privilege; provided that Kenvue shall use commercially reasonable efforts to find a suitable alternative to disclose information in such a way that such disclosure does not result in any of such aforementioned harms. All requests for information made pursuant to this Section 7.02(b) shall be directed to the executive officer or other Person designated by Kenvue.
(c) All information exchanged pursuant to this Section 7.02 shall be subject to the confidentiality agreement dated August 16, 2025 between Kimberly-Clark and Kenvue, as amended from time to time in accordance with its terms (the “Confidentiality Agreement”). Notwithstanding anything to the contrary in the Confidentiality Agreement, (i) Kenvue agrees that Kimberly-Clark may initiate contact with and pursue potential Financing Sources in connection with the transactions contemplated by this Agreement subject to the confidentiality and use restrictions applicable to Representatives set forth in the Confidentiality Agreement, (ii) Kenvue agrees that Kimberly-Clark may initiate contact with (A) Kimberly-Clark’s lenders and noteholders and (B) the lenders under the Kenvue Credit Facility and the holders of the Kenvue Notes, in each case, in connection with the transactions contemplated by Section 7.07 of this Agreement and subject to the confidentiality and use restrictions applicable to Representatives set forth in the Confidentiality Agreement and (iii) Kenvue agrees that, notwithstanding anything to the contrary in the Confidentiality Agreement or elsewhere in this Agreement, (A) Kimberly-Clark, the Kimberly-Clark Subsidiaries and the Financing Sources may disclose any information to any actual or prospective Financing Sources in connection with the Financing; provided that the recipients of such information agree to customary confidentiality undertakings, including “click through” confidentiality agreements and confidentiality provisions contained in customary confidential information memoranda or other marketing materials in connection with the Financing; provided, further, that Kimberly-Clark or the Kimberly-Clark Subsidiaries shall use commercially reasonable efforts to provide Kenvue with the information that is planned to be disclosed a reasonable period of time in advance of providing such information to actual or prospective Financing Sources to allow Kenvue to review and comment on such information (it being understood and agreed that if Kenvue does not comment within two Business Days of receiving such information, the obligation of Kimberly-Clark pursuant to this proviso will be deemed satisfied), (B) with the prior written consent of Kenvue (which shall not be unreasonably withheld, conditioned or delayed), Kimberly-Clark and the Kimberly-Clark Subsidiaries may disclose any information to the extent reasonably required (in the good faith judgment of Kimberly-Clark) to be included in any prospectus, private placement memorandum or other similar offering document in connection with the Financing and (C) Kimberly-Clark, the Kimberly-Clark Subsidiaries and the Financing Sources may disclose any information to any rating agency, subject to customary confidentiality undertakings by such rating agency, in connection with the Financing.
(d) From and after the date of this Agreement until the First Effective Time, Kenvue and Kimberly-Clark shall, and shall cause their respective Subsidiaries and direct their respective Representatives to, subject to applicable Law, use their commercially reasonable efforts to cooperate in good faith with the other party in connection with the post-Closing integration of the business operations of the Final Surviving Company and Kimberly-Clark and their respective Subsidiaries. As promptly as reasonably practicable after the date of this Agreement, Kenvue and Kimberly-Clark shall establish a committee (the “Transition and Development Committee”), led by the individuals from Kenvue and Kimberly-Clark set forth on Section 7.02(d) of the Kimberly-Clark Disclosure Letter, which shall meet (with such meetings including at least one representative from each of Kenvue and Kimberly-Clark) no less frequently than once per week (or as otherwise reasonably agreed between Kenvue and Kimberly-Clark) and address the matters set forth on Section 7.02(d) of the Kimberly-Clark Disclosure Letter in accordance therewith and as otherwise mutually agreed by Kenvue and Kimberly-Clark. Each party shall use commercially reasonable efforts to provide the other party with updated information reasonably requested in furtherance of the purposes described above, and each party shall reasonably cooperate with the other party in connection with the matters addressed by the Transition and Development Committee. Each member of the Transition and Development Committee shall be subject to confidentiality and other restrictions necessary or appropriate to ensure compliance with Antitrust Laws, any Foreign Investment Law and any other applicable Laws, in each case, as reasonably agreed by both Kimberly-Clark and Kenvue. Neither party shall have control over any other party’s operations, business or decision-making before the First Effective Time, and control over all such matters shall remain in the hands of the relevant party, in each case, subject to the terms and conditions of this Agreement.
Section 7.03 Filings; Other Actions; Notification.
(a) Each of Kimberly-Clark and Kenvue shall, subject to Section 6.02 and Section 6.03, respectively, cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws and Judgments to cause the conditions to the Closing to be satisfied and to consummate and make effective the Transactions prior to the Outside Date, including by preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as soon as reasonably practicable after the date of this Agreement the notifications, filings and other information required to be filed in connection with the

Required Regulatory Approvals) and to obtain prior to the Outside Date all Consents, authorizations and Regulatory Approvals necessary or advisable to be obtained from any third party or any Governmental Authority in order to consummate the Transactions (in each case, as mutually agreed by the parties, taking into account the advice of antitrust counsel of each party) and by executing and delivering all documentation and instruments (including of transfer, acknowledgement, notification or assumption) reasonably necessary or customary in connection with the consummation of the Transactions. In furtherance and not in limitation of the covenants of the parties contained in this Section 7.03 (but subject to Section 7.03(c)), each of the parties shall use its reasonable best efforts to resolve prior to the Outside Date such objections, if any, as may be asserted by any Governmental Authority in connection with any Antitrust Law or any Foreign Investment Law with respect to the Transactions and effect the dissolution of any Legal Restraint that would have the effect of preventing the consummation of the Transactions (including by defending any lawsuits or other legal proceedings by Governmental Authorities, whether judicial or administrative, challenging this Agreement or the Transactions).
(b) Subject to applicable Laws relating to the exchange of information, each of Kimberly-Clark and Kenvue shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Kenvue or Kimberly-Clark, as the case may be, and any of their respective Affiliates, included in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with this Agreement and the Transactions. To the extent permitted by applicable Law and Judgment, each of Kimberly-Clark and Kenvue shall provide the other party with copies of all substantive written correspondence between it (or its advisors) and any Governmental Authority relating to this Agreement and the Transactions and, to the extent reasonably practicable and permitted by Law and the applicable Governmental Authority, all substantive telephone calls and meetings with a Governmental Authority regarding the Transactions shall include representatives of Kimberly-Clark and Kenvue. Kimberly-Clark and Kenvue shall coordinate with respect to Antitrust Laws and Foreign Investment Laws and with respect to the appropriate course of action with respect to obtaining the Regulatory Approvals necessary or appropriate to consummate the Transactions prior to the Outside Date. In furtherance of the foregoing and to the extent permitted by applicable Law and Judgment, each of Kimberly-Clark and Kenvue shall (A) notify the other party, as far in advance as reasonably practicable, of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Authority relating to the matters that are the subject of this Section 7.03, (B) prior to submitting any such filing or making any such communication or inquiry, provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry, (C) promptly following the submission of such filing or making such communication or inquiry, provide the other party with a copy of any such filing or, if in written form, communication or inquiry, (D) consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Authority relating to the Transactions, including the scheduling of, and strategic planning for, any meetings with any Governmental Authority relating thereto, and (E) not agree to participate in any substantive meeting or discussion with any such Governmental Authority unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate therein; provided that materials furnished pursuant to this Section 7.03 may be redacted as necessary to address reasonable attorney-client or other privilege concerns, to remove references concerning the valuation of either Kenvue or Kimberly-Clark, or as necessary to avoid disclosure of competitively sensitive information; provided, further, that competitively sensitive information shall be provided to the other party’s outside antitrust counsel without redaction (who shall not share such competitively sensitive information with their clients or any other Person). Kimberly-Clark and Kenvue shall jointly develop, consult and cooperate with one another with respect to and consider in good faith the views of one another with respect to (i) the strategy, decisions and communications for making filings under and obtaining any Regulatory Approvals with respect to the HSR Act and for dealing with any Governmental Authority with respect to the HSR Act and (ii) the defense strategy for dealing with any Actions challenging (or threatening to challenge), and any Legal Restraints preventing (or threatening to prevent), in each case under the Laws of the United States, this Agreement or the consummation of the Transactions; provided that, without limiting Kimberly-Clark’s obligations in this Section 7.03, Kimberly-Clark shall have the right to direct, devise, implement and control the strategy and decisions with respect to any Remedial Actions required under this Section 7.03 (which, for the avoidance of doubt, shall be conditioned upon the Closing) (Kimberly-Clark’s right pursuant to this proviso, the “Remedy Strategy Right”); provided, further, that Kimberly-Clark shall consult in good faith with Kenvue and its Representatives and consider in good faith Kenvue’s perspective and input with respect to any such Remedial Action. Without limiting Kimberly-Clark’s obligations in this Section 7.03, Kimberly-Clark may, and may cause their Affiliates, to (A) commit to or agree with the Federal Trade Commission or the Antitrust Division of the Department of Justice to stay, toll or extend any applicable waiting period under, or enter into a timing agreement with respect to, the HSR Act or (B) pull and refile any filing made under the HSR Act, in the case of each of clauses (A) and (B) without the prior written consent of Kenvue; provided, that Kimberly-Clark shall consult in good faith with Kenvue and its Representatives and consider in good faith Kenvue’s perspective and input with respect to any matter contemplated by the foregoing clauses (A) and (B). Notwithstanding the foregoing, but subject to Kimberly-Clark’s obligations under this Section 7.03, Kimberly-Clark shall have the right to direct, devise, implement and control (x) the strategy, decisions and communications for making filings under and obtaining any Regulatory Approvals with respect to Antitrust Laws or Foreign Investment Laws of any jurisdiction other than the United States and for dealing with any Governmental Authority with respect to all such Antitrust Laws or Foreign Investment Laws and (y) the defense strategy for dealing with any Actions challenging (or threatening to challenge), and any Legal Restraints preventing (or threatening to prevent), in each case under the Laws of any jurisdiction other than the United States, this Agreement or the consummation of the Transactions; provided that Kimberly-Clark shall consult in good faith with Kenvue and its Representatives throughout the process and consider in good faith Kenvue’s perspective and input with respect to the foregoing clauses (x) and (y), including with respect to any decision to commit to or agree with any such Governmental Authority to stay, toll or extend any applicable waiting period under, withdraw and refile any filing, or enter into a timing agreement with respect to, any Antitrust Law or any Foreign Investment Law.
(c) In furtherance and not in limitation of the foregoing, Kimberly-Clark and Kenvue shall, and shall cause their respective Subsidiaries to, take all actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Law or any Foreign Investment Law and resolve any objections asserted with respect to the Transactions under the Federal Trade Commission Act or any other applicable Law raised by any Governmental Authority in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Legal Restraint that would prevent, prohibit, restrict or delay past the Outside Date the consummation of the Transactions, including (i) (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or with any other Person, (B) selling, divesting or otherwise conveying or holding separate (or permitting any party or its Subsidiaries to sell, divest or otherwise convey or hold separate) particular assets or categories of assets or businesses of Kimberly-Clark, Kenvue or their respective Subsidiaries contemporaneously with or subsequent to the First Effective Time, (C) terminating existing relationships, contractual rights or obligations of Kimberly-Clark, Kenvue or their respective Subsidiaries, (D) creating any relationship, contractual right or obligation of Kimberly-Clark, Kenvue or their respective Subsidiaries or (E) effectuating any other change or restructuring of Kimberly-Clark, Kenvue or their respective Subsidiaries (and, in each case, entering into agreements or stipulating to the entry of any Judgment by, or filing appropriate applications with, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority in connection with any of the foregoing and by consenting to such action by such Persons) (any of the actions described in the foregoing clauses (A) through (E), a “Remedial Action”), it being understood that, for the avoidance of doubt, Remedial Actions for purposes of the Remedy Strategy Right shall not include recalling, relabeling or changing the label of, replacing, reformulating, reprocessing, reworking, withdrawing, suspending, ceasing the development, manufacture, distribution, sale or commercialization of, or requiring additional clinical study of, any Products of Kenvue or any Kenvue Subsidiary or Kimberly-Clark or any Kimberly-Clark Subsidiary, as applicable, or any Permits related thereto, and (ii) defending through litigation any claim asserted in court or administrative or other tribunal by any Person (including any Governmental Authority) in order to avoid the entry of, or to have vacated or terminated, any Legal Restraint that would prevent the Closing prior to the Outside Date. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in no event shall Kimberly-Clark, Kenvue or any of their respective Subsidiaries be required to take any action contemplated by this Section 7.03(c), including any Remedial Actions, if such action, individually or when aggregated with other such actions, would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Combined Company, taken as a whole. Nothing in this Agreement shall require any party to (x) take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing or (y) agree to any amendments or modifications to any of the terms of this Agreement.
(d) Each of Kimberly-Clark and Kenvue shall, upon request by the other party, promptly furnish the other party with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be required or reasonably requested in connection with any statement, filing, notice or application necessary or advisable to be made by or on behalf of Kimberly-Clark, Kenvue or any of their respective Subsidiaries to any third party or any Governmental Authority in order to consummate the Transactions.
(e) Each of Kimberly-Clark and Kenvue shall keep the other party reasonably apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Kimberly-Clark or Kenvue, as the case may be, or any of their respective Subsidiaries from any third party or any Governmental Authority with respect to this Agreement and the Transactions, other than immaterial communications.
(f) Kimberly-Clark and Kenvue shall not, and shall not permit any Kimberly-Clark Subsidiary or Kenvue Subsidiary, as applicable, to, enter into a definitive agreement after the date of this Agreement providing for, or consummate, any acquisition, merger, joint venture, partnership, licensing agreement, collaboration or any other similar type of transaction, in each case, that would reasonably be expected to prevent or materially delay any required approvals or the expiration or termination of the applicable waiting period under the HSR Act or any other Antitrust Laws or Foreign Investment Laws applicable to the Transactions.
Section 7.04 Employee Matters.
(a) The Combined Company agrees that each employee of Kenvue and each Kenvue Subsidiary who continues to remain employed with the Combined Company and its Subsidiaries immediately following the First Effective Time (each such employee, a “Continuing Employee”) shall, during the period commencing at the First Effective Time and ending on the first anniversary of the First Effective Time (or, if earlier, the date of a Continuing Employee’s termination) (the “Continuation Period”), be provided with (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided to such Continuing Employee immediately prior to the First Effective Time, (ii) target annual cash bonus opportunities that are each no less favorable than the target annual cash bonus opportunities provided to such Continuing Employee immediately prior to the First Effective Time, provided that the Combined Company may adjust performance targets or metrics under its annual bonus plans, programs or arrangements in the ordinary course, (iii) long-term incentive compensation awards (including equity or equity-based compensation) with an annual target long-term incentive grant value substantially comparable to the annual target long-term incentive grant value of, and with the terms substantially consistent with, the long-term incentive awards provided to similarly-situated employees of Kimberly-Clark and its Subsidiaries, (iv) severance compensation and benefits that are no less favorable than the severance compensation and benefits set forth in Section 7.04(h) and (v) other employee benefits (excluding for this purpose defined benefit pension, post-employment medical or welfare benefits, equity or equity-based compensation, nonqualified deferred compensation, severance, and change of control, transaction retention, extraordinary bonus or other one-time awards) that are substantially comparable in the aggregate to (x) prior to harmonization of Kenvue Benefit Plans and Kimberly-Clark Benefit Plans, the other employee benefits provided to such Continuing Employees as of immediately prior to the First Effective Time and (y) following harmonization of Kenvue Benefit Plans and Kimberly-Clark Benefit Plans, the other employee benefits provided to similarly situated employees of the Combined Company and its Subsidiaries (other than the Continuing Employees).
(b) With respect to any medical, dental or other welfare benefits that are provided under Benefit Plans to Continuing Employees, the Combined Company shall use commercially reasonable efforts to cause (i) any pre-existing condition exclusions or waiting periods to be waived under the benefit plans provided for Continuing Employees except to the extent such conditions or exclusions were applicable to such Continuing Employees prior to the First Effective Time and, (ii) with respect to the plan year during which the First Effective Time occurs, any expenses incurred by a Continuing Employee under the applicable Kimberly-Clark Benefit Plan or Kenvue Benefit Plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket requirements to be taken into account for purposes of satisfying such requirements under such Benefit Plans applicable to such Continuing Employee following the Closing Date.
(c) From and after the Closing Date, the Combined Company shall use commercially reasonable efforts to provide credit to Continuing Employees for their service recognized by Kimberly-Clark and any Kimberly-Clark Subsidiary or Kenvue and any Kenvue Subsidiary, as applicable, as of the First Effective Time for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off and severance entitlements to the same extent and for the same purposes as such service was credited under the Kimberly-Clark Benefit Plans or Kenvue Benefit Plans, as applicable; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or with respect to any defined benefit pension plan, retiree medical plan (except as explicitly provided for in Section 7.04(d) of the Kenvue Disclosure Letter), equity or equity-based award granted after the Closing Date or nonqualified deferred compensation plans.

(d) The Combined Company agrees to, and to cause its Subsidiaries to, take the actions described on Section 7.04(d) of the Kenvue Disclosure Letter.
(e) Notwithstanding the foregoing, with respect to any Continuing Employee who is, or becomes, subject to a Collective Bargaining Agreement or similar agreement, all compensation and benefits treatment and terms and conditions of employment afforded to such Continuing Employee shall be provided in accordance with such Collective Bargaining Agreement or other agreement with a labor union or like organization and the terms of Section 7.04(a) through (c) shall not apply until the expiration or termination of such Collective Bargaining Agreement in accordance with its terms or applicable Law.
(f) Kenvue and Kimberly-Clark shall use their reasonable best efforts to each timely comply in all material respects, prior to the Closing, with applicable Law and provisions of applicable Collective Bargaining Agreements to notify, provide information to, bargain with, consult with, or receive consent from, any employees of Kenvue or any Kenvue Subsidiary or Kimberly-Clark or any Kimberly-Clark Subsidiary, or any union, labor organization, works council or other employee representative representing such employees, or any labor tribunal, as applicable, in connection with the consummation of the transactions contemplated by this Agreement, and each party shall reasonably cooperate in good faith with respect to the foregoing with respect to the other party.
(g) Prior to the First Effective Time, the Kenvue Board and the Kimberly-Clark Board shall take such action as is necessary to provide that the transactions contemplated by this Agreement are deemed to constitute a “Change in Control” or “Change of Control” for purposes of each Kenvue Benefit Plan or Kimberly-Clark Benefit Plan listed on Section 4.10(a) of the Kenvue Disclosure Letter and Section 5.10(a) of the Kimberly-Clark Disclosure Letter.
(h) The Combined Company shall, or shall cause its applicable Subsidiaries to, provide each Continuing Employee who does not constitute an “executive officer” under Rule 3b-7 of the Exchange Act and each employee of Kimberly-Clark and the Kimberly-Clark Subsidiaries immediately following the First Effective Time (each, a “Kimberly-Clark Continuing Employee”) who does not constitute an “executive officer” under Rule 3b-7 of the Exchange Act, in each case, (i) whose employment is terminated during the Continuation Period by the Combined Company or its applicable Subsidiary without “cause” (as defined in the applicable Benefit Plan), or (ii) who resigns during the Continuation Period with “good reason” (to the extent such employee is entitled to good reason rights under an applicable Benefit Plan as in effect on the date hereof) (clauses (i) and (ii), collectively, a “Qualifying Termination”), with severance compensation and benefits that are no less favorable than the more favorable of (A) the severance compensation and benefits provided to such Continuing Employee or Kimberly-Clark Continuing Employee under the applicable Benefit Plans applicable to such employee immediately prior to the First Effective Time and (B) the severance compensation and benefits provided to similarly situated employees of, in the case of a Continuing Employee, Kimberly-Clark and the Kimberly-Clark Subsidiaries, or, in the case of a Kimberly-Clark Continuing Employee, Kenvue and the Kenvue Subsidiaries, in each case, under Benefit Plans immediately prior to the First Effective Time and, in each case, after (x) taking into account the service crediting provisions of Section 7.04(c) and any additional service performed following the Closing Date and (y) giving effect to any provisions relating to a “change in control” or words of similar import. The foregoing shall not apply to the accelerated vesting of equity awards and other incentive compensation, which shall be addressed under the terms and conditions of the applicable Benefit Plans for such equity awards and incentive compensation. For the avoidance of doubt, nothing in this Section 7.04(h) shall limit the notice and severance benefits required by applicable Law.
(i) The Combined Company shall, and shall cause its Subsidiaries to: (i) assume and honor any Kenvue Benefit Plan that is a short-term incentive compensation plan or program (including annual bonus plans or programs) for the performance period in which the First Effective Time occurs with respect to each Continuing Employee who is, as of the First Effective Time, a participant in any such Kenvue Benefit Plan (each, a “Bonus Eligible Employee”), and each such Bonus Eligible Employee shall remain eligible to receive a bonus with respect to such performance period (each, a “Closing-Year Bonus”) as set forth herein. The amount of each Bonus Eligible Employee’s Closing-Year Bonus shall be determined based on actual performance through the First Effective Time as determined by the Compensation & Human Capital Committee (the “Kenvue Compensation Committee”) of the Kenvue Board in its reasonable discretion (following consultation with Kimberly-Clark) plus actual performance for the period following Closing as determined by the Management Development and Compensation Committee of the Kimberly-Clark Board in its reasonable discretion following completion of the applicable performance period, in each case, consistent with the terms of the applicable Kenvue Benefit Plan, which Closing-Year Bonus shall be paid at such time as bonuses have historically been paid under the applicable Kenvue Benefit Plan; provided that the applicable Bonus Eligible Employee must be employed through the service date required under the applicable Kenvue Benefit Plan (or experience a Qualifying Termination prior to the service date required under the applicable Kenvue Benefit Plan) in order to be entitled to a Closing-Year Bonus.
(j) Prior to the First Effective Time, Kenvue and Kimberly-Clark shall reasonably cooperate in good faith to determine whether it is in the best interests of the Combined Company to provide that, with respect to each Kenvue Benefit Plan that is a defined contribution plan qualified under Section 401(k) of the Code, Kenvue shall or shall cause the applicable Kenvue Subsidiary to terminate, effective as of no later than the day immediately preceding the Closing Date, but contingent on the occurrence of the Closing, such Kenvue Benefit Plan, and, if so determined, Kenvue shall provide Kimberly-Clark, no later than five Business Days prior to the Closing Date, copies of resolutions or other documentation reasonably requested by Kimberly-Clark (which such resolutions and documentation are subject to Kimberly-Clark’s prior review and Kenvue shall consider, in good faith, Kimberly-Clark’s reasonable comments with respect thereto) effectuating such termination.
(k) The provisions of this Section 7.04 are solely for the benefit of the parties to this Agreement, and no labor union or labor organization, collective bargaining unit, works council or other labor organization, current or former employee or any other individual associated with any of the foregoing, is or shall be regarded for any purpose as a third-party beneficiary to this Agreement. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Benefit Plan, (ii) alter or limit the ability of Kenvue or Kimberly-Clark to amend, modify or terminate any Benefit Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 7.04, (iv) prevent the Combined Company or any of its Subsidiaries, after the First Effective Time, from terminating the employment of any employee or (v) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

Section 7.05 Treatment of Equity-Based Awards.
(a) Prior to the First Effective Time, the Kenvue Board (or, if appropriate, any committee thereof administering the Kenvue Stock Plans) shall adopt such resolutions and take such other actions as may be necessary or appropriate (including under the Kenvue Stock Plan and the Kenvue Deferred Fee Plan (and the underlying grant, award or similar agreements)) to provide that, as of the First Effective Time:
(i) Kenvue Stock Options. Each Kenvue Stock Option outstanding immediately prior to the First Effective Time shall, automatically and without any required action on the part of the holder thereof, be assumed and converted into a stock option (each a “Kenvue Assumed Stock Option”) with respect to a number of shares of Kimberly-Clark Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Kenvue Common Stock subject to such Kenvue Stock Option immediately prior to the First Effective Time and (ii) the Equity Award Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Kenvue Common Stock of such Kenvue Stock Option immediately prior to the First Effective Time divided by (B) the Equity Award Exchange Ratio; provided, however, that the number of shares of Kimberly-Clark Common Stock underlying a Kenvue Assumed Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code. Each Kenvue Assumed Stock Option shall be subject to the same terms and conditions (including with respect to vesting) that applied to the corresponding Kenvue Stock Option award immediately prior to the First Effective Time; provided that, following a Qualifying Termination, any vested Kenvue Assumed Stock Options (including those that vest as a result of such Qualifying Termination) shall remain outstanding and exercisable until the earlier of the one-year anniversary of such Qualifying Termination and the expiration date for such Kenvue Assumed Stock Option assuming no termination of employment.
(ii) Kenvue RSU Awards. Each award of Kenvue RSUs (each, a “Kenvue RSU Award”) that is outstanding as of immediately prior to the First Effective Time shall, automatically and without any action on the part of the holder thereof:
(A) if such Kenvue RSU Award is or becomes vested at the First Effective Time pursuant to its terms, be canceled and converted into the right to receive the Merger Consideration as if such vested Kenvue RSU Award had been settled in shares of Kenvue Common Stock immediately prior to the First Effective Time based on the number of shares of Kenvue Common Stock subject to such Kenvue RSU Award immediately prior to the First Effective Time (including any additional Kenvue RSUs credited as accumulated dividend equivalent rights (“Kenvue DERs”) with respect to such Kenvue RSU Award immediately prior to the First Effective Time), less applicable Tax withholding; or
(B) if such Kenvue RSU Award is not covered by Section 7.05(a)(ii)(A), be converted into an award of Kimberly-Clark RSUs (an “RSU Conversion Award”) relating to a number of shares of Kimberly-Clark Common Stock equal to the product, rounded to the nearest whole number of shares, of (I) the number of shares of Kenvue Common Stock subject to such Kenvue RSU Award immediately prior to the First Effective Time (including any additional Kenvue RSUs credited as Kenvue DERs with respect to such Kenvue RSU Award immediately prior to the First Effective Time), and (II) the Equity Award Exchange Ratio, with the same terms and conditions that applied to such Kenvue RSU Award immediately prior to the First Effective Time (including vesting and dividend equivalent rights).
(iii) Kenvue PSU Awards. Each award of Kenvue PSUs (each, a “Kenvue PSU Award”) that is outstanding as of immediately prior to the First Effective Time shall, automatically and without any action on the part of the holder thereof, be assumed and converted into (or canceled and replaced by) an RSU Conversion Award relating to a number of shares of Kimberly-Clark Common Stock equal to the product, rounded to the nearest whole number of shares, of (A) the number of shares of Kenvue Common Stock subject to such Kenvue PSU Award immediately prior to the First Effective Time (with such number of shares of Kenvue Common Stock determined based upon the greater of (x) target performance and (y) actual performance through the Closing, as determined by the Kenvue Compensation Committee (following consultation with Kimberly-Clark) and taking into account the truncated performance period) (including any additional Kenvue PSUs credited as Kenvue DERs with respect to such Kenvue PSU Award immediately prior to the First Effective Time), and (B) the Equity Award Exchange Ratio, with the same terms and conditions (including service-based vesting conditions and dividend equivalent rights but excluding performance-based vesting conditions) that applied to such Kenvue PSU Award immediately prior to the First Effective Time.
(iv) Kenvue DSUs. Each award of Kenvue DSUs (each, a “Kenvue DSU Award”) that is outstanding as of immediately prior to the First Effective Time shall, automatically and without any action on the part of the holder thereof, be converted into an RSU Conversion Award relating to a number of shares of Kimberly-Clark Common Stock equal to the product, rounded to the nearest whole number of shares, of (A) the number of shares of Kenvue Common Stock subject to such Kenvue DSU Award immediately prior to the First Effective Time (including any additional Kenvue DSUs credited as Kenvue DERs with respect to such Kenvue DSU Award immediately prior to the First Effective Time) and (B) the Equity Award Exchange Ratio, with the same terms and conditions that applied to such Kenvue DSU Award immediately prior to the First Effective Time (including dividend equivalent rights).
(b) As soon as practicable after the First Effective Time, the Combined Company shall take all corporate action necessary to (i) reserve for issuance a sufficient number of shares of Kimberly-Clark Common Stock for issuance with respect to the Kenvue Assumed Stock Options and RSU Conversion Awards and (ii) cause the registration of the shares of Kimberly-Clark Common Stock issuable with respect to the Kenvue Assumed Stock Options and RSU Conversion Awards to become effective as part of a registration statement on Form S-8, Form S-4 or Form S-3 as the case may be, or any successor or other appropriate forms, and, thereafter, the Combined Company shall deliver to holders of Kenvue Assumed Stock Options and RSU Conversion Awards any applicable prospectus and shall maintain the effectiveness of such registration statement, including the current status of any related prospectus, for so long as the Kenvue Assumed Stock Options and RSU Conversion Awards remain outstanding.
(c) As soon as reasonably practicable after the First Effective Time (but no later than ten Business Days after the First Effective Time), the Combined Company shall, or shall cause one of its Affiliates to, (i) pay through the payroll of the Combined Company or one or more of its Affiliates the Cash Consideration payable in respect of any vested Kenvue RSUs pursuant to Section 7.05(a)(ii)(A), with such amounts to be paid net of any applicable withholding Taxes deductible solely with respect to such Cash Consideration, and (ii) deliver the Stock Consideration payable in respect of any vested Kenvue RSUs pursuant to Section 7.05(a)(ii)(A) to the administrator of the Kenvue Stock Plans for further distribution to the former holders of such vested Kenvue RSUs, with such Stock Consideration to be delivered on a “net settlement basis” to account for any applicable withholding Taxes (based on the Kimberly-Clark Closing Price) incurred solely with respect to such Stock Consideration. Notwithstanding the foregoing, to the extent that any such amounts relate to a Kenvue RSU Award that is nonqualified deferred compensation subject to Section 409A of the Code, the Combined Company or its applicable Affiliate shall pay or deliver such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Kenvue RSU Award and that will not trigger a Tax or penalty under Section 409A of the Code.
(d) Prior to the First Effective Time, the Kenvue Board or the appropriate committee thereof shall take, or cause to be taken, all necessary and appropriate action and will adopt resolutions as may be reasonably requested by Kimberly-Clark to facilitate the termination or assumption of the Kenvue Stock Plan and the Kenvue Deferred Fee Plan.
Section 7.06 Indemnification, Exculpation and Insurance.
(a) From and after the First Effective Time, the Combined Company shall cause the Final Surviving Company to (i) indemnify and hold harmless, to the fullest extent permissible by applicable Law, each former and present director or officer of Kenvue or any of its respective Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request of Kenvue or any of its respective Subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Action, whether civil, criminal, administrative or investigative, with respect to matters existing or occurring at or prior to the First Effective Time (including this Agreement and the Transactions), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of Kenvue or any of its Subsidiaries or is or was serving at the request of Kenvue or any of its Subsidiaries as a director or officer of another Person, whether asserted or claimed prior to, at or after the First Effective Time as provided in their respective Organizational Documents as in effect on the date of this Agreement or in any agreement set forth on Section 7.06 of the Kenvue Disclosure Letter to which Kenvue or any Kenvue Subsidiary is a party and (ii) assume (in the case of the Final Surviving Company, in the Mergers without any further action) all obligations of Kenvue and such Subsidiaries to the Indemnified Parties in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the First Effective Time as provided in their respective Organizational Documents as in effect on the date of this Agreement or in any agreement set forth on Section 7.06 of the Kenvue Disclosure Letter to which Kenvue or any Kenvue Subsidiary is a party. For a period of six years from the First Effective Time, the Combined Company shall not amend, release or otherwise modify (or permit to be amended, released or otherwise modified) any such provisions or the indemnification, exculpation or advancement of expenses provisions of the Kenvue Charter, the Kimberly-Clark Charter or any of its Subsidiaries’ (including the Final Surviving Company’s) Organizational Documents in effect immediately prior to the First Effective Time in any manner that would adversely affect the rights thereunder of any individual who immediately before the First Effective Time was an Indemnified Party; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. In addition, from and after the First Effective Time, the Combined Company shall, and shall cause the Final Surviving Company to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including fees and expenses of legal counsel) of any Indemnified Party under this Section 7.06 (including in connection with enforcing the indemnity and other obligations referred to in this Section 7.06) as incurred to the fullest extent permitted under applicable Law.
(b) None of the Combined Company, the Final Surviving Company or any of its Subsidiaries shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 7.06 (each, a “Claim”) for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Each of the Combined Company, the Final Surviving Company, its Subsidiaries and the Indemnified Parties shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(c) For a period of six years from the First Effective Time, the Combined Company shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date of this Agreement by Kenvue and the Kenvue Subsidiaries from a carrier with comparable or better credit ratings to Kenvue’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Kenvue with respect to claims arising from facts, events, acts or omissions that occurred on or before the First Effective Time (including this Agreement and the Transactions). In lieu of the foregoing, Kenvue may in its discretion purchase, and Kimberly-Clark may in its discretion purchase if Kenvue declines to do so, a “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policy covering the six-year period from and after the First Effective Time from a carrier with comparable or better credit ratings to Kenvue’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Kenvue, with respect to claims arising from facts, events, acts or omissions that occurred on or before the First Effective Time.
(d) In the event that the Combined Company, the Final Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Combined Company or the Final Surviving Company shall cause proper provision to be made so that the successors and assigns of the Combined Company or the Final Surviving Company, as the case may be, assume the obligations set forth in this Section 7.06.
(e) The provisions of this Section 7.06 (i) shall survive consummation of the Mergers, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 7.07 Financing.
(a) Kimberly-Clark shall, and shall cause the Kimberly-Clark Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the Committed Financing on the terms and conditions set forth in the Debt Commitment Letter, including using their respective reasonable best efforts to (i) maintain in effect the Debt Commitment Letter until the Transactions are consummated and (ii) unless Kimberly-Clark shall have reduced the commitments under the Debt Commitment Letter to zero in accordance with the immediately preceding clause (i), (A) negotiate definitive agreements with respect to the facilities contemplated by the Debt Commitment Letter on the terms and conditions set forth therein (including any “market flex” provisions applicable to the Financing) (or on terms that will not materially delay or prevent the Closing or make the funding with respect to the Committed Financing less likely to occur), (B) satisfy or cause to be waived on a timely basis all conditions applicable to Kimberly-Clark set forth in the Debt Commitment Letter or such definitive agreements that are within its control, (C) upon the satisfaction or waiver of such conditions, consummate the Committed Financing on the Closing Date and (D) enforce its rights under the Debt Commitment Letter and such definitive agreements. Kimberly-Clark shall not, without the prior written consent of Kenvue, amend, modify, supplement, waive (or otherwise grant consent under) the Debt Commitment Letter or any definitive agreements in respect of the Committed Financing or replace all or any portion of the commitments in respect of the Financing, to the extent such amendment, modification, supplement, replacement or waiver would reasonably be expected to (w) reduce the amount of the Committed Financing to an amount that would result in Kimberly-Clark having insufficient funds, when added with cash and marketable securities of Kimberly-Clark and any then-available Committed Financing, to pay the Required Amounts, (x)(i) impose new or additional conditions precedent to the initial funding of the Committed Financing other than as contemplated by the Debt Commitment Letter (as in effect on the date of this Agreement) or (ii) otherwise modify the conditions precedent to the initial funding of the Committed Financing (as in effect on the date of this Agreement) in a manner reasonably expected to delay, prevent or impede the funding of the Committed Financing (or satisfaction of the conditions precedent to the Committed Financing) on the Closing Date or make such funding materially less likely to occur, (y) delay in any material respect the Closing Date or (z) adversely affect the ability of Kimberly-Clark to enforce its rights against the other parties to the Debt Commitment Letter (the effect described in clause (w) through (z), a “Prohibited Modification”); provided, however, Kimberly-Clark may amend, modify, supplement or waive any provision of the Debt Commitment Letter to (A) add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement, in each case, as contemplated by the Debt Commitment Letter on the date of this Agreement, (B) reduce or terminate the commitments thereunder as a result of the consummation of an alternative financing which generates, taken together with other sources of funds immediately available to Kimberly-Clark, the Required Amounts, and (C) in any manner that does not result in a Prohibited Modification. As soon as reasonably practicable, Kimberly-Clark will provide Kenvue with true and complete executed copies of any material amendment or supplement to, or modification or replacement of or waiver under, the Debt Commitment Letter (subject, in the case of any fee letters, to redaction solely of fee and other economic provisions that are customarily redacted in connection with transactions of this type) made in compliance with this Section 7.07(a). Upon any such amendment, modification, supplement, replacement, waiver or consummation of an alternative financing, (A) the definitions of “Debt Commitment Letter” and “Financing” set forth in this Agreement shall be deemed to have been modified as appropriate to reflect such amendment, modification, supplement, replacement, waiver or alternative financing and (B) any reference in this Agreement to the “Committed Financing” shall mean financing contemplated by the Debt Commitment Letter as modified pursuant to clause (A) above.
(b) If the Committed Financing in an aggregate principal amount (together with cash and marketable securities on hand or other sources of funds immediately available to Kimberly-Clark) at least equal to Required Amounts becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, and such unavailable amount is necessary to pay the Required Amounts (such event, an “Original Financing Failure”), Kimberly-Clark shall promptly notify Kenvue in writing of the Original Financing Failure and Kimberly-Clark shall use its reasonable best efforts to obtain, as promptly as reasonably practicable, alternative financing from alternative sources that does not include conditions to obtaining the financing that are more onerous to Kimberly-Clark, taken as a whole, than those contained in the Debt Commitment Letter and in an amount at least equal to the aggregate principal amount of the Committed Financing or such unavailable portion thereof, as the case may be (the “Alternate Financing”) that is necessary to pay the Required Amounts, and to obtain new financing commitment letter(s) with respect to such Alternate Financing (the “New Commitment Letter(s)”), which shall replace the existing Debt Commitment Letter; provided that any such Alternate Financing shall not obligate Kenvue prior to the Closing as a surety, guarantor or indemnitor or to extend credit to any Person. Kimberly-Clark shall promptly provide true and complete copies of such New Commitment Letter(s) (including all attachments thereto) and all related fee letters (subject, in the case of any fee letters, to redaction solely of fee and other economic provisions that are customarily redacted in connection with transactions of this type) to Kenvue. In the event New Commitment Letter(s) are obtained, (i) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include the New Commitment Letter(s) and related fee letters and (ii) any reference in this Agreement to the “Committed Financing” shall include the financing contemplated by the New Commitment Letter(s).
(c) Kimberly-Clark shall keep Kenvue informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing, including, for the avoidance of doubt, notifying Kenvue of any reduction in the aggregate principal amount of the Committed Financing in connection with Kimberly-Clark obtaining other Financing in lieu thereof as contemplated by the Debt Commitment Letter and permitted hereby and thereby. Kimberly-Clark shall give Kenvue prompt notice of (i) any material breach or material default by any party to the Debt Commitment Letter, or any definitive agreements related to the Committed Financing, in each case, of which Kimberly-Clark becomes aware, (ii) the receipt of any written notice or other written communication, in each case received from any Financing Source with respect to any (x) material breach of Kimberly-Clark’s obligations under the Debt Commitment Letter or definitive agreements related to the Committed Financing, or default, termination or repudiation by any party to the Debt Commitment Letter or definitive agreements related to the Committed Financing or (y) material dispute between or among any parties to the Debt Commitment Letter or definitive agreements related to the Committed Financing or any provisions of the Debt Commitment Letter, in each case with respect to the obligation to fund the amount of the Committed Financing to be funded at Closing and (iii) if for any reason Kimberly-Clark has determined in good faith that it will not be able to obtain all or any portion of the Committed Financing on the terms contemplated by the Debt Commitment Letter in an amount sufficient, when added with cash and marketable securities of Kimberly-Clark, to pay the Required Amounts. Notwithstanding the foregoing, in no event shall Kimberly-Clark be required to provide access to or disclose information that would jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, to Kimberly-Clark or any of its Subsidiaries (as reasonably determined in good faith by Kimberly-Clark); provided that Kimberly-Clark and the

Kimberly-Clark Subsidiaries shall use reasonable best efforts to provide an alternative means of disclosing or providing such information, and in the case of any confidentiality obligation, Kimberly-Clark shall, to the extent permitted by such confidentiality obligations, notify Kenvue if any such information that Kenvue has specifically identified and requested is being withheld as a result of any such obligation of confidentiality.
(d) From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article IX, Kenvue shall, and Kenvue shall cause each Kenvue Subsidiary to, and Kenvue and each Kenvue Subsidiary shall use its reasonable best efforts to cause the appropriate Representatives of Kenvue and each Kenvue Subsidiary to (or, with respect to clauses (iv) and (v), to take or cause to be taken (without any “reasonable best efforts” or other qualifier)), provide such customary cooperation as is reasonably requested by Kimberly-Clark, any Kimberly-Clark Subsidiary or any of its or their respective Representatives in connection with the arrangement and consummation of the Committed Financing or any other Financing, including using reasonable best efforts to (i) cause appropriate senior management of Kenvue and any Kenvue Subsidiary reasonably available, upon reasonable advance notice and during normal business hours, to participate in a reasonable number of meetings and calls, diligence sessions, drafting sessions, road shows, sessions with rating agencies in connection with the Financing, (ii) assist with the preparation of (x) materials for rating agency presentations, lender presentations and investor and road show presentations, (y) bank information memoranda, registration statements, prospectuses, offering memoranda and private placement memoranda and (z) similar documents, in each case, required or customary in connection with the Financing or otherwise reasonably requested by Kimberly-Clark, (iii) provide customary authorization and representation letters to the Financing Sources authorizing the distribution of information to prospective lenders, (iv) provide the lead arrangers, agents, underwriters and initial purchasers for, and prospective lenders of, the Financing, at least three Business Days prior to the closing date of the applicable Financing (to the extent requested at least ten Business Days prior to the closing date of the applicable Financing) with all documentation and other information required with respect to Kenvue and the Kenvue Subsidiaries in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L. 107-56 and 31 C.F.R. § 1010.230, the Office of Foreign Assets Control and the Foreign Corrupt Practices Act, (v) provide, as promptly as reasonably practicable, the Required Financial Information, (vi) cause its independent accountants to provide assistance and cooperation with any offering of securities, including (x) providing any necessary written consents to use their audit reports relating to Kenvue and the Kenvue Subsidiaries and to be named as an “Expert” in any document related to any Financing, (y) providing any customary “comfort” letters (including customary “negative assurance” comfort) and (z) participating in accounting due diligence sessions, (vii) cooperate with the Financing Related Parties’ due diligence, to the extent customary or reasonable, (viii) provide, as promptly as reasonably practicable, all financial and other customary financial information regarding Kenvue and the Kenvue Subsidiaries as may be reasonably necessary for Kimberly-Clark to prepare pro forma financial statements required or desirable for a public offering of debt or equity or equity-linked securities or required by Regulation S-K and Regulation S-X, including in connection with the Financing (it being understood that Kimberly-Clark shall be solely responsible for the preparation of any pro forma financial information or pro forma financial statements), (ix) cooperate with the preparation and delivery of customary definitive financing documents, including, in each case, the schedules thereto, or documents contemplated by the Financing, (x) cooperate with Kimberly-Clark and the Kimberly-Clark Subsidiaries in connection with any replacement letters of credit issued pursuant to the Kenvue Credit Facility, (xi) facilitate discussions with Kenvue’s existing lender and banking relationships and (xii) provide customary guarantee documentation at the Closing of the Financing, as required by the Financing Related Parties.
(e) (i) The cooperation set forth in Sections 7.07(d), (j) and (k) shall not be required to the extent that it would (A) require Kenvue to take any action that, in the good faith judgment of Kenvue, unreasonably interferes with the ongoing business or operations of Kenvue and/or Kenvue Subsidiaries, (B) require Kenvue or any Kenvue Subsidiary to incur (1) any financing fee or (2) any other fee, expense or other liability that is not, subject to the limitations contained therein , subject to reimbursement or is not otherwise indemnified by Kimberly-Clark, (C) cause any representation or warranty in this Agreement to be breached (unless waived in advance by Kimberly-Clark), (D) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (E) be reasonably expected to cause any director, officer or employee of Kenvue or any Kenvue Subsidiary to incur any personal liability or (F) cause any breach of any applicable Law or any material Contract to which Kenvue or any Kenvue Subsidiary is a party and (ii) Kenvue and the Kenvue Subsidiaries shall not be required to (w) enter into, execute, or approve any agreement or other documentation prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would, in each case, be effective prior to the Closing (other than the execution of customary authorization and representation letters) (x) deliver any certificate or take any other action that would reasonably be expected to result in personal liability to a director, officer or other personnel, (y) deliver any legal opinion or (z) otherwise provide any information or take any action to the extent it could result in (I) a loss or waiver of any privilege or (II) the disclosure of any trade secrets, customer-specific data or competitively sensitive information not otherwise required to be provided under this Agreement or the violation of any confidentiality obligation; provided that Kenvue and the Kenvue Subsidiaries shall use reasonable best efforts to provide an alternative means of disclosing or providing such information, and in the case of any confidentiality obligation, Kenvue shall, to the extent permitted by such confidentiality obligations, notify Kimberly-Clark if any such information that Kimberly-Clark has specifically identified and requested is being withheld as a result of any such obligation of confidentiality.
(f) Subject to Kimberly-Clark’s indemnification obligations under Section 7.07(g), Kenvue hereby consents to the customary use of its and Kenvue Subsidiaries’ logos and trademarks in connection with the Financing; provided that such logos and trademarks are used solely in a manner that is not intended to and would not reasonably be expected to harm or disparage Kenvue or any Kenvue Subsidiary or the reputation or goodwill of Kenvue or any Kenvue Subsidiary.
(g) Kimberly-Clark shall indemnify and hold harmless Kenvue and each Kenvue Subsidiary and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees), interest, awards, judgments and penalties suffered or incurred in connection with any and all of the matters contemplated by this Section 7.07 (other than arising from (i) fraud, or intentional misrepresentation, bad faith or gross negligence on the part of Kenvue, Kenvue Subsidiaries or any of their Representatives or (ii) the material breach of this Agreement by Kenvue, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction), whether or not the Transactions are consummated or this Agreement is terminated. Kimberly-Clark shall, promptly upon request by Kenvue, reimburse Kenvue for all reasonable and documented out-of-pocket costs (including reasonable and documented out-of-pocket attorneys’ fees) incurred by Kenvue or Kenvue Subsidiaries in connection with this Section 7.07, whether or not the Transactions are consummated or this Agreement is terminated.

(h) Prior to the Closing, Kenvue shall deliver to Kimberly-Clark a payoff letter in respect of the Kenvue Credit Facility as of the Closing to allow for the payoff, discharge and termination in full on the Closing Date of all Indebtedness under the Kenvue Credit Facility (and to provide to Kimberly-Clark a substantially complete draft of such letter no later than four Business Days prior to the Closing Date) in form and substance reasonably acceptable to Kimberly-Clark and the Financing Related Parties and in final and fully executed and authorized form, subject to the conditions to effectiveness and release set forth therein.
(i) Kimberly-Clark expressly acknowledges and agrees that (i) obtaining the Financing is not a condition to the Closing, (ii) notwithstanding anything contained in this Agreement to the contrary, Kimberly-Clark’s obligations hereunder are not conditioned in any manner upon Kimberly-Clark obtaining the Financing, or any other financing and (iii) a breach by Kenvue of Section 7.07(d) or Section 7.07(j) shall not constitute a breach for purposes of Section 8.03(b) unless (x) Kenvue has knowingly and willfully breached its obligations under Section 7.07(d) or Section 7.07(j) and (y) such breach is the proximate cause of the Financing not being consummated.
(j) Prior to the Closing, Kimberly-Clark or any Kimberly-Clark Subsidiary may, or, upon the reasonable request of Kimberly-Clark, Kenvue or any Kenvue Subsidiary shall (A) commence any of the following: (I) one or more offers to purchase any or all of the outstanding Kenvue Notes for cash (the “Offers to Purchase”); or (II) one or more offers to exchange any or all of the outstanding Kenvue Notes for securities issued by Kimberly-Clark (or its affiliates) (the “Offers to Exchange”); and/or (B) solicit the consent of the holders of any series of Kenvue Notes regarding proposed amendments to the indenture governing such series of Kenvue Notes (the “Consent Solicitations” and, together with the Offers to Purchase and Offers to Exchange, if any, the “Kenvue Note Offers and Consent Solicitations”); provided that the closing of any such transaction shall not be consummated until, and shall be conditioned upon the occurrence of, the Closing and, to the extent any such transaction includes a consent fee or other consideration offered to holders, it shall be funded by Kimberly-Clark or the Kimberly-Clark Subsidiaries. Any Kenvue Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Kimberly-Clark or the Kimberly-Clark Subsidiaries and which are permitted by the terms of Kenvue Indenture and applicable Law, including SEC rules and regulations; provided that any Kenvue Note Offers and Consent Solicitations shall be conditioned upon the occurrence of the Closing. Kimberly-Clark or the Kimberly-Clark Subsidiaries shall consult with Kenvue regarding the material terms and conditions of any Kenvue Note Offers and Consent Solicitations, including the timing and commencement of any Kenvue Note Offers and Consent Solicitations and any tender deadlines. Kimberly-Clark or the Kimberly-Clark Subsidiaries shall provide Kenvue with the applicable offer to purchase, offer to exchange, consent solicitation statement, letter of transmittal and press release, if any, in connection therewith, and each other document relevant to the transaction that will be used in the applicable Kenvue Note Offers and Consent Solicitations (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Kenvue Note Offers and Consent Solicitations to allow Kenvue and its legal counsel to review and comment on such Debt Offer Documents, and Kimberly-Clark and its Subsidiaries shall give reasonable and good faith consideration to any comments made or input provided by Kenvue and its legal counsel. Subject to the receipt of the requisite consents from holders of the applicable Kenvue Notes, in connection with any or all of the Consent Solicitations, Kenvue shall, and shall use reasonable best efforts to cause any trustee or agent under the Kenvue Indenture to, execute a supplemental indenture to the Kenvue Indenture in accordance with the terms thereof amending the terms and provisions of such indenture as described in the applicable Debt Offer Documents in a form as reasonably requested by Kimberly-Clark or the Kimberly-Clark Subsidiaries (each, a “Kenvue Supplemental Indenture”); provided that, notwithstanding the fact that such supplemental indentures may become effective earlier, the proposed amendments set forth therein shall not become operative until, and such operation shall be conditioned upon, the Closing. Kenvue shall, and shall cause each Kenvue Subsidiary to, and shall use reasonable best efforts to cause its and their respective Representatives to, provide all reasonable and customary cooperation as may be reasonably requested by Kimberly-Clark, the Kimberly-Clark Subsidiaries or its or their respective Representatives to assist Kimberly-Clark and the Kimberly-Clark Subsidiaries in connection with any Kenvue Note Offers and Consent Solicitations (including, in connection with an Offer to Exchange, using reasonable best efforts to cause Kenvue’s independent accountants to (x) provide any necessary written consents to use their audit reports relating to Kenvue and the Kenvue Subsidiaries, (y) to be named as an “Expert” in any document related to any Financing and any customary “comfort” letters (including customary “negative assurance” comfort) and (z) participating in accounting due diligence sessions); provided that neither Kenvue nor counsel for Kenvue shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Kenvue Note Offers and Consent Solicitations (other than, in connection with the execution of any Kenvue Supplemental Indenture relating to the Consent Solicitations, with respect to which Kenvue shall (1) deliver customary officer’s certificates and (2) cause legal counsel for Kenvue to deliver customary legal opinions to the trustee under the applicable indenture in the form required by the applicable indenture and solely to the extent such certificates or legal opinions, as applicable, would not conflict with applicable Law and would be accurate in light of the facts and circumstances at the time of delivery). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Kenvue Note Offers and Consent Solicitations will be selected by Kimberly-Clark or the Kimberly-Clark Subsidiaries, retained by Kimberly-Clark or the Kimberly-Clark Subsidiaries, and their fees and out-of-pocket expenses will be paid directly by Kimberly-Clark or the Kimberly-Clark Subsidiaries. If, at any time prior to the completion of the Kenvue Note Offers and Consent Solicitations, Kenvue or any Kenvue Subsidiary, on the one hand, or Kimberly-Clark or any Kimberly-Clark Subsidiary, on the other hand, discovers any information that it reasonably believes should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Kimberly-Clark or the Kimberly-Clark Subsidiaries describing such information shall be disseminated to the holders of the applicable Kenvue Notes. The consummation of any or all of the Kenvue Note Offers and Consent Solicitations shall not be a condition to the Closing.
(k) If requested by Kimberly-Clark or the Kimberly-Clark Subsidiaries, in lieu of or in addition to Kimberly-Clark commencing Kenvue Note Offers and Consent Solicitations for the Kenvue Notes, Kenvue shall, (A) issue (or cause to be issued) one or more conditional notices of optional redemption for all or a portion of the outstanding aggregate principal amount of the Kenvue Notes (which may be delivered at Kenvue’s request in advance of the Closing Date so long as the redemption of such notes is expressly conditioned upon the occurrence of the Closing), pursuant to the redemption provisions of the Kenvue Indenture and (B) take any other actions reasonably requested by Kimberly-Clark to facilitate the satisfaction and discharge of the Kenvue Notes pursuant to the satisfaction and discharge provisions of the Kenvue Indenture and the other provisions of the Kenvue Indenture applicable thereto; provided that any such redemption and satisfaction and discharge shall not be effective unless and until the Closing has occurred and Kimberly-Clark or any Kimberly-Clark Subsidiary shall have provided Kenvue or the trustee or agent under the Kenvue Indenture sufficient funds to pay in full the amount required with respect to Kenvue Notes for such redemption and satisfaction and discharge. If requested by Kimberly-Clark, Kenvue shall use reasonable best efforts to take any actions reasonably required in connection with the redemptions contemplated by this Section 7.07(k) (including delivery of any officer’s certificates and causing its legal counsel to provide all customary legal opinions to the trustee under the Kenvue Indenture in the applicable form required under the Kenvue Indenture and solely to the extent such certificates or legal opinions, as applicable, would not conflict with applicable Law and would be accurate in light of the facts and circumstances at the time of delivery).
Section 7.08 Transaction Litigation. From the date of this Agreement and until the termination of this Agreement in accordance with Article IX, in the event that any litigation or other Action is commenced or, to the Knowledge of either Kenvue or Kimberly-Clark, threatened by, a stockholder or holder of any Equity Interests of Kimberly-Clark or Kenvue against the same or its directors or executive officers relating to this Agreement or the Transactions, Kimberly-Clark or Kenvue, as applicable, shall provide the other party prompt notice of, keep the other party reasonably informed of, consult with the other party regarding and give the other party the opportunity to participate in (but not control) the defense and settlement of any such litigation or other Action, and the parties shall reasonably cooperate with respect to any such litigation or other Action. Without limiting the generality of the foregoing, neither Kimberly-Clark, Kenvue or any of their respective Representatives shall cease to defend, consent to the entry of any judgment or agree to or propose any settlement of any such litigation or other Action without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 7.09 Section 16 Matters. Prior to the First Effective Time, Kenvue and each Kimberly-Clark Party shall take all such steps as may be required to cause (a) any dispositions of Kenvue Common Stock (including derivative securities) resulting from the Transactions by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Kenvue immediately prior to the First Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Kimberly-Clark Common Stock (including derivative securities) resulting from the Transactions, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Combined Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 7.10 Public Announcements. Except with respect to (x) any Kimberly-Clark Adverse Recommendation Change (or any responses thereto) or Kenvue Adverse Recommendation Change (or any responses thereto) made in accordance with the terms of this Agreement or (y) any disclosure of information concerning this Agreement in connection with any dispute between the parties regarding this Agreement, Kenvue and the Kimberly-Clark Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except as such party may reasonably conclude is required by applicable Law (including obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system) (provided that the party making the release or statement has used its reasonable best efforts to consult with the other party prior to making such release or statement). Kenvue and the Kimberly-Clark Parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties. Notwithstanding the foregoing sentences of this Section 7.10, Kenvue and the Kimberly-Clark Parties may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements was publicly disclosed and previously subject to the foregoing requirements.
Section 7.11 Stock Exchange Listing. Kimberly-Clark shall use its reasonable best efforts to cause the shares of Kimberly-Clark Common Stock to be issued as Stock Consideration to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.
Section 7.12 Stock Exchange De-Listing. Each of Kenvue and Kimberly-Clark shall use their respective reasonable best efforts to cause the shares of Kenvue Common Stock and any other securities of Kenvue to be de-listed from NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the First Effective Time.
Section 7.13 Governance Matters. Kimberly-Clark shall take all necessary actions to cause, effective as of the First Effective Time, the Board of Directors of Kimberly-Clark to consist of three Kenvue Designees, with the remainder consisting of existing members of the Board of Directors of Kimberly-Clark as of immediately prior to the First Effective Time, in each case, until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case, in accordance with Kimberly-Clark’s Organizational Documents.
Section 7.14 Conveyance Taxes. Kenvue and Kimberly-Clark shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any transfer (including real property and stock transfer), sales, use, value added and stamp Taxes, and any transfer, recording, registration and other fees, which become payable by Kenvue or Kimberly-Clark (or any of their respective Affiliates) in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the First Effective Time.
Section 7.15 Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions, each of the parties and its respective Board of Directors shall (a) grant such approvals and take all such actions as are legally permissible so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such Takeover Statute on the Transactions.
Section 7.16 Dividends. Each of Kenvue and Kimberly-Clark shall coordinate with the other in respect of the designation of the record dates and payment dates for their respective quarterly cash dividends, so that holders of shares of Kenvue Common Stock do not (a) receive dividends on both shares of Kenvue Common Stock received in the Mergers and Kimberly-Clark Common Stock in respect of any calendar quarter or (b) fail to receive a dividend on either shares of Kimberly-Clark Common Stock received in the Mergers or Kenvue Common Stock in respect of any calendar quarter (in the case of this clause (b), unless Kimberly-Clark determines not to pay a dividend on any shares of Kimberly-Clark Common Stock in respect of such quarter).
Section 7.17 Additional Tax Matters.
(a) Each of Kenvue and Kimberly-Clark shall, and shall cause their Affiliates to, use their respective reasonable best efforts to cause the Mergers to qualify for the Intended Tax Treatment and will not take (or knowingly fail to take) any action that would reasonably be expected to prevent such qualification. Each of Kenvue and Kimberly-Clark shall notify the other party promptly after becoming aware of any reason to believe that the Mergers may not qualify for the Intended Tax Treatment. Each of Kenvue and Kimberly-Clark hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-1(c), 1.368-2(g) and 1.368-3(a).
(b) In the event that any tax opinion is required to be provided in connection with the Form S-4 described in Section 7.01 (a “Tax Opinion”), Tax Opinion Counsel shall provide such opinion, subject to customary modifications and limitations. In providing a Tax Opinion pursuant to the preceding sentence, Tax Opinion Counsel shall be entitled to rely upon tax representation letters, which shall be provided by the parties, be dated as of the Closing Date and such additional dates as may be necessary in connection with the Form S-4 and contain such customary representations, warranties and covenants as are reasonably necessary or appropriate to allow such tax counsel to provide such Tax Opinion. Kenvue and Kimberly-Clark will cooperate in good faith to facilitate the issuance of any Tax Opinion.
(c) Each of Kenvue and Kimberly-Clark acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, its respective specific obligations to effect the Mergers are not subject to any condition or contingency with respect to the qualification of the Mergers for the Intended Tax Treatment or the provision of the Tax Opinion by the Tax Opinion Counsel. The provisions of this Section 7.17 no longer shall apply if the parties jointly determine in good faith, after consultation with their respective tax advisors, that the Mergers should not qualify for the Intended Tax Treatment.
(d) The parties shall comply with the obligations set forth in Section 7.17(d) of the Kenvue Disclosure Letter.
ARTICLE VIII

Conditions Precedent
Section 8.01 Conditions to Each Party’s Obligations to Effect the Mergers. The respective obligations of each party to effect the Mergers is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:
(a) Stockholder Approvals. The Kenvue Stockholder Approval and the Kimberly-Clark Stockholder Approval shall have been obtained.
(b) Listing. The shares of Kimberly-Clark Common Stock issuable as Stock Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance.
(c) Required Regulatory Approvals. The Required Regulatory Approvals shall have been obtained.
(d) No Legal Restraints. No Legal Restraint shall be in effect that prevents, makes illegal, enjoins or prohibits the consummation of the Mergers.
(e) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no Action for that purpose shall have been initiated or threatened by the SEC.
Section 8.02 Conditions to Kenvue’s Obligations to Effect the Mergers. The obligations of Kenvue to consummate the Mergers are further subject to the satisfaction or waiver on or prior to the Closing of the following conditions:
(a) Representations and Warranties of the Kimberly-Clark Parties. (i) The representations and warranties of the Kimberly-Clark Parties contained in this Agreement (except for the representations and warranties of the Kimberly-Clark Parties specified in the following clauses (ii) through (iv) of this Section 8.02(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Kimberly-Clark Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Kimberly-Clark Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Kimberly-Clark Material Adverse Effect;
(ii) the representations and warranties of the Kimberly-Clark Parties contained in Section 5.08(a) (Absence of Certain Changes and Events—Kimberly-Clark Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time;
(iii) the representations and warranties of the Kimberly-Clark Parties contained in Section 5.02(a) (Capital Structure—Authorized Shares; Capitalization) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies; and
(iv) each of the representations and warranties of the Kimberly-Clark Parties contained in the first sentence of Section 5.01 (Organization, Standing and Power), Section 5.02(b) and (c) (Capital Structure—Issuance; Equity Interest Obligations), Section 5.04(a) (Authority; Execution and Delivery; Enforceability), Section 5.25 (Brokers’ Fees and Expenses) and Section 5.26 (Opinions of Financial Advisors) that are qualified by materiality or “Kimberly-Clark Material Adverse Effect” shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b) Performance of Obligations of the Kimberly-Clark Parties. The Kimberly-Clark Parties shall have performed in all material respects all obligations required to be performed by them at or prior to the Closing under this Agreement.
(c) Certificate of Kimberly-Clark. Kenvue shall have received a certificate signed on behalf of Kimberly-Clark by an executive officer of Kimberly-Clark confirming the matters set forth in Section 8.02(a) (Representations and Warranties of the Kimberly-Clark Parties) and Section 8.02(b) (Performance of Obligations of the Kimberly-Clark Parties) as of the Closing.
Section 8.03 Conditions to Kimberly-Clark’s Obligations to Effect the Mergers. The obligations of Kimberly-Clark to consummate the Mergers are further subject to the satisfaction or waiver on or prior to the Closing of the following conditions:
(a) Representations and Warranties of Kenvue. (i) The representations and warranties of Kenvue contained in this Agreement (except for the representations and warranties of Kenvue specified in the following clauses (ii) through (iv) of this Section 8.03(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Kenvue Material Adverse Effect” set forth therein) at and as of the date of this

Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Kenvue Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Kenvue Material Adverse Effect;
(ii) the representations and warranties of Kenvue contained in Section 4.08(a) (Absence of Certain Changes and Events—Kenvue Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time;
(iii) the representations and warranties of Kenvue contained in Section 4.02(a) (Capital Structure—Authorized Shares; Capitalization) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies; and
(iv) each of the representations and warranties of Kenvue contained in the first sentence of Section 4.01 (Organization, Standing and Power), Section 4.02(b) and (c) (Capital Structure—Issuance; Equity Interest Obligations), Section 4.04(a) (Authority; Execution and Delivery; Enforceability), Section 4.25 (Brokers’ Fees and Expenses) and Section 4.26 (Opinions of Financial Advisors) that are qualified by materiality or “Kenvue Material Adverse Effect” shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b) Performance of Obligations of Kenvue. Kenvue shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing under this Agreement.
(c) Certificate of Kenvue. Kimberly-Clark shall have received a certificate signed on behalf of Kenvue by an executive officer of Kenvue confirming the matters set forth in Section 8.03(a) (Representations and Warranties of Kenvue) and Section 8.03(b) (Performance of Obligations of Kenvue) as of the Closing.
ARTICLE IX

Termination, Amendment and Waiver
Section 9.01 Termination. This Agreement may be terminated at any time prior to the First Effective Time, whether before or after the receipt of the Kimberly-Clark Stockholder Approval or the Kenvue Stockholder Approval, as follows:
(a) by mutual written consent of Kimberly-Clark and Kenvue;
(b) by either Kimberly-Clark or Kenvue:
(i) if the First Merger is not consummated on or before November 2, 2026 (the “Outside Date”); provided that, if the Closing shall not have occurred by the Outside Date but on that date any of the conditions set forth in Section 8.01(c) or Section 8.01(d) (solely as it relates to any Antitrust Laws or Foreign Investment Laws or Legal Restraints thereunder) shall not be satisfied or waived but all other conditions shall have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing; provided that each such condition would be capable of being fulfilled if the Closing were to occur on such date), then the Outside Date shall automatically, without any action on the part of the parties, be extended to May 3, 2027, and such date shall be the “Outside Date” for purposes of this Agreement; provided, further, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party if such failure of the First Merger to occur on or before the Outside Date is a proximate result of a breach of this Agreement by such party (including, in the case of Kimberly-Clark, First Merger Sub or Second Merger Sub);
(ii) if the condition set forth in Section 8.01(d) (No Legal Restraints) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party if such non-satisfaction or Legal Restraint is a proximate result of a breach of this Agreement by such party (including, in the case of Kimberly-Clark, First Merger Sub or Second Merger Sub);
(iii) if the Kenvue Stockholder Approval is not obtained at the Kenvue Stockholders Meeting duly convened (unless such Kenvue Stockholders Meeting has been postponed or adjourned, in which case at the final postponement or adjournment thereof); or
(iv) if the Kimberly-Clark Stockholder Approval is not obtained at the Kimberly-Clark Stockholders Meeting duly convened (unless such Kimberly-Clark Stockholders Meeting has been postponed or adjourned, in which case at the final postponement or adjournment thereof);
(c) by Kimberly-Clark, if Kenvue breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Kenvue contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 8.03(a) (Representations and Warranties of Kenvue) or Section 8.03(b) (Performance of Obligations of Kenvue) and (ii) is not reasonably capable of being cured by the Outside Date or, if reasonably capable of being so cured, is not cured by Kenvue within 45 days after receiving written notice of such breach from Kimberly-Clark; provided that Kimberly-Clark shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if a Kimberly-Clark Party is then in material breach of any of its representations, warranties, obligations or agreements under this Agreement in a manner such that a condition set forth in Section 8.02(a) (Representations and Warranties of the Kimberly-Clark Parties) or Section 8.02(b) (Performance of Obligations of the Kimberly-Clark Parties) would not be satisfied;
(d) by Kenvue, if a Kimberly-Clark Party breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of a Kimberly-Clark Party contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 8.02(a) (Representations and Warranties of the Kimberly-Clark Parties) or Section 8.02(b) (Performance of Obligations of the Kimberly-Clark Parties) and (ii) is not reasonably capable of being cured by the Outside Date or, if reasonably capable of being so cured, is not cured by such Kimberly-Clark Party within 45 days after receiving written notice of such breach from Kenvue;

provided that Kenvue shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if Kenvue is then in material breach of any of its representations, warranties, obligations or agreements under this Agreement in a manner such that a condition set forth in Section 8.03(a) (Representations and Warranties of Kenvue) or Section 8.03(b) (Performance of Obligations of Kenvue) would not be satisfied;
(e) by Kimberly-Clark, in the event that (i) a Kenvue Adverse Recommendation Change shall have occurred or (ii) Kenvue shall have failed to include in the Joint Proxy Statement the Kenvue Recommendation; provided, however, that Kimberly-Clark will not have the right to terminate this Agreement pursuant to this Section 9.01(e) if the Kenvue Stockholder Approval has been obtained; or
(f) by Kenvue, in the event that (i) a Kimberly-Clark Adverse Recommendation Change shall have occurred or (ii) Kimberly-Clark shall have failed to include in the Joint Proxy Statement the Kimberly-Clark Recommendation; provided, however, that Kenvue will not have the right to terminate this Agreement pursuant to this Section 9.01(f) if the Kimberly-Clark Stockholder Approval has been obtained.
The party desiring to terminate this Agreement (other than pursuant to Section 9.01(a)) shall give written notice of such termination to the other parties in accordance with Section 10.02, specifying the provision of this Agreement pursuant to which such termination is effected and the basis for such termination described in reasonable detail.
Section 9.02 Effect of Termination. In the event this Agreement is terminated by either Kenvue or Kimberly-Clark as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Kimberly-Clark Parties or Kenvue, other than Section 7.02(c) (Access to Information; Confidentiality), this Section 9.02 (Effect of Termination ), Article I (Definitions; Interpretations) and Article X (General Provisions), which provisions shall survive such termination; provided that no such termination shall relieve any party from (i) any obligation to pay, if applicable, the Kimberly-Clark Termination Fee or the Kenvue Termination Fee, as applicable, and any applicable expenses, in each case, pursuant to Section 9.03 or (ii) any liability for fraud or Willful Breach of any covenant or agreement set forth in this Agreement (which liability the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions, and may include, pursuant to Section 261 of the DGCL, damages based on loss of the economic benefit of the transactions contemplated by this Agreement to Kenvue or Kimberly-Clark, as applicable, and the stockholders of Kenvue or Kimberly-Clark, as applicable (taking into consideration all relevant matters, including other business opportunities or combination opportunities and the time value of money)).
Section 9.03 Fees and Expenses.
(a) Except as provided in Section 9.03(b), Section 9.03(c), and Section 9.03(d), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.
(b) Kimberly-Clark shall pay to Kenvue the Kimberly-Clark Termination Fee if:
(i) Kenvue terminates this Agreement pursuant to Section 9.01(f) (Kimberly-Clark Adverse Recommendation Change); provided that if either Kimberly-Clark or Kenvue terminates this Agreement pursuant to Section 9.01(b)(i) (Outside Date) or Section 9.01(b)(iv) (Failure to Obtain Kimberly-Clark Stockholder Approval) at any time after Kenvue would have been permitted to terminate this Agreement pursuant to Section 9.01(f) (Kimberly-Clark Adverse Recommendation Change), this Agreement shall be deemed terminated pursuant to Section 9.01(f) (Kimberly-Clark Adverse Recommendation Change) for purposes of this Section 9.03(b)(i); or
(ii) (A) this Agreement is terminated pursuant to Section 9.01(b)(i) (Outside Date), Section 9.01(b)(iv) (Failure to Obtain Kimberly-Clark Stockholder Approval) or Section 9.01(d) (Kimberly-Clark Terminable Breach), (B) after the date of this Agreement, but prior to the date this Agreement is terminated, a third party has made or announced an intention to make (whether or not conditional) a Kimberly-Clark Takeover Proposal and (C) within twelve months of such termination, (1) Kimberly-Clark or any Kimberly-Clark Subsidiary enters into a definitive Contract with respect to a Kimberly-Clark Takeover Proposal or (2) a Kimberly-Clark Takeover Proposal is consummated (in each case, whether or not such Kimberly-Clark Takeover Proposal is the same Kimberly-Clark Takeover Proposal as the one referenced in clause (B)). For the purposes of this Section 9.03(b)(ii) only, the term “Kimberly-Clark Takeover Proposal” shall have the meaning assigned to such term in Section 6.02(g) except that all references to “20%” therein shall be deemed to be references to “50%”.
(c) Kenvue shall pay to Kimberly-Clark the Kenvue Termination Fee if:
(i) Kimberly-Clark terminates this Agreement pursuant to Section 9.01(e) (Kenvue Adverse Recommendation Change); provided that if either Kimberly-Clark or Kenvue terminates this Agreement pursuant to Section 9.01(b)(i) (Outside Date) or Section 9.01(b)(iii) (Failure to Obtain Kenvue Stockholder Approval) at any time after Kimberly-Clark would have been permitted to terminate this Agreement pursuant to Section 9.01(e) (Kenvue Adverse Recommendation Change), this Agreement shall be deemed terminated pursuant to Section 9.01(e) (Kenvue Adverse Recommendation Change) for purposes of this Section 9.03(c)(i); or
(ii) (A) this Agreement is terminated pursuant to Section 9.01(b)(i) (Outside Date), Section 9.01(b)(iii) (Failure to Obtain Kenvue Stockholder Approval) or Section 9.01(c) (Kenvue Terminable Breach), (B) after the date of this Agreement, but prior to the date this Agreement is terminated, a third party has made or announced an intention to make (whether or not conditional) a Kenvue Takeover Proposal and (C) within twelve months of such termination, (1) Kenvue or any Kenvue Subsidiary enters into a definitive Contract with respect to a Kenvue Takeover Proposal or (2) a Kenvue Takeover Proposal is consummated (in each case, whether or not such Kenvue Takeover Proposal is the same Kenvue Takeover Proposal as the one referenced in clause (B)). For the purposes of this Section 9.03(c)(ii) only, the term “Kenvue Takeover Proposal” shall have the meaning assigned to such term in Section 6.03(g) except that all references to “20%” therein shall be deemed to be references to “50%”.
(d) Any Termination Fee due under Section 9.03(b) (Kimberly-Clark Termination Fee) or Section 9.03(c) (Kenvue Termination Fee) shall be paid by wire transfer of same-day funds:
(i) in the case of a termination pursuant to Section 9.03(b)(i) (Kimberly-Clark Adverse Recommendation Change Termination Fee) or pursuant to Section 9.03(c)(i) (Kenvue Adverse Recommendation Change Termination Fee), on the third Business Day following the date of termination of this Agreement; and
(ii) in the case of a termination pursuant to Section 9.03(b)(ii) (Tail Termination Fee) or pursuant to Section 9.03(c)(ii) (Tail Termination Fee), on the date of the first to occur of the events referred to in Section 9.03(b)(ii)(C) or Section 9.03(c)(ii)(C), as applicable.

(e) Notwithstanding anything to the contrary in this Agreement, (i) in no event shall Kimberly-Clark be obligated to pay the Kimberly-Clark Termination Fee more than once and (ii) in no event shall Kenvue be obligated to pay the Kenvue Termination Fee more than once.
(f) Subject in all respects to the parties’ injunction, specific performance and equitable relief rights and related rights set forth in Section 10.08, in the event a Termination Fee becomes due and payable to a party in accordance with this Agreement, the payment of such fee and any applicable expenses pursuant to Section 9.03(f) shall be, except in the event of fraud or Willful Breach, the sole and exclusive remedy of such party and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers and Affiliates against the other party and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or Affiliates for (i) any loss, liability or damages suffered, directly or indirectly, as a result of the failure of the Transactions to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement or (iv) any claims or actions or other losses arising out of or relating to this Agreement or any breach, termination or failure of or under this Agreement. While a party may pursue both a grant of specific performance in accordance with Section 10.08 and the payment of the applicable Termination Fee under this Section 9.03, under no circumstances shall such party be permitted or entitled to receive both a grant of specific performance that results in the Closing and any money damages, including all or any portion of the applicable Termination Fee.
(g) Notwithstanding any other provision of this Agreement (other than with respect to claims for, or arising out of or in connection with fraud or a Willful Breach of any covenant or agreement set forth in this Agreement, or with respect to claims pursuant to the Confidentiality Agreement), the parties agree that each of the Kenvue Termination Fee and the Kimberly-Clark Termination Fee constitute liquidated damages, and not a penalty, in reasonable amounts that will compensate Kenvue or Kimberly-Clark, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amounts would otherwise be impossible to calculate with precision. Kenvue and Kimberly-Clark acknowledge and agree that the agreements contained in Section 9.03(b) through Section 9.03(d) are an integral part of the Transactions, and that, without these agreements, Kenvue and Kimberly-Clark would not have entered into this Agreement. Accordingly, if either Kenvue or Kimberly-Clark fails to promptly pay the amount due from such party pursuant to Section 9.03(b) (Kimberly-Clark Termination Fee) or Section 9.03(c) (Kenvue Termination Fee), as applicable, and, in order to obtain such payment, the other party commences an Action that results in a Judgment in its favor for such payment, Kenvue or Kimberly-Clark, as applicable, shall pay to the other party such payment and its costs and expenses (including attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. The parties further agree that this Agreement does not confer upon either Kenvue or Kimberly-Clark “a right or obligation with respect to” Kenvue Common Stock within the meaning of Section 1234A of the Code.
Section 9.04 Amendment. Prior to the First Effective Time, this Agreement may be amended by the parties at any time before or after receipt of the Kimberly-Clark Stockholder Approval or the Kenvue Stockholder Approval; provided, however, that (i) after receipt of the Kimberly-Clark Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Kimberly-Clark without the further approval of such stockholders and (ii) after receipt of the Kenvue Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Kenvue without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
Section 9.05 Extension; Waiver. At any time prior to the First Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Kenvue shall require the approval of the stockholders of Kenvue unless such approval is required by Law and no extension or waiver by Kimberly-Clark shall require the approval of the stockholders of Kimberly-Clark unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE X

General Provisions
Section 10.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the First Effective Time. This Section 10.01 shall not limit Section 9.02 or any covenant or agreement of the parties which by its terms contemplates performance after the First Effective Time.
Section 10.02 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, emailed (to the extent that no “bounce back”, “out of office” or similar message indicating non-delivery is received with respect thereto) or sent by overnight courier (providing proof of delivery) to the parties at the following email addresses and street addresses (or at such other email address or street address as shall be specified by like notice):

(a)	if to a Kimberly-Clark Party, to:

Kimberly-Clark Corporation
351 Phelps Drive
Irving, Texas 75038
	Attention:	Jeffrey Melucci; Grant McGee
	Email:	[***]; [***]

with a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
	Attention:	Edward J. Lee, P.C.; Steven M. Choi
	Email:	[***]; [***]
Kirkland & Ellis LLP
401 W. 4th Street
Austin, TX 78701
	Attention:	Kim Hicks, P.C.
	Email:	[***]

(b)	if to Kenvue, to:

Kenvue Inc.
1 Kenvue Way
Summit, NJ 07901
	Attention:	Matt Orlando, General Counsel
	Email:	[***]

with a copy to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, New York 10001
	Attention:	Robert I. Townsend III
George F. Schoen
Michael E. Mariani
Jin-Kyu Baek
	Email:	[***]
[***]
[***]
[***]

Section 10.03 Severability. If any term, condition or other provision of this Agreement is invalid, illegal or incapable of being enforced by, due to or as a result of any Law or public policy, all other terms, conditions and other provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party or such party waives its rights under this Section 10.03 with respect thereto. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.
Section 10.04 Counterparts. This Agreement may be executed in one or more counterparts (including by electronic signature), all of which shall be considered one and the same agreement, and shall become effective when the remaining counterparts have been signed by each of the parties and delivered to the other parties.
Section 10.05 Entire Agreement; No Third-Party Beneficiaries. This Agreement (and the documents and instruments referred to herein, including the Kenvue Disclosure Letter and the Kimberly-Clark Disclosure Letter), taken together with the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Transactions and (b) is not intended to confer upon any Person other than the parties any rights or remedies, except for: (i) if the First Effective Time occurs, the right of Kenvue stockholders to receive the Merger Consideration as provided in Article III; (ii) if the First Effective Time occurs, the rights of the Indemnified Parties set forth in Section 7.06; and (iii) following the valid termination of this Agreement pursuant to Article IX, subject to Section 9.02, Section 9.05 and the last sentence of this Section 10.05, the right of Kenvue or Kimberly-Clark, as a representative of their respective holders of shares of Kenvue Common Stock or Kimberly-Clark Common Stock (who are third-party beneficiaries hereunder solely to the extent necessary for this clause (iii) to be enforceable), to pursue any damages (including damages based on loss of the economic benefit of the Transactions to Kenvue or the holders of shares of Kenvue Common Stock or Kimberly-Clark or the holders of shares of Kimberly-Clark Common Stock, as applicable). Notwithstanding anything herein to the contrary, unless otherwise required by applicable Law, the rights granted pursuant to clause (iii) of this Section 10.05 and the provisions of Section 9.02 with respect to the recovery of damages based on the losses suffered by Kenvue or the holders of shares of Kenvue Common Stock or Kimberly-Clark or the holders of shares of Kimberly-Clark Common Stock, as applicable (including the loss of the economic benefit of the Transactions to Kenvue or the holders of shares of Kenvue Common Stock or Kimberly-Clark or the holders of shares of Kimberly-Clark Common Stock, as applicable, pursuant to Section 261 of the DGCL or otherwise) shall only be enforceable on behalf of the holders of shares of Kenvue Common Stock by Kenvue or Kimberly-Clark Common Stock by Kimberly-Clark, as applicable, in their respective sole and absolute discretion, as representatives of the respective holders of shares of Kenvue Common Stock or Kimberly-Clark Common Stock, as applicable; provided that, in such capacity as a representative of the holders of shares of Kenvue Common Stock or Kimberly-Clark Common Stock, as applicable, Kenvue or Kimberly-Clark, as applicable, shall (x) be entitled to reimbursement from any such recovery of damages of its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees determined by reference to standard hourly rates) that have been incurred by Kenvue or Kimberly-Clark, as applicable, in connection with acting as a representative of the holders of shares of Kenvue Common Stock or Kimberly-Clark Common Stock, as applicable, pursuant to clause (iii) of this Section 10.05 and (y) not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that Kenvue’s or Kimberly-Clark’s, as applicable, gross negligence or willful misconduct was the cause of any direct loss to the holders of shares of Kenvue Common Stock or Kimberly-Clark Common Stock, as applicable; provided, further, that any such damages recovered by Kenvue or Kimberly-Clark, as applicable, may, in Kenvue’s or Kimberly-Clark’s sole and absolute discretion, be either (1) distributed, in whole or in part, by Kenvue to the holders of shares of Kenvue Common Stock of record as of any date determined by Kenvue, or by Kimberly-Clark to the holders of shares of Kimberly-Clark Common Stock of record as of any date determined by Kimberly-Clark, as applicable or (2) retained by Kenvue for the use and benefit of Kenvue on behalf of the holders of shares of Kenvue Common Stock in any manner Kenvue deems appropriate, or retained by Kimberly-Clark for the use and benefit of Kimberly-Clark on behalf of the holders of shares of Kimberly-Clark Common Stock in any manner Kimberly-Clark deems appropriate. Notwithstanding anything to the contrary in this Agreement, the Kenvue Disclosure Letter and the Kimberly-Clark Disclosure Letter shall not be deemed a part of this Agreement as provided in Section 268(b) of the DGCL.
Section 10.06 Governing Law; Consent to Jurisdiction; Venue.
(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, and any claim arising out of, relating to or in connection with this Agreement shall be governed by the Laws of the State of Delaware, without regard to the conflict of Laws principles that would otherwise result in the application of any Law other than the Laws of the State of Delaware.
(b) All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any Action, any state or federal court of competent jurisdiction within the State of Delaware). The parties hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any Action, any state or federal court of competent jurisdiction within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 10.06(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties. Each party agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 10.02 of this Agreement. Kenvue and each Kimberly-Clark Party each agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
Section 10.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 10.08 Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages (including any fees payable pursuant to Section 9.03), even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages (including any fees payable pursuant to Section 9.03, which are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement) would provide an adequate remedy for any such breach.
Section 10.09 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.09.
Section 10.10 Matters Concerning Financing Related Parties. Notwithstanding anything in this Agreement to the contrary, each of the parties (on behalf of itself and its Subsidiaries and each of its controlled Affiliates) hereby:
(a) agrees that any Action, whether in law or in equity, whether in Contract, in tort or otherwise, involving any Financing Related Party in any way arising out of or relating to this Agreement, any Financing Documents, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (any such Action, a “Financing Related Action”) shall be subject to the exclusive jurisdiction of, and shall be brought exclusively in, the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof, and irrevocably and unconditionally submits, for itself and its property, with respect to any Financing Related Action, to the exclusive jurisdiction of, and to venue in, any such court;

(b) agrees not to bring or support, or permit any of its Affiliates to bring or support, any Financing Related Action in any forum other than the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof;
(c) irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Financing Related Action, (i) any claim that it is not personally subject to the jurisdiction of any such court for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any Action commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) that (A) any Financing Related Action in any such court is brought in an inconvenient forum or (B) the venue of any Financing Related Action is improper and (iv) that a final judgment in any such Financing Related Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law;
(d) agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such service is insufficient;
(e) agrees that any Financing Related Action shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would result in the application of the law of any other state, except as otherwise expressly provided in the Debt Commitment Letter or the applicable Financing Document;
(f) expressly and irrevocably waives to the fullest extent permitted by Law, all right to a jury trial with respect to any Financing Related Action;
(g) agrees that none of the Financing Related Parties will have any obligation or liability, on any theory of liability, to Kenvue or any of its Affiliates, and neither Kenvue nor any of its Affiliates shall have any rights or claims against any of the Financing Related Parties, in each case, in any way arising out of or relating to this Agreement, any Financing Document, the Financing or any of the other transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract, in tort or otherwise;
(h) agrees that, notwithstanding anything to the contrary in Section 10.05 or elsewhere in this Agreement, the Financing Related Parties are express third-party beneficiaries of, and may rely upon and enforce, this Section 10.10;
(i) agrees that the provisions in this Section 10.10 and the definitions of “Financing”, “Financing Documents”, “Financing Sources” and “Financing Related Parties” (and any other definition set forth in, or any other provision of, this Agreement to the extent that an amendment, waiver or other modification of such definition or other provision would amend, waive or otherwise modify the substance of this Section 10.10 or the definition of “Financing”, “Financing Documents”, “Financing Sources” or “Financing Related Parties”) shall not be amended, waived or otherwise modified, in each case, in any way adverse to the Financing Related Parties in any material respect without the prior written consent of the Financing Sources (and any such amendment, waiver or other modification without such prior written consent shall be null and void); and
(j) agrees that no Financing Related Parties shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature;
provided that nothing in this Section 10.10 shall limit the rights of the parties to the Financing under the Debt Commitment Letter or any Financing Document.
[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Kimberly-Clark Parties and Kenvue have duly executed this Agreement, all as of the date first written above.

KENVUE INC.

By:	/s/ Kirk Perry
Name: Kirk Perry
Title: Interim Chief Executive Officer

KIMBERLY-CLARK CORPORATION

By:	/s/ Michael Hsu
Name: Michael Hsu
Title: Chairman and Chief Executive Officer

VESTA SUB I, INC.

By:	/s/ Nelson Urdaneta
Name: Nelson Urdaneta
Title: President and Chief Executive Officer

VESTA SUB II, LLC

By:	/s/ Nelson Urdaneta
Name: Nelson Urdaneta
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

Annex B

November 2, 2025
The Board of Directors
Kimberly-Clark Corporation
351 Phelps Drive
Irving, TX, 75038
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to Kimberly-Clark Corporation (the “Company”) of the consideration to be paid by the Company in the proposed Transaction (as defined below) pursuant to the Agreement and Plan of Merger (the “Agreement”), by and among the Company, Kenvue Inc (the “Merger Partner”), Vesta Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“First Merger Sub”), and Vesta Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Second Merger Sub”). Pursuant to the Agreement, (i) First Merger Sub will merge with and into the Merger Partner (the “First Merger”), with the Merger Partner surviving the First Merger as a wholly owned subsidiary of the Company, (ii) immediately following the consummation of the First Merger, the Merger Partner will merge with and into Second Merger Sub (the “Second Merger”), with Second Merger Sub surviving the Second Merger and becoming a wholly owned subsidiary of the Company, and (iii) each outstanding share of common stock, par value $0.01 per share (the “Merger Partner Common Stock”), of the Merger Partner, excluding (A) any shares of Merger Partner Common Stock that are owned by the Company or the Merger Partner or any wholly owned subsidiary of the Company or the Merger Partner (or are held in treasury by the Merger Partner) or (B) Appraisal Shares (as defined in the Agreement), will be converted into the right to receive (a) 0.14625 shares of common stock, par value $1.25 (the “Company Common Stock”), of the Company (the “Stock Consideration”) and (b) $3.50 in cash, without interest (the “Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”, and such transaction, the “Transaction”).
In connection with preparing our opinion, we have: (i) reviewed a draft dated November 1, 2025 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Merger Partner relating to its business, as modified by the management of the Company to reflect their views concerning the Merger Partner’s financial analyses and forecasts; (vi) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have not been asked to undertake, and have not undertaken, an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, or any settlements thereof, to which the Company, the Merger Partner or their respective subsidiaries were or may be parties or were or may be subject, and, at your direction, our analysis does not consider or address, nor do we express any view on, any such litigation, actions, claims, other contingent liabilities or settlements, any impacts thereof or any other effects relating thereto. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the Company as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that, in all respects material to our analysis, all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by the Company in the proposed Transaction and we express no opinion as to the fairness of the Merger Consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with
B-1

respect to the amount or nature of any compensation to any officers, directors or employees of any party to the Transaction, or any class of such persons relative to the Merger Consideration to be paid by the Company in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint lead bookrunner on a credit facility in May 2025. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Merger Partner for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on an offering of equity securities in May 2024 and as passive bookrunner on an offering of debt securities in February 2025. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Merger Partner, for which it receives customary compensation or other financial benefits. We anticipate that we and our affiliates will arrange and/or provide financing to the Company in connection with the Transaction for customary compensation. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Merger Partner. In the ordinary course of our businesses, we and our affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we likely hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration to be paid by the Company in the proposed Transaction is fair, from a financial point of view, to the Company.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
/s/ J.P. MORGAN SECURITIES LLC
J.P. MORGAN SECURITIES LLC
B-2

Annex C

November 2, 2025
Board of Directors
Kimberly-Clark Corporation
351 Phelps Drive
Irving, TX 75038
Members of the Board of Directors:
We understand that Kimberly-Clark Corporation (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) by and among the Company, Kenvue Inc. (the “Target”), Vesta Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company (“First Merger Sub”), and Vesta Sub II, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Company (“Second Merger Sub”), pursuant to which (i) First Merger Sub will merge with and into the Target (the “First Merger”), with the Target surviving the First Merger as a wholly-owned subsidiary of the Company, (ii) immediately following the consummation of the First Merger, the Target will merge with and into Second Merger Sub (the “Second Merger”), with Second Merger Sub surviving the Second Merger and becoming a wholly-owned subsidiary of the Company, and (iii) each issued and outstanding share of common stock, par value $0.01 per share, of the Target (such shares, the “Shares”), excluding any Shares (A) that are owned by the Company or the Target or any wholly-owned subsidiary of the Company or the Target (or are held in treasury by the Target) or (B) Appraisal Shares (as defined in the Agreement), will be converted into the right to receive (1) 0.14625 shares of common stock, par value $1.25 (the “Company Common Stock”), of the Company (the “Stock Consideration”) and (2) $3.50 in cash, without interest and subject to any withholding of taxes required by law (the “Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”). The transactions described in the foregoing clauses (i) through (iii) are, collectively, the “Transaction.” The terms and conditions of the Transaction are fully set forth in the Agreement.
You have asked us for our opinion as to the fairness, from a financial point of view, to the Company of the Merger Consideration to be paid by the Company for the Shares in the Transaction. In arriving at the opinion set forth below, we have, among other things:
(i)	reviewed certain publicly available information concerning the business, financial condition and operations of the Target and the Company;
(ii)
reviewed certain internal information concerning the business, financial condition and operations of the Target and the Company prepared and furnished to us by the management of the Target and the Company, respectively;

(iii)
reviewed certain internal financial analyses, estimates and forecasts relating to the Company that were prepared by, or at the direction of, and approved for our use by the management of the Company (collectively, the “Company Projections”);

(iv)
reviewed certain internal financial analyses, estimates and forecasts relating to the Target that were prepared by, or at the direction of, and approved for our use by the management of the Company (collectively, the “Target Projections”, and, together with the Company Projections, the “Projections”);

(v)
reviewed certain transaction synergies estimated by the management of the Company to result from the Transaction and the estimated costs to achieve such synergies that were prepared, and approved for our use, by the management of the Company (collectively, the “Synergy Estimates”);

(vi)
held discussions with members of senior management of the Company and the Target concerning, among other things, their evaluation of the Transaction and the Company’s and the Target’s businesses, operating and regulatory environments, financial conditions, prospects and strategic objectives;

(vii)	reviewed the potential pro forma financial impact of the Transaction on the financial performance of the Company;
(viii)	compared certain publicly available financial and stock market data for the Target and the Company with similar information for certain other companies that we deemed to be relevant;
(ix)	compared the proposed financial terms of the Transaction with publicly available financial terms of certain other business combinations that we deemed to be relevant;
(x)	reviewed a draft, dated November 1, 2025, of the Agreement; and
(xi)	performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this opinion.
In preparing this opinion, with your consent, we have relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by us, without independent verification thereof. We have assumed, with your consent, that the Projections and the Synergy Estimates, and the assumptions underlying the Projections and the Synergy Estimates, and all other financial analyses, estimates and forecasts provided to us by the Company’s management, have been reasonably prepared in accordance with industry practice and represent the Company management’s best currently available estimates and judgments as to the business and operations and future financial performance of the Company or the Target, as applicable, and the other matters covered thereby. We have relied, at the direction of the Company, on the assessments of the Company’s management as to the Company’s and the Target’s respective abilities to achieve the Projections and the Synergy Estimates, as applicable, and have assumed that the Projections and the Synergy Estimates will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to the Projections, the Synergy Estimates, the assumptions upon which they are based or any other financial analyses, estimates and forecasts provided to us by the Company’s management. We have also assumed that there have been no material changes in the assets, financial conditions, results of operations, businesses or prospects of the Company or the Target since the respective dates of the latest financial statements made available to us. We have relied, with your consent, on the Company management's representations and/or projections regarding taxable income and other tax attributes of the Company and the Target. We have further relied, with your consent, upon the assurances of the Company’s management that they are not aware of any facts that would make the information, representations and projections provided by them inaccurate, incomplete or misleading.
We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not conduct, and we were not asked to conduct, a physical inspection of any of the properties or assets of the Company or the Target. We have not been asked to conduct, and have not conducted, nor do we assume any responsibility for conducting, any independent evaluation or appraisal of the assets or the liabilities (contingent, derivative, off-balance sheet, or otherwise) of the Company or the Target, nor have we been furnished with any such evaluations or appraisals, nor have we evaluated the solvency or fair value of the Company or the Target (or the impact of the Transaction thereon) under any applicable laws. We have not been asked to undertake, and have not undertaken, an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, or any settlements thereof, to which the Company, the Target or their respective subsidiaries were or may be parties or were or may be subject, and, at your direction, our analysis does not consider or address, nor do we express any view on, any such litigation, actions, claims, other contingent liabilities or settlements, any impacts thereof or any other effects relating thereto.
We also have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respects from the draft reviewed by us and that the consummation of the Transaction will be effected in accordance with the terms and conditions of the Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Transaction, in all respects material to our analysis, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Target, the Company or the contemplated benefits of the Transaction. At your direction, we have assumed that it is intended for the Transaction to qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have also assumed that the representations and warranties made by the Company, the Target, First Merger Sub and Second Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We are not legal, tax or regulatory advisors and have relied upon without independent verification the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters.
We have not considered the relative merits of the Transaction as compared to any other business plan or opportunity that might be available to the Company or the effect of any other arrangement in which the Company might engage and our opinion does not address the underlying decision by the Company to engage in the Transaction. Our opinion is limited to the fairness as of the date hereof, from a financial point of view, to the Company of the Merger Consideration to be paid by the Company for the Shares in the Transaction, and our opinion does not address any other aspect or implication of the Transaction, the Agreement, or any other agreement or understanding entered into or to be entered into in connection with the Transaction or otherwise. We further express no opinion or view as to the fairness of the Transaction to the holders of any class of securities, creditors or other constituencies of any party or as to the underlying decision by the Company to engage in the Transaction. We also express no opinion as to the fairness (financial or otherwise) of the amount or nature of the compensation to any officers, directors or employees, or any class of such persons of any party to the Transaction, whether relative to the Merger Consideration to be paid by the Company or otherwise.
Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We express no opinion as to the prices or trading ranges at which the Shares or the Company Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company, the Target or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or the Target or the ability of the Company or the Target to pay its obligations when they come due.
This opinion has been approved by a fairness committee of PJT Partners LP in accordance with established procedures. This opinion is provided solely to the Board of Directors of the Company (the “Board of Directors”), in its capacity as such, in connection with and for the purposes of its evaluation of the Transaction only and is not a recommendation as to any action the Board of Directors should take with respect to the Transaction or any aspect thereof. This opinion does not constitute a recommendation to any holder of Company Common Stock or Shares as to how any stockholder should vote or act with respect to the Transaction or any other matter. This opinion is not to be quoted, referenced, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors, including any committee thereof, or the Company, without our prior written approval. However, a copy of this opinion may be included, in its entirety, as an exhibit to any proxy, information statement or Schedule 14D-9 the Company is required to file with the U.S. Securities and Exchange Commission and distribute to its stockholders in connection with the Transaction. Any summary of or reference to this opinion or the analysis performed by us in connection with the rendering of this opinion in such documents shall require our prior written approval.
We are acting as financial advisor to the Company with respect to the Transaction and will receive a fee from the Company for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including the rendering of this opinion).
In the ordinary course of our and our affiliates’ businesses, we and our affiliates may provide investment banking and other financial services to the Company, the Target or their respective affiliates and may receive compensation for the rendering of these services. During the two years preceding the date of this opinion, certain of our affiliates are providing or have provided services to the Company in connection with the Company's assessment of a potential product commercialization transaction unrelated to the Transaction, for which we have not yet received any fees, but may receive fees in the future. We and our affiliates have not advised, or received fees from, the Target during this period.
*   *   *

Based on and subject to the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Merger Consideration to be paid by the Company for the Shares in the Transaction is fair to the Company from a financial point of view.

Very truly yours,
/s/ PJT Partners LP
PJT Partners LP

Annex D

Centerview Partners LLC 31 West 52nd Street New York, NY 10019 November 2, 2025

The Board of Directors
Kenvue Inc.
1 Kenvue Way
Summit, New Jersey 07901
The Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) (other than Excluded Shares, as defined below), of Kenvue Inc., a Delaware corporation (the “Company”), of the Consideration (as defined below) proposed to be paid to such holders pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Agreement”) by and among Kimberly-Clark Corporation, a Delaware corporation (“Parent”), Vesta Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“First Merger Sub”), Vesta Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Second Merger Sub”), and the Company. The Agreement provides that (a) First Merger Sub will be merged with and into the Company (the “First Merger”), with the Company surviving as a wholly owned subsidiary of Parent (the “Initial Surviving Company”) and (b) immediately following the consummation of the First Merger, the Initial Surviving Company will be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger and other transactions contemplated by the Agreement, the “Transaction”), with Second Merger Sub surviving as a wholly owned subsidiary of Parent. As a result of the First Merger, each issued and outstanding Share immediately prior to the effective time of the First Merger (other than (i) each Share owned by Parent or the Company or any wholly owned Subsidiary (as defined in the Agreement) of Parent or the Company (or Shares held in the treasury of the Company) and (ii) any Appraisal Shares (as defined in the Agreement) (the shares referred to in clauses (i) and (ii), together with any Shares held by any affiliate of the Company or Parent, “Excluded Shares”)) will be converted into the right to receive (i) 0.14625 shares of common stock, par value $1.25 per share (“Parent Shares”) of Parent, and, pursuant to the terms and conditions of the Agreement, cash in lieu of fractional Parent Shares, if any (the “Stock Consideration”), and (ii) $3.50 in cash (the “Cash Consideration” and, taken together (and not separately) with the Stock Consideration, the “Consideration”).
We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the execution of the Agreement and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.
We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have been engaged to provide certain financial advisory services to the Company, and we have received compensation from the Company for such services. In the past two years, we have been engaged to provide financial advisory services unrelated to the Company to Parent, including in connection with Parent’s sale of a 51% controlling stake in its International Family Care & Professional segment to Suzano S.A, and we have received compensation, and may in the future receive additional compensation from Parent for such services, which are completed. We may provide financial advisory or other services to or with respect to the Company or Parent or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, or any of their respective affiliates, or any other party that may be involved in the Transaction.
In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated November 2, 2025 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of the Company for the fiscal years ended December 29, 2024 and December 31, 2023 and Annual Reports on Form 10-K of Parent for the years ended December 31, 2024, December 31, 2023 and December 31, 2022; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; (iv) certain publicly available research analyst reports for the Company and Parent; (v) certain other communications from the Company and Parent to their respective stockholders; (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Company Forecasts”) (collectively, the “Company Internal Data”); (vii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Parent (the “Parent Internal Data”); (viii) certain financial forecasts, analyses and projections relating to Parent prepared by management of Parent with adjustments made by management of the Company and furnished to us by the Company for purposes of our analysis and this opinion (the “Parent Forecasts”) and (ix) and certain tax and other cost savings and operating synergies projected by the management of Parent and the Company to result from the Transaction furnished to us by the Company for purposes of our analysis (the “Synergies”). We have participated in discussions with members of the senior management and representatives of the Company and Parent regarding their assessment of the Company Internal Data (including, without limitation, the Company Forecasts), the Parent Internal Data, the Parent Forecasts and the Synergies, as appropriate, and the strategic rationale for the Transaction. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and Parent and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon
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such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Company Internal Data (including, without limitation, the Company Forecasts), the Parent Forecasts and the Synergies have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and that the Parent Internal Data and the Synergies have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent as to the matters covered thereby, and we have relied, at your direction, on the Company Internal Data (including, without limitation, the Company Forecasts), the Parent Internal Data, the Parent Forecasts and the Synergies for purposes of our analysis and this opinion. We express no view or opinion as to the Company Internal Data (including, without limitation, the Company Forecasts), the Parent Internal Data, the Parent Forecasts and the Synergies or the assumptions on which they are based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company or Parent, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company or Parent. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company or Parent, or the ability of the Company or Parent to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.
We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion, as expressed herein, relates in part to the relative values of the Company and Parent. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. We express no view or opinion as to what the value of Parent Shares actually will be when issued pursuant to the Transaction or the prices at which the Shares or Parent Shares will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the First Merger or Second Merger or otherwise act with respect to the Transaction or any other matter.
Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours, /s/ CENTERVIEW PARTNERS LLC CENTERVIEW PARTNERS LLC

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Annex E
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL
November 2, 2025
Board of Directors
Kenvue Inc.
1 Kenvue Way
Summit, NJ 07901
Ladies and Gentlemen:
Attached is our opinion letter, dated November 2, 2025 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Kimberly-Clark Corporation (“Kimberly-Clark”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) of Kenvue Inc. (the “Company”) of the (i) 0.14625 shares of common stock, par value $1.25 per share, of Kimberly-Clark (“Kimberly-Clark Common Stock”), and, pursuant to the terms and conditions of the Agreement (as defined below), cash in lieu of fractional shares of Kimberly-Clark Common Stock, if any, and (ii) $3.50 in cash to be paid to such holders for each Share pursuant to the Agreement and Plan of Merger, dated as of November 2, 2025 (the “Agreement”), by and among Kimberly-Clark, Vesta Sub I, Inc., a wholly owned subsidiary of Kimberly-Clark, Vesta Sub II, LLC, a wholly owned subsidiary of Kimberly-Clark, and the Company.
The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.
Very truly yours,
/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)
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200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL
November 2, 2025
Board of Directors
Kenvue Inc.
1 Kenvue Way
Summit, NJ 07901
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Kimberly-Clark Corporation (“Kimberly-Clark”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) of Kenvue Inc. (the “Company”) of the Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of November 2, 2025 (the “Agreement”), by and among Kimberly-Clark, Vesta Sub I, Inc., a wholly owned subsidiary of Kimberly-Clark (“First Acquisition Sub”), Vesta Sub II, LLC, a wholly owned subsidiary of Kimberly-Clark (“Second Acquisition Sub”), and the Company. The Agreement provides that First Acquisition Sub will be merged with and into the Company (the “First Merger”), with the Company surviving as a wholly owned subsidiary of Kimberly-Clark (the “Initial Surviving Company”), and, immediately following the consummation of the First Merger, that the Initial Surviving Company will be merged with and into Second Acquisition Sub (the “Second Merger”), with Second Acquisition Sub surviving as a wholly owned subsidiary of Kimberly-Clark. As a result of the First Merger, each Share issued and outstanding immediately prior to the effective time of the First Merger (other than (i) Shares owned by Kimberly-Clark or the Company or any wholly owned subsidiary of Kimberly-Clark or the Company (or held in treasury by the Company) and (ii) Appraisal Shares (as defined in the Agreement)) will be converted into the right to receive 0.14625 shares of common stock, par value $1.25 per share, of Kimberly-Clark (“Kimberly-Clark Common Stock”), and, pursuant to the terms and conditions of the Agreement, cash in lieu of fractional shares of Kimberly-Clark Common Stock, if any (the “Stock Consideration”), and $3.50 in cash (the “Cash Consideration”, together with the Stock Consideration, the “Consideration”).
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Kimberly-Clark, any of their respective affiliates and third parties, and any of their respective affiliates or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). Goldman Sachs Investment Banking has existing lending relationships with the Company and Kimberly-Clark, or majority-owned subsidiaries thereof. We have acted as a financial advisor to the Board of Directors of the Company (the “Board”) in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. Goldman Sachs & Co. LLC and/or its affiliates have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as (i) a lead book-running manager in connection with a public offering of the Shares in May 2024 and (ii) a book-running manager in connection with a public offering of the Company’s notes in May 2025. Goldman Sachs & Co. LLC and/or its affiliates also have provided certain financial advisory and/or underwriting services to Kimberly-Clark and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as a financial adviser in connection with Kimberly-Clark’s pending divestiture of its International Family Care and Professional segment, announced June 2025. Goldman Sachs & Co. LLC and/or its affiliates may also in the future provide financial advisory and/or underwriting services to the Company, Kimberly-Clark and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.
In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports on Form 10-K of the Company for the fiscal years ended December 29, 2024 and December 31, 2023; the Registration Statement of the Company on Form S-1 (File No. 333-269115), including the prospectus contained therein, as amended, declared effective by the Securities and Exchange Commission on May 3, 2023, relating to the initial public offering of the Company’s common stock; Annual Reports on Form 10-K of Kimberly-Clark for each of the five fiscal years ended December 31, 2024; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Kimberly-Clark; certain other communications from the Company and Kimberly-Clark to their respective stockholders; certain publicly available research analyst reports for the Company and Kimberly-Clark; certain financial analyses and forecasts for the Company prepared by its management and for Kimberly-Clark standalone prepared by its management and certain financial analyses and forecasts for Kimberly-Clark pro forma for the Transaction prepared by the management of the Company, in each case, as approved for our use by the Company (the “Forecasts”); and certain operating synergies projected by the managements of the Company and Kimberly-Clark to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Kimberly-Clark regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Kimberly-Clark; reviewed the reported price and trading activity for the Shares and shares of Kimberly-Clark Common Stock; compared certain financial and stock market information for the Company and Kimberly-Clark with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent
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verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Kimberly-Clark or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Kimberly-Clark or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Kimberly-Clark and its affiliates) of Shares, as of the date hereof, of the Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders (other than Kimberly-Clark and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Kimberly-Clark Common Stock or the Shares will trade at any time or as to the potential effects of volatility in the credit, financial and stock markets on the Company, Kimberly-Clark or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Kimberly-Clark or the ability of the Company or Kimberly-Clark to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the First Merger or Second Merger or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders (other than Kimberly-Clark and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,
/s/ GOLDMAN SACHS & CO. LLC
( GOLDMAN SACHS & CO. LLC)
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